EXHIBIT 4.1

                     MERRILL LYNCH MORTGAGE INVESTORS, INC.
                                    Depositor

                                       and

                    KEYCORP REAL ESTATE CAPITAL MARKETS, INC.
                              Master Servicer No. 1

                                       and

                     WELLS FARGO BANK, NATIONAL ASSOCIATION
                              Master Servicer No. 2

                                       and

                         CWCAPITAL ASSET MANAGEMENT LLC
                                Special Servicer

                                       and

                        LASALLE BANK NATIONAL ASSOCIATION
                              Trustee and Custodian

                                       and

                     WELLS FARGO BANK, NATIONAL ASSOCIATION
                            Certificate Administrator

                         POOLING AND SERVICING AGREEMENT
                            Dated as of March 1, 2007

                              -------------------
                          $4,417,019,866 (approximate)

                     ML-CFC Commercial Mortgage Trust 2007-5
                  Commercial Mortgage Pass-Through Certificates

                                  Series 2007-5

                                TABLE OF CONTENTS

                                    ARTICLE I

                                   DEFINITIONS

  Section 1.01    Defined Terms.................................................
  Section 1.02    Certain Adjustments to the Principal Distributions on the
                  Certificates..................................................
  Section 1.03    Calculation of LIBOR..........................................

                                   ARTICLE II

             CONVEYANCE OF TRUST MORTGAGE LOANS; REPRESENTATIONS AND
                 WARRANTIES; ORIGINAL ISSUANCE OF CERTIFICATES

  Section 2.01    Conveyance of Trust Mortgage Loans............................
  Section 2.02    Acceptance of the Trust Fund by Trustee; Receipt of the
                  Mortgage Files by the Custodian...............................
  Section 2.03 Mortgage Loan Seller's Repurchase or Substitution of Trust Mortgage Loans for Document Defects and Breaches of
                  Representations and Warranties................................
  Section 2.04    Representations and Warranties of Depositor...................
  Section 2.05    Acceptance of REMIC I, Grantor Trust Y and Grantor Trust Z
                  by Trustee....................................................
  Section 2.06    Execution, Authentication and Delivery of Class R-I
                  Certificates; Issuance of REMIC I Regular Interests...........
  Section 2.07    Conveyance of REMIC I Regular Interests; Acceptance of
                  REMIC II by Trustee...........................................
  Section 2.08    Execution, Authentication and Delivery of REMIC II Regular
                  Certificates and Class R-II Certificates......................
  Section 2.09 Conveyance of Class A-2FL REMIC II Regular Interest, Class A-4FL REMIC II Regular Interest, Class AM-FL REMIC II
                  Regular Interest and Class AJ-FL REMIC II Regular Interest; Acceptance of Grantor Trust A-2FL, Grantor Trust A-4FL,
                  Grantor Trust AM-FL and Grantor Trust AJ-FL by Trustee........
  Section 2.10 Execution, Authentication and Delivery of Class A-2FL Certificates, Class A-4FL Certificates, Class AM-FL
                  Certificates and Class AJ-FL Certificates.....................
  Section 2.11    Execution, Authentication and Delivery of Class Y
                  Certificates..................................................
  Section 2.12    Execution, Authentication and Delivery of Class Z
                  Certificates..................................................

                                   ARTICLE III

                 ADMINISTRATION AND SERVICING OF THE TRUST FUND

  Section 3.01    Administration of the Mortgage Loans..........................
  Section 3.02    Collection of Mortgage Loan Payments..........................
  Section 3.03    Collection of Taxes, Assessments and Similar Items;
                  Servicing Accounts; Reserve Accounts..........................
  Section 3.04 Collection Accounts, Interest Reserve Account, Additional Interest Accounts, Distribution Account, Floating Rate Account, Gain-on-Sale Reserve Account and Loan Combination
                  Custodial Accounts............................................
  Section 3.05 Permitted Withdrawals From the Collection Accounts, the Interest Reserve Account, the Additional Interest Accounts, the Floating Rate Account, the Gain-on-Sale Reserve
                  Account, the Distribution Account and the Loan Combination
                  Custodial Accounts............................................
  Section 3.06 Investment of Funds in the Servicing Accounts, the Reserve Accounts, the Collection Accounts, the Distribution
                  Account, the Floating Rate Account, the Loan Combination Custodial Accounts, the Additional Interest Accounts, the
                  Gain-on-Sale Reserve Account and the REO Accounts.............
  Section 3.07    Maintenance of Insurance Policies; Errors and Omissions and
                  Fidelity Coverage.............................................
  Section 3.08    Enforcement of Alienation Clauses.............................
  Section 3.09    Realization Upon Defaulted Mortgage Loans; Required
                  Appraisals....................................................
  Section 3.10    Trustee and Custodian to Cooperate; Release of Mortgage
                  Files.........................................................
  Section 3.11    Servicing Compensation........................................
  Section 3.12    Property Inspections; Collection of Financial Statements;
                  Delivery of Certain Reports...................................
  Section 3.13    Annual Statement as to Compliance.............................
  Section 3.14    Reports on Assessment of Compliance with Servicing
                  Criteria; Registered Public Accounting Firm Attestation
                  Reports.......................................................
  Section 3.15    Access to Certain Information.................................
  Section 3.16    Title to REO Property; REO Accounts...........................
  Section 3.17    Management of REO Property....................................
  Section 3.18    Resolution of Defaulted Mortgage Loans and REO Properties.....
  Section 3.19    Additional Obligations of the Master Servicers................
  Section 3.20    Modifications, Waivers, Amendments and Consents...............
  Section 3.21    Transfer of Servicing Between the Master Servicers and the
                  Special Servicer; Record Keeping..............................
  Section 3.22    Sub-Servicing Agreements......................................
  Section 3.23    Representations and Warranties of the Master Servicers and
                  the Special Servicer..........................................
  Section 3.24    Sub-Servicing Agreement Representation and Warranty...........
  Section 3.25    Designation of Controlling Class Representative...............
  Section 3.26    Application of Default Charges................................
  Section 3.27    Controlling Class Representative Contact with Servicer........
  Section 3.28    Certain Matters Regarding the Loan Combinations...............
  Section 3.29    The Swap Agreements...........................................

                                   ARTICLE IV

                         PAYMENTS TO CERTIFICATEHOLDERS

  Section 4.01    Distributions.................................................
  Section 4.02    Statements to Certificateholders..............................
  Section 4.03    P&I Advances; Reimbursement of P&I Advances and Servicing
                  Advances......................................................
  Section 4.04    Allocation of Realized Losses and Additional Trust Fund
                  Expenses......................................................
  Section 4.05    Calculations..................................................

                                    ARTICLE V

                                THE CERTIFICATES

  Section 5.01    The Certificates..............................................
  Section 5.02    Registration of Transfer and Exchange of Certificates.........
  Section 5.03    Book-Entry Certificates.......................................
  Section 5.04    Mutilated, Destroyed, Lost or Stolen Certificates.............
  Section 5.05    Persons Deemed Owners.........................................

                                   ARTICLE VI

           THE DEPOSITOR, THE MASTER SERVICERS, THE SPECIAL SERVICER
                    AND THE CONTROLLING CLASS REPRESENTATIVE

  Section 6.01    Liability of Depositor, Master Servicers and Special
                  Servicer......................................................
  Section 6.02    Merger, Consolidation or Conversion of Depositor or Master
                  Servicers or Special Servicer.................................
  Section 6.03    Limitation on Liability of the Depositor, the Master
                  Servicers, the Special Servicer and Others....................
  Section 6.04    Resignation of Master Servicers and the Special Servicer......
  Section 6.05    Rights of Depositor and Trustee in Respect of Master
                  Servicers and the Special Servicer............................
  Section 6.06    Depositor, Master Servicers and Special Servicer to
                  Cooperate with Trustee and Certificate Administrator..........
  Section 6.07    Depositor, Special Servicer, Certificate Administrator and
                  Trustee to Cooperate with Master Servicer.....................
  Section 6.08    Depositor, Master Servicers, Certificate Administrator and
                  Trustee to Cooperate with Special Servicer....................
  Section 6.09    Designation of Special Servicer by the Controlling Class......
  Section 6.10    Either Master Servicer or Special Servicer as Owner of a
                  Certificate...................................................
  Section 6.11    The Controlling Class Representative..........................
  Section 6.12    Certain Matters with Respect to the Peter Cooper Village
                  and Stuyvesant Town Loan Combination..........................
  Section 6.13    Certain Matters with Respect to the FRIS Chicken Loan
                  Combination...................................................

                                   ARTICLE VII

                                     DEFAULT

  Section 7.01    Events of Default.............................................
  Section 7.02    Trustee to Act; Appointment of Successor......................
  Section 7.03    Notification to Certificateholders............................
  Section 7.04    Waiver of Events of Default...................................
  Section 7.05    Additional Remedies of Trustee Upon Event of Default..........

                                  ARTICLE VIII

             CONCERNING THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR,
                       THE CUSTODIAN AND THE FISCAL AGENT

  Section 8.01    Duties of Trustee, Certificate Administrator and Custodian....
  Section 8.02    Certain Matters Affecting Trustee, Certificate
                  Administrator and Custodian...................................
  Section 8.03    Trustee, Certificate Administrator, Custodian and Fiscal
                  Agent Not Liable for Validity or Sufficiency of
                  Certificates or Mortgage Loans................................
  Section 8.04    Trustee, Certificate Administrator, Custodian and Fiscal
                  Agent May Own Certificates....................................
  Section 8.05 Fees and Expenses of Trustee, Certificate Administrator and Custodian; Indemnification of and by the Trustee,
                  Certificate Administrator and Custodian.......................
  Section 8.06    Eligibility Requirements for Trustee, Certificate
                  Administrator and Custodian...................................
  Section 8.07    Resignation and Removal of Trustee, Certificate
                  Administrator and Custodian...................................
  Section 8.08    Successor Trustee, Certificate Administrator and Custodian....
  Section 8.09    Merger or Consolidation of Trustee, Certificate
                  Administrator or Custodian....................................
  Section 8.10    Appointment of Co-Trustee or Separate Trustee.................
  Section 8.11    [RESERVED]....................................................
  Section 8.12    Appointment of Authenticating Agents..........................
  Section 8.13    Access to Certain Information.................................
  Section 8.14    Appointment of REMIC Administrators...........................
  Section 8.15    Representations, Warranties and Covenants of the Trustee,
                  the Certificate Administrator and the Custodian...............
  Section 8.16    Reports to the Commission.....................................
  Section 8.17    Maintenance of Mortgage File..................................
  Section 8.18    Appointment of Fiscal Agent...................................

                                   ARTICLE IX

                                   TERMINATION

  Section 9.01    Termination Upon Repurchase or Liquidation of All Trust
                  Mortgage Loans................................................
  Section 9.02    Additional Termination Requirements...........................
  Section 9.03    Non-Trust Mortgage Loans......................................

                                    ARTICLE X

                            ADDITIONAL TAX PROVISIONS

  Section 10.01   REMIC Administration..........................................
  Section 10.02   Grantor Trust Administration..................................

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

  Section 11.01   Amendment.....................................................
  Section 11.02   Recordation of Agreement; Counterparts........................
  Section 11.03   Limitation on Rights of Certificateholders....................
  Section 11.04   Governing Law; Waiver of Trial By Jury........................
  Section 11.05   Notices.......................................................
  Section 11.06   Severability of Provisions....................................
  Section 11.07   Grant of a Security Interest..................................
  Section 11.08   Streit Act....................................................
  Section 11.09   Successors and Assigns; Beneficiaries.........................
  Section 11.10   Article and Section Headings..................................
  Section 11.11   Notices to Rating Agencies....................................
  Section 11.12   Complete Agreement............................................

                             SCHEDULES AND EXHIBITS

Schedule No.     Schedule Description
--------------------------------------------------------------------------------
Schedule I       Mortgage Loan Schedule
Schedule II      List of Mortgage Loans with Secured Creditor Environmental
                 Insurance Policies
Schedule III     [RESERVED]
Schedule IV      Class A-SB Planned Principal Balances
Schedule V       Sub-Servicers as to Which Sub-Servicing Agreements Are In
                 Effect on the Closing Date
Schedule VI      List of Mortgage Loans Requiring Operations and Maintenance
                 Plans
Schedule VII     List of Merrill Trust Mortgage Loans With Late Payment Charges
                 Due Prior to Expiration of Their Payment Date Grace Periods


Exhibit No.      Exhibit Description
--------------------------------------------------------------------------------
A-1              Form of Class A-1, A-2, A-2FL, A-3, A-4, A-4FL, A-AB and A-1A
                 Certificates
A-2              [RESERVED]
A-3              Form of Class X Certificate
A-4              Form of Class AM, AM-FL, AJ, AJ-FL, B, C and D Certificates
A-5              Form of Class E, F, G and H Certificates
A-6              Form of Class J, K, L, M, N, P and Q Certificates
A-7              Form of Class R-I and R-II Certificates
A-8              Form of Class Y and Z Certificates
B                Form of Distribution Date Statement
C                Form of Custodial Certification
D-1              Form of Master Servicer Request for Release
D-2              Form of Special Servicer Request for Release
E-1              Form of Transferor Certificate for Transfers of Definitive
                 Non-Registered Certificates
                 (Pursuant to Section 5.02(b))
E-2A             Form I of Transferee Certificate for Transfers of Definitive
                 Non-Registered Certificates
                 (Pursuant to Section 5.02(b))
E-2B             Form II of Transferee Certificate for Transfers of Definitive
                 Non-Registered Certificates
                 (Pursuant to Section 5.02(b))
E-2C             Form of Transferee Certificate for Transfers of Interests in
                 Rule 144A Global Certificates
                 (Pursuant to Section 5.02(b))
E-2D             Form of Transferee Certificate for Transfers of Interests in
                 Regulation S Global Certificates
                 (Pursuant to Section 5.02(b))
F-1              Form I of Transferee Certificate Regarding ERISA Matters
                 (Definitive Non-Registered Certificates) (Pursuant to Section
                 5.02(c))
F-2              Form II of Transferee Certificate Regarding ERISA Matters
                 (Book-Entry Non-Registered Certificates) (Pursuant to Section
                 5.02(c))
G-1              Form of Transfer Affidavit and Agreement Regarding Residual
                 Certificates
                 (Pursuant to Section 5.02(d)(i)(4))
G-2              Form of Transferor Certificate for Transfers of Residual
                 Certificates
                 (Pursuant to Section 5.02(d)(i)(4))
H-1              Form of Notice and Acknowledgment (Regarding Proposed Special
                 Servicer)
H-2              Form of Acknowledgment of Proposed Special Servicer
I-1              Form of Information Request from Certificateholder or
                 Certificate Owner
I-2              Form of Information Request from Prospective Investor
J                Form of Exchange Act Reportable Event Notification
K                Form of S&P Defeasance Certification
L                Relevant Servicing Criteria
M-1              Form of Purchase Option Notice
M-2              Form of Purchase Option Assignment by the Special Servicer
M-3              Form of Purchase Option Assignment by Plurality Subordinate
                 Certificateholder or Controlling Class Representative
N                [RESERVED]
O                Form of Sarbanes-Oxley Certification by the Depositor
P-1              Form of Certification to be Provided by the Master Servicers to
                 the Depositor
P-2              Form of Certification to be Provided by the Certificate
                 Administrator to the Depositor
P-3              Form of Certification to be Provided by the Special Servicer to
                 the Depositor
Q                Broker Strip Loans

                         POOLING AND SERVICING AGREEMENT

            This Pooling and Servicing Agreement is dated and effective as of March 1, 2007, among MERRILL LYNCH MORTGAGE INVESTORS, INC., as Depositor, KEYCORP REAL ESTATE CAPITAL MARKETS, INC., as Master Servicer No. 1, WELLS FARGO BANK NATIONAL ASSOCIATION as Master Servicer No. 2, CWCAPITAL ASSET MANAGEMENT LLC, as Special Servicer, LASALLE BANK NATIONAL ASSOCIATION, as Trustee and Custodian and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator.

                             PRELIMINARY STATEMENT:

            The Depositor intends to sell mortgage pass-through certificates, to be issued hereunder in multiple classes, which in the aggregate will evidence the entire beneficial ownership interest in a trust fund to be created hereunder, the primary assets of which will be the Trust Mortgage Loans.

            As provided herein, the Trustee will elect to treat the segregated pool of assets consisting of all of the Trust Mortgage Loans (exclusive of the Excess Servicing Strip and that portion of the interest payments on the Trust Mortgage Loans that constitutes Additional Interest) and certain other related assets subject to this Agreement as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as "REMIC I". The Class R-I Certificates will evidence the sole class of "residual interests" in REMIC I for purposes of the REMIC Provisions under federal income tax law. For federal income tax purposes, each REMIC I Regular Interest will be designated as a separate "regular interest" in REMIC I for purposes of the REMIC Provisions under federal income tax law. None of the REMIC I Regular Interests will be certificated.

            As provided herein, the Trustee will elect to treat the segregated pool of assets consisting of all of the REMIC I Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as "REMIC II." The Class R-II Certificates will evidence the sole class of "residual interests" in REMIC II for purposes of the REMIC Provisions under federal income tax law. For federal income tax purposes, each Class of the REMIC II Regular Certificates and the REMIC II Regular Interests will be designated as a separate "regular interest" in REMIC II for purposes of the REMIC Provisions under federal income tax law.

            The following table sets forth: (i) the class designation of each Class of Sequential Pay Certificates; (ii) the Original Class Principal Balance or Notional Amount for each Class of Sequential Pay Certificates; (iii) the corresponding REMIC I Regular Interest (the "Corresponding REMIC I Regular Interest") for each Class of REMIC II Regular Certificates and the REMIC II Regular Interests; and (iv) the initial REMIC I Principal Balance of each such Corresponding REMIC I Regular Interest.

                 Original Class        Corresponding
   Class       Principal Balance          REMIC I                Initial REMIC I
Designation    or Notional Amount    Regular Interest(s)       Principal Balance
--------------------------------------------------------------------------------
Class A-1         $87,368,000              LA-1                   $87,368,000
Class A-2         $63,315,000              LA-2                   $63,315,000
Class A-2FL(1)    $60,000,000              LA-2FL                 $60,000,000
Class A-3         $153,428,000             LA-3                   $153,428,000
Class A-SB        $187,053,000             LA-SB                  $187,053,000
Class A-4         $1,090,152,000           LA-4                   $1,090,152,000
Class A-4FL(2)    $245,000,000             LA-4FL                 $245,000,000
Class A-1A        $1,205,597,000           LA-1A                  $1,205,597,000
Class AM          $341,702,000             LAM                    $341,702,000
Class AM-FL(3)    $100,000,000             LAM-FL                 $100,000,000
Class AJ          $211,490,000             LAJ                    $211,490,000
Class AJ-FL(4)    $175,000,000             LAJ-FL                 $175,000,000
Class B           $77,297,000              LB                     $77,297,000
Class C           $33,128,000              LC                     $33,128,000
Class D           $77,298,000              LD                     $77,298,000
Class E           $38,649,000              LE                     $38,649,000
Class F           $55,213,000              LF                     $55,213,000
Class G           $49,691,000              LG                     $49,691,000
Class H           $49,692,000              LH                     $49,692,000
Class J           $16,563,000              LJ                     $16,563,000
Class K           $11,043,000              LK                     $11,043,000
Class L           $11,043,000              LL                     $11,043,000
Class M           $11,042,000              LM                     $11,042,000
Class N           $5,521,000               LN                     $5,521,000
Class P           $11,043,000              LP                     $11,043,000
Class Q           $49,691,866              LQ                     $49,691,866

--------------------
(1) Represents the Class A-2FL REMIC II Regular Interest. The Class A-2FL Certificates will have the same Original Class Principal Balance as the Class A-2FL REMIC II Regular Interest.

(2) Represents the Class A-4FL REMIC II Regular Interest. The Class A-4FL Certificates will have the same Original Class Principal Balance as the Class A-4FL REMIC II Regular Interest.

(3) Represents the Class AM-FL REMIC II Regular Interest. The Class AM-FL Certificates will have the same Original Class Principal Balance as the Class AM-FL REMIC II Regular Interest.

(4) Represents the Class AJ-FL REMIC II Regular Interest. The Class AJ-FL Certificates will have the same Original Class Principal Balance as the Class AJ-FL REMIC II Regular Interest.

            The Peter Cooper Village and Stuyvesant Town Trust Mortgage Loan is part of a group of loans comprised of that Peter Cooper Village and Stuyvesant Town Trust Mortgage Loan and five other mortgage loans, namely the Peter Cooper Village and Stuyvesant Town A-Note Non-Trust Loans, that are all secured by the same Mortgage encumbering the Peter Cooper Village and Stuyvesant Town Mortgaged Property. The Peter Cooper Village and Stuyvesant Town Trust Mortgage Loan and the Peter Cooper Village and Stuyvesant Town A-Note Non-Trust Loans collectively constitute the Peter Cooper Village and Stuyvesant Town Loan Combination. The Peter Cooper Village and Stuyvesant Town Loan Combination will be serviced and administered pursuant to the Wachovia 2007-C30 Pooling and Servicing Agreement, which provides for servicing arrangements that are similar but not identical to those under the Agreement. The relative rights of the holder of the Peter Cooper Village and Stuyvesant Town Trust Mortgage Loan and the holder of the Peter Cooper Village and Stuyvesant Town A-Note Non-Trust Loans are set forth in the Peter Cooper Village and Stuyvesant Town Intercreditor Agreement. As and to the extent provided in the Peter Cooper Village and Stuyvesant Town Intercreditor Agreement, the Peter Cooper Village and Stuyvesant Town A-Note Non-Trust Loans are equal in priority in respect of payment with the Peter Cooper Village and Stuyvesant Town Trust Mortgage Loan.

            The Fort Henry Mall Trust Mortgage Loan is part of a group of loans comprised of that Fort Henry Mall Trust Mortgage Loan and one or more other mortgage loans (upon the funding of such mortgage loans), namely the Fort Henry Mall A-Note Non-Trust Mortgage Loans, that are each secured (or, upon the funding of any Fort Henry Mall A-Note Non-Trust Mortgage Loan, will be secured) by the same Mortgage encumbering the Fort Henry Mall Mortgaged Property. The Fort Henry Mall Trust Mortgage Loan and the Fort Henry Mall A-Note Non-Trust Loans collectively constitute a Loan Combination. The relative rights of the holder of the Fort Henry Mall Trust Mortgage Loan and the holder of the Fort Henry Mall A-Note Non-Trust Loans are set forth in the Fort Henry Mall Intercreditor Agreement. As and to the extent provided in the Fort Henry Mall Intercreditor Agreement, the Fort Henry Mall A-Note Non-Trust Loans are equal in priority in respect of payment with the Fort Henry Mall Trust Mortgage Loan.

            The FRIS Chicken Trust Mortgage Loan is part of a group of loans comprised of that FRIS Chicken Trust Mortgage Loan and two other mortgage loans, namely the FRIS Chicken A-Note Non-Trust Loan and the FRIS Chicken B-Note Non-Trust Loan, that are all secured by the same Mortgage encumbering the FRIS Chicken Mortgaged Property. The FRIS Chicken Trust Mortgage Loan, the FRIS Chicken A-Note Non-Trust Loan and the FRIS Chicken B-Note Non-Trust Loan collectively constitute the FRIS Chicken Loan Combination. The FRIS Chicken Loan Combination will be serviced and administered pursuant to the MSCI 2005-HQ6 Pooling and Servicing Agreement, which provides for servicing arrangements that are similar but not identical to those under the Agreement. The relative rights of the holder of the FRIS Chicken Trust Mortgage Loan and the holders of the FRIS Chicken A-Note Non-Trust Loan and the FRIS Chicken B-Note Non-Trust Loan are set forth in the FRIS Chicken Intercreditor Agreements. As and to the extent provided in the FRIS Chicken Intercreditor Agreements, the FRIS Chicken A-Note Non-Trust Loan is equal in priority in respect of payment with the FRIS Chicken Trust Mortgage Loan, and the FRIS Chicken B-Note Non-Trust Loan is subordinate in right of payment and in other respects to the FRIS Chicken Trust Mortgage Loan and the FRIS Chicken A-Note Non-Trust Loan.

            The Detroit Riverview Medical Complex Trust Mortgage Loan, the St. Luke's Cornwall Trust Mortgage Loan, the 10000 Business Blvd. Trust Mortgage Loan and the 4010 Airpark Drive Trust Mortgage Loan are each a part of a group of loans comprised of that A-Note Trust Mortgage Loan and another mortgage loan, namely the related B-Note Non-Trust Loan, that are both secured by the same Mortgage encumbering the related Mortgaged Property. Each of the above A-Note Trust Mortgage Loans and the related B-Note Non-Trust Loan collectively constitute a Loan Combination. The relative rights of the holders of one of the above A-Note Trust Mortgage Loans and the holders of the related B-Note Non-Trust Loan are set forth in the related Loan Combination Intercreditor Agreement. As and to the extent provided in the related Loan Combination Intercreditor Agreement, each B-Note Non-Trust Loan is subordinate in right of payment and in other respects to the related A-Note Trust Mortgage Loan.

            As and to the extent provided herein, the Non-Trust Loans (except the Stuyvesant Town A-Note Non-Trust Loan, the FRIS Chicken A-Note Non-Trust Loan and the FRIS Chicken B-Note Non-Trust Loan), although not part of the Trust Fund, will be serviced and administered in accordance with this Agreement by the applicable Master Servicer and by the Special Servicer.

            The portion of the Trust Fund consisting of (i) the Class A-2FL REMIC II Regular Interest (and distributions thereon), the Class A-2FL Swap Agreement (and payments by the Class A-2FL Swap Counterparty thereunder) and the applicable sub-account of the Floating Rate Account and (ii) amounts held from time to time in the applicable sub-account of the Floating Rate Account that represent distributions on the Class A-2FL REMIC II Regular Interest and payments by the Class A-2FL Swap Counterparty under the Class A-2FL Swap Agreement, shall be treated as a grantor trust for federal income tax purposes and shall be designated as "Grantor Trust A-2FL". As provided herein, the Certificate Administrator shall take all actions required hereunder to ensure that the portion of the Trust Fund consisting of the Grantor Trust A-2FL maintains its status as a grantor trust under federal income tax law and not be treated as part of the Loan REMIC, REMIC I or REMIC II. The Class A-2FL Certificates shall represent undivided beneficial interests in Grantor Trust A-2FL as described herein.

            The portion of the Trust Fund consisting of (i) the Class A-4FL REMIC II Regular Interest (and distributions thereon), the Class A-4FL Swap Agreement (and payments by the Class A-4FL Swap Counterparty thereunder) and the applicable sub-account of the Floating Rate Account and (ii) amounts held from time to time in the applicable sub-account of the Floating Rate Account that represent distributions on the Class A-4FL REMIC II Regular Interest and payments by the Class A-4FL Swap Counterparty under the Class A-4FL Swap Agreement, shall be treated as a grantor trust for federal income tax purposes and shall be designated as "Grantor Trust A-4FL". As provided herein, the Certificate Administrator shall take all actions required hereunder to ensure that the portion of the Trust Fund consisting of the Grantor Trust A-4FL maintains its status as a grantor trust under federal income tax law and not be treated as part of the Loan REMIC, REMIC I or REMIC II. The Class A-4FL Certificates shall represent undivided beneficial interests in Grantor Trust A-4FL as described herein.

            The portion of the Trust Fund consisting of (i) the Class AM-FL REMIC II Regular Interest (and distributions thereon), the Class AM-FL Swap Agreement (and payments by the Class AM-FL Swap Counterparty thereunder) and the applicable sub-account of the Floating Rate Account and (ii) amounts held from time to time in the applicable sub-account of the Floating Rate Account that represent distributions on the Class AM-FL REMIC II Regular Interest and payments by the Class AM-FL Swap Counterparty under the Class AM-FL Swap Agreement, shall be treated as a grantor trust for federal income tax purposes and shall be designated as "Grantor Trust AM-FL"; provided that the initial up front payment by the Class AM-FL Swap Counterparty to the Depositor under the Class AM-FL Swap Agreement shall belong to the Depositor and shall not be part of the Trust Fund or Grantor Trust AM-FL. As provided herein, the Certificate Administrator shall take all actions required hereunder to ensure that the portion of the Trust Fund consisting of the Grantor Trust AM-FL maintains its status as a grantor trust under federal income tax law and not be treated as part of the Loan REMIC, REMIC I or REMIC II. The Class AM-FL Certificates shall represent undivided beneficial interests in Grantor Trust AM-FL as described herein.

            The portion of the Trust Fund consisting of (i) the Class AJ-FL REMIC II Regular Interest (and distributions thereon), the Class AJ-FL Swap Agreement (and payments by the Class AJ-FL Swap Counterparty thereunder) and the applicable sub-account of the Floating Rate Account and (ii) amounts held from time to time in the applicable sub-account of the Floating Rate Account that represent distributions on the Class AJ-FL REMIC II Regular Interest and payments by the Class AJ-FL Swap Counterparty under the Class AJ-FL Swap Agreement, shall be treated as a grantor trust for federal income tax purposes and shall be designated as "Grantor Trust AJ-FL"; provided that the initial up front payment by the Class AJ-FL Swap Counterparty to the Depositor under the Class AJ-FL Swap Agreement shall belong to the Depositor and shall not be part of the Trust Fund or Grantor Trust AJ-FL. As provided herein, the Certificate Administrator shall take all actions required hereunder to ensure that the portion of the Trust Fund consisting of the Grantor Trust AJ-FL maintains its status as a grantor trust under federal income tax law and not be treated as part of the Loan REMIC, REMIC I or REMIC II. The Class AJ-FL Certificates shall represent undivided beneficial interests in Grantor Trust AJ-FL as described herein.

            The portion of the Trust Fund consisting of (i) the Additional Interest on any Trust Converting Loan and amounts held from time to time in the Collection Accounts and/or the Trust Converting Loan Additional Interest Account that represent Additional Interest on any Trust Converting Loan shall be treated as a grantor trust for federal income tax purposes, and such grantor trust will be designated as "Grantor Trust Y" and (ii) the Additional Interest on any ARD Loan and amounts held from time to time in the Collection Accounts and/or the Trust ARD Loan Additional Interest Account that represent Additional Interest on any ARD Loan shall be treated as a grantor trust for federal income tax purposes, and such grantor trust will be designated as "Grantor Trust Z". As provided herein, the Trustee shall take all actions reasonably necessary to ensure that each of the respective portions of the Trust Fund consisting of Grantor Trust Y and Grantor Trust Z maintains its status as a "grantor trust" under federal income tax law and is not treated as part of REMIC I or REMIC II.

            In consideration of the mutual agreements herein contained, the Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Administrator and the Custodian agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            Section 1.01 Defined Terms.

            Whenever used in this Agreement, including in the Preliminary Statement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

            "10000 Business Blvd. B-Note Non-Trust Loan": The Mortgage Loan, other than the 10000 Business Blvd. Trust Mortgage Loan, that is secured by the same Mortgage encumbering the 10000 Business Blvd. Mortgaged Property as the 10000 Business Blvd. Trust Mortgage Loan, and that is subordinate, to the extent set forth in the related Loan Combination Intercreditor Agreement, in right of payment and in other respects to the 10000 Business Blvd. Trust Mortgage Loan.

            "10000 Business Blvd. B-Note Non-Trust Noteholder": The holder of the 10000 Business Blvd. B-Note Non-Trust Loan.

            "10000 Business Blvd. Controlling Party" means the Controlling Class Representative.

            "10000 Business Blvd. Intercreditor Agreement": The Intercreditor and Servicing Agreement, dated March 8, 2007, between the Trust as holder of the 10000 Business Blvd. Trust Mortgage Loan and the holder of the 10000 Business Blvd. B-Note Non-Trust Loan.

            "10000 Business Blvd. Loan Combination": Collectively, the 10000 Business Blvd. Trust Mortgage Loan and the 10000 Business Blvd. B-Note Non-Trust Loan. The term "10000 Business Blvd. Loan Combination" shall include any successor REO Loans with respect to the 10000 Business Blvd. Trust Mortgage Loan and the 10000 Business Blvd. B-Note Non-Trust Loan.

            "10000 Business Blvd. Mortgaged Property": The Mortgaged Property identified on the Mortgage Loan Schedule as 10000 Business Blvd..

            "10000 Business Blvd. REO Property": With respect to the 10000 Business Blvd. Loan Combination, the related Loan Combination REO Property.

            "10000 Business Blvd. Trust Mortgage Loan": The Trust Mortgage Loan that is secured by the 10000 Business Blvd. Mortgaged Property and included in the Trust Fund.

            "4010 Airpark Drive Trust Mortgage Loan": The Trust Mortgage Loan that is secured by the 4010 Airpark Drive Mortgaged Property and included in the Trust Fund.

            "4010 Airpark Drive B-Note Non-Trust Loan": The Mortgage Loan, other than the 4010 Airpark Drive Trust Mortgage Loan, that is secured by the same Mortgage encumbering the 4010 Airpark Drive Mortgaged Property as the 4010 Airpark Drive Trust Mortgage Loan, and that is subordinate, to the extent set forth in the related Loan Combination Intercreditor Agreement, in right of payment and in other respects to the 4010 Airpark Drive Trust Mortgage Loan.

            "4010 Airpark Drive B-Note Non-Trust Noteholder": The holder of the 4010 Airpark Drive B-Note Non-Trust Loan.

            "4010 Airpark Drive Controlling Party" means the Controlling Class Representative.

            "4010 Airpark Drive Intercreditor Agreement": The Intercreditor and Servicing Agreement, dated March 8, 2007, between the Trust as holder of the 4010 Airpark Drive Trust Mortgage Loan and the holder of the 4010 Airpark Drive B-Note Non-Trust Loan.

            "4010 Airpark Drive Loan Combination": Collectively, the 4010 Airpark Drive Trust Mortgage Loan and the 4010 Airpark Drive B-Note Non-Trust Loan. The term "4010 Airpark Drive Loan Combination" shall include any successor REO Loans with respect to the 4010 Airpark Drive Trust Mortgage Loan and the 4010 Airpark Drive B-Note Non-Trust Loan.

            "4010 Airpark Drive Mortgaged Property": The Mortgaged Property identified on the Mortgage Loan Schedule as 4010 Airpark Drive.

            "4010 Airpark Drive REO Property": With respect to the 4010 Airpark Drive Loan Combination, the related Loan Combination REO Property.

            "30/360 Basis": The accrual of interest calculated on the basis of a 360-day year consisting of twelve 30-day months.

            "A-Note Trust Mortgage Loan": Each of the Trust Mortgage Loans as to which the related Mortgage, which encumbers the related Mortgaged Property, also secures an A-Note Non-Trust Loan and/or B-Note Non-Trust Loan, which A-Note Non-Trust Loan and/or B-Note Non-Trust Loan will not be included in the Trust Fund. The Peter Cooper Village and Stuyvesant Town A-Note Trust Mortgage Loan, the Fort Henry Mall A-Note Trust Mortgage Loan, the FRIS Chicken A-Note Trust Mortgage Loan, the Detroit Riverview Medical Complex A-Note Trust Mortgage Loan, the St. Luke's Cornwall A-Note Trust Mortgage Loan, the 10000 Business Blvd. A-Note Trust Mortgage Loan and the 4010 Airpark Drive A-Note Trust Mortgage Loan are the only A-Note Trust Mortgage Loans.

            "Acceptable Insurance Default": With respect to any Mortgage Loan, any default under the related Mortgage Loan documents resulting from: (i) the exclusion of acts of terrorism from coverage under the related "all risk" casualty insurance policy maintained on the related Mortgaged Property and (ii) the related Mortgagor's failure to obtain insurance that specifically covers acts of terrorism, but, in each case, only if the Special Servicer has determined, in its reasonable judgment (exercised in accordance with the Servicing Standard), that (a) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties in similar locales (but only by reference to such insurance that has been obtained by such owners at current market rates) or (b) such insurance is not available at any rate. Subject to the Servicing Standard, in making any of the determinations required in subclause
(a) or (b) of this definition, the Special Servicer shall be entitled to rely on the opinion of an insurance consultant.

            "Accountant's Consent" As defined in Section 3.14.

            "Accrued Certificate Interest": With respect to any Class of Sequential Pay Certificates (other than the Floating Rate Certificates) or the REMIC II Regular Interests for any Distribution Date, one month's interest at the Pass Through Rate applicable to such Class of Certificates or REMIC II Regular Interest, as the case may be, for such Distribution Date, accrued on the related Class Principal Balance outstanding immediately prior to such Distribution Date; and with respect to the Class X Certificates for any Distribution Date, the aggregate of all Accrued Component Interest with respect to the Class X Components for such Distribution Date. Accrued Certificate Interest shall be calculated on a 30/360 Basis and, with respect to any Class of REMIC II Regular Certificates or REMIC II Regular Interests, for any Distribution Date, shall be deemed to accrue during the calendar month preceding the month in which such Distribution Date occurs.

            "Accrued Component Interest": With respect to any Class X Component for any Distribution Date, one month's interest at the Class X Strip Rate, with respect to such Class X Component for such Distribution Date, accrued on the Component Notional Amount of such Class X Component outstanding immediately prior to such Distribution Date. Accrued Component Interest shall be calculated on a 30/360 Basis and, with respect to any Component for any Distribution Date, shall be deemed to accrue during the calendar month preceding the month in which such Distribution Date occurs.

            "Actual/360 Basis": The accrual of interest calculated on the basis of the actual number of days elapsed during any calendar month (or other applicable accrual period) in a year assumed to consist of 360 days.

            "Actual/360 Mortgage Loan": Each Mortgage Loan that accrues interest on an Actual/360 Basis.

            "Additional Exclusions": Exclusions relating to terrorism or acts of war.

            "Additional Interest": (i) With respect to any ARD Loan after its Anticipated Repayment Date, all interest accrued on the principal balance of such ARD Loan at the Additional Interest Rate (the payment of which interest shall, under the terms of such Mortgage Loan, be deferred until the entire outstanding principal balance of such ARD Loan has been paid), together with all interest, if any, accrued at the related Mortgage Rate plus the related Additional Interest Rate on such deferred interest. For purposes of this Agreement, Additional Interest on an ARD Loan or any successor REO Loan with respect thereto shall be deemed not to constitute principal or any portion thereof and shall not be added to the unpaid principal balance or Stated Principal Balance of such ARD Loan or successor REO Loan, notwithstanding that the terms of the related Mortgage Loan documents so permit. To the extent that any Additional Interest is not paid on a current basis, it shall be deemed to be deferred interest; and (ii) with respect to any Trust Converting Loan, the Additional Interest in excess of the original fixed rate that may accrue with respect to any such Mortgage Loan as a result of the conversion of such Mortgage Loan from bearing interest at a fixed rate to bearing interest at a floating rate.

            "Additional Interest Accounts": Each of (i) the Trust Converting Loan Additional Interest Account and (ii) the Trust ARD Loan Additional Interest Account.

            "Additional Interest Rate": (i) With respect to any ARD Loan after its Anticipated Repayment Date, the incremental increase in the per annum rate at which such Mortgage Loan accrues interest after the Anticipated Repayment Date (in the absence of defaults) as calculated and as set forth in the related Mortgage Loan documents; (ii) with respect to any Trust Converting Loan, the excess, if any, in the per annum rate at which such Mortgage Loan accrues interest over the initial fixed rate for such Mortgage Loan, as a result of the conversion of the Mortgage Loan from bearing interest at a fixed rate to bearing interest at a floating rate.

            "Additional Item 1123 Servicer": Any Additional Servicer that meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB with respect to the Subject Securitization Transaction.

            "Additional Servicer": Any Servicer, other than the Master Servicers, the Special Servicer or the Certificate Administrator.

            "Additional Trust Fund Expense": Any Special Servicing Fees, Workout Fees, Principal Recovery Fees and, in accordance with Sections 3.03(d) and 4.03(d), interest payable to the Master Servicers, the Special Servicer, the Trustee and any Fiscal Agent on Advances (to the extent not offset by Default Charges or amounts otherwise payable to any related Non-Trust Noteholder as provided herein) and amounts payable to the Special Servicer in connection with inspections of Mortgaged Properties required pursuant to the first sentence of
Section 3.12(a) (and not otherwise paid from Default Charges or amounts otherwise payable to any related Non-Trust Noteholder as provided herein), as well as (without duplication) any of the expenses of the Trust Fund that may be withdrawn (x) pursuant to any of clauses (vii)(B), (ix), (xi), (xii), (xiii),
(xv) and (xix) of Section 3.05(a) out of collections on the related Trust Mortgage Loans or REO Properties or out of general collections on the Trust Mortgage Loans and any REO Properties on deposit in the Collection Accounts as indicated in such clauses of Section 3.05(a), (y) pursuant to any of clauses
(ix), (xi), (xii), (xiii) and (xvi) of Section 3.05(e) out of collections on any Loan Combination or any related Loan Combination REO Property on deposit in the related Loan Combination Custodial Account as indicated in such clauses of
Section 3.05(e) (but only to the extent that such collections would have otherwise been transferred to the applicable Collection Account with respect to the related Trust Mortgage Loan or any successor Trust REO Loan with respect thereto), or (z) pursuant to clause (ii) or any of clauses (iv) through (vi) of
Section 3.05(b) out of general collections on the Trust Mortgage Loans and any REO Properties on deposit in the Distribution Account; provided that for purposes of the allocations contemplated by Section 4.04 no such expense shall be deemed to have been incurred by the Trust Fund until such time as the payment thereof is actually made from the applicable Collection Account, the related Loan Combination Custodial Account or the Distribution Account, as the case may be.

            "Additional Yield and Prepayment Amount": With respect to any Class of Sequential Pay Certificates (other than any Floating Rate Certificate or any Excluded Class) or REMIC II Regular Interests, for any Distribution Date on which distributions of principal are being made with respect to that Class of Certificates or REMIC II Regular Interests, as the case may be, pursuant to
Section 4.01(a), provided that a Yield Maintenance Charge and/or Prepayment Premium was actually collected during the related Collection Period on a Trust Mortgage Loan or a Trust REO Loan (for purposes of this definition, the "Prepaid Loan") in the Loan Group as to which the Holders of such Class of Certificates, Grantor Trust A-2FL with respect to the Class A-2FL REMIC II Regular Interest, Grantor Trust A-4FL with respect to the Class A-4FL REMIC II Regular Interest, Grantor Trust AM-FL with respect to the Class AM-FL REMIC II Regular Interest or Grantor Trust AJ-FL with respect to the Class AJ-FL REMIC II Regular Interest are/is receiving payments of principal on such Distribution Date, the product of
(a) such Yield Maintenance Charge and/or Prepayment Premium, net of Workout Fees and Principal Recovery Fees payable therefrom and net of any portion of such Yield Maintenance Charges and/or Prepayment Premiums applied pursuant to Section 4.01(k) to reimburse one or more Classes of REMIC II Regular Certificates and to reimburse the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and the Class AJ-FL REMIC II Regular Interest in respect of Realized Losses and/or Additional Trust Fund Expenses previously allocated to such Class(es), multiplied by (b) a fraction, which in no event will be greater than one, the numerator of which is equal to the positive excess, if any, of (i) the Pass Through Rate for the subject Class of REMIC II Regular Certificates or REMIC II Regular Interest, as the case may be, over (ii) the related Discount Rate, and the denominator of which is equal to the positive excess, if any, of (i) the Mortgage Rate for the Prepaid Loan over (ii) the related Discount Rate, multiplied by (c) a fraction, the numerator of which is equal to the amount of principal distributable on the subject Class of REMIC II Regular Certificates or REMIC II Regular Interest, as the case may be, on such Distribution Date (or, for so long as any of the Class A-4 and the Class A-1A Certificates or the Class A-4FL REMIC II Regular Interest are outstanding, principal distributable on the subject Class of REMIC II Regular Certificates or REMIC II Regular Interest on that Distribution Date from collections on the applicable Loan Group that includes the Prepaid Loan), pursuant to Section 4.01(a), and the denominator of which is equal to the Principal Distribution Amount (or, for so long as any of the Class A-4 and the Class A-1A Certificates or the Class A-4FL REMIC II Regular Interest are outstanding, the Loan Group 1 Principal Distribution Amount or the Loan Group 2 Principal Distribution Amount, as applicable, based on which Loan Group includes the Prepaid Loan) for such Distribution Date.

            "Advance": Any P&I Advance or Servicing Advance.

            "Adverse Grantor Trust Event": As defined in Section 10.02(e).

            "Adverse Rating Event": With respect to each Rating Agency that has assigned a rating to any Class of rated Certificates, as of any date of determination, the qualification, downgrade or withdrawal of the rating then assigned to any such Class of rated Certificates by such Rating Agency (or the placing of any such Class of rated Certificates on "negative credit watch" status or "ratings outlook negative" status in contemplation of any such action with respect thereto).

            "Adverse REMIC Event": As defined in Section 10.01(h).

            "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            "Agreement": This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

            "Annual Assessment Report": As defined in Section 3.14.

            "Annual Attestation Report": As defined in Section 3.14.

            "Annual Statement of Compliance": As defined in Section 3.13.

            "Anticipated Repayment Date": For each ARD Loan, the date specified in the related Mortgage Note after which the rate per annum at which interest accrues on such ARD Loan will increase as specified in the related Mortgage Note (other than as a result of a default thereunder).

            "Appraisal": With respect to any Mortgage Loan, an appraisal of the related Mortgaged Property from an Independent Appraiser selected by the Special Servicer or the applicable Master Servicer, as the case may be, prepared in accordance with 12 C.F.R. ss. 225.64 and conducted in accordance with the standards of the Appraisal Institute by an Independent Appraiser, which Independent Appraiser shall be advised to take into account the factors specified in Section 3.09(a), any available environmental, engineering or other third-party reports, and other factors that a prudent real estate appraiser would consider. The applicable Master Servicer, the Special Servicer, the Trustee and any Fiscal Agent may conclusively rely on any Appraisal obtained in accordance with this Agreement.

            "Appraisal Reduction Amount": With respect to any Required Appraisal Mortgage Loan, the excess, if any, of: (a) an amount, as calculated by the applicable Master Servicer, based on information provided by the Special Servicer and in consultation with the Controlling Class Representative, as of the first Determination Date immediately succeeding the date on which the such Master Servicer obtains knowledge of the subject Mortgage Loan becoming a Required Appraisal Mortgage Loan, if no new Required Appraisal (or letter update or internal valuation) is required, or otherwise the date on which a Required Appraisal (or letter update or internal valuation, if applicable) is obtained, and each anniversary of such Determination Date thereafter so long as the subject Mortgage Loan remains a Required Appraisal Mortgage Loan, equal to the sum (without duplication) of (i) the Stated Principal Balance of such Required Appraisal Mortgage Loan, (ii) to the extent not previously advanced by or on behalf of such Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent, all unpaid interest accrued on such Required Appraisal Mortgage Loan through the most recent Due Date prior to such Determination Date at a per annum rate equal to the related Net Mortgage Rate (exclusive of any portion thereof that constitutes Additional Interest), (iii) all accrued but unpaid (from related collections) Master Servicing Fees and Special Servicing Fees with respect to such Required Appraisal Mortgage Loan and, without duplication, all accrued or otherwise incurred but unpaid (from related collections) Additional Trust Fund Expenses with respect to such Required Appraisal Mortgage Loan, (iv) all related unreimbursed Advances made by or on behalf of such Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent with respect to such Required Appraisal Mortgage Loan, together with (A) interest on those Advances and (B) any related Unliquidated Advances and (v) all currently due and unpaid real estate taxes and unfunded improvement reserves and assessments, insurance premiums and, if applicable, ground rents with respect to the related Mortgaged Property; over (b) an amount equal to the sum of (i) the Required Appraisal Value and (ii) all escrows, reserves and letters of credit held as additional collateral held with respect to such Required Appraisal Mortgage Loan. If the Special Servicer fails to obtain a Required Appraisal (or letter update or internal valuation, if applicable) within the time limit described in Section 3.09(a), and such Required Appraisal (or letter update or internal valuation, if applicable) is required thereunder, then the Appraisal Reduction Amount for the related Required Appraisal Mortgage Loan will equal 25% of the Stated Principal Balance of such Required Appraisal Mortgage Loan, to be adjusted upon receipt of a Required Appraisal or letter update or internal valuation, if applicable.

            Notwithstanding anything herein to the contrary, each Loan Combination shall be treated as a single Required Appraisal Mortgage Loan for purposes of calculating an Appraisal Reduction Amount. In the case of the Peter Cooper Village and Stuyvesant Town Loan Combination (or any successor Peter Cooper Village and Stuyvesant Town REO Loan with respect thereto), any Appraisal Reduction Amount will be calculated by the Wachovia 2007-C30 Special Servicer under and in accordance with the Wachovia 2007-C30 Pooling and Servicing Agreement. In the case of the FRIS Chicken Loan Combination (or any successor FRIS Chicken REO Loan with respect thereto), any Appraisal Reduction Amount will be calculated by the MSCI 2005-HQ6 Special Servicer under and in accordance with the MSCI 2005-HQ6 Pooling and Servicing Agreement. Any Appraisal Reduction Amount with respect to the Peter Cooper Village and Stuyvesant Town Loan Combination shall be allocated pursuant to the provisions of the Wachovia 2007-C30 Pooling and Servicing Agreement. Any Appraisal Reduction Amount with respect to the Fort Henry Mall Loan Combination shall be allocated to Fort Henry Mall Trust Mortgage Loan and the Fort Henry Mall A-Note Non-Trust Loan, pro rata. Any Appraisal Reduction Amount with respect to the FRIS Chicken Loan Combination shall be allocated pursuant to the provisions of the MSCI 2005-HQ6 Pooling and Servicing Agreement. Any Appraisal Reduction Amount with respect to any of the MezzCap Loan Combinations, the 10000 Business Blvd. Loan Combination or the 4010 Airpark Drive Loan Combination shall be allocated first to the related B-note Non-Trust Loan, in each case up to the outstanding principal balance thereof, and then to the applicable A-Note Trust Mortgage Loan.

            "Appraised Value": With respect to each Mortgaged Property and REO Property, the appraised value thereof based upon the most recent Appraisal (or letter update or internal valuation, if applicable) that is contained in the related Servicing File upon which the applicable Master Servicer, the Special Servicer, the Trustee and any Fiscal Agent may conclusively rely.

            "ARD Loan": Any Mortgage Loan that provides that if the unamortized principal balance thereof is not repaid on its Anticipated Repayment Date, such Mortgage Loan will accrue Additional Interest at the rate specified in the related Mortgage Note and the Mortgagor is required to apply excess monthly cash flow generated by the related Mortgaged Property to the repayment of the outstanding principal balance on such Mortgage Loan.

            "Asset Status Report": As defined in Section 3.21(c).

            "Assignment of Leases": With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar document or instrument executed by the Mortgagor in connection with the origination of the related Mortgage Loan.

            "Assumed Periodic Payment": With respect to any Balloon Loan for its Stated Maturity Date (provided that such Mortgage Loan has not been paid in full and no other Liquidation Event has occurred in respect thereof on or before such Stated Maturity Date) and for any related Due Date thereafter as of which such Mortgage Loan remains outstanding and part of the Trust Fund (or, in the case of a Non-Trust Loan for any Due Date, as of which such Mortgage Loan remains outstanding and the related Trust Mortgage Loan remains part of the Trust Fund), the Periodic Payment of principal and/or interest deemed to be due in respect thereof on such Due Date equal to the Periodic Payment that would have been due in respect of such Mortgage Loan on such Due Date if the related Mortgagor had been required to continue to pay principal in accordance with the amortization schedule, if any, and to accrue interest at the Mortgage Rate, in effect immediately prior to, and without regard to the occurrence of, its Stated Maturity Date. With respect to any REO Loan, for any related Due Date as of which the related REO Property or any interest therein remains part of the Trust Fund, the Periodic Payment of principal and/or interest deemed to be due in respect thereof on such Due Date equal to the Periodic Payment that would have been due in respect of the predecessor Mortgage Loan on such Due Date had it remained outstanding (or, if the predecessor Mortgage Loan was a Balloon Loan and such Due Date coincides with or follows what had been its Stated Maturity Date, equal to the Assumed Periodic Payment that would have been deemed due in respect of the predecessor Mortgage Loan on such Due Date had it remained outstanding).

            "Authenticating Agent": Any authenticating agent appointed pursuant to Section 8.12 (or, in the absence of any such appointment, the Trustee).

            "Available Distribution Amount": With respect to any Distribution Date, an amount equal to (a) the sum, without duplication, of (i) the aggregate of the amounts on deposit in the Collection Accounts and the Distribution Account as of the close of business on the related Determination Date and the amounts collected by or on behalf of the Master Servicers as of the close of business on such Determination Date and required to be deposited in the Collection Accounts (ii) the aggregate amount of any P&I Advances made by the Master Servicers, the Trustee or any Fiscal Agent for distribution on the Certificates on such Distribution Date pursuant to Section 4.03, (iii) the aggregate amount transferred from the Pool REO Account (if established) and/or any Loan Combination Custodial Account to the applicable Collection Account after the Determination Date in the month of such Distribution Date, but on or prior to the P&I Advance Date in such month, pursuant to Section 3.16(c) and/or
Section 3.05(e), as applicable, (iv) the aggregate amounts deposited by the Master Servicers in their respective Collection Accounts for such Distribution Date pursuant to Section 3.19(a) in connection with Prepayment Interest Shortfalls and Casualty/Condemnation Interest Shortfalls, and (v) for each Distribution Date occurring in March, the aggregate of the Interest Reserve Amounts in respect of each Interest Reserve Loan deposited into the Distribution Account pursuant to Section 3.05(c), net of (b) the portion of the amount described in clause (a) of this definition that represents one or more of the following: (i) collected Periodic Payments that are due on a Due Date following the end of the related Collection Period, (ii) any amounts payable or reimbursable to any Person from (A) a Collection Account pursuant to clauses
(ii)-(xvi), (xix) and (xxi) of Section 3.05(a) or (B) the Distribution Account pursuant to clauses (ii)-(vi) and (ix) of Section 3.05(b), (iii) Prepayment Premiums and Yield Maintenance Charges, (iv) Additional Interest (which is separately distributed to the holders of the Class X and Class Y Certificates, as applicable), (v) with respect to the Distribution Date occurring in February of each year and in January of each year that is not a leap year, the Interest Reserve Amounts with respect to the Interest Reserve Loans to be withdrawn from the Distribution Account and deposited in the Interest Reserve Account in respect of such Distribution Date and held for future distribution, pursuant to
Section 3.04(c), and (vi) any amounts deposited in a Master Servicer's Collection Account or the Distribution Account in error.

            "B-Note Loan Holder": The holder of (i) the Mortgage Note for a B-Note Non-Trust Loan and (ii) the corresponding rights under the related Loan Combination Intercreditor Agreement.

            "B-Note Non-Trust Loan": With respect to each A-Note Trust Mortgage Loan, any other Mortgage Loan that (i) is not included in the Trust Fund, (ii) is subordinate in right of payment and in other respects to such A-Note Trust Mortgage Loan to the extent set forth in the related Loan Combination Intercreditor Agreement and (iii) is secured by the same Mortgage on the same Mortgaged Property as such A-Note Trust Mortgage Loan.

            "Balloon Loan": Any Mortgage Loan that by its original terms or by virtue of any modification entered into as of the Closing Date provides for an amortization schedule extending beyond its Stated Maturity Date.

            "Balloon Payment": With respect to any Balloon Loan as of any date of determination, the Scheduled Payment payable on the Stated Maturity Date of such Mortgage Loan.

            "Bankruptcy Code": The federal Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

            "Book-Entry Certificate": Any Certificate registered in the name of the Depository or its nominee.

            "Book-Entry Non-Registered Certificate": Any Book-Entry Certificate that is a Non-Registered Certificate.

            "Breach": As defined in Section 2.03(a).

            "Broker Strip": With respect to each Broker Strip Loan, the right to receive interest accrued on the principal balance of such Mortgage Loan at the Broker Strip Rate for such Mortgage Loan.

            "Broker Strip Interest": With respect to each Broker Strip Loan, interest accrued on the principal balance of such Mortgage Loan at the Broker Strip Rate for such Mortgage Loan.

            "BROKER STRIP LOANS": THE MORTGAGE LOANS LISTED ON EXHIBIT Q HERETO.

            "Broker Strip Payee": With respect to any Broker Strip Loan, the "Broker Strip Payee" specified on Exhibit Q hereto with respect to such Mortgage Loan.

            "Broker Strip Rate": With respect to each Broker Strip Loan, the "Broker Strip Rate" specified on Exhibit Q hereto with respect to such Mortgage Loan.

            "Business Day": Any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York or the city in which the Corporate Trust Office of the Trustee (which as of the Closing Date is Chicago, Illinois), the offices of the Certificate Administrator (which as of the Closing Date is Columbia, Maryland), or the offices of either Master Servicer or the Special Servicer (which as of the Closing Date is Cleveland, Ohio and Kansas City, Missouri with respect to Master Servicer No. 1, San Francisco, California with respect to Master Servicer No. 2 and Washington, DC with respect to the Special Servicer), are located, are authorized or obligated by law or executive order to remain closed.

            "Casualty/Condemnation Interest Shortfall": With respect to any Trust Mortgage Loan as to which a Casualty/Condemnation Principal Prepayment was received during any Collection Period and was applied to such Mortgage Loan as an unscheduled payment of principal prior to such Mortgage Loan's Due Date in such Collection Period, the amount of interest, to the extent not collected from the related Mortgagor, that would have accrued (at a rate per annum equal to the sum of (x) the related Net Mortgage Rate for such Mortgage Loan and (y) the Trust Administration Fee Rate) on the amount of such Casualty/Condemnation Principal Prepayment during the period commencing on the date as of which such Casualty/Condemnation Principal Prepayment was applied to such Mortgage Loan and ending on the day immediately preceding such Due Date, inclusive (net of any portion of such interest that would have constituted Penalty Interest and/or Additional Interest, if applicable).

            "Casualty/Condemnation Principal Prepayment": With respect to any Trust Mortgage Loan, any amounts constituting Insurance Proceeds or amounts received in connection with the taking of all or a part of a Mortgaged Property by the exercise of the power of eminent domain or condemnation, that are applied as an unscheduled principal prepayment in accordance with the provisions of this Pooling and Servicing Agreement, in reduction of the principal balance of such Mortgage Loan.

            "CERCLA": The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

            "Certificate": Any one of the ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5, as executed by the Certificate Registrar and authenticated and delivered hereunder by the Authenticating Agent.

            "Certificate Administrator": Wells Fargo Bank, National Association, its successor in interest, or any successor certificate administrator appointed as herein provided.

            "Certificate Administrator Indemnification Agreement": With respect to the initial Certificate Administrator, that certain Certificate Administrator Indemnification Agreement, dated as of March 14, 2007, between the initial Certificate Administrator, the Depositor, the Underwriters and the Initial Purchasers.

            "Certificate Administrator Investment Period": With respect to any Distribution Date, the period commencing on the day immediately following the preceding Distribution Date (or, in the case of the initial Distribution Date, commencing on the Closing Date) and ending on and including the subject Distribution Date.

            "Certificate Administrator Reportable Event": Any of the following events, conditions, circumstances and/or matters:

            (i) the entry into or amendment to a definitive agreement that is material to the Subject Securitization Transaction, including, for example, a servicing agreement with a Servicer contemplated by Item 1108(a)(3) of Regulation AB, but only if the Certificate Administrator or any Servicing Representative of the Certificate Administrator is a party to such agreement or has entered into such agreement on behalf of the Trust [ITEM 1.01 ON FORM 8-K];

            (ii) the termination of a definitive agreement that is material to the Subject Securitization Transaction (other than by expiration of the agreement on its stated termination date or as a result of all parties completing their obligations under such agreement), but only if the Certificate Administrator or any Servicing Representative of the Certificate Administrator is a party to such agreement or has entered into such agreement on behalf of the Trust [ITEM 1.02 ON FORM 8-K];

            (iii) the appointment of a receiver, fiscal agent or similar officer for any Material Debtor in a proceeding under the U.S. Bankruptcy Code or in any other proceeding under state or federal law in which a court or governmental authority has assumed jurisdiction over substantially all of the assets or business of any Material Debtor, including where such jurisdiction has been assumed by leaving the existing directors and officers in possession but subject to the supervision and orders of a court or governmental authority, but only if the subject Material Debtor is (A) the Certificate Administrator, (B) any Servicing Representative of the Certificate Administrator that constitutes a Servicer contemplated by
      Item 1108(a)(3) of Regulation AB, (C) any Enhancement/Support Provider that is not an Affiliate of the Depositor or (D) the Trust [ITEM 1.03(a) ON FORM 8-K];

            (iv) the entry of an order confirming a plan of reorganization, arrangement or liquidation of a Material Debtor by a court or governmental authority having supervision or jurisdiction over substantially all of the assets or business of such Material Debtor, but only if the subject Material Debtor is (A) the Certificate Administrator, (B) any Servicing Representative of the Certificate Administrator that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB, (C) any Enhancement/Support Provider that is not an Affiliate of the Depositor or
      (D) the Trust [ITEM 1.03(b) ON FORM 8-K];

            (v) any event that has occurred hereunder that would materially alter the payment priority or distribution of cash flows regarding the Certificates [ITEM 2.04 ON FORM 8-K];

            (vi) any material modification to the rights of the Holders of any Class of Certificates, including by reason of a modification to this Agreement, a Mortgage Loan Purchase Agreement or any other constituent instrument [ITEM 3.03(a) ON FORM 8-K];

            (vii) any material limitation or qualification of the rights evidenced by any Class of Certificates by reason of the modification of any other Class of Certificates [ITEM 3.03(b) ON FORM 8-K];

            (viii) any amendment to this Agreement pursuant to Section 11.01 [ITEM 5.03 ON FORM 8-K];

            (ix) any resignation, removal, replacement or substitution of the Certificate Administrator or any Servicing Representative of the Certificate Administrator that constitutes a Servicer contemplated by Item 1108(a)(2) of Regulation AB [ITEM ON 6.02 ON FORM 8-K];

            (x) any appointment of (A) a new Certificate Administrator or (B) any new Servicing Representative of the Certificate Administrator that constitutes a Servicer contemplated by Item 1108(a)(2) of Regulation AB [ITEM 6.02 ON FORM 8-K];

            (xi) any termination of a material enhancement or support specified in Item 1114(a)(1) through (3) of Regulation AB or Item 1115 of Regulation AB that was previously applicable regarding one or more Classes of the Certificates, which termination has occurred other than by expiration of the contract on its stated termination date or as a result of all parties completing their obligations under such agreement [ITEM 6.03(a) ON FORM 8-K];

            (xii) any addition of a material enhancement or support specified in
      Item 1114(a)(1) through (3) of Regulation AB or Item 1115 of Regulation AB with respect to one or more Classes of the Certificates [ITEM 6.03(b) ON FORM 8-K];

            (xiii) any material amendment or modification of a material enhancement or support specified in Item 1114(a)(1) through (3) of Regulation AB or Item 1115 of Regulation AB with respect to one or more Classes of the Certificates [ITEM 6.03(c) ON FORM 8-K];

            (xiv) any material failure on the part of the Certificate Administrator to make on the applicable Distribution Date any required monthly distributions to the Holders of any Class of Certificates [ITEM
      6.04 ON FORM 8-K];

            (xv) any nonpublic disclosure, by the Certificate Administrator or any Servicing Representative of the Certificate Administrator with respect to the Subject Securitization Transaction that is required to be disclosed by Regulation FD (17 C.F.R. 243.100 through 243.103) [ITEM 7.01 ON FORM 8-K];

            (xvi) any other information of importance to Certificateholders that is not otherwise required to be included in the Distribution Date Statement or any other report to be delivered or otherwise made available to Certificateholders hereunder and that is directly related to the obligations of the Certificate Administrator hereunder [ITEM 8.01 ON FORM 8-K];

            (xvii) the commencement or termination of, or any material developments regarding, any legal proceedings pending against any Material Litigant, or of which any property of a Material Litigant is the subject, or any threat by a governmental authority to bring any such legal proceedings, that are material to Certificateholders, but only if the Certificate Administrator is controlling the subject litigation or if the subject Material Litigant is (A) the Certificate Administrator, (B) any Servicing Representative of the Certificate Administrator that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB, (C) any Enhancement/Support Provider that is not an Affiliate of the Depositor or
      (D) the Trust [ITEM 2 ON FORM 10-D AND GENERAL INSTRUCTION J TO FORM
      10-K];

            (xviii) any material default in the payment of principal and interest on, or any other material default with respect to, any Class of Certificates [ITEM 4 ON FORM 10-D];

            (xix) the submission of any matter to a vote by Certificateholders [ITEM 5 ON FORM 10-D];

            (xx) the receipt by the Certificate Administrator or by any Servicing Representative or other agent of the Certificate Administrator of any updated information regarding an Enhancement/Support Provider with respect to any Class of Certificates that is required pursuant to Item 1114(b)(2) or Item 1115(b) of Regulation AB [ITEM 7 ON FORM 10-D AND GENERAL INSTRUCTION J TO FORM 10-K];

            (xxi) to the extent not otherwise disclosed in the Prospectus Supplement or previously included in an Exchange Act Report in accordance with this Agreement, whether the Certificate Administrator as described in
      Item 1119(a) of Regulation AB has become an affiliate (as defined in Rule 405 of the Securities Act) of any of (A) the Trust, (B) the Depositor, (C) a Mortgage Loan Seller, (D) either Master Servicer, (E) the Special Servicer, (F) any Servicing Representative of the Certificate Administrator that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB, or (G) any Significant Obligor [GENERAL INSTRUCTION J TO FORM 10-K]; and

            (xxii) to the extent not otherwise disclosed in the Prospectus Supplement, any specific relationship involving or relating to the Subject Securitization Transaction or the Mortgage Loans contemplated by Item 1119(c) of Regulation AB between the Depositor, a Mortgage Loan Seller or the Trust, on the one hand, and the Certificate Administrator or any Servicing Representative (but only if such Servicing Representative is a Servicer contemplated by Item 1108(a)(3) of Regulation AB or a material party related to the Subject Securitization Transaction contemplated by
      Item 1100(d)(1) of Regulation AB) of the Certificate Administrator, on the other hand [GENERAL INSTRUCTION J TO FORM 10-K].

            "Certificate Factor": With respect to any Class of REMIC II Regular Certificates or Floating Rate Certificates, as of any date of determination, a fraction, expressed as a decimal carried to at least eight places, the numerator of which is the then current Class Principal Balance or Notional Amount, as applicable, of such Class of REMIC II Regular Certificates or Floating Rate Certificates, as the case may be, and the denominator of which is the Original Class Principal Balance or Original Notional Amount, as the case may be, of such Class of REMIC II Regular Certificates or Floating Rate Certificates, as the case may be.

            "Certificate Notional Amount": With respect to any Class X Certificate, as of any date of determination, the then notional amount of such Certificate equal to the product of (a) the Percentage Interest evidenced by such Certificate, multiplied by (b) the then Class X Notional Amount.

            "Certificate Owner": With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

            "Certificate Principal Balance": With respect to any Sequential Pay Certificate, as of any date of determination, the then outstanding principal amount of such Certificate equal to the product of (a) the Percentage Interest evidenced by such Certificate, multiplied by (b) the then Class Principal Balance of the Class of Certificates to which such Certificate belongs.

            "Certificate Register" and "Certificate Registrar": The register maintained and the registrar appointed pursuant to Section 5.02(a).

            "Certificateholder": The Person in whose name a Certificate is registered in the Certificate Register, except that (i) neither a Disqualified Organization nor a Disqualified Non-United States Tax Person shall be Holder of a Residual Certificate for any purpose hereof and, (ii) solely for the purposes of giving any consent, approval or waiver pursuant to this Agreement that relates to any of the Depositor, any Mortgage Loan Seller, either Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or any Fiscal Agent in its respective capacity as such (except with respect to amendments or waivers referred to in Sections 7.04 and 11.01 hereof and any consent, approval or waiver required or permitted to be made by the Plurality Subordinate Certificateholder or the Controlling Class Representative and any election, removal or replacement of the Special Servicer or the Controlling Class Representative pursuant to Section 6.09), any Certificate registered in the name of the Depositor, any Mortgage Loan Seller, either Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or any Fiscal Agent, as the case may be, or any Certificate registered in the name of any of their respective Affiliates, shall be deemed not to be outstanding, and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver that relates to it has been obtained. The Certificate Registrar shall be entitled to request and conclusively rely upon a certificate of the Depositor, the Trustee, either Master Servicer or the Special Servicer in determining whether a Certificate is registered in the name of an Affiliate of such Person. All references herein to "Holders" or "Certificateholders" shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Depository and the Depository Participants, except as otherwise specified herein; provided, however, that the parties hereto shall be required to recognize as a "Holder" or "Certificateholder" only the Person in whose name a Certificate is registered in the Certificate Register.

            "Certification Parties": As defined in Section 8.16(b).

            "Certifying Person": As defined in Section 8.16(b).

            "Class": Collectively, all of the Certificates bearing the same alphabetic or alphanumeric, as applicable, class designation.

            "Class A Senior Certificates": The Class A-1, Class A-2, Class A-2FL, Class A-3, Class A-SB, Class A-4, Class A-4FL and Class A-1A Certificates.

            "Class A-1 Certificate": Any one of the Certificates with a "Class A-1" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

            "Class A-1A Certificate": Any one of the Certificates with a "Class A-1A" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

            "Class A-2 Certificate": Any one of the Certificates with a "Class A-2" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

            "Class A-2FL Additional Fixed Swap Payment": With respect to any Distribution Date and the Class A-2FL Swap Payment Date to which it relates based on the confirmation under the Class A-2FL Swap Agreement, the applicable "Additional Fixed Amount" within the meaning of the confirmation under the Class A-2FL Swap Agreement.

            "Class A-2FL Available Funds": With respect to any Distribution Date, an amount equal to (a) the sum of (i) the total amount of all principal and/or interest distributions, as well as all distributions of Yield Maintenance Charges and Prepayment Premiums, properly made on or in respect of the Class A-2FL REMIC II Regular Interest with respect to such Distribution Date and (ii) the amounts, if any, received from the Class A-2FL Swap Counterparty pursuant to the Class A-2FL Swap Agreement for such Distribution Date, less (b) any Class A-2FL Net Fixed Swap Payment, Class A-2FL Additional Fixed Swap Payment and Class A-2FL Fixed Payer Shortfall Reimbursement Payment required to be paid to the Class A-2FL Swap Counterparty pursuant to the Class A-2FL Swap Agreement, consistent with Section 3.29, for such Distribution Date.

            "Class A-2FL Certificate": Any one of the Certificates with a "Class A-2FL" designation on the face thereof, substantially in the form of Exhibit A-1 hereto, and evidencing a proportionate interest in Grantor Trust A-2FL.

            "Class A-2FL Distribution Conversion": With respect to any Distribution Date (i) immediately upon and during the continuation of a Swap Payment Default under the Class A-2FL Swap Agreement while the Certificate Administrator is pursuing remedies under the Class A-2FL Swap Agreement pursuant to Section 3.29, or (ii) immediately upon and following the termination of the Class A-2FL Swap Agreement until any replacement agreement is entered into, the conversion of distributions with respect to the Class A-2FL Certificates from distributions based, in part, on floating interest payments from the Class A-2FL Swap Counterparty under the Class A-2FL Swap Agreement to distributions based solely on distributions in respect of the Class A-2FL REMIC II Regular Interest, as specified in Section 4.01(c).

            "Class A-2FL Fixed Swap Payment": With respect to any Distribution Date and the Class A-2FL Swap Payment Date to which it relates based on the confirmation under the Class A-2FL Swap Agreement, the applicable "Fixed Amount" within the meaning of the confirmation under the Class A-2FL Swap Agreement.

            "Class A-2FL Fixed Payer Shortfall Reimbursement Payment": With respect to any Distribution Date and the Class A-2FL Swap Payment Date to which it relates based on the confirmation under the Class A-2FL Swap Agreement, the applicable "Fixed Payer Shortfall Reimbursement Amount" within the meaning of the confirmation under the Class A-2FL Swap Agreement.

            "Class A-2FL Floating Swap Payment": With respect to any Distribution Date and the Class A-2FL Swap Payment Date to which it relates based on the confirmation under the Class A-2FL Swap Agreement, the applicable "Floating Amount" within the meaning of the confirmation under the Class A-2FL Swap Agreement.

            "Class A-2FL Interest Distribution Amount": With respect to any Distribution Date, an amount equal to (a) the sum of (i) the Distributable Certificate Interest with respect to the Class A-2FL REMIC II Regular Interest for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, (ii) any Class A-2FL Net Floating Swap Payment received from the Class A-2FL Swap Counterparty for distribution on such Distribution Date and
(iii) if the Class A-2FL Swap Agreement is terminated and a replacement Class A-2FL Swap Agreement is not obtained, any related Swap Termination Payment collected during the related Collection Period, less (b) any Class A-2FL Net Fixed Swap Payment and/or Class A-2FL Fixed Payer Shortfall Reimbursement Payment made to the Class A-2FL Swap Counterparty with respect to such Distribution Date.

            "Class A-2FL Net Fixed Swap Payment": With respect to any Distribution Date, the excess, if any of (i) the Class A-2FL Fixed Swap Payment for that Distribution Date over (ii) the Class A-2FL Floating Swap Payment for that Distribution Date.

            "Class A-2FL Net Floating Swap Payment": With respect to any Distribution Date, the excess, if any of (i) the Class A-2FL Floating Swap Payment for that Distribution Date over (ii) the Class A-2FL Fixed Swap Payment for that Distribution Date.

            "Class A-2FL Principal Distribution Amount": With respect to any Distribution Date, an amount equal to the amount of principal allocated pursuant to Section 4.01 in respect of the Class A-2FL REMIC II Regular Interest on such Distribution Date.

            "Class A-2FL REMIC II Regular Interest": The uncertificated interest in REMIC II, designated as "Class A-2FL," constituting a "regular interest" in REMIC II for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

            "Class A-2FL Sub-Account": As defined in Section 3.04(f).

            "Class A-2FL Swap Agreement": With respect to the Class A-2FL Certificates and the Class A-2FL REMIC II Regular Interest, the applicable interest rate swap agreement consisting of the ISDA 1992 Master Agreement, together with the related schedule, confirmation and any annexes thereto, dated as of March 14, 2007, by and among the Class A-2FL Swap Counterparty and the Certificate Administrator, solely in its capacity as Certificate Administrator, on behalf of the Trust, or any replacement interest rate swap agreement entered into by the Certificate Administrator in accordance with the terms of Section 3.29.

            "Class A-2FL Swap Counterparty": Merrill Lynch Capital Services, Inc. or its successor in interest or any swap counterparty under a replacement Class A-2FL Swap Agreement.

            "Class A-2FL Swap Payment Date": The "Payment Date" within the meaning of the confirmation under the Class A-2FL Swap Agreement.

            "Class A-3 Certificate": Any one of the Certificates with a "Class A-3" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

            "Class A-4 Certificate": Any one of the Certificates with a "Class A-4" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

            "Class A-4FL Additional Fixed Swap Payment": With respect to any Distribution Date and the Class A-4FL Swap Payment Date to which it relates based on the confirmation under the Class A-4FL Swap Agreement, the applicable "Additional Fixed Amount" within the meaning of the confirmation under the Class A-4FL Swap Agreement.

            "Class A-4FL Available Funds": With respect to any Distribution Date, an amount equal to (a) the sum of (i) the total amount of all principal and/or interest distributions, as well as all distributions of Yield Maintenance Charges and Prepayment Premiums, properly made on or in respect of the Class A-4FL REMIC II Regular Interest with respect to such Distribution Date and (ii) the amounts, if any, received from the Class A-4FL Swap Counterparty pursuant to the Class A-4FL Swap Agreement for such Distribution Date, less (b) any Class A-4FL Net Fixed Swap Payment, Class A-4FL Additional Fixed Swap Payment and Class A-4FL Fixed Payer Shortfall Reimbursement Payment required to be paid to the Class A-4FL Swap Counterparty pursuant to the Class A-4FL Swap Agreement, consistent with Section 3.29, for such Distribution Date.

            "Class A-4FL Certificate": Any one of the Certificates with a "Class A-4FL" designation on the face thereof, substantially in the form of Exhibit A-1 hereto, and evidencing a proportionate interest in Grantor Trust A-4FL.

            "Class A-4FL Distribution Conversion": With respect to any Distribution Date (i) immediately upon and during the continuation of a Swap Payment Default under the Class A-4FL Swap Agreement while the Certificate Administrator is pursuing remedies under the Class A-4FL Swap Agreement pursuant to Section 3.29, or (ii) immediately upon and following the termination of the Class A-4FL Swap Agreement until any replacement agreement is entered into, the conversion of distributions with respect to the Class A-4FL Certificates from distributions based, in part, on floating interest payments from the Class A-4FL Swap Counterparty under the Class A-4FL Swap Agreement to distributions based solely on distributions in respect of the Class A-4FL REMIC II Regular Interest, as specified in Section 4.01(c).

            "Class A-4FL Fixed Swap Payment": With respect to any Distribution Date and the Class A-4FL Swap Payment Date to which it relates based on the confirmation under the Class A-4FL Swap Agreement, the applicable "Fixed Amount" within the meaning of the confirmation under the Class A-4FL Swap Agreement.

            "Class A-4FL Fixed Payer Shortfall Reimbursement Payment": With respect to any Distribution Date and the Class A-4FL Swap Payment Date to which it relates based on the confirmation under the Class A-4FL Swap Agreement, the applicable "Fixed Payer Shortfall Reimbursement Amount" within the meaning of the confirmation under the Class A-4FL Swap Agreement.

            "Class A-4FL Floating Swap Payment": With respect to any Distribution Date and the Class A-4FL Swap Payment Date to which it relates based on the confirmation under the Class A-4FL Swap Agreement, the applicable "Floating Amount" within the meaning of the confirmation under the Class A-4FL Swap Agreement.

            "Class A-4FL Interest Distribution Amount": With respect to any Distribution Date, an amount equal to (a) the sum of (i) the Distributable Certificate Interest with respect to the Class A-4FL REMIC II Regular Interest for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, (ii) any Class A-4FL Net Floating Swap Payment received from the Class A-4FL Swap Counterparty for distribution on such Distribution Date and
(iii) if the Class A-4FL Swap Agreement is terminated and a replacement Class A-4FL Swap Agreement is not obtained, any related Swap Termination Payment collected during the related Collection Period, less (b) any Class A-4FL Net Fixed Swap Payment and/or Class A-4FL Fixed Payer Shortfall Reimbursement Payment made to the Class A-4FL Swap Counterparty with respect to such Distribution Date.

            "Class A-4FL Net Fixed Swap Payment": With respect to any Distribution Date, the excess, if any of (i) the Class A-4FL Fixed Swap Payment for that Distribution Date over (ii) the Class A-4FL Floating Swap Payment for that Distribution Date.

            "Class A-4FL Net Floating Swap Payment": With respect to any Distribution Date, the excess, if any of (i) the Class A-4FL Floating Swap Payment for that Distribution Date over (ii) the Class A-4FL Fixed Swap Payment for that Distribution Date.

            "Class A-4FL Principal Distribution Amount": With respect to any Distribution Date, an amount equal to the amount of principal allocated pursuant to Section 4.01 in respect of the Class A-4FL REMIC II Regular Interest on such Distribution Date.

            "Class A-4FL REMIC II Regular Interest": The uncertificated interest in REMIC II, designated as "Class A-4FL," constituting a "regular interest" in REMIC II for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

            "Class A-4FL Sub-Account": As defined in Section 3.04(f).

            "Class A-4FL Swap Agreement": With respect to the Class A-4FL Certificates and the Class A-4FL REMIC II Regular Interest, the applicable interest rate swap agreement consisting of the ISDA 1992 Master Agreement, together with the related schedule, confirmation and any annexes thereto, dated as of March 14, 2007, by and among the Class A-4FL Swap Counterparty and the Certificate Administrator, solely in its capacity as Certificate Administrator, on behalf of the Trust, or any replacement interest rate swap agreement entered into by the Certificate Administrator in accordance with the terms of Section 3.29.

            "Class A-4FL Swap Counterparty": Merrill Lynch Capital Services, Inc. or its successor in interest or any swap counterparty under a replacement Class A-4FL Swap Agreement.

            "Class A-4FL Swap Payment Date": The "Payment Date" within the meaning of the confirmation under the Class A-4FL Swap Agreement.

            "Class A-SB Certificate": Any one of the Certificates with a "Class A-SB" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

            "Class A-SB Planned Principal Balance": With respect to any Distribution Date, the targeted Class Principal Balance of the Class A-SB Certificates for such date set forth on Schedule IV attached hereto.

            "Class AJ-FL Additional Fixed Swap Payment": With respect to any Distribution Date and the Class AJ-FL Swap Payment Date to which it relates based on the confirmation under the Class AJ-FL Swap Agreement, the applicable "Additional Fixed Amount" within the meaning of the confirmation under the Class AJ-FL Swap Agreement.

            "Class AJ-FL Available Funds": With respect to any Distribution Date, an amount equal to (a) the sum of (i) the total amount of all principal and/or interest distributions, as well as all distributions of Yield Maintenance Charges and Prepayment Premiums, properly made on or in respect of the Class AJ-FL REMIC II Regular Interest with respect to such Distribution Date and (ii) the amounts, if any, received from the Class AJ-FL Swap Counterparty pursuant to the Class AJ-FL Swap Agreement for such Distribution Date, less (b) any Class AJ-FL Net Fixed Swap Payment, Class AJ-FL Additional Fixed Swap Payment and Class AJ-FL Fixed Payer Shortfall Reimbursement Payment required to be paid to the Class AJ-FL Swap Counterparty pursuant to the Class AJ-FL Swap Agreement, consistent with Section 3.29, for such Distribution Date.

            "Class AJ-FL Certificate": Any one of the Certificates with a "Class AJ-FL" designation on the face thereof, substantially in the form of Exhibit A-4 hereto, and evidencing a proportionate interest in Grantor Trust AJ-FL.

            "Class AJ-FL Distribution Conversion": With respect to any Distribution Date (i) immediately upon and during the continuation of a Swap Payment Default under the Class AJ-FL Swap Agreement while the Certificate Administrator is pursuing remedies under the Class AJ-FL Swap Agreement pursuant to Section 3.29, or (ii) immediately upon and following the termination of the Class AJ-FL Swap Agreement until any replacement agreement is entered into, the conversion of distributions with respect to the Class AJ-FL Certificates from distributions based, in part, on floating interest payments from the Class AJ-FL Swap Counterparty under the Class AJ-FL Swap Agreement to distributions based solely on distributions in respect of the Class AJ-FL REMIC II Regular Interest, as specified in Section 4.01(c).

            "Class AJ-FL Fixed Swap Payment": With respect to any Distribution Date and the Class AJ-FL Swap Payment Date to which it relates based on the confirmation under the Class AJ-FL Swap Agreement, the applicable "Fixed Amount" within the meaning of the confirmation under the Class AJ-FL Swap Agreement.

            "Class AJ-FL Fixed Payer Shortfall Reimbursement Payment": With respect to any Distribution Date and the Class AJ-FL Swap Payment Date to which it relates based on the confirmation under the Class AJ-FL Swap Agreement, the applicable "Fixed Payer Shortfall Reimbursement Amount" within the meaning of the confirmation under the Class AJ-FL Swap Agreement.

            "Class AJ-FL Floating Swap Payment": With respect to any Distribution Date and the Class AJ-FL Swap Payment Date to which it relates based on the confirmation under the Class AJ-FL Swap Agreement, the applicable "Floating Amount" within the meaning of the confirmation under the Class AJ-FL Swap Agreement.

            "Class AJ-FL Interest Distribution Amount": With respect to any Distribution Date, an amount equal to (a) the sum of (i) the Distributable Certificate Interest with respect to the Class AJ-FL REMIC II Regular Interest for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, (ii) any Class AJ-FL Net Floating Swap Payment received from the Class AJ-FL Swap Counterparty for distribution on such Distribution Date and
(iii) if the Class AJ-FL Swap Agreement is terminated and a replacement Class AJ-FL Swap Agreement is not obtained, any related Swap Termination Payment collected during the related Collection Period, less (b) any Class AJ-FL Net Fixed Swap Payment and/or Class AJ-FL Fixed Payer Shortfall Reimbursement Payment made to the Class AJ-FL Swap Counterparty with respect to such Distribution Date.

            "Class AJ-FL Net Fixed Swap Payment": With respect to any Distribution Date, the excess, if any of (i) the Class AJ-FL Fixed Swap Payment for that Distribution Date over (ii) the Class AJ-FL Floating Swap Payment for that Distribution Date.

            "Class AJ-FL Net Floating Swap Payment": With respect to any Distribution Date, the excess, if any of (i) the Class AJ-FL Floating Swap Payment for that Distribution Date over (ii) the Class AJ-FL Fixed Swap Payment for that Distribution Date.

            "Class AJ-FL Principal Distribution Amount": With respect to any Distribution Date, an amount equal to the amount of principal allocated pursuant to Section 4.01 in respect of the Class AJ-FL REMIC II Regular Interest on such Distribution Date.

            "Class AJ-FL REMIC II Regular Interest": The uncertificated interest in REMIC II, designated as "Class AJ-FL," constituting a "regular interest" in REMIC II for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

            "Class AJ-FL Sub-Account": As defined in Section 3.04(f).

            "Class AJ-FL Swap Agreement": With respect to the Class AJ-FL Certificates and the Class AJ-FL REMIC II Regular Interest, the applicable interest rate swap agreement consisting of the ISDA 1992 Master Agreement, together with the related schedule, confirmation and any annexes thereto, dated as of March 14, 2007, by and among the Class AJ-FL Swap Counterparty and the Certificate Administrator, solely in its capacity as Certificate Administrator, on behalf of the Trust, or any replacement interest rate swap agreement entered into by the Certificate Administrator in accordance with the terms of Section 3.29.

            "Class AJ-FL Swap Counterparty": Merrill Lynch Capital Services, Inc. or its successor in interest or any swap counterparty under a replacement Class AJ-FL Swap Agreement.

            "Class AJ-FL Swap Payment Date": The "Payment Date" within the meaning of the confirmation under the Class AJ-FL Swap Agreement.

            "Class AJ Certificate": Any one of the Certificates with a "Class AJ" designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

            "Class AM-FL Additional Fixed Swap Payment": With respect to any Distribution Date and the Class AM-FL Swap Payment Date to which it relates based on the confirmation under the Class AM-FL Swap Agreement, the applicable "Additional Fixed Amount" within the meaning of the confirmation under the Class AM-FL Swap Agreement.

            "Class AM-FL Available Funds": With respect to any Distribution Date, an amount equal to (a) the sum of (i) the total amount of all principal and/or interest distributions, as well as all distributions of Yield Maintenance Charges and Prepayment Premiums, properly made on or in respect of the Class AM-FL REMIC II Regular Interest with respect to such Distribution Date and (ii) the amounts, if any, received from the Class AM-FL Swap Counterparty pursuant to the Class AM-FL Swap Agreement for such Distribution Date, less (b) any Class AM-FL Net Fixed Swap Payment, Class AM-FL Additional Fixed Swap Payment and Class AM-FL Fixed Payer Shortfall Reimbursement Payment required to be paid to the Class AM-FL Swap Counterparty pursuant to the Class AM-FL Swap Agreement, consistent with Section 3.29, for such Distribution Date.

            "Class AM-FL Certificate": Any one of the Certificates with a "Class AM-FL" designation on the face thereof, substantially in the form of Exhibit A-4 hereto, and evidencing a proportionate interest in Grantor Trust AM-FL.

            "Class AM-FL Distribution Conversion": With respect to any Distribution Date (i) immediately upon and during the continuation of a Swap Payment Default under the Class AM-FL Swap Agreement while the Certificate Administrator is pursuing remedies under the Class AM-FL Swap Agreement pursuant to Section 3.29, or (ii) immediately upon and following the termination of the Class AM-FL Swap Agreement until any replacement agreement is entered into, the conversion of distributions with respect to the Class AM-FL Certificates from distributions based, in part, on floating interest payments from the Class AM-FL Swap Counterparty under the Class AM-FL Swap Agreement to distributions based solely on distributions in respect of the Class AM-FL REMIC II Regular Interest, as specified in Section 4.01(c).

            "Class AM-FL Fixed Swap Payment": With respect to any Distribution Date and the Class AM-FL Swap Payment Date to which it relates based on the confirmation under the Class AM-FL Swap Agreement, the applicable "Fixed Amount" within the meaning of the confirmation under the Class AM-FL Swap Agreement.

            "Class AM-FL Fixed Payer Shortfall Reimbursement Payment": With respect to any Distribution Date and the Class AM-FL Swap Payment Date to which it relates based on the confirmation under the Class AM-FL Swap Agreement, the applicable "Fixed Payer Shortfall Reimbursement Amount" within the meaning of the confirmation under the Class AM-FL Swap Agreement.

            "Class AM-FL Floating Swap Payment": With respect to any Distribution Date and the Class AM-FL Swap Payment Date to which it relates based on the confirmation under the Class AM-FL Swap Agreement, the applicable "Floating Amount" within the meaning of the confirmation under the Class AM-FL Swap Agreement.

            "Class AM-FL Interest Distribution Amount": With respect to any Distribution Date, an amount equal to (a) the sum of (i) the Distributable Certificate Interest with respect to the Class AM-FL REMIC II Regular Interest for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, (ii) any Class AM-FL Net Floating Swap Payment received from the Class AM-FL Swap Counterparty for distribution on such Distribution Date and
(iii) if the Class AM-FL Swap Agreement is terminated and a replacement Class AM-FL Swap Agreement is not obtained, any related Swap Termination Payment collected during the related Collection Period, less (b) any Class AM-FL Net Fixed Swap Payment and/or Class AM-FL Fixed Payer Shortfall Reimbursement Payment made to the Class AM-FL Swap Counterparty with respect to such Distribution Date.

            "Class AM-FL Net Fixed Swap Payment": With respect to any Distribution Date, the excess, if any of (i) the Class AM-FL Fixed Swap Payment for that Distribution Date over (ii) the Class AM-FL Floating Swap Payment for that Distribution Date.

            "Class AM-FL Net Floating Swap Payment": With respect to any Distribution Date, the excess, if any of (i) the Class AM-FL Floating Swap Payment for that Distribution Date over (ii) the Class AM-FL Fixed Swap Payment for that Distribution Date.

            "Class AM-FL Principal Distribution Amount": With respect to any Distribution Date, an amount equal to the amount of principal allocated pursuant to Section 4.01 in respect of the Class AM-FL REMIC II Regular Interest on such Distribution Date.

            "Class AM-FL REMIC II Regular Interest": The uncertificated interest in REMIC II, designated as "Class AM-FL," constituting a "regular interest" in REMIC II for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

            "Class AM-FL Sub-Account": As defined in Section 3.04(f).

            "Class AM-FL Swap Agreement": With respect to the Class AM-FL Certificates and the Class AM-FL REMIC II Regular Interest, the applicable interest rate swap agreement consisting of the ISDA 1992 Master Agreement, together with the related schedule, confirmation and any annexes thereto, dated as of March 14, 2007, by and among the Class AM-FL Swap Counterparty and the Certificate Administrator, solely in its capacity as Certificate Administrator, on behalf of the Trust, or any replacement interest rate swap agreement entered into by the Certificate Administrator in accordance with the terms of Section 3.29.

            "Class AM-FL Swap Counterparty": Merrill Lynch Capital Services, Inc. or its successor in interest or any swap counterparty under a replacement Class AM-FL Swap Agreement.

            "Class AM-FL Swap Payment Date": The "Payment Date" within the meaning of the confirmation under the Class AM-FL Swap Agreement.

            "Class AM Certificate": Any one of the Certificates with a "Class AM" designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

            "Class B Certificate": Any one of the Certificates with a "Class B" designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

            "Class C Certificate": Any one of the Certificates with a "Class C" designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

            "Class D Certificate": Any one of the Certificates with a "Class D" designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

            "Class E Certificate": Any one of the Certificates with a "Class E" designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

            "Class F Certificate": Any one of the Certificates with a "Class F" designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

            "Class G Certificate": Any one of the Certificates with a "Class G" designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

            "Class H Certificate": Any one of the Certificates with a "Class H" designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

            "Class J Certificate": Any one of the Certificates with a "Class J" designation on the face thereof, substantially in the form of Exhibit A-6 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

            "Class K Certificate": Any one of the Certificates with a "Class K" designation on the face thereof, substantially in the form of Exhibit A-6 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

            "Class L Certificate": Any one of the Certificates with a "Class L" designation on the face thereof, substantially in the form of Exhibit A-6 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

            "Class M Certificate": Any one of the Certificates with a "Class M" designation on the face thereof, substantially in the form of Exhibit A-6 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

            "Class N Certificate": Any one of the Certificates with a "Class N" designation on the face thereof, substantially in the form of Exhibit A-6 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

            "Class P Certificate": Any one of the Certificates with a "Class P" designation on the face thereof, substantially in the form of Exhibit A-6 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

            "Class Principal Balance": The aggregate principal balance of any Class of Sequential Pay Certificates or REMIC II Regular Interest, as the case may be, outstanding from time to time. As of the Closing Date, the Class Principal Balance of each Class of Sequential Pay Certificates or REMIC II Regular Interests, as the case may be, shall equal the Original Class Principal Balance thereof. On each Distribution Date, the Class Principal Balance of each of the respective Classes of the Sequential Pay Certificates (exclusive of the Floating Rate Certificates) and REMIC II Regular Interests shall be reduced by the amount of any distributions of principal made thereon on such Distribution Date pursuant to Section 4.01 or 9.01, as applicable, and shall be further reduced by the amount of any Realized Losses and Additional Trust Fund Expenses allocated thereto on such Distribution Date pursuant to the first paragraph of
Section 4.04(a). The respective Class Principal Balances of the various Classes of Sequential Pay Certificates (exclusive of the Floating Rate Certificates) and REMIC II Regular Interests shall be increased, as and to the extent and in the order provided in the second paragraph of Section 4.04(a), in connection with any recoveries of Nonrecoverable Advances and/or interest thereon which were reimbursed and/or paid in a prior Collection Period from the principal portion of general collections on the Mortgage Pool and which are included in the Principal Distribution Amount for the current Distribution Date. Distributions in respect of a reimbursement of Realized Losses and Additional Trust Fund Expenses previously allocated to a Class of Sequential Pay Certificates (other than the Floating Rate Certificates) and the REMIC II Regular Interests shall not constitute distributions of principal and shall not result in reduction of the related Class Principal Balance. The Class Principal Balances of the Class A-2FL Certificates, the Class A-4FL Certificates, the Class AM-FL Certificates and the Class AJ-FL Certificates shall at all times equal the Class Principal Balances of the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and the Class AJ-FL REMIC II Regular Interest, respectively.

            "Class Q Certificate": Any one of the Certificates with a "Class Q" designation on the face thereof, substantially in the form of Exhibit A-6 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

            "Class R-I Certificate": Any one of the Certificates with a "Class R-I" designation on the face thereof, substantially in the form of Exhibit A-7 attached hereto, and evidencing the sole class of "residual interests" in REMIC I for purposes of the REMIC Provisions.

            "Class R-II Certificate": Any one of the Certificates with a "Class R-II" designation on the face thereof, substantially in the form of Exhibit A-7 attached hereto, and evidencing the sole class of "residual interests" in REMIC II for purposes of the REMIC Provisions.

            "Class X Certificate": Any one of the Certificates with a "Class X" designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing multiple "regular interests" in REMIC II for purposes of the REMIC Provisions.

            "Class X Component": Any of the 27 components of the Class X Certificates listed in the following table.

                                             Class Designation
                                             of Corresponding
                       Class X             Certificates or REMIC
                      Component             II Regular Interest
                 ------------------------------------------------
                        X-A-1                       A-1
                        X-A-1                       A-1
                        X-A-2                       A-2
                       X-A-2FL                   A-2FL(1)
                        X-A-3                       A-3
                       X-A-SB                      A-SB
                        X-A-4                       A-4
                       X-A-4FL                   A-4FL(1)
                       X-A-1A                      A-1A
                        X-AM                        AM
                       X-AM-FL                   AM-FL(1)
                        X-AJ                        AJ
                       X-AJ-FL                   AJ-FL(1)
                         X-B                         B
                         X-C                         C
                         X-D                         D
                         X-E                         E
                         X-F                         F
                         X-G                         G
                         X-H                         H
                         X-J                         J
                         X-K                         K
                         X-L                         L
                         X-M                         M
                         X-N                         N
                         X-P                         P
                         X-Q                         Q

-----------------
(1)   REMIC II Regular Interest.

            "Class X Notional Amount": With respect to the Class X Certificates and any date of determination, the sum of the then Component Notional Amounts of all of the Class X Components.

            "Class X Strip Rate": With respect to any Class X Component for any Distribution Date, a rate per annum equal to (i) the Weighted Average Net Mortgage Pass Through Rate for such Distribution Date, minus (ii) the Pass Through Rate for the Corresponding Certificates for such Distribution Date. In no event, however, shall any Class X Strip Rate be less than zero.

            "Class Y Certificate": Any one of the Certificates with a "Class Y" designation on the face thereof, substantially in the form of Exhibit A-8 attached hereto, and evidencing a proportionate interest in Grantor Trust Y.

            "Class Z Certificate": Any one of the Certificates with a "Class Z" designation on the face thereof, substantially in the form of Exhibit A-8 attached hereto, and evidencing a proportionate interest in Grantor Trust Z.

            "Clearstream": Clearstream Banking, Luxembourg or any successor.

            "Closing Date": March 14, 2007.

            "CMSA": The Commercial Mortgage Securities Association, or any association or organization that is a successor thereto. If neither such association nor any successor remains in existence, "CMSA" shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and one of whose principal purposes is the establishment of industry standards for reporting transaction-specific information relating to commercial mortgage-backed pass-through certificates and commercial mortgage-backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization. If an organization or association described in one of the preceding sentences of this definition does not exist, "CMSA" shall be deemed to refer to such other association or organization as shall be selected by the Master Servicers (or, in the event of a failure of both Master Servicers to agree on an association or organization, as shall be selected by the Certificate Administrator) and reasonably acceptable to the Certificate Administrator (if the Master Servicers make the determination), the Special Servicer and the Controlling Class Representative.

            "CMSA Advance Recovery Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Advance Recovery Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally.

            "CMSA Bond Level File": The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the "Bond Level File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally.

            "CMSA Collateral Summary File": The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the "Collateral Summary File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally.

            "CMSA Comparative Financial Status Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Comparative Financial Status Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally.

            "CMSA Delinquent Loan Status Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Delinquent Loan Status Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally.

            "CMSA Financial File": The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the "Financial File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally.

            "CMSA Historical Loan Modification and Corrected Mortgage Loan Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Loan Modification and Corrected Mortgage Loan Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally.

            "CMSA Investor Reporting Package":

            (a) the following seven electronic files: (i) CMSA Loan Setup File,
(ii) CMSA Loan Periodic Update File, (iii) CMSA Property File, (iv) CMSA Bond Level File, (v) CMSA Financial File, (vi) CMSA Collateral Summary File and (vii) CMSA Special Servicer Loan File;

            (b) the following ten supplemental reports: (i) CMSA Delinquent Loan Status Report, (ii) CMSA Historical Loan Modification and Corrected Mortgage Loan Report, (iii) CMSA REO Status Report, (iv) CMSA Loan Level Reserve/LOC Report, (v) CMSA Comparative Financial Status Report, (vi) CMSA Servicer Watch List, (vii) CMSA Operating Statement Analysis Report, (viii) CMSA NOI Adjustment Worksheet, (ix) CMSA Total Loan Report and (x) CMSA Advance Recovery Report; and

            (c) such other reports and data files as CMSA may designate as part of the "CMSA Investor Reporting Package" from time to time generally.

            "CMSA Loan Level Reserve/LOC Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Loan Level Reserve Report" on the CMSA Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Loan Periodic Update File": The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the "Loan Periodic Update File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally. Each CMSA Loan Periodic Update File prepared by a Master Servicer shall be accompanied by a CMSA Advance Recovery Report and all references herein to "CMSA Loan Periodic Update File" shall be construed accordingly.

            "CMSA Loan Setup File": The data file substantially in the form of, and containing the information called for in, the downloadable form of the "Loan Setup File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally.

            "CMSA NOI Adjustment Worksheet": A report substantially in the form of, and containing the information called for in, the downloadable form of the "NOI Adjustment Worksheet" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally, and in any event, shall present the computations made in accordance with the methodology described in such form to "normalize" the full year or less than 12 months net operating income, net cash flow and debt service coverage numbers used in the other reports required by this Agreement.

            "CMSA Operating Statement Analysis Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Operating Statement Analysis Report" available as of the Closing Date on the CMSA Website or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally.

            "CMSA Property File": The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the "Property File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally.

            "CMSA REO Status Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "REO Status Report" available on the CMSA Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Servicer Watch List": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Servicer Watch List" available as of the Closing Date on the CMSA Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally.

            "CMSA Special Servicer Loan File": The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the "Special Servicer Loan File" on the CMSA Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Total Loan Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Total Loan Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Website": The CMSA's website located at "www.cmbs.org" or such other primary website as the CMSA may establish for dissemination of its report forms.

            "Code": The Internal Revenue Code of 1986, as amended, and applicable temporary or final regulations of the U.S. Department of the Treasury promulgated thereunder.

            "Collection Account": One or more segregated accounts created and maintained by each Master Servicer pursuant to Section 3.04(a) on behalf of the Trustee in trust for the Certificateholders, which shall be entitled substantially as follows: in the case of KRECM, "KeyCorp Real Estate Capital Markets, Inc., as Master Servicer for LaSalle Bank National Association, as Trustee, on behalf of and in trust for the registered holders of ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5", and in the case of Wells Fargo, "Wells Fargo Bank, National Association, as Master Servicer for LaSalle Bank National Association, as Trustee, on behalf of and in trust for the registered holders of ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5".

            "Collection Period": Individually and collectively, as the context may require: with respect to each Mortgage Loan and any successor REO Loan with respect thereto, for any Distribution Date, the period commencing on the day immediately following the related Determination Date for such Mortgage Loan for the preceding Distribution Date (or, in the case of the initial Distribution Date, commencing immediately following the Cut-off Date) and ending on and including the related Determination Date for such Mortgage Loan for the subject Distribution Date. For the purposes of this Agreement, with respect to any Distribution Date, the Collection Period that corresponds to that Distribution Date (including, for example, but without limitation, references to "the related Collection Period") shall mean the Collection Periods (determined in accordance with the preceding sentence) ending in the month in which such Distribution Date occurs that are applicable to the Countrywide Trust Mortgage Loans, the IXIS Trust Mortgage Loans, the KeyBank Trust Mortgage Loans, the Merrill Trust Mortgage Loans and/or the Wells Fargo Trust Mortgage Loans, as applicable.

            "Commission": The United States Securities and Exchange Commission or any successor agency.

            "Component Notional Amount": With respect to each Class X Component and any date of determination, an amount equal to the then REMIC I Principal Balance of its Corresponding REMIC I Regular Interest.

            "Controlling Class": As of any date of determination, the most subordinate Class of Sequential Pay Certificates (based on the payment priorities set forth in Section 4.01(a)) that has a Class Principal Balance that is greater than 25% of the Original Class Principal Balance thereof (without considering any Appraisal Reduction Amounts); provided, however, that if no Class of Sequential Pay Certificates has a Class Principal Balance that satisfies such requirement, then the Controlling Class shall be the most subordinate outstanding Class of Sequential Pay Certificates (based on the payment priorities set forth in Section 4.01(a)) with a Class Principal Balance greater than zero. With respect to determining and exercising the rights of the Controlling Class, the Class A Senior Certificates shall collectively be deemed to be a single Class of Certificates.

            "Controlling Class Representative": As defined in Section 3.25.

            "Converting Loan": Any Mortgage Loan with (a) a maturity date that is 15 years or 30 years after such Mortgage Loan origination; (b) a fixed interest rate for the first 10 years of the Mortgage Loan term, followed by an adjustable interest rate period, during which period, the interest rate will adjust, based on a specified index, every six months, provided that such adjusted interest rate has a floor set at the related initial fixed interest rate; (c) voluntary prepayment, in whole or in part (with respect to certain Mortgage Loans, after a lockout period, as specified in the related mortgage loan documents) with a prepayment premium percentage that reduces over the Prepayment Premium Period; and (d) open prepayment (ranging from 61-253 months) following the Prepayment Premium Period.

            "Corporate Trust Office": The principal corporate trust office of the (i) Trustee at which at any particular time its asset-backed securities trust business with respect to this Agreement shall be administered, which office at the date of the execution of this Agreement is located at 135 S. LaSalle St., Chicago, IL 60603, Attn: Global Securities and Trust Services - ML-CFC 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5 and
(ii) Certificate Administrator, which office at the date of the execution of this Agreement is located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, Attention: Corporate Trust Services, ML-CFC 2007-5.

            "Corrected Mortgage Loan": Any Mortgage Loan that had been a Specially Serviced Mortgage Loan but has ceased to be a Specially Serviced Mortgage Loan in accordance with the definition of "Specially Serviced Mortgage Loan."

            "Corresponding Certificates": With respect to any REMIC I Regular Interest, the Class of Sequential Pay Certificates (other than the Floating Rate Certificates) or REMIC II Regular Interest for which such REMIC I Regular Interest is the Corresponding REMIC I Regular Interest or one of the Corresponding REMIC I Regular Interests. With respect to any Class X Component, the Class of Sequential Pay Certificates (other than the Floating Rate Certificates) or REMIC II Regular Interest designated as the "Corresponding Certificates" for such Class X Component in the definition of "Class X Component."

            "Corresponding REMIC I Regular Interest": As defined in the Preliminary Statement with respect to any Class of Sequential Pay Certificates (other than the Floating Rate Certificates) or REMIC II Regular Interest. With respect to any Class X Component, the REMIC I Regular Interest that, with the replacement of "L" with "X" at the beginning of its designation, has the same alphabetic or alphanumeric designation as such Class X Component.

            "Countrywide": Countrywide Commercial Real Estate Finance, Inc., a California corporation, or its successor in interest.

            "Countrywide Mortgage Loan Purchase Agreement": That certain mortgage loan purchase agreement, dated as of March 14, 2007, between the Depositor and Countrywide and relating to the transfer of the Countrywide Trust Mortgage Loans to the Depositor.

            "Countrywide Securities": Countrywide Securities Corporation, a California corporation, or its successor in interest.

            "Countrywide Trust Mortgage Loans": Each Trust Mortgage Loan transferred and assigned to the Depositor pursuant to the Countrywide Mortgage Loan Purchase Agreement.

            "Crossed Loan": As defined in Section 2.03(a). The Mortgage Loans comprising a Loan Combination (other than the 10000 Business Blvd. Loan Combination and the 4010 Airpark Drive Loan Combination) shall not be deemed to be Crossed Loans for purposes of this Agreement.

            "Crossed Loan Group": As defined in Section 2.03(a).

            "Custodian": LaSalle Bank National Association or its successor in interest, or any successor custodian appointed as herein provided.

            "Cut-off Date": Individually and collectively, as the context may require: with respect to each Mortgage Loan, the related Due Date of such Mortgage Loan in March 2007; or, with respect to any Mortgage Loan that has its first Due Date in April 2007, March 1, 2007.

            "Cut-off Date Balance": With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of the Cut-off Date, after application of all unscheduled payments of principal received on or before such date and the principal component of all Periodic Payments due on or before such date, whether or not received.

            "Debt Service Coverage Ratio": With respect to any Trust Mortgage Loan, as of any date of determination, the ratio of (x) the annualized Net Operating Income (before payment of any debt service on such Mortgage Loan) generated by the related Mortgaged Property during the most recently ended period of not less than six months and not more than twelve months for which financial statements, if available (whether or not audited) have been received by or on behalf of the related Mortgage Loan Seller (prior to the Closing Date or, in the case of a Qualified Substitute Mortgage Loan, prior to the relevant date of determination) or the applicable Master Servicer or the Special Servicer (following the Closing Date), to (y) twelve times the amount of the Periodic Payment in effect for such Mortgage Loan as of such date of determination.

            "Default Charges": Penalty Interest and/or late payment charges that are paid or payable, as the context may require, in respect of any Mortgage Loan or REO Loan.

            "Defaulted Mortgage Loan": A Mortgage Loan: (i) that is (A) delinquent 60 days or more in respect of a Periodic Payment (not including the Balloon Payment) or (B) delinquent in respect of its Balloon Payment unless (x) the related Mortgagor makes an Assumed Periodic Payment on each Due Date (commencing with the Due Date of such Balloon Payment) during the period contemplated in clause (y), and (y) the applicable Master Servicer receives, within 60 days after the Due Date of such Balloon Payment, written evidence from an institutional lender of such lender's binding commitment to refinance such Mortgage Loan within 120 days after the Due Date of such Balloon Payment and either such 120-day period has not expired or it has not been determined, in accordance with the definition of "Specially Serviced Mortgage Loan" that the refinancing could not reasonably be expected to occur, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note; or (ii) as to which the Special Servicer has, by written notice to the related Mortgagor, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

            "Defaulting Party": As defined in Section 7.01(b).

            "Defeasance Collateral": With respect to any Defeasance Loan, the United States government securities within the meaning of Treas. Reg. 1.860G-2(a)(8)(i) required or permitted to be pledged in lieu of prepayment pursuant to the terms thereof.

            "Defeasance Loan": Any Mortgage Loan which permits or requires the related Mortgagor (or permits the holder of such Mortgage Loan to require the related Mortgagor) to pledge Defeasance Collateral to such holder in lieu of prepayment.

            "Deficient Valuation": With respect to any Mortgage Loan, a valuation by a court of competent jurisdiction of the Mortgaged Property in an amount less than (i) in the case of a Trust Mortgage Loan, the then outstanding principal balance of such Mortgage Loan, and (ii) in the case of any Non-Trust Loan, the then-aggregate outstanding principal balance of such Mortgage Loan and all other Mortgage Loans in the related Loan Combination that are senior to, or pari passu with, such Mortgage Loan, which valuation results from a proceeding initiated under the Bankruptcy Code.

            "Definitive Certificates": As defined in Section 5.03(a).

            "Definitive Non-Registered Certificate": Any Definitive Certificate that is a Non-Registered Certificate.

            "Depositor": Merrill Lynch Mortgage Investors, Inc. or its successor in interest.

            "Depository": The Depository Trust Company, or any successor depository hereafter named as contemplated by Section 5.03(c). The nominee of the initial Depository for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a "clearing corporation" as defined in Section 8-102(3) of the Uniform Commercial Code of the State of New York and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

            "Depository Participant": A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

            "Designated Sub-Servicer": As defined in Section 3.22(a).

            "Determination Date": The eighth day of each month, or if such eighth day is not a Business Day, the Business Day immediately succeeding, commencing in April 2007; provided, that with respect to the Peter Cooper Village and Stuyvesant Town Trust Mortgage Loan, the Determination Date shall be the second Business Day following the related Due Date.

            "Determination Information": As defined in Section 3.18(b).

            "Detroit Riverview Medical Complex B-Note Non-Trust Mortgage Loan":
The Mortgage Loan, other than the Detroit Riverview Medical Complex Trust Mortgage Loan, that is secured by the same Mortgage encumbering the Detroit Riverview Medical Complex Mortgaged Property as the Detroit Riverview Medical Complex Trust Mortgage Loan, and that is subordinate, to the extent set forth in the related Loan Combination Intercreditor Agreement, in right of payment and in other respects to the Detroit Riverview Medical Complex Trust Mortgage Loan.

            "Detroit Riverview Medical Complex Intercreditor Agreement": The Intercreditor and Servicing Agreement, dated February 9, 2007, between the Trust as holder of the Detroit Riverview Medical Complex Trust Mortgage Loan and the holder of the Detroit Riverview Medical Complex B-Note Non-Trust Loan.

            "Detroit Riverview Medical Complex Loan Combination": Collectively, the Detroit Riverview Medical Complex Trust Mortgage Loan, and the Detroit Riverview Medical Complex B-Note Non-Trust Loan. The term "Detroit Riverview Medical Complex Loan Combination" shall include any successor REO Loans with respect to the Detroit Riverview Medical Complex Trust Mortgage Loan and the Detroit Riverview Medical Complex B-Note Non-Trust Loan.

            "Detroit Riverview Medical Complex Mortgaged Property": The Mortgaged Property identified on the Mortgage Loan Schedule as Detroit Riverview Medical Complex.

            "Detroit Riverview Medical Complex Trust Mortgage Loan": The Trust Mortgage Loan that is secured by the Detroit Riverview Medical Complex Mortgaged Property and included in the Trust Fund.

            "Directly Operate": With respect to any REO Property, the furnishing or rendering of services to the tenants thereof, the management of such REO Property, the holding of such REO Property primarily for sale or lease or the performance of any construction work thereon, in each case other than through an Independent Contractor; provided, however, that the Trustee (or the Special Servicer or any Sub-Servicer on behalf of the Trustee) shall not be considered to Directly Operate an REO Property solely because the Trustee (or the Special Servicer or any Sub-Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO Property.

            "Discount Rate": With respect to any prepaid Trust Mortgage Loan or Trust REO Loan for purposes of allocating any Prepayment Premium or Yield Maintenance Charge received thereon or with respect thereto among the respective Classes of the Sequential Pay Certificates (other than any Floating Rate Certificate or any Excluded Class thereof) and REMIC II Regular Interests, an amount equal to the discount rate stated in the Mortgage Loan documents related to such Trust Mortgage Loan or Trust REO Loan used in calculating the related Prepayment Premium or Yield Maintenance Charge; provided that, if a discount rate is not stated thereon, the "Discount Rate" will be an amount equal to the yield (when compounded monthly) on the U.S. Treasury issue (primary issue) with a maturity date closest to the maturity date or Anticipated Repayment Date, as applicable, for such prepaid Trust Mortgage Loan or Trust REO Loan. In the event there are two or more such U.S. Treasury issues (a) with the same coupon, the issue with the lowest yield shall apply, and (b) with maturity dates equally close to the maturity date or Anticipated Repayment Date, as applicable, for the prepaid Trust Mortgage Loan or Trust REO Loan, the issue with the earliest maturity date shall apply.

            "Disqualified Non-United States Tax Person": With respect to any Residual Certificate, any Non-United States Tax Person or agent thereof other than: (1) a Non-United States Tax Person that (a) holds such Residual Certificate and, for purposes of Treasury regulations Section 1.860G-3(a)(3), is subject to tax under Section 882 of the Code, (b) certifies that it understands that, for purposes of Treasury regulations Section 1.860E-1(c)(4)(ii), as a holder of such Residual Certificate for United States federal income tax purposes, it may incur tax liabilities in excess of any cash flows generated by such Residual Certificate and intends to pay taxes associated with holding such Residual Certificate, and (c) has furnished the Transferor and the Certificate Administrator with an effective IRS Form W-8ECI or successor form and has agreed to update such form as required under the applicable Treasury regulations; or
(2) a Non-United States Tax Person that has delivered to the Transferor, the Trustee and the Certificate Registrar an opinion of nationally recognized tax counsel to the effect that (x) the Transfer of such Residual Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and (y) such Transfer of such Residual Certificate will not be disregarded for United States federal income tax purposes.

            "Disqualified Organization": (i) the United States, any State or political subdivision thereof, a foreign government, an international organization, or any agency or instrumentality of any of the foregoing, (ii) any organization (other than certain farmers' cooperatives described in Section 521 of the Code) that is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iii) rural electric and telephone cooperatives described in
Section 1381 of the Code and (iv) any other Person so designated by the Trustee or the REMIC Administrator based upon an Opinion of Counsel that the holding of an Ownership Interest in a Residual Certificate by such Person may cause the Trust or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual Certificate to such Person. The terms "United States," "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions.

            "Disqualified Partnership": Any domestic entity classified as a partnership under the Code, if any of its beneficial owners (directly or indirectly, other than through a U.S. corporation) are (or are permitted to be under the applicable partnership agreement) Disqualified Non-United States Tax Persons.

            "Distributable Certificate Interest": With respect to any Class of REMIC II Regular Certificates or REMIC II Regular Interests for any Distribution Date, the Accrued Certificate Interest in respect of such Class of Certificates or REMIC II Regular Interests for such Distribution Date, reduced (other than with respect to the Class X Certificates) (to not less than zero) by the product of (a) any Net Aggregate Prepayment Interest Shortfall for such Distribution Date, multiplied by (b) a fraction, expressed as a decimal, the numerator of which is the Accrued Certificate Interest in respect of the subject Class of Certificates or REMIC II Regular Interests for such Distribution Date, and the denominator of which is the aggregate Accrued Certificate Interest in respect of all the Classes of Sequential Pay Certificates (exclusive of the Floating Rate Certificates) or REMIC II Regular Interests for such Distribution Date; provided that, if the aggregate Class Principal Balance of the Sequential Pay Certificates (exclusive of the Floating Rate Certificates) or REMIC II Regular Interests is reduced as a result of a Realized Loss caused by a diversion of principal collections on the Mortgage Pool to reimburse Nonrecoverable Advances and/or pay interest thereon as contemplated by Section 1.02, and if there is a subsequent recovery of such amounts that results in the reinstatement of the Class Principal Balance of any one or more Classes of Sequential Pay Certificates (exclusive of the Floating Rate Certificates) or REMIC II Regular Interests as provided in the definition of "Class Principal Balance" and the second paragraph of Section 4.04(a), then the amount of Distributable Certificate Interest with respect to each Class of REMIC II Regular Certificates and/or the REMIC II Regular Interests for the next succeeding Distribution Date shall be increased by the amount of any and all additional Distributable Certificate Interest that would have been payable with respect to the subject Class of REMIC II Regular Certificates or REMIC II Regular Interest if such diversion of principal and the corresponding allocation of a Realized Loss (up to the amount of the reinstated balances) had not occurred.

            "Distribution Account": The segregated account or accounts created and maintained by the Certificate Administrator pursuant to Section 3.04(b) which shall be entitled "Wells Fargo Bank, National Association as Certificate Administrator for LaSalle Bank National Association, as Trustee, in trust for the registered holders of ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5".

            "Distribution Date": With respect to any Determination Date, the fourth Business Day following such Determination Date (without giving effect to the proviso in the definition of "Determination Date").

            "Distribution Date Statement": As defined in Section 4.02(a).

            "Document Defect": As defined in Section 2.03(a).

            "Due Date": With respect to (i) any Mortgage Loan on or prior to its Stated Maturity Date, the day of the month set forth in the related Mortgage Note on which each Periodic Payment on such Mortgage Loan is scheduled to be first due; (ii) any Mortgage Loan after its Stated Maturity Date, the day of the month set forth in the related Mortgage Note on which each Periodic Payment on such Mortgage Loan had been scheduled to be first due; and (iii) any REO Loan, the day of the month set forth in the related Mortgage Note on which each Periodic Payment on the related Mortgage Loan had been scheduled to be first due.

            "Eligible Account": Any of (i) an account maintained with a federal or state chartered depository institution or trust company, and (a) with respect to deposits held for 30 days or more in such account, the long-term deposit or unsecured debt obligations of which are rated at least "AA-" by Fitch (or "A-" by Fitch provided the short-term unsecured debt obligations of such institution or trust company are rated at least "F-1" by Fitch), "Aa3" by Moody's and "AA-" by S&P (or "A-" by S&P provided the short-term unsecured debt obligations of such institution or trust company are rated at least "A-1" by S&P) (or, with respect to any such Rating Agency, such lower rating as will not result in an Adverse Rating Event, as evidenced in writing by the applicable Rating Agency), at any time such funds are on deposit therein, or (b) with respect to deposits held for less than 30 days in such account, the short-term deposits of which are rated at least "F-1" by Fitch, "P-1" by Moody's and "A-1" by S&P (or, with respect to any such Rating Agency, such lower rating as will not result in an Adverse Rating Event) as evidenced in writing by the applicable Rating Agency at any time such funds are on deposit therein, (ii) any account maintained with KeyBank so long as KeyBank (1) has a long-term unsecured debt rating of at least "A1" and a short-term rating of at least "P-1" from Moody's, (2) has a long-term unsecured debt rating of at least "A" and a short-term rating of at least "A-1" from S&P, and (3) has a long-term unsecured debt rating of at least "A" and a short-term rating of at least "F1" from Fitch, (iii) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity, which, in the case of a state chartered depository institution or trust company, is subject to regulations regarding fiduciary funds on deposit therein substantially similar to 12 C.F.R. ss. 9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority, or (iv) any other account the use of which would not, in and of itself, cause an Adverse Rating Event, as confirmed in writing by each Rating Agency.

            "Enhancement/Support Provider": Any enhancement or support provider contemplated by Item 1114(b) or Item 1115 of Regulation AB with respect to the Trust Fund or any one or more Classes of Certificates.

            "Environmental Assessment": A "Phase I assessment" as described in, and meeting the criteria of, the American Society of Testing Materials Standard Sections 1527-05 or a review conducted in accordance with the All Appropriate Inquiries final rule issued by the United States Environmental Protection Agency on November 1, 2005 (40 C.F.R. Part 312), or any successor to either.

            "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

            "Escrow Payment": Any payment received by either Master Servicer or the Special Servicer for the account of any Mortgagor for application toward the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and other similar items in respect of the related Mortgaged Property.

            "Euroclear": The Euroclear System or any successor.

            "Event of Default": One or more of the events described in Section 7.01(a).

            "Excess Servicing Strip": With respect to each Trust Mortgage Loan and Trust REO Loan, that portion of the Master Servicing Fee for such Mortgage Loan or REO Loan that represents interest accrued at the related Excess Servicing Strip Rate.

            "Excess Servicing Strip Rate": With respect to each Mortgage Loan and REO Loan, the excess of (x) the Master Servicing Fee Rate for such Mortgage Loan or REO Loan over (y) the sum of (i) 0.01% (one basis point) per annum, and
(ii) with respect to any Mortgage Loan and REO Loan that is not primary serviced by the applicable Master Servicer, the primary servicing fee rate, if any, for such Mortgage Loan or REO Loan; provided that the Excess Servicing Strip Rate with respect to each Mortgage Loan and REO Loan shall be subject to reduction by the Trustee pursuant to Section 3.11(a).

            "Exchange Act": The Securities Exchange Act of 1934, as amended.

            "Exchange Act Reportable Event": With respect to (a) the Trustee or, if and to the extent specifically applicable thereto or to its duties on behalf of the Trustee, any Servicing Representative of the Trustee or any Trustee Appointee, any Trustee Reportable Event, (b) the Certificate Administrator, or, if and to the extent specifically applicable thereto or to its duties on behalf of the Certificate Administrator, any Servicing Representative of the Certificate Administrator, any Certificate Administrator Reportable Event, (c) either Master Servicer or, if and to the extent specifically applicable thereto or to its duties on behalf of a Master Servicer, any Servicing Representative of such Master Servicer, any Master Servicer Reportable Event, and (d) the Special Servicer or, if and to the extent specifically applicable thereto or to its duties on behalf of the Special Servicer, any Servicing Representative of the Special Servicer, any Special Servicer Reportable Event.

            "Exchange Act Reporting Year": Each of (a) the Trust's fiscal year 2007, and (b) any subsequent fiscal year of the Trust, but only if as of the beginning of such subsequent fiscal year of the Trust, the Registered Certificates are held in the aggregate by at least 300 holders (which may consist of (i) in the case of Registered Certificates held in definitive form, direct Holders of such Definitive Certificates, and/or (ii) in the case of Registered Certificates held in book-entry form through the Depository, Depository Participants having accounts with the Depository).

            "Exchange Act Reports": As defined in Section 8.16(a).

            "Excluded Class": Any Class of Sequential Pay Certificates other than the Class A-1, Class A-2, Class A-2FL, Class A-3, Class A-SB, Class A-4, Class A-4FL, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates.

            "Exemption": Department of Labor Prohibited Transaction Exemption ("PTE") 90-29 (as amended by PTE 97-34, PTE 2000-58 and PTE 2002-41), as it may be amended from time to time, or any successor thereto, all as issued by the U.S. Department of Labor.

            "Exemption-Favored Party": Any of (i) MLPF&S, (ii) any Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with MLPF&S, and (iii) any member of any underwriting syndicate or selling group of which any Person described in clauses
(i) and (ii) is a manager or co-manager with respect to a Class of Investment Grade Certificates.

            "FDIC": Federal Deposit Insurance Corporation or any successor.

            "FHLMC": Federal Home Loan Mortgage Corporation or any successor.

            "Final Recovery Determination": A determination by the Special Servicer with respect to any Specially Serviced Mortgage Loan, Corrected Mortgage Loan or REO Property (other than a Mortgage Loan or REO Property, as the case may be, that was purchased or replaced by any of the Mortgage Loan Sellers pursuant to the applicable Mortgage Loan Purchase Agreement, or that was purchased by the Plurality Subordinate Certificateholder or the Special Servicer or any assignee of the foregoing pursuant to Section 3.18, or by the related Non-Trust Noteholder (in the case of an A-Note Trust Mortgage Loan) pursuant to the related Loan Combination Intercreditor Agreement, or by the applicable Master Servicer, the Special Servicer or the Plurality Subordinate Certificateholder pursuant to Section 9.01) that there has been a recovery of all Insurance Proceeds, Liquidation Proceeds, REO Revenues and other payments or recoveries that the Special Servicer has determined, in accordance with the Servicing Standard, will be ultimately recoverable.

            "Fiscal Agent": A Person who is at any time appointed by the Trustee pursuant to Section 8.18 to act as fiscal agent.

            "Fitch": Fitch, Inc. or its successor in interest. If neither such Rating Agency nor any successor remains in existence, "Fitch" shall be deemed to refer to such other nationally recognized statistical rating organization or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicer and any Fiscal Agent, and specific ratings of Fitch herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

            "Floating Rate Account": The segregated accounts or sub-accounts (which may be sub-accounts of the Distribution Account) created and maintained by the Certificate Administrator pursuant to Section 3.04(f), in trust for: (i) in the case of the Class A-2FL Certificates and the Class A-2FL REMIC II Regular Interest, the holders of Class A-2FL Certificates and the Class A-2FL Swap Counterparty, as their interests may appear, which shall be entitled "Wells Fargo Bank, National Association as Certificate Administrator for LaSalle Bank National Association, as Trustee, on behalf of and in trust for the registered holders of ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass Through Certificates, Series 2007-5, Class A-2FL, and Merrill Lynch Capital Services, Inc., as their interests may appear, Floating Rate Account"; (ii) in the case of the Class A-4FL Certificates and the Class A-4FL REMIC II Regular Interest, the holders of Class A-4FL Certificates and the Class A-4FL Swap Counterparty, as their interests may appear, which shall be entitled "Wells Fargo Bank, National Association as Certificate Administrator for LaSalle Bank National Association, as Trustee, on behalf of and in trust for the registered holders of ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass Through Certificates, Series 2007-5, Class A-4FL, and Merrill Lynch Capital Services, Inc., as their interests may appear, Floating Rate Account"; (iii) in the case of the Class AM-FL Certificates and the Class AM-FL REMIC II Regular Interest, the holders of Class AM-FL Certificates and the Class AM-FL Swap Counterparty, as their interests may appear, which shall be entitled "Wells Fargo Bank, National Association as Certificate Administrator for LaSalle Bank National Association, as Trustee, on behalf of and in trust for the registered holders of ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass Through Certificates, Series 2007-5, Class AM-FL, and Merrill Lynch Capital Services, Inc., as their interests may appear, Floating Rate Account"; and (iv) in the case of the Class AJ-FL Certificates and the Class AJ-FL REMIC II Regular Interest, the holders of the Class AJ-FL Certificates and the Class AJ-FL Swap Counterparty, as their interests may appear, which shall be entitled "Wells Fargo Bank, National Association as Certificate Administrator for LaSalle Bank National Association, as Trustee, on behalf of and in trust for the registered holders of ML CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass Through Certificates, Series 2007-5, Class AJ-FL, and Merrill Lynch Capital Services, Inc., as their interests may appear, Floating Rate Account".

            "Floating Rate Certificate": Any Class A-2FL, Class A-4FL, Class AM-FL or Class AJ-FL Certificate.

            "Floating Rate Grantor Trust": Any of Grantor Trust A-2FL, Grantor Trust A-4FL, Grantor Trust AM-FL or Grantor Trust AJ-FL.

            "FNMA": Federal National Mortgage Association or any successor.

            "Form 8-K": Exchange Act Form 8-K, as and to the extent that such form is applicable for an asset-backed issuer to satisfy its reporting requirements under the Exchange Act, and the rules and regulations promulgated thereunder, including for purposes of filing current reports under Section 13 or 15(d) of the Exchange Act, filed pursuant to Rule 13a-11 or Rule 15d-11, and for reports of nonpublic information required to be disclosed by Regulation FD (17 C.F.R. 243.100 and 243.101). For purposes of this Agreement, "Form 8-K" shall be deemed to include any successor or equivalent Exchange Act form adopted by the Commission.

            "Form 8-K Current Report": A current report on Form 8-K.

            "Form 8-K Required Information": Any and all information, including with respect to any applicable Exchange Act Reportable Events, required pursuant to the Exchange Act and/or the rules and regulations promulgated thereunder to be reported by an asset-backed issuer under Form 8-K.

            "Form 10-D": Exchange Act Form 10-D, as and to the extent that such form is applicable for an asset-backed issuer to satisfy its reporting requirements under the Exchange Act, and the rules and regulations promulgated thereunder, including for purposes of filing distribution reports under Section 13 or 15(d) of the Exchange Act, filed pursuant to Rule 13a-17 or Rule 15d-17. For purposes of this Agreement, "Form 10-D" shall be deemed to include any successor or equivalent Exchange Act form adopted by the Commission.

            "Form 10-D Distribution Report": A distribution report on Form 10-D.

            "Form 10-D Required Information": Any and all information, including with respect to any applicable Exchange Act Reportable Events, required pursuant to the Exchange Act and/or the rules and regulations promulgated thereunder to be reported by an asset-backed issuer under Form 10-D.

            "Form 10-K": Exchange Act Form 10-K, as and to the extent that such form is applicable for an asset-backed issuer to satisfy its reporting requirements under the Exchange Act, and the rules and regulations promulgated thereunder, including for purposes of filing annual reports pursuant to Section 13 or 15(d) of the Exchange Act for which no other form is prescribed, as well as for filing transition reports pursuant to Section 13 or 15(d) of the Exchange Act. For purposes of this Agreement, "Form 10-K" shall be deemed to include any successor or equivalent Exchange Act form adopted by the Commission.

            "Form 10-K Annual Report": An annual report on Form 10-K.

            "Form 10-K Required Information": Any and all information, including with respect to any applicable Exchange Act Reportable Events, required pursuant to the Exchange Act and/or the rules and regulations promulgated thereunder to be reported by an asset-backed issuer under Form 10-K.

            "Fort Henry Mall A-Note Non-Trust Loan" means, upon funding, each loan that is (a) not part of the Trust Fund, (b) has been designated under the Fort Henry Mall Intercreditor Agreement as a "Future Advance Note," with a collective aggregate unpaid principal balance of $5,100,000 as of the Cut-off Date and (c) is secured by the same mortgage encumbering the Fort Henry Mall Mortgaged Property.

            "Fort Henry Mall Borrower" means the Mortgagor under the Fort Henry Mall Loan Combination.

            "Fort Henry Mall Controlling Party" means the Controlling Class Representative.

            "Fort Henry Mall Intercreditor Agreement" means the co-lender agreement by and between the holders of the Fort Henry Mall Trust Mortgage Loan and the Fort Henry Mall A Note Non-Trust Loan. Following the inclusion of the Fort Henry Mall Trust Mortgage Loan in the Trust Fund, the trust, acting through the trustee, will be the holder of that mortgage loan and a party to the Fort Henry Mall Intercreditor Agreement.

            "Fort Henry Mall Loan Combination": Collectively, the Fort Henry Mall Trust Mortgage Loan and (upon funding) each Fort Henry Mall A-Note Non-Trust Loan.

            "Fort Henry Mall Mortgaged Property" means the Mortgaged Property identified on Schedule I to this Agreement as Fort Henry Mall.

            "Fort Henry Mall Trust Mortgage Loan" means that loan that (a) is part of the Trust Fund, (b) has been designated under the Fort Henry Mall Intercreditor Agreement, as the "Initial Note," with an unpaid principal balance of $39,500,000 as of the Cut-off Date, and (c) is secured by the same mortgage encumbering the Fort Henry Mall Mortgaged Property as each Fort Henry Mall A Note Non-Trust Loan.

            "FRIS Chicken A/B Intercreditor Agreement": The Intercreditor and Servicing Agreement, dated July 25, 2005, between Wells Fargo Bank, National Association, as Note A Holder, and Wells Fargo Bank, National Association, as Note B Holder.

            "FRIS Chicken A-Note Non-Trust Loan" means that loan that is (a) not part of the Trust Fund, (b) has been designated under the FRIS Chicken A Notes Intercreditor Agreement as "Note A-1," with an unpaid principal balance of $25,000,000 as of the Cut-off Date, (c) is secured by the same mortgage encumbering the FRIS Chicken Mortgaged Property and (d) is held in the MSCI 2005-HQ6 Securitization.

            "FRIS Chicken A-Note Non-Trust Noteholder": The holder of the FRIS Chicken A-Note Non-Trust Loan.

            "FRIS Chicken A Notes Intercreditor Agreement": The A Notes Intercreditor Agreement, dated July 25, 2005, between Wells Fargo Bank, National Association, as A-1 Noteholder, and Wells Fargo Bank, National Association, as A-2 Noteholder.

            "FRIS Chicken B-Note Non-Trust Loan": The Mortgage Loan, other than the FRIS Chicken Trust Mortgage Loan, that is secured by the same Mortgage encumbering the FRIS Chicken Mortgaged Property as the FRIS Chicken Trust Mortgage Loan, and that is subordinate, to the extent set forth in the related Loan Combination Intercreditor Agreement, in right of payment and in other respects to the FRIS Chicken Trust Mortgage Loan.

            "FRIS Chicken B-Note Non-Trust Noteholder": The holder of the FRIS Chicken B-Note Non-Trust Loan.

            "FRIS Chicken Control Appraisal Event": The existence of a "Trigger Event" within the meaning of the FRIS Chicken A/B Intercreditor Agreement.

            "FRIS Chicken Controlling Party": Prior to the occurrence of a FRIS Chicken Control Appraisal Event (and for so long as it is continuing) with respect to the FRIS Chicken B-Note Non-Trust Loan, shall be, as of any date of determination, the holder of the FRIS Chicken B-Note Non-Trust Loan, and, following the occurrence of a FRIS Chicken Control Appraisal Event (and for so long as it is continuing) with respect to the FRIS Chicken B-Note Non-Trust Loan, shall be as set forth in Section 3.1(b) of the FRIS Chicken A Notes Intercreditor Agreement.

            "FRIS Chicken Intercreditor Agreements": Collectively, the FRIS Chicken A Notes Intercreditor Agreement and the FRIS Chicken A/B Intercreditor Agreement.

            "FRIS Chicken Loan Combination": Collectively, the FRIS Chicken Trust Mortgage Loan, the FRIS Chicken A-Note Non-Trust Loan and the FRIS Chicken B-Note Non-Trust Loan. The term "FRIS Chicken Loan Combination" shall include any successor REO Loans with respect to the FRIS Chicken Trust Mortgage Loan, the FRIS Chicken A-Note Non-Trust Loan and the FRIS Chicken B-Note Non-Trust Loan.

            "FRIS Chicken Mortgaged Property": The Mortgaged Property identified on the Mortgage Loan Schedule as FRIS Chicken.

            "FRIS Chicken REO Property": With respect to the FRIS Chicken Loan Combination, the related Loan Combination REO Property.

            "FRIS Chicken Trust Mortgage Loan": The Trust Mortgage Loan that is secured by the FRIS Chicken Mortgaged Property and included in the Trust Fund.

            "Gain-on-Sale Proceeds": With respect to any Trust Mortgage Loan or Trust REO Loan, the excess, if any, of (i) any and all Liquidation Proceeds collected with respect to such Mortgage Loan or the related REO Property, as the case may be, net of any related liquidation expenses, P&I Advances, Servicing Advances, Principal Recovery Fees, interest on Advances, Master Servicing Fees, Special Servicing Fees and Additional Trust Fund Expenses, and if applicable, further net of any portion of such Liquidation Proceeds payable to the related Non-Trust Noteholder(s) (if any), over (ii) the Purchase Price for such Trust Mortgage Loan or Trust REO Loan, as the case may be, on the date on which such Liquidation Proceeds were received.

            "Gain-on-Sale Reserve Account": A segregated custodial account (which may be a sub-account of the Distribution Account) created and maintained by the Certificate Administrator pursuant to Section 3.04(e) in trust for the Certificateholders, which shall be entitled "Wells Fargo Bank, National Association as Certificate Administrator for LaSalle Bank National Association, as Trustee, in trust for the registered holders of ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5, Gain-on-Sale Reserve Account".

            "Global Certificate": With respect to any Class of Book-Entry Non-Registered Certificates, either the related Rule 144A Global Certificate or the related Regulation S Global Certificate.

            "Grantor Trust": Collectively, Grantor Trust A-2FL, Grantor Trust A-4FL, Grantor Trust AM-FL, Grantor Trust AJ-FL, Grantor Trust Y and Grantor Trust Z.

            "Grantor Trust A-2FL": That certain "grantor trust" (within the meaning of the Grantor Trust Provisions), the assets of which consist of (i) the Class A-2FL REMIC II Regular Interest and distributions thereon, (ii) the Class A-2FL Swap Agreement and payments by the Class A-2FL Swap Counterparty thereunder and (iii) the Class A-2FL Sub-Account, intended to be treated as a "grantor trust" within the meaning of the Grantor Trust Provisions.

            "Grantor Trust A-2FL Assets": The segregated pool of assets comprising Grantor Trust A-2FL.

            "Grantor Trust A-4FL": That certain "grantor trust" (within the meaning of the Grantor Trust Provisions), the assets of which consist of (i) the Class A-4FL REMIC II Regular Interest and distributions thereon, (ii) the Class A-4FL Swap Agreement and payments by the Class A-4FL Swap Counterparty thereunder and (iii) the Class A-4FL Sub-Account, intended to be treated as a "grantor trust" within the meaning of the Grantor Trust Provisions.

            "Grantor Trust A-4FL Assets": The segregated pool of assets comprising Grantor Trust A-4FL.

            "Grantor Trust AM-FL": That certain "grantor trust" (within the meaning of the Grantor Trust Provisions), the assets of which consist of (i) the Class AM-FL REMIC II Regular Interest and distributions thereon, (ii) the Class AM-FL Swap Agreement and payments by the Class AM-FL Swap Counterparty thereunder and (iii) the Class AM-FL Sub-Account, intended to be treated as a "grantor trust" within the meaning of the Grantor Trust Provisions.

            "Grantor Trust AM-FL Assets": The segregated pool of assets comprising Grantor Trust AM-FL.

            "Grantor Trust AJ-FL": That certain "grantor trust" (within the meaning of the Grantor Trust Provisions), the assets of which consist of (i) the Class AJ-FL REMIC II Regular Interest and distributions thereon, (ii) the Class AJ-FL Swap Agreement and payments by the Class AJ-FL Swap Counterparty thereunder and (iii) the Class AJ-FL Sub-Account, intended to be treated as a "grantor trust" within the meaning of the Grantor Trust Provisions.

            "Grantor Trust AJ-FL Assets": The segregated pool of assets comprising Grantor Trust AJ-FL.

            "Grantor Trust Provisions": Subpart E of Part I of Subchapter J of the Code (including Treasury Regulations thereunder) and Treasury Regulations
Section 301.7701-4(c).

            "Grantor Trust Y": That certain "grantor trust" (within the meaning of the Grantor Trust Provisions), the assets of which consist of any Additional Interest with respect to the Trust Converting Loans and any successor Trust REO Loans accruing during their respective adjustable interest rate period and amounts held from time to time in the Collection Accounts and/or the Trust Converting Loan Additional Interest Account.

            "Grantor Trust Y Assets": The segregated pool of assets comprising Grantor Trust Y.

            "Grantor Trust Z": That certain "grantor trust" (within the meaning of the Grantor Trust Provisions), the assets of which consist of any Additional Interest with respect to the Trust ARD Loans and any successor Trust REO Loans after their respective Anticipated Repayment Dates and amounts held from time to time in the Collection Accounts and/or the Trust ARD Loan Additional Interest Account.

            "Grantor Trust Z Assets": The segregated pool of assets comprising Grantor Trust Z.

            "Ground Lease": With respect to any Mortgage Loan for which the Mortgagor has a leasehold interest in the related Mortgaged Property or space lease within such Mortgaged Property, the lease agreement creating such leasehold interest.

            "Group 1 Mortgage Loan": Any Trust Mortgage Loan identified on the Mortgage Loan Schedule as belonging to Loan Group 1.

            "Group 2 Mortgage Loan": Any Trust Mortgage Loan identified on the Mortgage Loan Schedule as belonging to Loan Group 2.

            "Hazardous Materials": Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to CERCLA or any other federal, state or local environmental related laws and regulations now existing or hereafter enacted, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls ("PCBs"), radon gas, petroleum and petroleum products and urea formaldehyde.

            "Holder": A Certificateholder.

            "Impound Reserve": As defined in Section 3.16(c).

            "Independent": When used with respect to any specified Person, any such Person who (i) is in fact independent of the Depositor, any Mortgage Loan Seller, either Master Servicer, the Special Servicer, the Controlling Class Representative, the Trustee, the Certificate Administrator, the Custodian, any Fiscal Agent and any and all Affiliates thereof (and, with respect to any Loan Combination, any of the related Non-Trust Noteholder(s) and any and all Affiliates thereof), (ii) does not have any direct financial interest in or any material indirect financial interest in any of the Depositor, any Mortgage Loan Seller, either Master Servicer, the Special Servicer, the Controlling Class Representative, the Trustee, the Certificate Administrator, the Custodian, any Fiscal Agent or any Affiliate thereof (or, with respect to any Loan Combination, any of the related Non-Trust Noteholder(s) or any Affiliate thereof), and (iii) is not connected with the Depositor, any Mortgage Loan Seller, either Master Servicer, the Controlling Class Representative, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian, any Fiscal Agent or any Affiliate thereof (or, with respect to any Loan Combination, any of the related Non-Trust Noteholder(s) or any Affiliate thereof) as an officer, employee, promoter, underwriter, Trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Depositor, any Mortgage Loan Seller, either Master Servicer, the Controlling Class Representative, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian, any Fiscal Agent or any Affiliate thereof (or, with respect to any Loan Combination, any of the related Non-Trust Noteholder(s) or any Affiliate thereof) merely because such Person is the beneficial owner of 1% or less of any class of securities issued by the Depositor, any Mortgage Loan Seller, either Master Servicer, the Special Servicer, the Controlling Class Representative, the Trustee, the Certificate Administrator, the Custodian, any Fiscal Agent or any Affiliate thereof (or, with respect to any Loan Combination, any of the related Non-Trust Noteholder(s) or any Affiliate thereof), as the case may be.

            "Independent Appraiser": An Independent professional real estate appraiser who is a member in good standing of the Appraisal Institute, and, if the State in which the subject Mortgaged Property is located certifies or licenses appraisers, certified or licensed in such State, and in each such case, who has a minimum of five years experience in the subject property type and market.

            "Independent Contractor": (a) Any Person that would be an "independent contractor" with respect to REMIC I within the meaning of Section 856(d)(3) of the Code if REMIC I were a real estate investment trust (except that the ownership test set forth in that Section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates, or such other interest in any Class of Certificates as is set forth in an Opinion of Counsel, which shall be at no expense to either Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, any Fiscal Agent or the Trust Fund, delivered to the Trustee (and, if a Loan Combination is involved, to the related Non-Trust Noteholder(s)), provided that
(i) such REMIC does not receive or derive any income from such Person and (ii) the relationship between such Person and such REMIC is at arm's length, all within the meaning of Treasury regulations Section 1.856-4(b)(5), or (b) any other Person upon receipt by the Trustee (and, if a Loan Combination is involved, by the related Non-Trust Noteholder(s)) of an Opinion of Counsel, which shall be at no expense to either Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, any Fiscal Agent or the Trust Fund, to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as "foreclosure property" within the meaning of
Section 860G(a)(8) of the Code for purposes of Section 860D(a) of the Code, or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property, due to such Person's failure to be treated as an Independent Contractor.

            "Initial Form 8-K Current Reports": As defined in Section 8.16.

            "Initial Purchaser": Each of MLPF&S and Countrywide Securities Corporation.

            "Institutional Accredited Investor" or "IAI": An "accredited investor" as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the Securities Act or any entity in which all of the equity owners come within such paragraphs.

            "Insurance Policy": With respect to any Mortgage Loan, any hazard insurance policy, flood insurance policy, title policy or other insurance policy that is maintained from time to time in respect of such Mortgage Loan or the related Mortgaged Property.

            "Insurance Proceeds": Proceeds paid under any Insurance Policy, to the extent such proceeds are not applied to the restoration of the related Mortgaged Property, released to the Mortgagor, or any tenants or ground lessors, as the case may be, pursuant to the terms of the related Mortgage or lease, in accordance with the Servicing Standard.

            "Insured Environmental Event": As defined in Section 3.07(d).

            "Interest Accrual Period": With respect to any Distribution Date, except with respect to the Class A-2FL Certificates, the Class A-4FL Certificates, the Class AM-FL Certificates and the Class AJ-FL Certificates prior to a Class A-2FL Distribution Conversion, Class A-4FL Distribution Conversion, Class AM-FL Distribution Conversion or a Class AJ-FL Distribution Conversion, as the case may be, the calendar month immediately preceding the calendar month in which such Distribution Date occurs. For purposes of determining Class A-2FL Interest Distribution Amounts and Class A-2FL Floating Swap Payments, Class A-4FL Interest Distribution Amounts and Class A-4FL Floating Swap Payments, Class AM-FL Interest Distribution Amounts and Class AM-FL Floating Swap Payments or Class AJ-FL Interest Distribution Amounts and Class AJ-FL Floating Swap Payments, for any Distribution Date and any Class A-2FL Swap Payment Date, Class A-4FL Swap Payment Date, Class AM-FL Swap Payment Date or Class AJ-FL Swap Payment Date, as the case may be, related thereto based upon the confirmation under the related Swap Agreement, the Interest Accrual Period will begin on and include the Distribution Date in the month preceding the month in which the subject Distribution Date occurs (or, in the case of the first Distribution Date, will begin on and include the Closing Date) and will end on and include the calendar day before the subject Distribution Date; provided that, if a Class A-2FL Distribution Conversion, Class A-4FL Distribution Conversion, Class AM-FL Distribution Conversion or a Class AJ-FL Distribution Conversion is in effect with respect to the subject Distribution Date, then the Interest Accrual Period applicable to the Class A-2FL Interest Distribution Amount, Class A-4FL Interest Distribution Amount, Class AM-FL Interest Distribution Amount or the Class AJ-FL Interest Distribution Amount, as the case may be, for such Distribution Date will be the same as the Interest Accrual Period with respect to the Class A-2FL REMIC II Regular Interest, Class A-4FL REMIC II Regular Interest, Class AM-FL REMIC II Regular Interest or the Class AJ-FL REMIC II Regular Interest, as the case may be, for such Distribution Date.

            "Interest Reserve Account": The segregated account (which may be a sub-account of the Distribution Account) created and maintained by the Certificate Administrator pursuant to Section 3.04(c) in trust for Certificateholders, which shall be entitled "Wells Fargo Bank, National Association as Certificate Administrator for LaSalle Bank National Association, as Trustee, on behalf of and in trust for the registered holders of ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5".

            "Interest Reserve Amount": With respect to each Interest Reserve Loan and each Distribution Date that occurs in February of each year subsequent to 2007 and in January of each year subsequent to 2007 that is not a leap year (unless the related Distribution Date is the final Distribution Date), an amount equal to one day's interest at the related Net Mortgage Rate on the related Stated Principal Balance as of the Due Date in the month in which such Distribution Date occurs (but prior to the application of any amounts owed on such Due Date), to the extent a Periodic Payment or P&I Advance is made in respect thereof for such Due Date as of the related P&I Advance Date, in the case of a Periodic Payment, or as of the related Distribution Date, in the case of a P&I Advance.

            "Interest Reserve Loan": Each Trust Mortgage Loan that is an Actual/360 Mortgage Loan and each Trust REO Loan that relates to an Actual/360 Mortgage Loan.

            "Interested Person": The Depositor, each Mortgage Loan Seller, each Master Servicer, the Special Servicer, any Independent Contractor hired by the Special Servicer, any related Non-Trust Noteholder, any Holder of a Certificate or any Affiliate of any such Person.

            "Internet Website": Either the Internet website maintained by the Certificate Administrator (located at "www.ctslink.net" or such other address as provided to the parties hereto from time to time) or the Internet website maintained by either Master Servicer, as the case may be.

            "Investment Account": As defined in Section 3.06(a).

            "Investment Grade Certificate": As of any date of determination, a Certificate that is rated in one of the four highest generic rating categories by at least one Rating Agency.

            "Investment Period": With respect to any Distribution Date and (i) each of the Collection Accounts, any Servicing Account, any Reserve Account, any REO Account and any Loan Combination Custodial Account, the related Collection Period and (ii) each of the Distribution Account, the Interest Reserve Account, the Additional Interest Accounts and the Gain-on-Sale Reserve Account, the related Certificate Administrator Investment Period.

            "IXIS": IXIS Real Estate Capital Inc., a New York corporation, or its successor in interest.

            "IXIS Mortgage Loan Purchase Agreement": That certain mortgage loan purchase agreement, dated as of March 14, 2007, between the Depositor and IXIS and relating to the transfer of the IXIS Trust Mortgage Loans to the Depositor.

            "IXIS Trust Mortgage Loans": Each Trust Mortgage Loan transferred and assigned to the Depositor pursuant to the IXIS Mortgage Loan Purchase Agreement.

            "KeyBank": KeyBank National Association, a national banking association, or its successor in interest.

            "KeyBank Mortgage Loan Purchase Agreement": That certain mortgage loan purchase agreement, dated as of March 14, 2007, between the Depositor and KeyBank and relating to the transfer of the KeyBank Trust Mortgage Loans to the Depositor.

            "KeyBank Trust Mortgage Loan": Each Trust Mortgage Loan transferred and assigned to the Depositor pursuant to the KeyBank Mortgage Loan Purchase Agreement.

            "KRECM": KeyCorp Real Estate Capital Markets, Inc., an Ohio corporation, or its successor in interest.

            "LaSalle": LaSalle Bank National Association, or its successor in interest.

            "Late Collections": With respect to any Mortgage Loan, all amounts received thereon during any Collection Period, other than Penalty Interest, whether as payments, Insurance Proceeds, Liquidation Proceeds or otherwise, which represent late collections of the principal and/or interest portions of a Scheduled Payment (other than a Balloon Payment) or an Assumed Periodic Payment in respect of such Mortgage Loan due or deemed due on a Due Date in a previous Collection Period, and not previously recovered. With respect to any REO Loan, all amounts received in connection with the related REO Property during any Collection Period, other than Penalty Interest, whether as Insurance Proceeds, Liquidation Proceeds, REO Revenues or otherwise, which represent late collections of the principal and/or interest portions of a Scheduled Payment (other than a Balloon Payment) or an Assumed Periodic Payment in respect of the predecessor Mortgage Loan or of an Assumed Periodic Payment in respect of such REO Loan due or deemed due on a Due Date in a previous Collection Period and not previously recovered.

            "LIBOR": The rate specified in Section 1.03(a) or the rate calculated by the Certificate Administrator in accordance with Section 1.03(b), as applicable under the circumstances.

            "LIBOR Business Day": Any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England, if applicable, New York, New York, pursuant to the definition of "LIBOR Determination Date" below.

            "LIBOR Determination Date": For purposes of calculating LIBOR in any particular calendar month, the second LIBOR Business Day prior to the commencement of the Interest Accrual Period in such calendar month; provided that, to the extent that the calculation of LIBOR in accordance with Section 1.03(b) requires a determination made as of New York City time, the subject LIBOR Determination Date must be a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England and New York, New York.

            "Liquidation Event": With respect to any Mortgage Loan, any of the following events: (i) such Mortgage Loan is paid in full; (ii) a Final Recovery Determination is made with respect to such Mortgage Loan; (iii) such Mortgage Loan is repurchased or replaced by a Mortgage Loan Seller pursuant to the applicable Mortgage Loan Purchase Agreement; (iv) such Mortgage Loan is purchased by the Plurality Subordinate Certificateholder, the Special Servicer or any assignee thereof pursuant to Section 3.18 or by either Master Servicer, the Special Servicer or the Plurality Subordinate Certificateholder pursuant to
Section 9.01; (v) in the case of the FRIS Chicken Trust Mortgage Loan and the MezzCap Trust Mortgage Loans, any such Mortgage Loan is purchased by the related B-Note Loan Holder pursuant to the related Loan Combination Intercreditor Agreement; (vi) such Mortgage Loan is purchased by a mezzanine lender pursuant to the related mezzanine intercreditor agreement; or (vii) such Mortgage Loan is removed from the Trust by the Sole Certificate Owner in connection with an exchange of all of the outstanding Certificates owned by the Sole Certificate Owner for all of the Trust Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to Section 9.01. With respect to any REO Property (and the related REO Loan), any of the following events: (i) a Final Recovery Determination is made with respect to such REO Property; (ii) such REO Property is purchased or replaced by a Mortgage Loan Seller pursuant to the applicable Mortgage Loan Purchase Agreement; (iii) such REO Property is purchased by either Master Servicer, the Special Servicer or the Plurality Subordinate Certificateholder pursuant to Section 9.01; or (iv) such REO Property is removed from the Trust Fund by the Sole Certificate Owner in connection with an exchange of all of the outstanding Certificates owned by the Sole Certificate Owner for all of the Trust Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to Section 9.01.

            "Liquidation Proceeds": All cash amounts (other than Insurance Proceeds and REO Revenues) received by either Master Servicer or the Special Servicer in connection with: (i) the taking of all or a part of a Mortgaged Property or REO Property by exercise of the power of eminent domain or condemnation, subject, however, to the rights of any tenants and ground lessors, as the case may be, and the rights of the Mortgagor under the terms of the related Mortgage; (ii) the liquidation of a Mortgaged Property or other collateral constituting security for a defaulted Mortgage Loan, through trustee sale, foreclosure sale, REO Disposition or otherwise, exclusive of any portion thereof required to be released to the related Mortgagor in accordance with applicable law and the terms and conditions of the related Mortgage Note and Mortgage; (iii) the realization upon any deficiency judgment obtained against a Mortgagor; (iv) the purchase of a Trust Defaulted Mortgage Loan by the Plurality Subordinate Certificateholder, the Special Servicer or any assignee thereof pursuant to Section 3.18; (v) the repurchase or substitution of a Trust Mortgage Loan or REO Property by a Mortgage Loan Seller, pursuant to the applicable Mortgage Loan Purchase Agreement; (vi) the purchase of a Trust Mortgage Loan or REO Property by either Master Servicer, the Special Servicer, or the Plurality Subordinate Certificateholder pursuant to Section 9.01; (vii) the purchase of the FRIS Chicken Trust Mortgage Loan or any of the MezzCap Trust Mortgage Loans by the related B-Note Non-Trust Loan Holder pursuant to the related Loan Combination Intercreditor Agreement; (viii) the purchase of a Mortgage Loan by a mezzanine lender pursuant to the related mezzanine intercreditor agreement; or
(ix) the removal of a Mortgage Loan or REO Property from the Trust Fund by the Sole Certificate Owner in connection with an exchange of all of the outstanding Certificates owned by the Sole Certificate Owner for all of the Trust Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to Section 9.01.

            "Loan Combination": Collectively, each A-Note Trust Mortgage Loan and the related A-Note Non-Trust Loan and/or the related B-Note Non-Trust Loan. The term "Loan Combination" shall include any successor REO Loan with respect to the applicable Mortgage Loans comprising such Loan Combination.

            "Loan Combination Custodial Account": With respect to any Serviced Loan Combination, the separate account (which may be a sub-account of the applicable Collection Account) created and maintained by the applicable Master Servicer pursuant to Section 3.04(h) and held on behalf of the Certificateholders and the related Non-Trust Noteholder, which shall be entitled substantially as follows: in the case of the KRECM, "KeyCorp Real Estate Capital Markets, Inc., as Master Servicer for LaSalle Bank National Association, as Trustee, on behalf of and in trust for the registered holders of ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5, and [name of the related Non-Trust Noteholder(s)], as their interests may appear", and in the case of Wells Fargo, "Wells Fargo Bank National Association, as Master Servicer for LaSalle Bank National Association, as Trustee, on behalf of and in trust for the registered holders of ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5, and [name of the related Non-Trust Noteholder(s)], as their interests may appear". Any such account shall be an Eligible Account or a sub-account of an Eligible Account.

            "Loan Combination Intercreditor Agreement": With respect to each Loan Combination, each intercreditor agreement in effect between (i) the Trust Fund as holder of the related Trust Mortgage Loan and (ii) the Non-Trust Noteholder(s).

            "Loan Combination Mortgaged Property": The Mortgaged Property securing a Loan Combination.

            "Loan Combination REO Account": With respect to each Serviced Loan Combination, a segregated account or accounts created and maintained by the Special Servicer pursuant to Section 3.16 on behalf of the Trustee, in trust for the Certificateholders, and the related Non-Trust Noteholder, which shall be entitled "CWCapital Asset Management LLC, as Special Servicer for LaSalle Bank National Association, as Trustee in trust for registered holders of ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5, and [name of the related Non-Trust Noteholder(s)], as their interests may appear".

            "Loan Combination REO Property": With respect to each Serviced Loan Combination, the related Mortgaged Property if such Mortgaged Property is acquired on behalf and in the name of the Trust Fund, for the benefit of the Certificateholders, and the related Non-Trust Noteholder(s), as their interests may appear, through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of such Serviced Loan Combination.

            "Loan Group": Either Loan Group 1 or Loan Group 2.

            "Loan Group 1": Collectively, all of the Trust Mortgage Loans that are Group 1 Mortgage Loans and any successor Trust REO Loans with respect thereto.

            "Loan Group 1 Available Distribution Amount": With respect to any Distribution Date, that portion, if any, of the Available Distribution Amount attributable to Loan Group 1.

            "Loan Group 1 Principal Distribution Amount": With respect to any Distribution Date, that portion, if any, of the Principal Distribution Amount attributable to the Trust Mortgage Loans and Trust REO Loans belonging to Loan Group 1, taking into account adjustments in accordance with Section 1.02.

            "Loan Group 2": Collectively, all of the Trust Mortgage Loans that are Group 2 Mortgage Loans and any successor Trust REO Loans with respect thereto.

            "Loan Group 2 Available Distribution Amount": With respect to any Distribution Date, that portion, if any, of the Available Distribution Amount attributable to Loan Group 2.

            "Loan Group 2 Principal Distribution Amount": With respect to any Distribution Date, that portion, if any, of the Principal Distribution Amount attributable to the Trust Mortgage Loans and Trust REO Loans belonging to Loan Group 2, taking into account adjustments in accordance with Section 1.02.

            "Loan-to-Value Ratio": With respect to any Trust Mortgage Loan, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the then current principal amount of such Mortgage Loan, as adjusted in accordance with the considerations specified in Section 3.08(a)(i), and the denominator of which is the Appraised Value of the related Mortgaged Property.

            "Master Servicer": With respect to the Merrill Trust Mortgage Loans (other than the Peter Cooper Village and Stuyvesant Town Trust Mortgage Loan), the KeyBank Trust Mortgage Loans and the IXIS Trust Mortgage Loans, Master Servicer No. 1 and with respect to the Countrywide Trust Mortgage Loans and the Wells Fargo Trust Mortgage Loans (other than the FRIS Chicken Trust Mortgage
Loan), Master Servicer No. 2.

            "Master Servicer Indemnification Agreement": With respect to the initial Master Servicer No. 1, that certain Master Servicer and Special Servicer Indemnification Agreement, dated as of March 14, 2007, between such Master Servicer, the Depositor, the Underwriters and the Initial Purchasers; and with respect to the initial Master Servicer No. 2, that certain Master Servicer Indemnification Agreement, dated as of March 14, 2007, between such Master Servicer, the Depositor, the Underwriters and the Initial Purchasers.

            "Master Servicer No. 1": KRECM or any successor Master Servicer thereto appointed as herein provided.

            "Master Servicer No. 2": Wells Fargo or any successor Master Servicer thereto appointed as herein provided.

            "Master Servicer Reportable Event": With respect to either Master Servicer, any of the following events, conditions, circumstances and/or matters:

            (i) the entry into or amendment to a definitive agreement that is material to the Subject Securitization Transaction, including, for example, a servicing agreement with a Servicer contemplated by Item 1108(a)(3) of Regulation AB, but only if such Master Servicer or any Servicing Representative of such Master Servicer is a party to such agreement or has entered into such agreement on behalf of the Trust [ITEM
      1.01 ON FORM 8-K];

            (ii) the termination of a definitive agreement that is material to the Subject Securitization Transaction (other than by expiration of the agreement on its stated termination date or as a result of all parties completing their obligations under such agreement), but only if such Master Servicer or any Servicing Representative of such Master Servicer is a party to such agreement or has entered into such agreement on behalf of the Trust [ITEM 1.02 ON FORM 8-K];

            (iii) the appointment of a receiver, fiscal agent or similar officer for any Material Debtor in a proceeding under the U.S. Bankruptcy Code or in any other proceeding under state or federal law in which a court or governmental authority has assumed jurisdiction over substantially all of the assets or business of any Material Debtor, including where such jurisdiction has been assumed by leaving the existing directors and officers in possession but subject to the supervision and orders of a court or governmental authority, but only if the subject Material Debtor is (A) such Master Servicer, (B) any Servicing Representative of such Master Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (C) any Significant Obligor with respect to a Performing Mortgage Loan [ITEM 1.03(a) ON FORM 8-K];

            (iv) the entry of an order confirming a plan of reorganization, arrangement or liquidation of a Material Debtor by a court or governmental authority having supervision or jurisdiction over substantially all of the assets or business of such Material Debtor, but only if the subject Material Debtor is (A) such Master Servicer, (B) any Servicing Representative of such Master Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (C) any Significant Obligor with respect to a Performing Mortgage Loan [ITEM 1.03(b) ON FORM 8-K];

            (v) any resignation, removal, replacement or substitution of (A) such Master Servicer or (B) any Servicing Representative of such Master Servicer that constitutes a Servicer contemplated by Item 1108(a)(2) of Regulation AB [ITEM 6.02 ON FORM 8-K];

            (vi) any appointment of (A) a new Master Servicer or (B) any new Servicing Representative of such Master Servicer that constitutes a Servicer contemplated by Item 1108(a)(2) of Regulation AB [ITEM 6.02 ON FORM 8-K];

            (vii) any nonpublic disclosure, by such Master Servicer or any Servicing Representative of such Master Servicer, with respect to the Subject Securitization Transaction (other than disclosure required pursuant to this Agreement) that is required to be disclosed by Regulation FD (17 C.F.R. 243.100 through 243.103) [ITEM 7.01 ON FORM 8-K];

            (viii) any other information of importance to Certificateholders (determined by such Master Servicer in accordance with the Servicing Standard) that (A) is not otherwise required to be included in the Distribution Date Statement, the CMSA Special Servicer Loan File or any other report to be delivered or otherwise made available to Certificateholders hereunder, and (B) such Master Servicer has determined, in accordance with the Servicing Standard, could have a material adverse effect on the value of a Mortgaged Property as collateral for a Performing Mortgage Loan or the ability of a Mortgaged Property to generate sufficient cash flow for the related Mortgagor to meet its debt service obligations under the related Performing Mortgage Loan [ITEM 8.01 ON FORM 8-K];

            (ix) the commencement or termination of, or any material developments regarding, any legal proceedings pending against any Material Litigant, or of which any property of a Material Litigant is the subject, or any threat by a governmental authority to bring any such legal proceedings, that are material to Certificateholders, but only if such Master Servicer is controlling the subject litigation or if the subject Material Litigant is (A) such Master Servicer, (B) any Servicing Representative of such Master Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (C) any Significant Obligor with respect to a Performing Mortgage Loan [ITEM 2 ON FORM 10-D AND GENERAL INSTRUCTION J TO FORM 10-K];

            (x) the receipt by or on behalf of such Master Servicer or any Servicing Representative of such Master Servicer of any updated financial statements, balance sheets, rent rolls or other financial information regarding a Significant Obligor with respect to a Performing Mortgage Loan that is required to be provided under Item 1112(b) of Regulation AB [ITEM 6 ON FORM 10-D AND GENERAL INSTRUCTION J TO FORM 10-K];

            (xi) to the extent not otherwise disclosed in the Prospectus Supplement, whether such Master Servicer has become an affiliate (as defined in Rule 405 of the Securities Act) of any of (A) the Trust, (B) the Depositor, (C) a Mortgage Loan Seller, (D) the Trustee, (E) the Certificate Administrator, (F) the Custodian, (G) the Special Servicer,
      (H) any Servicing Representative of such Master Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (I) any Significant Obligor [GENERAL INSTRUCTION J TO FORM 10-K]; and

            (xii) to the extent not otherwise disclosed in the Prospectus Supplement, any specific relationship involving or relating to the Subject Securitization Transaction or the Mortgage Loans contemplated by Item 1119(c) of Regulation AB between a Mortgage Loan Seller or the Trust, on the one hand, and such Master Servicer or any Servicing Representative of such Master Servicer, on the other hand [GENERAL INSTRUCTION J TO FORM 10-K].

            "Master Servicing Fee": With respect to each Mortgage Loan and any successor REO Loan with respect thereto, the fee payable to the applicable Master Servicer pursuant to Section 3.11(a).

            "Master Servicing Fee Rate": With respect to each Trust Mortgage Loan, the per annum rate equal to the sum of the rates set forth under the columns "Master Servicing Fee Rate", "Primary Servicing Fee Rate" and "Sub-Servicing Fee Rate" on the Mortgage Loan Schedule, and with respect to each Non-Trust Loan, or any successor REO Loan with respect thereto, the per annum rate at which any related Master Servicing Fee is permitted to be calculated under the related Loan Combination Intercreditor Agreement.

            "Material Debtor": Any of the following:

            (i) the Trust;

            (ii) each of the Mortgage Loan Sellers;

            (iii) each of the parties to this Agreement;

            (iv) any Servicing Representative that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB;

            (v) any Significant Obligor;

            (vi) any Enhancement/Support Provider; and

            (vii) any other material party contemplated by Item 1100(d)(1) of Regulation AB relating to the relating to the Subject Securitization Transaction.

            "Material Litigant": Any of the following:

            (i) the Trust;

            (ii) each of the Mortgage Loan Sellers;

            (iii) the Depositor;

            (iv) the Trustee;

            (v) each Master Servicer;

            (vi) the Special Servicer;

            (vii) the Certificate Administrator;

            (viii) the Custodian;

            (ix) any Servicing Representative that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB;

            (x) any originator of Trust Mortgage Loans contemplated by Item 1110(b) of Regulation AB; and

            (xi) any other party contemplated by Item 1100(d)(1) of Regulation AB relating to the Subject Securitization Transaction.

            "Merrill Mortgage Loan Purchase Agreement": That certain mortgage loan purchase agreement, dated as of March 14, 2007, between the Depositor and MLMLI and relating to the transfer of the Merrill Trust Mortgage Loans to the Depositor.

            "Merrill Trust Mortgage Loan": Each Trust Mortgage Loan transferred and assigned to the Depositor pursuant to the Merrill Mortgage Loan Purchase Agreement.

            "MezzCap B-Note Non-Trust Mortgage Loans" means the Detroit Riverview Medical Complex B-Note Non-Trust Mortgage Loan and the St. Luke's Cornwall Medical Complex B-Note Non-Trust Mortgage Loan.

            "MezzCap Intercreditor Agreements" means the Detroit Riverview Medical Complex Intercreditor Agreement and the St. Luke's Cornwall Medical Complex Intercreditor Agreement.

            "MezzCap Loan Combinations" means the Detroit Riverview Medical Complex Loan Combination and the St. Luke's Cornwall Medical Complex Loan Combination.

            "MezzCap Material Default" means, with respect to a MezzCap Loan Combination, one of the following events: (a) either of the related underlying mortgage loan or B-Note Non-Trust Loan has been accelerated; (b) a continuing monetary default; or (c) a bankruptcy action has been filed by or against the related borrower.

            "MezzCap Trust Mortgage Loans" means the Detroit Riverview Medical Complex Trust Mortgage Loan and the St. Luke's Cornwall Medical Complex Trust Mortgage Loan.

            "MLMLI": Merrill Lynch Mortgage Lending, Inc. or its successor in interest.

            "MLPF&S": Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation, or its successor in interest.

            "Moody's" shall mean Moody's Investors Service, Inc. or its successor in interest. If neither such rating agency nor any successor remains in existence, "Moody's" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of Moody's Investors Service, Inc. herein referenced shall be deemed to refer to the equivalent ratings of the party so designated. References herein to "applicable rating category" (other than such references to "highest applicable rating category") shall, in the case of Moody's, be deemed to refer to such applicable rating category of Moody's, without regard to any plus or minus or other comparable rating qualification.

            "Mortgage": With respect to any Mortgage Loan, the mortgage, deed of trust, deed to secure debt or similar instrument that secures the Mortgage Note and creates a lien on the fee or leasehold interest in the related Mortgaged Property.

            "Mortgage File": With respect to any Trust Mortgage Loan (other than the Peter Cooper Village and Stuyvesant Town Trust Mortgage Loan and the FRIS Chicken Trust Mortgage Loan) and, in the case of any Trust Mortgage Loan that is part of a Serviced Loan Combination, also with respect to the related Non-Trust Loan(s), collectively the following documents (which, in the case of a Serviced Loan Combination, except for the Mortgage Notes referred to in clause (i) of this definition and any modifications thereof referred to in clause (vi) of this definition, relate to the entire Serviced Loan Combination):

            (i)(A) the original executed Mortgage Note for such Trust Mortgage Loan, including any power of attorney related to the execution thereof (or a lost note affidavit and indemnity with a copy of such Mortgage Note attached thereto), together with any and all intervening endorsements thereon, endorsed on its face or by allonge attached thereto (without recourse, representation or warranty, express or implied) to the order of LaSalle Bank National Association, as trustee for the registered holders of ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5, or in blank, and (B) in the case of a Serviced Loan Combination, a copy of the executed Mortgage Note for each related Non-Trust Loan;

            (ii) an original or a copy of the Mortgage, together with originals or copies of any and all intervening assignments thereof, in each case (unless not yet returned by the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recording office;

            (iii) an original or a copy of any related Assignment of Leases (if such item is a document separate from the Mortgage), together with originals or copies of any and all intervening assignments thereof, in each case (unless not yet returned by the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recording office;

            (iv) an original executed assignment, in recordable form (except for completion of the assignee's name, if the assignment is delivered in blank, and any missing recording information) or a certified copy of that assignment as sent for recording, of (A) the Mortgage, (B) any related Assignment of Leases (if such item is a document separate from the Mortgage) and (C) any other recorded document relating to such Trust Mortgage Loan otherwise included in the Mortgage File, in favor of LaSalle Bank National Association, as trustee for the registered holders of ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5 (or, in the case of a Serviced Loan Combination, in favor of LaSalle Bank National Association, as Trustee for the registered holders of ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5, and in its capacity as lead lender on behalf of the holder of the related Non-Trust Loan(s)), or in blank; provided that, if the related Mortgage has been recorded in the name of Mortgage Electronic Registration Systems, Inc. ("MERS") or its designee, no assignment of Mortgage, Assignment of Leases or other recorded document in favor of the Trustee will be required to be prepared or delivered and instead, the Seller shall take all actions as are necessary to cause the Trustee to be shown as, and shall deliver evidence of any such transfers to the Master Servicers and the Special Servicer, and the Trustee shall take all actions necessary to confirm that it is shown as, the owner of the related Mortgage on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS;

            (v) an original assignment of all unrecorded documents relating to the subject Trust Mortgage Loan (to the extent not already assigned pursuant to clause (iv) above), in favor of LaSalle Bank National Association, as trustee for the registered holders of ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5 (or, in the case of a Serviced Loan Combination, in favor of LaSalle Bank National Association, as trustee for the registered holders of ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5, and in its capacity as lead lender on behalf of the holder of the related Non-Trust Loan(s)), or in blank;

            (vi) originals or copies of any consolidation, assumption, substitution and modification agreements in those instances where the terms or provisions of the Mortgage or Mortgage Note have been consolidated or modified or the subject Trust Mortgage Loan has been assumed;

            (vii) the original or a copy of the policy or certificate of lender's title insurance or, if such policy has not been issued or located, an original or a copy of an irrevocable, binding commitment (which may be a pro forma policy or a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

            (viii) any filed copies or other evidence of filing of any prior UCC Financing Statements in favor of the originator of such Trust Mortgage Loan or in favor of any assignee prior to the Trustee (but only to the extent the Mortgage Loan Seller had possession of such UCC Financing Statements prior to the Closing Date) and, if there is an effective UCC Financing Statement in favor of the Mortgage Loan Seller on record with the applicable public office for UCC Financing Statements, a UCC Financing Statement assignment, in form suitable for filing in favor of LaSalle Bank National Association, as trustee for the registered holders of ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5, as assignee (or, in the case of a Serviced Loan Combination, in favor of LaSalle Bank National Association, as trustee for the registered holders of ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5, and in its capacity as lead lender on behalf of the holder of the related Non-Trust Loan(s)), or in blank; provided, if the related Mortgage Loan has been recorded in the name of MERS or its designee, no UCC Financing Statement in favor of the Trustee will be required to be prepared or delivered and instead, the Seller shall take all actions as are necessary to cause the Trustee, on behalf of the Certificateholders, to be shown as, and shall deliver evidence of any such transfers to the Master Servicers and the Special Servicer, and the Trustee shall take all actions necessary to confirm that it is shown as, the secured party on the related UCC Financing Statements on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS;

            (ix) an original or a copy of any Ground Lease and any related ground lessor estoppel or any guaranty;

            (x) an original or copy of any intercreditor agreement relating to permitted debt of the Mortgagor (including, in the case of a Trust Mortgage Loan that is part of a Loan Combination, any related Loan Combination Intercreditor Agreement) and any intercreditor agreement relating to mezzanine debt related to the Mortgagor;

            (xi) an original or a copy of any loan agreement, any escrow or reserve agreement, any security agreement, any management agreement, any agreed upon procedures letter, any lockbox or cash management agreements, any environmental reports or any letter of credit (which letter of credit shall not be delivered in original form to the Custodian but rather to the applicable Master Servicer), in each case relating to such Trust Mortgage Loan; and

            (xii) with respect to a Trust Mortgage Loan secured by a hospitality property, a signed copy of any franchise agreement and/or franchisor comfort letter;

            With respect to the Peter Cooper Village and Stuyvesant Town Trust Mortgage Loan and the FRIS Chicken Trust Mortgage Loan, the following documents:

            (i) the original executed Note for such Peter Cooper Village and Stuyvesant Town Trust Mortgage Loan and FRIS Chicken Trust Mortgage Loan, as the case may be, endorsed (either on the face thereof or pursuant to a separate allonge) "Pay to the order of LaSalle Bank National Association, as trustee for the registered holders of ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, without recourse", or in blank, without recourse and further showing a complete, unbroken chain of assignment and endorsement from the originator (if such originator is other than the Seller); or, alternatively, if the original executed Note has been lost, a lost note affidavit and indemnity with a copy of such Note; and

            (ii) copies of the executed Peter Cooper Village and Stuyvesant Town Intercreditor Agreement and the FRIS Chicken Intercreditor Agreements, as the case may be.

provided that whenever the term "Mortgage File" is used to refer to documents actually received by the Custodian, such term shall not be deemed to include such documents required to be included therein unless they are actually so received, and with respect to any receipt or certification by the Custodian for documents described in clause (vi) of this definition, shall be deemed to include only such documents to the extent the Custodian has actual knowledge of their existence.

            "Mortgage Loan": Any Trust Mortgage Loan or any Non-Trust Loan. As used herein, the term "Mortgage Loan" includes the related Mortgage Note, Mortgage and other security documents contained in the related Mortgage File or otherwise held on behalf of the Trust and/or any Non-Trust Noteholder, as applicable.

            "Mortgage Loan Purchase Agreement": Each of the Countrywide Mortgage Loan Purchase Agreement, the IXIS Mortgage Loan Purchase Agreement, the KeyBank Mortgage Loan Purchase Agreement, the Merrill Mortgage Loan Purchase Agreement and the Wells Fargo Mortgage Loan Purchase Agreement.

            "Mortgage Loan Schedule": The list of Trust Mortgage Loans transferred on the Closing Date to the Trustee as part of REMIC I, respectively, attached hereto as Schedule I and in a computer readable format. Such list shall set forth the following information with respect to each Trust Mortgage Loan:

            (i) the loan identification number (as specified in Annex A-1 to the Prospectus);

            (ii) the street address (including city, county, state and zip code) and name of the related Mortgaged Property;

            (iii) the Cut-off Date Balance;

            (iv) (A) the amount of the Periodic Payment due on the first Due Date following the Closing Date and (B) the monthly Due Date;

            (v) the Net Mortgage Rate as of the Cut-off Date and the original Mortgage Rate;

            (vi) the (A) original term to stated maturity, (B) remaining term to stated maturity and (C) Stated Maturity Date;

            (vii) the original and remaining amortization term;

            (viii) whether the Trust Mortgage Loan is secured by a Ground Lease;

            (ix) the Master Servicing Fee Rate;

            (x) whether such Trust Mortgage Loan is an ARD Loan and if so the Anticipated Repayment Date and Additional Interest Rate for such ARD Loan;

            (xi) the related Mortgage Loan Seller and, if different, the related originator;

            (xii) whether such Trust Mortgage Loan is insured by an environmental policy;

            (xiii) whether such Trust Mortgage Loan is cross-defaulted or cross-collateralized with any other Trust Mortgage Loan;

            (xiv) whether such Trust Mortgage Loan is a Defeasance Loan;

            (xv) whether the Trust Mortgage Loan is secured by a letter of credit;

            (xvi) whether payments on such Trust Mortgage Loan are made to a lock-box;

            (xvii) the amount of any Reserve Funds escrowed in respect of each Trust Mortgage Loan;

            (xviii) the number of days of any grace period permitted in respect of any Periodic Payment due under such Trust Mortgage Loan;

            (xix) the property type of the related Mortgaged Property as reported in the rent roll;

            (xx) the original principal balance of such Trust Mortgage Loan;

            (xxi) the interest accrual basis of such Trust Mortgage Loan;

            (xxii) the primary servicing fee rate, if any, for such Trust Mortgage Loan; and

            (xxiii) the applicable Loan Group to which the Trust Mortgage Loan belongs.

            "Mortgage Loan Seller": Each of Countrywide, IXIS, KeyBank, MLMLI and Wells Fargo.

            "Mortgage Note": The original executed note evidencing the indebtedness of a Mortgagor under a Mortgage Loan, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement of such note.

            "Mortgage Pool": Collectively, all of the Trust Mortgage Loans and any Trust REO Loans. The Non-Trust Loans shall not constitute part of the Mortgage Pool.

            "Mortgage Rate": With respect to: (i) any Mortgage Loan on or prior to its Stated Maturity Date, the fixed annualized rate, not including any Additional Interest Rate, at which interest is scheduled (in the absence of a default) to accrue on such Mortgage Loan from time to time in accordance with the related Mortgage Note and applicable law; (ii) any Mortgage Loan after its Stated Maturity Date, the annualized rate described in clause (i) above determined without regard to the passage of such Stated Maturity Date, but giving effect to any modification thereof as contemplated by Section 3.20; and
(iii) any REO Loan, the annualized rate described in clause (i) or (ii), as applicable, above determined as if the predecessor Mortgage Loan had remained outstanding.

            "Mortgaged Property": The property subject to the lien of a Mortgage.

            "Mortgagor": The obligor or obligors on a Mortgage Note, including without limitation, any Person that has not signed the related Mortgage Note but owns an interest in the related Mortgaged Property, which interest has been encumbered to secure such Mortgage Loan, and any Person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note, but excluding guarantors that do not own the related Mortgaged Property.

            "MSCI 2005-HQ6 Depositor" means Morgan Stanley Capital I Inc..

            "MSCI 2005-HQ6 Fiscal Agent" means ABN AMRO Bank N.V. (or any successor thereto), as fiscal agent of the MSCI 2005-HQ6 Securitization.

            "MSCI 2005-HQ6 Master Servicer" means Wells Fargo Bank, National (or any successor thereto), Association , as master servicer of the MSCI 2005-HQ6 Securitization, which will be responsible for the servicing and administration of the FRIS Chicken Loan Combination under the MSCI 2005-HQ6 Pooling and Servicing Agreement.

            "MSCI 2005-HQ6 Pooling and Servicing Agreement" means that certain pooling and servicing agreement, dated as of August 1, 2005, among the MSCI 2005-HQ6 Depositor, the MSCI 2005-HQ6 Master Servicer, the MSCI 2005-HQ6 Special Servicer, the MSCI 2005-HQ6 Trustee and the MSCI 2005-HQ6 Fiscal Agent.

            "MSCI 2005-HQ6 Securitization" means the Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2005-HQ6 securitization that will hold the FRIS Chicken A-Note Non-Trust Loan designated as "Note A-1" in the FRIS Chicken A Notes Intercreditor Agreement.

            "MSCI 2005-HQ6 Special Servicer" means CWCapital Asset Management LLC (or any successor thereto), as special servicer of the MSCI 2005-HQ6 Securitization, which will be responsible for the servicing and administration of the FRIS Chicken Loan Combination to the extent it becomes a specially serviced mortgage loan under the MSCI 2005-HQ6 Pooling and Servicing Agreement.

            "MSCI 2005-HQ6 Trustee" means LaSalle Bank National Association (or any successor thereto), as trustee of the MSCI 2005-HQ6 Securitization.

            "Net Aggregate Prepayment Interest Shortfall": With respect to any Distribution Date, the amount, if any, by which (a) the aggregate of all Prepayment Interest Shortfalls incurred in connection with the receipt of Principal Prepayments on the Trust Mortgage Loans during the related Collection Period, exceeds (b) the aggregate amount deposited by the applicable Master Servicer in its Collection Account for such Distribution Date pursuant to
Section 3.19(a) in connection with such Prepayment Interest Shortfalls on the Trust Mortgage Loans.

            "Net Investment Earnings": With respect to each of the Collection Accounts, the Interest Reserve Account, any Servicing Account, any Reserve Account, any REO Account, the Distribution Account, any Loan Combination Custodial Account, the Additional Interest Accounts and the Gain-on-Sale Reserve Account, for any Investment Period, the amount, if any, by which the aggregate of all interest and other income realized during such Investment Period on funds held in such account, exceeds the aggregate of all losses, if any, incurred during such Investment Period in connection with the investment of such funds in accordance with Section 3.06 (other than losses of what would have otherwise constituted interest or other income earned on such funds).

            "Net Investment Loss": With respect to each of the Collection Accounts, any Servicing Account, any Reserve Account, any REO Account, the Distribution Account, any Loan Combination Custodial Account, the Interest Reserve Account, the Additional Interest Accounts and the Gain-on-Sale Reserve Account, for any Investment Period, the amount by which the aggregate of all losses, if any, incurred during such Investment Period in connection with the investment of funds held in such account in accordance with Section 3.06 (other than losses of what would have otherwise constituted interest or other income earned on such funds), exceeds the aggregate of all interest and other income realized during such Investment Period on such funds.

            "Net Mortgage Pass-Through Rate":

            (a) With respect to any Trust Mortgage Loan (or any successor Trust REO Loan with respect thereto) that accrues (or is deemed to accrue) interest on a 30/360 Basis, for any Distribution Date, an annual rate equal to the Net Mortgage Rate for such Trust Mortgage Loan as of the Closing Date (without regard to any modification, waiver or amendment of the terms of such Trust Mortgage Loan subsequent to the Closing Date); and

            (b) With respect to any Trust Mortgage Loan (or any successor Trust REO Loan with respect thereto) that accrues interest on an Actual/360 Basis, for any Distribution Date, an annual rate equal to twelve times a fraction, expressed as a percentage:

                  (1) the numerator of which fraction is, subject to adjustment as described below in this definition, an amount of interest equal to the product of (a) the number of days in the calendar month preceding the month in which such Distribution Date occurs, multiplied by
                        (b) the Stated Principal Balance of such Trust Mortgage Loan (or such Trust REO Loan) immediately preceding such Distribution Date, multiplied by (c) 1/360, multiplied by (d) the Net Mortgage Rate for such Trust Mortgage Loan as of the Closing Date (without regard to any modification, waiver or amendment of the terms of such Trust Mortgage Loan subsequent to the Closing Date); and

                  (2) the denominator of which fraction is the Stated Principal Balance of such Trust Mortgage Loan (or such Trust REO Loan) immediately preceding that Distribution Date.

            Notwithstanding the foregoing, if the subject Distribution Date occurs during January, except during a leap year, or February of any year subsequent to 2007 (unless, in either case, the related Distribution Date is the final Distribution Date), then the amount of interest referred to in the fractional numerator described in clause (B)(1) above will be decreased to reflect any Interest Reserve Amounts with respect to the subject Trust Mortgage Loan (or Trust REO Loan) transferred from the Distribution Account to the Interest Reserve Account in such calendar month. Furthermore, if the subject Distribution Date occurs during March of any year subsequent to 2007 (or February, if the related Distribution Date is the final Distribution Date), then the amount of interest referred to in the fractional numerator described in clause (B)(1) above will be increased to reflect any Interest Reserve Amounts with respect to the subject Trust Mortgage Loan (or Trust REO Loan) transferred from the Interest Reserve Account to the Distribution Account for distribution on such Distribution Date.

            "Net Mortgage Rate": With respect to any Trust Mortgage Loan or any Trust REO Loan, as of any date of determination, a rate per annum equal to the related Mortgage Rate minus the sum of the Trust Administration Fee Rate, and the applicable Master Servicing Fee Rate (and Broker Strip Rate, if any); and, with respect to any Non-Trust Loan or any successor REO Loan with respect thereto, the related Mortgage Rate minus the applicable Master Servicing Fee Rate.

            "Net Operating Income" or "NOI": With respect to any Mortgaged Property, for any twelve-month period, the total operating revenues derived from such Mortgaged Property during such period, minus the total operating expenses incurred in respect of such Mortgaged Property during such period, other than
(i) non-cash items such as depreciation, (ii) amortization, (iii) actual capital expenditures and (iv) debt service on the related Mortgage Loan.

            "New Lease": Any lease of REO Property entered into at the direction of the Special Servicer, including any lease renewed, modified or extended on behalf of the Trustee for the benefit of the Certificateholders and, in the case of a Serviced Loan Combination, the related Non-Trust Noteholder(s).

            "Nonrecoverable Advance": Any Nonrecoverable P&I Advance (including any Workout-Delayed Reimbursement Amount that subsequently becomes a Nonrecoverable P&I Advance) or Nonrecoverable Servicing Advance (including any Workout-Delayed Reimbursement Amount that subsequently becomes a Nonrecoverable Servicing Advance).

            "Nonrecoverable P&I Advance": Any P&I Advance previously made or proposed to be made, including any previously made P&I Advance that constitutes a Workout-Delayed Reimbursement Amount, in respect of any Trust Mortgage Loan or Trust REO Loan by the applicable Master Servicer, the Trustee or any Fiscal Agent, as the case may be, that, as determined by the applicable Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as applicable, in accordance with the Servicing Standard (in the case of the applicable Master Servicer or the Special Servicer) or its good faith judgment (in the case of the Trustee or any Fiscal Agent) with respect to such P&I Advance (together with any accrued and unpaid interest thereon), will not be ultimately recoverable from Late Collections, REO Revenues, Insurance Proceeds or Liquidation Proceeds, or any other recovery on or with respect to such Trust Mortgage Loan or Trust REO Loan (or, in the case of a Trust Mortgage Loan that is a part of a Loan Combination, on or with respect to the related Loan Combination); provided, however, the Special Servicer may, at its option, make a determination (which shall be binding upon the applicable Master Servicer, the Trustee and any Fiscal Agent) in accordance with the Servicing Standard, that any P&I Advance previously made or proposed to be made, or any Workout-Delayed Reimbursement Amount previously made, by the applicable Master Servicer, the Trustee or any Fiscal Agent is a Nonrecoverable P&I Advance and shall deliver notice of such determination to the applicable Master Servicer, the Trustee and any Fiscal Agent. In making a recoverability determination, the applicable Person will be entitled to consider (among other things) the obligations of the Mortgagor under the terms of the related Mortgage Loan as it may have been modified, to consider (among other things) the related Mortgaged Properties in their "as is" or then current conditions and occupancies, as modified by such Person's assumptions (consistent with the Servicing Standard) regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (among other things) future expenses, to estimate and consider (consistent with the Servicing Standard) (among other things) the timing of recoveries, and to consider the existence and amount of any outstanding Nonrecoverable Advances the reimbursement of which is being deferred pursuant to
Section 4.03(f), any outstanding Workout Delayed Reimbursement Amounts and any Unliquidated Advances. In addition, any such Person may update or change its recoverability determinations at any time and, consistent with the Servicing Standard, may obtain from the Special Servicer any reasonably required analysis, Appraisals or market value estimates or other information in the Special Servicer's possession for such purposes. Absent bad faith, the applicable Master Servicer's, the Special Servicer's, the Trustee's or any Fiscal Agent's determination as to the recoverability of any P&I Advance shall be conclusive and binding on the Certificateholders. The Trustee and any Fiscal Agent shall be entitled to conclusively rely on any recoverability determination made by the applicable Master Servicer and the applicable Master Servicer, the Trustee and any Fiscal Agent shall be entitled to conclusively rely on any recoverability determination made by the Special Servicer and shall be required to act in accordance with such determination.

            "Nonrecoverable Servicing Advance": Any Servicing Advance previously made or proposed to be made, including any previously made Servicing Advance that constitutes a Workout-Delayed Reimbursement Amount, in respect of a Mortgage Loan or REO Loan by the applicable Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as the case may be, that, as determined by the applicable Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as the case may be, in accordance with the Servicing Standard (in the case of the applicable Master Servicer or the Special Servicer) or its good faith judgment (in the case of the Trustee or any Fiscal Agent) with respect to such Servicing Advance (together with any accrued and unpaid interest thereon), will not be ultimately recoverable from Late Collections, REO Revenues, Insurance Proceeds, Liquidation Proceeds, or any other recovery on or in respect of such Mortgage Loan or the related REO Property; provided, however, the Special Servicer may, at its option, make a determination (which shall be binding upon the applicable Master Servicer, the Trustee and any Fiscal Agent) in accordance with the Servicing Standard, that any Servicing Advance previously made or proposed to be made, or any Workout-Delayed Reimbursement Amount previously made, by the applicable Master Servicer, the Trustee or any Fiscal Agent is a Nonrecoverable Servicing Advance and shall deliver notice of such determination to the applicable Master Servicer, the Trustee and any Fiscal Agent. In making such recoverability determination, such Person will be entitled to consider (among other things) only the obligations of the Mortgagor under the terms of the related Mortgage Loan as it may have been modified, to consider (among other things) the related Mortgaged Properties in their "as is" or then current conditions and occupancies, as modified by such party's assumptions (consistent with the Servicing Standard) regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (among other things) future expenses and to estimate and consider (consistent with the Servicing Standard) (among other things) the timing of recoveries, and to consider the existence and amount of any outstanding Nonrecoverable Advances the reimbursement of which is being deferred pursuant to
Section 4.03(f), any outstanding Workout Delayed Reimbursement Amounts and any Unliquidated Advances. In addition, any such Person may update or change its recoverability determinations at any time and, consistent with the Servicing Standard, may obtain from the Special Servicer any reasonably required analysis, Appraisals or market value estimates or other information in the Special Servicer's possession for such purposes. The applicable Master Servicer's, the Special Servicer's, the Trustee's or any Fiscal Agent's determination as to the recoverability of any Servicing Advance shall be conclusive and binding on the Certificateholders. The Trustee and any Fiscal Agent shall be entitled to conclusively rely on any recoverability determination made by the applicable Master Servicer and the applicable Master Servicer, the Trustee and any Fiscal Agent shall be entitled to conclusively rely on any recoverability determination made by the Special Servicer and shall be required to act in accordance with such determination.

            "Non-Registered Certificate": Unless and until registered under the Securities Act, any Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class Q, Class Y, Class Z, Class R-I or Class R-II Certificate.

            "Non-Trust Loan" Any Peter Cooper Village and Stuyvesant Town A-Note Non-Trust Loan, FRIS Chicken A-Note Non-Trust Loan or any B-Note Non-Trust Loan.

            "Non-Trust Noteholder": The holder of a Non-Trust Loan.

            "Non-United States Securities Person": Any Person other than a United States Securities Person.

            "Non-United States Tax Person": Any Person other than a United States Tax Person.

            "Officer's Certificate": A certificate signed by a Servicing Officer of either Master Servicer or the Special Servicer, as the case may be, or by a Responsible Officer of the Trustee or the Certificate Administrator.

            "Opinion of Counsel": A written opinion of counsel (which counsel may be a salaried counsel for the Depositor, the applicable Master Servicer or the Special Servicer) acceptable to and delivered to the Trustee, the Certificate Administrator or the applicable Master Servicer, as the case may be, except that any opinion of counsel relating to (a) the qualification of REMIC I or REMIC II as a REMIC; (b) the qualification of any Floating Rate Grantor Trust, Grantor Trust Y or Grantor Trust Z as a grantor trust; (c) compliance with REMIC Provisions; or (d) the resignation of either Master Servicer or the Special Servicer pursuant to Section 6.04 must be an opinion of counsel who is in fact Independent of the applicable Master Servicer, the Special Servicer or the Depositor, as applicable.

            "Option Holder": As defined in Section 3.18(c).

            "Option Price": As defined in Section 3.18(c).

            "Original Class Principal Balance": With respect to any Class of Sequential Pay Certificates or REMIC II Regular Interest, the initial Class Principal Balance thereof as of the Closing Date, in each case as specified in the Preliminary Statement. The Class A-2FL Certificates and the Class A-2FL REMIC II Regular Interest will have the same Original Class Principal Balance, the Class A-4FL Certificates and the Class A-4FL REMIC II Regular Interest will have the same Original Class Principal Balance, the Class AM-FL Certificates and the Class AM-FL REMIC II Regular Interest will have the same Original Class Principal Balance, and the Class AJ-FL Certificates and the Class AJ-FL REMIC II Regular Interest will have the same original class Principal Balance.

            "Original Notional Amount": $4,417,019,886, the total original notional amount of the Class X Certificates.

            "OTS": The Office of Thrift Supervision or any successor thereto.

            "Ownership Interest": As to any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

            "Pass-Through Rate": With respect to:

                  (i) the Class A-1 Certificates for any Distribution Date, a
            per annum rate equal to 4.275%;

                  (ii) the Class A-2 Certificates for any Distribution Date, a
            per annum rate equal to 5.282%;

                  (iii) with respect to the Class A-2FL Certificates, (A) for any Distribution Date on which a Class A-2FL Distribution Conversion does not exist, the per annum rate, expressed as a percentage, equal to the applicable value of LIBOR specified in or calculated in accordance with Section 1.03, plus 0.100% per annum, and (B) for any Distribution Date on which a Class A-2FL Distribution Conversion does exist, 5.282%, which is the Pass Through Rate for the Class A-2FL REMIC II Regular Interest for that Distribution Date;

                  (iv) the Class A-3 Certificates for any Distribution Date, a
            per annum rate equal to 5.364%;

                  (v) the Class A-SB Certificates for any Distribution Date, a
            per annum rate equal to 5.362%;

                  (vi) the Class A-4 Certificates for any Distribution Date, a
            per annum rate equal to 5.378%;

                  (vii) with respect to the Class A-4FL Certificates, (A) for any Distribution Date on which a Class A-4FL Distribution Conversion does not exist, the per annum rate, expressed as a percentage, equal to the applicable value of LIBOR specified in or calculated in accordance with Section 1.03, plus 0.16% per annum, and (B) for any Distribution Date on which a Class A-4FL Distribution Conversion does exist, 5.378%, which is the Pass-Through Rate for the Class A-4FL REMIC II Regular Interest for that Distribution Date;

                  (viii) the Class A-1A Certificates for any Distribution Date, a per annum rate equal to 5.371%;

                  (ix) the Class AM Certificates for any Distribution Date, a
            per annum rate equal to 5.419%;

                  (x) with respect to the Class AM-FL Certificates, (A) for any
            Distribution Date on which a Class AM-FL Distribution Conversion does not exist, the per annum rate, expressed as a percentage, equal to the applicable value of LIBOR specified in or calculated in accordance with Section 1.03, plus 0.18% per annum, and (B) for any Distribution Date on which a Class AM-FL Distribution Conversion does exist, 5.419%, which is the Pass-Through Rate for the Class AM-FL REMIC II Regular Interest for that Distribution Date;

                  (xi) the Class AJ Certificates for any Distribution Date, a
            per annum rate equal to the lesser of (a) 5.450% and (b) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date;

                  (xii) with respect to the Class AJ-FL Certificates, (A) for any Distribution Date on which a Class AJ-FL Distribution Conversion does not exist, the per annum rate, expressed as a percentage, equal to the applicable value of LIBOR specified in or calculated in accordance with Section 1.03, plus 0.24% per annum, and (B) for any Distribution Date on which a Class AJ-FL Distribution Conversion does exist, the lesser of (a) 5.450% and (b) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date, which is the Pass Through Rate for the Class AJ-FL REMIC II Regular Interest for that Distribution Date;

                  (xiii) the Class B Certificates for any Distribution Date, a per annum rate equal to the lesser of (a) 5.479% and (b) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date;

                  (xiv) the Class C Certificates for any Distribution Date, a
            per annum rate equal to the lesser of (a) 5.509% and (b) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date;

                     (xv) the Class D Certificates for any Distribution Date, a
            per annum rate equal to the lesser of (a) 5.558% and (b) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date;

                  (xvi) the Class E Certificates for any Distribution Date, a
            per annum rate equal to the lesser of (a) 5.588% and (b) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date;

                  (xvii) the Class F Certificates for any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date minus 0.106%;

                  (xviii) the Class G Certificates for any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date minus 0.010%;

                  (xix) the Class H Certificates for any Distribution Date, a
            per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date;

                  (xx) the Class J Certificates for any Distribution Date, a per
            annum rate equal to the lesser of (a) 5.042% and (b) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date;

                  (xxi) the Class K Certificates for any Distribution Date, a
            per annum rate equal to the lesser of (a) 5.042% and (b) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date;

                  (xxii) the Class L Certificates for any Distribution Date, a per annum rate equal to the lesser of (a) 5.042% and (b) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date;

                  (xxiii) the Class M Certificates for any Distribution Date, a per annum rate equal to the lesser of (a) 5.042% and (b) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date;

                  (xxiv) the Class N Certificates for any Distribution Date, a per annum rate equal to the lesser of (a) 5.042% and (b) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date;

                  (xxv) the Class P Certificates for any Distribution Date, a
            per annum rate equal to the lesser of (a) 5.042% and (b) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date;

                  (xxvi) the Class Q Certificates for any Distribution Date, a per annum rate equal to the lesser of (a) 5.042% and (b) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date; and

                  (xxvii) With respect to the Class X Certificates, for any
            Distribution Date, a rate equal to the weighted average of the Class X Strip Rates for the Class X Components for such Distribution Date (weighted on the basis of the respective Component Notional Amounts of the Class X Components outstanding immediately prior to such Distribution Date).

            "P&I Advance": As to any Trust Mortgage Loan or Trust REO Loan, any advance made by the applicable Master Servicer, the Trustee or any Fiscal Agent pursuant to Section 4.03.

            "P&I Advance Date": The Business Day immediately preceding each Distribution Date.

            "PCAOB": The Public Company Accounting Oversight Board.

            "Penalty Interest": With respect to any Mortgage Loan (or any successor REO Loan with respect thereto), any amounts collected thereon, other than late payment charges, Additional Interest, Prepayment Premiums or Yield Maintenance Charges, that represent penalty interest (arising out of a default) in excess of interest on such Mortgage Loan (or such successor REO Loan) accrued at the related Mortgage Rate.

            "Percentage Interest": With respect to any REMIC II Regular Certificate or Floating Rate Certificate, the portion of the relevant Class evidenced by such Certificate, expressed as a percentage, the numerator of which is the Certificate Principal Balance or Certificate Notional Amount, as the case may be, of such Certificate as of the Closing Date, as specified on the face thereof, and the denominator of which is the Original Class Principal Balance or Original Notional Amount, as the case may be, of the relevant Class. With respect to a Residual Certificate, Class Y Certificate or Class Z Certificate, the percentage interest in distributions to be made with respect to the relevant Class, as stated on the face of such Certificate.

            "Performance Certification": As defined in Section 8.16(b).

            "Performing Mortgage Loan": Any Corrected Mortgage Loan and any Mortgage Loan as to which a Servicing Transfer Event has never occurred.

            "Performing Party": As defined in Section 8.16(b).

            "Periodic Payment": With respect to any Mortgage Loan as of any Due Date, the scheduled payment of principal and/or interest on such Mortgage Loan (exclusive of Additional Interest), including any Balloon Payment, that is actually payable by the related Mortgagor from time to time under the terms of the related Mortgage Note (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Mortgagor or by reason of a modification, waiver or amendment granted or agreed to by the Special Servicer pursuant to Section 3.20).

            "Permitted Investments": Any one or more of the following obligations or securities (including obligations or securities of the Certificate Administrator or one of its Affiliates if otherwise qualifying hereunder):

            (i) direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof (having original maturities of not more than 365 days), provided such obligations are backed by the full faith and credit of the United States; such obligations must be limited to those instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. Interest may either be fixed or variable; if such interest is variable, interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. In addition, such obligations may not have a rating from S&P with an "r" highlighter;

            (ii) repurchase agreements or obligations with respect to any security described in clause (i) above (having original maturities of not more than 365 days), provided that the short-term deposit or debt obligations, of the party agreeing to repurchase such obligations are rated in the highest rating categories of each of Fitch, Moody's and S&P or such lower rating as will not result in an Adverse Rating Event, as evidenced in writing by the Rating Agencies; in addition, it may not have a rating from S&P with an "r" highlighter and its terms must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change; interest may either be fixed or variable; if such interest is variable, interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index;

            (iii) federal funds, unsecured uncertified certificates of deposit, time deposits, demand deposits and bankers' acceptances of any bank or trust company organized under the laws of the United States or any state thereof (having original maturities of not more than 365 days), the short term obligations of which are rated in the highest rating categories of each of Fitch and S&P or such lower rating as will not result in an Adverse Rating Event, as evidenced in writing by the Rating Agencies; in addition, it may not have a rating from S&P with an "r" highlighter and its terms should have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change; interest may either be fixed or variable; if such interest is variable, interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index;

            (iv) commercial paper (including both non-interest bearing discount obligations and interest-bearing obligations and having original maturities of not more than 365 days) of any corporation or other entity organized under the laws of the United States or any state thereof which is rated in the highest rating category of each of Fitch, Moody's and S&P or such lower rating as will not result in an Adverse Rating Event, as evidenced in writing by the Rating Agencies; the commercial paper by its terms must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change; in addition, it may not have a rating from S&P with an "r" highlighter; interest may either be fixed or variable; if such interest is variable, interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index;

            (v) money market funds which are rated in the highest applicable rating category of each of Fitch, Moody's and S&P or such lower rating as will not result in an Adverse Rating Event, as evidenced in writing by the Rating Agencies; in addition, it may not have a rating from S&P with an "r" highlighter and its terms must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change; and

            (vi) any other obligation or security acceptable to each Rating Agency, evidence of which acceptability shall be provided in writing by each Rating Agency to the applicable Master Servicer, the Special Servicer or the Certificate Administrator;

provided that (1) no investment described hereunder shall evidence either the right to receive (x) only interest with respect to such investment or (y) a yield to maturity greater than 120% of the yield to maturity at par of the underlying obligations; and (2) no investment described hereunder may be purchased at a price greater than par if such investment may be prepaid or called at a price less than its purchase price prior to stated maturity.

            "Permitted Transferee": Any Transferee that is not (i) a Disqualified Organization, (ii) any Person as to whom the transfer of any Residual Certificate may cause either REMIC I or REMIC II to fail to qualify as a REMIC, (iii) a Disqualified Non-United States Tax Person, (iv) a Disqualified Partnership or (v) a foreign permanent establishment or fixed base (within the meaning of any applicable income tax treaty between the United States and any foreign jurisdiction) of a United States Tax Person.

            "Person": Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            "Peter Cooper Village and Stuyvesant Town Borrower" means the Mortgagor under the Peter Cooper Village and Stuyvesant Town Loan Combination.

            "Peter Cooper Village and Stuyvesant Town Controlling Party" means, the controlling class representative of the Wachovia 2007-C30 Securitization.

            "Peter Cooper Village and Stuyvesant Town Intercreditor Agreement" means, the co-lender agreement by and between the holders of the Peter Cooper Village and Stuyvesant Town Trust Mortgage Loan and the Peter Cooper Village and Stuyvesant Town A Note Non-Trust Loans.

            "Peter Cooper Village and Stuyvesant Town Mortgaged Property" means the Mortgaged Property identified on Schedule I to this Agreement as Peter Cooper Village and Stuyvesant Town.

            "Peter Cooper Village and Stuyvesant Town A-Note Non-Trust Loan" means each loan that is (a) not part of the Trust Fund, (b) has been designated under the Peter Cooper Village and Stuyvesant Town Intercreditor Agreement, as "Note A-1," "Note A-2," "Note A-3," "Note A-4" or "Note A-5" having an unpaid principal balance of $2,200,000,000 in the aggregate (including all such loans) as of the Cut-off Date and (c) is secured by the same mortgage encumbering the Peter Cooper Village and Stuyvesant Town Mortgaged Property.

            "Peter Cooper Village and Stuyvesant Town Trust Mortgage Loan" means that loan that (a) is part of the Trust Fund, (b) has been designated under the Peter Cooper Village and Stuyvesant Town Intercreditor Agreement as "Note A-6," with an unpaid principal balance of $800,000,000 as of the Cut-off Date, and (c) is secured by the same mortgage encumbering the Peter Cooper Village and Stuyvesant Town Mortgaged Property as the Peter Cooper Village and Stuyvesant Town A Note Non-Trust Loans.

            "Plan": As defined in Section 5.02(c).

            "Plurality Residual Certificateholder": As to any taxable year of REMIC I or REMIC II, the Holder of Certificates holding the largest Percentage Interest of the related Class of Residual Certificates.

            "Plurality Subordinate Certificateholder": As of any date of determination, any single Holder of Certificates of the Controlling Class (or, if the Controlling Class consists of Book-Entry Certificates, any single Certificate Owner) (other than any Holder (or Certificate Owner, as the case may be) which is an Affiliate of the Depositor or a Mortgage Loan Seller) with the largest percentage of Voting Rights allocated to such Class. With respect to determining the Plurality Subordinate Certificateholder, the Class A Senior Certificates collectively shall be deemed to be a single Class of Certificates, with such Voting Rights allocated among the Holders of Certificates (or Certificate Owners) of such Classes of Class A Senior Certificates in proportion to the respective Certificate Principal Balances of such Certificates as of such date of determination.

            "Pool REO Account": A segregated account or accounts created and maintained by the Special Servicer pursuant to Section 3.16 on behalf of the Trustee in trust for the Certificateholders, which shall be entitled "CWCapital Asset Management LLC, as Special Servicer, for LaSalle Bank National Association, as Trustee in trust for the registered holders of ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5".

            "Prepayment Assumption": For purposes of determining the accrual of original issue discount, market discount and premium, if any, on the Certificates for federal income tax purposes, (i) each Trust ARD Loan is repaid on its Anticipated Repayment Date, (ii) each Trust Converting Loan is paid in full on the first payment date when no prepayment charge is due, (iii) no Trust Mortgage Loan will otherwise be paid prior to maturity and (iv) there will be no extension of maturity for any Trust Mortgage Loan.

            "Prepayment Interest Excess": With respect to any Mortgage Loan that was subject to a voluntary Principal Prepayment in full or in part during any Collection Period, which Principal Prepayment was applied to such Mortgage Loan following such Mortgage Loan's Due Date in such Collection Period, the amount of interest (net of the related Master Servicing Fee and, if applicable, any Additional Interest and Penalty Interest) accrued on the amount of such Principal Prepayment during the period from and after such Due Date and to but not including the date such Principal Prepayment was applied to such Mortgage Loan, to the extent collected (without regard to any related Prepayment Premium or Yield Maintenance Charge actually collected).

            "Prepayment Interest Shortfall": With respect to any Mortgage Loan that was subject to a voluntary Principal Prepayment in full or in part during any Collection Period, which Principal Prepayment was applied to such Mortgage Loan prior to such Mortgage Loan's Due Date in such Collection Period, the amount of interest, to the extent not collected from the related Mortgagor (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected), that would have accrued (at a rate per annum equal to the sum of (x) the related Net Mortgage Rate for such Mortgage Loan and (y) the Trust Administration Fee Rate) on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Mortgage Loan and ending on the day immediately preceding such Due Date, inclusive (net of any portion of that interest that would have constituted Penalty Interest and/or Additional Interest, if applicable).

            "Prepayment Premium": Any premium, penalty or fee (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a Mortgagor in connection with a Principal Prepayment.

            "Prepayment Premium Period": The time period over which the prepayment premium percentage of a Converting Loan is reduced with respect to voluntary prepayment.

            "Primary Collateral": The Mortgaged Property directly securing a Crossed Loan and excluding any property as to which the related lien may only be foreclosed upon by exercise of cross-collateralization provisions.

            "Prime Rate": The "prime rate" published in the "Money Rates" section of The Wall Street Journal, as such "prime rate" may change from time to time. If The Wall Street Journal ceases to publish the "prime rate", then the Master Servicers (or, if the Master Servicers fail to agree, the Trustee) shall select an equivalent publication that publishes such "prime rate"; and if such "prime rate" is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then the Master Servicers (or, if the Master Servicers fail to agree, the Trustee) shall agree on and select a comparable interest rate index. Any such selection shall be made in the sole discretion of the party(ies) making the selection, which party(ies) shall notify the Certificate Administrator and the Special Servicer in writing of its (their) selection.

            "Principal Distribution Amount": With respect to any Distribution Date, the aggregate of the following (without duplication):

            (a) the aggregate of the principal portions of all Periodic Payments (other than Balloon Payments) and any Assumed Periodic Payments due or deemed due in respect of the Trust Mortgage Loans for their respective Due Dates occurring during the related Collection Period, to the extent paid by the related Mortgagor during or prior to, or otherwise received during, the related Collection Period or advanced with respect to such Distribution Date;

            (b) the aggregate of all Principal Prepayments received on the Trust Mortgage Loans during the related Collection Period;

            (c) with respect to any Trust Mortgage Loan as to which the related Stated Maturity Date occurred during or prior to the related Collection Period, any payment of principal (other than a Principal Prepayment) made by or on behalf of the related Mortgagor during the related Collection Period (including any Balloon Payment), net of any portion of such payment that represents a recovery of the principal portion of any Periodic Payment (other than a Balloon Payment) due, or the principal portion of any Assumed Periodic Payment deemed due, in respect of such Trust Mortgage Loan on a Due Date during or prior to the related Collection Period and included as part of the Principal Distribution Amount for such Distribution Date or any prior Distribution Date pursuant to clause (a) above;

            (d) the aggregate of all Liquidation Proceeds, Insurance Proceeds and, to the extent not otherwise included in clause (a), (b) or (c) above, payments and revenues that were received on the Trust Mortgage Loans during the related Collection Period and that were identified and applied by the Master Servicers and/or Special Servicer as recoveries of principal of the Trust Mortgage Loans, in each case net of any portion of such amounts that represents a recovery of the principal portion of any Periodic Payment (other than a Balloon Payment) due, or of the principal portion of any Assumed Periodic Payment deemed due, in respect of the related Trust Mortgage Loan on a Due Date during or prior to the related Collection Period and included as part of the Principal Distribution Amount for such Distribution Date or any prior Distribution Date pursuant to clause (a) above;

            (e) with respect to any REO Properties, the aggregate of the principal portions of all Assumed Periodic Payments deemed due in respect of the related Trust REO Loans for their respective Due Dates occurring during the related Collection Period to the extent received (in the form of REO Revenues or otherwise) during the related Collection Period or advanced with respect to such Distribution Date;

            (f) with respect to any REO Properties, the aggregate of all Liquidation Proceeds, Insurance Proceeds and REO Revenues that were received during the related Collection Period on such REO Properties and that were identified and applied by the Master Servicers and/or Special Servicer as recoveries of principal of the related Trust REO Loans, in each case net of any portion of such amounts that represents a recovery of the principal portion of any Periodic Payment (other than a Balloon Payment) due, or of the principal portion of any Assumed Periodic Payment deemed due, in respect of the related Trust REO Loan or the predecessor Trust Mortgage Loan on a Due Date during or prior to the related Collection Period and included as part of the Principal Distribution Amount for such Distribution Date or any prior Distribution Date pursuant to clause (a) or (e) above; and

            (g) if such Distribution Date is subsequent to the initial Distribution Date, the excess, if any, of the Principal Distribution Amount for the immediately preceding Distribution Date, over the aggregate distributions of principal made on the Sequential Pay Certificates (exclusive of the Floating Rate Certificates) and the REMIC II Regular Interests on such immediately preceding Distribution Date pursuant to Section 4.01; provided that if any Nonrecoverable Advance or Workout-Delayed Reimbursement Amount is reimbursed, or interest on any Nonrecoverable Advance is paid, from collections on the Mortgage Pool received during the related Collection Period that are allocable as principal, as provided in Section 1.02(a), then the Principal Distribution Amount for the subject Distribution Date shall be reduced (to not less than zero) as and to the extent provided in Section 1.02(b); and provided, further, that if any Recovered Amounts are received during the related Collection Period, then the Principal Distribution Amount for the subject Distribution Date shall be increased as and to the extent provided in Section 1.02(c).

            Any allocation of the Principal Distribution Amount between Loan Group 1 and Loan Group 2 for purposes of calculating the Loan Group 1 Principal Distribution Amount and the Loan Group 2 Distribution Amount shall take into account Section 1.02.

            "Principal Prepayment": Any payment of principal made by the Mortgagor on a Mortgage Loan that is received in advance of its scheduled Due Date; and provided that it shall not include a payment of principal that is accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            "Principal Recovery Fee": With respect to each Specially Serviced Mortgage Loan and REO Loan, the fee payable to the Special Servicer out of certain related recoveries pursuant to the third paragraph of Section 3.11(c).

            "Principal Recovery Fee Rate": With respect to all amounts set forth in the third paragraph of Section 3.11(c), 1.0%.

            "Privileged Person": Any Certificateholder, any Certificate Owner, any prospective transferee of a Certificate or interest therein, any Rating Agency, any Mortgage Loan Seller, any Non-Trust Noteholder, any Underwriter or any party hereto; provided that no Certificateholder, Certificate Owner or prospective transferee of a Certificate or an interest therein shall be considered a "Privileged Person" or be entitled to a password or restricted access as contemplated by Section 3.15 unless such Person has delivered to the Trustee, the Certificate Administrator or the applicable Master Servicer, as the case may be, a certification in the form of Exhibit I-1 or Exhibit I-2 (or such other form as may be reasonably acceptable to the Trustee, the Certificate Administrator or the applicable Master Servicer, as the case may be), as applicable.

            "Proposed Plan": As defined in Section 3.17(a)(iii).

            "Prospectus": The prospectus dated March 1, 2007, as supplemented by the Prospectus Supplement, relating to the Registered Certificates.

            "Prospectus Supplement": The final prospectus supplement dated March 1, 2007 of the Depositor relating to the registration of the Registered Certificates under the Securities Act.

            "Purchase Option": As defined in Section 3.18(c).

            "Purchase Option Notice": As defined in Section 3.18(e).

            "Purchase Price": With respect to any Trust Mortgage Loan (or Trust REO Loan), a cash price equal to the outstanding principal balance of such Trust Mortgage Loan (or Trust REO Loan) as of the date of purchase, together with (a) all accrued and unpaid interest on such Trust Mortgage Loan (or Trust REO Loan) at the related Mortgage Rate (other than Additional Interest) to but not including the Due Date in the Collection Period of purchase (or, in the case of any Trust Mortgage Loan for which the Due Date occurs on a day other than the first calendar day of the month, the Due Date occurring in the month in which such Collection Period ends), (b) any accrued interest on P&I Advances (other than Unliquidated Advances in respect of prior P&I Advances) made with respect to such Trust Mortgage Loan (or Trust REO Loan), (c) all related and unreimbursed (from collections on such Trust Mortgage Loan and, if such Trust Mortgage Loan is part of a Loan Combination, any related Non-Trust Loan (or Trust REO Loan and, if such Trust REO Loan is a successor to a Trust Mortgage Loan that is part of a Loan Combination, any related REO Loan that is a successor to a related Non-Trust Loan)) Servicing Advances (together with Unliquidated Advances) plus any accrued and unpaid interest thereon (other than on Unliquidated Advances), (d) any reasonable costs and expenses, including, but not limited to, the cost of any enforcement action (including reasonable legal fees), incurred by the applicable Master Servicer, the Special Servicer or the Trust Fund in connection with any such purchase by a Mortgage Loan Seller (to the extent not included in clause (c) above) and Principal Recovery Fees payable (to the extent payable pursuant to Section 3.11(c)) with respect to such Trust Mortgage Loan (or Trust REO Loan), and (e) any other Additional Trust Fund Expenses in respect of such Trust Mortgage Loan (or Trust REO Loan) (including any Additional Trust Fund Expenses (which includes Special Servicing Fees and Workout Fees) previously reimbursed or paid by the Trust Fund but not so reimbursed by the related Mortgagor or from related Insurance Proceeds or Liquidation Proceeds); provided that the Purchase Price shall not be reduced by any outstanding P&I Advance.

            "Qualified Bidder": As defined in Section 7.01(c).

            "Qualified Institutional Buyer" or "QIB": A "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act.

            "Qualified Insurer": An insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction (i) with a minimum claims paying ability rating of at least "A" by S&P, "A3" by Moody's (if then rated by Moody's) and "A" by Fitch (or the obligations of which are guaranteed or backed by a company having such a claims paying ability) and (ii) with respect to the fidelity bond and errors and omissions Insurance Policy required to be maintained pursuant to Section 3.07(c), that has a claims paying ability rated no lower than two rating categories (without regard to pluses or minuses (in the case of S&P) or numerical designations (in the case of Moody's)) below the rating assigned to the then highest rated outstanding Certificate (in the case of a rating assigned to the Certificates by Moody's, if then rated by Moody's), but in no event lower than "A-" by S&P, "A3" by Moody's (if then rated by Moody's) and "A" by Fitch (or the obligations of which are guaranteed or backed by a company having such a claims paying ability) or, in the case of clauses (i) and (ii), such other rating as each Rating Agency shall have confirmed in writing will not result in an Adverse Rating Event.

            "Qualified Substitute Mortgage Loan": A mortgage loan which must, on the date of substitution: (i) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, not in excess of the Stated Principal Balance of the deleted Trust Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a Mortgage Rate not less than the Mortgage Rate of the deleted Trust Mortgage Loan; (iii) have the same Due Date as and a grace period no longer than the deleted Trust Mortgage Loan;
(iv) accrue interest on the same basis as the deleted Trust Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (v) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Trust Mortgage Loan; (vi) have a then current Loan-to-Value Ratio not higher than that of the deleted Trust Mortgage Loan and a current Loan-to-Value Ratio not higher than the then current Loan-to-Value Ratio of the deleted Trust Mortgage Loan;
(vii) comply as of the date of substitution with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (viii) have an Environmental Assessment that indicates no adverse environmental conditions and an engineering report that indicates no adverse physical condition with respect to the related Mortgaged Property and which will be delivered as a part of the related Mortgage File; (ix) have a current Debt Service Coverage Ratio of not less than the greater of the original Debt Service Coverage Ratio of the deleted Trust Mortgage Loan and the current Debt Service Coverage Ratio of the deleted Trust Mortgage Loan; (x) be determined by an Opinion of Counsel (at the applicable Mortgage Loan Seller's expense) to be a "qualified replacement mortgage" within the meaning of Section 860G(a)(4) of the Code; (xi) not have a maturity date after the date two years prior to the Rated Final Distribution Date; (xii) not be substituted for a deleted Trust Mortgage Loan unless the Trustee has received prior confirmation in writing by each Rating Agency that such substitution will not result in an Adverse Rating Event (the cost, if any, of obtaining such confirmation to be paid by the applicable Mortgage Loan Seller); (xiii) have a date of origination that is not more than 12 months prior to the date of substitution; (xiv) have been approved by the Controlling Class Representative (or, if there is no Controlling Class Representative then serving, by the Holders of Certificates representing a majority of the Voting Rights allocated to the Controlling Class), which approval may not be unreasonably withheld or delayed; (xv) not be substituted for a deleted Trust Mortgage Loan if it would result in the termination of the REMIC status of any of the REMICs established under this Agreement or the imposition of tax on any of such REMICs other than a tax on income expressly permitted or contemplated to be received by the terms of this Agreement, as determined by an Opinion of Counsel (at the applicable Mortgage Loan Seller's expense); (xvi) have comparable prepayment restrictions; and (xvii) become a part of the same Loan Group as the deleted Trust Mortgage Loan. In the event that one or more mortgage loans are substituted for one or more deleted Trust Mortgage Loans, then the amounts described in clause (i) shall be determined on the basis of aggregate principal balances and the rates described in clause (ii) above (provided that the lowest Net Mortgage Rate shall not be lower than the highest fixed Pass-Through Rate of any Class of Sequential Pay Certificates outstanding) and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis. When a Qualified Substitute Mortgage Loan is substituted for a deleted Trust Mortgage Loan, the applicable Mortgage Loan Seller shall certify that the proposed Qualified Substitute Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Trustee.

            "Rated Final Distribution Date": The Distribution Date in August
2048.

            "Rating Agency": Any of Fitch, Moody's or S&P.

            "Realized Loss": With respect to: (1) each Specially Serviced Mortgage Loan or Corrected Mortgage Loan as to which a Final Recovery Determination has been made, or with respect to any successor REO Loan as to which a Final Recovery Determination has been made as to the related REO Property, an amount (not less than zero) equal to (a) the unpaid principal balance of such Mortgage Loan or REO Loan, as the case may be, as of the commencement of the Collection Period in which the Final Recovery Determination was made, plus (b) without taking into account the amount described in subclause
(1)(d) of this definition, all accrued but unpaid interest on such Mortgage Loan or such REO Loan, as the case may be, at the related Mortgage Rate to but not including the Due Date in the Collection Period in which the Final Recovery Determination was made (exclusive of any portion thereof that constitutes Penalty Interest, Additional Interest, Prepayment Premiums or Yield Maintenance Charges), plus (c) any related unpaid servicing expenses, any related Servicing Advances (together with Unliquidated Advances in respect of prior related Servicing Advances) that, as of the commencement of the Collection Period in which the Final Recovery Determination was made, had not been reimbursed from the subject Mortgage Loan or REO Property, as the case may be, and any new related Servicing Advances made during such Collection Period, minus (d) all payments and proceeds, if any, received in respect of and allocable to such Mortgage Loan or such REO Loan, as the case may be, during the Collection Period in which such Final Recovery Determination was made net of any portion of such payments and/or proceeds that is payable or reimbursable in respect of the related liquidation and other servicing expenses and, in the case of a Mortgage Loan or REO Loan that is part of a Serviced Loan Combination, net of any portion of such payments and/or proceeds that represent Liquidation Proceeds payable to the holder(s) of the other Mortgage Loan(s) in that Serviced Loan Combination;
(2) each defaulted Mortgage Loan as to which any portion of the principal or previously accrued interest (other than Additional Interest and Penalty Interest) payable thereunder or any Unliquidated Advance was canceled in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Mortgage Loan granted or agreed to by the Special Servicer pursuant to Section 3.20, the amount of such principal and/or interest or Unliquidated Advance so canceled; (3) each Mortgage Loan as to which the Mortgage Rate thereon has been permanently reduced and not recaptured for any period in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Mortgage Loan granted or agreed to by the Special Servicer pursuant to Section 3.20, the amount of the consequent reduction in the interest portion of each successive Periodic Payment due thereon (each such Realized Loss shall be deemed to have been incurred on the Due Date for each affected Periodic Payment); (4) each Trust Mortgage Loan or Trust REO Loan as to which there were any Nonrecoverable Advances, the amount of any such Nonrecoverable Advance reimbursed (and/or interest thereon paid) from amounts that would have otherwise been distributable as principal on the Certificates; and (5) each Trust Mortgage Loan purchased from the Trust Fund at a price less than the Purchase Price therefor, the amount of the deficiency.

            "Record Date": With respect to any Distribution Date, the last Business Day of the month immediately preceding the month in which such Distribution Date occurs.

            "Recording/Filing Agent": As defined in Section 2.01(d).

            "Recovered Amount": As defined in Section 1.02(c).

            "Registered Certificate": Any Class A-1, Class A-2, Class A-2FL, Class A-3, Class A-SB, Class A-4, Class A-4FL, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL Class B, Class C, Class D or Class X Certificate.

            "Regular Certificate": Any REMIC II Regular Certificate and any Floating Rate Certificate.

            "Regulation AB": Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506-1,631 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            "Regulation S": Regulation S under the Securities Act.

            "Regulation S Global Certificate": With respect to any Class of Book-Entry Non-Registered Certificates offered and sold outside of the United States in reliance on Regulation S, one or collectively more global Certificates of such Class registered in the name of the Depository or its nominee, in definitive, fully registered form without interest coupons, each of which Certificates bears a Regulation S CUSIP number.

            "Reimbursement Rate": The rate per annum applicable to the accrual of interest on Servicing Advances in accordance with Section 3.03(d) and on P&I Advances in accordance with Section 4.03(d), which rate per annum is equal to the Prime Rate.

            "Relevant Servicing Criteria" means the Servicing Criteria applicable to the various parties, as set forth on Exhibit L attached hereto. For clarification purposes, multiple parties can have responsibility for the same Relevant Servicing Criteria. With respect to a Sub-Servicing Function Participant engaged by the Trustee, the Certificate Administrator, either Master Servicer or the Special Servicer, the term "Relevant Servicing Criteria" may refer to a portion of the Relevant Servicing Criteria applicable to such Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee.

            "REMIC": A "real estate mortgage investment conduit" as defined in
Section 860D of the Code (or any successor thereto).

            "REMIC Administrator": The Certificate Administrator or any REMIC administrator appointed pursuant to Section 8.14.

            "REMIC I": The segregated pool of assets subject hereto, constituting the primary trust created hereby and to be administered hereunder with respect to which a separate REMIC election is to be made and, consisting of: (i) all of the Trust Mortgage Loans as from time to time are subject to this Agreement and all payments under and proceeds of such Trust Mortgage Loans received after the Closing Date (excluding the Excess Servicing Strip and all Additional Interest on such Trust Mortgage Loans), together with all documents included in the related Mortgage Files and any related Escrow Payments and Reserve Funds; (ii) all amounts (exclusive of the Excess Servicing Strip and all Additional Interest) held from time to time in the Collection Accounts, the Interest Reserve Account, any Pool REO Account, the Gain-on-Sale Reserve Account, any Loan Combination Custodial Account and the Distribution Account;
(iii) any REO Property acquired in respect of a Trust Mortgage Loan; (iv) the rights of the Depositor under Sections 2, 3, 8, 10, 11, 12, 13, 14, 15, 17, 18, 20 and 21 of each of the Mortgage Loan Purchase Agreements with respect to the Trust Mortgage Loans; and (v) the rights of the mortgagee under all Insurance Policies with respect to the Trust Mortgage Loans; provided that REMIC I shall not include any Non-Trust Loan or any successor REO Loan with respect thereto or any payments or other collections of principal, interest, Prepayment Premiums, Yield Maintenance Charges or other amounts collected on a Non-Trust Loan or any successor REO Loan with respect thereto.

            "REMIC I Principal Balance": The principal amount of any REMIC I Regular Interest outstanding as of any date of determination. As of the Closing Date, the initial REMIC I Principal Balance of each REMIC I Regular Interest shall be the amount set forth as such in the Preliminary Statement hereto. On each Distribution Date, the REMIC I Principal Balance of each REMIC I Regular Interest shall be permanently reduced by all distributions of principal deemed to have been made in respect of such REMIC I Regular Interest on such Distribution Date pursuant to Section 4.01(i), and shall be further permanently reduced on such Distribution Date by all Realized Losses and Additional Trust Fund Expenses deemed to have been allocated thereto on such Distribution Date pursuant to the first paragraph of Section 4.04(b). The REMIC I Principal Balance of a REMIC I Regular Interest shall be increased, pursuant to the second paragraph of Section 4.04(b), in connection with increases in the Class Principal Balance of the Corresponding Certificates as contemplated by the second paragraph of Section 4.04(a).

            "REMIC I Regular Interest": Any of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a "regular interest" in REMIC I, as described in the Preliminary Statement hereto.

            "REMIC II": The segregated pool of assets consisting of all of the REMIC I Regular Interests and all amounts held from time to time, to the extent related to REMIC II, in the Distribution Account conveyed in trust to the Trustee for the benefit of REMIC II, as holder of the REMIC I Regular Interests, and the Holders of the Class R-II Certificates pursuant to Section 2.07, with respect to which a separate REMIC election is to be made.

            "REMIC II Regular Certificate": Any Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-1A, Class AM, Class AJ, Class B, Class C,
Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class Q or Class X Certificate.

            "REMIC II Regular Interest": Any of the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and the Class AJ-FL REMIC II Regular Interest.

            "REMIC Provisions": Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and proposed, temporary and final Treasury regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

            "Rents from Real Property": With respect to any REO Property, gross income of the character described in Section 856(d) of the Code.

            "REO Account": The Pool REO Account or any Loan Combination REO Account, as applicable.

            "REO Acquisition": The acquisition of any REO Property pursuant to
Section 3.09.

            "REO Disposition": The sale or other disposition of any REO Property pursuant to Section 3.18.

            "REO Extension": As defined in Section 3.16(a).

            "REO Loan": The Mortgage Loan (or, if a Serviced Loan Combination is involved, any of the multiple Mortgage Loans comprising the subject Serviced Loan Combination) deemed for purposes hereof to be outstanding with respect to each REO Property. Each REO Loan shall be deemed to be outstanding for so long as the related REO Property (or an interest therein) remains part of REMIC I and shall be deemed to provide for periodic payments of principal and/or interest equal to its Assumed Periodic Payment and otherwise to have the same terms and conditions as its predecessor Mortgage Loan (such terms and conditions to be applied without regard to the default on such predecessor Mortgage Loan and the acquisition of the related REO Property as part of the Trust Fund or, if applicable in the case of any Loan Combination REO Property, on behalf of the Trust and the related Non-Trust Noteholder(s)). Each REO Loan shall be deemed to have an initial unpaid principal balance and Stated Principal Balance equal to the unpaid principal balance and Stated Principal Balance, respectively, of its predecessor Mortgage Loan as of the date of the related REO Acquisition. All Periodic Payments (other than a Balloon Payment), Assumed Periodic Payments (in the case of a Balloon Loan delinquent in respect of its Balloon Payment) and other amounts due and owing, or deemed to be due and owing, in respect of the predecessor Mortgage Loan as of the date of the related REO Acquisition, shall be deemed to continue to be due and owing in respect of an REO Loan. Collections in respect of each REO Loan (after provision for amounts to be applied to the payment of, or to be reimbursed to, the applicable Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent for the payment of, the costs of operating, managing, selling, leasing and maintaining the related REO Property or for the reimbursement of or payment to the applicable Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent for other related Servicing Advances as provided in this Agreement, interest on such Advances and other related Additional Trust Fund Expenses) shall be treated: first, as a recovery of accrued and unpaid interest on such REO Loan at the related Mortgage Rate to but not including the Due Date in the Collection Period of receipt (exclusive of any portion thereof that constitutes Additional Interest); second, as a recovery of principal of such REO Loan to the extent of its entire unpaid principal balance; and third, in accordance with the normal servicing practices of the applicable Master Servicer, as a recovery of any other amounts due and owing in respect of such REO Loan, including, without limitation, (i) Yield Maintenance Charges, Prepayment Premiums and Penalty Interest and (ii) Additional Interest and other amounts, in that order; provided, however, that if the Mortgage Loans comprising a Serviced Loan Combination become REO Loans, then amounts received with respect to such REO Loans shall be applied to amounts due and owing in respect of such REO Loans as provided in the related Loan Combination Intercreditor Agreement. Notwithstanding the foregoing, all amounts payable or reimbursable to the applicable Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as the case may be, in respect of the predecessor Mortgage Loan as of the date of the related REO Acquisition, including, without limitation, any unpaid Servicing Fees and any unreimbursed Advances, together with any interest accrued and payable to the applicable Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as the case may be, in respect of such Advances in accordance with Sections 3.03(d) and 4.03(d), shall continue to be payable or reimbursable to the applicable Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as the case may be, in respect of an REO Loan pursuant to Section 3.05(a). In addition, Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances with respect to such REO Loan, in each case, that were paid from collections on the Trust Mortgage Loans and resulted in principal distributed to the Certificateholders being reduced as a result of the first proviso in the definition of "Principal Distribution Amount," shall be deemed outstanding until recovered.

            "REO Property": With respect to any Mortgage Loan (other than a Mortgage Loan constituting part of a Loan Combination), a Mortgaged Property acquired on behalf and in the name of the Trust Fund for the benefit of the Certificateholders through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Mortgage Loan; and with respect to a Serviced Loan Combination, the related Loan Combination REO Property; and with respect to the Peter Cooper Village and Stuyvesant Town Loan Combination, the related REO Property acquired under the Wachovia 2007-C30 Pooling and Servicing Agreement and with respect to the FRIS Chicken Loan Combination, the related REO Property acquired under the MSCI 2005-HQ6 Pooling and Servicing Agreement.

            "REO Revenues": All income, rents, profits and proceeds derived from the ownership, operation or leasing of any REO Property.

            "REO Tax": As defined in Section 3.17(a)(i).

            "Representing Party": As defined in Section 7.01(c).

            "Request for Release": A request signed by a Servicing Officer, as applicable, of either Master Servicer in the form of Exhibit D-1 attached hereto or of the Special Servicer in the form of Exhibit D-2 attached hereto.

            "Required Appraisal": With respect to each Required Appraisal Mortgage Loan, an appraisal of the related Mortgaged Property from an Independent Appraiser selected by the Special Servicer, prepared in accordance with 12 C.F.R. ss. 225.64 and conducted in accordance with the standards of the Appraisal Institute.

            "Required Appraisal Mortgage Loan": Each Trust Mortgage Loan (or, in the case of clause (ii) below, any successor Trust REO Loan with respect thereto) (i) that is 60 days or more delinquent in respect of any Periodic Payments, (ii) that becomes an REO Loan, (iii) that has been modified by the Special Servicer in a manner that affects the amount or timing of any Periodic Payment (other than a Balloon Payment) (except, or in addition to, bringing monthly Periodic Payments current and extending the Maturity Date for less than six months), (iv) 60 days following the receipt by the Special Servicer of notice that a receiver has been appointed and continues in such capacity in respect of the related Mortgaged Property, (v) 60 days following the receipt by the Special Servicer of notice that the related Mortgagor has become the subject of a bankruptcy proceeding, or (vi) delinquent in respect of any Balloon Payment unless (x) the related Mortgagor makes an Assumed Periodic Payment on each Due Date (commencing with the Due Date of such Balloon Payment) during the period contemplated in clause (y), and (y) the applicable Master Servicer receives, within 60 days after the Due Date of such Balloon Payment, written evidence from an institutional lender of such lender's binding commitment to refinance such Trust Mortgage Loan within 120 days after the Due Date of such Balloon Payment and either such 120-day period has not expired or it has not been determined, in accordance with the definition of "Specially Serviced Mortgage Loan" that the refinancing could not reasonably be expected to occur; provided, however, that a Required Appraisal Mortgage Loan shall cease to be a Required Appraisal Mortgage
Loan:

            (a) with respect to the circumstances described in clauses (i) and
(iii) above, when the related Mortgagor has made three consecutive full and timely Periodic Payments under the terms of such Trust Mortgage Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Mortgagor or by reason of a modification, waiver or amendment granted or agreed to by the Special Servicer pursuant to
Section 3.20); and

            (b) with respect to the circumstances described in clauses (iv), (v) and (vi) above, when such circumstances cease to exist in the reasonable judgment of the Special Servicer (exercised in accordance with the Servicing Standard), but, with respect to any bankruptcy or insolvency proceedings described in clauses (iv) and (v), no later than the entry of an order or decree dismissing such proceeding, and with respect to the circumstances described in clause (vi) above, no later than the date that the Special Servicer agrees to an extension pursuant to Section 3.20 hereof;

so long as at that time no circumstance identified in clauses (i) through (vi) above exists that would cause the Trust Mortgage Loan to continue to be characterized as a Required Appraisal Mortgage Loan. For purposes of the foregoing, each Loan Combination shall be treated as a single Mortgage Loan.

            "Required Appraisal Value": With respect to any Mortgaged Property or REO Property related to a Required Appraisal Mortgage Loan, 90% of an amount equal to (A) subject to reduction by the Special Servicer in accordance with
Section 3.09(a), the Appraised Value of such Mortgaged Property or REO Property, as the case may be, as determined by a Required Appraisal or letter update or internal valuation, if applicable, reduced by (B) the amount of any obligations secured by liens on such Mortgaged Property that are prior to the lien of such Required Appraisal Mortgage Loan and estimated liquidation expenses; provided, however, that for purposes of determining any Appraisal Reduction Amount in respect of such Required Appraisal Mortgage Loan, such Appraisal Reduction Amount shall be amended no less often than annually to reflect the Required Appraisal Value determined pursuant to any Required Appraisal or letter update of a Required Appraisal or internal valuation, if applicable conducted subsequent to the original Required Appraisal performed pursuant to Section 3.09(a).

            "Reserve Account": The account or accounts created and maintained pursuant to Section 3.03(f).

            "Reserve Funds": With respect to any Mortgage Loan, any amounts delivered by the related Mortgagor to be held in escrow by or on behalf of the mortgagee representing reserves for environmental remediation, repairs, capital improvements, tenant improvements and/or leasing commissions with respect to the related Mortgaged Property.

            "Residual Certificate": A Class R-I or Class R-II Certificate.

            "Responsible Officer": When used with respect to (i) the initial Trustee, any officer in the Global Securities and Trust Services group of the initial Trustee, (ii) any successor trustee, any officer or assistant officer in the corporate trust department of the Trustee, or any other officer or assistant officer of the Trustee, customarily performing functions similar to those performed by any of the above designated officers, to whom a particular matter is referred by the Trustee because of such officer's knowledge of and familiarity with the particular subject, (iii) the initial Certificate Administrator, any officer in the corporate trust department of the Certificate Administrator, (iv) any successor Certificate Administrator, any officer or assistant officer in the Global Securities and Trust Services Group of the Certificate Administrator, or any other officer or assistant officer of the Certificate Administrator, customarily performing functions similar to those performed by any of the above designated officers, to whom a particular matter is referred by the Certificate Administrator because of such officer's knowledge of and familiarity with the particular subject, (v) the Custodian, any officer thereof, and (vi) any Fiscal Agent, any officer thereof.

            "Restricted Servicer Reports": Collectively, to the extent not filed with the Commission, the CMSA Servicer Watch List, the CMSA Operating Statement Analysis Report, the CMSA NOI Adjustment Worksheet, the CMSA Financial File, the CMSA Comparative Financial Status Report, the CMSA Loan Level Reserve/LOC Report and the CMSA Reconciliation of Funds Report.

            "Retained Amount": Each initial up front payment, in the aggregate, from the Swap Counterparty to the Depositor pursuant to each Swap Agreement.

            "Rule 144A Global Certificate": With respect to any Class of Book-Entry Non-Registered Certificates, one or collectively more global certificates representing such Class registered in the name of the Depository or its nominee, in definitive, fully registered form without interest coupons, and each of which certificates has a Rule 144A CUSIP number.

            "S&P": Standard & Poor's Ratings Services, a Division of The McGraw-Hill Companies, Inc., or its successor in interest. If neither such Rating Agency nor any successor remains in existence, "S&P" shall be deemed to refer to such other nationally recognized statistical rating organization or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicer and any Fiscal Agent, and specific ratings of S&P herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

            "St. Luke's Cornwall Medical Complex B-Note Non-Trust Mortgage Loan": The Mortgage Loan, other than the St. Luke's Cornwall Medical Complex Trust Mortgage Loan, that is secured by the same Mortgage encumbering the St. Luke's Cornwall Medical Complex Mortgaged Property as the St. Luke's Cornwall Medical Complex Trust Mortgage Loan, and that is subordinate, to the extent set forth in the related Loan Combination Intercreditor Agreement, in right of payment and in other respects to the St. Luke's Cornwall Medical Complex Trust Mortgage Loan.

            "St. Luke's Cornwall Medical Complex Intercreditor Agreement": The Intercreditor and Servicing Agreement, dated February 9, 2007, between the Trust as holder of the St. Luke's Cornwall Medical Complex Trust Mortgage Loan and the holder of the St. Luke's Cornwall Medical Complex B-Note Non-Trust Loan.

            "St. Luke's Cornwall Medical Complex Loan Combination":
Collectively, the St. Luke's Cornwall Medical Complex Trust Mortgage Loan, and the St. Luke's Cornwall Medical Complex B-Note Non-Trust Loan. The term "St. Luke's Cornwall Medical Complex Loan Combination" shall include any successor REO Loans with respect to the St. Luke's Cornwall Medical Complex Trust Mortgage Loan and the St. Luke's Cornwall Medical Complex B-Note Non-Trust Loan.

            "St. Luke's Cornwall Medical Complex Mortgaged Property": The Mortgaged Property identified on the Mortgage Loan Schedule as St. Luke's Cornwall Medical Complex.

            "St. Luke's Cornwall Medical Complex Trust Mortgage Loan": The Trust Mortgage Loan that is secured by the St. Luke's Cornwall Medical Complex Mortgaged Property and included in the Trust Fund.

            "Sarbanes-Oxley Certification": As defined in Section 8.16(a)(iv).

            "Scheduled Payment": With respect to any Mortgage Loan, for any Due Date following the Cut-off Date as of which it is outstanding, the scheduled Periodic Payment of principal and interest (other than Additional Interest) on such Mortgage Loan that is or would be, as the case may be, payable by the related Mortgagor on such Due Date under the terms of the related Mortgage Note as in effect on the Closing Date, without regard to any subsequent change in or modification of such terms in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Mortgage Loan granted or agreed to by the Special Servicer pursuant to Section
3.20 or acceleration of principal by reason of default, and assuming that each prior Scheduled Payment has been made in a timely manner; provided, however, that if the related loan documents for a Loan Combination provide for a single monthly debt service payment for such Loan Combination, then the Scheduled Payment for each Mortgage Loan comprising such Loan Combination for any Due Date shall be that portion of the monthly debt service payment for such Loan Combination and such Due Date that is, in accordance with the related loan documents and/or the related Loan Combination Intercreditor Agreement, in the absence of default, allocable to interest at the related Mortgage Rate on and/or principal of each such Mortgage Loan comprising the subject Loan Combination.

            "Securities Act": The Securities Act of 1933, as amended.

            "Senior Certificate": Any Class A-1, Class A-2, Class A-2FL, Class A-3, Class A-SB, Class A-4, Class A-4FL, Class A-1A or Class X Certificate.

            "Sequential Pay Certificate": Any Class A-1, Class A-2, Class A-2FL, Class A-3, Class A-SB, Class A-4, Class A-4FL, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P or Class Q Certificate.

            "Serviced Loan Combination": The Fort Henry Mall Loan Combination, the Detroit Riverview Medical Complex Loan Combination, the St. Luke's Cornwall Loan Combination, the 10000 Business Blvd. Loan Combination and/or the 4010 Airpark Drive Loan Combination, as the context may require.

            "Serviced Loan Combination Controlling Party": With respect to the related Serviced Loan Combination, the Fort Henry Mall Controlling Party, the Detroit Riverview Medical Complex Controlling Party, the St. Luke's Cornwall Controlling Party, the 10000 Business Blvd. Controlling Party and the 4010 Airpark Drive Controlling Party.

            "Servicer": Any Person that constitutes a "servicer," as defined in
Item 1101(j) of Regulation AB, with respect to the Subject Securitization Transaction.

            "Servicer Notice": As defined in Section 3.14.

            "Servicing Account": The account or accounts created and maintained pursuant to Section 3.03(a).

            "Servicing Advances": All customary, reasonable and necessary "out of pocket" costs and expenses (including attorneys' fees and expenses and fees of real estate brokers) incurred by or on behalf of the applicable Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent in connection with the servicing of a Mortgage Loan, if a default is imminent thereunder or after a default, delinquency or other unanticipated event, or in connection with the administration of any REO Property, including, but not limited to, the cost of (a) compliance with the obligations of the applicable Master Servicer and the Special Servicer, if any, set forth in Section 3.02 and 3.03, (b) (i) real estate taxes, assessments, penalties and other similar items, (ii) ground rents (if applicable), and (iii) premiums on Insurance Policies, in each instance if and to the extent Escrow Payments (if any) collected from the related Mortgagor are insufficient to pay such item when due and the related Mortgagor has failed to pay such item on a timely basis, (c) the preservation, insurance, restoration, protection and management of a Mortgaged Property, including the cost of any "force placed" insurance policy purchased by the applicable Master Servicer or the Special Servicer to the extent such cost is allocable to a particular Mortgaged Property that the applicable Master Servicer or the Special Servicer is required to cause to be insured pursuant to Section 3.07(a), (d) obtaining any Insurance Proceeds or any Liquidation Proceeds of the nature described in clauses (i)-(iii), (v), (vii) and (viii) of the definition of "Liquidation Proceeds," (e) any enforcement or judicial proceedings with respect to a Mortgaged Property, including, without limitation, foreclosures, (f) any Required Appraisal or other appraisal expressly required or permitted to be obtained hereunder, (g) the operation, management, maintenance and liquidation of any REO Property, including, without limitation, appraisals and compliance with Section 3.16(a) (to the extent not covered by available funds in the applicable REO Account), (h) obtaining related ratings confirmation (to the extent not paid by the related Mortgagor), (i) UCC filings (to the extent not reimbursed by the Mortgagor), (j) compliance with the obligations of the applicable Master Servicer or the Trustee set forth in Section 2.03(a) or (b) and (k) any other expenditure expressly designated as a Servicing Advance under this Agreement. Notwithstanding anything to the contrary, "Servicing Advances" shall not include allocable overhead of the applicable Master Servicer or the Special Servicer, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs, and expenses or costs and expenses incurred by any such party in connection with its purchase of a Mortgage Loan or REO Property, or costs or expenses expressly required to be borne by the applicable Master Servicer or the Special Servicer without reimbursement pursuant to the terms of this Agreement.

            "Servicing Criteria": The "servicing criteria" set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

            "Servicing Fees": With respect to each Mortgage Loan and any successor REO Loan with respect thereto, the Master Servicing Fee and the Special Servicing Fee.

            "Servicing File": Any documents, certificates, opinions and reports (other than documents required to be part of the related Mortgage File) delivered by the related Mortgagor in connection with, or relating to, the origination and servicing of any Mortgage Loan, and that are reasonably required for the ongoing administration of the Mortgage Loan, including appraisals, surveys, property inspection reports, engineering reports, environmental reports, financial statements, leases, rent rolls and tenant estoppels.

            "Servicing Function Participant": Any of: (i) Master Servicer No. 1 or Master Servicer No. 2; (ii) the Special Servicer; (iii) the Certificate Administrator; (iv) the Custodian and (v) any other party hereto, in addition to the Master Servicers, the Special Servicer, the Certificate Administrator and the Custodian, that is a "party participating in the servicing function" (within the meaning of the instructions to Item 1122 of Regulation AB) as regards the Trust Fund.

            "Servicing Officer": Any officer or employee of either Master Servicer or the Special Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans, whose name and specimen signature appear on a list of servicing officers furnished by such party to the Trustee and the Certificate Administrator and the Depositor on the Closing Date, as such list may be amended from time to time.

            "Servicing-Released Bid": As defined in Section 7.01(c).

            "Servicing Representative": With respect to either Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, any other Person (including any Sub-Servicer, subcontractor, vendor or agent) retained or engaged thereby to perform any duties in connection with this Agreement or all or any portion of the Trust Fund, the performance of which duties would cause such other Person to be, or result in such other Person being, a Servicer or a Sub-Servicing Function Participant.

            "Servicing-Retained Bid": As defined in Section 7.01(c).

            "Servicing Standard": With respect to either Master Servicer or the Special Servicer, as applicable, the servicing and administration of the Mortgage Loans (including any Non-Trust Loans) for which it is responsible hereunder (a) in the same manner in which, and with the same care, skill, prudence and diligence with which, such Master Servicer or the Special Servicer, as the case may be, generally services and administers similar mortgage loans
(i) for other third parties, giving due consideration to customary and usual standards of practice of prudent institutional commercial mortgage loan servicers servicing mortgage loans for third parties or (ii) held in its own portfolio, whichever standard is higher, (b) with a view to (i) the timely recovery of all Scheduled Payments of principal and interest under the Mortgage Loans, (ii) in the case of the Special Servicer, if a Mortgage Loan comes into and continues in default, the maximization of the recovery on that Mortgage Loan to the Certificateholders or, in the case of any Loan Combination, to the Certificateholders and the related Non-Trust Noteholder(s) (as a collective whole) on a net present value basis (the relevant discounting of anticipated collections to be performed at the related Mortgage Rate) and (iii) the best interests of the Certificateholders and the Trust Fund (or, in the case of any Loan Combination, the Certificateholders, the Trust Fund and the related Non-Trust Noteholder(s), taking into account, if applicable and to the extent consistent with the related Loan Combination Intercreditor Agreement and the related Mortgage Loan documents, the subordinate nature, if applicable, of the related Non-Trust Loan(s)) and (c) without regard to (i) any relationship that such Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof may have with the related Mortgagor (or any Affiliate thereof), the Depositor, any Mortgage Loan Seller, or any other party to the transactions contemplated hereby; (ii) the ownership of any Certificate by such Master Servicer or the Special Servicer, as the case may be, or by any Affiliate thereof; (iii) the right of such Master Servicer or the Special Servicer, as the case may be, to receive compensation or other fees for its services rendered pursuant to this Agreement; (iv) the obligations of such Master Servicer or the Special Servicer, as the case may be, to make Advances; (v) the ownership, servicing or management by such Master Servicer or the Special Servicer or any Affiliate thereof for others of any other mortgage loans or mortgaged property not included in or securing, as the case may be, the Mortgage Pool; (vi) any obligation of such Master Servicer or any Affiliate of such Master Servicer to repurchase or substitute a Mortgage Loan as a Mortgage Loan Seller; (vii) any obligation of such Master Servicer or any Affiliate of such Master Servicer to cure a breach of a representation and warranty with respect to a Mortgage Loan; and (viii) any debt such Master Servicer or Special Servicer or any Affiliate of either has extended to any Mortgagor or any Affiliate thereof.

            "Servicing Transfer Event": With respect to any Mortgage Loan, the occurrence of any of the events described in clauses (a) through (g) of the definition of "Specially Serviced Mortgage Loan."

            "Significant Mortgage Loan": At any time of determination, any Mortgage Loan that (1) has a principal balance of $20,000,000 or more at the time of determination or has, whether (a) individually, (b) as part of a Crossed Loan Group or (c) as part of a group of Mortgage Loans made to affiliated Mortgagors, a principal balance that is equal to or greater than 5% or more of the aggregate outstanding principal balance of the Mortgage Pool at the time of determination or (2) is one of the 10 largest Mortgage Loans (which for the purposes of this definition shall include Crossed Loan Groups and groups of Mortgage Loans made to affiliated Mortgagors) by outstanding principal balance at such time.

            "Significant Obligor": (a) Any obligor (as defined in Item 1101(k) of Regulation AB) or group of affiliated obligors on any Trust Mortgage Loan or group of Trust Mortgage Loans that represent, as of the Closing Date, 10% or more of the Mortgage Pool (by Cut-off Date Balance); or (b) any single Mortgaged Property or group of Mortgaged Properties securing any Trust Mortgage Loan or group of cross-collateralized and/or cross-defaulted Trust Mortgage Loans that represent, as of the Closing Date, 10% or more of the Mortgage Pool (by Cut-off Date Balance). The Mortgagor under the Peter Cooper Village and Stuyvesant Town Loan Combination is the only Significant Obligor with respect to the Mortgage Pool.

            "Similar Law": As defined in Section 5.02(c).

            "Single Certificate": For purposes of Section 4.02, a hypothetical Certificate of any Class of Regular Certificates evidencing a $1,000 denomination.

            "Sole Certificate Owner": As defined in Section 9.01.

            "Special Servicer": CWCapital Asset Management LLC, or any successor in interest thereto, or any successor special servicer appointed as herein provided.

            "Special Servicer Indemnification Agreement": With respect to the initial Special Servicer, that certain Master Servicer and Special Servicer Indemnification Agreement, dated as of March 14, 2007, between the initial Special Servicer, the Depositor, the Underwriters and the Initial Purchasers.

            "Special Servicer Reportable Event": Any of the following events, conditions, circumstances and/or matters:

            (i) the entry into or amendment to a definitive agreement that is material to the Subject Securitization Transaction, including, for example, a servicing agreement with a Servicer contemplated by Item 1108(a)(3) of Regulation AB, but only if the Special Servicer or any Servicing Representative of the Special Servicer is a party to such agreement or has entered into such agreement on behalf of the Trust [ITEM
      1.01 ON FORM 8-K];

            (ii) the termination of a definitive agreement that is material to the Subject Securitization Transaction (other than by expiration of the agreement on its stated termination date or as a result of all parties completing their obligations under such agreement), but only if the Special Servicer or any Servicing Representative of the Special Servicer is a party to such agreement or has entered into such agreement on behalf of the Trust [ITEM 1.02 ON FORM 8-K];

            (iii) the appointment of a receiver, fiscal agent or similar officer for any Material Debtor in a proceeding under the U.S. Bankruptcy Code or in any other proceeding under state or federal law in which a court or governmental authority has assumed jurisdiction over substantially all of the assets or business of any Material Debtor, including where such jurisdiction has been assumed by leaving the existing directors and officers in possession but subject to the supervision and orders of a court or governmental authority, but only if the subject Material Debtor is (A) the Special Servicer, (B) any Servicing Representative of the Special Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (C) any Significant Obligor with respect to a Specially Serviced Mortgage Loan [ITEM 1.03(a) ON FORM 8-K];

            (iv) the entry of an order confirming a plan of reorganization, arrangement or liquidation of a Material Debtor by a court or governmental authority having supervision or jurisdiction over substantially all of the assets or business of such Material Debtor, but only if the subject Material Debtor is (A) the Special Servicer, (B) any Servicing Representative of the Special Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (C) any Significant Obligor with respect to a Specially Serviced Mortgage Loan [ITEM 1.03(b) ON FORM 8-K];

            (v) any resignation, removal, replacement or substitution of (A) the Special Servicer or (B) any Servicing Representative of the Special Servicer that constitutes a Servicer contemplated by Item 1108(a)(2) of Regulation AB [ITEM 6.02 ON FORM 8-K];

            (vi) any appointment of (A) a new Special Servicer or (B) any new Servicing Representative of the Special Servicer that constitutes a Servicer contemplated by Item 1108(a)(2) of Regulation AB [ITEM 6.02 ON FORM 8-K];

            (vii) any nonpublic disclosure, by the Special Servicer or any Servicing Representative of the Special Servicer, with respect to the Subject Securitization Transaction (other than disclosure required by this Agreement) that is required to be disclosed by Regulation FD (17 C.F.R.
      243.100 through 243.103) [ITEM 7.01 ON FORM 8-K];

            (viii) any other information of importance to Certificateholders (determined by the Special Servicer in accordance with the Servicing Standard) that (A) is not otherwise required to be included in the Distribution Date Statement or any other report to be delivered or otherwise made available to Certificateholders hereunder, and (B) the Special Servicer has determined, in accordance with the Servicing Standard, could have a material adverse effect on the value of a Mortgaged Property as collateral for a Specially Serviced Mortgage Loan or the ability of a Mortgaged Property to generate sufficient cash flow for the related Mortgagor to meet its debt service obligations under the related Specially Serviced Mortgage Loan [ITEM 8.01 ON FORM 8-K];

            (ix) the commencement or termination of, or any material developments regarding, any legal proceedings pending against any Material Litigant, or of which any property of a Material Litigant is the subject, or any threat by a governmental authority to bring any such legal proceedings, that are material to Certificateholders, but only if the Special Servicer is controlling the subject litigation or if the subject Material Litigant is (A) the Special Servicer, (B) any Servicing Representative of the Special Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (C) any Significant Obligor with respect to a Specially Serviced Mortgage Loan [ITEM 2 ON FORM 10-D AND GENERAL INSTRUCTION J TO FORM 10-K];

            (x) the receipt by the Special Servicer or by any Servicing Representative of the Special Servicer of any updated financial statements, balance sheets, rent rolls or other financial information regarding any Significant Obligor (that has been identified to the Special Servicer in writing) with respect to a Specially Serviced Mortgage Loan that is required to be provided under Item 1112(b) of Regulation AB [ITEM 6 ON FORM 10-D AND GENERAL INSTRUCTION J TO FORM 10-K];

            (xi) to the extent not otherwise disclosed in the Prospectus Supplement or previously included in a report delivered by the Special Servicer to the Certificate Administrator and the Depositor in accordance with Section 8.16(c), whether the Special Servicer has become an affiliate (as defined in Rule 405 of the Securities Act) of any of (A) the Trust,
      (B) the Depositor, (C) a Mortgage Loan Seller, (D) the Trustee, (E) the Certificate Administrator, (F) either Master Servicer, (G) any Servicing Representative of the Special Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (H) any Significant Obligor [GENERAL INSTRUCTION J TO FORM 10-K];

            (xii) to the extent not otherwise disclosed in the Prospectus Supplement, any business relationship, agreement, arrangement, transaction or understanding contemplated by Item 1119(b) of Regulation AB between a Mortgage Loan Seller or the Trust, on the one hand, and the Special Servicer or any Servicing Representative of the Special Servicer, on the other hand [GENERAL INSTRUCTION J TO FORM 10-K]; and

            (xiii) to the extent not otherwise disclosed in the Prospectus Supplement, any specific relationship involving or relating to the Subject Securitization Transaction or the Mortgage Loans contemplated by Item 1119(c) of Regulation AB between a Mortgage Loan Seller or the Trust, on the one hand, and the Special Servicer or any Servicing Representative of the Special Servicer, on the other hand [GENERAL INSTRUCTION J TO FORM 10-K].

            "Special Servicing Fee": With respect to each Specially Serviced Mortgage Loan and each REO Loan, the fee designated as such and payable to the Special Servicer pursuant to the first paragraph of Section 3.11(c).

            "Special Servicing Fee Rate": With respect to each Specially Serviced Mortgage Loan and each REO Loan, 0.25% per annum.

            "Specially Designated Mortgage Loan Documents": With respect to any Trust Mortgage Loan (other than the Peter Cooper Village and Stuyvesant Town Trust Mortgage Loan and the FRIS Chicken Trust Mortgage Loan), the following documents collectively:

            (i) the original executed Mortgage Note (or, alternatively, if the original executed Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage Note attached thereto);

            (ii) an original or a copy of the Mortgage (with or without recording information);

            (iii) the original or a copy of the policy or certificate of lender's title insurance or, if such policy has not been issued or located, an original or a copy of an irrevocable, binding commitment (which may be a pro forma policy or a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

            (iv) an original or a copy of any Ground Lease and any related ground lessor estoppel; and

            (v) an original of any letter of credit relating to the Trust Mortgage Loan (which letter of credit shall not be delivered in original form to the Custodian but rather to the applicable Master Servicer);

provided that whenever the term "Specially Designated Mortgage Loan Documents" is used to refer to documents actually received by the Custodian, such term, with respect to any receipt or certification by the Custodian for documents described in clauses (iv) and (v) of this definition, shall be deemed to include such documents only to the extent the Custodian has actual knowledge of their existence.

            With respect to the Peter Cooper Village and Stuyvesant Town Trust Mortgage Loan and FRIS Chicken Trust Mortgage Loan, the following documents:

            (i) the original executed Note for such Peter Cooper Village and Stuyvesant Town Trust Mortgage Loan and FRIS Chicken Trust Mortgage Loan, as the case may be, endorsed (either on the face thereof or pursuant to a separate allonge) "Pay to the order of LaSalle Bank National Association, as trustee for the registered holders of ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, without recourse", or in blank, without recourse and further showing a complete, unbroken chain of assignment and endorsement from the originator (if such originator is other than the Seller); or, alternatively, if the original executed Note has been lost, a lost note affidavit and indemnity with a copy of such Note; and

            (ii) copies of the executed Peter Cooper Village and Stuyvesant Town Intercreditor Agreement and the FRIS Chicken Intercreditor Agreements, as the case may be.

            "Specially Serviced Mortgage Loan": Any Mortgage Loan as to which any of the following events have occurred:

            (a) the related Mortgagor shall have failed to make when due any Periodic Payment, including a Balloon Payment, and the failure continues unremedied--

            (i) except in the case of a Balloon Payment, for 60 days; or

            (ii) solely in the case of a delinquent Balloon Payment, beyond the day such Balloon Payment was due or (if longer) beyond the applicable grace period for a Balloon Payment unless (x) the related Mortgagor (A) makes in respect of each Due Date (commencing with the Due Date of such Balloon Payment) during the period contemplated in (B) below, without omission, Assumed Periodic Payments and (B) delivers a refinancing commitment within 60 days after such Mortgage Loan's maturity date, then for such period (not to exceed 120 days) beyond such Mortgage Loan's maturity date ending on the earlier of the date on which the related Mortgagor fails to make an Assumed Periodic Payment or the date on which it is determined that the refinancing could not reasonably be expected to occur; or

            (b) the applicable Master Servicer or, with the consent of the Controlling Class Representative, the Special Servicer shall have determined, in its reasonable judgment (exercised in accordance with the Servicing Standard), based on, among other things, communications with the related Mortgagor, that a default in making a Periodic Payment (including a Balloon Payment) is likely to occur and is likely to remain unremedied for at least 60 days; or

            (c) the applicable Master Servicer or, with the consent of the Controlling Class Representative, the Special Servicer shall have determined, in its reasonable judgment (exercised in accordance with the Servicing Standard), that a default (other than an Acceptable Insurance Default or a default described in clause (a) above) has occurred that may materially impair the value of the Mortgaged Property as security for the Mortgage Loan and the default continues unremedied beyond the applicable grace period under the terms of the Mortgage Loan (or, if no grace period is specified, for 60 days, provided that a default that gives rise to an acceleration right without any grace period shall be deemed to have a grace period equal to zero); or

            (d) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the related Mortgagor; provided that if such decree or order is discharged, dismissed or stayed within 60 days it shall not be a Specially Serviced Mortgage Loan (and no Special Servicing Fees shall be payable); or

            (e) the related Mortgagor shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Mortgagor or of or relating to all or substantially all of its property; or

            (f) the related Mortgagor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

            (g) the applicable Master Servicer shall have received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property;

provided, however, that a Mortgage Loan will cease to be a Specially Serviced Mortgage Loan:

            (i) with respect to the circumstances described in clause (a) above, when the related Mortgagor has made three consecutive full and timely Periodic Payments under the terms of such Mortgage Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Mortgagor or by reason of a modification, waiver or amendment granted or agreed to by the Special Servicer pursuant to Section 3.20);

            (ii) with respect to the circumstances described in clauses (b),
      (d), (e) and (f) above, when such circumstances cease to exist in the reasonable judgment of the Special Servicer (exercised in accordance with the Servicing Standard), but, with respect to any bankruptcy or insolvency proceedings described in clauses (d), (e) and (f), no later than the entry of an order or decree dismissing such proceeding;

            (iii) with respect to the circumstances described in clause (c) above, when such default is cured; and

            (iv) with respect to the circumstances described in clause (g) above, when such proceedings are terminated;

so long as at that time no other circumstance identified in clauses (a) through
(g) above exists that would otherwise cause such Mortgage Loan to continue to be characterized as a Specially Serviced Mortgage Loan.

            During any time an entire Serviced Loan Combination is serviced and administered pursuant to this Agreement, if a Servicing Transfer Event exists with respect to one Mortgage Loan in such Loan Combination, it will also be considered to exist for the other Mortgage Loan(s) in such Loan Combination; provided that, if a B-Note Loan Holder prevents the occurrence of a Servicing Transfer Event with respect to the related A-Note Trust Mortgage Loan through the exercise of cure rights as set forth in the related Loan Combination Intercreditor Agreement, then the existence of such Servicing Transfer Event with respect to the related B-Note Non-Trust Loan shall not, in and of itself, result in the existence of a Servicing Transfer Event with respect to such A-Note Trust Mortgage Loan or cause the servicing of the subject Loan Combination to be transferred to the Special Servicer, unless a separate Servicing Transfer Event has occurred with respect thereto. The Peter Cooper Village and Stuyvesant Town Loan Combination will be considered a "Specially Serviced Mortgage Loan" under and in accordance with the Wachovia 2007-C30 Pooling and Servicing Agreement. The FRIS Chicken Loan Combination will be considered a "Specially Serviced Mortgage Loan" under and in accordance with the MSCI 2005-HQ6 Pooling and Servicing Agreement.

            "Startup Day": With respect to each of REMIC I and REMIC II, the day designated as such in Section 10.01(c).

            "State and Local Taxes": Taxes imposed by the states of New York, Massachusetts, Illinois, Kansas, Maryland, California and by any other state or local taxing authorities as may, by notice to the Trustee and/or the Certificate Administrator, assert jurisdiction over the Trust Fund or any portion thereof, or which, according to an Opinion of Counsel addressed to the Trustee, have such jurisdiction.

            "Stated Maturity Date": With respect to any Mortgage Loan, the Due Date specified in the Mortgage Note (as in effect on the Closing Date) on which the last payment of principal is due and payable under the terms of the Mortgage Note (as in effect on the Closing Date), without regard to any change in or modification of such terms in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Mortgage Loan granted or agreed to by the Special Servicer pursuant to Section
3.20 and, in the case of an ARD Loan, without regard to its Anticipated Repayment Date.

            "Stated Principal Balance": With respect to any Trust Mortgage Loan as of any date of determination, an amount (which amount shall not be less than zero) equal to (x) the Cut-off Date Balance of such Trust Mortgage Loan (or, in the case of a Qualified Substitute Mortgage Loan that is a Trust Mortgage Loan, the unpaid principal balance thereof after application of all principal payments due on or before the related date of substitution, whether or not received), permanently reduced on each Distribution Date, to not less than zero, by (y) the sum of:

            (i) all payments and other collections of principal, if any, with respect to such Trust Mortgage Loan that are included as part of the Principal Distribution Amount for such Distribution Date pursuant to clause(s) (a), (b), (c) and/or (d) of, and without regard to the provisos to, the definition of "Principal Distribution Amount";

            (ii) any other amount received with respect to such Trust Mortgage Loan during the related Collection Period that is not included among the payments and other collections of principal described in the immediately preceding clause (i), as to which there is not and never has been an outstanding P&I Advance and that is actually applied in reduction of the amount of principal owing from the related Mortgagor;

            (iii) any amount of reduction in the outstanding principal balance of such Trust Mortgage Loan resulting from a Deficient Valuation that occurred during the related Collection Period; and

            (iv) any related Realized Loss (other than any such loss resulting from a Deficient Valuation) incurred during the related Collection Period that represents a loss of principal with respect to that Trust Mortgage Loan.

            With respect to any Trust REO Loan, as of any date of determination, an amount equal to (x) the Stated Principal Balance of the predecessor Trust Mortgage Loan as of the date of the related REO Acquisition, permanently reduced on each subsequent Distribution Date, to not less than zero, by (y) the sum of:

            (a) all amounts, if any, collected with respect to the related REO Property that are allocable as principal of the subject Trust REO Loan and that are included as part of the Principal Distribution Amount for such Distribution Date pursuant to clause (e) and/or clause (f) of, and without regard to the provisos to, the definition of "Principal Distribution Amount"; and

            (b) any related Realized Losses incurred during the related Collection Period that represents a loss of principal with respect to the subject Trust REO Loan.

            A Trust Mortgage Loan or a Trust REO Loan shall be deemed to be part of the Trust Fund and to have an outstanding Stated Principal Balance until the Distribution Date on which the payments or other proceeds, if any, received in connection with a Liquidation Event in respect thereof are to be (or, if no such payments or other proceeds are received in connection with such Liquidation Event, would have been) distributed to Certificateholders.

            The Stated Principal Balance with respect to each A-Note Non-Trust Loan and B-Note Non-Trust Loan shall be (1) the Cut-off Date Balance of such Mortgage Loan, as permanently reduced on each monthly remittance date under the related Loan Combination Intercreditor Agreement to not less than zero, by (2) the sum of (A) any amounts received during the related Collection Period that are allocable as principal of such Non-Trust Loan or any successor REO Loan with respect thereto and (B) any Realized Losses incurred with respect to such Non-Trust Loan or any successor REO Loan during the related Collection Period that represent a loss of principal with respect thereto (including as a result of a Deficient Valuation).

            "Subject Securitization Transaction": The commercial mortgage securitization transaction contemplated by this Agreement.

            "Subordinated Certificate": Any Class AM, Class AM-FL (in respect of the Class AM-FL Regular Interest), Class AJ, Class AJ-FL (in respect of the Class AJ-FL Regular Interest), Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class Q, Class R-I or Class R-II Certificate.

            "Sub-Servicer": Any Person that either Master Servicer or the Special Servicer has retained or engaged for the performance (whether directly or through Sub-Servicers or subcontractors) of a substantial portion of the material servicing functions required to be performed by such Master Servicer or the Special Servicer under this Agreement, with respect to one or more of the Mortgage Loans, which servicing functions either (a) are identified in Item 1122(d) of Regulation AB or (b) would cause such Person to be a Servicer.

            "Sub-Servicing Agreement": The written contract between either Master Servicer or the Special Servicer, on the one hand, and any Sub-Servicer, on the other hand, relating to servicing and administration of Mortgage Loans as provided in Section 3.22.

            "Sub-Servicing Function Participant": Any Sub-Servicer, sub-contractor, vendor, agent or other Person acting on behalf of a party hereto, which Sub-Servicer, sub-contractor, vendor, agent or other Person is a "party participating in the servicing function" (within the meaning of the instructions to Item 1122 of Regulation AB) as regards the Trust Fund (i.e., any entity that is performing activities that address the criteria in Item 1122(d) of Regulation AB, unless such entity's activities relate only to 5% or less of the Mortgage Loans, by balance).

            "Subsequent Exchange Act Reports": As defined in Section 8.16(a).

            "Substitution Shortfall Amount": With respect to a substitution pursuant to or as contemplated by Section 2.03(a) hereof, an amount equal to the excess, if any, of the Purchase Price of the Trust Mortgage Loan being replaced, calculated as of the date of substitution over the Stated Principal Balance of the related Qualified Substitute Mortgage Loan as of the date of substitution. In the event that one or more Qualified Substitute Mortgage Loans are substituted (at the same time) for one or more deleted Trust Mortgage Loans, the Substitution Shortfall Amount shall be determined as provided in the preceding sentence on the basis of the aggregate Purchase Price of the Trust Mortgage Loan or Trust Mortgage Loans being replaced and the aggregate Stated Principal Balance of the related Qualified Substitute Mortgage Loan or Qualified Substitute Mortgage Loans.

            "Successful Bidder": As defined in Section 7.01(c).

            "Swap Agreement": Any of the Class A-2FL Swap Agreement, the Class A-4FL Swap Agreement, the Class AM-FL Swap Agreement or the Class AJ-FL Swap Agreement.

            "Swap Counterparty": Any of the Class A-2FL Swap Counterparty, the Class A-4FL Swap Counterparty, the Class AM-FL Swap Counterparty or the Class AJ-FL Swap Counterparty.

            "Swap Default": With respect to any Swap Agreement, any failure on the part of the related Swap Counterparty (that continues beyond any applicable grace period under such Swap Agreement) to (i) make a required payment under such Swap Agreement as and when due thereunder, (ii) either post acceptable collateral or find an acceptable replacement Swap Counterparty or find an acceptable guarantor after a Collateral Event (as defined in such Swap Agreement) has occurred, as required by such Swap Agreement, or (iii) find an acceptable replacement Swap Counterparty after a Required Ratings Downgrade Event (as defined in such Swap Agreement) has occurred, as required by such Swap Agreement.

            "Swap Payment Default": A Swap Default of the nature described in clause (i) of the definition of "Swap Default."

            "Swap Termination Fees": With respect to any Swap Agreement, any fees, costs or expenses payable by the related Swap Counterparty to the Trust in connection with a Swap Default under such Swap Agreement, termination of such Swap Agreement or liquidation of such Swap Agreement, as specified in such Swap Agreement.

            "Tax Matters Person": With respect to each of the REMICs created hereunder, the Person designated as the "tax matters person" of such REMIC in the manner provided under Treasury Regulations Section 1.860F-4(d), which Person shall be the applicable Plurality Residual Certificateholder.

            "Tax Returns": The federal income tax returns on Internal Revenue Service Form 1066, U.S. Real Estate Mortgage Investment Conduit Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each of REMIC I and REMIC II due to its classification as a REMIC under the REMIC Provisions, the federal income tax return to be filed on behalf of each of Grantor Trust A-2FL, Grantor Trust A-4FL, Grantor Trust AM-FL, Grantor Trust AJ-FL, Grantor Trust Y and Grantor Trust Z due to its classification as a grantor trust under the Grantor Trust Provisions, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the Internal Revenue Service under any applicable provisions of federal tax law or any other governmental taxing authority under applicable State and Local Tax laws.

            "Transfer": Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

            "Transfer Affidavit and Agreement": As defined in Section 5.02(d)(i)(B).

            "Transferee": Any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

            "Transferor": Any Person who is disposing by Transfer any Ownership Interest in a Certificate.

            "Trust": The common law trust created hereunder.

            "Trust Administration Fee": With respect to each Trust Mortgage Loan and each Trust REO Loan for any Distribution Date an amount equal to one month's interest for the most recently ended calendar month (calculated on the same interest accrual basis as such Trust Mortgage Loan or Trust REO Loan, as the case may be), accrued at the Trust Administration Fee Rate on the Stated Principal Balance of such Trust Mortgage Loan or Trust REO Loan, as the case may be, outstanding immediately following the prior Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date).

            "Trust Administration Fee Rate": 0.00051% per annum.

            "Trust ARD Loan": Any Trust Mortgage Loan that is an ARD Loan.

            "Trust ARD Loan Additional Interest Account": The segregated account or accounts (which may be a sub-account of the Distribution Account) created and maintained by the Certificate Administrator pursuant to Section 3.04(d)(ii) with respect to the Trust ARD Loans, which shall be entitled "Wells Fargo Bank, National Association as Certificate Administrator, for LaSalle Bank National Association, as Trustee, in trust for the registered holders of ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5, Trust ARD Loan Additional Interest Account". The Trust ARD Loan Additional Interest Account shall not be an asset of either REMIC I or REMIC II.

            "Trust Balloon Loan": Any Trust Mortgage Loan that is a Balloon
Loan.

            "Trust Converting Loan": Any Trust Mortgage Loan that is a Converting Loan.

            "Trust Converting Loan Additional Interest Account": The segregated account or accounts (which may be a sub-account of the Distribution Account) created and maintained by the Certificate Administrator pursuant to Section 3.04(d)(i) with respect to the Trust Converting Loans, which shall be entitled "Wells Fargo Bank, National Association as Certificate Administrator, for LaSalle Bank National Association, as Trustee, in trust for the registered holders of ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5, Trust Converting Loan Additional Interest Account". The Trust Converting Loan Additional Interest Account shall not be an asset of either REMIC I or REMIC II.

            "Trust Corrected Mortgage Loan": Any Trust Mortgage Loan that is a Corrected Mortgage Loan.

            "Trust Defaulted Mortgage Loan": Any Trust Mortgage Loan that is a Defaulted Mortgage Loan.

            "Trust Defeasance Mortgage Loan": Any Trust Mortgage Loan that is a Defeasance Loan.

            "Trust Fund": Collectively, (i) all of the assets of REMIC I and REMIC II, (ii) the Grantor Trust A-2FL Assets, (iii) the Grantor Trust A-4FL Assets, (iv) the Grantor Trust AM-FL Assets, (v) the Grantor Trust AJ-FL Assets,
(vi) the Grantor Trust Y Assets and (vii) the Grantor Trust Z Assets.

            "Trust Mortgage Loan": Each Mortgage Loan, including the Peter Cooper Village and Stuyvesant Town Trust Mortgage Loan, the Fort Henry Mall Trust Mortgage Loan, the FRIS Chicken Trust Mortgage Loan, the Detroit Riverview Medical Complex Trust Mortgage Loan, the St. Luke's Cornwall Medical Complex Trust Mortgage Loan, the 10000 Business Blvd. Trust Mortgage Loan and the 4010 Airpark Drive Trust Mortgage Loan transferred and assigned to the Trust Fund pursuant to Section 2.01 and listed on the Mortgage Loan Schedule and from time to time held in the Trust Fund. Neither the Peter Cooper Village and Stuyvesant Town Trust Mortgage Loan nor the FRIS Chicken Trust Mortgage Loan shall be considered a "Trust Mortgage Loan" or "Trust REO Loan" to the extent that references herein to Trust Mortgage Loans, Trust REO Loans or REO Property relate to servicing obligations thereof of the applicable Master Servicer or Special Servicer. The Wachovia 2007-C30 Pooling and Servicing Agreement controls the servicing of the Peter Cooper Village and Stuyvesant Town Loan Combination, and the MSCI 2005-HQ6 Pooling and Servicing Agreement controls the servicing of the FRIS Chicken Loan Combination.

            "Trust Required Appraisal Mortgage Loan": Any Trust Mortgage Loan or Trust REO Loan that is a Required Appraisal Mortgage Loan.

            "Trust REO Loan": Any REO Loan that succeeded a Trust Mortgage Loan.

            "Trust Specially Serviced Mortgage Loan": Any Trust Mortgage Loan that is a Specially Serviced Mortgage Loan.

            "Trustee": LaSalle Bank National Association, its successor in interest, or any successor trustee appointed as herein provided.

            "Trustee Appointee": Any Fiscal Agent, co-trustee or separate trustee appointed or designated by the Trustee hereunder.

            "Trustee Indemnification Agreement": With respect to the initial Trustee, that certain Trustee Indemnification Agreement, dated as of March 14, 2007, between the initial Trustee, the Depositor, the Underwriters and the Initial Purchasers.

            "Trustee Reportable Event": Any of the following events, conditions, circumstances and/or matters:

            (i) the entry into or amendment to a definitive agreement that is material to the Subject Securitization Transaction, including, for example, a servicing agreement with a Servicer contemplated by Item 1108(a)(3) of Regulation AB, but only if the Trustee, any Servicing Representative of the Trustee or any Trustee Appointee is a party to such agreement or has entered into such agreement on behalf of the Trust [ITEM
      1.01 ON FORM 8-K];

            (ii) the termination of a definitive agreement that is material to the Subject Securitization Transaction (other than by expiration of the agreement on its stated termination date or as a result of all parties completing their obligations under such agreement), but only if the Trustee, any Servicing Representative of the Trustee or any Trustee Appointee is a party to such agreement or has entered into such agreement on behalf of the Trust [ITEM 1.02 ON FORM 8-K];

            (iii) the appointment of a receiver, fiscal agent or similar officer for any Material Debtor in a proceeding under the U.S. Bankruptcy Code or in any other proceeding under state or federal law in which a court or governmental authority has assumed jurisdiction over substantially all of the assets or business of any Material Debtor, including where such jurisdiction has been assumed by leaving the existing directors and officers in possession but subject to the supervision and orders of a court or governmental authority, but only if the subject Material Debtor is (A) the Trustee, (B) any Servicing Representative of the Trustee that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB,
      (C) any Trustee Appointee, (D) any Enhancement/Support Provider that is not an Affiliate of the Depositor or (E) the Trust [ITEM 1.03(a) ON FORM 8-K];

            (iv) the entry of an order confirming a plan of reorganization, arrangement or liquidation of a Material Debtor by a court or governmental authority having supervision or jurisdiction over substantially all of the assets or business of such Material Debtor, but only if the subject Material Debtor is (A) the Trustee, (B) any Servicing Representative of the Trustee that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB, (C) any Trustee Appointee, (D) any Enhancement/Support Provider that is not an Affiliate of the Depositor or (E) the Trust [ITEM 1.03(b) ON FORM 8-K];

            (v) any event that has occurred hereunder that would materially alter the payment priority or distribution of cash flows regarding the Certificates [ITEM 2.04 ON FORM 8-K];

            (vi) any material modification to the rights of the Holders of any Class of Certificates, including by reason of a modification to this Agreement, a Mortgage Loan Purchase Agreement or any other constituent instrument [ITEM 3.03(a) ON FORM 8-K];

            (vii) any material limitation or qualification of the rights evidenced by any Class of Certificates by reason of the modification of any other Class of Certificates [ITEM 3.03(b) ON FORM 8-K];

            (viii) any amendment to this Agreement pursuant to Section 11.01 [ITEM 5.03 ON FORM 8-K];

            (ix) any resignation, removal, replacement or substitution of (A) the Trustee, either Master Servicer or the Special Servicer or (B) any Servicing Representative of the Trustee that constitutes a Servicer contemplated by Item 1108(a)(2) of Regulation AB [ITEM ON 6.02 ON FORM 8-K];

            (x) any appointment of (A) a new Trustee, new Master Servicer or new Special Servicer or (B) any new Servicing Representative of the Trustee that constitutes a Servicer contemplated by Item 1108(a)(2) of Regulation AB [ITEM 6.02 ON FORM 8-K];

            (xi) any termination of a material enhancement or support specified in Item 1114(a)(1) through (3) of Regulation AB or Item 1115 of Regulation AB that was previously applicable regarding one or more Classes of the Certificates, which termination has occurred other than by expiration of the contract on its stated termination date or as a result of all parties completing their obligations under such agreement [ITEM 6.03(a) ON FORM 8-K];

            (xii) any addition of a material enhancement or support specified in
      Item 1114(a)(1) through (3) of Regulation AB or Item 1115 of Regulation AB with respect to one or more Classes of the Certificates [ITEM 6.03(b) ON FORM 8-K];

            (xiii) any material amendment or modification of a material enhancement or support specified in Item 1114(a)(1) through (3) of Regulation AB or Item 1115 of Regulation AB with respect to one or more Classes of the Certificates [ITEM 6.03(c) ON FORM 8-K];

            (xiv) any material failure on the part of the Trustee to make on the applicable Distribution Date any required monthly distributions to the Holders of any Class of Certificates [ITEM 6.04 ON FORM 8-K];

            (xv) any nonpublic disclosure, by the Trustee, any Servicing Representative of the Trustee or any Trustee Appointee, with respect to the Subject Securitization Transaction that is required to be disclosed by Regulation FD (17 C.F.R. 243.100 through 243.103) [ITEM 7.01 ON FORM 8-K];

            (xvi) any other information of importance to Certificateholders that is not otherwise required to be included in the Distribution Date Statement or any other report to be delivered or otherwise made available to Certificateholders hereunder and that is directly related to the obligations of the Trustee hereunder [ITEM 8.01 ON FORM 8-K];

            (xvii) the commencement or termination of, or any material developments regarding, any legal proceedings pending against any Material Litigant, or of which any property of a Material Litigant is the subject, or any threat by a governmental authority to bring any such legal proceedings, that are material to Certificateholders, but only if the Trustee is controlling the subject litigation or if the subject Material Litigant is (A) the Trustee, (B) any Servicing Representative of the Trustee that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB, (C) any Trustee Appointee, (D) any Enhancement/Support Provider that is not an Affiliate of the Depositor or (E) the Trust [ITEM 2 ON FORM 10-D AND GENERAL INSTRUCTION J TO FORM 10-K];

            (xviii) any material default in the payment of principal and interest on, or any other material default with respect to, any Class of Certificates [ITEM 4 ON FORM 10-D];

            (xix) the submission of any matter to a vote by Certificateholders [ITEM 5 ON FORM 10-D];

            (xx) the receipt by the Trustee or by any Servicing Representative or other agent of the Trustee of any updated information regarding an Enhancement/Support Provider with respect to any Class of Certificates that is required pursuant to Item 1114(b)(2) or Item 1115(b) of Regulation AB [ITEM 7 ON FORM 10-D AND GENERAL INSTRUCTION J TO FORM 10-K];

            (xxi) to the extent not otherwise disclosed in the Prospectus Supplement or previously included in an Exchange Act Report in accordance with this Agreement, whether the Trustee as described in Item 1119(a) of Regulation AB has become an affiliate (as defined in Rule 405 of the Securities Act) of any of (A) the Trust, (B) the Depositor, (C) a Mortgage Loan Seller, (D) either Master Servicer, (E) the Special Servicer, (F) any Servicing Representative of the Trustee that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB, (G) any Trustee Appointee or (H) any Significant Obligor [GENERAL INSTRUCTION J TO FORM 10-K]; and

            (xxii) to the extent not otherwise disclosed in the Prospectus Supplement, any specific relationship involving or relating to the Subject Securitization Transaction or the Mortgage Loans contemplated by Item 1119(c) of Regulation AB between the Depositor, a Mortgage Loan Seller or the Trust, on the one hand, and the Trustee, any Trustee Appointee (but only if such Trustee Appointee is a material party to the Subject Securitization Transaction contemplated by Item 1100(d)(1) of Regulation
      AB) or any Servicing Representative (but only if such Servicing Representative is a Servicer contemplated by Item 1108(a)(3) of Regulation AB or a material party related to the Subject Securitization Transaction contemplated by Item 1100(d)(1) of Regulation AB) of the Trustee, on the other hand [GENERAL INSTRUCTION J TO FORM 10-K].

            "UCC": The Uniform Commercial Code in effect in the applicable jurisdiction.

            "UCC Financing Statement": A financing statement filed pursuant to the UCC.

            "Underwriter": Each of MLPF&S, Countrywide Securities Corporation, IXIS Securities North America Inc., KeyBanc Capital Markets, a Division of McDonald Investments Inc., Banc of America Securities LLC and Bear, Stearns & Co. Inc., or in each case, its respective successor in interest.

            "United States Securities Person": Any "U.S. person" as defined in Rule 902(k) of Regulation S.

            "United States Tax Person": Any "United States person" within the meaning of Section 7701(a)(30) of the Code.

            "Unliquidated Advance": Any Advance previously made by a party hereto that (i) is not a Nonrecoverable Advance, (ii) has been previously reimbursed to the party that made the Advance as a Workout-Delayed Reimbursement Amount pursuant to Section 3.05(a)(vii) out of principal collections on other Trust Mortgage Loans and (iii) was originally made with respect to an item that has not been subsequently recovered out of collections on or proceeds of the related Trust Mortgage Loan or any related REO Property (and provided that no Liquidation Event has occurred with respect to the related Trust Mortgage Loan or any related REO Property).

            "Unrestricted Servicer Reports": Collectively, the CMSA Delinquent Loan Status Report, the CMSA Historical Loan Modification and Corrected Mortgage Loan Report, the CMSA Historical Liquidation Report, the CMSA REO Status Report, the CMSA Advance Recovery Report and, if and to the extent filed with the Commission, such reports and files as would, but for such filing, constitute Restricted Servicer Reports.

            "Voting Rights": The portion of the voting rights of all of the Certificates which is allocated to any Certificate. At all times during the term of this Agreement, 100% of the Voting Rights shall be allocated among the Holders of the Regular Certificates, the Class A-2FL Certificates, the Class A-4FL Certificates, the Class AM-FL Certificates and the Class AJ-FL Certificates. Ninety-eight percent (98%) of the Voting Rights shall be allocated among the Class A-1, Class A-2, Class A-2FL, Class A-3, Class A-SB, Class A-4, Class A-4FL, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P and Class Q Certificates in proportion to the respective Class Principal Balances of their Certificates. Two percent (2%) in the aggregate of the Voting Rights shall be allocated to the Class X Certificates. The Class Y, Class Z and the Residual Certificates shall have no voting rights. Voting Rights allocated to a Class of Certificateholders shall be allocated among such Certificateholders in standard proportion to the Percentage Interests evidenced by their respective Certificates. In addition, if either Master Servicer is the holder of any Certificates, such Master Servicer, in its capacity as a Certificateholder, shall have no Voting Rights with respect to matters concerning compensation affecting such Master Servicer.

            "Wachovia 2007-C30 Depositor" means Wachovia Commercial Mortgage Securities, Inc.

            "Wachovia 2007-C30 Master Servicer" means Wachovia Bank, National Association, as master servicer of the Wachovia 2007-C30 Securitization, which will be responsible for the servicing and administration of the Peter Cooper Village and Stuyvesant Town Loan Combination under the Wachovia 2007-C30 Pooling and Servicing Agreement.

            "Wachovia 2007-C30 Pooling and Servicing Agreement" means (i) prior to the closing of the Wachovia 2007-C30 Securitization, the servicing agreement specified in the Peter Cooper Village and Stuyvesant Town Intercreditor Agreement and (ii) after the closing of the Wachovia 2007-C30 Securitization, that certain pooling and servicing agreement, dated as of March 1, 2007, among the Wachovia 2007-C30 Depositor, the Wachovia 2007-C30 Master Servicer, the Wachovia 2007-C30 Special Servicer and the Wachovia 2007-C30 Trustee.

            "Wachovia 2007-C30 Securitization" means the Wachovia Bank Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2007-C30, that will hold the Peter Cooper Village and Stuyvesant Town Lead A-Note Non-Trust Loan designated as "Note A-1" in the Peter Cooper Village and Stuyvesant Town Intercreditor Agreement.

            "Wachovia 2007-C30 Special Servicer" means CWCapital Asset Management LLC, as special servicer of the Wachovia 2007-C30 Securitization, which will be responsible for the servicing and administration of the Peter Cooper Village and Stuyvesant Town Loan Combination to the extent it becomes a specially serviced mortgage loan under the Wachovia 2007-C30 Pooling and Servicing Agreement.

            "Wachovia 2007-C30 Trustee" means Wells Fargo Bank, National Association, as trustee of the Wachovia 2007-C30 Securitization.

            "Weighted Average Net Mortgage Pass-Through Rate": With respect to any Distribution Date, the rate per annum equal to the weighted average, expressed as a percentage and rounded to six decimal places, of the respective Net Mortgage Pass-Through Rates applicable to the Trust Mortgage Loans and any Trust REO Loans for such Distribution Date (without regard to the Additional Interest distributable to, and excluding amounts payable to, the Class Y or Class Z Certificates), weighted on the basis of their respective Stated Principal Balances immediately following the preceding Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date).

            "Wells Fargo": Wells Fargo Bank, National Association or its successor in interest.

            "Wells Fargo Mortgage Loan Purchase Agreement": That certain mortgage loan purchase agreement, dated as of March 14, 2007, between the Depositor and Wells Fargo and relating to the transfer of the Wells Fargo Trust Mortgage Loans to the Depositor.

            "Wells Fargo Trust Mortgage Loan": Each Trust Mortgage Loan transferred and assigned to the Depositor pursuant to the Wells Fargo Mortgage Loan Purchase Agreement.

            "Workout-Delayed Reimbursement Amounts": With respect to any Trust Mortgage Loan, the amount of any Advance made with respect to such Trust Mortgage Loan on or before the date such Trust Mortgage Loan becomes (or, but for the making of three monthly payments under its modified terms, would then constitute) a Trust Corrected Mortgage Loan, together with (to the extent accrued and unpaid) interest on such Advances accruing before, on and after such date, to the extent that (i) such Advance is not reimbursed to the Person who made such Advance on or before the date, if any, on which such Trust Mortgage Loan becomes a Trust Corrected Mortgage Loan and (ii) the amount of such Advance becomes an obligation of the Mortgagor to pay such amount under the terms of the modified loan documents. That any amount constitutes all or a portion of any Workout-Delayed Reimbursement Amount shall not in any manner limit the right of any Person hereunder to determine that such amount instead constitutes a Nonrecoverable Advance.

            "Workout Fee": With respect to each Corrected Mortgage Loan, the fee designated as such and payable to the Special Servicer pursuant to the second paragraph of Section 3.11(c).

            "Workout Fee Rate": With respect to each Corrected Mortgage Loan, 1.00%.

            "Yield Maintenance Charge": Payments paid or payable, as the context requires, on a Mortgage Loan as the result of a Principal Prepayment thereon, not otherwise due thereon in respect of principal or interest, which have been calculated (based on Scheduled Payments on such Mortgage Loan) to compensate the holder for reinvestment losses based on the value of an interest rate index at or near the time of prepayment. Any other prepayment premiums, penalties and fees not so calculated will not be considered "Yield Maintenance Charges." In the event that a Yield Maintenance Charge shall become due for any particular Mortgage Loan, the applicable Master Servicer or the Special Servicer, as applicable, shall be required to follow the terms and provisions contained in the applicable Mortgage Note, provided, however, in the event the particular Mortgage Note shall not specify the U.S. Treasuries which shall be used in determining the discount rate or the reinvestment yield to be applied in such calculation, the applicable Master Servicer or the Special Servicer, as applicable, shall be required to use those U.S. Treasuries having maturity dates most closely approximating the maturity of such Mortgage Loan. Accordingly if either no U.S. Treasury issue, or more than one U.S. Treasury issue, shall coincide with the term over which the Yield Maintenance Charge shall be calculated (which depending on the applicable Mortgage Note is based on the remaining average life of the Mortgage Loan or the actual term remaining through the Maturity Date), the applicable Master Servicer or the Special Servicer, as applicable, shall use the U.S. Treasury whose reinvestment yield is the lowest, with such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is 14 days prior to the date that the Yield Maintenance Charge shall become due and payable (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield. The monthly compounded nominal yield ("MEY") is derived from the reinvestment yield or discount rate and shall be defined as MEY = 12X ({(1+"BEY"/2)^1/6}-1) where BEY is defined as the U.S. Treasury Reinvestment Yield which is in decimal form and not in percentage, and 1/6 is the exponential power to which a portion of the equation is raised. For example, using a BEY of 5.50%, the MEY = 12 X ({(1+ ..055/2)^0.16667}-1) where .055 is the decimal version of the percentage 5.5% and
0.16667 is the decimal version of the exponential power. The MEY in the above calculation is 5.44%.

            Section 1.02 Certain Adjustments to the Principal Distributions on the Certificates.

            (a) If any party hereto is reimbursed out of general collections on the Mortgage Pool on deposit in a Collection Account for (i) any unreimbursed Advance that has been or is determined to be a Nonrecoverable Advance (together with interest accrued and payable thereon pursuant to Section 3.03(d) or Section 4.03(d), as applicable, to the extent such interest was paid hereunder from a source other than related Default Charges) or (ii) any Workout-Delayed Reimbursement Amount, then (for purposes of calculating distributions on the Certificates) such reimbursement and payment of interest shall be deemed to have been made:

            first, out of any amounts then on deposit in the Collection Accounts that represent payments or other collections of principal received by the Trust with respect to the Trust Mortgage Loans and/or Trust REO Loans in the Loan Group that includes the Trust Mortgage Loan or Trust REO Loan in respect of which such Nonrecoverable Advance was made or in respect of which such Workout-Delayed Reimbursement Amount is outstanding, and which amounts, but for their application to reimburse such Nonrecoverable Advance (and/or to pay interest thereon) or to reimburse such Workout-Delayed Reimbursement Amount, as the case may be, would be included in the Available Distribution Amount for the related Distribution Date;

            second, out of any amounts then on deposit in the Collection Accounts that represent payments or other collections of principal received by the Trust with respect to the Trust Mortgage Loans or Trust REO Loans in the Loan Group that does not include the Trust Mortgage Loan or Trust REO Loan in respect of which such Nonrecoverable Advance was made or in respect of which such Workout-Delayed Reimbursement Amount is outstanding, and which amounts, but for their application to reimburse such Nonrecoverable Advance (and/or to pay interest thereon) or to reimburse such Workout-Delayed Reimbursement Amount, as the case may be, would be included in the Available Distribution Amount for the related Distribution Date;

            third, solely in the case of the reimbursement of a Nonrecoverable Advance and/or the payment of interest thereon, out of any amounts then on deposit in the Collection Accounts that represent any other payments or other collections received by the Trust with respect to the Trust Mortgage Loans or Trust REO Loans in the Loan Group that includes the Trust Mortgage Loan or Trust REO Loan in respect of which such Nonrecoverable Advance was made, and which amounts, but for their application to reimburse a Nonrecoverable Advance and/or to pay interest thereon, would be included in the Available Distribution Amount for the related Distribution Date;

            fourth, solely in the case of the reimbursement of a Nonrecoverable Advance and/or the payment of interest thereon, out of any amounts then on deposit in the Collection Accounts that represent any other payments or other collections received by the Trust with respect to the Trust Mortgage Loans or Trust REO Loans in the Loan Group that does not include the Trust Mortgage Loan or Trust REO Loan in respect of which such Nonrecoverable Advance was made, and which amounts, but for their application to reimburse a Nonrecoverable Advance and/or to pay interest thereon, would be included in the Available Distribution Amount for the related Distribution Date; and

            fifth, solely in the case of the reimbursement of a Nonrecoverable Advance and/or the payment of interest thereon, out of any other amounts then on deposit in the Collection Accounts that may be available to reimburse the subject Nonrecoverable Advance and/or to pay interest thereon.

            (b) If and to the extent that any payment or other collection of principal received on the Mortgage Pool during any Collection Period is deemed to be applied in accordance with clause first or second of Section 1.02(a) to reimburse a Nonrecoverable Advance (or to pay interest thereon) or to reimburse a Workout-Delayed Reimbursement Amount, then:

            (i) the Principal Distribution Amount for the related Distribution Date shall be reduced by the portion of such payment or other collection of principal that, but for the application of this Section 1.02(b), would constitute part of such Principal Distribution Amount; and

            (ii) depending on whether such payment or other collection of principal relates to Loan Group 1 or Loan Group 2, there shall be a corresponding reduction in the Loan Group 1 Principal Distribution Amount or the Loan Group 2 Principal Distribution Amount, as applicable, for the related Distribution Date.

            (c) If and to the extent that any Nonrecoverable Advance or Workout-Delayed Reimbursement Amount is reimbursed or interest on any Nonrecoverable Advance is paid out of payments or other collections of principal received on the Mortgage Pool (with a corresponding reduction to the Principal Distribution Amount, and to either or both of the Loan Group 1 Principal Distribution Amount and the Loan Group 2 Principal Distribution Amount, for the relevant Distribution Date), and further if and to the extent that the particular item for which such Advance was originally made or such Workout-Delayed Reimbursement Amount is outstanding is subsequently collected out of payments or other collections in respect of the related Trust Mortgage Loan or Trust REO Loan (such item, upon collection, a "Recovered Amount"), then (without duplication of amounts already included therein):

            (i) the Principal Distribution Amount for the Distribution Date that corresponds to the Collection Period in which such Recovered Amount was received, shall be increased by an amount equal to the lesser of (A) such Recovered Amount and (B) any previous reduction in the Principal Distribution Amount for a prior Distribution Date pursuant to Section 1.02(b) above resulting from the reimbursement of the subject Nonrecoverable Advance (and/or the payment of interest thereon) or the reimbursement of the subject Workout-Delayed Reimbursement Amount, as the case may be; and

            (ii) the Loan Group 1 Principal Distribution Amount and/or the Loan Group 2 Principal Distribution Amount for the Distribution Date that corresponds to the Collection Period in which such Recovered Amount was received, shall be increased by an amount equal to the lesser of (A) such Recovered Amount and (B) any previous reduction in the Loan Group 1 Principal Distribution Amount and/or the Loan Group 2 Principal Distribution Amount, as applicable, for a prior Distribution Date pursuant to Section 1.02(b) above resulting from the reimbursement of the subject Nonrecoverable Advance (and/or the payment of interest thereon) or the reimbursement of the subject Workout-Delayed Reimbursement Amount, as the case may be;

provided that, if both the Loan Group 1 Principal Distribution Amount and the Loan Group 2 Principal Distribution Amount for a prior Distribution Date were reduced pursuant to Section 1.02(b) above as a result of the reimbursement of the subject Nonrecoverable Advance (and/or the payment of interest thereon) or the reimbursement of the subject Workout-Delayed Reimbursement Amount, as the case may be, and if the subject Recovered Amount is not sufficient to cover the full amount of such reductions, then such Recovered Amount shall be applied to increase the Loan Group 1 Principal Distribution Amount and the Loan Group 2 Principal Distribution Amount in accordance with, and to the extent permitted by, clause (ii) of this Section 1.02(c) in reverse order of the application of payments and other collections of principal on the respective Loan Groups in accordance with Section 1.02(a) to reimburse the subject Nonrecoverable Advance (and/or pay interest thereon) or to reimburse the subject Workout-Delayed Reimbursement Amount, as the case may be.

            (d) For purposes of making the adjustments to the Principal Distribution Amount, the Loan Group 1 Principal Distribution Amount or the Loan Group 2 Principal Distribution Amount, for any Distribution Date, as contemplated by this Section 1.02, that amount shall be calculated in accordance with the definition thereof (without regard to this Section 1.02) and shall thereafter be adjusted as provided in this Section 1.02.

            (e) Nothing contained in this Section 1.02 is intended to limit the ability of any party hereto that is entitled to reimbursement hereunder for any unreimbursed Advances that have been or are determined to be Nonrecoverable Advances (together with interest accrued and payable thereon pursuant to Section 3.03(d) or Section 4.03(d)) to collections of principal received by the Trust with respect to the Mortgage Pool; instead the order of priority set forth in
Section 1.02(a) is a deemed allocation only for purposes of calculating distributions on the Certificates.

            Section 1.03 Calculation of LIBOR.

            (a) The initial value of LIBOR shall be 5.32% per annum. Such value of LIBOR shall be utilized in calculating: (i) with respect to the Class A-2FL Certificates, (A) the Class A-2FL Floating Swap Payment to be made on the Class A-2FL Swap Payment Date in April 2007 and (B) the Pass Through Rate with respect to the Class A-2FL Certificates for the Distribution Date in April 2007, (ii) with respect to the Class A-4FL Certificates, (A) the Class A-4FL Floating Swap Payment to be made on the Class A-4FL Swap Payment Date in April 2007 and (B) the Pass Through Rate with respect to the Class A-4FL Certificates for the Distribution Date in April 2007, (iii) with respect to the Class AM-FL Certificates, (A) the Class AM-FL Floating Swap Payment to be made on the Class AM-FL Swap Payment Date in April 2007 and (B) the Pass Through Rate with respect to the Class AM-FL Certificates for the Distribution Date in April 2007 and (iv) with respect to the Class AJ-FL Certificates, (A) the Class AJ-FL Floating Swap Payment to be made on the Class AJ-FL Swap Payment Date in April 2007 and (B) the Pass Through Rate with respect to the Class AJ-FL Certificates for the Distribution Date in April 2007.

            (b) The value of LIBOR applicable to the calculation of the Class A-2FL Floating Swap Payment to be made on the Class A-2FL Swap Payment Date, the Class A-4FL Floating Swap Payment to be made on the Class A-4FL Swap Payment Date, the Class AM-FL Floating Swap Payment to be made on the Class AM-FL Swap Payment Date and the Class AJ-FL Floating Swap Payment to be made on the Class AJ-FL Swap Payment Date in any particular calendar month subsequent to April 2007, as well as the calculation of the respective Pass Through Rates with respect to the Class A-2FL Certificates, the Class A-4FL Certificates, the Class AM-FL Certificates and the Class AJ-FL Certificates for the Distribution Date in such calendar month (provided that no Class A-2FL Distribution Conversion, Class A-4FL Distribution Conversion, Class AM-FL Distribution Conversion or Class AJ-FL Distribution Conversion, as applicable, is then in effect), shall be determined by the Certificate Administrator (and promptly reported to the related Swap Counterparty) on the LIBOR Determination Date in the preceding calendar month in accordance with the following methodology: LIBOR shall equal the rate for deposits in U.S. Dollars, for a period equal to one month, which appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the applicable LIBOR Determination Date. If that rate does not appear on Reuters Screen LIBOR01 Page, LIBOR will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by any five major reference banks in the London interbank market selected by the Certificate Administrator to provide that bank's offered quotation of such rates at approximately 11:00 a.m., London time, on the applicable LIBOR Determination Date to prime banks in the London interbank market for a period of one month, commencing on the Distribution Date in each calendar month in which the applicable LIBOR Determination Date occurs and in an amount that is representative for a single such transaction in the relevant market at the relevant time. The Certificate Administrator shall request the principal London office of any five major reference banks in the London interbank market selected by the Certificate Administrator to provide a quotation of those rates, as offered by each such bank. If at least two such quotations are provided, LIBOR will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, LIBOR will be the arithmetic mean of the rates quoted by major banks in New York City selected by the Certificate Administrator, at approximately 11:00 a.m., New York City time, on the applicable LIBOR Determination Date for loans in U.S. Dollars to leading European banks for a period equal to one month, commencing on the applicable LIBOR Determination Date and in an amount that is representative for a single such transaction in the relevant market at the relevant time. The determination of LIBOR by the Certificate Administrator will be binding absent manifest error.

                                   ARTICLE II

       CONVEYANCE OF TRUST MORTGAGE LOANS; REPRESENTATIONS AND WARRANTIES;
                       ORIGINAL ISSUANCE OF CERTIFICATES

            Section 2.01 Conveyance of Trust Mortgage Loans.

            (a) The Depositor, concurrently with the execution and delivery hereof, does hereby establish a common law trust under the laws of the State of New York, designated as "ML-CFC Commercial Mortgage Trust 2007-5" and consisting of the Trust Fund, and does hereby assign, sell, transfer, set over and otherwise convey to the Trustee, in trust, without recourse, for the benefit of the Certificateholders (and for the benefit of the other parties to this Agreement as their respective interests may appear) all the right, title and interest of the Depositor, in, to and under (i) the Trust Mortgage Loans and all documents included in the related Mortgage Files and Servicing Files, (ii) the rights of the Depositor under Sections 2, 3, 8, 10, 11, 12, 13, 14, 15, 17, 18, 20 and 21 of each Mortgage Loan Purchase Agreement, (iii) the rights of the Depositor under each Loan Combination Intercreditor Agreement and (iv) all other assets included or to be included in the Trust Fund. Such assignment includes all interest and principal received or receivable on or with respect to the Trust Mortgage Loans and due after the Cut-off Date and, in the case of each Trust Mortgage Loan that is part of a Loan Combination, is subject to the provisions of the corresponding Loan Combination Intercreditor Agreement. The Trustee, on behalf of the Trust, assumes the obligations of the related "A Note Holder", "Note A Holder" or "Lead Lender", as the case may be, under the related Loan Combination Intercreditor Agreement; provided that the applicable Master Servicer shall, as further set forth in Article III, perform the servicing obligations and exercise the related rights of the related "A Note Holder" or "Lead Lender", as the case may be, under each Loan Combination Intercreditor Agreement. With respect to the Peter Cooper Village and Stuyvesant Town Loan Combination, the Wachovia 2007-C30 Master Servicer shall service such Peter Cooper Village and Stuyvesant Town Loan Combination under and in accordance with the Wachovia 2007-C30 Pooling and Servicing Agreement. With respect to the FRIS Chicken Loan Combination, the MSCI 2005-HQ6 Master Servicer shall service such FRIS Chicken Loan Combination under and in accordance with the MSCI 2005-HQ6 Pooling and Servicing Agreement. The applicable Master Servicer shall therefore, have limited duties with respect to the servicing of the Peter Cooper Village and Stuyvesant Town Trust Mortgage Loan and the FRIS Chicken Trust Mortgage Loan as further specified herein. The transfer of the Trust Mortgage Loans and the related rights and property accomplished hereby is absolute and, notwithstanding
Section 11.07, is intended by the parties to constitute a sale.

            (b) In connection with the Depositor's assignment pursuant to
Section 2.01(a) above the Depositor shall direct, and hereby represents and warrants that it has directed, the Mortgage Loan Sellers pursuant to their respective Mortgage Loan Purchase Agreements to deliver to and deposit with, or cause to be delivered to and deposited with the Custodian (with a copy to the applicable Master Servicer and the Special Servicer), before the Closing Date, the Mortgage File for each Trust Mortgage Loan so assigned. The Special Servicer may request the applicable Master Servicer to deliver a copy of the Servicing File for any Trust Mortgage Loan (other than a Specially Serviced Mortgage Loan) if such Master Servicer shall not have granted the Special Servicer electronic access to such Servicing Files. None of the Custodian, the Trustee, any Fiscal Agent, the Master Servicers or the Special Servicer shall be liable for any failure by any Mortgage Loan Seller or the Depositor to comply with the document delivery requirements of the related Mortgage Loan Purchase Agreement and this
Section 2.01(b).

            (c) If any Mortgage Loan Seller cannot deliver, or cause to be delivered, on the Closing Date, as to any Trust Mortgage Loan, any of the documents and/or instruments referred to in clauses (ii), (iii), (vi) (if recorded) and (viii) of the definition of "Mortgage File", with evidence of recording thereon (except with respect to any Mortgage File document recorded in the name of MERS or its designee), solely because of a delay caused by the public recording office where such document or instrument has been delivered for recordation, the delivery requirements of the related Mortgage Loan Purchase Agreement and Section 2.01(b) shall be deemed to have been satisfied as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, if a photocopy of such non-delivered document or instrument (certified by the applicable Mortgage Loan Seller to be a true and complete copy of the original thereof submitted for recording) is delivered to the Custodian on or before the Closing Date, and either the original of such non-delivered document or instrument, or a photocopy thereof, with evidence of recording or filing as applicable, thereon, is delivered to the Custodian within 120 days of the Closing Date (or within such longer period after the Closing Date as the Trustee may consent to, which consent shall not be unreasonably withheld so long as the applicable Mortgage Loan Seller is, in good faith, attempting to obtain from the appropriate county recorder's office such original or photocopy, as evidenced by an officer's certificate). If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Trust Mortgage Loan, any of the documents and/or instruments referred to in clauses (ii), (iii), (vi) (if recorded) and (viii) of the definition of "Mortgage File," with evidence of recording or filing as applicable, thereon (except with respect to any Mortgage File document recorded in the name of MERS or its designee), for any other reason, including, without limitation, that such non-delivered document or instrument has been lost, the delivery requirements of the related Mortgage Loan Purchase Agreement and Section 2.01(b) shall be deemed to have been satisfied as to such non-delivered document or instrument and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, provided that a photocopy of such non-delivered document or instrument (with evidence of recording in the proper office thereon and with respect to the item referred to in clause (ii) of the definition of "Mortgage File", certified by the appropriate county recorder's office to be a true and complete copy of the original submitted for recording) is delivered to the Custodian on or before the Closing Date.

            If, on the Closing Date as to any Trust Mortgage Loan, the applicable Mortgage Loan Seller does not deliver in complete and recordable form any one of the assignments in favor of the Trustee referred to in clause (iv) or
(v) of the definition of "Mortgage File" (in the case of clause (iv) solely because of a delay caused by the recording office where such document or instrument has been delivered for recordation), the applicable Mortgage Loan Seller may provisionally satisfy the delivery requirements of the related Mortgage Loan Purchase Agreement and Section 2.01(b) by delivering with respect to such Trust Mortgage Loan on the Closing Date an omnibus assignment of such Trust Mortgage Loan; provided that all required original assignments with respect to such Trust Mortgage Loan in fully complete and recordable form shall be delivered to the Custodian within 120 days of the Closing Date (or within such longer period, not to exceed 18 months, as the Trustee in its reasonable discretion may permit so long as the applicable Mortgage Loan Seller is, as certified in writing to the Trustee no less often than every 90 days, attempting in good faith to obtain from the appropriate county recorder's office such original or photocopy).

            (d) The Depositor hereby represents and warrants that with respect to the Countrywide Trust Mortgage Loans, the IXIS Trust Mortgage Loans, the KeyBank Trust Mortgage Loans, the Merrill Trust Mortgage Loans and the Wells Fargo Trust Mortgage Loans, the related Mortgage Loan Seller has covenanted in the related Mortgage Loan Purchase Agreement that it shall retain or cause to be retained, an Independent Person (such Person, the "Recording/Filing Agent") that shall, as to each such Trust Mortgage Loan (other than any Mortgage Loan with respect to which the Mortgage File documents were recorded in the name of MERS or its designee), promptly (and in any event within 90 days following the later of the Closing Date or the delivery of each assignment and UCC Financing Statement to the Recording/Filing Agent) cause to be submitted, for recording or filing, as the case may be, in the appropriate public office for real property records or UCC Financing Statements, each such assignment of Mortgage, each such assignment of Assignment of Leases and any other recordable documents relating to each such Trust Mortgage Loan in favor of the Trustee that is referred to in clause (iv) of the definition of "Mortgage File" and each such UCC Financing Statement assignment in favor of the Trustee that is referred to in clause
(viii) of the definition of "Mortgage File," in each case pursuant to Section 2(d) of the related Mortgage Loan Purchase Agreement.

            (e) All documents and records in the Servicing File (except draft documents, privileged communications, credit underwriting or due diligence analyses, credit committee briefs or memoranda or other internal approval documents or data or internal worksheets, memoranda, communications or evaluations of the Mortgage Loan Seller) in possession of the Depositor or the Mortgage Loan Sellers that relate to the Trust Mortgage Loans and that are not required to be a part of a Mortgage File in accordance with the definition thereof (including any original letter of credit that is not part of the Mortgage File because the applicable Master Servicer or any Sub-Servicer therefor has possession thereof), together with all Escrow Payments and Reserve Accounts in the possession thereof, shall be delivered to the applicable Master Servicer or such other Person as may be directed by the applicable Master Servicer (at the expense of the applicable Mortgage Loan Seller) on or before the Closing Date and shall be held by the applicable Master Servicer on behalf of the Trustee in trust for the benefit of the Certificateholders; provided, however, the applicable Master Servicer shall have no responsibility for holding documents created or maintained by the Special Servicer hereunder and not delivered to such Master Servicer. The applicable Mortgage Loan Seller shall pay any costs of assignment or amendment of any letter of credit related to the Trust Mortgage Loans such Mortgage Loan Seller sold to the Depositor required in order for the applicable Master Servicer to draw on such letter of credit.

            (f) In connection with the Depositor's assignment pursuant to
Section 2.01(a) above, the Depositor shall deliver to the Custodian, the applicable Master Servicer and the Special Servicer on or before the Closing Date and hereby represents and warrants that it has delivered a copy of a fully executed counterpart of each of the Mortgage Loan Purchase Agreements, as in full force and effect on the Closing Date.

            (g) The Depositor hereby consents to the filing of any UCC Financing Statements contemplated by this Agreement without its consent.

            (h) The Trust Fund shall constitute the sole assets of the Trust. Except as expressly provided herein, the Trust may not issue or invest in additional securities, borrow money or make loans to other Persons. The fiscal year end of the Trust shall be December 31.

            Section 2.02 Acceptance of the Trust Fund by Trustee; Receipt of the Mortgage Files by the Custodian.

            (a) The Trustee, by its execution and delivery of this Agreement, acknowledges receipt of the Depositor's assignment to it of the Depositor's right, title and interest in the assets that constitute the Trust Fund, and further acknowledges receipt by the Custodian, subject to the provisos in the definition of "Mortgage File" and the provisions of Section 2.01 and subject to the further limitations on review provided for in Section 2.02(b) and the exceptions noted on the schedule of exceptions of (i) the Mortgage File delivered to it for each Trust Mortgage Loan and (ii) a copy of a fully executed counterpart of each Mortgage Loan Purchase Agreement, all in good faith and without notice of any adverse claim, and declares that the Custodian holds and will hold such documents and the other documents received by it that constitute portions of the Mortgage Files, and that it holds and will hold the Trust Mortgage Loans and other assets included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders. To the extent that the Mortgage File for a Trust Mortgage Loan that is part of a Serviced Loan Combination relates to the corresponding Non-Trust Loan, the Custodian shall also hold such Mortgage File in trust for the use and benefit of the related Non-Trust Noteholder(s). The Custodian hereby certifies to each of the Depositor, the Trustee, the Master Servicers, the Special Servicer and each Mortgage Loan Seller that, without regard to the proviso in the definition of "Mortgage File," each of the Specially Designated Mortgage Loan Documents are in its possession. In addition, within 90 days after the Closing Date, the Custodian will review the Mortgage Files and certify (in a certificate substantially in the form of Exhibit C) to each of the Depositor, the Trustee, the Master Servicers, the Special Servicer, each Mortgage Loan Seller (with copies to the Controlling Class Representative), that, with respect to each Trust Mortgage Loan listed in the Mortgage Loan Schedule, except as specifically identified in the schedule of exceptions annexed thereto, (i) without regard to the proviso in the definition of "Mortgage File," all documents specified in clauses (i), (ii), (iv)(A), (v) and (vii), and to the extent provided in the related Mortgage File and actually known by a Responsible Officer of the Custodian to be required or to the extent listed on the Mortgage Loan checklist, if any, provided by the related Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement, clauses (iii), (iv)(B), (iv)(C), (vi), (viii) through (xii) of the definition of "Mortgage File" are in its possession, (ii) all documents delivered or caused to be delivered with respect to a Trust Mortgage Loan by the applicable Mortgage Loan Seller constituting the related Mortgage File have been reviewed by it and appear regular on their face, appear to be executed and appear to relate to such Trust Mortgage Loan, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule for such Trust Mortgage Loan with respect to the items specified in clauses (v) and (vi)(c) of the definition of "Mortgage Loan Schedule" is correct. Further, with respect to the documents described in clause (viii) of the definition of Mortgage File, absent actual knowledge of a Responsible Officer to the contrary or copies of UCC Financing Statements delivered to the Custodian as part of the Mortgage File indicating otherwise, the Custodian may assume, for purposes of the certification delivered in this
Section 2.02(a), that the related Mortgage File should include one state level UCC Financing Statement filing and one local UCC Financing Statement fixture filing for each Mortgaged Property (or with respect to any Mortgage Loan that has two or more Mortgagors, for each Mortgagor). Amendments with respect to the UCC Financing Statements to be assigned to the Trust, assigning such UCC Financing Statements to the Trust, will be delivered on the national forms and in recordable form and will be filed in the state of incorporation or organization of the related Mortgagor as so indicated on the documents provided. If any exceptions are noted to the certification delivered to the above-mentioned recipients substantially in the form of Exhibit C, the Custodian shall, every 90 days after the delivery of such certification until the second anniversary of the Closing Date, and every 180 days thereafter until the fifth anniversary of the Closing Date, and thereafter upon request by any party hereto, any Mortgage Loan Seller or the Plurality Subordinate Certificateholder, distribute an updated exception report to such recipients; provided that, by delivery of each such updated exception report, the Custodian shall be deemed to have made the certifications provided for in Exhibit C as to each Mortgage Loan or each applicable document (that is to be covered by a certification in the form of Exhibit C) in respect of a Mortgage Loan that, in each case, is not identified in such updated exception report.

            (b) None of the Trustee, any Fiscal Agent, either Master Servicer, the Special Servicer or the Custodian is under any duty or obligation to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Trust Mortgage Loans delivered to it to determine that the same are valid, legal, effective, genuine, enforceable, in recordable form, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face.

            (c) The Custodian shall: (i) provide for the safekeeping and preservation of the Mortgage Files with respect to the Trust Mortgage Loans;
(ii) segregate such Mortgage Files from its own assets and the assets retained by it for others; (iii) maintain such Mortgage Files in secure and fire resistant facilities in compliance with customary industry standard; (iv) maintain disaster recovery protocols to ensure the preservation of such Mortgage Files in the event of force majeure; and (v) track and monitor the receipt and movement internally and externally of such Mortgage Files and any release and reinstatement thereof.

            Section 2.03 Mortgage Loan Seller's Repurchase or Substitution of Trust Mortgage Loans for Document Defects and Breaches of Representations and Warranties.

            (a) If any party hereto discovers (without implying any duty of such Person to make any inquiry or any duty of the Master Servicers or the Special Servicer to monitor the receipt of the Custodian's certification as contemplated by Section 2.02(a)) or receives notice that any document or documents constituting a part of a Mortgage File with respect to a Trust Mortgage Loan has not been properly executed, is missing (beyond the time period required for its delivery hereunder), contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule, or does not appear to be regular on its face (each, a "Document Defect"), or discovers (without implying any duty of such Person to make any inquiry) or receives notice of a breach of any representation or warranty relating to any Trust Mortgage Loan set forth in Schedule I of any Mortgage Loan Purchase Agreement (a "Breach"), the party discovering such Document Defect or Breach shall give written notice (which notice, in respect of any obligation of the Custodian, the Trustee, the Master Servicers or the Special Servicer to provide notice of a Document Defect, shall be deemed given by the delivery of the certificate as required by Section 2.02(a)) to the applicable Mortgage Loan Seller and the other parties hereto. The Trustee shall then promptly deliver such notice to the Controlling Class Representative and to the Rating Agencies of such Document Defect or Breach. Promptly upon becoming aware of any Document Defect or Breach (including through such written notice provided by any party hereto or the Controlling Class Representative as provided above), if any party hereto determines that such Document Defect or Breach materially and adversely affects the value of the affected Trust Mortgage Loan or the interests of the Certificateholders therein, such party shall notify the applicable Master Servicer and, if the subject Trust Mortgage Loan is a Specially Serviced Mortgage Loan, the Special Servicer, of such determination and promptly after receipt of such notice, the applicable Master Servicer or the Special Servicer, as applicable, shall request in writing that the applicable Mortgage Loan Seller, not later than 90 days from receipt of such written request (or, in the case of a Document Defect or Breach relating to a Trust Mortgage Loan not being a "qualified mortgage" within the meaning of the REMIC Provisions, not later than 90 days after any party to this Agreement discovers such Document Defect or Breach) (i) cure such Document Defect or Breach, as the case may be, in accordance with Section 3(c) of the related Mortgage Loan Purchase Agreement,
(ii) repurchase the affected Trust Mortgage Loan (which for purposes of this clause (ii) shall include a Trust REO Loan) in accordance with Section 3(c) of the related Mortgage Loan Purchase Agreement, or (iii) within two years of the Closing Date, substitute a Qualified Substitute Mortgage Loan for such affected Trust Mortgage Loan (which for purposes of this clause (iii) shall include a Trust REO Loan) and pay the applicable Master Servicer for deposit into the applicable Collection Account any Substitution Shortfall Amount in connection therewith in accordance with Sections 3(c) and 3(d) of the related Mortgage Loan Purchase Agreement; provided, however, that if such Document Defect or Breach is capable of being cured but not within such 90 day period, such Document Defect or Breach does not relate to the Trust Mortgage Loan not being treated as a "qualified mortgage" within the meaning of the REMIC Provisions, and the applicable Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Document Defect or Breach within such 90 day period, the applicable Mortgage Loan Seller shall have an additional 90 days to complete such cure (or, failing such cure, to repurchase or (subject to clause (iii) above) replace the related Trust Mortgage Loan (which for purposes of such repurchase or substitution shall include a Trust REO Loan)); and provided, further, with respect to such additional 90 day period the applicable Mortgage Loan Seller shall have delivered an Officer's Certificate to the Trustee setting forth the reasons such Document Defect or Breach is not capable of being cured within the initial 90 day period and what actions the applicable Mortgage Loan Seller is pursuing in connection with the cure thereof and stating that the applicable Mortgage Loan Seller anticipates such Document Defect or Breach will be cured within the additional 90 day period; and provided, further, that no Document Defect (other than with respect to a Specially Designated Mortgage Loan Document) shall be considered to materially and adversely affect the interests of the Certificateholders or the value of the related Trust Mortgage Loan unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the mortgagee's rights or remedies under the related Trust Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the Trust Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the Trust Mortgage Loan or for any immediate servicing obligations. In the event of a Document Defect or Breach as to a Trust Mortgage Loan that is cross-collateralized and cross-defaulted with one or more other Trust Mortgage Loans (each a "Crossed Loan" and, collectively, a "Crossed Loan Group"), and such Document Defect or Breach does not constitute a Document Defect or Breach, as the case may be, as to any other Crossed Loan in such Crossed Loan Group (without regard to this paragraph) and is not cured as provided for above, then the applicable Document Defect or Breach, as the case may be, shall be deemed to constitute a Document Defect or Breach, as the case may be, as to any other Crossed Loan in the Crossed Loan Group for purposes of this paragraph and the related Mortgage Loan Seller shall be required to repurchase or substitute for all such Crossed Loans unless (1) the weighted average Debt Service Coverage Ratio for all the remaining related Crossed Loans for the four calendar quarters immediately preceding such repurchase or substitution is not less than the weighted average Debt Service Coverage Ratio for all such Crossed Loans, including the affected Crossed Loan, for the four calendar quarters immediately preceding such repurchase or substitution, and (2) the weighted average Loan to-Value Ratio for the remaining related Crossed Loans, determined at the time of repurchase or substitution, based upon an Appraisal obtained by the Special Servicer at the expense of the related Mortgage Loan Seller shall not be greater than the weighted average Loan-to-Value Ratio for all such Crossed Loans, including the affected Crossed Loan determined at the time of repurchase or substitution, based upon an Appraisal obtained by the Special Servicer at the expense of the related Mortgage Loan Seller; provided that if such criteria is satisfied and any Crossed Loan is not so repurchased or substituted, then such Crossed Loan shall be released from its cross-collateralization and cross default provision so long as such Crossed Loan (that is not the Crossed Loan directly affected by the subject Document Defect or Breach) is held in the Trust Fund; provided, further, that the repurchase or replacement of less than all such Crossed Loans and the release from the cross-collateralization and cross-default provision shall be subject to the delivery by the Mortgage Loan Seller to the Trustee, at the expense of the Mortgage Loan Seller, of an Opinion of Counsel to the effect that such release would not cause any Grantor Trust to fail to qualify as a grantor trust under Grantor Trust Provisions or cause either of REMIC I or REMIC II to fail to qualify as a REMIC under the Code or result in the imposition of any tax on "prohibited transactions" or "contributions" after the Startup Day under the REMIC Provisions. In the event that one or more of such other Crossed Loans satisfy the aforementioned criteria, the related Mortgage Loan Seller may elect either to repurchase or substitute for only the affected Crossed Loan as to which the related Document Defect or Breach exists or to repurchase or substitute for all of the Crossed Loans in the related Crossed Loan Group. All documentation relating to the termination of the cross-collateralization provisions of each Crossed Loan being repurchased or replaced is to be prepared at the expense of the applicable Mortgage Loan Seller and, where required, with the consent of the applicable Mortgagor. For a period of two years from the Closing Date, so long as there remains any Mortgage File as to which there is any uncured Document Defect and so long as the applicable Mortgage Loan Seller shall provide the Officer's Certificate pursuant to Section 3(c) of the related Mortgage Loan Purchase Agreement, the Trustee shall on a quarterly basis prepare and deliver electronically to the other parties an updated exception report as to the status of such uncured Document Defects as provided in Section 2.02(a). If the affected Trust Mortgage Loan is to be repurchased or substituted, the applicable Master Servicer shall designate its Collection Account as the account to which funds in the amount of the Purchase Price or the Substitution Shortfall Amount, as applicable, are to be wired. Any such repurchase or substitution of a Trust Mortgage Loan shall be on a whole loan, servicing released basis.

            Pursuant to each Mortgage Loan Purchase Agreement, to the extent that the related Mortgage Loan Seller is required to repurchase or substitute for a Crossed Loan thereunder while the Trustee continues to hold any other Crossed Loan(s) in the related Crossed Loan Group, the related Mortgage Loan Seller and the Depositor have agreed that neither such party shall enforce any remedies against the other party's Primary Collateral, but each is permitted to exercise remedies against the Primary Collateral securing the Crossed Loan(s) held thereby, so long as such exercise does not materially impair the ability of the other party to exercise its remedies against the Primary Collateral securing the Crossed Loan(s) held thereby. Notwithstanding the foregoing, each Mortgage Loan Seller and the Depositor have agreed that if the exercise by one party would materially impair the ability of the other party to exercise its remedies with respect to the Primary Collateral securing the Crossed Loan(s) held by such party, then each such party shall forbear from exercising such remedies until the Mortgage Loan documents evidencing and securing the relevant Crossed Loans can be modified in a manner consistent with the related Mortgage Loan Purchase Agreement to remove the threat of material impairment as a result of the exercise of remedies.

            (b) In connection with any repurchase or substitution of one or more Trust Mortgage Loans contemplated by this Section 2.03, upon receipt of a Request for Release (in the form of Exhibit D-1 attached hereto) of a Servicing Officer of the applicable Master Servicer certifying as to the receipt of the applicable Purchase Price(s) in its Collection Account (in the case of any such repurchase) or the receipt of the applicable Substitution Shortfall Amount(s) in its Collection Account and upon the delivery of the Mortgage File(s) and the Servicing File(s) for the related Qualified Substitute Mortgage Loan(s) to the Custodian and the applicable Master Servicer, respectively (in the case of any such substitution), (i) the Trustee shall execute and deliver such endorsements and assignments as are provided to it, in each case without recourse, representation or warranty, as shall be necessary to vest in the applicable Mortgage Loan Seller the legal and beneficial ownership of each repurchased Trust Mortgage Loan or deleted Trust Mortgage Loan, as applicable, being released pursuant to this Section 2.03, (ii) the Trustee, the Custodian, the applicable Master Servicer, and the Special Servicer shall each tender to the applicable Mortgage Loan Seller, upon delivery to each of them of a receipt executed by the applicable Mortgage Loan Seller, all portions of the Mortgage File and other documents pertaining to each such Mortgage Loan possessed by it;
(iii) the applicable Master Servicer and the Special Servicer shall release to the applicable Mortgage Loan Seller any Escrow Payments and Reserve Funds held by it in respect of such repurchased or deleted Trust Mortgage Loan and (iv) if the Mortgage related to the Mortgage Loan to be repurchased or substituted has been recorded in the name of MERS or its designee, the applicable Master Servicer shall use commercially reasonable efforts (and the Trustee shall cooperate with such efforts of such Master Servicer) to reflect the release of such Mortgage on the records of MERS; provided that such tender by the Trustee or the Custodian shall be conditioned upon its receipt from the applicable Master Servicer or the Special Servicer of a Request for Release. Thereafter, the Trustee, any Fiscal Agent, the Custodian, the applicable Master Servicer and the Special Servicer shall have no further responsibility with regard to the related repurchased Trust Mortgage Loan(s) or deleted Trust Mortgage Loan(s), as applicable, and the related Mortgage File(s) and Servicing File(s). The applicable Master Servicer shall, and is hereby authorized and empowered by the Trustee to, prepare, execute and deliver in its own name, on behalf of the Certificateholders and the Trustee or any of them, the endorsements and assignments contemplated by this Section 2.03, and the Trustee shall execute any powers of attorney that are prepared and delivered to the Trustee by the applicable Master Servicer to permit the applicable Master Servicer to do so. The applicable Master Servicer shall indemnify the Trustee for any reasonable costs, fees, liabilities and expenses incurred by the Trustee in connection with the negligent or willful misuse by the applicable Master Servicer of such powers of attorney. At the time a substitution is made, the applicable Mortgage Loan Purchase Agreement will provide that the applicable Mortgage Loan Seller shall be required to deliver the related Mortgage File to the Custodian and certify that the substitute Trust Mortgage Loan is a Qualified Substitute Mortgage Loan.

            (c) No substitution of a Qualified Substitute Mortgage Loan or Loans may be made in any calendar month after the Determination Date for such month. Periodic Payments due with respect to any Qualified Substitute Mortgage Loan after the related date of substitution shall be part of REMIC I, as applicable. No substitution of a Qualified Substitute Mortgage Loan for a deleted Trust Mortgage Loan shall be permitted under this Agreement if after such substitution, the aggregate of the Stated Principal Balances of all Qualified Substitute Mortgage Loans which have been substituted for deleted Trust Mortgage Loans exceeds 10% of the aggregate Cut-off Date Balance of all the Trust Mortgage Loans. Periodic Payments due with respect to any Qualified Substitute Mortgage Loan on or prior to the related date of substitution shall not be part of the Trust Fund or REMIC I and will (to the extent received by the applicable Master Servicer) be remitted by the applicable Master Servicer to the applicable Mortgage Loan Seller promptly following receipt.

            (d) The Mortgage Loan Purchase Agreements and Section 2.03(a) of this Agreement provide the sole remedies available to the Certificateholders, or the Trustee on behalf of the Certificateholders, respecting any Document Defect or Breach with respect to the Trust Mortgage Loans purchased by the Depositor thereunder.

            (e) The Trustee with the cooperation of the Special Servicer (in the case of Specially Serviced Mortgage Loans) shall, for the benefit of the Certificateholders, enforce the obligations of each Mortgage Loan Seller under
Section 3 of the related Mortgage Loan Purchase Agreement.

            Notwithstanding anything contained herein or the related Mortgage Loan Purchase Agreement, no delay in the discovery of a Defect or Breach or delay on the part of any party to this Agreement in providing notice of such Defect or Breach shall relieve the related Mortgage Loan Seller of its obligations to repurchase or substitute if it is otherwise required to do so under the related Mortgage Loan Purchase Agreement.

            If the applicable Mortgage Loan Seller incurs any expense in connection with the curing of a Document Defect or a Breach which also constitutes a default under the related Trust Mortgage Loan and is reimbursable thereunder, such Mortgage Loan Seller shall have a right, and shall be subrogated to the rights of the Trustee and the Trust Fund, as successor to the mortgagee, to recover the amount of such expenses from the related Mortgagor; provided, however, that such Mortgage Loan Seller's rights pursuant to this paragraph shall be junior, subject and subordinate to the rights of the applicable Master Servicer, the Special Servicer, the Trustee, any Fiscal Agent and the Trust Fund to recover amounts owed by the related Mortgagor under the terms of such Trust Mortgage Loan, including the rights to recover unreimbursed Advances, accrued and unpaid interest on Advances at the Reimbursement Rate and unpaid or unreimbursed expenses of the Trustee, any Fiscal Agent, the Trust Fund, the applicable Master Servicer or the Special Servicer allocable to such Trust Mortgage Loan. The applicable Master Servicer or, with respect to a Specially Serviced Mortgage Loan, the Special Servicer, at such Mortgage Loan Seller's expense, shall use commercially reasonable efforts to recover such expenses for such Mortgage Loan Seller to the extent consistent with the Servicing Standard, but taking into account the subordinate nature of the reimbursement to the Mortgage Loan Seller; provided, however, that such Master Servicer or, with respect to a Specially Serviced Mortgage Loan, the Special Servicer determines in the exercise of its sole discretion consistent with the Servicing Standard that such actions by it will not impair such Master Servicer's and/or the Special Servicer's collection or recovery of principal, interest and other sums due with respect to the related Trust Mortgage Loan which would otherwise be payable to such Master Servicer, the Special Servicer, the Trustee, any Fiscal Agent, and the Certificateholders pursuant to the terms of this Agreement.

            Section 2.04 Representations and Warranties of Depositor.

            (a) The Depositor hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to each Master Servicer, the Special Servicer, the Certificate Administrator and any Fiscal Agent, as of the Closing Date, that:

            (i) The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            (ii) The execution and delivery of this Agreement by the Depositor, and the performance and compliance with the terms of this Agreement by the Depositor, will not violate the Depositor's certificate of incorporation or bylaws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets.

            (iii) The Depositor has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

            (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Depositor, enforceable against the Depositor in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

            (v) The Depositor is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Depositor's good faith reasonable judgment, is likely to affect materially and adversely either the ability of the Depositor to perform its obligations under this Agreement or the financial condition of the Depositor.

            (vi) The transfer of the Trust Mortgage Loans to the Trustee as contemplated herein requires no regulatory approval, other than any such approvals as have been obtained, and is not subject to any bulk transfer or similar law in effect in any applicable jurisdiction.

            (vii) No litigation is pending or, to the best of the Depositor's knowledge, threatened against the Depositor that, if determined adversely to the Depositor, would prohibit the Depositor from entering into this Agreement or that, in the Depositor's good faith reasonable judgment, is likely to materially and adversely affect either the ability of the Depositor to perform its obligations under this Agreement or the financial condition of the Depositor.

            (viii) Immediately prior to the transfer of the Trust Mortgage Loans to the Trust Fund pursuant to Section 2.01(a) of this Agreement (and assuming that the Mortgage Loan Sellers transferred to the Depositor good and marketable title to their respective Mortgage Loans free and clear of all liens, claims, encumbrances and other interests), (A) the Depositor had good and marketable title to, and was the sole owner and holder of, each Trust Mortgage Loan; and (B) the Depositor has full right and authority to sell, assign and transfer the Trust Mortgage Loans and all servicing rights pertaining thereto.

            (ix) The Depositor is transferring the Trust Mortgage Loans to the Trust Fund free and clear of any liens, pledges, charges and security interests created by or through the Depositor.

            (b) The representations and warranties of the Depositor set forth in
Section 2.04(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust Fund remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other parties.

            Section 2.05 Acceptance of REMIC I, Grantor Trust Y and Grantor Trust Z by Trustee.

            The Trustee acknowledges the assignment to it of the Trust Mortgage Loans and the other property comprising REMIC I, the Additional Interest and the other property comprising Grantor Trust Y and Grantor Trust Z, as applicable, and declares that it holds and will hold the same in trust for the exclusive use and benefit of: in the case of REMIC I, all present and future Holders of the Class R-I Certificates and REMIC II as the holder of the REMIC I Regular Interests; in the case of Grantor Trust Y, all present and future holders of the Class Y Certificates; in the case of Grantor Trust Z, all present and future holders of the Class Z Certificates.

            Section 2.06 Execution, Authentication and Delivery of Class R-I Certificates; Issuance of REMIC I Regular Interests.

            In exchange for the assets included in REMIC I, REMIC I Regular Interests have been issued, and pursuant to the written request of the Depositor executed by an officer of the Depositor, the Certificate Registrar has executed, and the Authenticating Agent has authenticated and delivered to or upon the order of the Depositor, the Class R-I Certificates in authorized denominations.

            Section 2.07 Conveyance of REMIC I Regular Interests; Acceptance of REMIC II by Trustee.

            The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to the REMIC I Regular Interests to the Trustee for the benefit of the respective Holders of the REMIC II Certificates. The Trustee acknowledges the assignment to it of the REMIC I Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of the REMIC II Certificates.

            Section 2.08 Execution, Authentication and Delivery of REMIC II Regular Certificates and Class R-II Certificates.

            Concurrently with the assignment to the Trustee of the REMIC I Regular Interests and in exchange therefor, the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and the Class AJ-FL REMIC II Regular Interest have been issued, and pursuant to the written request of the Depositor, executed by an officer of the Depositor, the Certificate Registrar has executed, and the Authenticating Agent has authenticated and delivered to or upon the order of the Depositor, the REMIC II Regular Certificates and Class R-II Certificates in authorized denominations, evidencing, together with the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and the Class AJ-FL REMIC II Regular Interest, the entire beneficial ownership of REMIC II. The rights of the holders of the respective Classes of REMIC II Regular Certificates and Class R-II Certificates, Grantor Trust A-2FL as holder of the Class A-2FL REMIC II Regular Interest, Grantor Trust A-4FL as holder of the Class A-4FL REMIC II Regular Interest, Grantor Trust AM-FL as holder of the Class AM-FL REMIC II Regular Interest and Grantor Trust AJ-FL as holder of the Class AJ-FL REMIC II Regular Interest, to receive distributions from the proceeds of REMIC II in respect of their REMIC II Regular Certificates, Class R-II Certificates and REMIC II Regular Interests and all ownership interests evidenced or constituted by the respective Classes of REMIC II Regular Certificates, Class R-II Certificates and REMIC II Regular Interests in such distributions, shall be as set forth in this Agreement.

            Section 2.09 Conveyance of Class A-2FL REMIC II Regular Interest, Class A-4FL REMIC II Regular Interest, Class AM-FL REMIC II Regular Interest and Class AJ-FL REMIC II Regular Interest; Acceptance of Grantor Trust A-2FL, Grantor Trust A-4FL, Grantor Trust AM-FL and Grantor Trust AJ-FL by Trustee.

            The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to the Class A-2FL REMIC II Regular Interest and Class A-2FL Swap Contract, the Class A-4FL REMIC II Regular Interest and Class A-4FL Swap Contract, the Class AM-FL REMIC II Regular Interest and Class AM-FL Swap Contract and the Class AJ-FL REMIC II Regular Interest and Class AJ-FL Swap Contract to the Trustee for the benefit of the Holders of the Class A-2FL Certificates, the Holders of the Class A-4FL Certificates, the Holders of the Class AM-FL Certificates and the Holders of the Class AJ-FL Certificates, respectively. The Trustee acknowledges the assignment to it of the Class A-2FL REMIC II Regular Interest and Class A-2FL Swap Contract, the Class A-4FL REMIC II Regular Interest and Class A-4FL Swap Contract, the Class AM-FL REMIC II Regular Interest and Class AM-FL Swap Contract and the Class AJ-FL REMIC II Regular Interest and Class AJ-FL Swap Contract and declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of the Class A-2FL Certificates, the Holders of the Class A-4FL Certificates, the Holders of the Class AM-FL Certificates and the Holders of the Class AJ-FL Certificates, respectively.

            Section 2.10 Execution, Authentication and Delivery of Class A-2FL Certificates, Class A-4FL Certificates, Class AM-FL Certificates and Class AJ-FL Certificates.

            Concurrently with the assignment to it of (i) the Class A-2FL REMIC II Regular Interest and the other assets of Grantor Trust A-2FL, (ii) the Class A-4FL REMIC II Regular Interest and the other assets of Grantor Trust A-4FL,
(iii) the Class AM-FL REMIC II Regular Interest and the other assets of Grantor Trust AM-FL and (iv) the Class AJ-FL REMIC II Regular Interest and the other assets of Grantor Trust AJ-FL, and in exchange therefor, the Certificate Registrar, pursuant to the written request of the Depositor executed by an officer of the Depositor, has executed, and the Authenticating Agent has authenticated, and delivered to or upon the order of the Depositor, the Class A-2FL Certificates, the Class A-4FL Certificates, the Class AM-FL Certificates and the Class AJ-FL Certificates.

            Section 2.11 Execution, Authentication and Delivery of Class Y Certificates.

            Concurrently with the assignment to it of the Additional Interest and the other assets of Grantor Trust Y and in exchange therefor, the Certificate Registrar, pursuant to the written request of the Depositor executed by an officer of the Depositor, has executed, and the Authenticating Agent has authenticated, and delivered to or upon the order of the Depositor, the Class Y Certificates.

            Section 2.12 Execution, Authentication and Delivery of Class Z Certificates.

            Concurrently with the assignment to it of the Additional Interest and the other assets of Grantor Trust Z and in exchange therefor, the Certificate Registrar, pursuant to the written request of the Depositor executed by an officer of the Depositor, has executed, and the Authenticating Agent has authenticated, and delivered to or upon the order of the Depositor, the Class Z Certificates.

                                   ARTICLE III

                 ADMINISTRATION AND SERVICING OF THE TRUST FUND

            Section 3.01 Administration of the Mortgage Loans.

            (a) Master Servicer No. 1 shall service and administer the Merrill Trust Mortgage Loans (other than the Peter Cooper Village and Stuyvesant Town Trust Mortgage Loan), the Fort Henry Mall Loan Combination, the IXIS Trust Mortgage Loans, the KeyBank Trust Mortgage Loans and the MezzCap Loan Combinations. Master Servicer No. 2 shall service and administer the Countrywide Trust Mortgage Loans, the 10000 Business Blvd. Loan Combination, the 4010 Airpark Drive Loan Combination and the Wells Fargo Trust Mortgage Loans (other than the FRIS Chicken Trust Mortgage Loan), pursuant to this Agreement on behalf of the Trustee, for the benefit of the Certificateholders (or, in the case of any Serviced Loan Combination, for the benefit of the Certificateholders and the related Non-Trust Noteholder(s)) in accordance with any and all applicable laws, the terms of this Agreement, the terms of the respective Mortgage Loans and, in the case of a Serviced Loan Combination, the terms of the related Loan Combination Intercreditor Agreement (which, in the event of any conflict with this Agreement, shall control), to the extent consistent with the foregoing, in accordance with the Servicing Standard. References to "Mortgage Loans" and "Mortgaged Property" contained in this Article III, unless otherwise specified, shall be construed to exclude the Peter Cooper Village and Stuyvesant Town Loan Combination and the Peter Cooper Village and Stuyvesant Town Mortgaged Property and/or the FRIS Chicken Loan Combination and the FRIS Chicken Mortgaged Property, as the case may be.

            Without limiting the foregoing, and subject to Section 3.21, (i) the Master Servicers shall service and administer all Mortgage Loans that are not Specially Serviced Mortgage Loans, and (ii) the Special Servicer shall service and administer each Specially Serviced Mortgage Loan and REO Property and shall render such services with respect to all Mortgage Loans and REO Properties as are specifically provided for herein; provided that the Master Servicers shall continue to receive payments, and prepare, or cause to be prepared, all reports required hereunder, except for the reports specified herein, as prepared by the Special Servicer with respect to the Specially Serviced Mortgage Loans, as if no Servicing Transfer Event had occurred and with respect to the REO Properties (and the related REO Loans) as if no REO Acquisition had occurred, and to render such incidental services with respect to the Specially Serviced Mortgage Loans and REO Properties as are specifically provided for herein; provided, further, that neither Master Servicer shall be liable for its failure to comply with such duties insofar as such failure results from a failure by the Special Servicer to provide sufficient information to such Master Servicer to comply with such duties or failure by the Special Servicer to otherwise comply with its obligations hereunder. All references herein to the respective duties of the Master Servicers and the Special Servicer, and to the areas in which they may exercise discretion, shall be subject to Section 3.21.

            (b) Subject to Section 3.01(a) and Section 6.11, the Master Servicers and the Special Servicer each shall have full power and authority, acting alone (or, pursuant to Section 3.22, through one or more Sub-Servicers), to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing, each of the Master Servicers and the Special Servicer, in its own name, with respect to each of the Mortgage Loans it is obligated to service hereunder, is hereby authorized and empowered by the Trustee and, pursuant to each Loan Combination Intercreditor Agreement, by the related Non-Trust Noteholder(s), to execute and deliver, on behalf of the Certificateholders, the Trustee and each such Non-Trust Noteholder, (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by any Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and related collateral; (ii) in accordance with the Servicing Standard and subject to Section 3.20, Section 6.11, Section 6.12, Section 6.13 and Section 6.14, any and all modifications, waivers, amendments or consents to or with respect to any documents contained in the related Mortgage File; (iii) any and all instruments of satisfaction or cancellation, or of partial or full release, discharge, or assignment, and all other comparable instruments; and (iv) pledge agreements and other defeasance documents in connection with a defeasance contemplated pursuant to Section 3.20(i). Subject to Section 3.10, the Trustee shall, at the written request of the applicable Master Servicer or the Special Servicer, promptly execute any limited powers of attorney and other documents furnished by such Master Servicer or the Special Servicer that are necessary or appropriate to enable them to carry out their servicing and administrative duties hereunder; provided, however, that the Trustee shall not be held liable for any misuse of any such power of attorney by either Master Servicer or the Special Servicer. Notwithstanding anything contained herein to the contrary, neither the Master Servicers nor the Special Servicer shall without the Trustee's written consent: (i) initiate any action, suit or proceeding solely under the Trustee's name (or, in the case of a Non-Trust Loan, solely under the related Non-Trust Noteholder's name) without indicating the applicable Master Servicer's or the Special Servicer's as applicable, representative capacity; or
(ii) take any action with the intent to cause, and that actually does cause, the Trustee to be registered to do business in any state.

            (c) The relationship of each of the Master Servicers, the Special Servicer, the Certificate Administrator and the Custodian to the Trustee under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venture or partner or, except as set forth herein, agent. No Person acting in any one or more of such capacities shall be responsible for the actions of or failure to act by another Person acting in any one or more of such capacities.

            (d) Notwithstanding anything herein to the contrary, in no event shall either Master Servicer, the Trustee or any Fiscal Agent make a Servicing Advance with respect to any Non-Trust Loan to the extent the related Trust Mortgage Loan has been paid in full or is no longer included in the Trust Fund.

            (e) Neither the Master Servicers nor the Special Servicer shall have any liability for the failure of any Mortgage Loan Seller to perform its obligations under the related Mortgage Loan Purchase Agreement.

            (f) The parties hereto acknowledge that each Loan Combination is subject to the terms and conditions of the related Loan Combination Intercreditor Agreement. The parties hereto further recognize the respective rights and obligations of the related Non-Trust Noteholder(s) under the related Loan Combination Intercreditor Agreement, including with respect to (i) the allocation of collections on or in respect of the applicable Loan Combination, and the making of payments, to such Non-Trust Noteholder(s) in accordance with the related Loan Combination Intercreditor Agreement, (ii) the allocation of expenses and/or losses relating to the subject Loan Combination to such Non-Trust Noteholder(s) in accordance with the related Loan Combination Intercreditor Agreement, and (iii) the right, if applicable, of a Non-Trust Noteholder or its designee to purchase the related Trust Mortgage Loan in accordance with the related Loan Combination Intercreditor Agreement.

            (g) With respect to any Serviced Loan Combination, in the event that either the related Trust Mortgage Loan or the related Loan Combination REO Property (or any interest therein) is no longer an asset of the Trust Fund and, except as contemplated in the second paragraph of this Section 3.01(g), in accordance with the related Loan Combination Intercreditor Agreement, the servicing and administration of such Serviced Loan Combination and any related Loan Combination REO Property are to be governed by a separate servicing agreement and not by this Agreement, then (either (i) with the consent or at the request of the holders of each Mortgage Loan comprising such Serviced Loan Combination or (ii) if expressly provided for in or pursuant to the related Loan Combination Intercreditor Agreement) the applicable Master Servicer and, if such Loan Combination is then being specially serviced hereunder or the related Loan Combination Mortgaged Property has become a Loan Combination REO Property, the Special Servicer, shall continue to act in such capacities under such separate servicing agreement; provided that such separate servicing agreement shall be reasonably acceptable to the applicable Master Servicer and/or the Special Servicer, as the case may be, and shall contain servicing and administration, limitation of liability, indemnification and servicing compensation provisions substantially similar to the corresponding provisions of this Agreement, except for the fact that such Serviced Loan Combination and the related Loan Combination Mortgaged Property shall be the sole assets serviced and administered thereunder and the sole source of funds thereunder.

            Further, with respect to any Serviced Loan Combination, if at any time neither the related Trust Mortgage Loan nor any related Loan Combination REO Property (or any interest therein) is an asset of the Trust Fund, and if a separate servicing agreement with respect to such Loan Combination or any related Loan Combination REO Property, as applicable, has not been entered into as contemplated by the related Loan Combination Intercreditor Agreement and the prior paragraph (for whatever reason, including the failure to obtain any rating agency confirmation required in connection therewith pursuant to the related Loan Combination Intercreditor Agreement), and notwithstanding that neither the related Trust Mortgage Loan nor any related Loan Combination REO Property (or any interest therein) is an asset of the Trust Fund, then, unless directed otherwise by the then current holders of the Mortgage Notes comprising such Serviced Loan Combination, the applicable Master Servicer and, if applicable, the Special Servicer shall continue to service and administer such Serviced Loan Combination and/or any related Loan Combination REO Property, for the benefit of the respective holders of such Serviced Loan Combination, under this Agreement as if such Serviced Loan Combination or any related Loan Combination REO Property were the sole assets subject hereto.

            (h) Nothing contained in this Agreement shall limit the ability of either Master Servicer to lend money to or accept deposits from or otherwise generally engage in any kind of business or dealings with any Mortgagor as though such Master Servicer was not a party to this Agreement or to the transactions contemplated hereby; provided, however, that no such loan made by such Master Servicer may be secured, in whole or in part by any Mortgaged Property securing a Mortgage Loan or by ownership interests in a Mortgagor, and provided, further, that the foregoing provision shall not act to modify, qualify or limit a Master Servicer's obligation to act in accordance with the Servicing Standard.

            (i) In clarification of, and neither in addition to nor in deletion of the duties and obligations of the Master Servicers or the Special Servicer pursuant to this Agreement, no provision herein contained shall be construed as an express or implied guarantee by either Master Servicer or the Special Servicer of the collectibility or recoverability of payments on the Mortgage Loans or shall be construed to impair or adversely affect any rights or benefits provided by this Agreement to such Master Servicer or the Special Servicer (including with respect to Master Servicing Fees or the right to be reimbursed for Advances). Any provision in this Agreement for any Advance by a Master Servicer, the Special Servicer or the Trustee is intended solely to provide liquidity for the benefit of the Certificateholders and, if applicable, the Non-Trust Noteholders, and not as credit support or otherwise to impose on any such Person the risk of loss with respect to one or more of the Mortgage Loans. No provision hereof shall be construed to impose liability on either Master Servicer or the Special Servicer for the reason that any recovery to the Certificateholders (or, in the case of any Serviced Loan Combination, to the Certificateholders and the related Non-Trust Noteholder(s)) in respect of a Mortgage Loan at any time after a determination of present value recovery made in its reasonable and good faith judgment in accordance with the Servicing Standard by such Master Servicer or the Special Servicer hereunder at any time is less than the amount reflected in such determination.

            Section 3.02 Collection of Mortgage Loan Payments.

            (a) Each of the Master Servicers or the Special Servicer shall undertake reasonable efforts consistent with the Servicing Standard to collect all payments required under the terms and provisions of the Mortgage Loans it is obligated to service hereunder and shall, to the extent such procedures shall be consistent with this Agreement, follow such collection procedures in accordance with the Servicing Standard; provided that with respect to the Mortgage Loans that have Anticipated Repayment Dates, so long as the related Mortgagor is otherwise in compliance with each provision of the related Mortgage Loan documents, the Master Servicers and Special Servicer (including the Special Servicer in its capacity as a Certificateholder), shall not take any enforcement action with respect to the failure of the related Mortgagor to make any payment of Additional Interest or principal in excess of the principal component of the constant Periodic Payment, other than requests for collection, until the maturity date of the related Mortgage Loan; provided, further, that either Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Trust Fund's right to apply excess cash flow to principal in accordance with the terms of the Mortgage Loan documents. Either Master Servicer may, in its discretion, with respect to Mortgage Loans that have Anticipated Repayment Dates, waive any or all of the Additional Interest accrued on any such Mortgage Loan if the Mortgagor is ready and willing to pay all other amounts due under such Mortgage Loan in full, including the Stated Principal Balance, provided that it acts in accordance with the Servicing Standard and it has received the consent of the Special Servicer and the Controlling Class Representative (which consent will be deemed granted if not denied in writing within 10 Business Days after the Special Servicer's receipt of the applicable Master Servicer's request for such consent), and neither Master Servicer nor the Special Servicer will have any liability to the Trust Fund, the Certificateholders or any other person for any determination that is made in accordance with the Servicing Standard. The applicable Master Servicer, with regard to a Mortgage Loan that is not a Specially Serviced Mortgage Loan, may waive any Default Charges in connection with any payment on such Mortgage Loan two (2) times during any period of 12 consecutive months and no more than four
(4) times following the Closing Date, except that such limitations shall not apply with respect to the portion of any Default Charges that would otherwise be payable to such Master Servicer pursuant to Section 3.26. A waiver of Default Charges that is prohibited under the prior sentence shall nonetheless be permitted with the consent of the Controlling Class Representative, which consent shall be deemed granted if not denied in writing (which may be sent via facsimile transmission or electronic mail) within five Business Days of such request. Notwithstanding any of the foregoing, in the case of the Merrill Trust Mortgage Loans identified on Schedule VII, neither Master Servicer nor the Special Servicer shall take any enforcement action with respect to the failure of a Mortgagor to make any payment of a late payment charge or demand payment of a late payment charge from a Mortgagor, in each case prior to the expiration of the grace period for Periodic Payments, if any, set forth in the related Mortgage Loan documents.

            (b) All amounts collected in respect of any Mortgage Loan in the form of payments from Mortgagors, Liquidation Proceeds (insofar as such Liquidation Proceeds are of the nature described in clauses (i) through (iii) of the definition thereof) or Insurance Proceeds shall be applied to either amounts due and owing under the related Mortgage Note, loan agreement (if any) and Mortgage (including, without limitation, for principal and accrued and unpaid interest) in accordance with the express provisions of the related Mortgage Note, loan agreement (if any) and Mortgage (and, with respect to any Serviced Loan Combination, the related Loan Combination Intercreditor Agreement and the documents evidencing and securing the related Non-Trust Loan(s)) except as otherwise provided herein or, if required pursuant to the express provisions of the related Mortgage or as determined by the applicable Master Servicer or the Special Servicer in accordance with the Servicing Standard, to the repair or restoration of the related Mortgaged Property, and, in the absence of such express provisions, shall be applied (after reimbursement or payment, first, to the Trustee and any Fiscal Agent, and second, to the applicable Master Servicer or the Special Servicer, as applicable, for any unpaid Master Servicing Fee, Special Servicing Fee, Principal Recovery Fee, liquidation expenses and related Additional Trust Fund Expenses) for purposes of this Agreement: first, in connection with Liquidation Proceeds or Insurance Proceeds as a recovery of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts with respect to such Mortgage Loan that were paid from principal collections on the Mortgage Pool (including Unliquidated Advances) and resulted in principal distributed to the Certificateholders being reduced; second, as a recovery of any other related and unreimbursed Advances plus unpaid interest accrued thereon; third, as a recovery of accrued and unpaid interest at the related Mortgage Rate (net of the Master Servicing Fee Rate) on such Mortgage Loan, to the extent such amounts have not been previously advanced, and exclusive of any portion thereof that constitutes Additional Interest; fourth, as a recovery of principal of such Mortgage Loan then due and owing, including, without limitation, by reason of acceleration of such Mortgage Loan following a default thereunder, to the extent such amounts have not been previously advanced; fifth, as a recovery of Default Charges due and owing on such Mortgage Loan; sixth, in accordance with the normal servicing practices of the applicable Master Servicer, as a recovery of any other amounts then due and owing under such Mortgage Loan (other than Additional Interest), including, without limitation, Prepayment Premiums and Yield Maintenance Charges; seventh, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and eighth, with respect to any ARD Loan after its Anticipated Repayment Date, as a recovery of any unpaid Additional Interest. All amounts collected on any Trust Mortgage Loan in the form of Liquidation Proceeds of the nature described in clauses (iv) through (ix) of the definition thereof shall be deemed to be applied (after reimbursement or payment first to any Fiscal Agent, second to the Trustee and third to the applicable Master Servicer or the Special Servicer, as applicable, for any unpaid Master Servicing Fee, Special Servicing Fee, Principal Recovery Fee, liquidation expenses and related Additional Trust Fund Expenses): first, as a recovery of any related and unreimbursed Advances plus unpaid interest accrued thereon; second, as a recovery of accrued and unpaid interest at the related Mortgage Rate (net of the Master Servicing Fee
Rate) on such Mortgage Loan to but not including the Due Date in the Collection Period of receipt, to the extent such amounts have not been previously advanced, and exclusive of any portion thereof that constitutes Additional Interest; third, as a recovery of principal of such Mortgage Loan up to its entire unpaid principal balance, to the extent such amounts have not been previously advanced; and fourth, with respect to any ARD Loan after its Anticipated Repayment Date, as a recovery of any unpaid Additional Interest. Amounts collected on any REO Loan shall be deemed to be applied in accordance with the definition thereof. The provisions of this paragraph with respect to the application of amounts collected on any Mortgage Loan shall not alter in any way the right of either Master Servicer, the Special Servicer or any other Person to receive payments from the Collection Accounts as set forth in Section 3.05(a) from amounts so applied.

            (c) To the extent consistent with the terms of the related Mortgage Loan and applicable law, the applicable Master Servicer shall apply all Insurance Proceeds and condemnation proceeds it receives on a day other than the Due Date to amounts due and owing under the related Mortgage Loan as if such Insurance Proceeds and condemnation proceeds were received on the Due Date immediately succeeding the month in which such Insurance Proceeds and condemnation proceeds were received.

            (d) In the event that a Master Servicer or the Special Servicer receives Additional Interest in any Collection Period, or receives notice from the related Mortgagor that it will be receiving Additional Interest in any Collection Period, such Master Servicer or the Special Servicer, as applicable, shall, to the extent not included in the related CMSA Loan Periodic Update File, promptly notify the Certificate Administrator. Subject to the provisions of
Section 3.02(a) hereof, none of the Master Servicers, the Trustee, the Certificate Administrator, any Fiscal Agent or the Special Servicer shall be responsible for any such Additional Interest not collected after notice from the related Mortgagor.

            (e) With respect to any Mortgage Loan in connection with which the Mortgagor was required to escrow funds or to post a letter of credit related to obtaining certain performance objectives described in the applicable Mortgage Loan documents, the applicable Master Servicer with respect to non-Specially Serviced Mortgage Loans, or the Special Servicer, with respect to Specially Serviced Mortgage Loans shall, to the extent the Mortgage Loan documents provide for any discretion, hold such escrows, letters of credit and proceeds thereof as additional collateral and not apply such items to reduce the principal balance of such Mortgage Loan unless otherwise required to do so pursuant to the applicable Mortgage Loan documents, applicable law or the Servicing Standard.

            Section 3.03 Collection of Taxes, Assessments and Similar Items; Servicing Accounts; Reserve Accounts.

            (a) Each Master Servicer shall, as to all Mortgage Loans establish and maintain one or more accounts (the "Servicing Accounts"), into which all Escrow Payments shall be deposited and retained, and shall administer such accounts in accordance with the terms of the Mortgage Loan documents; provided that, in the case of a Serviced Loan Combination, if the related Servicing Account includes funds with respect to any Non-Trust Mortgage Loan, then the applicable Master Servicer shall transfer such funds to the applicable Loan Combination Custodial Account. Each Servicing Account with respect to a Mortgage Loan shall be an Eligible Account unless not permitted by the terms of the applicable Mortgage Loan documents. Withdrawals of amounts so collected from a Servicing Account may be made (to the extent of amounts on deposit therein in respect of the related Mortgage Loan or, in the case of clauses (iv) and (v) below, to the extent of interest or other income earned on such amounts) only for the following purposes: (i) consistent with the related Mortgage Loan documents, to effect the payment of real estate taxes, assessments, insurance premiums (including premiums on any environmental insurance policy), ground rents (if applicable) and comparable items in respect of the respective Mortgaged Properties; (ii) insofar as the particular Escrow Payment represents a late payment that was intended to cover an item described in the immediately preceding clause (i) for which a Servicing Advance was made, to reimburse the applicable Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as applicable, for any such Servicing Advance (provided that any interest thereon may only be withdrawn from the applicable Collection Account), (iii) to refund to Mortgagors any sums as may be determined to be overages; (iv) to pay interest, if required by law or the related Mortgage Loan documents and as described below, to Mortgagors on balances in the respective Servicing Accounts;
(v) to pay the applicable Master Servicer interest and investment income on balances in the Servicing Accounts as described in Section 3.06(b), if and to the extent not required by law or the terms of the related Mortgage Loan documents to be paid to the Mortgagor; (vi) during an event of default under the related Mortgage Loan, for any other purpose permitted by the related Mortgage Loan documents, applicable law and the Servicing Standard; (vii) to withdraw amounts deposited in error; (viii) to clear and terminate the Servicing Accounts at the termination of this Agreement in accordance with Section 9.01; or (ix) only as, when and to the extent permitted under the Mortgage Loan documents, to effect payment of accrued and unpaid late charges, default interest and other reasonable fees. To the extent permitted by law or the applicable Mortgage Loan documents, funds in the Servicing Accounts may be invested only in Permitted Investments in accordance with the provisions of Section 3.06 and in accordance with the terms of the related Mortgage Loan documents. Each Master Servicer shall pay or cause to be paid to the applicable Mortgagors interest, if any, earned on the investment of funds in the related Servicing Accounts maintained thereby, if required by law or the terms of the related Mortgage Loan. If either Master Servicer shall deposit in a Servicing Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Servicing Account, any provision herein to the contrary notwithstanding. The Servicing Accounts shall not be considered part of the segregated pool of assets constituting REMIC I, REMIC II or any Grantor Trust. If for any reason any Escrow Payments or Reserve Funds are received by the Special Servicer, then promptly after such receipt, and in any event within one Business Day of such receipt, the Special Servicer shall remit such Escrow Payments to the applicable Master Servicer for deposit in the applicable Servicing Account(s).

            (b) Each Master Servicer, with respect to Mortgage Loans serviced thereby that are not Specially Serviced Mortgage Loans, or the Special Servicer with respect to Specially Serviced Mortgage Loans and REO Loans, shall (i) maintain accurate records with respect to the related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof and (ii) use reasonable efforts to obtain, from time to time, all bills for (or otherwise confirm) the payment of such items (including renewal premiums) and, if the subject Mortgage Loan required the related Mortgagor to escrow for such items, shall effect payment thereof prior to the applicable penalty or termination date and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items. For purposes of effecting any such payment for which it is responsible, the applicable Master Servicer shall apply Escrow Payments (at the direction of the Special Servicer for Specially Serviced Mortgage Loans and REO Loans) as allowed under the terms of the related Mortgage Loan or, if such Mortgage Loan does not require the related Mortgagor to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the applicable Master Servicer shall, as to all Mortgage Loans, use reasonable efforts consistent with the Servicing Standard to cause the Mortgagor to comply with the requirement of the related Mortgage that the Mortgagor make payments in respect of such items at the time they first become due, and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items.

            (c) Each Master Servicer shall, as to all Mortgage Loans, make a Servicing Advance with respect to the related Mortgaged Property in an amount equal to all such funds as are necessary for the purpose of effecting the payment of the costs and expenses described in the definition of "Servicing Advances", provided that neither Master Servicer shall make any Servicing Advance prior to the penalty date or cancellation date, as applicable, if the applicable Master Servicer reasonably anticipates in accordance with the Servicing Standard that the Mortgagor will pay such amount on or before the penalty date or cancellation date, and provided, further, that neither Master Servicer shall be obligated to make any Servicing Advance that would, if made, constitute a Nonrecoverable Servicing Advance. All such Servicing Advances shall be reimbursable in the first instance from related collections from the Mortgagors, and in the case of REO Properties, from the operating revenues related thereto, and further as provided in Section 3.05(a) and/or Section 3.05(e). No costs incurred by either Master Servicer in effecting the payment of real estate taxes, assessments and, if applicable, ground rents on or in respect of such Mortgaged Properties shall, for purposes of this Agreement, including, without limitation, the Certificate Administrator's calculation of monthly distributions to Certificateholders, be added to the unpaid Stated Principal Balances of the related Mortgage Loans, notwithstanding that the terms of such Mortgage Loans so permit. The foregoing shall in no way limit the applicable Master Servicers' ability to charge and collect from the Mortgagor such costs together with interest thereon.

            The Special Servicer shall give the applicable Master Servicer, the Trustee and any Fiscal Agent, to the extent reasonably practicable, not less than 10 Business Days' and in any event not less than five Business Days' notice with respect to Servicing Advances to be made on any Specially Serviced Mortgage Loan or REO Property, before the date on which the applicable Master Servicer is required to make any Servicing Advance with respect to a given Mortgage Loan or REO Property; provided, however, that the Special Servicer may (without implying any duty to do so) make any Servicing Advance on a Specially Serviced Mortgage Loan or REO Property as may be required on an urgent or emergency basis, as determined by the Special Servicer. In addition, the Special Servicer shall provide the applicable Master Servicer, the Trustee and any Fiscal Agent with such information in its possession as the applicable Master Servicer, the Trustee or any Fiscal Agent, as applicable, may reasonably request to enable the applicable Master Servicer, the Trustee or any Fiscal Agent, as applicable, to determine whether a requested Servicing Advance would constitute a Nonrecoverable Servicing Advance. The Special Servicer shall not be entitled to deliver such a notice (other than for emergency Servicing Advances) more frequently than once per calendar month (although such notice may relate to more than one Servicing Advance). The Master Servicer to whom the Special Servicer has given timely notice (as contemplated above) regarding a Servicing Advance that is to be made, will have the obligation to make any such Servicing Advance (other than a Nonrecoverable Servicing Advance) that it is so requested by a Special Servicer to make, within five Business Days after such Master Servicer's receipt of such request. If the request is timely and properly made, the Special Servicer shall be relieved of any obligations with respect to a Servicing Advance that it so requests the applicable Master Servicer to make with respect to any Specially Serviced Mortgage Loan or REO Property (regardless of whether or not the applicable Master Servicer shall make such Servicing Advance). The applicable Master Servicer shall be entitled to reimbursement for any Servicing Advance made by it at the direction of a Special Servicer, together with interest accrued thereon, at the same time, in the same manner and to the same extent as such Master Servicer is entitled with respect to any other Servicing Advances made thereby. Any request by the Special Servicer that a Master Servicer make a Servicing Advance shall be deemed to be a determination by the Special Servicer that such requested Servicing Advance is not a Nonrecoverable Servicing Advance, and the applicable Master Servicer shall be entitled to conclusively rely on such determination. On the fourth Business Day before each Distribution Date, the Special Servicer shall report to the applicable Master Servicer the Special Servicer's determination that any Servicing Advance previously made with respect to a Specially Serviced Mortgage Loan or REO Loan is a Nonrecoverable Servicing Advance. The applicable Master Servicer shall act in accordance with such determination and shall be entitled to rely conclusively on such determination. Notwithstanding the foregoing, the applicable Master Servicer shall have the right to make its own determination that any portion of any Servicing Advance is a Nonrecoverable Servicing Advance.

            No more frequently than once per calendar month, the Special Servicer may require an applicable Master Servicer to reimburse the Special Servicer for any Servicing Advance made by the Special Servicer, subject to the terms and provisions set forth below. The Special Servicer shall provide the applicable Master Servicer an Officer's Certificate (via facsimile) setting forth the details of the Servicing Advance, upon which such Master Servicer may conclusively rely in reimbursing the Special Servicer. The applicable Master Servicer shall be obligated, out of its own funds, to reimburse the Special Servicer for any unreimbursed Servicing Advances (other than Nonrecoverable Servicing Advances) made by the Special Servicer together with interest thereon at the Reimbursement Rate from the date made to, but not including, the date of reimbursement. Any such reimbursement, together with any accompanying payment of interest, shall be made by the applicable Master Servicer, by wire transfer of immediately available funds to an account designated by the Special Servicer, no later than the first P&I Advance Date that is at least three (3) Business Days after the date on which such Master Servicer receives the corresponding Officer's Certificate contemplated by the prior sentence; provided that any such Officer's Certificate received after 1:00 p.m., New York City time, on any particular date shall, for purposes of any such reimbursement, be deemed received on the next succeeding Business Day. Upon its reimbursement to the Special Servicer of any Servicing Advance and payment to the Special Servicer of interest thereon, the applicable Master Servicer shall for all purposes of this Agreement be deemed to have made such Servicing Advance at the same time as the Special Servicer actually made such Servicing Advance, and accordingly, such Master Servicer shall be entitled to reimbursement for such Servicing Advance, together with interest accrued thereon, at the same time, in the same manner and to the same extent as such Master Servicer would otherwise have been entitled if it had actually made such Servicing Advance at the time the Special Servicer did.

            Notwithstanding the foregoing provisions of this Section 3.03(c), a Master Servicer shall not be required to reimburse the Special Servicer for, or to make at the direction of the Special Servicer, any Servicing Advance if such Master Servicer determines in accordance with the Servicing Standard that such Servicing Advance, although not characterized by the Special Servicer as a Nonrecoverable Servicing Advance, is in fact a Nonrecoverable Servicing Advance. The subject Master Servicer shall notify the Special Servicer in writing of such determination and, if applicable, such Nonrecoverable Servicing Advance shall be reimbursed to the Special Servicer pursuant to Section 3.05(a) or 3.05(e).

            If a Master Servicer is required under any provision of this Agreement (including, but not limited to, this Section 3.03(c)) to make a Servicing Advance, but does not do so within 15 days after such Advance is required to be made, the Trustee shall, if a Responsible Officer of the Trustee has actual knowledge of such failure on the part of such Master Servicer, give written notice of such failure to such Master Servicer. If such Servicing Advance is not made by the subject Master Servicer within five Business Days after such notice then (subject to a determination that such Servicing Advance would not be a Nonrecoverable Servicing Advance) the Trustee shall make such Servicing Advance. If the Trustee does not make such Servicing Advance within such period, any Fiscal Agent shall make such Servicing Advance within such period. Any failure by a Master Servicer to make a Servicing Advance hereunder shall constitute an Event of Default by such Master Servicer subject to and as provided in Section 7.01.

            (d) In connection with its recovery of any Servicing Advance from a Collection Account pursuant to Section 3.05(a) or from a Loan Combination Custodial Account pursuant to Section 3.05(e) or from a Servicing Account or Reserve Fund pursuant to Section 3.03(a), as applicable, each of the Master Servicers, the Special Servicer, the Trustee and any Fiscal Agent shall be entitled to receive, out of amounts then on deposit in the applicable Collection Account as provided in Section 3.05(a) or in such Loan Combination Custodial Account as provided in Section 3.05(e), as applicable, any unpaid interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such Servicing Advance (to the extent made with its own funds) from the date made to but not including the date of reimbursement, such interest to be payable: first, out of Default Charges received on the related Mortgage Loans and REO Properties during the Collection Period in which such reimbursement is made, and then, to the extent that such Default Charges are insufficient, but only after or at the same time the related Advance has been or is reimbursed pursuant to this Agreement, from general collections on the Trust Mortgage Loans then on deposit in the applicable Collection Account or in such Loan Combination Custodial Account, as applicable; provided that interest on Servicing Advances with respect to a Serviced Loan Combination or any related Loan Combination Mortgaged Property shall, to the maximum extent permitted under the related Loan Combination Intercreditor Agreement, be payable out of amounts then on deposit in the related Loan Combination Custodial Account and otherwise payable to the related Non-Trust Noteholder and/or payments having then been received from the related Non-Trust Noteholder under the related Loan Combination Intercreditor Agreement for such purpose. Subject to any exercise of the option to defer reimbursement for Advances pursuant to Section 4.03(f), the applicable Master Servicer shall reimburse itself, the Special Servicer, the Trustee or any Fiscal Agent, as applicable, for any outstanding Servicing Advance made thereby as soon as practicable after funds available for such purpose have been received by such Master Servicer, and in no event shall interest accrue in accordance with this
Section 3.03(d) on any Servicing Advance as to which the corresponding Escrow Payment or other similar payment by the Mortgagor was received by the applicable Master Servicer on or prior to the date the related Servicing Advance was made.

            (e) The determination by a Master Servicer or the Special Servicer that either has made a Nonrecoverable Servicing Advance or that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, shall be made in accordance with the Servicing Standard and shall be evidenced by an Officer's Certificate delivered promptly to the Trustee, any Fiscal Agent, the Depositor and, in the case of a Serviced Loan Combination, the related Non-Trust Noteholder(s), setting forth the basis for such determination, together with a copy of any Appraisal (the cost of which may be paid out of the applicable Collection Account pursuant to Section 3.05(a) or, in the case of a Serviced Loan Combination, out of the related Loan Combination Custodial Account pursuant to Section 3.05(e)) of the related Mortgaged Property or REO Property, as the case may be, which Appraisal shall be obtained pursuant to Section 3.09(a) by the applicable Master Servicer, or by or on behalf of the Special Servicer if the Mortgage Loan is a Defaulted Mortgage Loan (or, if no such Appraisal has been performed, a copy of an Appraisal of the related Mortgaged Property or REO Property, performed within the twelve months preceding such determination and the party delivering such appraisal has no actual knowledge of a material adverse change in the condition of the related Mortgaged Property that would draw into question the applicability of such Appraisal) and further accompanied by related Mortgagor operating statements and financial statements, budgets and rent rolls of the related Mortgaged Property and any engineers' reports, environmental surveys or similar reports that the applicable Master Servicer or the Special Servicer may have obtained and that support such determination. The Trustee and any Fiscal Agent shall act in accordance with any determination made by the applicable Master Servicer or the Special Servicer that a Servicing Advance, if made, would be a Nonrecoverable Advance and shall be entitled to rely, conclusively, on such determination by such Master Servicer or the Special Servicer; provided, however, that if such Master Servicer has failed to make a Servicing Advance for reasons other than a determination by such Master Servicer or the Special Servicer that such Servicing Advance would be a Nonrecoverable Advance, the Trustee or any Fiscal Agent shall make such Servicing Advance within the time periods required by Section 3.03(c) unless the Trustee or any Fiscal Agent in good faith makes a determination that such Servicing Advance would be a Nonrecoverable Advance. The applicable Person shall consider Unliquidated Advances in respect of prior Servicing Advances as outstanding Advances for purposes of recoverability determinations as if such Unliquidated Advance were a Servicing Advance.

            (f) Each Master Servicer shall, as to all Mortgage Loans, establish and maintain, as applicable, one or more accounts (the "Reserve Accounts"), into which all Reserve Funds, if any, shall be deposited and retained; provided that, in the case of a Serviced Loan Combination, if the related Reserve Account includes funds with respect to any Non-Trust Loan, then the applicable Master Servicer shall transfer such funds to the applicable Loan Combination Custodial Account. Withdrawals of amounts so deposited may be made (i) to pay for, or to reimburse the related Mortgagor in connection with, the related environmental remediation, repairs, capital improvements, tenant improvements and/or leasing commissions with respect to the related Mortgaged Property if the repairs and/or capital improvements have been completed, and such withdrawals are made in accordance with the Servicing Standard and the terms of the related Mortgage Note, Mortgage and any agreement with the related Mortgagor governing such Reserve Funds and any other items for which such Reserve Funds were intended pursuant to the loan documents, (ii) to pay the applicable Master Servicer interest and investment income earned on amounts in the Reserve Accounts if not prohibited under the related Mortgage Loan documents, (iii) during an event of default under the related Mortgage Loan, for any other purpose permitted by the related Mortgage Loan documents, applicable law and the Servicing Standard and
(iv) to withdraw funds deposited in error. To the extent permitted in the applicable Mortgage Loan documents, funds in the Reserve Accounts to the extent invested may be only invested in Permitted Investments in accordance with the provisions of Section 3.06. All Reserve Accounts shall be Eligible Accounts unless not permitted by the related Mortgage Loan documents. The Reserve Accounts shall not be considered part of the segregated pool of assets comprising REMIC I, REMIC II or any Grantor Trust. Consistent with the Servicing Standard, either Master Servicer may waive or extend the date set forth in any agreement governing such Reserve Funds by which the required repairs and/or capital improvements at the related Mortgaged Property must be completed.

            (g) Notwithstanding anything to the contrary in this Agreement, but subject to the limitations on reimbursements in Section 4.03, a Master Servicer may (and, at the direction of the Special Servicer if a Specially Serviced Mortgage Loan or an REO Property is involved, shall) pay directly out of its Collection Account or, with respect to a servicing expense relating to a Non-Trust Loan or related to a Loan Combination Mortgaged Property, out of the related Loan Combination Custodial Account any servicing expense that, if paid by a Master Servicer or the Special Servicer, would constitute a Nonrecoverable Servicing Advance for the subject Mortgage Loan or REO Property; provided that the applicable Master Servicer (or the Special Servicer, if a Specially Serviced Mortgage Loan or an REO Property is involved) has determined in accordance with the Servicing Standard that making such payment is in the best interests of the Certificateholders (as a collective whole) (or, with respect to a Serviced Loan Combination, if paid out of the related Loan Combination Custodial Account, in the best interests of the Certificateholders and the related Non-Trust Noteholder(s), as a collective whole), as evidenced by an Officer's Certificate delivered promptly to the Depositor, the Trustee and the Controlling Class Representative, setting forth the basis for such determination and accompanied by any information that such Person may have obtained that supports such determination. The applicable Master Servicer and the Special Servicer shall deliver a copy of any such Officer's Certificate (and accompanying information) promptly to the other such Person.

            (h) To the extent an operations and maintenance plan is required to be established and executed pursuant to the terms of a Mortgage Loan (each of which Mortgage Loans is listed on Schedule VI hereto), the applicable Master Servicer shall request from the Mortgagor written confirmation thereof within a reasonable time after the later of the Closing Date and the date as of which such plan is required to be established or completed. To the extent any repairs, capital improvements, actions or remediations are required to have been taken or completed pursuant to the terms of the Mortgage Loan, the applicable Master Servicer shall request from the Mortgagor written confirmation of such actions and remediations within a reasonable time after the later of the Closing Date and the date as of which such action or remediations are required to be or to have been taken or completed. To the extent a Mortgagor shall fail to promptly respond to any inquiry described in this Section 3.03(h), the applicable Master Servicer shall determine whether the Mortgagor has failed to perform its obligations under the respective Mortgage Loan and, to the extent such failure materially and adversely affects the Mortgage Loan, report any such failure to the Special Servicer within a reasonable time after the date as of which such operations and maintenance plan is required to be established or executed or the date as of which such actions or remediations are required to be or to have been taken or completed.

            Section 3.04 Collection Accounts, Interest Reserve Account, Additional Interest Accounts, Distribution Account, Floating Rate Account, Gain-on-Sale Reserve Account and Loan Combination Custodial Accounts.

            (a) Each Master Servicer shall establish and maintain one or more accounts (collectively, as to each Master Servicer, a "Collection Account"), held on behalf of the Certificate Administrator in trust for the benefit of the Certificateholders. Each Collection Account shall be an Eligible Account. Each Master Servicer shall deposit or cause to be deposited in its Collection Account, within one Business Day of receipt of available funds (in the case of payments by Mortgagors or other collections on the Trust Mortgage Loans) or as otherwise required hereunder, the following payments and collections received or made by such Master Servicer or on its behalf subsequent to the Cut-off Date (other than in respect of principal and interest on the Trust Mortgage Loans due and payable on or before the Cut-off Date, which payments shall be delivered promptly to the applicable Mortgage Loan Seller or its designee, with negotiable instruments endorsed as necessary and appropriate without recourse), other than amounts received from Mortgagors which are to be used to purchase defeasance collateral, or payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a period subsequent thereto:

            (i) all payments on account of principal of the Trust Mortgage Loans including Principal Prepayments;

            (ii) all payments on account of interest on the Trust Mortgage Loans including Additional Interest and Penalty Interest;

            (iii) all Prepayment Premiums, Yield Maintenance Charges and late payment charges received in respect of the Trust Mortgage Loans;

            (iv) all Insurance Proceeds and Liquidation Proceeds (other than Gain-on-Sale Proceeds) received in respect of any Trust Mortgage Loan, and together with any amounts representing recoveries of Workout-Delayed Reimbursement Amounts and/or Nonrecoverable Advances in respect of the related Trust Mortgage Loans, in each case to the extent not otherwise required to be applied to the restoration of the Mortgaged Property or released to the related Mortgagor;

            (v) any amounts required to be deposited by such Master Servicer pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in its Collection Account;

            (vi) any amounts required to be deposited by such Master Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses resulting from a deductible clause in a blanket hazard policy;

            (vii) any amounts required to be transferred from an REO Account pursuant to Section 3.16(c);

            (viii) any amount in respect of Purchase Prices and Substitution Shortfall Amounts pursuant to Section 2.03(b);

            (ix) any amount required to be deposited by such Master Servicer pursuant to Section 3.19(a) in connection with Prepayment Interest Shortfalls and Casualty/Condemnation Interest Shortfalls;

            (x) any amount paid by or on behalf of a Mortgagor to cover items for which a Servicing Advance has been previously made, and payments collected in respect of Unliquidated Advances;

            (xi) any amounts representing a reimbursement, payment and/or contribution due and owing to the Trust from a Non-Trust Noteholder in accordance with the related Loan Combination Intercreditor Agreement;

            (xii) any amounts required to be transferred from any Loan Combination Custodial Account pursuant to Section 3.05(e); and

            (xiii) any amounts received from the Wachovia 2006-C30 Master Servicer, Wachovia 2006-C30 Special Servicer or Wachovia 2006-C30 Trustee in respect of payments due to the Trust, as holder of the Peter Cooper Village and Stuyvesant Town Trust Mortgage Loan or the MSCI 2005-HQ6 Master Servicer, the MSCI 2005-HQ6 Special Servicer or the MSCI 2005-HQ6 Trustee in respect of payments due to the Trust, as holder of the FRIS Chicken Trust Mortgage Loan;

provided that, in the case of a Trust Mortgage Loan that is part of a Serviced Loan Combination, any amounts required to be deposited in the related Loan Combination Custodial Account, pursuant to Section 3.04(h), shall first be so deposited therein and shall thereafter be transferred to the applicable Collection Account only to the extent provided in Section 3.05(e).

            Notwithstanding the foregoing requirements, neither Master Servicer shall be obligated to deposit into the related Collection Account any amount that such Master Servicer would be authorized to withdraw immediately from such Collection Account in accordance with the terms of Section 3.05 and shall be entitled to instead pay such amount directly to the Person(s) entitled thereto.

            The foregoing requirements for deposit in the Collection Accounts shall be exclusive. Notwithstanding the foregoing, actual payments from Mortgagors in the nature of Escrow Payments, amounts to be deposited in Reserve Accounts, and amounts that the applicable Master Servicer and the Special Servicer are entitled to retain as servicing compensation pursuant to Section 3.11, need not be deposited by such Master Servicer in its Collection Account. If either Master Servicer shall deposit in its Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from its Collection Account, any provision herein to the contrary notwithstanding. Each Master Servicer shall promptly deliver to the Special Servicer as additional special servicing compensation in accordance with Section 3.11(d), assumption fees, late payment charges (to the extent not applied to pay interest on Advances or Additional Trust Fund Expenses as provided in Sections 3.03(d),
3.12 and 4.03(d) or otherwise applied pursuant to Section 3.26) and other transaction fees or other expenses received by such Master Servicer to which the Special Servicer is entitled pursuant to Section 3.11 upon receipt of a certificate of a Servicing Officer of the Special Servicer describing the item and amount, upon which the Master Servicers may conclusively rely. The Collection Accounts shall be maintained as segregated accounts, separate and apart from trust funds created for mortgage pass-through certificates of other series and the other accounts of the Master Servicers.

            Upon receipt of any of the amounts described in clauses (i) through
(iv), (x) and (xi) of the second preceding paragraph with respect to any Trust Mortgage Loan, the Special Servicer shall promptly, but in no event later than one Business Day after receipt of available funds, remit such amounts (net of any reimbursable expenses incurred by the Special Servicer) to or at the direction of the applicable Master Servicer for deposit into its Collection Account in accordance with the second preceding paragraph or any related Loan Combination Custodial Account pursuant to Section 3.04(h), unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement. Any such amounts received by the Special Servicer with respect to an REO Property shall be deposited by the Special Servicer into the related REO Account and remitted to the applicable Master Servicer for deposit into its Collection Account or any applicable Loan Combination Custodial Account, as the case may be, pursuant to
Section 3.16(c). With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse such check to the order of the applicable Master Servicer and shall deliver promptly, but in no event later than two Business Days after receipt, any such check to the applicable Master Servicer by overnight courier, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or other appropriate reason.

            (b) The Certificate Administrator shall establish and maintain one or more trust accounts (collectively, the "Distribution Account") at its Corporate Trust Office to be held in trust for the benefit of the Certificateholders. The Distribution Account shall be an Eligible Account. Each Master Servicer shall deliver to the Certificate Administrator each month on or before 2:00 p.m. (New York City time) on the P&I Advance Date therein, for deposit in the Distribution Account, an aggregate amount of immediately available funds equal to that portion of the Available Distribution Amount (calculated without regard to clauses (a)(ii), (a)(v), (b)(ii)(B) and (b)(v) of the definition thereof) for the related Distribution Date then on deposit in such Master Servicer's Collection Account, together with (i) any Prepayment Premiums and/or Yield Maintenance Charges received on the related Trust Mortgage Loans during the related Collection Period, and (ii) in the case of the final Distribution Date, any additional amounts contemplated by the second or third, as applicable, paragraph of Section 9.01.

            In addition, each Master Servicer shall, as and when required hereunder, deliver to the Certificate Administrator for deposit in the Distribution Account:

            (i) any P&I Advances required to be made by such Master Servicer in accordance with Section 4.03(a); and

            (ii) the aggregate purchase price paid in connection with the purchase by such Master Servicer of all of the Trust Mortgage Loans and any REO Properties (net of any portion of such aggregate purchase price to be paid to any Non-Trust Noteholder(s)) pursuant to Section 9.01, exclusive of the portion of such amounts required to be deposited in such Master Servicer's Collection Account pursuant to Section 9.01.

            If, in connection with any Distribution Date, the Certificate Administrator has reported the amount of an anticipated distribution to the Depository based on information reported to it by each Master Servicer pursuant to Section 3.12, and the funds (including, but not limited to, unscheduled payments, late payments, Principal Prepayments or Balloon Payments) remitted to it by a Master Servicer differ in amount from what was reported to the Certificate Administrator by such Master Servicer, the Certificate Administrator shall use commercially reasonable efforts to cause the Depository to revise the related distribution and make such revised distribution on a timely basis on such Distribution Date, but there can be no assurance that the Depository can do so. The Certificate Administrator, the Master Servicers, the Special Servicer and any Fiscal Agent shall not be liable or held responsible for any resulting delay (or claims by the Depository resulting therefrom) in the making of such revised distribution to the Certificateholders. In addition, if the Certificate Administrator incurs out-of-pocket expenses, despite reasonable efforts to avoid and mitigate such expenses, as a consequence of attempting to revise such distribution to the Depository, the Certificate Administrator shall be entitled to reimbursement from the Trust Fund, payable from amounts on deposit in the Distribution Account.

            The Certificate Administrator shall, upon receipt, deposit in the Distribution Account any and all amounts received by the Certificate Administrator that are required by the terms of this Agreement to be deposited therein. The Certificate Administrator shall also deposit into the Distribution Account any amounts required to be deposited by the Certificate Administrator pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Distribution Account.

            (c) The Certificate Administrator shall establish and maintain one or more accounts (which may be sub-accounts of the Distribution Account) (collectively, the "Interest Reserve Account"), in trust for the benefit of the Certificateholders. The Interest Reserve Account shall be an Eligible Account. On or before each Distribution Date in February and, during each year that is not a leap year, January, the Certificate Administrator shall withdraw from the Distribution Account and deposit in the Interest Reserve Account, with respect to each Interest Reserve Loan, an amount equal to the Interest Reserve Amount in respect of such Interest Reserve Loan for such Distribution Date (such withdrawal from the Distribution Account to be made out of general collections on the Mortgage Pool including any related P&I Advance that was deposited in the Distribution Account). The Certificate Administrator shall also deposit into the Interest Reserve Account any amounts required to be deposited by the Certificate Administrator pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Interest Reserve Account.

            (d) Additional Interest Accounts.

            (i) The Trust Converting Loan Additional Interest Account. Prior to any Collection Period during which Additional Interest is received on the Trust Converting Loans, and upon notification from either Master Servicer or the Special Servicer pursuant to Section 3.02(d), the Certificate Administrator shall establish and maintain the Trust Converting Loan Additional Interest Account in the name of the Certificate Administrator in trust for the benefit of the Class Y Certificateholders. The Trust Converting Loan Additional Interest Account shall be established and maintained as an Eligible Account. Prior to each Distribution Date, each Master Servicer shall remit to the Certificate Administrator for deposit in the Trust Converting Loan Additional Interest Account an amount equal to any Additional Interest received on the Trust Converting Loans serviced thereby and any successor Trust REO Loans with respect thereto during the applicable Collection Period. The Certificate Administrator shall also deposit into the Trust Converting Loan Additional Interest Account any amounts required to be deposited by the Certificate Administrator pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Trust Converting Loan Additional Interest Account.

            Following the distribution of Additional Interest on the Trust Converting Loans to Holders of Class Y Certificates on the first Distribution Date after which there are no longer any Trust Converting Loans outstanding which pursuant to their terms could pay Additional Interest or any successor Trust REO Loans with respect thereto, the Certificate Administrator shall terminate the Trust Converting Loan Additional Interest Account.

            (ii) The Trust ARD Loan Additional Interest Account. Prior to any Collection Period during which Additional Interest is received on the Trust ARD Loans, and upon notification from either Master Servicer or the Special Servicer pursuant to Section 3.02(d), the Certificate Administrator shall establish and maintain the Trust ARD Loan Additional Interest Account in the name of the Certificate Administrator in trust for the benefit of the Class Z Certificateholders, as applicable. The Trust ARD Loan Additional Interest Account shall be established and maintained as an Eligible Account. Prior to each Distribution Date, each Master Servicer shall remit to the Certificate Administrator for deposit in the Trust ARD Loan Additional Interest Account an amount equal to any Additional Interest received on the Trust ARD Loans serviced thereby and any successor Trust REO Loans with respect thereto during the applicable Collection Period. The Certificate Administrator shall also deposit into the Trust ARD Loan Additional Interest Account any amounts required to be deposited by the Certificate Administrator pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Trust ARD Loan Additional Interest Account.

            Following the distribution of Additional Interest on the ARD Loans to Holders of Class Z Certificates on the first Distribution Date after which there are no longer any Trust ARD Loans outstanding which pursuant to their terms could pay Additional Interest or any successor Trust REO Loans with respect thereto, the Certificate Administrator shall terminate the Trust ARD Loan Additional Interest Account.

            (e) The Certificate Administrator shall establish (upon notice from the Special Servicer of an event occurring that generates Gain-on-Sale Proceeds) and maintain the Gain-on-Sale Reserve Account in trust for the benefit of the Certificateholders. The Gain-on-Sale Reserve Account shall be an Eligible Account. The Gain-on-Sale Reserve Account shall be maintained as a segregated account or a sub-account of the Distribution Account, separate and apart from trust funds for mortgage pass-through certificates of other series administered by the Certificate Administrator and other accounts of the Certificate Administrator.

            Upon the liquidation of a Trust Specially Serviced Mortgage Loan or the disposition of any REO Property in accordance with Section 3.09 or Section 3.18, the Special Servicer shall calculate the Gain-on-Sale Proceeds, if any, realized in connection with such event and remit such funds to the Certificate Administrator for deposit into the Gain-on-Sale Reserve Account. The Certificate Administrator shall deposit into the Gain-on-Sale Reserve Account any amounts required to be deposited by the Certificate Administrator pursuant to Section
3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Gain-on-Sale Reserve Account.

            (f) The Certificate Administrator shall establish and maintain the Floating Rate Account, which shall consist of the following four sub-accounts:
(i) a sub-account (the "Class A-2FL Sub-Account") shall be held in trust for the benefit of the Holders of the Class A-2FL Certificates and the Class A-2FL Swap Counterparty, as their interests may appear, (ii) a sub-account (the "Class A-4FL Sub-Account") shall be held in trust for the benefit of the Holders of the Class A-4FL Certificates and the Class A-4FL Swap Counterparty, as their interests may appear, (iii) a sub-account (the "Class AM-FL Sub-Account") shall be held in trust for the benefit of the Holders of the Class AM-FL Certificates and the Class AM-FL Swap Counterparty, as their interests may appear, and (iv) a sub-account (the "Class AJ-FL Sub-Account") shall be held in trust for the benefit of the Holders of the Class AJ-FL Certificates and the Class AJ-FL Swap Counterparty, as their interests may appear. The Floating Rate Account shall be established and maintained as an Eligible Account consisting of the four sub-accounts described in the preceding sentence or, subject to Section 3.04(g), four sub-accounts of the Distribution Account. The Certificate Administrator shall make or be deemed to have made deposits in and withdrawals from the Floating Rate Account in accordance with the terms of this Agreement. The Certificate Administrator shall, as and when required, deposit in the applicable sub-account of the Floating Rate Account any amounts required to be so deposited by the Certificate Administrator pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Floating Rate Account and, to the extent permitted by Section 3.06, may withdraw any Net Investment Earnings from the applicable sub-account of the Floating Rate Account. The Certificate Administrator shall deposit into the applicable sub-account of the Floating Rate Account (i.e., the Class A-2FL Sub-Account, in the case of clauses (A) and (E) of this sentence, the Class A-4FL Sub-Account, in the case of clauses (B) and (F) of this sentence, the Class AM-FL Sub-Account, in the case of clauses (C) and (G) of this sentence, and the Class AJ-FL Sub-Account, in the case of clauses (D) and (H) of this sentence): (A) all amounts distributable with respect to the Class A-2FL REMIC II Regular Interest pursuant to Sections 4.01 and 9.01 for each Distribution Date; (B) all amounts distributable with respect to the Class A-4FL REMIC II Regular Interest pursuant to Sections 4.01 and 9.01 for each Distribution Date; (C) all amounts distributable with respect to the Class AM-FL REMIC II Regular Interest pursuant to Sections 4.01 and 9.01 for each Distribution Date; (D) all amounts distributable with respect to the Class AJ-FL REMIC II Regular Interest pursuant to Sections 4.01 and 9.01 for each Distribution Date; (E) upon receipt, all amounts received from the Class A-2FL Swap Counterparty under the Class A-2FL Swap Agreement intended for distribution on the Class A-2FL Certificates; (F) upon receipt, all amounts received from the Class A4-FL Swap Counterparty under the Class A-4FL Swap Agreement intended for distribution on the Class A-4FL Certificates; (G) upon receipt, all amounts received from the Class AM-FL Swap Counterparty under the Class AM-FL Swap Agreement intended for distribution on the Class AM-FL Certificates and (H) upon receipt, all amounts received from the Class AJ-FL Swap Counterparty under the Class AJ-FL Swap Agreement intended for distribution on the Class AJ-FL Certificates.

            (g) Notwithstanding that any of the Interest Reserve Account, the Additional Interest Accounts, the Floating Rate Account or the Gain-on-Sale Reserve Account may be a sub-account of the Distribution Account for reasons of administrative convenience, each of the Interest Reserve Account, the Additional Interest Accounts, the Floating Rate Account, the Gain-on-Sale Reserve Account and the Distribution Account shall, for all purposes of this Agreement (including the obligations and responsibilities of the Certificate Administrator hereunder), be considered to be and shall be required to be treated as, separate and distinct accounts. The Certificate Administrator shall indemnify and hold harmless the Trust Fund against any losses arising out of the failure by the Certificate Administrator to perform its duties and obligations hereunder as if such accounts were separate accounts. The provisions of this paragraph shall survive any resignation or removal of the Certificate Administrator and appointment of a successor certificate administrator.

            (h) The applicable Master Servicer shall establish and maintain, or cause to be established and maintained, one or more separate accounts for each Serviced Loan Combination (collectively, as to each Serviced Loan Combination, the related "Loan Combination Custodial Account") (which may be a sub-account of such Master Servicer's Collection Account), into which, subject to the related Loan Combination Intercreditor Agreement, such Master Servicer shall deposit or cause to be deposited on a daily basis (and in no event later than the Business Day following its receipt of available funds) the following payments and collections received after the Closing Date:

            (i) all payments on account of principal, including Principal Prepayments, on such Serviced Loan Combination;

            (ii) all payments on account of interest, including Penalty Interest, on such Serviced Loan Combination;

            (iii) all Prepayment Premiums, Yield Maintenance Charges and late payment charges on such Serviced Loan Combination;

            (iv) all Insurance Proceeds and Liquidation Proceeds (other than Gain-on-Sale Proceeds, and, insofar as they relate to the purchase or other acquisition of the related Trust Mortgage Loan that is part of such Serviced Loan Combination, other than Liquidation Proceeds described in clauses (iv) - (ix) of the definition of "Liquidation Proceeds", which amounts shall be required to be deposited in such Master Servicer's Collection Account) received in respect of such Serviced Loan Combination and together with any amounts representing recoveries of Workout-Delayed Reimbursement Amounts or Nonrecoverable Advances in respect of such Serviced Loan Combination, in each case to the extent not otherwise required to be applied to the restoration of the Mortgaged Property or released to the related Mortgagor;

            (v) any amounts required to be deposited by such Master Servicer pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in such Loan Combination Custodial Account;

            (vi) any amounts required to be deposited by such Master Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses resulting from a deductible clause in a blanket hazard policy;

            (vii) any amounts required to be transferred to such Loan Combination Custodial Account from the related REO Account pursuant to
      Section 3.16(c);

            (viii) insofar as they do not constitute Escrow Payments, any amounts paid by or on behalf of the related Mortgagor with respect to such Serviced Loan Combination specifically to cover items for which a Servicing Advance has been made; and

            (ix) any amounts representing a reimbursement, payment and/or contribution due and owing to a party other than the Trust from a related Non-Trust Noteholder in accordance with the related Loan Combination Intercreditor Agreement and any amounts representing a cure payment made by a related Non-Trust Noteholder in accordance with the related Loan Combination Intercreditor Agreement.

            Notwithstanding the foregoing requirements, the applicable Master Servicer need not deposit into the applicable Loan Combination Custodial Account any amount that such Master Servicer would be authorized to withdraw immediately from such Loan Combination Custodial Account in accordance with the terms of
Section 3.05 and shall be entitled to instead pay such amount directly to the Person(s) entitled thereto).

            The foregoing requirements for deposit by the applicable Master Servicer in a Loan Combination Custodial Account shall be exclusive, it being understood and agreed that actual payments from the Mortgagor(s) in the nature of Escrow Payments, charges for beneficiary statements or demands, assumption fees, assumption application fees, modification fees, extension fees, defeasance fees, earn-out fees, amounts collected for Mortgagor checks returned for insufficient funds or other amounts that such Master Servicer or the Special Servicer is entitled to retain as additional servicing compensation pursuant to
Section 3.11 need not be deposited by such Master Servicer in a Loan Combination Custodial Account. If the applicable Master Servicer shall deposit in a Loan Combination Custodial Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Loan Combination Custodial Account. The applicable Master Servicer shall promptly deliver to the Special Servicer, as additional special servicing compensation in accordance with
Section 3.11(d), all assumption fees and assumption application fees (or the applicable portions thereof) and other transaction fees received by such Master Servicer with respect to any Loan Combination, to which the Special Servicer is entitled pursuant to such section, upon receipt of a certificate of a Servicing Officer of the Special Servicer describing the item and amount, upon which the Master Servicers may conclusively rely. Each Loan Combination Custodial Account shall be maintained as a segregated account, separate and apart from trust funds created for mortgage-backed securities of other series and the other accounts of the applicable Master Servicer.

            Upon receipt of any of the amounts described in clauses (i) through
(iv), (viii) and (ix) of the second preceding paragraph with respect to a Serviced Loan Combination, the Special Servicer shall promptly, but in no event later than one Business Day after receipt, remit such amounts to the applicable Master Servicer for deposit into the related Loan Combination Custodial Account in accordance with the second preceding paragraph, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason. With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse such check to the order of the applicable Master Servicer, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or other appropriate reason. Any such amounts received by the Special Servicer with respect to a Loan Combination REO Property shall initially be deposited by the Special Servicer into the related REO Account and thereafter remitted to the applicable Master Servicer for deposit into the related Loan Combination Custodial Account, all in accordance with Section 3.16(c).

            (i) Notwithstanding that any Loan Combination Custodial Account may be a sub-account of the applicable Master Servicer's Collection Account for reasons of administrative convenience, each Loan Combination Custodial Account and such Collection Account shall, for all purposes of this Agreement (including the obligations and responsibilities of the applicable Master Servicer hereunder), be considered to be separate and distinct accounts. The applicable Master Servicer shall indemnify and hold harmless the Trust Fund and each Non-Trust Noteholder against any losses arising out of the failure by such Master Servicer to perform its duties and obligations hereunder as if such accounts were separate accounts. The provisions of this paragraph shall survive any resignation or removal of the applicable Master Servicer and appointment of a successor Master Servicer.

            (j) Funds in the Collection Accounts, the Distribution Account, any Loan Combination Custodial Account, the Gain-on-Sale Reserve Account, the Interest Reserve Accounts, the Floating Rate Account and the Additional Interest Accounts may be invested only in Permitted Investments in accordance with the provisions of Section 3.06. Each Master Servicer shall give written notice to the Trustee, the Certificate Administrator, the Special Servicer and the Rating Agencies of the location of the Collection Accounts and any Loan Combination Custodial Account as of the Closing Date and of the new location of each such account prior to any change thereof. The Certificate Administrator shall give written notice to the Trustee, the Master Servicers, the Special Servicer and the Rating Agencies of any new location of the Distribution Account prior to any change thereof.

            Section 3.05 Permitted Withdrawals From the Collection Accounts, the Interest Reserve Account, the Additional Interest Accounts, the Floating Rate Account, the Gain-on-Sale Reserve Account, the Distribution Account and the Loan Combination Custodial Accounts.

            (a) Each Master Servicer may, from time to time, make withdrawals from their respective Collection Accounts for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

            (i) to remit to the Certificate Administrator for deposit in the Distribution Account the amounts required to be so deposited pursuant to the first paragraph of Section 3.04(b) and any amount that may be applied to make P&I Advances pursuant to Section 4.03(a);

            (ii) to reimburse any Fiscal Agent, the Trustee and itself, in that order, for unreimbursed P&I Advances in respect of any Trust Mortgage Loan or Trust REO Loan (exclusive of any Trust Mortgage Loan that is part of a Serviced Loan Combination and any successor Trust REO Loan with respect thereto), any Fiscal Agent's, the Trustee's and such Master Servicer's right to reimbursement pursuant to this clause (ii) with respect to any P&I Advance (other than Nonrecoverable Advances, which are reimbursable pursuant to clause (vii) below) being limited to amounts that represent Late Collections of interest (net of related Master Servicing Fees) and principal (net of any related Workout Fee or Principal Recovery Fee) received in respect of the particular Trust Mortgage Loan or Trust REO Loan (exclusive of any Trust Mortgage Loan that is part of a Serviced Loan Combination or any successor Trust REO Loan with respect thereto) as to which such P&I Advance was made; provided, however, that if such P&I Advance becomes a Workout-Delayed Reimbursement Amount, then such P&I Advance shall thereafter be reimbursed from the portion of general collections and recoveries on or in respect of the Trust Mortgage Loans and related REO Properties on deposit in such Master Servicer's Collection Account from time to time that represent principal to the extent provided in clause (vii) below (to be allocated between the Loan Groups as set forth in Section 1.02);

            (iii) to pay to itself and/or the holder of the Excess Servicing Strip earned and unpaid Master Servicing Fees, as allocable between such Master Servicer and such holder (if different from such Master Servicer), in respect of each Trust Mortgage Loan and Trust REO Loan (other than a Trust Mortgage Loan that is part of a Serviced Loan Combination and any successor Trust REO Loan with respect thereto), and to pay the Broker Strip Interest to the Broker Strip Payees, such Master Servicer's, Excess Servicing Strip holder's and Broker Strip Payee's right to payment pursuant to this clause (iii) with respect to any such Trust Mortgage Loan or Trust REO Loan being limited to amounts received on or in respect of such Trust Mortgage Loan (whether in the form of payments, Liquidation Proceeds or Insurance Proceeds) or such Trust REO Loan (whether in the form of REO Revenues, Liquidation Proceeds or Insurance Proceeds) that are allocable as a recovery of interest thereon;

            (iv) to pay to the Special Servicer earned and unpaid Special Servicing Fees in respect of each Trust Specially Serviced Mortgage Loan and Trust REO Loan;

            (v) to pay the Special Servicer (or, if applicable, a predecessor Special Servicer) earned and unpaid Workout Fees or Principal Recovery Fees in respect of each Trust Specially Serviced Mortgage Loan, Trust Corrected Mortgage Loan and/or Trust REO Loan (in each case other than a Trust Mortgage Loan that is part of a Serviced Loan Combination or any successor Trust REO Loan with respect thereto), in the amounts and from the sources contemplated by Section 3.11(c);

            (vi) to reimburse any Fiscal Agent, the Trustee, the Special Servicer, or itself, in that order (with reimbursements to the Special Servicer and such Master Servicer to be made concurrently on a pro rata basis), for any unreimbursed Servicing Advances in respect of any Trust Mortgage Loan, Trust REO Loan or related REO Property (other than a Trust Mortgage Loan that is part of a Loan Combination or any successor Trust REO Loan with respect thereto or any related REO Property), any Fiscal Agent's, the Trustee's, the Special Servicer's and such Master Servicer's respective rights to reimbursement pursuant to this clause (vi) with respect to any Servicing Advance (other than a Nonrecoverable Servicing Advance, which is reimbursable pursuant to clause (vii) below) being limited first to payments made by or on behalf of the related Mortgagor that are allocable to such Servicing Advance, and then to Liquidation Proceeds, Insurance Proceeds and, if applicable, REO Revenues received in respect of the particular Mortgage Loan or REO Property as to which such Servicing Advance was made; provided, however, that if such Servicing Advance becomes a Workout-Delayed Reimbursement Amount, then such Servicing Advance shall thereafter be reimbursed from the portion of general collections and recoveries on or in respect of the Trust Mortgage Loans and related REO Properties on deposit in such Master Servicer's Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (vii) below (to be allocated between the Loan Groups as set forth in Section 1.02);

            (vii) (A) to reimburse any Fiscal Agent, the Trustee, the Special Servicer or itself, in that order (except that reimbursements to the Special Servicer and such Master Servicer shall be made concurrently on a pro rata basis), for any unreimbursed Advances that have been or are determined to be (1) Nonrecoverable Advances with respect to any Trust Mortgage Loan or any related REO Property and the portion of any P&I Advance that would have been reimbursable from a Late Collection of principal under clause (ii) above but for the application of a Workout Fee or Principal Recovery Fee to such Late Collection, first, out of REO Revenues, Liquidation Proceeds and Insurance Proceeds received on the related Trust Mortgage Loan, then (including with respect to any Nonrecoverable Advance with respect to a Loan Combination as contemplated in Section 3.05(e)(C)(viii)), out of the principal portion of general collections on the Mortgage Pool (to be allocated between the Loan Groups as set forth in Section 1.02), then, to the extent the principal portion of general collections is insufficient and with respect to such excess only, subject to any exercise of the sole option to defer reimbursement thereof pursuant to Section 4.03(f), out of other collections on the Trust Mortgage Loans and related REO Properties, and/or (2) Workout-Delayed Reimbursement Amounts, out of the principal portion of the general collections on the Mortgage Pool (to be allocated between the Loan Groups as set forth in Section 1.02), net of such amounts being reimbursed pursuant to (1) above, together with, in the case of a Nonrecoverable Advance (including with respect to any Nonrecoverable Advance with respect to a Loan Combination as contemplated in Section 3.05(e)(C)(viii)), interest thereon being paid pursuant to clause (viii) below, or (B) to pay itself, with respect to any Trust Mortgage Loan or related REO Property (other than a Trust Mortgage Loan that is part of a Loan Combination or any successor Trust REO Loan or REO Property), any related earned Master Servicing Fee that remained unpaid in accordance with clause (iii) above following a Final Recovery Determination made with respect to such Trust Mortgage Loan or related REO Property and the deposit into such Master Servicer's Collection Account of all amounts received in connection therewith;

            (viii) at such time as it reimburses any Fiscal Agent, the Trustee, the Special Servicer or itself, in that order, for any unreimbursed Advance (excluding any such Advance that constitutes a Workout-Delayed Reimbursement Amount for which interest was paid under clause (vii) above) pursuant to clause (ii), (vi) or (vii) above, to pay any Fiscal Agent, the Trustee, the Special Servicer or itself, as the case may be, in that order (except that payments to the Special Servicer and such Master Servicer shall be made concurrently on a pro rata basis), any unpaid interest accrued and payable thereon in accordance with Section 3.03(c), 3.03(d) or 4.03(d), as applicable; such Master Servicer's, the Special Servicer's, the Trustee's and/or any Fiscal Agent's right to payment pursuant to this clause (viii) with respect to interest on any Advance being permitted to be satisfied (A) in the case of interest on an Advance that has been or is determined to be a Nonrecoverable Advance, out of the sources out of which the related Advance may be satisfied as provided in clause (vii) above, as the case may be, and (B) in the case of interest on an Advance that has not been determined to be a Nonrecoverable Advance, (1) out of Default Charges collected on or in respect of the related Trust Mortgage Loan or Trust REO Loan during the Collection Period in which such Advance is reimbursed (the use of such Default Charges to be allocated pursuant to Section 3.26), and (2) to the extent that the Default Charges described in the immediately preceding clause (1) are insufficient, but only at the same time or after such Advance has been reimbursed, out of general collections on the Trust Mortgage Loans and any related REO Properties on deposit in such Master Servicer's Collection Account;

            (ix) to pay for property inspection costs and expenses incurred by the Trust Fund as an Additional Trust Fund Expense pursuant to Section 3.12(a);

            (x)(A) to pay itself, as additional servicing compensation in accordance with Section 3.11(b), (1) interest and investment income earned in respect of amounts held in such Master Servicer's Collection Account as provided in Section 3.06(b), but only to the extent of the Net Investment Earnings with respect to such Collection Account for any Investment Period; and (2) any Prepayment Interest Excesses (after deduction of the amounts required to be deposited by such Master Servicer in such Collection Account for the related Distribution Date pursuant to Section 3.19(a) in connection with Prepayment Interest Shortfalls and Casualty/Condemnation Interest Shortfalls); and (B) to pay itself and the Special Servicer, as additional servicing compensation in accordance with Sections 3.11(b) and 3.11(d), respectively, Default Charges to the extent provided in clause seventh of Section 3.26(a);

            (xi) to pay for the cost of an independent appraiser or other expert in real estate matters retained pursuant to Section 3.03(e), 3.09(a), 3.18 or 4.03(c), to the extent such cost is not required to be advanced hereunder;

            (xii) to pay itself, the Special Servicer, the Depositor, or any of their respective Affiliates, directors, partners, members, managers, shareholders, officers, employees or agents, as the case may be, any amounts payable to any such Person pursuant to Section 6.03;

            (xiii) to pay for (A) the advice of counsel and other experts contemplated by Section 3.17(a)(iii), (B) the cost of the Opinions of Counsel contemplated by Sections 3.09(b)(ii), 3.20(b) and 11.02(a), (C) the cost of an Opinion of Counsel contemplated by Section 11.01(a), 11.01(b) or 11.01(c) in connection with any amendment to this Agreement requested by such Master Servicer or the Special Servicer that protects or is in furtherance of the rights and interests of Certificateholders, and
      (D) the cost of recording this Agreement in accordance with Section 11.02(a);

            (xiv) to pay itself, the Special Servicer, any of the Mortgage Loan Sellers, the Plurality Subordinate Certificateholder or any other Person, as the case may be, with respect to each Trust Mortgage Loan, if any, previously purchased by such Person pursuant to this Agreement and/or a related Loan Combination Intercreditor Agreement or mezzanine intercreditor agreement, all amounts received thereon subsequent to the date of purchase;

            (xv) to pay, out of general collections on the Mortgage Pool on deposit in such Master Servicer's Collection Account, to a Non-Trust Noteholder, any amount (other than normal monthly payments) specifically payable or reimbursable to such party by the Trust, in its capacity as holder of the related Trust Mortgage Loan that is a part of the related Loan Combination or any successor REO Loan with respect thereto, pursuant to the terms of the related Loan Combination Intercreditor Agreement;

            (xvi) to reimburse any Fiscal Agent, the Trustee, such Master Servicer and/or the Special Servicer, as applicable, for unreimbursed Advances, unpaid Master Servicing Fees and/or any unpaid interest on any Advances, but only to the extent that such items relate to a Trust Mortgage Loan that is part of a Serviced Loan Combination or any successor Trust REO Loan, each such party's respective rights to reimbursement pursuant to this clause (xvi) being limited to amounts on deposit in such Master Servicer's Collection Account that represent Liquidation Proceeds described in clauses (iv) through (ix) of the definition thereof; provided that, such items may only be reimbursed to any party pursuant to this clause (xvi) if and to the extent that such items have not been or are not simultaneously being reimbursed to such party pursuant to Section 3.05(e); and provided, further, that the amount of any unpaid Master Servicing Fees, unreimbursed Advances and/or unpaid interest on Advances reimbursable to any party pursuant to this clause (xvi) shall be reduced by any related unpaid Master Servicing Fees, unreimbursed Advances and unpaid interest on Advances in respect of the subject Trust Mortgage Loan or Trust REO Loan which, following the purchase or sale from which the subject Liquidation Proceeds have been derived, will continue to be payable or reimbursable under the related Loan Combination Intercreditor Agreement and/or any successor servicing agreement with respect to the related Loan Combination to such Master Servicer and/or the Special Servicer (and which amounts shall no longer be payable hereunder) if such Master Servicer and/or the Special Servicer has agreed to continue acting as a Master Servicer or special servicer, as the case may be, of the related Serviced Loan Combination following the removal of the related Trust Mortgage Loan from the Trust Fund;

            (xvii) to remit to the Certificate Administrator for deposit into the Additional Interest Accounts the amounts required to be deposited pursuant to Section 3.04(d);

            (xviii) [RESERVED];

            (xix) to pay the cost of any Environmental Assessment (to the extent not otherwise advanced pursuant to Section 3.09(c)) or any remedial, corrective or other action pursuant to Section 3.09(c);

            (xx) to withdraw any amounts deposited in error;

            (xxi) to withdraw any other amounts that this Agreement expressly provides may be withdrawn from such Master Servicer's Collection Account; and

            (xxii) to clear and terminate such Master Servicer's Collection Account at the termination of this Agreement pursuant to Section 9.01.

            Each Master Servicer shall keep and maintain separate accounting records, on a loan-by-loan basis when appropriate, in connection with any withdrawal from its Collection Account pursuant to clauses (ii)-(xix) above and such records shall be sufficient to determine the amounts attributable to REMIC I.

            Each Master Servicer shall pay to the Special Servicer, the Trustee or any Fiscal Agent, on each P&I Advance Date from its Collection Account amounts permitted to be paid to the Special Servicer, the Trustee or any Fiscal Agent therefrom based on a certificate of a Servicing Officer of the Special Servicer or of a Responsible Officer of the Trustee or any Fiscal Agent, received not later than 1:00 p.m. (New York City time) on the immediately preceding Determination Date and describing the item and amount to which the Special Servicer, the Trustee or any Fiscal Agent, as the case may be, is entitled. The Master Servicers may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Mortgage Loan and REO Property, on a loan-by-loan and property-by-property basis, for the purpose of substantiating any request for withdrawal from the Collection Accounts. With respect to each Mortgage Loan for which it makes an Advance, the Trustee and any Fiscal Agent shall similarly keep and maintain separate accounting for each Mortgage Loan, on a loan-by-loan and property-by-property basis, for the purpose of substantiating any request for withdrawal from the Collection Accounts for reimbursements of Advances or interest thereon.

            In addition, but subject to the preceding provisions of this Section 3.05(a), if at any time a Master Servicer is entitled to make a payment, reimbursement or remittance from its Collection Account, and the payment, reimbursement or remittance can be made from funds on deposit in such Collection Account without any requirement that they be paid, reimbursed or remitted from funds that relate to a particular Mortgage Loan and the amounts on deposit in such Collection Account that are available to make such payment, reimbursement or remittance are insufficient and the amounts on deposit in the other Master Servicer's Collection Account are sufficient to make up any shortfall in the requesting Master Servicer's Collection Account, then such other Master Servicer shall withdraw such funds from its Collection Account and make such payment, reimbursement or remittance within three (3) Business Days following a written request therefore from the requesting Master Servicer, which request shall be accompanied by an Officer's Certificate (1) either (x) stating that the requesting Master Servicer, the Special Servicer, the Trustee, any Fiscal Agent or another particular Person, as applicable, is entitled to such payment, reimbursement or remittance (and setting forth the nature and amount of such payment, reimbursement or remittance and the party entitled thereto) or (y) forwarding a copy of any Officer's Certificate or other information provided by the Special Servicer, the Certificate Administrator, the Trustee or any Fiscal Agent or any comparable certification from another particular Person, as the case may be, that states that such Person is entitled to such payment, reimbursement or remittance (and the nature and amount of such payment, reimbursement or remittance and the party entitled thereto) and (2) stating that the requesting Master Servicer does not then have on deposit in its Collection Account funds sufficient for such payment, reimbursement or remittance. Each Master Servicer may conclusively rely on such Officer's Certificate.

            In connection with any payments required to be made to a Non-Trust Noteholder in accordance with Section 3.05(a)(xv), the applicable Master Servicer may request a written statement from such Non-Trust Noteholder, describing the nature and amount of the item for which such party is seeking payment or reimbursement and setting forth the provision(s) of the related Loan Combination Intercreditor Agreement pursuant to which such party believes it is entitled to reimbursement; provided that such Master Servicer may not condition payments required to be made to a Non-Trust Noteholder in accordance with
Section 3.05(a)(xv) upon receipt of such a written statement (unless not prohibited from doing so under the related Loan Combination Intercreditor Agreement); and provided, further, that to the extent such a written statement from a Non-Trust Noteholder is received by such Master Servicer, such Master Servicer may conclusively rely, absent manifest error and consistent with the Servicing Standard, upon such statement as to the nature and amount of the item for which reimbursement is sought.

            (b) The Certificate Administrator may, from time to time, make withdrawals from the Distribution Account for any of the following purposes (in no particular order of priority):

            (i) to make deemed distributions to the Trustee as holder of the REMIC I Regular Interests and REMIC II Regular Interests, and to make distributions to Certificateholders (other than Holders of the Floating Rate Certificates) on each Distribution Date, pursuant to Section 4.01 or 9.01, as applicable;

            (ii) to pay itself or the Trustee or any of its directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05;

            (iii) to pay itself, the Trustee and the Custodian respective portions of the Trust Administration Fee as contemplated by Section 8.05(a) hereof with respect to the Mortgage Loans;

            (iv) to pay for the cost of the Opinions of Counsel sought by it or the Trustee (A) as provided in clause (iv) of the definition of "Disqualified Organization", (B) as contemplated by Section 3.20(b), 9.02(a) and 10.01(h), or (C) as contemplated by Section 11.01(a), 11.01(b) or 11.01(c) in connection with any amendment to this Agreement requested by the Trustee which amendment is in furtherance of the rights and interests of Certificateholders;

            (v) to pay any and all federal, state and local taxes imposed on any of the REMICs created hereunder or on the assets or transactions of any such REMIC, together with all incidental costs and expenses, to the extent none of the Trustee, the REMIC Administrator, either Master Servicer or the Special Servicer is liable therefor pursuant to Section 10.01(i);

            (vi) to pay the REMIC Administrator any amounts reimbursable to it pursuant to Section 10.01(e);

            (vii) to pay to the applicable Master Servicer any amounts deposited by such Master Servicer in the Distribution Account not required to be deposited therein;

            (viii) to withdraw any Interest Reserve Amount and deposit such Interest Reserve Amount into the Interest Reserve Account pursuant to
      Section 3.04(c);

            (ix) to pay itself interest and investment income earned in respect of amounts held in the Distribution Account as provided in Section 3.06(b), but only to the extent of the Net Investment Earnings with respect to the Distribution Account for any Investment Period; and

            (x) to clear and terminate the Distribution Account at the termination of this Agreement pursuant to Section 9.01.

            (c) The Certificate Administrator shall on each Distribution Date to occur in March of each year (or February, if such Distribution Date is the final Distribution Date), prior to any distributions required to be made to Certificateholders on such date, withdraw from the Interest Reserve Account and deposit into the Distribution Account in respect of each Interest Reserve Loan, an amount equal to the aggregate of the Interest Reserve Amounts deposited into the Interest Reserve Account pursuant to Section 3.04(c) during February and, if applicable, January of that year.

            (d) The Certificate Administrator shall, on any Distribution Date, make withdrawals from the Additional Interest Accounts to the extent required to make the distributions of Additional Interest required by Section 4.01(b).

            (e) The applicable Master Servicer may, from time to time, make withdrawals from each Loan Combination Custodial Account for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

            (i) to make remittances on each P&I Advance Date (or, with respect to a Non-Trust Noteholder, on such earlier or later date as provided for in the related Loan Combination Intercreditor Agreement) to the related Non-Trust Noteholder(s) and to the Trust in accordance with the related Loan Combination Intercreditor Agreements, such remittances to the Trust to be made to such Master Servicer's Collection Account;

            (ii) to reimburse any Fiscal Agent, the Trustee and itself, in that order, for unreimbursed P&I Advances made with respect to the related Trust Mortgage Loan that is part of the related Serviced Loan Combination or any successor Trust REO Loan, any Fiscal Agent's, the Trustee's and such Master Servicer's right to reimbursement pursuant to this clause (ii) with respect to any P&I Advance (other than any P&I Advance that has been or is determined to be a Nonrecoverable Advance, which shall be reimbursed in the manner contemplated in Section 3.05(a)(vii)) being limited to amounts that represent Late Collections of interest (net of related Master Servicing Fees) and principal (net of any related Workout Fee or Principal Recovery Fee) received in respect of the related Trust Mortgage Loan that is part of the related Serviced Loan Combination or any successor Trust REO Loan; provided, however, that if such P&I Advance becomes a Workout-Delayed Reimbursement Amount, then such P&I Advance shall thereafter be reimbursed in the manner contemplated in Section 3.05(a)(vii);

            (iii) to pay to itself and/or the holder of the Excess Servicing Strip earned and unpaid Master Servicing Fees (as allocable between such Master Servicer and such holder (if different from such Master Servicer)) in respect of the related Serviced Loan Combination (including, without limitation, any successor REO Loans comprising such), such Master Servicer's right to payment pursuant to this clause (iii) with respect to the related Loan Combination (including, without limitation, any successor REO Loans comprising such) being limited to amounts received on or in respect of such Mortgage Loans (whether in the form of payments, Liquidation Proceeds or Insurance Proceeds) or such REO Loans (whether in the form of REO Revenues, Liquidation Proceeds or Insurance Proceeds) that are allocable as a recovery of interest thereon;

            (iv) [RESERVED];

            (v) to pay the Special Servicer (or, if applicable, a predecessor Special Servicer) earned and unpaid Special Servicing Fees, Workout Fees and/or Principal Recovery Fees in respect of the related Serviced Loan Combination in the amounts provided in Section 3.11(c) and out of the collections contemplated by the applicable Loan Combination Intercreditor Agreement;

            (vi) to reimburse any Fiscal Agent, the Trustee, the Special Servicer or itself, in that order (with reimbursements to the Special Servicer and such Master Servicer to be made concurrently on a pro rata basis), for any unreimbursed Servicing Advances in respect of the related Loan Combination or any related Loan Combination REO Property, any Fiscal Agent's, the Trustee's, the Special Servicer's and such Master Servicer's respective rights to reimbursement pursuant to this clause (vi) with respect to any Servicing Advance being limited to payments made by or on behalf of the related Mortgagor and cure payments that are allocable to such Servicing Advance, or to Liquidation Proceeds, Insurance Proceeds and, if applicable, REO Revenues received in respect of the related Loan Combination or any related Loan Combination REO Property; provided, however, that if such Servicing Advance becomes a Workout-Delayed Reimbursement Amount, then such Servicing Advance shall thereafter be reimbursed in the manner contemplated in Section 3.05(a)(vii);

            (vii) to reimburse any Fiscal Agent, the Trustee, the Special Servicer or itself, in that order (except that reimbursements to the Special Servicer and such Master Servicer shall be made concurrently on a pro rata basis), for any unreimbursed Servicing Advances in respect of the related Loan Combination or any related Loan Combination REO Property that have been or are determined to be Nonrecoverable Advances out of REO Revenues, Liquidation Proceeds and Insurance Proceeds received on such Loan Combination or any related Loan Combination REO Property; provided that if REO Revenues, Liquidation Proceeds and Insurance Proceeds received on the related Loan Combination or any related Loan Combination REO Property are insufficient, then such Servicing Advance shall be reimbursed in the manner contemplated in Section 3.05(a)(vii);

            (viii) at such time as it reimburses any Fiscal Agent, the Trustee, the Special Servicer or itself, in that order, for any unreimbursed Advance pursuant to clause (ii), (vi) or (vii) above, to pay any Fiscal Agent, the Trustee, the Special Servicer or itself, as the case may be, in that order (except that payments to the Special Servicer and such Master Servicer shall be made concurrently on a pro rata basis), any unpaid interest accrued and payable thereon in accordance with Section 3.03(d) or 4.03(d), as applicable; such Master Servicer's, Special Servicer's, Trustee's and/or Fiscal Agent's right to payment pursuant to this clause
      (viii) with respect to interest on any Advance being permitted to be satisfied (A) out of Default Charges collected on or in respect of the related Loan Combination, during the Collection Period in which such Advance is reimbursed (the use of such Default Charges to be allocated pursuant to Section 3.26), (B) to the extent that the Default Charges described in the immediately preceding clause (A) are insufficient, but only at the same time or after such Advance has been reimbursed, out of general collections on the Loan Combination and any related Loan Combination REO Property on deposit in such Loan Combination Custodial Account, and (C) if general collections on the related Loan Combination and any related Loan Combination REO Property on deposit in such Loan Combination Custodial Account are insufficient and such Advance has been or is determined to be a Nonrecoverable Advance, out of the sources out of which the related Advance may be reimbursed as provided in Section 3.05(a)(vii);

            (ix) to pay for property inspection costs and expenses incurred by the Trust Fund as an Additional Trust Fund Expense pursuant to Section 3.12(a), to the extent such costs and expenses relate to the related Loan Combination Mortgaged Property;

            (x)(A) to pay itself, as additional servicing compensation in accordance with Section 3.11(b), (1) interest and investment income earned in respect of amounts held in such Loan Combination Custodial Account as provided in Section 3.06(b), but only to the extent of the Net Investment Earnings with respect to such Loan Combination Custodial Account for any Investment Period; and (2) any Prepayment Interest Excess with respect to the Trust Mortgage Loan that is part of the related Serviced Loan Combination (after deduction of the amounts required to be deposited by such Master Servicer in its Collection Account for the related Distribution Date pursuant to Section 3.19(a) in connection with Prepayment Interest Shortfalls and Casualty/Condemnation Interest Shortfalls); and (B) to pay itself and the Special Servicer, as additional servicing compensation in accordance with Sections 3.11(b) and 3.11(d), respectively, Default Charges with respect to such Serviced Loan Combination to the extent provided in clause seventh of Section 3.26(a);

            (xi) to pay for the cost of an independent appraiser or other expert in real estate matters retained pursuant to Section 3.03(e), 3.09(a), 3.18 or 4.03(c), to the extent those costs relate to such Serviced Loan Combination and/or the related Loan Combination Mortgaged Property;

            (xii) to pay itself, the Special Servicer, the Depositor, or any of their respective Affiliates, directors, partners, members, managers, shareholders, officers, employees or agents, as the case may be, any amounts payable to any such Person pursuant to Section 6.03, to the extent such amounts relate to such Serviced Loan Combination and/or the related Loan Combination Mortgaged Property;

            (xiii) to pay for (A) the advice of counsel and other experts contemplated by Section 3.17(a)(iii), (B) the cost of the Opinions of Counsel contemplated by Sections 3.09(b)(ii), 3.20(b) and 11.02(a), and
      (C) the cost of recording the related Loan Combination Intercreditor Agreement and any required opinion of counsel related thereto and, to the extent applicable pursuant to Section 11.02(a), the allocable portion of the cost of the Opinion of Counsel contemplated by Section 11.02(a) and, in the case of each of (A) and (B) preceding, to the extent such amounts relate to such Serviced Loan Combination and/or the related Loan Combination Mortgaged Property;

            (xiv) to pay itself, the Special Servicer, the related Mortgage Loan Seller, the Plurality Subordinate Certificateholder or any other Person, as the case may be, with respect to the related Trust Mortgage Loan in such Serviced Loan Combination, if previously purchased by such Person pursuant to this Agreement and/or a related Loan Combination Intercreditor Agreement or mezzanine intercreditor agreement, all amounts received thereon subsequent to the date of purchase;

            (xv) [RESERVED];

            (xvi) to pay the cost of any Environmental Assessment (to the extent not otherwise advanced pursuant to Section 3.09(c)) or any remedial, corrective or other action pursuant to Section 3.09(c), to the extent such costs relate to such Serviced Loan Combination and/or the related Loan Combination Mortgaged Property;

            (xvii) to withdraw any amounts deposited in error;

            (xviii) to withdraw any other amounts that this Agreement expressly provides may be withdrawn from such Loan Combination Custodial Account; and

            (xix) to clear and terminate such Loan Combination Custodial Account at the termination of this Agreement pursuant to Section 9.01.

            The applicable Master Servicer shall keep and maintain separate accounting records, on a loan-by-loan basis when appropriate, in connection with any withdrawal from a Loan Combination Custodial Account pursuant to clauses
(ii)-(xviii) above and such records shall be sufficient to determine the amounts attributable to REMIC I.

            The applicable Master Servicer shall, on or before 2:00 p.m. (New York City time) on each P&I Advance Date (or, if a different date and/or time is provided under or pursuant to the related Loan Combination Intercreditor Agreement with respect to remittances to be made to a Non-Trust Noteholder, such other date and/or time), remit to the Trust and the related Non-Trust Noteholder(s), such amounts as are distributable in respect of each Mortgage Loan that is part of a Serviced Loan Combination (or any successor REO Loan with respect thereto) pursuant to the corresponding Loan Combination Intercreditor Agreement, such remittances to the Trust to be made to its Collection Account and such remittances to the related Non-Trust Noteholder(s) to be made by wire transfer to the respective accounts designated by such Non-Trust Noteholder(s) pursuant to the related Loan Combination Intercreditor Agreements.

            The applicable Master Servicer shall pay to the Special Servicer, the Trustee or any Fiscal Agent on each P&I Advance Date from any Loan Combination Custodial Accounts amounts permitted to be paid to the Special Servicer, the Trustee or any Fiscal Agent therefrom based on a certificate of a Servicing Officer of the Special Servicer or of a Responsible Officer of the Trustee or any Fiscal Agent received not later than 1:00 p.m. (New York City time) on the immediately preceding Determination Date and describing the item and amount to which the Special Servicer, the Trustee or any Fiscal Agent, as the case may be, is entitled. The applicable Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Mortgage Loan and REO Property, on a loan-by-loan and property-by-property basis, for the purpose of substantiating any request for withdrawal from a Loan Combination Custodial Account. With respect to each Mortgage Loan for which it makes an Advance, each of the Trustee and any Fiscal Agent shall similarly keep and maintain separate accounting for each Mortgage Loan, on a loan-by-loan and property-by-property basis, for the purpose of substantiating any request for withdrawal from a Loan Combination Custodial Account for reimbursements of Advances or interest thereon.

            If and to the fullest extent that it is permitted to do so pursuant to the related Loan Combination Intercreditor Agreement, the applicable Master Servicer shall, consistent with the Servicing Standard, use commercially reasonable efforts to seek payment from the related Non-Trust Noteholder to cover (or to reimburse the Trust for the payment of) any cost or expense, including the reimbursement of Advances and the payment of interest thereon, with respect to such Serviced Loan Combination or any related REO Property that is not (but, subject to available funds, would have been permitted to be) paid out of amounts otherwise payable to such Non-Trust Noteholder.

            (f) In addition, the Certificate Administrator may from time to time, make withdrawals from the Gain-on-Sale Reserve Account, the Additional Interest Accounts and the Interest Reserve Account to pay itself interest and investment income earned in respect of amounts held in the Gain-on-Sale Reserve Account, the Additional Interest Accounts and the Interest Reserve Account, respectively, as provided in Section 3.06(b), but in each case only to the extent of the Net Investment Earnings with respect to the Gain-on-Sale Reserve Account, the Additional Interest Accounts and the Interest Reserve Account, respectively, for any Investment Period.

            (g) The Certificate Administrator may, from time to time, make withdrawals from the Floating Rate Account only for the following purposes:

            (i) solely to the extent of amounts on deposit in the Class A-2FL Sub-Account, to make payments to the Class A-2FL Swap Counterparty pursuant to Section 3.29(d);

            (ii) solely to the extent of amounts on deposit in the Class A-2FL Sub-Account, to make distributions to the Holders of the Class A-2FL Certificates on each Distribution Date pursuant to Section 4.01(c);

            (iii) solely to the extent of amounts on deposit in the Class A-4FL Sub-Account, to make payments to the Class A-4FL Swap Counterparty pursuant to Section 3.29(d);

            (iv) solely to the extent of amounts on deposit in the Class A-4FL Sub-Account, to make distributions to the Holders of the Class A-4FL Certificates on each Distribution Date pursuant to Section 4.01(c);

            (v) solely to the extent of amounts on deposit in the Class AM-FL Sub-Account, to make payments to the Class AM-FL Swap Counterparty pursuant to Section 3.29(d);

            (vi) solely to the extent of amounts on deposit in the Class AM-FL Sub-Account, to make distributions to the Holders of the Class AM-FL Certificates on each Distribution Date pursuant to Section 4.01(c);

            (vii) solely to the extent of amounts on deposit in the Class AJ-FL Sub-Account, to make payments to the Class AJ-FL Swap Counterparty pursuant to Section 3.29(d);

            (viii) solely to the extent of amounts on deposit in the Class AJ-FL Sub-Account, to make distributions to the Holders of the Class AJ-FL Certificates on each Distribution Date pursuant to Section 4.01(c);

            (ix) to pay itself Net Investment Earnings earned on funds held in the Floating Rate Account;

            (x) to pay to the Persons entitled thereto any amounts deposited in the Floating Rate Account in error; and

            (xi) to clear and terminate the Floating Rate Account pursuant to
      Section 9.01.

            It is hereby acknowledged that amounts on deposit in the Class A-2FL Sub-Account as of any Distribution Date and available for such purposes shall be applied to make any payments to the Class A-2FL Swap Counterparty pursuant to, and subject to the limitations and conditions set forth in, Section 3.29(d), prior to being applied to make distributions to the Holders of the Class A-2FL Certificates pursuant to Section 4.01(c).

            It is hereby acknowledged that amounts on deposit in the Class A-4FL Sub-Account as of any Distribution Date and available for such purposes shall be applied to make any payments to the Class A-4FL Swap Counterparty pursuant to, and subject to the limitations and conditions set forth in, Section 3.29(d), prior to being applied to make distributions to the Holders of the Class A-4FL Certificates pursuant to Section 4.01(c).

            It is hereby acknowledged that amounts on deposit in the Class AM-FL Sub-Account as of any Distribution Date and available for such purposes shall be applied to make any payments to the Class AM-FL Swap Counterparty pursuant to, and subject to the limitations and conditions set forth in, Section 3.29(d), prior to being applied to make distributions to the Holders of the Class AM-FL Certificates pursuant to Section 4.01(c).

            It is hereby acknowledged that amounts on deposit in the Class AJ-FL Sub-Account as of any Distribution Date and available for such purposes shall be applied to make any payments to the Class AJ-FL Swap Counterparty pursuant to, and subject to the limitations and conditions set forth in, Section 3.29(d), prior to being applied to make distributions to the Holders of the Class AJ-FL Certificates pursuant to Section 4.01(c).

            Section 3.06 Investment of Funds in the Servicing Accounts, the Reserve Accounts, the Collection Accounts, the Distribution Account, the Floating Rate Account, the Loan Combination Custodial Accounts, the Additional Interest Accounts, the Gain-on-Sale Reserve Account and the REO Accounts.

            (a) Each Master Servicer may direct in writing (pursuant to a standing instruction or otherwise) any depository institution maintaining a Servicing Account, a Reserve Account, its Collection Account or a Loan Combination Custodial Account (each, for purposes of this Section 3.06, an "Investment Account"), the Special Servicer may direct in writing (pursuant to a standing instruction or otherwise) any depository institution maintaining an REO Account (also, for purposes of this Section 3.06, an "Investment Account"), and the Certificate Administrator may direct in writing (pursuant to a standing instruction or otherwise) any depository institution maintaining the Distribution Account, the Floating Rate Account, the Gain-on-Sale Reserve Account, the Additional Interest Accounts and the Interest Reserve Account (each also, for purposes of this Section 3.06, an "Investment Account"), to invest, or if it is such depository institution, may itself invest, the funds held therein only in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, no later than the Business Day immediately preceding the next succeeding date on which such funds are required to be withdrawn from such account pursuant to this Agreement. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such). The Master Servicers (with respect to Permitted Investments of amounts in the Servicing Accounts, the Reserve Accounts, the Collection Accounts or the Loan Combination Custodial Accounts) and the Special Servicer (with respect to Permitted Investments of amounts in the REO Accounts), on behalf of the Trustee, and the Certificate Administrator (with respect to Permitted Investments of amounts in the Distribution Account, the Gain-on-Sale Reserve Account, the Additional Interest Accounts and the Interest Reserve Account) on behalf of the Trustee shall (and in the case of the Master Servicers, the Special Servicer and the Certificate Administrator, the Trustee hereby designates each Master Servicer, the Special Servicer and the Certificate Administrator, as applicable, as the Person that shall) maintain continuous possession of any Permitted Investment that is either (i) a "certificated security", as such term is defined in the UCC, or (ii) other property in which a secured party may perfect its security interest by possession under the UCC or any other applicable law. Possession of any such Permitted Investment by either Master Servicer, the Special Servicer or the Certificate Administrator shall constitute possession by the Trustee, as secured party, for purposes of Section 9-313 of the UCC and any other applicable law. If amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Master Servicers (in the case of the Collection Accounts, the Loan Combination Custodial Accounts, the Servicing Accounts and the Reserve Accounts), the Special Servicer (in the case of the REO Accounts) or the Certificate Administrator (in the case of the Distribution Account, the Floating Rate Account, the Gain-on-Sale Reserve Account, the Additional Interest Accounts and the Interest Reserve Account) shall:

            (i) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

            (ii) demand payment of all amounts due thereunder promptly upon determination by the applicable Master Servicer, the Special Servicer or the Certificate Administrator, as the case may be, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

            (b) Whether or not the applicable Master Servicer directs the investment of funds in any of the Servicing Accounts, the Reserve Accounts, its Collection Account or the Loan Combination Custodial Accounts, interest and investment income realized on funds deposited therein, to the extent of the related Net Investment Earnings, if any, for each Investment Period and, in the case of a Reserve Account or a Servicing Account, to the extent not otherwise payable to the related Mortgagor in accordance with applicable law or the related Mortgage Loan documents, shall be for the sole and exclusive benefit of such Master Servicer and shall be subject to its withdrawal in accordance with
Section 3.03(a), 3.03(f) or 3.05(a), as applicable. Whether or not the Special Servicer directs the investment of funds in any REO Account, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for each Investment Period, shall be for the sole and exclusive benefit of the Special Servicer and shall be subject to its withdrawal in accordance with Section 3.16(b). Whether or not the Certificate Administrator directs the investment of funds in the Distribution Account, the Gain-on-Sale Reserve Account, the Additional Interest Accounts and the Interest Reserve Account, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for each Investment Period, shall be for the sole and exclusive benefit of the Certificate Administrator and shall be subject to its withdrawal in accordance with Section 3.05(b) or 3.05(f), as applicable. If any loss shall be incurred in respect of any Permitted Investment on deposit in any Investment Account, the applicable Master Servicer (in the case of the Servicing Accounts, the Reserve Accounts, its Collection Account and the Loan Combination Custodial Accounts, excluding any accounts containing amounts invested solely for the benefit of, and at the direction of, the Mortgagor under the terms of the Mortgage Loan or applicable law), the Special Servicer (in the case of the REO Accounts) and the Certificate Administrator (in the case of the Distribution Account, the Gain-on-Sale Reserve Account, the Additional Interest Accounts and the Interest Reserve Account) shall promptly deposit therein from its own funds, without right of reimbursement, no later than the end of the Investment Period during which such loss was incurred, the amount of the Net Investment Loss, if any, for such Investment Period (except to the extent that (i) the loss amounts represent amounts that were invested for the benefit of, and payable, to a Mortgagor under the terms of a Mortgage Loan or applicable law or (ii) the loss results from the bankruptcy or insolvency of the depository institution or trust company that holds such Investment Account so long as such depository institution or trust company satisfies the qualifications set forth in the definition of Eligible Account and is not the party or an affiliate of the party maintaining the account).

            (c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment and the Special Servicer or the applicable Master Servicer fails to deposit any losses with respect to such Permitted Investment pursuant to Section 3.06(b), the Trustee may and, subject to Section 8.02, upon the request of Holders of Certificates entitled to not less than 25% of the Voting Rights allocated to any Class, shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

            (d) Notwithstanding the investment of funds held in any Investment Account, for purposes of the calculations hereunder, including, without limitation, the calculation of the Available Distribution Amount, the amounts so invested shall be deemed to remain on deposit in such Investment Account.

            Section 3.07 Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage.

            (a) The Master Servicers, with respect to each of the Mortgage Loans, including Specially Serviced Mortgage Loans, and the Special Servicer, with respect to REO Properties, shall use reasonable efforts, consistent with the Servicing Standard, to cause the Mortgagor to maintain, to the extent required by the terms of the related Mortgage Loan documents, or if the Mortgagor does not maintain, shall itself maintain for each Mortgaged Property all insurance coverage as is required under the related Mortgage; provided that if and to the extent that any such Mortgage permits the holder thereof any discretion (by way of consent, approval or otherwise) as to the insurance coverage that the related Mortgagor is required to maintain, the Master Servicers shall exercise such discretion in a manner consistent with the Servicing Standard; and provided, further that, if and to the extent that a Mortgage so permits, the applicable Master Servicer shall use reasonable efforts (but shall not be required to institute any enforcement proceeding) to cause the related Mortgagor to obtain the required insurance coverage from Qualified Insurers and required insurance coverage obtained by the Master Servicers shall be from Qualified Insurers. The cost of any such insurance coverage obtained by either Master Servicer or the Special Servicer shall be a Servicing Advance to be paid by the applicable Master Servicer pursuant to Section 3.03. If not required under the terms of the Mortgage or the Mortgage Loan documents, the Special Servicer may require that earthquake insurance be secured for one or more Mortgaged Properties at the expense of the Trust Fund (including the Special Servicer's costs and expenses incurred in obtaining such insurance). Subject to Section 3.17(a), the Special Servicer shall also cause to be maintained for each REO Property no less insurance coverage than was required of the Mortgagor under the related Mortgage as of the Closing Date; provided that all such insurance shall be obtained from Qualified Insurers. All such insurance policies maintained by either Master Servicer or the Special Servicer (i) shall contain (if they insure against loss to property and do not relate to an REO Property) a "standard" mortgagee clause, with loss payable to (or naming as an additional insured) the Trustee or the applicable Master Servicer on behalf of the Trustee (and, in the case of a Serviced Loan Combination, the related Non-Trust Noteholder(s)) (in the case of insurance maintained in respect of Mortgage Loans); (ii) shall be in the name of the Special Servicer (in the case of insurance maintained in respect of REO Properties), on behalf of the Trustee;
(iii) shall be non-cancelable without 30 days' prior written notice to the insured party or with respect to non-payment shall be non-cancelable without the insurer providing 10 days' prior notice; (iv) in the case of a hazard insurance policy, shall include coverage in an amount not less than the lesser of (x) the full replacement cost of the improvements securing a Mortgaged Property or REO Property, as applicable, or (y) the outstanding principal balance owing on the related Mortgage Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions; (v) shall include a replacement cost endorsement providing no deduction for depreciation (unless such endorsement is not permitted under the related Mortgage Loan documents); (vi) shall include such other insurance, including, to the extent available at commercially reasonable rates, earthquake insurance, where applicable, as required under the applicable Mortgage or other Mortgage Loan documents; (vii) to the extent that the Mortgage or other Mortgage Loan documents specifically require terrorism coverage or the Mortgage requires the related Mortgagor to carry "all risk" coverage, shall include terrorism coverage, unless the failure to obtain such terrorism coverage constitutes an Acceptable Insurance Default; and (viii) in each case such insurance shall be issued by an insurer authorized under applicable law to issue such insurance. Notwithstanding the foregoing, the Master Servicers and the Special Servicer shall not be required to obtain, and shall not be in default hereunder for failing to obtain, (A) any insurance coverage that was previously required of the Mortgagor under the related Mortgage if (a) such insurance is not available at any rate; (b) such insurance is not available from a Qualified Insurer (provided that either Master Servicer or the Special Servicer, as applicable, shall obtain such insurance from the next highest rated insurer offering such insurance at commercially reasonable rates); (c) subject to the prior approval of the Controlling Class Representative (which approval is in any such case deemed granted if not denied within 10 Business Days after its receipt of the applicable Master Servicer's or the Special Servicer's request for such approval), such insurance is not available at commercially reasonable rates and, as determined by the applicable Master Servicer or the Special Servicer following due inquiry conducted in a manner consistent with the Servicing Standard, the subject hazards are not commonly insured against by prudent owners of similar real properties in similar locales (but only by reference to such insurance that has been obtained by such owners at the then current market rates); or (d) the Trustee does not have an insurable interest in the related Mortgaged Property or REO Property or (B) any earthquake or environmental insurance policy on any Mortgaged Property unless such insurance policy was in effect at the time of the origination of the related Mortgage Loan or on the Closing Date pursuant to the terms of the related Mortgage Loan documents and is available at commercially reasonable rates, which determination shall be subject to the approval of the Controlling Class Representative, such approval to be deemed granted if not rejected within 10 Business Days after its receipt of the applicable Master Servicer's or the Special Servicer's request for such approval and all reasonably requested information. In determining whether any insurance coverage is available or is available at reasonable rates, the applicable Master Servicer shall be entitled to rely, at its own expense, on insurance consultants in making such determination and any such determinations by the applicable Master Servicer must be made not less frequently (but need not be made more frequently) than annually (or such other lesser period as may be required by the Servicing Standard) but in any event shall be made at the approximate date on which the applicable Master Servicer receives notice of the renewal, replacement or cancellation of coverage. Any amounts collected by either Master Servicer or the Special Servicer under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Mortgagor, in each case subject to the rights of any tenants and ground lessors, as the case may be, and in each case in accordance with the terms of the related Mortgage and the Servicing Standard) shall be deposited in the applicable Master Servicer's Collection Account, subject to withdrawal pursuant to Section 3.05(a), in the case of amounts received in respect of a Mortgage Loan (other than a Serviced Loan Combination), or in the related Loan Combination Custodial Account, subject to withdrawal pursuant to Section 3.05(e), in the case of amounts received in respect of a Serviced Loan Combination, or in the applicable REO Account, subject to withdrawal pursuant to Section 3.16(c), in the case of amounts received in respect of an REO Property. Any cost incurred by either Master Servicer or the Special Servicer in maintaining any such insurance shall not, for purposes hereof, including, without limitation, calculating monthly distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit.

            Notwithstanding the foregoing, with respect to the Mortgage Loans which either (x) require the Mortgagor to maintain "all risk" property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable Mortgagor to maintain insurance in types and against such risks as the holder of such Mortgage Loan reasonably requires from time to time in order to protect its interests, the applicable Master Servicer will be required to (A) use reasonable efforts to monitor whether the insurance policies for the related Mortgaged Property contain Additional Exclusions, (B) request the Mortgagor to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance and (C) notify the Special Servicer if any insurance policy contains Additional Exclusions or if any Mortgagor fails to purchase the insurance requested to be purchased by such Master Servicer pursuant to clause (B) above. If the Special Servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the Special Servicer shall notify the applicable Master Servicer and such Master Servicer shall cause such insurance to be maintained. Furthermore, the Special Servicer shall inform the Rating Agencies as to such conclusions for those Mortgage Loans that (i) have one of the 10 highest outstanding Stated Principal Balances of all of the Mortgage Loans then included in the Trust Fund or (ii) comprise more than 5% of the outstanding Stated Principal Balance of the Mortgage Loans then included in the Trust Fund (and, if a Serviced Loan Combination satisfies clause (i) and/or clause (ii), the Special Servicer shall also inform the related Non-Trust Noteholder(s) as to such conclusion). During the period that the Special Servicer is evaluating the availability of such insurance, the applicable Master Servicer will not be liable for any loss related to its failure to require the Mortgagor to maintain such insurance and will not be in default of its obligations as a result of such failure and such Master Servicer will not itself maintain such insurance or cause such insurance to be maintained.

            (b) If either Master Servicer or the Special Servicer shall obtain and maintain, or cause to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans and/or REO Properties that it is required to service and administer, then, to the extent such policy (i) is obtained from a Qualified Insurer and (ii) provides protection equivalent to the individual policies otherwise required, such Master Servicer or the Special Servicer, as the case may be, shall conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties and/or REO Properties. In the event that the Special Servicer causes any REO Property to be covered by such blanket policy, the incremental cost of such insurance applicable to such REO Property (other than any minimum or standby premium payable for such policy whether or not any REO Property is covered thereby) shall be paid by the applicable Master Servicer as a Servicing Advance pursuant to Section 3.03. Such blanket policy or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the applicable Master Servicer or the Special Servicer, as appropriate, shall, if there shall not have been maintained on the related Mortgaged Property or REO Property a hazard insurance policy complying with the requirements of Section 3.07(a), and there shall have been one or more losses that would have been covered by such policy, promptly deposit into its Collection Account (or, in the case of a Loan Combination Mortgaged Property or any Loan Combination REO Property, into the related Loan Combination Custodial Account) from its own funds the amount not otherwise payable under the blanket policy or master force-placed policy because of such deductible clause to the extent the amount of such deductible exceeds the deductible permitted under the related Mortgage Loan documents (or if the related Mortgage Loan documents are silent regarding a permitted deductible, a deductible for an individual policy that is consistent with the Servicing Standard). The applicable Master Servicer or the Special Servicer, as appropriate, shall prepare and present, on behalf of itself, the Trustee and the Certificateholders (and, in the case of a Serviced Loan Combination, the related Non-Trust Noteholder(s)), claims under any such blanket policy or master force-placed policy in a timely fashion in accordance with the terms of such policy.

            (c) Each of the Master Servicers and the Special Servicer shall at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this Agreement in which Specially Serviced Mortgage Loans or REO Properties are part of the Trust Fund) keep in force a fidelity bond with Qualified Insurers, such fidelity bond to be in such form and amount (determined by reference to the size of its servicing portfolio of commercial and multifamily mortgage loans) as would either permit it to be a qualified FNMA or FHLMC (whichever is greater) seller-servicer of multifamily mortgage loans, or in such other form and amount that would meet the requirements of prudent institutional commercial mortgage loan servicers for similar transactions or as would not cause an Adverse Rating Event (as evidenced in writing from each Rating Agency). Each of the Master Servicers and the Special Servicer shall be deemed to have complied with the foregoing provision if an Affiliate thereof has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the subject Master Servicer or the Special Servicer, as the case may be.

            Each of the Master Servicers and the Special Servicer shall at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this Agreement in which Specially Serviced Mortgage Loans and/or REO Properties exist as part of the Trust Fund) also keep in force with Qualified Insurers, a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its servicing obligations hereunder, which policy or policies shall be in such form and amount (determined by reference to the size of its servicing portfolio of commercial and multifamily mortgage loans) as would either permit it to be a qualified FNMA or FHLMC (whichever is greater) seller-servicer of multifamily mortgage loans, or in such other form and amount that would meet the requirements of prudent institutional commercial mortgage loan servicers for similar transactions or as would not result in an Adverse Rating Event (as evidenced in writing from each Rating Agency). Each of the Master Servicers and the Special Servicer shall be deemed to have complied with the foregoing provisions if an Affiliate thereof has such insurance and, by the terms of such policy or policies, the coverage afforded thereunder extends to the subject Master Servicer or the Special Servicer, as the case may be.

            For so long as the long-term debt or deposit obligations of either Master Servicer or the Special Servicer (or in the case of each initial Master Servicer and Special Servicer, their respective direct parent) are rated at least "A" or the equivalent by all of the Rating Agencies (or such lower rating as will not result in an Adverse Rating Event, as evidenced in writing by the Rating Agencies), such Person may self-insure with respect to the risks described in this Section 3.07.

            (d) Within 90 days of the Closing Date, with respect to each of the Mortgage Loans identified on Schedule II as being covered by an environmental insurance policy, the applicable Master Servicer (or the Special Servicer in the case of a Specially Serviced Mortgage Loan) shall notify the insurer under such environmental insurance policy and take all other action necessary for the Trustee, on behalf of the Certificateholders (and in the case of a Serviced Loan Combination, the related Non-Trust Noteholder(s)), to be an insured (and for such Master Servicer (or the Special Servicer in the case of a Specially Serviced Mortgage Loan), on behalf of the Trust Fund (and in the case of a Loan Combination, the related Non-Trust Noteholder(s)), to make claims) under such environmental insurance policy. In the event that the applicable Master Servicer, in the case of a non-Specially Serviced Mortgage Loan, or the Special Servicer, in the case of a Specially Serviced Mortgage Loan, has actual knowledge of any event (an "Insured Environmental Event") giving rise to a claim under any environmental insurance policy in respect of any Mortgage Loan covered thereby, such Master Servicer (or the Special Servicer in the case of a Specially Serviced Mortgage Loan) shall, in accordance with the terms of such environmental insurance policy and the Servicing Standard, timely make a claim thereunder with the appropriate insurer and shall take such other actions in accordance with the Servicing Standard which are necessary under such environmental insurance policy in order to realize the full value thereof for the benefit of the Certificateholders (and in the case of a Serviced Loan Combination, the related Non-Trust Noteholder(s)). Any legal fees, premiums or other out-of-pocket costs incurred in connection with any such claim under an environmental insurance policy shall be paid by the applicable Master Servicer and shall be reimbursable to it as a Servicing Advance. With respect to each environmental insurance policy that relates to one or more Mortgage Loans, the applicable Master Servicer shall review and familiarize itself with the terms and conditions relating to enforcement of claims and shall monitor the dates by which any claim must be made or any action must be taken under such policy to realize the full value thereof for the benefit of the Certificateholders (and in the case of a Serviced Loan Combination, the related Non-Trust Noteholder(s)) in the event such Master Servicer has actual knowledge of an Insured Environmental Event giving rise to a claim under such policy.

            In the event that the applicable Master Servicer (or the Special Servicer in the case of a Specially Serviced Mortgage Loan) receives notice of any termination of any environmental insurance policy that relates to one or more Mortgage Loans, such Master Servicer (or the Special Servicer in the case of a Specially Serviced Mortgage Loan) shall, within five Business Days after receipt of such notice, notify the Special Servicer, the Controlling Class Representative, the Rating Agencies, the Trustee and, in the case of a Serviced Loan Combination, the related Non-Trust Noteholder(s) of such termination in writing. Upon receipt of such notice, the applicable Master Servicer with respect to non-Specially Serviced Mortgage Loans, and the Special Servicer with respect to Specially Serviced Mortgage Loans, shall address such termination in accordance with Section 3.07(a) in the same manner as it would the termination of any other Insurance Policy required under the related Mortgage Loan documents. Any legal fees, premiums or other out-of-pocket costs incurred in connection with a resolution of such termination of an environmental insurance policy shall be paid by the applicable Master Servicer and shall be reimbursable to it as a Servicing Advance.

            Section 3.08 Enforcement of Alienation Clauses.

            (a) The Master Servicers (with respect to Mortgage Loans that are not Specially Serviced Mortgage Loans) and the Special Servicer (with respect to Specially Serviced Mortgage Loans), on behalf of the Trustee as the mortgagee of record, shall enforce any "due-on-sale" or "due-on-encumbrance" clauses and any other restrictions contained in the related Mortgage or other related loan document on transfers or further encumbrances of the related Mortgaged Property and on transfers of interests in the related Mortgagor, unless either Master Servicer or the Special Servicer, as the case may be, has (i) determined, in its reasonable judgment (exercised in accordance with the Servicing Standard and which, for the avoidance of doubt, would include a determination that any required conditions to a transfer have been met), that waiver of the lender's rights under such clauses or the waiver of such other restrictions, as applicable, would be in accordance with the Servicing Standard and (ii) complied with the applicable requirements, if any, of Section 6.11, Section 6.12, Section
6.13 and Section 6.14; provided that:

            (i) subject to the related Mortgage Loan documents and applicable law, neither of the Master Servicers nor the Special Servicer shall waive any right it has, or grant any consent it is otherwise entitled to withhold, in accordance with any related "due-on-sale" clause under any Trust Mortgage Loan that is a Significant Mortgage Loan, or if, taking into account existing debt on the subject Mortgaged Property (including any related Non-Trust Loan(s)) and the proposed additional debt as if such total debt were a single mortgage loan, the Loan-to-Value Ratio is equal to or greater than 85% or the Debt Service Coverage Ratio is equal to or less than 1.2x, unless it receives prior written confirmation from each Rating Agency that such action would not result in an Adverse Rating Event (except that prior written confirmation from Fitch and Moody's shall not be required unless the Trust Mortgage Loan is a Significant Mortgage Loan) ; provided that, with respect to a waiver of a due-on-sale provision, in the event that such Mortgage Loan is not a Significant Mortgage Loan, and the Mortgage Loan documents contain a requirement for Rating Agency approval, either Master Servicer or the Special Servicer, subject to
      Section 6.11, Section 6.12, Section 6.13 and Section 6.14 may waive such requirement without Rating Agency approval in accordance with the Servicing Standard; if the affected Trust Mortgage Loan is a Significant Mortgage Loan, then, subject to the related Mortgage Loan documents and applicable law, neither of the Master Servicers nor the Special Servicer shall waive any right it has, or grant any consent it is otherwise entitled to withhold, in accordance with any related "due-on-sale" clause under any Trust Mortgage Loan until it has received written confirmation from each Rating Agency that such action would not result in an Adverse Rating Event;

            (ii) subject to the related Mortgage Loan documents and applicable law, neither Master Servicer shall waive any right it has, or grant any consent it is otherwise entitled to withhold, in accordance with any related "due-on-encumbrance" clause under any Trust Mortgage Loan that is not a Specially Serviced Mortgage Loan until it has delivered to the Special Servicer its recommendation and analysis of the request, together with a copy of the materials and information upon which such recommendation is based, and has received the consent of the Special Servicer (the giving of which consent shall be subject to the Servicing Standard and Section 6.11, Section 6.12, Section 6.13 and Section 6.14, which consent shall be deemed given if not denied in writing within 10 Business Days (or, if the Controlling Class Representative is entitled to object pursuant to Section 6.11, 15 Business Days, (which 15 Business Days shall be subject to the limitation to five Business Days specified in the proviso at the end of the first paragraph of Section 6.11) after receipt by the Special Servicer of the applicable Master Servicer's written recommendation and analysis and any additional information reasonably requested by the Special Servicer or the Controlling Class Representative);

            (iii) subject to the related Mortgage Loan documents and applicable law, neither Master Servicer shall waive any right it has, or grant any consent it is otherwise entitled to withhold, in accordance with any related "due-on-sale" clause under any Trust Mortgage Loan that is not a Specially Serviced Mortgage Loan until it has received the consent of the Special Servicer (the giving of which consent shall be subject to the Servicing Standard and Section 6.11, Section 6.12, Section 6.13 and
      Section 6.14 (as applicable), which consent shall be deemed given if not denied in writing within 10 Business Days (or, if the Controlling Class Representative is entitled to object pursuant to Section 6.11, 15 Business Days, (which 15 Business Days shall be subject to the limitation to five Business Days specified in the proviso at the end of the first paragraph of Section 6.11) of receipt by the Special Servicer of the applicable Master Servicer's written recommendation and analysis and any additional information reasonably requested by the Special Servicer or the Controlling Class Representative);

            (iv) subject to the related Mortgage Loan documents and applicable law, neither of the Master Servicers nor the Special Servicer shall waive any right it has, or grant any consent it is otherwise entitled to withhold, in accordance with any related "due-on-sale" or "due-on-encumbrance" clause under any Mortgage Loan, or approve the assumption of any Mortgage Loan, unless in any such case, all associated costs and expenses are covered without any expense to the Trust (it being understood and agreed that, except as expressly provided herein, neither of the Master Servicers nor the Special Servicer shall be obligated to cover or assume any such costs or expenses); and

            (v) neither of the Master Servicers nor the Special Servicer shall (to the extent that it is within the control thereof to prohibit such event) consent to the transfer of any Mortgaged Property that secures a Crossed Loan Group unless (i) all of the Mortgaged Properties securing such Crossed Loan Group are transferred simultaneously by the respective Mortgagor or (ii) it obtains the consent of the Controlling Class Representative, which consent shall be deemed given if not denied in writing within 10 Business Days (or, if the Controlling Class Representative is entitled to object pursuant to Section 6.11, 15 Business Days, which 15 Business Days shall include the five Business Days specified in the proviso at the end of the first paragraph of Section 6.11) of receipt by the Controlling Class Representative of written notice of such action and all reasonably requested information related thereto (or, if no information is requested, within 10 Business Days (or, if applicable, 15 Business Days) of receipt of written notice).

            If, in connection with an assumption of any Mortgage Loan, the applicable Mortgage Loan Seller bears the costs and expenses associated with such assumption in accordance with the terms of the applicable Mortgage Loan Purchase Agreement, any costs and expenses subsequently recovered by the applicable Master Servicer from the related Mortgagor in respect of such assumption shall be promptly remitted by such Master Servicer to the applicable Mortgage Loan Seller.

            In the case of any Mortgage Loan, the applicable Master Servicer and the Special Servicer shall each provide the other with all such information as each may reasonably request in order to perform its duties under this Section.

            In connection with any permitted assumption of any Mortgage Loan or waiver of a "due-on-sale" or "due-on-encumbrance" clause thereunder, the applicable Master Servicer, with respect to Mortgage Loans that are not Specially Serviced Mortgage Loans, or the Special Servicer, with respect to the Specially Serviced Mortgage Loans, shall prepare all documents necessary and appropriate for such purposes and shall coordinate with the related Mortgagor for the due execution and delivery of such documents.

            If either Master Servicer or the Special Servicer, as applicable, consents subsequent to the Closing Date to the incurrence by the principal(s) of a Mortgagor under a Trust Mortgage Loan of mezzanine financing or the incurrence by a Mortgagor of subordinate debt and enters into an intercreditor agreement, such servicer (to the extent it is permitted to do so under the related loan documents and applicable law and in accordance with the Servicing Standard) shall require the related mezzanine or subordinate lender to agree to pay a Principal Recovery Fee in connection with any purchase right that arises upon a loan default in the event such purchase occurs after the expiration of 60 days from the date the right to purchase arises under such intercreditor agreement. The foregoing sentence shall not operate to modify the provisions of the preceding paragraph of this Section 3.08(a) regarding due-on-sale and due-on-encumbrance provisions.

            (b) Notwithstanding any other provisions of this Section 3.08, either Master Servicer with respect to Mortgage Loans that are not Specially Serviced Mortgage Loans (without the Special Servicer's or the Controlling Class Representative's consent (and with respect to a Loan Combination, subject to delivering prior notice to the related Non-Trust Noteholder(s)) or the Special Servicer with respect to the Specially Serviced Mortgage Loans, as applicable, may grant, without any Rating Agency confirmation as otherwise provided in paragraph (a) above, a Mortgagor's request for consent to subject the related Mortgaged Property to an easement, right-of-way or other similar agreement for utilities, access, parking, public improvements or another purpose, and may consent to subordination of the related Mortgage Loan to such easement, right-of-way or other similar agreement provided the applicable Master Servicer or the Special Servicer, as applicable, shall have determined in accordance with the Servicing Standard that such easement, right-of-way or other similar agreement shall not materially interfere with the then-current use of the related Mortgaged Property, the security intended to be provided by such Mortgage or the related Mortgagor's ability to repay the Mortgage Loan, or materially and adversely affect the value of such Mortgaged Property, or cause the Mortgage Loan to cease to be a qualified mortgage loan for REMIC purposes.

            Section 3.09 Realization Upon Defaulted Mortgage Loans; Required Appraisals.

            (a) The Special Servicer shall, subject to Sections 3.09(b) through 3.09(d), Section 6.11, Section 6.12, Section 6.13 and Section 6.14, exercise reasonable efforts, consistent with the Servicing Standard, to foreclose upon or exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the corresponding Mortgaged Property by operation of law or otherwise in relation to such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments, including, without limitation, pursuant to Section 3.20. Subject to the second paragraph of Section 3.03(c), the applicable Master Servicer shall advance all costs and expenses (other than costs or expenses that would, if incurred, constitute a Nonrecoverable Servicing Advance) incurred by the Special Servicer in any such proceedings, and shall be entitled to reimbursement therefor as provided in Section 3.05(a) or Section 3.05(e), as applicable. Nothing contained in this Section 3.09 shall be construed so as to require the Special Servicer, on behalf of the Trust Fund (and, in the case of a Serviced Loan Combination, the related Non-Trust Noteholder(s)), to make a bid on any Mortgaged Property at a foreclosure sale or similar proceeding that is in excess of the fair market value of such property, as determined by the Special Servicer in its reasonable judgment (exercised in accordance with the Servicing Standard) taking into account, as applicable, among other factors, the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the Mortgaged Property or REO Property, the state of the local economy, the obligation to dispose of any REO Property within the time period specified in Section 3.16(a) and the results of any appraisal obtained pursuant to the following sentence, all such bids to be made in a manner consistent with the Servicing Standard. If and when the applicable Master Servicer or the Special Servicer deems it necessary and prudent for purposes of establishing the fair market value of any Mortgaged Property securing a Defaulted Mortgage Loan or other Specially Serviced Mortgage Loan, whether for purposes of bidding at foreclosure or otherwise, it may, at the expense of the Trust Fund (and, in the case of a Serviced Loan Combination, at the expense of the related Non-Trust Noteholder(s)), have an appraisal performed (upon which such party shall be entitled to rely) with respect to such property by an Independent Appraiser or other expert in real estate matters; which appraisal shall take into account, as applicable, among other factors, the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property or REO Property, the state of the local economy and the obligation to dispose of any REO Property within the time period specified in Section 3.16(a), including without limitation, any environmental, engineering or other third party reports available, and other factors that a prudent real estate appraiser would consider.

            With respect to each Required Appraisal Mortgage Loan, the Special Servicer will be required to use commercially reasonable efforts to obtain a Required Appraisal (or with respect to any Mortgage Loan with an outstanding principal balance, net of related unreimbursed advances of principal, of less than $2,000,000, at the Special Servicer's option, an internal valuation performed by the Special Servicer) within 60 days of a Mortgage Loan becoming a Required Appraisal Mortgage Loan (unless an appraisal meeting the requirements of a Required Appraisal was obtained for such Required Appraisal Mortgage Loan within the prior 12 months and the Special Servicer has no actual knowledge of a material adverse change in the condition of the related Mortgaged Property in which case such appraisal may be a letter update of the Required Appraisal) and thereafter shall obtain a Required Appraisal (or with respect to any Mortgage Loan with an outstanding principal balance, net of related unreimbursed Advances of principal, of less than $2,000,000, an internal valuation performed by the Special Servicer) once every 12 months (or sooner if the Special Servicer has actual knowledge of a material adverse change in the condition of the related Mortgaged Property) if such Mortgage Loan remains a Required Appraisal Mortgage Loan. Following its receipt of such Required Appraisal or letter update or the completion of its internal valuation, the Special Servicer may, but shall not be required to, reduce the Appraised Value of the related Mortgaged Property based on its review of the Required Appraisal (or letter update or internal valuation) and any other information that the Special Servicer, consistent with the Servicing Standard, deems appropriate. The Special Servicer shall deliver a copy of each Required Appraisal (or letter update or internal valuation) to the applicable Master Servicer, the Certificate Administrator, the Controlling Class Representative and the Trustee within 10 Business Days of obtaining or performing such Required Appraisal (or letter update or internal valuation). Subject to Section 3.03, the applicable Master Servicer shall advance the cost of such Required Appraisal; provided, however, that such expense will be subject to reimbursement to such Master Servicer as a Servicing Advance out of its Collection Account pursuant to Section 3.05(a)(vi) and 3.05(a)(vii) or, in the case of a Serviced Loan Combination, out of the related Loan Combination Custodial Account pursuant to Section 3.05(e)(vi) and 3.05(e)(vii).

            (b) Notwithstanding any other provision of this Agreement, no Mortgaged Property shall be acquired by the Special Servicer on behalf of the Certificateholders (and, in the case of a Loan Combination Mortgaged Property, the related Non-Trust Noteholder) under such circumstances, in such manner or pursuant to such terms as would, in the reasonable judgment of the Special Servicer (exercised in accordance with the Servicing Standard), (i) cause such Mortgaged Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (unless the portion of such Mortgaged Property that is not treated as "foreclosure property" and that is held by REMIC I at any given time constitutes not more than a de minimis amount of the assets of REMIC I, within the meaning of Treasury Regulations Section 1.860D-1(b)(3)(i) and (ii)), or (ii) except as permitted by Section 3.17(a), subject the Trust Fund to the imposition of any federal income taxes under the Code. Subject to the foregoing, however, a Mortgaged Property may be acquired through a single member limited liability company if the Special Servicer determines that such an action is appropriate to protect the Trust (and, in the case of a Loan Combination Mortgaged Property, the related Non-Trust Noteholder(s)) from potential liability. The Special Servicer shall not acquire any personal property pursuant to this Section 3.09 unless either:

            (i) such personal property is incident to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special Servicer; or

            (ii) the Special Servicer shall have obtained an Opinion of Counsel (the cost of which may be withdrawn from the applicable Master Servicer's Collection Account pursuant to Section 3.05(a)) to the effect that the holding of such personal property as part of the Trust Fund will not cause the imposition of a tax on either REMIC I or REMIC II under the REMIC Provisions or cause either REMIC I or REMIC II to fail to qualify as a REMIC at any time that any Certificate is outstanding.

            (c) Neither Master Servicer (in such capacity) shall obtain title to a Mortgaged Property. Notwithstanding the foregoing provisions of this Section 3.09, the Special Servicer shall not, on behalf of the Trust Fund (and, in the case of a Loan Combination Mortgaged Property, on behalf of the related Non-Trust Noteholder(s)), obtain title to a Mortgaged Property by foreclosure, deed in lieu of foreclosure or otherwise, or take any other action with respect to any Mortgaged Property, if, as a result of any such action, the Trustee, on behalf of the Certificateholders (and, in the case of a Loan Combination Mortgaged Property, on behalf of the related Non-Trust Noteholder(s)), could, in the reasonable judgment of the Special Servicer exercised in accordance with the Servicing Standard, be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of such Mortgaged Property within the meaning of CERCLA or any comparable law (a "potentially responsible party"), unless the Special Servicer has determined (as evidenced by an Officer's Certificate to such effect delivered to the Trustee (and, in the case of a Loan Combination Mortgaged Property, the related Non-Trust Noteholder(s)) that shall specify all of the bases for such determination), in accordance with the Servicing Standard, and based on an Environmental Assessment of such Mortgaged Property performed by an Independent Person who regularly conducts Environmental Assessments and performed within six months prior to any such acquisition of title or other action (a copy of which Environmental Assessment shall be delivered to the Trustee, the Controlling Class Representative, the applicable Master Servicer and, in the case of a Loan Combination Mortgaged Property, to the related Non-Trust Noteholder(s)), that:

            (i) the Mortgaged Property is in compliance with applicable environmental laws and regulations or, if not, that it would (taking into account the coverage provided under any related environmental insurance policy) maximize the recovery to the Certificateholders (and, in the case of a Loan Combination Mortgaged Property, on behalf of the related Non-Trust Noteholder(s)) on a present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders (and, in the case of a Loan Combination Mortgaged Property, on behalf of the related Non-Trust Noteholder(s)) to be performed at the related Net Mortgage Rate) to acquire title to or possession of the Mortgaged Property and to take such actions as are necessary to bring the Mortgaged Property into compliance therewith in all material respects; and

            (ii) there are no circumstances or conditions present at the Mortgaged Property relating to the use, management or disposal of Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any applicable environmental laws and regulations or, if such circumstances or conditions are present for which any such action could reasonably be expected to be required, that it would (taking into account the coverage provided under any related environmental insurance policy) maximize the recovery to the Certificateholders (and, in the case of a Loan Combination Mortgaged Property, on behalf of the related Non-Trust Noteholder(s)) on a present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders (and, in the case of a Loan Combination Mortgaged Property, on behalf of the related Non-Trust Noteholder(s)) to be performed at the related Net Mortgage Rate) to acquire title to or possession of the Mortgaged Property and to take such actions with respect to the affected Mortgaged Property.

            The Special Servicer shall, in good faith, undertake reasonable efforts to make the determination referred to in the preceding paragraph and may conclusively rely on the Environmental Assessment referred to above in making such determination. The cost of any such Environmental Assessment shall be covered by, and reimbursable as, a Servicing Advance; and if any such Environmental Assessment so warrants, the Special Servicer shall perform such additional environmental testing as it deems necessary and prudent to determine whether the conditions described in clauses (i) and (ii) of the preceding paragraph have been satisfied (the cost of any such additional testing also to be covered by, and reimbursable as, a Servicing Advance). The cost of any remedial, corrective or other further action contemplated by clause (i) and/or clause (ii) of the preceding paragraph shall be payable out of the applicable Collection Account or the applicable Loan Combination Custodial Account pursuant to Section 3.05(a) or 3.05(e) (or, in the case of a Loan Combination Mortgaged Property, to the extent the funds in the related Loan Combination Custodial Account are insufficient, shall be advanced by the applicable Master Servicer, subject to Section 3.03(c)).

            (d) If the environmental testing contemplated by Section 3.09(c) above establishes that any of the conditions set forth in clauses (i) and (ii) thereof has not been satisfied with respect to any Mortgaged Property securing a Defaulted Mortgage Loan and there is no breach of a representation or warranty requiring repurchase under the applicable Mortgage Loan Purchase Agreement, the Special Servicer shall take such action as is in accordance with the Servicing Standard (other than proceeding against the Mortgaged Property). At such time as it deems appropriate, the Special Servicer may, on behalf of the Trust (and, if a Serviced Loan Combination is involved, the related Non-Trust Noteholder(s)), if and as applicable, release all or a portion of such Mortgaged Property from the lien of the related Mortgage; provided that, if such Mortgage Loan (or such Serviced Loan Combination, if applicable) has a then outstanding principal balance of greater than $1 million, then prior to the release of all or a portion of the related Mortgaged Property from the lien of the related Mortgage,
(i) the Special Servicer shall have notified the Rating Agencies, the Certificate Administrator, the Trustee, the Controlling Class Representative, the applicable Master Servicer and, in the case of a Loan Combination Mortgaged Property, the related Non-Trust Noteholder(s) in writing of its intention to so release all or a portion of such Mortgaged Property and the bases for such intention and (ii) the Certificate Administrator shall have notified the Certificateholders in writing of the Special Servicer's intention to so release all or a portion of such Mortgaged Property.

            (e) The Special Servicer shall report to the applicable Master Servicer, the Controlling Class Representative, the Trustee and, in the case of a Loan Combination Mortgaged Property, the related Non-Trust Noteholder(s) monthly in writing as to any actions taken by the Special Servicer with respect to any Mortgaged Property that represents security for a Defaulted Mortgage Loan as to which the environmental testing contemplated in Section 3.09(c) above has revealed that any of the conditions set forth in clauses (i) and (ii) thereof has not been satisfied, in each case until the earlier to occur of satisfaction of all such conditions and release of the lien of the related Mortgage on such Mortgaged Property.

            (f) The Special Servicer shall have the right to determine, in accordance with the Servicing Standard, with respect to any Specially Serviced Mortgage Loan, the advisability of seeking to obtain a deficiency judgment if the state in which the related Mortgaged Property is located and the terms of the Mortgage Loan permit such an action and shall, in accordance with the Servicing Standard, seek such deficiency judgment if it deems advisable.

            (g) Annually in each January, the Special Servicer shall on a timely basis forward to the Master Servicers, all information required to be reported and the Master Servicers shall promptly prepare and file with the Internal Revenue Service on a timely basis, the information returns with respect to the reports of foreclosures and abandonments and reports relating to any cancellation of indebtedness income with respect to any Mortgage Loan or Mortgaged Property required by Sections 6050H (as applicable), 6050J and 6050P of the Code. Each Master Servicer shall prepare and file the information returns with respect to the receipt of any mortgage interest received in a trade or business from individuals with respect to any Mortgage Loan as required by
Section 6050H of the Code. All information returns shall be in form and substance sufficient to meet the reporting requirements imposed by the relevant sections of the Code.

            (h) The Special Servicer shall maintain accurate records, prepared by a Servicing Officer, of each Final Recovery Determination in respect of any Mortgage Loan or REO Property and the basis thereof. Each Final Recovery Determination shall be evidenced by an Officer's Certificate (together with the basis and back-up documentation for the determination) delivered to the Trustee, the Controlling Class Representative, the applicable Master Servicer and, in the case of any Serviced Loan Combination or any Loan Combination REO Property, the related Non-Trust Noteholder(s) no later than the third Business Day following such Final Recovery Determination.

            (i) Upon reasonable request of either Master Servicer, the Special Servicer shall deliver to it and the related Sub-Servicer any other information and copies of any other documents in its possession with respect to a Specially Serviced Mortgage Loan or the related Mortgaged Property.

            Section 3.10 Trustee and Custodian to Cooperate; Release of Mortgage Files.

            (a) Upon the payment in full of any Trust Mortgage Loan, or the receipt by the applicable Master Servicer of a notification that payment in full shall be escrowed in a manner customary for such purposes, such Master Servicer shall promptly notify the Trustee in writing and include a request in the form of Exhibit D-1 attached hereto for the related Mortgage File. Upon receipt of such notice and request the Trustee shall cause the Custodian to release, the related Mortgage File to the applicable Master Servicer and shall deliver to such Master Servicer any requested release or discharge, duly executed.

            Upon the payment in full of any Non-Trust Loan, or the receipt by the applicable Master Servicer of a notification that payment in full shall be escrowed in a manner customary for such purposes, such Master Servicer shall promptly notify the related Non-Trust Noteholder in writing and shall request delivery to it of the original Mortgage Note.

            (b) If from time to time, and as appropriate for servicing or foreclosure of any Mortgage Loan, either Master Servicer or the Special Servicer shall otherwise require any Mortgage File (or any portion thereof) (or the original of the Mortgage Note for a Non-Trust Loan), the Custodian, upon request of the applicable Master Servicer and receipt from such Master Servicer of a Request for Release in the form of Exhibit D-1 attached hereto signed by a Servicing Officer thereof, or upon request of the Special Servicer and receipt from the Special Servicer of a Request for Release in the form of Exhibit D-2 attached hereto, shall release, or cause the Custodian to release, such Mortgage File (or portion thereof) (and, in the case of a Non-Trust Loan, the applicable Master Servicer shall request (and shall use commercially reasonably efforts to cause) the related Non-Trust Noteholder to release the Mortgage Note for such Mortgage Loan) to such Master Servicer or the Special Servicer, as the case may be. Upon return of such Mortgage File (or portion thereof) to the Custodian, or the delivery to the Trustee of a certificate of a Servicing Officer of the Special Servicer stating that such Mortgage Loan was liquidated and that all amounts received or to be received in connection with such liquidation that are required to be deposited into the applicable Collection Account or the applicable Loan Combination Custodial Account pursuant to Section 3.04(a) or
Section 3.04(h), as the case may be, have been or will be so deposited, or that such Mortgage Loan has become an REO Property, a copy of the Request for Release shall be released by the Custodian to the applicable Master Servicer or the Special Servicer, as the case may be.

            (c) Within seven Business Days (or within such shorter period (but no less than three Business Days) as execution and delivery can reasonably be accomplished if the Special Servicer notifies the Trustee of an exigency) of the Special Servicer's request therefor, the Trustee shall execute and deliver to the Special Servicer (or the Special Servicer may execute and deliver in the name of the Trustee (on behalf of the Certificateholders and, in the case of a Loan Combination Mortgaged Property, the related Non-Trust Noteholder(s)) based on a limited power of attorney issued in favor of the Special Servicer pursuant to Section 3.01(b)), in the form supplied to the Trustee, any court pleadings, requests for trustee's sale or other documents stated by the Special Servicer to be reasonably necessary to the foreclosure or trustee's sale in respect of a Mortgaged Property or REO Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Mortgage or to obtain a deficiency judgment, or any other document or agreement that in the Special Servicer's reasonable judgment is required to be executed in connection with the servicing of any Mortgage Loan or REO Property, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity or to defend any legal action or counterclaim filed against the Trust Fund, either Master Servicer, the Special Servicer or, if applicable, the related Non-Trust Noteholder. Together with such documents or pleadings, the Special Servicer shall deliver to the Trustee (and, if applicable, the related Non-Trust Noteholder(s)) a certificate of a Servicing Officer requesting that such pleadings or documents be executed by the Trustee and certifying as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee (on behalf of the Certificateholders and, in the case of a Serviced Loan Combination, also on behalf of the related Non-Trust Noteholder(s)) will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee's sale.

            Section 3.11 Servicing Compensation.

            (a) As compensation for its activities hereunder, each Master Servicer shall be entitled to receive the Master Servicing Fee with respect to each Mortgage Loan (including each Specially Serviced Mortgage Loan, and the Peter Cooper Village and Stuyvesant Town Trust Mortgage Loan and the FRIS Chicken Trust Mortgage Loan) and each REO Loan in respect of which it is the applicable Master Servicer. As to each such Mortgage Loan and REO Loan, the Master Servicing Fee shall accrue at the related Master Servicing Fee Rate and on the same principal amount respecting which the related interest payment due on such Mortgage Loan or deemed to be due on such REO Loan is computed and calculated on the same interest accrual basis as that Mortgage Loan, which will be either a 30/360 Basis or an Actual/360 Basis (or, in the event of a Principal Prepayment in full or other Liquidation Event with respect to a Mortgage Loan or an REO Loan, on the basis of the actual number of days to elapse from and including the related Due Date to but excluding the date of such Principal Prepayment or Liquidation Event in a month consisting of 30 days). The Master Servicing Fee with respect to any Mortgage Loan or any REO Loan shall cease to accrue if a Liquidation Event occurs in respect thereof. Earned but unpaid Master Servicing Fees shall be payable monthly on a loan-by-loan basis, from payments of interest on each Mortgage Loan and REO Revenues allocable as interest on each REO Loan. Each Master Servicer shall be entitled to recover unpaid Master Servicing Fees in respect of any Mortgage Loan or any REO Loan out of that portion of related Insurance Proceeds, condemnation proceeds or Liquidation Proceeds allocable as recoveries of interest, to the extent permitted by Section 3.05(a)(iii) or Section 3.05(e), as applicable, and in the case of a Trust Mortgage Loan or a Trust REO Loan, out of such other amounts as may be permitted by Section 3.05(a). The right to receive the Master Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of either Master Servicer's responsibilities and obligations under this Agreement or the transfer of all or a portion of either Master Servicer's right to receive the Excess Servicing Strip.

            Notwithstanding anything herein to the contrary, either Master Servicer (and its successors and assigns) may at its option assign or pledge to any third party or retain for itself the Excess Servicing Strip (in any event, in whole as to the entire portion of the Mortgage Pool serviced by it but not in part); provided that any assignee or pledgee of the Excess Servicing Strip must be a Qualified Institutional Buyer or Institutional Accredited Investor (other than a Plan); and provided, further, that no transfer, sale, pledge or other assignment of the Excess Servicing Strip shall be made unless that transfer, sale, pledge or other assignment is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws and is otherwise made in accordance with the Securities Act and such state securities laws; and provided, further, that in the event of any resignation or termination of KRECM or Wells Fargo in its capacity as a Master Servicer, all or any portion of the Excess Servicing Strip may be reduced by the Trustee through a reduction in the Excess Servicing Strip Rate with respect to one or more Mortgage Loans and REO Loans that were serviced by the resigned or terminated Master Servicer to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to obtain a qualified successor Master Servicer (which successor may include the Trustee) that meets the requirements of Section 6.04 and that requires market rate servicing compensation (including compensation necessary to pay primary servicing fees) that accrues at a per annum rate in excess of the sum of (i) 0.01% (one basis point) per annum, and (ii) with respect to any Mortgage Loan or REO Loan that is not primary serviced by KRECM or Wells Fargo, as the case may be, the primary servicing fee rate, if any, for such Mortgage Loan or REO Loan. KRECM or Wells Fargo, as the case may be, and each holder of the Excess Servicing Strip desiring to effect a transfer, sale, pledge or other assignment of the Excess Servicing Strip shall, and KRECM and Wells Fargo hereby agrees, and each such holder of the Excess Servicing Strip by its acceptance of the Excess Servicing Strip shall be deemed to have agreed, in connection with any transfer of the Excess Servicing Strip effected by such Person, to indemnify the Certificateholders, the Trust, the Depositor, the Underwriters, the Trustee, the Certificate Administrator, the Custodian, any Fiscal Agent, the other Master Servicer, the Certificate Registrar and the Special Servicer against any liability that may result if such transfer is not exempt from registration and/or qualification under the Securities Act or other applicable federal and state securities laws or is not made in accordance with such federal and state laws or in accordance with the foregoing provisions of this paragraph. By its acceptance of the Excess Servicing Strip, the holder thereof shall be deemed to have agreed (i) to keep all information relating to the Trust and the Trust Fund and made available to it by the applicable Master Servicer confidential (except as permitted pursuant to clause (iii) below or, in the case of such Master Servicer, as contemplated hereby in the performance of its duties and obligations hereunder), (ii) not to use or disclose such information in any manner that could result in a violation of any provision of the Securities Act or other applicable securities laws or that would require registration of the Excess Servicing Strip or any Non-Registered Certificate pursuant to the Securities Act, and (iii) not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such holder's auditors, legal counsel and regulators, except to the extent such disclosure is required by law, court order or other legal requirement or to the extent such information is of public knowledge at the time of disclosure by such holder or has become generally available to the public other than as a result of disclosure by such holder; provided, however, that such holder may provide all or any part of such information to any other Person who is contemplating an acquisition of the Excess Servicing Strip if, and only if, such Person (x) confirms in writing such prospective acquisition and
(y) agrees in writing to keep such information confidential, not to use or disclose such information in any manner that could result in a violation of any provision of the Securities Act or other applicable securities laws or that would require registration of the Excess Servicing Strip or any Non-Registered Certificates pursuant to the Securities Act and not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such Persons' auditors, legal counsel and regulators. From time to time following any transfer, sale, pledge or assignment of the Excess Servicing Strip, the Person then acting as the applicable Master Servicer shall pay, out of each amount paid to such Master Servicer as Master Servicing Fees with respect to any Mortgage Loan or REO Loan, as the case may be, the portion of the Excess Servicing Strip attributable to such Mortgage Loan or REO Loan to the holder of the Excess Servicing Strip within one Business Day following the payment of such Master Servicing Fees to such Master Servicer, in each case in accordance with payment instructions provided by such holder in writing to such Master Servicer. The holder of the Excess Servicing Strip shall not have any rights under this Agreement except as set forth in the preceding sentences of this paragraph. Each Master Servicer shall pay the Excess Servicing Strip to the holder of the Excess Servicing Strip (i.e., KRECM or Wells Fargo, as the case may be, or any such third party) at such time and to the extent such Master Servicer is entitled to receive payment of its Master Servicing Fees hereunder, notwithstanding any resignation or termination of KRECM or Wells Fargo, as the case may be, hereunder (subject to reduction as provided above and in the next paragraph).

            In respect of each Broker Strip Loan, the applicable Master Servicer shall, on a monthly basis, by the last day of the month following the month in which the Master Servicer collected any related Broker Strip Interest, remit to the applicable Broker Strip Payee the amount of the Broker Strip Interest so collected.

            (b) Additional master servicing compensation in the form of:

            (i) any and all Default Charges (or portion thereof that is comprised of late payment charges) collected with respect to a Mortgage Loan that is not a Specially Serviced Mortgage Loan, to the extent provided in clause seventh of Section 3.26(a);

            (ii) 50% of any and all assumption application fees, assumption fees, modification fees, extension fees, consent fees, release fees, waiver fees, fees paid in connection with defeasance and earn-out fees actually paid by a Mortgagor with respect to a Mortgage Loan that is not a Specially Serviced Mortgage Loan (provided, however, that if the consent of the Special Servicer is not required pursuant to the terms of this Agreement in connection with the underlying servicing action, then the applicable Master Servicer shall be entitled to receive 100% of such fees);

            (iii) any and all charges for beneficiary statements or demands, amounts collected for checks returned for insufficient funds and other loan processing fees actually paid by a Mortgagor with respect to a Mortgage Loan that is not a Specially Serviced Mortgaged Loan and, in the case of checks returned for insufficient funds, with respect to a Specially Serviced Mortgage Loan;

            (iv) any and all Prepayment Interest Excesses collected with respect to a Trust Mortgage Loan, including a Specially Serviced Mortgage Loan (after deduction of the amounts required to be deposited by the applicable Master Servicer in its Collection Account for the related Distribution Date pursuant to Section 3.19(a) in connection with Prepayment Interest Shortfalls and Casualty/Condemnation Interest Shortfalls);

            (v) interest or other income earned on deposits in the Investment Accounts maintained by either Master Servicer (but only to the extent of the Net Investment Earnings, if any, with respect to any such Investment Account for each Collection Period and, further, in the case of a Servicing Account or Reserve Account, only to the extent such interest or other income is not required to be paid to any Mortgagor under applicable law or under the related Mortgage Loan documents); and

            (vi) other customary charges;

may be retained by the Master Servicers (subject to Section 3.11(e) and are not required to be deposited in the Collection Accounts; provided that either Master Servicer's right to receive Default Charges pursuant to clause (i) above shall be limited to the portion of such items that have not been applied to pay, or reimburse the Trust for, interest on Advances, Additional Trust Fund Expenses and property inspection costs in respect of the related Mortgage Loan or REO Loan as provided in Sections 3.03(d), 3.12(a) and 4.03(d) or as otherwise provided in Section 3.26. Any of the amounts described in clauses (i) through
(v) that are collected by the Special Servicer shall be promptly paid to the applicable Master Servicer.

            Each Master Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts due and owing to any of its Sub-Servicers and the premiums for any blanket policy insuring against hazard losses pursuant to Section 3.07(b)), if and to the extent such expenses are not payable directly out of its Collection Account or, with respect to a Serviced Loan Combination, out of the related Loan Combination Custodial Account, and the Master Servicers shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

            (c) As compensation for its activities hereunder, the Special Servicer shall be entitled to receive the Special Servicing Fee with respect to each Specially Serviced Mortgage Loan and each REO Loan. As to each Specially Serviced Mortgage Loan and REO Loan, the Special Servicing Fee shall accrue at the Special Servicing Fee Rate and on the same principal amount respecting which the related interest payment due on such Specially Serviced Mortgage Loan or deemed to be due on such REO Loan is computed and calculated on the same interest accrual basis as that Mortgage Loan, which will be either a 30/360 Basis or an Actual/360 Basis (or, in the event of a Principal Prepayment in full or other Liquidation Event with respect to a Mortgage Loan or REO Loan, on the basis of the actual number of days to elapse from and including the related Due Date to but excluding the date of such Principal Prepayment or Liquidation Event in a month consisting of 30 days). The Special Servicing Fee with respect to any Specially Serviced Mortgage Loan or REO Loan shall cease to accrue as of the date a Liquidation Event occurs in respect thereof or it becomes a Corrected Mortgage Loan. Subject to the penultimate paragraph of Section 3.11(c), earned but unpaid Special Servicing Fees shall be payable monthly out of related Liquidation Proceeds and then general collections on the Mortgage Loans and any REO Properties on deposit in the Collection Accounts pursuant to Section 3.05(a).

            As further compensation for its activities hereunder, the Special Servicer shall be entitled to receive the Workout Fee with respect to each Corrected Mortgage Loan, so long as such loan remains a Corrected Mortgage Loan. As to each Corrected Mortgage Loan, the Workout Fee shall be payable out of, and shall be calculated by application of the Workout Fee Rate to, each collection of interest (other than Additional Interest and Penalty Interest) and principal received on such Mortgage Loan for so long as it remains a Corrected Mortgage Loan. The Workout Fee with respect to any Corrected Mortgage Loan will cease to be payable if a Servicing Transfer Event occurs with respect thereto or if the related Mortgaged Property becomes an REO Property; provided that a new Workout Fee would become payable if and when such Mortgage Loan again became a Corrected Mortgage Loan. If the Special Servicer is terminated or resigns, it will retain the right to receive any and all Workout Fees payable with respect to any Specially Serviced Mortgage Loan that became a Corrected Mortgage Loan during the period that it acted as Special Servicer and remained a Corrected Mortgage Loan at the time of its termination or resignation or if the Special Servicer resolved the circumstances and/or conditions (including by way of a modification of the related Mortgage Loan documents) causing the Mortgage Loan to be a Specially Serviced Mortgage Loan, but the Mortgage Loan had not as of the time the Special Servicer is terminated or resigns become a Corrected Mortgage Loan because the related Mortgagor had not made three consecutive monthly debt service payments and subsequently becomes a Corrected Mortgage Loan as a result of making such three consecutive payments. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

            In addition, subject to the following sentence, the Special Servicer shall be entitled to a Principal Recovery Fee with respect to each Specially Serviced Mortgage Loan (or Qualified Substitute Mortgage Loan substituted in lieu thereof) for which it obtains a full or discounted payoff from the related Mortgagor, and the Special Servicer shall also be entitled to the Principal Recovery Fee with respect to any Specially Serviced Mortgage Loan or REO Property as to which it receives any Liquidation Proceeds or Insurance Proceeds and allocable as a recovery of principal, interest (other than Additional Interest and Penalty Interest) and expenses in accordance with Section 3.02(b) or the definition of "REO Loan", as applicable; and as to each such Specially Serviced Mortgage Loan and REO Loan, the Principal Recovery Fee shall be payable from, and will be calculated by application of the Principal Recovery Fee Rate to the related payment or proceeds. Notwithstanding the foregoing, no Principal Recovery Fee shall be payable in connection with, or out of proceeds received in connection with: the repurchase or substitution of any Mortgage Loan or REO Property by a Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement due to a Breach or a Document Defect within (i) the time period (or extension thereof) provided for such repurchase or substitution or
(ii) if such repurchase or substitution occurs after such time period (or extension thereof) and the Mortgage Loan Seller was acting in good faith to resolve such Breach or Document Defect; or the purchase of any Trust Mortgage Loan or related REO Property by the Plurality Subordinate Certificateholder, the Special Servicer or any Person (except an assignee meeting the requirements of Section 3.18(c)) pursuant to Section 3.18, by the related Non-Trust Noteholder pursuant to the related Loan Combination Intercreditor Agreement unless the purchase price with respect thereto includes the Principal Recovery Fee, or by a Master Servicer, the Special Servicer or the Plurality Subordinate Certificateholder pursuant to Section 9.01; or the purchase of any Mortgage Loan by a mezzanine lender pursuant to the related mezzanine intercreditor agreement unless the purchase price with respect thereto includes the Principal Recovery Fee; or the removal of any Mortgage Loan or REO Property from the Trust by the Sole Certificate Owner in connection with an exchange of all of the outstanding Certificates owned by the Sole Certificate Owner for all of the Trust Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to Section 9.01; and further no Principal Recovery Fee shall, with respect to any Mortgage Loan, be payable (i) in connection with a Periodic Payment received in connection with such Mortgage Loan or (ii) to the extent a Workout Fee is payable concerning the related payment, Liquidation Proceeds or Insurance Proceeds.

            Notwithstanding the foregoing, any Special Servicing Fee, Workout Fee and/or Principal Recovery Fee payable in accordance with the three preceding paragraphs with respect to a Serviced Loan Combination (including, without limitation, any successor REO Loans comprising same) shall be paid from the collections received on such Serviced Loan Combination on deposit in the related Loan Combination Custodial Account that may be applied to pay such fees in accordance with the related Loan Combination Intercreditor Agreement, pursuant to Section 3.05(e). Insofar as any Special Servicing Fee, Workout Fee and/or Principal Recovery Fee is payable in respect of a Non-Trust Loan, such fee shall be payable solely from collections in respect of such Non-Trust Loan.

            The Special Servicer's right to receive the Special Servicing Fee, the Workout Fee and the Principal Recovery Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer's responsibilities and obligations under Sections 6.02, 6.04 and 6.09.

            (d) Additional servicing compensation in the form of: (i) all Default Charges (or portion thereof that is comprised of late payment charges) collected with respect to Specially Serviced Mortgage Loans, to the extent provided in clause seventh of Section 3.26(a), and (subject to Section 3.11(b)(ii)) assumption application fees collected with respect to Specially Serviced Mortgage Loans and (ii) one-hundred percent (100%) of any assumption fee or modification fee to the extent actually paid by a Mortgagor with respect to any Specially Serviced Mortgage Loan and (subject to Section 3.11(b)(ii)) 50% of all assumption application fees, assumption fees, modification fees, extension fees, consent fees, release fees, waiver fees, fees paid in connection with defeasance and earn-out fees actually paid by a Mortgagor with respect to any non-Specially Serviced Mortgage Loan that is a Mortgage Loan for which Special Servicer consent is required shall be retained by the Special Servicer or promptly paid to the Special Servicer by the applicable Master Servicer (subject to Section 3.11(e)) and shall not be required to be deposited in the applicable Collection Account or any Loan Combination Custodial Account, as the case may be; provided that the Special Servicer's right to receive Default Charges pursuant to clause (i) above shall be limited to the portion of such items that have not been applied to pay or reimburse the Trust for interest on Advances, Additional Trust Fund Expenses and property inspection costs in respect of the related Mortgage Loan as provided in Sections 3.03(d), 3.12(a) and 4.03(d) or as otherwise provided in Section 3.26. The Special Servicer shall also be entitled to additional servicing compensation in the form of: (i) interest or other income earned on deposits in the REO Accounts, if established, in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to the REO Accounts for each Collection Period); and (ii) to the extent not required to be paid to any Mortgagor under applicable law, any interest or other income earned on deposits in the Servicing Accounts maintained by the Special Servicer. The Special Servicer shall be required to pay out of its own funds all general and administrative expenses incurred by it in connection with its servicing activities hereunder, and the Special Servicer shall not be entitled to reimbursement therefor except as expressly provided in
Section 3.05(a) and/or Section 3.05(e) if and to the extent such expenses are not payable directly out of either Collection Account, the Loan Combination Custodial Accounts or the REO Accounts, as the case may be.

            (e) If either Master Servicer or the Special Servicer collects an assumption fee or an assumption application fee in connection with any transfer or proposed transfer of any interest in a Mortgagor or a Mortgaged Property in respect of a Mortgage Loan, then (notwithstanding anything herein to the contrary) such Master Servicer or the Special Servicer, as applicable, will apply that fee to cover the costs and expenses associated with that transfer or proposed transfer that are not otherwise paid by the related Mortgagor and that would otherwise be payable or reimbursable out of the Trust Fund, including any Rating Agency fees and expenses, to the extent such fees and expenses are collectible under applicable law and such Master Servicer or the Special Servicer, as appropriate, fails to enforce such requirement in accordance with the related Mortgage Loan documents. Any remaining portion of such assumption fee or of such assumption application fee will be applied as additional compensation to such Master Servicer or the Special Servicer in accordance with this Section 3.11. Neither of the Master Servicers nor the Special Servicer shall waive any assumption fee or assumption application fee, to the extent it would constitute additional compensation for the other such party, without the consent of such other party.

            Section 3.12 Property Inspections; Collection of Financial Statements; Delivery of Certain Reports.

            (a) The Special Servicer shall perform or cause to be performed a physical inspection of a Mortgaged Property as soon as practicable after a related Mortgage Loan becomes a Specially Serviced Mortgage Loan, provided that such expense shall be reimbursable first out of Default Charges otherwise payable to the Special Servicer and the Master Servicers, then as an Additional Trust Fund Expense (other than an expense allocable to a Non-Trust Loan, which shall be reimbursable from the related Loan Combination Custodial Account). In addition, after a Mortgage Loan becomes a Specially Serviced Mortgage Loan, the Special Servicer shall perform or cause to be performed a physical inspection of the related Mortgaged Property at least once per calendar year, so long as such Mortgage Loan remains a Specially Serviced Mortgage Loan. Beginning in 2008, the applicable Master Servicer for each Mortgage Loan other than a Specially Serviced Mortgage Loan or REO Loan, shall at its expense perform or cause to be performed an inspection of all the Mortgaged Properties at least once per calendar year unless such Mortgaged Property has been inspected in such calendar year by the Special Servicer. The Special Servicer and each Master Servicer shall each prepare (and, in the case of the Special Servicer, shall deliver to the applicable Master Servicer) a written report of each such inspection performed by it that sets forth in detail the condition of the Mortgaged Property and that specifies the existence of: (i) any sale, transfer or abandonment of the Mortgaged Property of which it is aware, (ii) any change in the condition, occupancy or value of the Mortgaged Property of which such Master Servicer or the Special Servicer, as applicable, is aware and considers material, or (iii) any visible waste committed on the Mortgaged Property of which such Master Servicer or the Special Servicer, as applicable, is aware and considers material. Each Master Servicer shall, within 45 days of the related inspection, deliver such reports complete with any photographs taken thereof in an electronic format to the Trustee (upon request) and to the Controlling Class Representative (and in the case of a Serviced Loan Combination, the related Non-Trust Noteholder(s)), and the Trustee shall obtain from the applicable Master Servicer and, subject to Section 3.15, make copies of all such inspection reports available for review by any requesting Certificateholder and Certificate Owner during normal business hours at the offices of the Trustee at all times after Trustee's receipt thereof. Upon written request and at the expense of the requesting party, the Trustee shall obtain from the applicable Master Servicer and deliver copies of any such inspection reports to Certificateholders and Certificate Owners. The Special Servicer shall have the right to inspect or cause to be inspected (at its own expense) every calendar year any Mortgaged Property related to a loan that is not a Specially Serviced Mortgage Loan, provided that the Special Servicer obtains the approval of the applicable Master Servicer prior to such inspection, and provides a copy of such inspection to such Master Servicer; and provided, further, that such Master Servicer and the Special Servicer shall not both inspect a Mortgaged Property that is not securing a Specially Serviced Mortgage Loan in the same calendar year. If the Special Servicer performs such inspection, such inspection shall satisfy the applicable Master Servicer's inspection obligations pursuant to this paragraph
(a).

            (b) The Special Servicer shall from time to time (and, in any event, upon request) provide the applicable Master Servicer with such information in its possession regarding the Specially Serviced Mortgage Loans and REO Properties as may be necessary for such Master Servicer to prepare each report and any supplemental information to be provided by such Master Servicer to the Certificate Administrator. Without limiting the generality of the foregoing, not later than 12:00 p.m. (New York City time) on the Business Day following each Determination Date, beginning in April 2007, the Special Servicer shall prepare and deliver or cause to be delivered to the applicable Master Servicer the CMSA Special Servicer Loan File that contains the information called for in, or that will enable such Master Servicer to produce, the CMSA files and reports required to be delivered by such Master Servicer to the Certificate Administrator as described below, in each case with respect to all Specially Serviced Mortgage Loans and the REO Properties.

            (c) Each Master Servicer shall deliver to the Certificate Administrator, no later than 1:00 p.m. New York City time on the second Business Day prior to each Distribution Date beginning in April 2007, the CMSA Loan Periodic Update File with respect to the subject Distribution Date. The Master Servicers' responsibilities under this Section 3.12 with respect to information to be provided by the Special Servicer with respect to Specially Serviced Mortgage Loans and REO Properties shall be subject to the satisfaction of the Special Servicer's obligations under Section 3.12(b), but the failure of the Special Servicer to provide information required by it shall not relieve either Master Servicer of its duties to provide the related reports, absent such information. Notwithstanding the foregoing, because the Master Servicers will not receive the Servicing Files until the Closing Date and will not have sufficient time to review and analyze such Servicing Files before the initial Distribution Date, the parties agree that the CMSA Loan Periodic Update File required to be delivered by the Master Servicers in April 2007 will be based solely upon information generated from actual collections received by the Master Servicers and from information the Mortgage Loan Sellers deliver or cause to be delivered to the Master Servicers (including but not limited to information prepared by third-party servicers of the subject Mortgage Loans with respect to the period prior to the Closing Date). If any Mortgage Loan Seller fails to deliver to the applicable Master Servicer the information required by such Master Servicer to prepare its initial CMSA Loan Periodic Update File, such Master Servicer shall notify the Depositor and the Certificate Administrator of such failure. On or before 4:00 p.m., New York City time, on each P&I Advance Date beginning in June 2007, each Master Servicer shall deliver or cause to be delivered to the Certificate Administrator the following reports with respect to the Mortgage Loans (and, if applicable, the related REO Properties, providing the required information as of the related Determination Date): (i) a CMSA Comparative Financial Status Report; (ii) a CMSA Delinquent Loan Status Report;
(iii) a CMSA Historical Loan Modification and Corrected Mortgage Loan Report;
(iv) a CMSA Total Loan Report; (v) a CMSA REO Status Report; (vi) a CMSA Servicer Watch List; (vii) a CMSA Property File; (viii) a CMSA Loan Setup File (with respect to the initial P&I Advance Date only); (ix) a CMSA Financial File;
(x) a CMSA Loan Level Reserve/LOC Report and (xi) a CMSA Advance Recovery Report. Such reports shall be in CMSA format (as in effect from time to time) and shall be in an electronic format reasonably acceptable to both the Certificate Administrator and the Master Servicers. Notwithstanding anything in this Agreement that suggests otherwise, the Master Servicers shall not be required to deliver a CMSA Advance Recovery Report (and no CMSA Loan Periodic Update File need be accompanied by any such report) with respect to any Collection Period for which all of the entries in the report would be "zero" or "not applicable".

            (d) The Special Servicer will deliver to the Master Servicers the reports set forth in Section 3.12(b) and this Section 3.12(d), and the Master Servicers shall deliver to the Certificate Administrator the reports set forth in Section 3.12(c) in an electronic format reasonably acceptable to the Special Servicer, each Master Servicer and the Certificate Administrator. Without limiting the generality of the foregoing, not later than 2:00 p.m. (New York City time) on the Business Day following each Determination Date, beginning in April 2007, the Special Servicer shall prepare and deliver or cause to be delivered to each Master Servicer (on a computer readable medium reasonably acceptable to the Master Servicer and the Special Servicer) the CMSA Special Servicer Loan File with respect to the Specially Serviced Mortgage Loans and REO Properties. Each Master Servicer may, absent manifest error, conclusively rely on the reports to be provided by the Special Servicer pursuant to Section 3.12(b) and this Section 3.12(d). The Certificate Administrator may, absent manifest error, conclusively rely on the CMSA Loan Periodic Update Files to be provided by the Master Servicers pursuant to Section 3.12(c). In the case of information or reports to be furnished by the Master Servicers to the Certificate Administrator pursuant to this Section 3.12, to the extent that such information or reports are based on information or reports to be provided by the Special Servicer pursuant to Section 3.12(b) and this Section 3.12(d) and, to the extent that such reports are to be prepared and delivered by the Special Servicer pursuant to Section 3.12(b) and this Section 3.12(d), neither Master Servicer shall have an obligation to provide such information to the Certificate Administrator until it has received such information from the Special Servicer, and neither Master Servicer shall be in default hereunder due to a delay in providing information required by this Section 3.12 to the extent caused by the Special Servicer's failure to timely provide any information or report required under Section 3.12(b) and this Section 3.12(d) of this Agreement, but neither Master Servicer shall be relieved of its obligation to timely provide such reports absent the information not provided by the Special Servicer as required by this Section 3.12.

            Commencing with respect to the calendar quarter ended March 31, 2007, the Special Servicer, in the case of any Specially Serviced Mortgage Loan, and the applicable Master Servicer, in the case of each non-Specially Serviced Mortgage Loan, shall make reasonable efforts to collect promptly from each related Mortgagor quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property, and quarterly and annual financial statements of such Mortgagor, whether or not delivery of such items is required pursuant to the terms of the related Mortgage Loan documents. In addition, the Special Servicer shall cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and shall collect all such items promptly following their preparation. The Special Servicer shall deliver images in suitable electronic media of all of the foregoing items so collected or obtained by it to the applicable Master Servicer within 30 days of its receipt thereof. Each Master Servicer shall deliver all items obtained by it, and all items required to be delivered to it by the Special Servicer pursuant to the immediately preceding sentence to the Controlling Class Representative (and in the case of a Serviced Loan Combination, the related Non-Trust Noteholder(s)), and the Certificate Administrator in an imaged format.

            Each Master Servicer shall maintain a CMSA Operating Statement Analysis Report with respect to each Mortgaged Property and REO Property related to each Mortgage Loan that it is servicing. Within 60 days after receipt by the applicable Master Servicer from the related Mortgagor or otherwise, as to each non-Specially Serviced Mortgage Loan and within 30 days after receipt by the applicable Master Servicer from the Special Servicer or otherwise, as to a Specially Serviced Mortgage Loan or an REO Property, of any annual operating statements and rent rolls with respect to any Mortgaged Property or REO Property, such Master Servicer shall, based upon such operating statements or rent rolls, prepare (or, if previously prepared, update) the CMSA Operating Statement Analysis Report for the subject Mortgaged Property or REO Property. Each Master Servicer shall remit a copy of each CMSA Operating Statement Analysis Report prepared or updated by it (promptly following initial preparation and each update thereof), together with, if not already provided pursuant to this Section 3.12, the underlying operating statements and rent rolls, to the Controlling Class Representative (and in the case of a Serviced Loan Combination, the related Non-Trust Noteholder(s)), and the Certificate Administrator. Within 60 days (or, in the case of items received from the Special Servicer or otherwise with respect to Specially Serviced Mortgage Loans and REO Properties, 30 days) after receipt by the applicable Master Servicer of any quarterly or annual operating statements with respect to any Mortgaged Property or REO Property, such Master Servicer shall prepare or update and forward to the Certificate Administrator and the Controlling Class Representative (and in the case of a Serviced Loan Combination, the related Non-Trust Noteholder(s)) a CMSA NOI Adjustment Worksheet for such Mortgaged Property or REO Property, together with, if so requested and not previously provided pursuant to this Section 3.12, the related quarterly or annual operating statements.

            (e) Except with respect to delivery to the Special Servicer or the Controlling Class Representative, which deliveries shall be made in electronic format, if either Master Servicer or the Special Servicer is required to deliver any statement, report or information under any provision of this Agreement, such Master Servicer or the Special Servicer, as the case may be, may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format or (z) making such statement, report or information available on such Master Servicer's Internet Website or the Certificate Administrator's Internet Website, unless this Agreement expressly specifies a particular method of delivery. Notwithstanding the foregoing, the Certificate Administrator may request delivery in paper format of any statement, report or information required to be delivered to the Certificate Administrator.

            (f) Notwithstanding any other provision in this Agreement, the failure or refusal of either Master Servicer or the Special Servicer to disclose any information otherwise required to be disclosed by this Section 3.12, or that may otherwise be disclosed pursuant to Section 3.15 or Section 4.02, shall not constitute a breach of this Agreement to the extent such Master Servicer or Special Servicer so fails or refuses because such disclosure, in the reasonable belief of such Master Servicer or Special Servicer, as the case may be, would violate any applicable law or any provision of a Mortgage Loan document prohibiting disclosure of information with respect to the Mortgage Loans or Mortgaged Properties or would constitute a waiver of the attorney-client privilege on behalf of the Trust, such Master Servicer or the Special Servicer. Either Master Servicer and the Special Servicer may disclose any such information or any additional information to any Person so long as such disclosure is consistent with applicable law, the related Mortgage Loan documents and the Servicing Standard. Either Master Servicer or the Special Servicer may affix to any information provided by it under this Agreement any disclaimer it deems appropriate in its discretion (without suggesting liability on the part of any other party hereto).

            (g) Each Master Servicer shall, contemporaneously with any related delivery to the Certificate Administrator or the Special Servicer, as applicable, provide any reports that contain information regarding a Loan Combination Mortgaged Property or financial information regarding the related Mortgagor to the related Non-Trust Noteholder(s).

            (h) For the purposes of the production by either Master Servicer or the Special Servicer of any such report that is required to state information with respect to any Mortgage Loan for any period prior to the related Due Date in April 2007, such Master Servicer or the Special Servicer, as the case may be, may conclusively rely (without independent verification), absent manifest error, on information provided to it by the related Mortgage Loan Seller, by the related Mortgagor or (x) in the case of such a report produced by such Master Servicer, by the Special Servicer (if other than such Master Servicer or an Affiliate thereof) and (y) in the case of such a report produced by the Special Servicer, by either Master Servicer (if other than such Special Servicer or an Affiliate thereof). Absent manifest error of which it has actual knowledge, neither of the Master Servicers nor the Special Servicer shall be responsible for the accuracy or completeness of any information supplied to it by a Mortgage Loan Seller, any other party to this Agreement, a Mortgagor or another third party that is included in any reports, statements, materials or information prepared or provided by either such Master Servicer or the Special Servicer, as the case may be. The Certificate Administrator shall not be responsible for the accuracy or completeness of any information supplied to it for delivery pursuant to this Section. Neither the Certificate Administrator, the Master Servicers nor the Special Servicer shall have any obligation to verify the accuracy or completeness of any information provided by a Mortgagor or third party. All reports provided pursuant this Section 3.12 shall be in an electronic format reasonably acceptable to both the Certificate Administrator and each Master Servicer.

            (i) The preparation and maintenance by each Master Servicer and the Special Servicer of all the reports specified in this Section 3.12 with respect to a Serviced Loan Combination, the corresponding Mortgaged Property and/or any related REO Property, including the calculations made therein, shall be done in accordance with CMSA standards, to the extent applicable thereto.

            Section 3.13 Annual Statement as to Compliance.

            Each of the Certificate Administrator, the Master Servicers and the Special Servicer shall itself deliver (or, in the case of the Certificate Administrator, make available) and shall cause each Additional Item 1123 Servicer retained or engaged by it to deliver (but if the related Additional
Item 1123 Servicer is a Designated Sub-Servicer, then the applicable Master Servicer's sole duty shall be to use reasonable efforts to cause such Designated Sub-Servicer to deliver), on or before May 1 of each year, beginning in 2008 (provided that if the Certificate Administrator (or a securitization trust of a securitized Non-Trust Loan that is part of a Serviced Loan Combination that is subject to the reporting requirements of the Exchange Act) requires the following statement in connection with any filing with the Commission, each of the Certificate Administrator, the Master Servicers and the Special Servicer shall deliver, and shall cause each Additional Item 1123 Servicer retained or engaged by it to deliver (but if the related Additional Item 1123 Servicer is a Designated Sub-Servicer, then the applicable Master Servicer's sole duty shall be to use reasonable efforts to cause such Designated Sub-Servicer to deliver), on or before March 15 of the subject year), to the Certificate Administrator, the Depositor, the Controlling Class Representative (upon the request of such party), each Non-Trust Noteholder (or, if a Non-Trust Loan that is part of a Serviced Loan Combination is deposited into another commercial mortgage securitization that is subject to the reporting requirements of the Exchange Act (and for so long as such securitization is subject to the reporting requirements of the Exchange Act), the trustee of each other securitization), and each Rating Agency and, in the case of the Special Servicer or an Additional Item 1123 Servicer, to each Master Servicer, a statement of compliance (the "Annual Statement of Compliance") from the Certificate Administrator, each Master Servicer, the Special Servicer or such Additional Item 1123 Servicer, as the case may be, signed by an authorized officer thereof, to the effect that: (i) a review of the activities of the Certificate Administrator, each Master Servicer, the Special Servicer or such Additional Item 1123 Servicer, as the case may be, during the preceding calendar year (or, if applicable, the portion of such year during which the Certificates were outstanding) and of its performance under this Agreement (or, in the case of an Additional Item 1123 Servicer, under the applicable Sub-Servicing Agreement or primary servicing agreement) has been made under such officer's supervision, and (ii) to the best of such officer's knowledge, based on such review, the Certificate Administrator, each Master Servicer, the Special Servicer or such Additional Item 1123 Servicer, as the case may be, has fulfilled all of its obligations under this Agreement (or, in the case of an Additional Item 1123 Servicer, under the applicable Sub-Servicing Agreement or primary servicing agreement) in all material respects throughout such year (or, if applicable, the portion of such year during which the Certificates were outstanding) or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

            In the event that either Master Servicer, the Special Servicer, or the Certificate Administrator is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each such party shall use its reasonable efforts to cause any Additional Item 1123 Servicer that resigns or is terminated under any applicable servicing agreement to provide, an annual statement of compliance pursuant to this Section 3.13 with respect to the period of time that such Master Servicer, the Special Servicer, or the Certificate Administrator was subject to this Agreement or the period of time that the Additional Item 1123 Servicer was subject to such other servicing agreement.

            In the event the Certificate Administrator or the Depositor (or a securitization trust of a securitized Non-Trust Loan that is part of a Serviced Loan Combination that is subject to the reporting requirements of the Exchange
Act) does not receive the Annual Statement of Compliance with respect to any party hereto or, if the Certificate Administrator has been notified of the existence thereof, any Additional Item 1123 Servicer contemplated to deliver such report pursuant to the preceding paragraph, by March 15th of any year during which a Form 10-K Annual Report is required to be filed with the Commission with respect to the Trust, then the Certificate Administrator shall, and the Depositor may, forward a Servicer Notice to such Person (or, in the case of an Additional Item 1123 Servicer known to the Certificate Administrator or the Depositor, as the case may be, to the party hereto that retained or engaged such Additional Item 1123 Servicer), with a copy of such Servicer Notice to the Depositor (if the Certificate Administrator is sending the Servicer Notice) or the Certificate Administrator (if the Depositor is sending the Servicer Notice), as applicable, within two (2) Business Days of such failure. Any party hereto that retains or engages a Servicing Representative (other than a Designated Sub-Servicer) that is, at the time of appointment, or subsequently becomes an Additional Item 1123 Servicer shall so notify the Certificate Administrator (unless such party is the Certificate Administrator) and the Depositor in writing promptly following such party's becoming aware that such Servicing Representative is or has become an Additional Item 1123 Servicer; and, further, if such Servicing Representative does not deliver an Annual Statement of Compliance with respect to itself by March 15th of any year during which a Form 10-K Annual Report is required to be filed with the Commission with respect to the Trust (or a securitization trust of a securitized Non-Trust Loan that is part of a Serviced Loan Combination that is subject to the reporting requirements of the Exchange Act), the party hereto that retained or engaged such Servicing Representative shall so notify the Certificate Administrator (unless such party is the Certificate Administrator) and the Depositor (or a securitization trust of a securitized Non-Trust Loan that is part of a Serviced Loan Combination that is subject to the reporting requirements of the Exchange
Act) in writing no later than the second Business Day following such March 15th, together with an explanation regarding such failure.

            It is hereby acknowledged that Wells Fargo Bank, National Association, in its capacity as MSCI 2005-HQ6 Master Servicer, and CWCapital Asset Management LLC, in its capacity as MSCI 2005-HQ6 Special Servicer, agrees to perform the obligations of a "Master Servicer" and "Special Servicer," respectively, pursuant to this Section 3.13 with respect to the FRIS Chicken Trust Mortgage Loan, as if the FRIS Chicken Trust Mortgage Loan were principally serviced and administered under this agreement but under servicing obligations that are the same as those under the MSCI 2005-HQ6 Pooling and Servicing Agreement.

            Section 3.14 Reports on Assessment of Compliance with Servicing Criteria; Registered Public Accounting Firm Attestation Reports.

            Each Servicing Function Participant shall itself deliver (or, in the case of the Certificate Administrator, make available), and each party hereto shall cause any Sub-Servicing Function Participant retained or engaged by it to deliver (but if the related Sub-Servicing Function Participant is a Designated Sub-Servicer, then the applicable Master Servicer's sole duty shall be to use reasonable efforts to cause such Designated Sub-Servicer to deliver), on or before May 1 of each year, beginning in 2008 (provided that if the Certificate Administrator (or a securitization trust of a securitized Non-Trust Loan that is part of a Serviced Loan Combination that is subject to the reporting requirements of the Exchange Act) requires the following reports in connection with any filing with the Commission, each Servicing Function Participant shall deliver (or, in the case of the Certificate Administrator, make available), and each party hereto shall cause any Sub-Servicing Function Participant retained or engaged by it to deliver (but if the related Sub-Servicing Function Participant is a Designated Sub-Servicer, then the applicable Master Servicer's sole duty shall be to use reasonable efforts to cause such Designated Sub-Servicer to deliver), on or before March 15 of the subject year), at its own expense, to the Certificate Administrator, the Depositor, the Controlling Class Representative (upon the request of such party), each Non-Trust Noteholder (or, if a Non-Trust Loan that is part of a Serviced Loan Combination is deposited into another commercial mortgage securitization that is subject to the reporting requirements of the Exchange Act (and for so long as such securitization is subject to the reporting requirements of the Exchange Act), the trustee of each other securitization), and each Rating Agency the following reports: (i) as required under Rule 13a-18 or Rule 15d-18 of the Exchange Act and Item 1122 of Regulation AB, a report on an assessment of compliance by it with the Servicing Criteria (an "Annual Assessment Report"), signed by an authorized officer of such Servicing Function Participant or such Sub-Servicing Function Participant, as the case may be, which report shall contain (A) a statement by such Servicing Function Participant or such Sub-Servicing Function Participant, as the case may be, of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such Servicing Function Participant or such Sub-Servicing Function Participant, as the case may be, used the Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Servicing Function Participant's or such Sub-Servicing Function Participant's, as the case may be, assessment of compliance with the Relevant Servicing Criteria as of and for the period ending December 31st of the preceding calendar year, which discussion must include any material instance of noncompliance with the Relevant Servicing Criteria identified by such Servicing Function Participant or such Sub-Servicing Function Participant, as the case may be, and
(D) a statement that a registered public accounting firm has issued an attestation report on such Servicing Function Participant's or such Sub-Servicing Function Participant's, as the case may be, assessment of compliance with the Relevant Servicing Criteria as of and for such period ending December 31st of the preceding calendar year; and (ii) as to each report delivered by a Servicing Function Participant or a Sub-Servicing Function Participant pursuant to the immediately preceding clause (i), a report from a registered public accounting firm (made in accordance with the standards for attestation engagements issued or adopted by the PCAOB) (an "Annual Attestation Report") that attests to, and reports on, the assessment made by the asserting party in such report delivered pursuant to the immediately preceding clause (i), together with (if required to be filed with the Commission) a consent from such registered public accounting firm authorizing the filing of the subject Annual Attestation Report with the Commission (an "Accountant's Consent"). Each Annual Attestation Report must be available for general use and may not contain restricted use language. Promptly after receipt of each such report delivered pursuant to the second preceding sentence, the Depositor shall review such report and, if applicable, shall be entitled to consult with the appropriate party hereto as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria by such party or any Sub-Servicing Function Participant retained or engaged by it.

            In the event that any Servicing Function Participant is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each such party hereto shall cause any Sub-Servicing Function Participant engaged by it to provide (but if the related Sub-Servicing Function Participant is a Designated Sub-Servicer, then the applicable Master Servicer's sole duty shall be to use reasonable efforts to cause such Designated Sub-Servicer to deliver), an Annual Assessment Report pursuant to this Section 3.14, coupled with an Annual Attestation Report pursuant to this Section with respect to the period of time that the Servicing Function Participant was subject to this Agreement or the period of time that the Sub-Servicing Function Participant was subject to such other servicing agreement.

            In the event the Certificate Administrator or the Depositor (or a securitization trust of a securitized Non-Trust Loan that is part of a Serviced Loan Combination that is subject to the reporting requirements of the Exchange
Act) does not receive the Annual Assessment Report and/or the Annual Attestation Report with respect to any Servicing Function Participant, or with respect to any Sub-Servicing Function Participant retained or engaged by a party hereto that is known to the Certificate Administrator or the Depositor, as the case may be, by March 15th of any year during which a Form 10-K Annual Report is required to be filed with the Commission with respect to the Trust, then the Certificate Administrator shall, and the Depositor may, forward a Servicer Notice to such Servicing Function Participant or the party hereto that retained or engaged such Sub-Servicing Function Participant, as the case may be, with a copy of such Servicer Notice to the Depositor (if the Certificate Administrator is sending the Servicer Notice) or the Certificate Administrator (if the Depositor is sending the Servicer Notice), as applicable, within two (2) Business Days of such failure. For the purposes of this Section 3.14, as well as Section 3.13 and clause (B) of Section 7.01(a)(V) of this Agreement, a "Servicer Notice" shall constitute either any writing forwarded to such party or, in the case of the Master Servicers and the Special Servicer, notwithstanding the provisions of
Section 11.05, e-mail or fax notice which, in the case of email transmission, shall be forwarded to all of the following e-mail addresses: (1) in the case of Master Servicer No. 1, Bryan_S_Nitcher@KeyBank.com and Marty_L_O'Connor@KeyBank.com (with a copy to robert_bowes@KeyBank.com and with a copy to kkohring@Polsinelli.com); and (2) in the case of Master Servicer No. 2, cms.compliance@wellsfargo.com, or such other e-mail address(es) as are provided in writing by either Master Servicer or the Special Servicer to the Certificate Administrator and the Depositor; provided that any party to this Agreement (or someone acting on their behalf) shall only be required to forward any such notice to be delivered to each Master Servicer to no more than three e-mail addresses in the aggregate in order to fulfill its notification requirement as set forth in the preceding sentence and/or under the provisions of clause (B) of
Section 7.01(a)(V); and provided, further, that a copy of any Servicer Notice to the Special Servicer shall be forwarded by the means provided in Section 11.05. Any party hereto that retains or engages a Servicing Representative (other than a Designated Sub-Servicer) that is, at the time of appointment, or subsequently becomes a Sub-Servicing Function Participant shall so notify the Certificate Administrator (unless such party is the Certificate Administrator) and the Depositor in writing promptly following such party's becoming aware that such Servicing Representative is or has become a Sub-Servicing Function Participant; and, further, if such Servicing Representative does not deliver or cause the delivery of an Annual Assessment Report, an Annual Attestation Report and/or, if required to be filed with the Commission, an Accountant's Consent with respect to itself by March 15th of any year during which a Form 10-K Annual Report is required to be filed with the Commission with respect to the Trust (or a securitization trust of a securitized Non-Trust Loan that is part of a Serviced Loan Combination that is subject to the reporting requirements of the Exchange
Act), the party hereto that retained or engaged such Servicing Representative shall promptly so notify the Certificate Administrator (unless such party is the Certificate Administrator) and the Depositor (or a securitization trust of a securitized Non-Trust Loan that is part of a Serviced Loan Combination that is subject to the reporting requirements of the Exchange Act) in writing no later than the second Business Day following such March 15th, together with an explanation of such failure.

            The Master Servicers, the Special Servicer and the Certificate Administrator, in each case, to the extent applicable, will reasonably cooperate with the Depositor in conforming any reports delivered pursuant to this Section
3.14 to requirements imposed by the Commission on the Depositor in connection with the Depositor's reporting requirements in respect of the Trust pursuant to the Exchange Act, provided that the Master Servicers, the Special Servicer and the Certificate Administrator shall each be entitled to charge the Depositor for any reasonable additional costs and expenses incurred by it in affording the Depositor such cooperation.

            It is hereby acknowledged that Wells Fargo Bank, National Association, in its capacity as MSCI 2005-HQ6 Master Servicer, and CWCapital Asset Management LLC, in its capacity as MSCI 2005-HQ6 Special Servicer, agrees to perform the obligations of a "Master Servicer" and "Special Servicer," respectively, pursuant to this Section 3.14 with respect to the FRIS Chicken Trust Mortgage Loan, as if such section were a part of the MSCI 2005-HQ6 Pooling and Servicing Agreement.

            Section 3.15 Access to Certain Information.

            (a) Upon 10 days' prior written notice, each Master Servicer (with respect to the items in clauses (a), (b), (c), (d), (e), (f), (h) and (i) below, to the extent such items are in its possession), the Special Servicer (with respect to the items in clauses (d), (e), (f), (g), (h) and (i) below, to the extent those items are in its possession) and the Certificate Administrator or the Trustee, as applicable (with respect to the items in clauses (a) through (j) below in the case of the Certificate Administrator and clause (c) in the case of the Trustee, to the extent those items are in their possession) shall make available at their respective offices primarily responsible for administration of the Mortgage Loans (or in the case of the Trustee, at its Corporate Trust Office), during normal business hours, or send to the requesting party, such party in either case having certified to the Certificate Administrator, the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, in accordance with (a) and (b) in the following paragraph, as appropriate, at the expense of such requesting party (unless otherwise provided in this Agreement), for review by any Certificate Owner or Certificateholder or any prospective transferee of any Certificate or interest therein, the Trustee, the Rating Agencies, the Underwriters and the Depositor originals or copies of the following items: (a) this Agreement and any amendments thereto, (b) all Distribution Date Statements delivered to holders of the relevant Class of Certificates since the Closing Date and all reports, statements and analyses delivered by the Master Servicers since the Closing Date pursuant to Section 3.12(c), (c) all Officer's Certificates delivered by the Master Servicers or the Special Servicer since the Closing Date pursuant to Section 3.13, (d) all accountants' reports delivered to the Master Servicers in respect of itself or the Special Servicer since the Closing Date as described in Section 3.14, (e) the most recent property inspection report prepared by or on behalf of the applicable Master Servicer in respect of each Mortgaged Property and any Environmental Assessments prepared pursuant to Section 3.09, (f) the most recent Mortgaged Property annual operating statements and rent roll, if any, collected by or on behalf of the applicable Master Servicer, (g) any and all modifications, waivers and amendments of the terms of a Mortgage Loan and the Asset Status Report prepared by the Special Servicer pursuant to Section 3.21(c), (h) the Servicing File relating to each Mortgage Loan, (i) any and all Officer's Certificates and other evidence delivered by either Master Servicer or the Special Servicer, as the case may be, to support its determination that any Advance was, or if made, would be, a Nonrecoverable Advance including appraisals affixed thereto and any Required Appraisal prepared pursuant to Section 3.09(a), and (j) all reports filed with the Commission with respect to the Trust pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Copies of any and all of the foregoing items will be available from the Certificate Administrator, either Master Servicer, the Special Servicer or the Trustee, as the case may be, upon request and payment of reasonable copying costs but shall be provided to any of the Rating Agencies and the Controlling Class Representative (and with respect to a Serviced Loan Combination, the related Non-Trust Noteholder(s) (or, if a Non-Trust Loan that is part of a Serviced Loan Combination is deposited into another commercial mortgage securitization that is subject to the reporting requirements of the Exchange Act (and for so long as such securitization is subject to the reporting requirements of the Exchange Act), the trustee of each other securitization)) at no cost pursuant to their reasonable requests. The Certificate Administrator, the Master Servicers, the Special Servicer and the Trustee may each satisfy its obligations under this Section 3.15(a) by making such items available for review on its Internet Website with the use of a password.

            In connection with providing access to or copies of the items described in the preceding paragraph pursuant to this Section 3.15, or with respect to the Controlling Class Representative (and in the case of a Serviced Loan Combination, the related Non-Trust Noteholder(s) (or, if a Non-Trust Loan that is part of a Serviced Loan Combination is deposited into another commercial mortgage securitization that is subject to the reporting requirements of the Exchange Act (and for so long as such securitization is subject to the reporting requirements of the Exchange Act), the trustee of each other securitization)), in connection with providing access to or copies of any items in accordance with this Agreement, the Certificate Administrator, either Master Servicer, the Special Servicer or the Trustee, as applicable, shall require: (a) in the case of Certificate Owners, Certificateholders and the Controlling Class Representative (and in the case of a Serviced Loan Combination, the related Non-Trust Noteholder(s) (or, if a Non-Trust Loan that is part of a Serviced Loan Combination is deposited into another commercial mortgage securitization that is subject to the reporting requirements of the Exchange Act (and for so long as such securitization is subject to the reporting requirements of the Exchange
Act), the trustee of each other securitization)), a confirmation executed by the requesting Person substantially in the form of Exhibit I-1 hereto (or such other form as may be reasonably acceptable to the Certificate Administrator, the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, and which may provide indemnification for the Certificate Administrator, such Master Servicers, the Special Servicer and the Trustee) generally to the effect that such Person is a beneficial holder of Book-Entry Certificates, or a representative of a beneficial holder of Book-Entry Certificates, and, subject to the last sentence of this paragraph, will keep such information confidential (except that any such Certificate Owner, any such Certificateholder and the Controlling Class Representative (and in the case of a Serviced Loan Combination, the related Non-Trust Noteholder(s) (or, if a Non-Trust Loan that is part of a Serviced Loan Combination is deposited into another commercial mortgage securitization that is subject to the reporting requirements of the Exchange Act (and for so long as such securitization is subject to the reporting requirements of the Exchange Act), the trustee of each other securitization)) may provide such information to any other Person that holds or is contemplating the purchase of any Certificate or interest therein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential); and (b) in the case of a prospective purchaser of a Certificate or an interest therein, confirmation executed by the requesting Person substantially in the form of Exhibit I-2 hereto (or such other form as may be reasonably acceptable to the Certificate Administrator, either Master Servicer, the Special Servicer or the Trustee, as applicable, and which may provide indemnification for the Certificate Administrator, the subject Master Servicer, the Special Servicer or the Trustee, as applicable) generally to the effect that such Person is a prospective purchaser of a Certificate or an interest therein, is requesting the information for use in evaluating a possible investment in Certificates and, subject to the last sentence of this paragraph, will otherwise keep such information confidential. The Certificate Owners and Holders of the Certificates, by their acceptance thereof, and the Controlling Class Representative (and in the case of a Serviced Loan Combination, the related Non-Trust Noteholder(s) (or, if a Non-Trust Loan that is part of a Serviced Loan Combination is deposited into another commercial mortgage securitization that is subject to the reporting requirements of the Exchange Act (and for so long as such securitization is subject to the reporting requirements of the Exchange Act), the trustee of each other securitization)), by its acceptance of its appointment, will be deemed to have agreed, subject to the last sentence of this paragraph, to keep such information confidential (except that any Holder may provide such information obtained by it to any other Person that holds or is contemplating the purchase of any Certificate or interest therein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential) and agrees not to use such information in any manner that would violate federal, state or local securities laws. Notwithstanding the foregoing, no Certificateholder, Certificate Owner or prospective Certificateholder or Certificate Owner shall be obligated to keep confidential any information received from the Certificate Administrator or the Master Servicer, as applicable, pursuant to this Section 3.15 that has previously been made available on an unrestricted basis and without a password via the Certificate Administrator's or either Master Servicer's, as applicable, Internet Website or has previously been filed with the Commission, and the Certificate Administrator or either Master Servicer, as applicable, shall not require either of the certifications contemplated by the second preceding sentence in connection with providing any information pursuant to this Section
3.15 that has previously been made available without a password via the Certificate Administrator's or either Master Servicer's, as applicable, Internet Website or has previously been filed with the Commission.

            Each of the Master Servicers and the Special Servicer shall afford to the Certificate Administrator, the Trustee, the Rating Agencies and the Depositor, and to the OTS, the FDIC, the Federal Reserve Board and any other banking or insurance regulatory authority that may exercise authority over any Certificateholder, access to any records regarding the Mortgage Loans and the servicing thereof within its control, except to the extent it is prohibited from doing so by applicable law or contract or to the extent such information is subject to a privilege under applicable law to be asserted on behalf of the Certificateholders. Such access shall be afforded only upon reasonable prior written request and during normal business hours at the offices of either Master Servicer or the Special Servicer, as the case may be, designated by it.

            The Certificate Administrator, the Trustee, the Master Servicers, the Special Servicer and the Underwriters may require payment from the Certificateholder or Certificate Owner of a sum sufficient to cover the reasonable costs and expenses of providing any such information or access pursuant to this Section 3.15 to, or at the request of, the Certificateholders or Certificate Owners or prospective transferees, including, without limitation, copy charges and, in the case of Certificateholders or Certificate Owners requiring on site review in excess of three Business Days, reasonable fees for employee time and for space.

            (b) The Certificate Administrator shall, and the Master Servicers may but are not required to, make available each month to any interested party on their respective Internet Websites (i) the Distribution Date Statement and
(ii) this Agreement, the Prospectus and the Prospectus Supplement. In addition, on each Distribution Date, the Certificate Administrator shall make available to any interested party via the Certificate Administrator's Internet Website the Unrestricted Servicer Reports, the CMSA Loan Periodic Update File, the CMSA Loan Setup File, the CMSA Bond Level File and the CMSA Collateral Summary File, in each case for such Distribution Date, and any other information at the request of the Depositor. The Certificate Administrator shall make available on each Distribution Date (i) the Restricted Servicer Reports and (ii) the CMSA Property File to any Privileged Person via the Certificate Administrator's Internet Website with the use of a password (or other comparable restricted access mechanism) provided by the Certificate Administrator.

            Either Master Servicer may, but is not required to, make available each month via its Internet Website to any Privileged Person, with the use of a password provided by such Master Servicer, the reports and files comprising the CMSA Investor Reporting Package.

            (c) In connection with providing access to the Certificate Administrator's Internet Website or either Master Servicer's Internet Website, the Certificate Administrator or either Master Servicer, as applicable, may require registration and the acceptance of a disclaimer and may otherwise adopt reasonable rules and procedures that may include, to the extent either Master Servicer or Certificate Administrator, as applicable, deems necessary or appropriate, conditioning access on the execution and delivery of an agreement (which may be in the form of Exhibit I-1 or I-2 (or such other form as may be reasonably acceptable to the Certificate Administrator or either Master Servicer, as applicable)) governing the availability, use and disclosure of such information and providing indemnification to either Master Servicer or Certificate Administrator, as applicable, for any liability or damage that may arise therefrom.

            Each Master Servicer and the Certificate Administrator may, in accordance with such reasonable rules and procedures as each may adopt (including conditioning access on the execution and delivery of an agreement (which may be in the form of Exhibit I-1 or I-2 (or such other form as may be reasonably acceptable to the Certificate Administrator or either Master Servicer, as applicable)) governing the availability, use and disclosure of information and providing indemnification to either Master Servicer or the Certificate Administrator, as applicable, for any liability or damage that may arise therefrom), also make available, through its Internet Website or otherwise, any additional information relating to the Mortgage Loans, the Mortgaged Properties or the Mortgagors for review by any Persons to whom either Master Servicer or the Certificate Administrator, as applicable, believes such disclosure is appropriate, in each case except to the extent doing so is prohibited by applicable law or by the related Mortgage Loan (in the case of the Certificate Administrator, if it has actual knowledge of such prohibition by the related Mortgage Loan).

            Notwithstanding anything in this Agreement to the contrary, the Master Servicers and the Certificate Administrator may withhold (other than with respect to items required to be delivered under this Agreement to the Controlling Class Representative (and, in the case of a Serviced Loan Combination, the related Non-Trust Noteholder(s) (or, if a Non-Trust Loan that is part of a Serviced Loan Combination is deposited into another commercial mortgage securitization that is subject to the reporting requirements of the Exchange Act (and for so long as such securitization is subject to the reporting requirements of the Exchange Act), the trustee of each other securitization)) any information not yet included in a Form 8-K Current Report filed with the Commission or otherwise made publicly available with respect to which the Certificate Administrator or either Master Servicer has determined that such withholding is appropriate.

            Any transmittal of information by either Master Servicer or the Certificate Administrator to any Person other than the Rating Agencies or the Depositor may be accompanied by a letter containing the following provision:

            "By receiving the information set forth herein, you hereby acknowledge and agree that the United States securities laws restrict any person who possesses material, non-public information regarding the Trust that issued ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5, from purchasing or selling such Certificates in circumstances where the other party to the transaction is not also in possession of such information. You also acknowledge and agree that such information is being provided to you for the purposes of, and such information may be used only in connection with, evaluation by you or another Certificateholder or prospective purchaser of such Certificates or beneficial interest therein."

            (d) If three or more Holders or the Controlling Class Representative (hereinafter referred to as "Applicants" with a single Person which (together with its Affiliates) is the Holder of more than one Class of Certificates being viewed as a single Applicant for these purposes) apply in writing to the Certificate Administrator, and such application states that the Applicants' desire to communicate with other Holders with respect to their rights under this Agreement or under the Certificates and is accompanied by a copy of the communication which such Applicants propose to transmit, then the Certificate Administrator shall, within five Business Days after the receipt of such application, send, at the Applicants' expense, the written communication proffered by the Applicants to all Certificateholders at their addresses as they appear in the Certificate Register.

            (e) The Master Servicers and the Special Servicer shall not be required to confirm, represent or warrant the accuracy or completeness of any other Person's information or report included in any communication from either Master Servicer or the Special Servicer under this Agreement. None of the Master Servicers, the Special Servicer or the Certificate Administrator shall be liable for the dissemination of information in accordance with the terms of this Agreement. The Certificate Administrator makes no representations or warranties as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator's Internet Website and assumes no responsibility therefor. In addition, the Certificate Administrator, the Master Servicers and the Special Servicer may disclaim responsibility for any information distributed by the Certificate Administrator, either Master Servicer or the Special Servicer, respectively, for which it is not the original source.

            Section 3.16 Title to REO Property; REO Accounts.

            (a) If title to any Mortgaged Property is acquired, the deed or certificate of sale shall be issued to the Trustee or its nominee on behalf of the Certificateholders and, in the case of a Loan Combination Mortgaged Property, on behalf of the related Non-Trust Noteholder(s). If, pursuant to
Section 3.09(b), the Special Servicer formed or caused to be formed, at the expense of the Trust, a single member limited liability company (of which the Trust is the sole member) for the purpose of taking title to one or more REO Properties pursuant to this Agreement, then (subject to the interests of, if affected, the related Non-Trust Noteholder(s)), the deed or certificate of sale with respect to any such REO Property shall be issued to such single member limited liability company. The limited liability company shall be a member-managed limited liability company, with the Special Servicer acting on behalf of the Trust as member-manager to manage the property of the limited liability company, including any applicable REO Property, in accordance with the terms of this Agreement as if such property was held directly in the name of the Trust or Trustee under this Agreement.

            The Special Servicer, on behalf of the Trust Fund and, in the case of any Loan Combination REO Property, the related Non-Trust Noteholder(s), shall sell any REO Property as soon as practicable in accordance with the Servicing Standard, but prior to the end of the third year following the calendar year in which REMIC I acquires ownership of such REO Property for purposes of Section 860G(a)(8) of the Code, unless the Special Servicer either (i) applies for, more than 60 days prior to the end of such third succeeding year, and is granted an extension of time (an "REO Extension") by the Internal Revenue Service to sell such REO Property or (ii) obtains for the Trustee an Opinion of Counsel, addressed to the Trustee, the Special Servicer and the applicable Master Servicer, to the effect that the holding by REMIC I of such REO Property subsequent to the end of such third succeeding year will not result in the imposition of taxes on "prohibited transactions" (as defined in Section 860F of the Code) on either of REMIC I or REMIC II or cause either of REMIC I or REMIC II to fail to qualify as a REMIC at any time that any Certificates are outstanding. If the Special Servicer is granted the REO Extension contemplated by clause (i) of the immediately preceding sentence or obtains the Opinion of Counsel contemplated by clause (ii) of the immediately preceding sentence, the Special Servicer shall sell the subject REO Property within such extended period as is permitted by such REO Extension or such Opinion of Counsel, as the case may be. Any expense incurred by the Special Servicer in connection with its obtaining the REO Extension contemplated by clause (i) of the second preceding sentence or its obtaining the Opinion of Counsel contemplated by clause (ii) of the second preceding sentence, or for the creation of and the operating of a single member limited liability company, shall be covered as, and reimbursable as, a Servicing Advance. In the case of the Trust Fund's beneficial interest in any REO Property acquired by the Wachovia 2007-C30 Trustee pursuant to the Wachovia 2007-C30 Pooling and Servicing Agreement or the MSCI 2005-HQ6 Trustee pursuant to the MSCI 2005-HQ6 Pooling and Servicing Agreement, the Special Servicer shall coordinate with the Wachovia 2007-C30 Special Servicer or MSCI 2005-HQ6 Special Servicer, as applicable, with respect to any REO Extension on behalf of the Trust Fund.

            (b) The Special Servicer shall segregate and hold all funds collected and received in connection with any REO Property separate and apart from its own funds and general assets. If an REO Acquisition shall occur in respect of any Mortgaged Property (other than a Loan Combination Mortgaged Property), the Special Servicer shall establish and maintain one or more accounts (collectively, the "Pool REO Account"), to be held on behalf of the Trustee in trust for the benefit of the Certificateholders, for the retention of revenues and other proceeds derived from each REO Property (other than any Loan Combination REO Property). If such REO Acquisition occurs with respect to a Loan Combination Mortgaged Property, then the Special Servicer shall establish an REO Account solely with respect to such property (an "Loan Combination REO Account"), to be held for the benefit of the Certificateholders and the related Non-Trust Noteholder. The Pool REO Account and each Loan Combination REO Account shall each be an Eligible Account. The Special Servicer shall deposit, or cause to be deposited, in the applicable REO Account all REO Revenues, Insurance Proceeds and Liquidation Proceeds received in respect of any REO Property within 2 Business Days of receipt. Funds in the REO Accounts may be invested in Permitted Investments in accordance with Section 3.06. The Special Servicer shall be entitled to make withdrawals from each REO Account to pay itself, as additional special servicing compensation in accordance with Section 3.11(d), interest and investment income earned in respect of amounts held in such REO Account as provided in Section 3.06(b) (but only to the extent of the Net Investment Earnings with respect to such REO Account for any Collection Period). The Special Servicer shall give written notice to the Trustee and the Master Servicers of the location of each REO Account, and shall give notice to the related Non-Trust Noteholder(s) of the location of any Loan Combination REO Account, in each case when first established and of the new location of any such REO Account prior to any change thereof.

            (c) The Special Servicer shall withdraw from the related REO Account funds necessary for the proper operation, management, leasing, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in such REO Account relating to such REO Property (including any monthly reserve or escrow amounts necessary to accumulate sufficient funds for taxes, insurance and anticipated capital expenditures (the "Impound Reserve")). On each Determination Date, the Special Servicer shall withdraw from the Pool REO Account and deposit into the applicable Collection Account, or deliver to the applicable Master Servicer or such other Person as may be designated by such Master Servicer (which shall deposit such amounts into the applicable Collection Account) the aggregate of all amounts received in respect of the related REO Property during the Collection Period ending on such Determination Date, net of any withdrawals made out of such amounts pursuant to the preceding sentence. On each Determination Date, the Special Servicer shall withdraw from each Loan Combination REO Account and deposit into the related Loan Combination Custodial Account, or deliver to the applicable Master Servicer or such other Person as may be designated by such Master Servicer (which shall deposit such amounts into the related Loan Combination Custodial Account) the aggregate of all amounts then on deposit therein that were received in respect of the related Loan Combination REO Property during the Collection Period ending on such Determination Date, net of any withdrawals made out of such amounts pursuant to the second preceding sentence. Notwithstanding the foregoing, in addition to the Impound Reserve, the Special Servicer may retain in the applicable REO Account such portion of proceeds and collections in respect of any REO Property as may be necessary to maintain a reserve of sufficient funds for the proper operation, management, leasing, maintenance and disposition of such REO Property (including, without limitation, the creation of a reasonable reserve for repairs, replacements, necessary capital improvements and other related expenses), such reserve not to exceed an amount reasonably estimated to be sufficient to cover such items estimated to be incurred during the following twelve-month period.

            (d) The Special Servicer shall keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, each REO Account pursuant to Section 3.16(b) or (c). The Special Servicer shall provide the applicable Master Servicer any information with respect to each REO Account as is reasonably requested by such Master Servicer.

            Section 3.17 Management of REO Property.

            (a) Prior to the acquisition by it of title to a Mortgaged Property, the Special Servicer shall review the operation of such Mortgaged Property and determine the nature of the income that would be derived from such property if it were acquired by the Trust Fund. If the Special Servicer determines from such review that:

            (i) None of the income from Directly Operating such Mortgaged Property would be subject to tax as "net income from foreclosure property" within the meaning of the REMIC Provisions or would be subject to the tax imposed on "prohibited transactions" under Section 860F of the Code (either such tax referred to herein as an "REO Tax"), then such Mortgaged Property may be Directly Operated by the Special Servicer as REO Property (other than performing any construction work on such REO Property or selling all or any portion of such REO Property to customers in the ordinary course of a trade or business);

            (ii) Directly Operating such Mortgaged Property as an REO Property could result in income from such property that would be subject to an REO Tax, but that a lease of such property to another party to operate such property, or the performance of some services by an Independent Contractor with respect to such property, or another method of operating such property would not result in income subject to an REO Tax, then the Special Servicer may (provided that in the reasonable judgment of the Special Servicer (exercised in accordance with the Servicing Standard), such alternative is commercially reasonable) acquire such Mortgaged Property as REO Property and so lease or operate such REO Property; or

            (iii) It is reasonable to believe that Directly Operating such property as REO Property could result in income subject to an REO Tax and that no commercially reasonable means exists to operate such property as REO Property without the Trust Fund incurring or possibly incurring an REO Tax on income from such property, the Special Servicer shall deliver to the REMIC Administrator, in writing, a proposed plan (the "Proposed Plan") to manage such property as REO Property. Such plan shall include potential sources of income, and, to the extent reasonably possible, estimates of the amount of income from each such source. Within a reasonable period of time after receipt of such plan, the REMIC Administrator shall consult with the Special Servicer and shall advise the Special Servicer of the REMIC Administrator's federal income tax reporting position with respect to the various sources of income that the Trust Fund would derive under the Proposed Plan. In addition, the REMIC Administrator shall (to the extent reasonably possible) advise the Special Servicer of the estimated amount of taxes that the Trust Fund would be required to pay with respect to each such source of income. After receiving the information described in the two preceding sentences from the REMIC Administrator, the Special Servicer shall either (A) implement the Proposed Plan (after acquiring the respective Mortgaged Property as REO Property) or (B) manage such property in a manner that would not result in the imposition of an REO Tax on the income derived from such property. All of the REMIC Administrator's expenses (including any fees and expenses of counsel or other experts reasonably retained by it) incurred pursuant to this Section shall be reimbursed to it from the Trust Fund in accordance with Section 10.01(e).

            The Special Servicer's decision as to how each REO Property shall be managed and operated shall be based on the Servicing Standard and, further, based on the reasonable judgment of the Special Servicer as to which means would be in the best interest of the Certificateholders (and, in the case of any Loan Combination REO Property, the related Non-Trust Noteholder(s)) by maximizing (to the extent commercially reasonable and consistent with Section 3.17(b)) the net after-tax REO Revenues received by the Trust Fund with respect to such property and, to the extent consistent with the foregoing, in the same manner as would prudent mortgage loan servicers operating acquired mortgaged property comparable to the respective Mortgaged Property. Both the Special Servicer and the REMIC Administrator may, at the expense of the Trust Fund payable pursuant to Section 3.05(a)(xiii) consult with counsel.

            (b) If title to any REO Property is acquired, the Special Servicer shall manage, conserve, protect and operate such REO Property for the benefit of the Certificateholders (and, in the case of any Loan Combination REO Property, the related Non-Trust Noteholder(s)) solely for the purpose of its prompt disposition and sale in a manner that does not and will not: (i) cause such REO Property to fail to qualify as "foreclosure property" within the meaning of
Section 860G(a)(8) of the Code for purposes of Section 860D(a) of the Code; or
(ii) except as contemplated by Section 3.17(a), either result in the receipt by any REMIC of any "income from non-permitted assets" within the meaning of
Section 860F(a)(2)(B) of the Code or result in an Adverse REMIC Event or an Adverse Grantor Trust Event. Subject to the foregoing, however, the Special Servicer shall have full power and authority to do any and all things in connection therewith as are consistent with the Servicing Standard and, consistent therewith, shall withdraw from the related REO Account, to the extent of amounts on deposit therein with respect to any REO Property, funds necessary for the proper operation, management, maintenance and disposition of such REO Property, including without limitation:

            (i) all insurance premiums due and payable in respect of such REO Property;

            (ii) all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon;

            (iii) any ground rents in respect of such REO Property; and

            (iv) all costs and expenses necessary to maintain, lease, sell, protect, manage and restore such REO Property.

            To the extent that amounts on deposit in the applicable REO Account in respect of any REO Property are insufficient for the purposes set forth in the preceding sentence with respect to such REO Property, the applicable Master Servicer, subject to Section 3.03(c), shall make Servicing Advances in such amounts as are necessary for such purposes unless (as evidenced by an Officer's Certificate delivered to the Trustee) such Master Servicer determines, in accordance with the Servicing Standard, that such payment would be a Nonrecoverable Advance; provided, however, that such Master Servicer may make any such Servicing Advance without regard to recoverability if it is a necessary fee or expense incurred in connection with the defense or prosecution of legal proceedings.

            (a) Without limiting the generality of the foregoing, the Special Servicer shall not, with respect to any REO Property:

            (i) enter into, renew or extend any New Lease with respect to such REO Property, if the New Lease, by its terms would give rise to any income that does not constitute Rents from Real Property;

            (ii) permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

            (iii) authorize or permit any construction on such REO Property, other than the completion of a building or other improvement thereon, and then only if more than 10% of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

            (iv) Directly Operate, or allow any other Person, other than an Independent Contractor, to Directly Operate such REO Property on any date more than 90 days after the related REO Acquisition;

unless, in any such case, the Special Servicer has obtained an Opinion of Counsel (the cost of which shall be paid by the applicable Master Servicer, at the direction of the Special Servicer, and shall be reimbursable as a Servicing Advance) to the effect that such action would not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code for purposes of Section 860D(a) of the Code at any time that it is held by REMIC I, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

            (c) Unless Section 3.17(a)(i) applies, the Special Servicer shall contract with any Independent Contractor for the operation and management of any REO Property, provided that:

            (i) the terms and conditions of any such contract may not be inconsistent herewith and shall reflect an agreement reached at arm's length;

            (ii) the fees of such Independent Contractor (which shall be expenses of the Trust Fund) shall be reasonable and customary in consideration of the nature and locality of such REO Property;

            (iii) except as permitted under Section 3.17(a), any such contract shall require, or shall be administered to require, that the Independent Contractor, in a timely manner, (A) pay out of related REO Revenues all costs and expenses incurred in connection with the operation and management of such REO Property, including, without limitation, those listed in Section 3.17(b) above, and (B) except to the extent that such revenues are derived from any services rendered by the Independent Contractor to tenants of such REO Property that are not customarily furnished or rendered in connection with the rental of real property (within the meaning of Section 1.856-4(b)(5) of the Treasury regulations or any successor provision), remit all related revenues collected (net of its fees and such costs and expenses) to the Special Servicer upon receipt;

            (iv) none of the provisions of this Section 3.17(d) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations hereunder with respect to the operation and management of such REO Property; and

            (v) the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations under Section 3.16 and this Section 3.17 for indemnification of the Special Servicer by any such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification. No agreement entered into pursuant to this Section 3.17(d) shall be deemed a Sub-Servicing Agreement for purposes of Section 3.22.

            Section 3.18 Resolution of Defaulted Mortgage Loans and REO Properties.

            (a) Either Master Servicer, the Special Servicer or the Trustee may sell or purchase, or permit the sale or purchase of, a Trust Mortgage Loan or an REO Property related thereto only on the terms and subject to the conditions set forth in this Section 3.18 or as otherwise expressly provided in or contemplated by Section 2.03(a), Section 9.01 and/or any related co-lender, intercreditor or similar agreement to which the Trust is a party.

            (b) After a Trust Mortgage Loan becomes a Trust Defaulted Mortgage Loan, the Special Servicer shall determine the fair value of the Trust Mortgage Loan in accordance with the Servicing Standard; provided, however, that such determination shall be made without taking into account any effect the restrictions on the sale of such Trust Mortgage Loan contained herein may have on the value of such Trust Defaulted Mortgage Loan; provided, further, that the Special Servicer shall use reasonable efforts promptly to obtain an Appraisal with respect to the related Mortgaged Property unless it has an Appraisal that is less than 12 months old and has no actual knowledge of, or notice of, any event which in the Special Servicer's judgment would materially affect the validity of such Appraisal. The Special Servicer shall make its fair value determination as soon as reasonably practicable (but in any event within 30 days) after its receipt of such new Appraisal, if applicable. The Special Servicer will be permitted, from time to time, to adjust its fair value determination based upon changed circumstances, new information and other relevant factors, in each instance in accordance with the Servicing Standard; provided, however, that the Special Servicer shall update its fair value determination at least once every 90 days; and provided, further, that absent the Special Servicer having actual knowledge of a material change in circumstances affecting the value of the related Mortgaged Property, the Special Servicer shall not be obligated to update such determination. The Special Servicer shall notify the Trustee, the applicable Master Servicer, each Rating Agency, the Plurality Subordinate Certificateholder and the Controlling Class Representative promptly upon its fair value determination and any adjustment thereto. The Special Servicer shall also deliver to the applicable Master Servicer, the Plurality Subordinate Certificateholder and the Controlling Class Representative, the most recent Appraisal of the related Mortgaged Property then in the Special Servicer's possession, together with such other third-party reports and other information then in the Special Servicer's possession that the Special Servicer reasonably believes to be relevant to the fair value determination with respect to such Trust Mortgage Loan (such materials are, collectively, the "Determination Information"). Notwithstanding the foregoing, the Special Servicer shall not be required to deliver the Determination Information to the applicable Master Servicer, and shall instead deliver the Determination Information to the Trustee, if such Master Servicer will not be determining whether the Option Price represents fair value for the Trust Defaulted Mortgage Loan, pursuant to this Section 3.18.

            In determining the fair value of any Trust Defaulted Mortgage Loan, the Special Servicer shall take into account, among other factors, the period and amount of the delinquency on such Trust Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property, the state of the local economy in the area where the Mortgaged Property is located, and the time and expense associated with a purchaser's foreclosing on the related Mortgaged Property and the expected recoveries from pursuing a work-out or foreclosure strategy instead of selling the Trust Defaulted Mortgage Loan to the Purchase Option holder. In addition, the Special Servicer shall refer to all other relevant information obtained by it or otherwise contained in the related Mortgage File; provided that the Special Servicer shall take account of any change in circumstances regarding the related Mortgaged Property known to the Special Servicer that has occurred subsequent to, and that would, in the Special Servicer's reasonable judgment, materially affect the value of the related Mortgaged Property reflected in the most recent related Appraisal. Furthermore, the Special Servicer shall consider all available objective third-party information obtained from generally available sources, as well as information obtained from vendors providing real estate services to the Special Servicer, concerning the market for distressed real estate loans and the real estate market for the subject property type in the area where the related Mortgaged Property is located.

            (c) Subject to the terms set forth in Section 2.03, in the event a Trust Mortgage Loan becomes a Trust Defaulted Mortgage Loan, each of the Plurality Subordinate Certificateholder and the Special Servicer (each, together with their respective assignees, an "Option Holder") shall have an assignable option (a "Purchase Option") (with respect to any Trust Mortgage Loan that is part of a Serviced Loan Combination, subject to the related Loan Combination Intercreditor Agreement and Section 3.18(o)) to purchase such Trust Defaulted Mortgage Loan from the Trust Fund at a price (the "Option Price") equal to (i) the Purchase Price, if the Special Servicer has not yet determined the fair value of the Trust Defaulted Mortgage Loan, or (ii) the fair value of the Trust Defaulted Mortgage Loan as determined by the Special Servicer in the manner described in Section 3.18(b) and in accordance with the Servicing Standard, if the Special Servicer has made such fair value determination; provided that, if
(A) the Purchase Option is being exercised by an Option Holder that is an assignee of the Special Servicer or the Plurality Subordinate Certificateholder that is not an Affiliate of the Special Servicer or the Plurality Subordinate Certificateholder, (B) the assignment of the Purchase Option was to such Option Holder for no material consideration, and (C) the Purchase Option is exercised by such Option Holder more than 90 days following a determination of the fair value of the subject Trust Defaulted Mortgage Loan, the Special Servicer shall be entitled to receive a Principal Recovery Fee, which Principal Recovery Fee shall be deducted from the Option Price received. The Special Servicer shall, promptly after a Trust Mortgage Loan becomes a Trust Defaulted Mortgage Loan, deliver to the Plurality Subordinate Certificateholder and the Controlling Class Representative a notice substantially in the form of Exhibit M-1. Any holder of a Purchase Option may sell, transfer, assign or otherwise convey its Purchase Option with respect to any Trust Defaulted Mortgage Loan to any party at any time after the related Trust Mortgage Loan becomes a Trust Defaulted Mortgage Loan. The transferor of any Purchase Option shall notify the Trustee and the applicable Master Servicer of such transfer and such notice shall include (i) in the case of the Plurality Subordinate Certificateholder, an assignment substantially in the form of Exhibit M-3, or (ii) in the case of the Special Servicer, an assignment substantially in the form of Exhibit M-2. Notwithstanding the foregoing, the Plurality Subordinate Certificateholder (or its assignee) shall have the right to exercise its Purchase Option prior to any exercise of the Purchase Option by the Special Servicer; provided, however, if the Purchase Option is not exercised by the Plurality Subordinate Certificateholder or any assignee thereof within 60 days of the fair value determination being made with respect to the subject Trust Defaulted Mortgage Loan, then the Special Servicer (or its assignee) shall have the right to exercise its Purchase Option prior to any exercise by the Plurality Subordinate Certificateholder and the Special Servicer or its assignee may exercise such Purchase Option at any time during the 15 day period immediately following the expiration of such 60-day period. Following the expiration of such 15 day period, the Plurality Subordinate Certificateholder (or its assignee) shall again have the right to exercise its Purchase Option prior to any exercise of the Purchase Option by the Special Servicer. If not exercised earlier, the Purchase Option with respect to any Trust Defaulted Mortgage Loan will automatically terminate (i) once the related Trust Defaulted Mortgage Loan is no longer a Trust Defaulted Mortgage Loan; provided, however, that if such Trust Mortgage Loan subsequently becomes a Trust Defaulted Mortgage Loan, the related Purchase Option shall again be exercisable, (ii) upon the acquisition, by or on behalf of the Trust Fund, of title to the related Mortgaged Property through foreclosure or deed in lieu of foreclosure or (iii) the modification or pay-off, in full or at a discount, of such Trust Defaulted Mortgage Loan in connection with a workout. In addition, the Purchase Option with respect to a Trust Defaulted Mortgage Loan held by any Person will terminate upon the exercise of the Purchase Option and consummation of the purchase by any other holder of a Purchase Option.

            (d) With respect to the Peter Cooper Village and Stuyvesant Town Trust Mortgage Loan, the parties hereto acknowledge that in the event that the Trust, as "A-5 Lender" under the Peter Cooper Village and Stuyvesant Town Intercreditor Agreement, has the right to exercise its purchase option in accordance with Section 3(b) of the Peter Cooper Village and Stuyvesant Town Intercreditor Agreement, the Controlling Class Representative shall have the sole and absolute right to exercise such rights of the "A-5 Lender" under the Peter Cooper Village and Stuyvesant Town Intercreditor Agreement, at a purchase price as calculated under the Wachovia 2007-C30 Pooling and Servicing Agreement.

            (e) Upon receipt of notice from the Special Servicer indicating that a Trust Mortgage Loan has become a Trust Defaulted Mortgage Loan, the holder (whether the original grantee of such option or any subsequent transferee) of the Purchase Option may exercise the Purchase Option by providing the applicable Master Servicer, the Trustee and the Controlling Class Representative, written notice thereof (the "Purchase Option Notice"), which notice shall identify the Person that, on its own or through an Affiliate, will acquire the related Trust Mortgage Loan upon closing and shall specify a cash exercise price at least equal to the Option Price. The Purchase Option Notice shall be delivered in the manner specified in Section 11.05. The exercise of any Purchase Option pursuant to this clause (e) shall be irrevocable; provided that the assignor of the Purchase Option shall have no liability to the Trust Fund or any other party hereto for the failure of its third party assignee to close the sale of the Trust Defaulted Mortgage Loan after its exercise of the Purchase Option and upon such failure, the Purchase Option shall revert to the Option Holder as provided herein as if the Purchase Option had not been exercised, and the Special Servicer shall pursue against such assignee whatever remedies it may have against the assignee.

            (f) If the Special Servicer or the Plurality Subordinate Certificateholder, or any of their respective Affiliates, is identified in the Purchase Option Notice as the Person expected to acquire the related Trust Mortgage Loan, and the Option Price is based upon the Special Servicer's fair value determination, then the applicable Master Servicer (or, if such Master Servicer and the Special Servicer are the same Person, the Trustee) shall determine whether the Special Servicer's determination of the Option Price represents fair value for the Trust Defaulted Mortgage Loan, in the manner set forth in Section 3.18(b). In such event, the Special Servicer shall promptly deliver to the applicable Master Servicer (or the Trustee, if the Trustee is making the determination as contemplated in the preceding sentence) the Determination Information, including information regarding any change in circumstance regarding the Trust Defaulted Mortgage Loan known to the Special Servicer that has occurred subsequent to, and that would materially affect the value of the related Mortgaged Property reflected in, the most recent related Appraisal. Notwithstanding the foregoing, and if the Special Servicer has not already done so, the applicable Master Servicer (or the Trustee, if the Trustee is making the determination as contemplated in the preceding sentences) may (at its option) designate an Independent Appraiser or other Independent expert of recognized standing having experience in evaluating the value of defaulted mortgage loans, selected with reasonable care by such Master Servicer or the Trustee, as the case may be, to confirm that the Special Servicer's determination of the Option Price represents fair value for the Trust Defaulted Mortgage Loan (which opinion shall be based on a review, analysis and evaluation of the Determination Information, and to the extent such an Independent Appraiser or third party deems any such Determination Information to be defective, incorrect, insufficient or unreliable, such Person may base its opinion on such other information it deems reasonable or appropriate). In that event, the applicable Master Servicer or the Trustee, as the case may be, absent manifest error, may conclusively rely on the opinion of any such Person. The costs of all appraisals, inspection reports and opinions of value incurred by the Special Servicer, the applicable Master Servicer, the Trustee or any such third party pursuant to this paragraph shall be advanced by such Master Servicer (or the Trustee, if applicable) and shall constitute, and be reimbursable as, Servicing Advances. In addition, the applicable Master Servicer (or, if applicable, the Trustee) shall be entitled to receive out of its Collection Account a fee in the amount of $2,500, for the initial confirmation of the Special Servicer's Option Price determination (but no fee for any subsequent confirmation) that is made by it with respect to any Trust Defaulted Mortgage Loan, in accordance with this Section 3.18(f).

            Notwithstanding anything contained in this Section 3.18(f) to the contrary, if the Special Servicer, the Plurality Subordinate Certificateholder or any of their respective Affiliates, is identified in the Purchase Option Notice as the Person expected to acquire the related Trust Mortgage Loan, and the Option Price is based upon the Special Servicer's fair value determination, and the applicable Master Servicer and the Special Servicer are Affiliates, the Trustee shall determine whether the Option Price represents fair value for the Trust Defaulted Mortgage Loan, in the manner set forth in Section 3.18(b) and as soon as reasonably practicable but in any event within 30 days (except as such period may be extended as set forth in this paragraph) of its receipt of the Purchase Option Notice and Determination Information from the Special Servicer. In determining whether the Option Price represents the fair value of such Trust Defaulted Mortgage Loan, the Trustee may obtain an opinion as to the fair value of such Trust Defaulted Mortgage Loan, taking into account the factors set forth in Section 3.18(b), from an Independent Appraiser or other Independent expert of recognized standing having experience in evaluating the value of defaulted mortgage loans which opinion shall be based on a review, analysis and evaluation of the Determination Information, and to the extent such an Independent Appraiser or third party deems any such Determination Information to be defective, incorrect, insufficient or unreliable, such Person may base its opinion on such other information it deems reasonable or appropriate, and absent manifest error, the Trustee may conclusively rely on the opinion of any such Person which was chosen by the Trustee with reasonable care. Notwithstanding the 30 day time period referenced above in this paragraph, the Trustee will have an additional 15 days to make a fair value determination if the Person referenced in the immediately preceding sentence has determined that the Determination Information is defective, incorrect, insufficient or unreliable. The reasonable costs of all appraisals, inspection reports and opinions of value, reasonably incurred by the Trustee or any such third party pursuant to this paragraph shall be advanced by the applicable Master Servicer and shall constitute, and be reimbursable as, Servicing Advances. In connection with the Trustee's determination of fair value the Special Servicer shall deliver to the Trustee the Determination Information for the use of the Trustee or any such third party.

            In the event a designated third party determines that the Option Price is less than the fair value of the Trust Defaulted Mortgage Loan, such party shall provide its determination, together with all information and reports it relied upon in making such determination, to the Special Servicer, the applicable Master Servicer or the Trustee, as the case may be, and the Special Servicer shall then adjust its fair value determination and, consequently, the Option Price, pursuant to Section 3.18(b). The Special Servicer shall promptly provide written notice of any adjustment of the Option Price to the Option Holder whose Purchase Option has been declared effective pursuant to Section 3.18(e) above. Upon receipt of such notice, such Option Holder shall have three
(3) Business Days to (i) accept the Option Price as adjusted and proceed in accordance with Section 3.18(g) below, or (ii) reject the Option Price as adjusted, in which case such Option Holder shall not be obligated to close the purchase of the Trust Defaulted Mortgage Loan. Upon notice from such Option Holder, that it rejects the Option Price as adjusted, the Special Servicer and the Trustee shall provide the notices described in Section 3.18(h) below and thereafter any Option Holder may exercise its purchase option in accordance with this Section 3.18, at the Option Price as adjusted.

            (g) The Option Holder whose Purchase Option is declared effective pursuant to Section 3.18(e) above shall be required to pay the purchase price specified in its Purchase Option Notice to the applicable Master Servicer within 10 Business Days of its receipt of such Master Servicer's notice confirming that the exercise of its Purchase Option is effective. Upon receipt of a Request for Release from the applicable Master Servicer specifying the date for closing the purchase of the related Trust Defaulted Mortgage Loan, and the purchase price to be paid therefor, the Trustee shall deliver at such closing for release to or at the direction of such Option Holder, the related Mortgage File, and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it by such Option Holder and are reasonably necessary to vest in the purchaser or any designee thereof the ownership of such Trust Mortgage Loan. In connection with any such purchase by any Person other than it, the Special Servicer shall deliver the related Mortgage File to or at the direction of the purchaser. In any case, the applicable Master Servicer shall deposit the purchase price (except that portion of any purchase price constituting Gain-on-Sale Proceeds which shall be deposited in the Gain-on-Sale Reserve Account) into its Collection Account within one (1) Business Day following receipt.

            (h) The Special Servicer shall immediately notify the Trustee and the applicable Master Servicer upon the holder of the effective Purchase Option's failure to remit the purchase price specified in its Purchase Option Notice pursuant to this Section 3.18(h). Thereafter, the Trustee shall notify each Option Holder of such failure and any Option Holder may then exercise its purchase option in accordance with this Section 3.18.

            (i) Unless and until the Purchase Option with respect to a Trust Defaulted Mortgage Loan is exercised, the Special Servicer shall pursue such other resolution strategies available hereunder with respect to such Trust Defaulted Mortgage Loan, including, without limitation, workout and foreclosure, as the Special Servicer may deem appropriate consistent with the Servicing Standard; provided, however, the Special Servicer will not be permitted to sell the Trust Defaulted Mortgage Loan other than in connection with the exercise of the related Purchase Option.

            (j) In the event that title to any REO Property is acquired by the Trust in respect of any Trust Defaulted Mortgage Loan, the deed or certificate of sale shall be issued to the Trust, the Trustee or to its nominees. The Special Servicer, after notice to the Controlling Class Representative, shall use its reasonable best efforts to sell any REO Property as soon as practicable in accordance with Section 3.16(a). If the Special Servicer on behalf of the Trustee has not received an REO Extension or an Opinion of Counsel described in
Section 3.16(a) and the Special Servicer is not able to sell such REO Property within the period specified above, or if an REO Extension has been granted and the Special Servicer is unable to sell such REO Property within the extended time period, the Special Servicer shall, after consultation with the Controlling Class Representative, before the end of such period or extended period, as the case may be, auction the REO Property to the highest bidder (which may be the Special Servicer) in accordance with the Servicing Standard. The Special Servicer shall give the Controlling Class Representative, the applicable Master Servicer and the Trustee (and, in the case of a Loan Combination Mortgaged Property, the related Non-Trust Noteholder(s)) not less than five days' prior written notice of its intention to sell any REO Property, and in respect of such sale, the Special Servicer shall offer such REO Property in a commercially reasonable manner. Where any Interested Person is among those bidding with respect to an REO Property, the Special Servicer shall require that all bids be submitted in writing and be accompanied by a refundable deposit of cash in an amount equal to 5% of the bid amount. No Interested Person shall be permitted to purchase the REO Property at a price less than the Purchase Price; and provided, further, that if the Special Servicer intends to bid on any REO Property, (i) the Special Servicer shall notify the Trustee of such intent, (ii) the Trustee shall promptly obtain, at the expense of the Trust Fund, an Appraisal of such REO Property and (iii) the Special Servicer shall not bid less than the greater of (A) the fair market value set forth in such Appraisal or (B) the Purchase Price.

            (k) Subject to the REMIC Provisions, the Special Servicer shall act on behalf of the Trust in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property or the exercise of a Purchase Option, including the collection of all amounts payable in connection therewith. Notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may bid for or purchase any REO Property or purchase any Trust Defaulted Mortgage Loan. Any sale of a Trust Defaulted Mortgage Loan (pursuant to a Purchase Option) or an REO Property shall be without recourse to, or representation or warranty by, the Trustee, any Fiscal Agent, the Depositor, the Special Servicer, the applicable Master Servicer, any Mortgage Loan Seller or the Trust. None of the Special Servicer, the applicable Master Servicer, the Depositor, the Trustee or any Fiscal Agent shall have any liability to the Trust or any Certificateholder with respect to the price at which a Trust Defaulted Mortgage Loan is sold if the sale is consummated in accordance with the terms of this Agreement.

            (l) Upon exercise of a Purchase Option, the holder of such Purchase Option shall be required to pay the purchase price specified in its Purchase Option Notice to the Special Servicer within 10 Business Days of exercising its Purchase Option. The proceeds of any sale of a Trust Defaulted Mortgage Loan, after deduction of the expenses of such sale incurred in connection therewith, shall be deposited by the Special Servicer in the applicable Master Servicer's Collection Account.

            (m) Notwithstanding anything herein to the contrary, the Special Servicer shall not take or refrain from taking any action pursuant to instructions from the Controlling Class Representative that would cause it to violate applicable law or any term or provision of this Agreement, including the REMIC Provisions and the Servicing Standard.

            (n) The amount paid for a Trust Defaulted Mortgage Loan or related REO Property purchased under this Agreement shall be deposited into the applicable Master Servicer's Collection Account. Upon receipt of notice from the applicable Master Servicer that such deposit has been made, the Trustee shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest in the purchaser of such Trust Defaulted Mortgage Loan or related REO Property ownership of the Trust Defaulted Mortgage Loan or REO Property. The Custodian, upon receipt of a Request for Release, shall release or cause to be released to the applicable Master Servicer or the Special Servicer the related Mortgage File. In connection with any such purchase, the Special Servicer shall deliver the related Servicing File to the purchaser of a Trust Defaulted Mortgage Loan or related REO Property.

            (o) Pursuant to the terms of the Peter Cooper Village and Stuyvesant Town Loan Combination Intercreditor Agreement and the FRIS Chicken Loan Combination Intercreditor Agreement, upon the occurrence of one or more specified events set forth in each such agreement with respect to the related Trust Mortgage Loan, each related Non-Trust Noteholder may, at its option and subject to the terms of such agreement, purchase the subject Trust Mortgage Loan at the purchase price determined by the Wachovia 2007-C30 Special Servicer pursuant to the terms of the Wachovia 2007-C30 Pooling and Servicing Agreement or by the MSCI 2005-HQ6 Special Servicer pursuant to the terms of the MSCI 2005-HQ6 Pooling and Servicing Agreement, as applicable. Any exercise of a Purchase Option under this Section 3.18 with respect to the Peter Cooper Village and Stuyvesant Town Trust Mortgage Loan or the FRIS Chicken Trust Mortgage Loan shall be subject to the rights of the related Non-Trust Noteholders to purchase such Trust Mortgage Loan pursuant to the related Loan Combination Intercreditor Agreement.

            Section 3.19 Additional Obligations of the Master Servicers.

            (a) Each Master Servicer shall deposit in its Collection Account on each P&I Advance Date (prior to any transfer of funds from such Collection Account to the Distribution Account on such date and without any right of reimbursement therefor) with respect to those Trust Mortgage Loans that were, in each such case, subject to a voluntary Principal Prepayment during the most recently ended Collection Period (other than Principal Prepayments made on any Specially Serviced Mortgage Loans or made out of Insurance Proceeds or Liquidation Proceeds, other than Casualty/Condemnation Principal Prepayments and other than subsequent to a material default) creating a Prepayment Interest Shortfall, an aggregate amount equal to the lesser of (i) the amount of the related Prepayment Interest Shortfalls in respect of such Trust Mortgage Loans and (ii) the sum of (A) that portion of such Master Servicer's Master Servicing Fees on the portion of the Mortgage Pool for which it is the applicable Master Servicer that represents an accrual at a rate of 0.01% per annum and (B) the total amount of Prepayment Interest Excesses that were collected during the related Collection Period; provided, however, that if a Prepayment Interest Shortfall occurs as a result of the applicable Master Servicer's allowing the related Mortgagor to deviate from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (x) subsequent to a material default under the related Mortgage Loan documents, (y) pursuant to applicable law or a court order or (z) at the request or with the consent of the Special Servicer or the Controlling Class Representative), then, for purposes of determining the payment that such Master Servicer is required to make to cover that Prepayment Interest Shortfall, the reference to "Master Servicing Fee" in clause (A) above shall be construed to include (1) the entire Master Servicing Fees payable to such Master Servicer with respect to the related Collection Period, inclusive of any portion payable to a third-party primary servicer and inclusive of any portion thereof that constitutes the related Excess Servicing Strip and (2) the amount of any investment income earned by such Master Servicer on the related Principal Prepayment while on deposit in its Collection Account.

            Following the payments made by the applicable Master Servicer pursuant to the preceding paragraph (excluding the payments contemplated by the proviso to the sole sentence of the preceding paragraph), such Master Servicer shall apply any remaining Prepayment Interest Excesses to offset any Casualty/Condemnation Interest Shortfall incurred with respect to any Trust Mortgage Loan during the subject Collection Period.

            Except as provided in the preceding paragraphs, no other compensation to the Master Servicers shall be available to cover Prepayment Interest Shortfalls. Each Master Servicer's obligation to make any particular deposit in respect of any Collection Period as set forth in this Section 3.19(a) shall not, in the absence of default under this Section 3.19(a), carry over to any subsequent Collection Period.

            (b) The applicable Master Servicer shall, as to each Mortgage Loan that is secured by the interest of the related Mortgagor under a Ground Lease, promptly (and in any event within 60 days of the Closing Date) notify the related ground lessor in writing of the transfer of such Mortgage Loan to the Trust Fund pursuant to this Agreement and inform such ground lessor that any notices of default under the related Ground Lease should thereafter be forwarded to such Master Servicer. The costs and expenses of any modifications to Ground Leases shall be paid by the related Mortgagor.

            (c) Each Master Servicer shall deliver to each Mortgage Loan Seller upon request, without charge, no more than twice per calendar year a current list of the Mortgagors relating to the Mortgage Loans (as identified on the Mortgage Loan Schedule) sold by such Mortgage Loan Seller to the Depositor and their respective billing addresses and telephone numbers; provided, however, that neither Master Servicer shall be under an obligation to provide any such information not in its possession.

            (d) The Master Servicers and the Special Servicer shall each be responsible for providing (i) to each Non-Trust Noteholder such notices regarding defaults and events of default with respect to the related Serviced Loan Combination as are required from the holder of the related Trust Mortgage Loan that is part the related Loan Combination under the related Loan Combination Intercreditor Agreement, and (ii) to any lender of related mezzanine debt as may be required from the Trust, as holder of a Trust Mortgage Loan, under any related co-lender, intercreditor or similar agreement.

            Section 3.20 Modifications, Waivers, Amendments and Consents.

            (a) The Master Servicers (with respect to any Mortgage Loan that is not a Specially Serviced Mortgage Loan) and the Special Servicer (with respect to any Specially Serviced Mortgage Loan) each may (consistent with the Servicing Standard) agree to any modification, waiver or amendment of any term of, extend the maturity of (in the case of either Master Servicer, subject to a maximum of two separate one-year extensions without the consent of the Special Servicer), defer or forgive interest (including Penalty Interest and Additional Interest) on and principal of, defer or forgive late payment charges, Prepayment Premiums and Yield Maintenance Charges on, permit the release, addition or substitution of collateral securing, and/or permit the release, addition or substitution of the Mortgagor on or any guarantor of, any Mortgage Loan, and/or provide consents with respect to any leasing activity at a Mortgaged Property securing any Mortgage Loan without the consent of the Trustee or any Certificateholder; provided, that the Master Servicers' and the Special Servicer's rights to do so shall be subject to Section 3.08, Section 6.11, Section 6.12, Section 6. 6.13 and Section 6.14 (and, in the case of a Serviced Loan Combination, subject to the terms of the related Loan Combination Intercreditor Agreement) and, further, to the following subsections of this Section 3.20; and provided, further, that other than as provided in Sections 3.02(a) (relating to waivers of Default Charges), 3.08, 3.20(d) and 3.20(e), neither Master Servicer shall agree to any modification, waiver, forbearance or amendment of any term of, or take any of the other acts referenced in this Section 3.20(a) with respect to, any Mortgage Loan, unless such Master Servicer has obtained the consent of the Special Servicer (it being understood and agreed that (A) such Master Servicer will promptly provide the Special Servicer with notice of any Mortgagor request for such modification, waiver, forbearance or amendment, such Master Servicer's written recommendations and analysis, and all information reasonably available to such Master Servicer that the Special Servicer may reasonably request in order to withhold or grant any such consent, (B) the Special Servicer shall decide whether to withhold or grant such consent in accordance with the Servicing Standard and Section 6.11, Section 6.12, Section 6.13 and Section 6.14 and (C) if any such consent has not been expressly denied within 10 Business Days (or, if the Controlling Class Representative is entitled to object pursuant to Section 6.11, 15 Business Days, which 15 Business Days shall be subject to the limitation to five Business Days specified in the proviso at the end of the first paragraph of Section 6.11) after the Special Servicer's receipt from such Master Servicer of such Master Servicer's recommendations and analysis and all information reasonably requested thereby and reasonably available to such Master Servicer in order to make an informed decision (or, if the Special Servicer did not request any information, within 10 Business Days (or 15 Business Days, if applicable) after such notice), such consent shall be deemed to have been granted).

            (b) All modifications, waivers or amendments of any Mortgage Loan shall be in writing and shall be considered and effected in accordance with the Servicing Standard. Neither of the Master Servicers nor the Special Servicer, as applicable, shall make or permit or consent to, as applicable, any modification, waiver or amendment of any term of any Mortgage Loan that would result in an Adverse REMIC Event. Either Master Servicer or the Special Servicer shall determine and may conclusively rely on an Opinion of Counsel (which Opinion of Counsel shall be an expense of the Trust Fund to the extent not paid by the related Mortgagor) to the effect that such modification, waiver or amendment would not (1) effect an exchange or reissuance of the Mortgage Loan under Treasury Regulations Section 1.860G-2(b) of the Code, (2) cause either of REMIC I or REMIC II to fail to qualify as a REMIC under the Code or result in the imposition of any tax on "prohibited transactions" or "contributions" after the Startup Day under the REMIC Provisions, or (3) adversely affect the status of any Floating Rate Grantor Trust, Grantor Trust Y or Grantor Trust Z under the Code.

            (c) The Special Servicer, on behalf of the Trust Fund, may agree or consent to (or permit either Master Servicer to agree or consent to) any modification, waiver or amendment of any term of any Mortgage Loan that would:

            (i) affect the amount or timing of any related payment of principal, interest or other amount (including Prepayment Premiums or Yield Maintenance Charges, but excluding Penalty Interest and amounts payable as additional servicing compensation) payable thereunder (including, subject to the discussion in the following paragraph, any related Balloon Payment); or

            (ii) affect the obligation of the related Mortgagor to pay a Prepayment Premium or Yield Maintenance Charge or permit a Principal Prepayment during any period in which the related Mortgage Note prohibits Principal Prepayments; or

            (iii) in the judgment of the Special Servicer, materially impair the security for such Mortgage Loan or reduce the likelihood of timely payment of amounts due thereon;

only if (A) a material default on the Mortgage Loan has occurred or, in the Special Servicer's judgment, a material default on the Mortgage Loan is reasonably foreseeable, and (B) the modification, waiver, amendment or other action is reasonably likely to produce a greater recovery to the Certificateholders (and, in the case of a Serviced Loan Combination, the related Non-Trust Noteholder(s)), as a collective whole, on a present value basis, than would liquidation.

            In addition, subject to the third paragraph of this Section 3.20(c), the Special Servicer may (or permit either Master Servicer to) extend the date on which any Balloon Payment is scheduled to be due in respect of a Specially Serviced Mortgage Loan if the conditions set forth in the proviso to the prior paragraph are satisfied and the Special Servicer has obtained an Appraisal of the related Mortgaged Property in connection with such extension, which Appraisal supports the determination of the Special Servicer contemplated by clause (B) of the proviso to the immediately preceding paragraph.

            In no event will either Master Servicer or the Special Servicer (i) extend the maturity date of a Mortgage Loan beyond a date that is two years prior to the Rated Final Distribution Date and (ii) if the Mortgage Loan is secured by a Ground Lease (and not by the corresponding fee simple interest), extend the maturity date of such Mortgage Loan beyond a date which is less than 20 years (or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the Ground Lease, and with the consent of the Controlling Class Representative, 10 years) prior to the expiration of the term of such Ground Lease including any unilateral options to extend such term.

            The determination of the Special Servicer contemplated by clause (B) of the proviso to the first paragraph of this Section 3.20(c) shall be evidenced by an Officer's Certificate to such effect delivered to the Trustee, the applicable Master Servicer and, in the case of a Serviced Loan Combination, the related Non-Trust Noteholder(s) and describing in reasonable detail the basis for the Special Servicer's determination. The Special Servicer shall append to such Officer's Certificate any information including but not limited to income and expense statements, rent rolls, property inspection reports and appraisals that support such determination.

            (d) Except as expressly contemplated by the related Mortgage Loan documents, the Special Servicer shall not consent to either Master Servicer releasing, which consent shall be deemed given if not denied in writing within 10 Business Days (or, if the Controlling Class Representative is entitled to object pursuant to Section 6.11, 15 Business Days, which 15 Business Days shall be subject to the limitation to five Business Days specified in the proviso at the end of the first paragraph of Section 6.11), any real property collateral securing an outstanding Mortgage Loan, except as provided in Section 3.09 or 3.20(e), or except in connection with a permitted defeasance or a pending or threatened immaterial condemnation, or except where a Mortgage Loan (or, in the case of a Crossed Loan Group, where such entire Crossed Loan Group) is satisfied, or except in the case of a release of real property collateral provided the Rating Agencies have been notified in writing and, with respect to a Mortgage Loan that is not a Specially Serviced Mortgage Loan, (A) either (1) such release will not, in the reasonable judgment of the Special Servicer (exercised in accordance with the Servicing Standard), materially and adversely affect the net operating income being generated by or the then-current use of the related Mortgaged Property, or (2) there is a corresponding principal pay down of such Mortgage Loan in an amount at least equal to the appraised value of the collateral to be released (or substitute real property collateral with an appraised value at least equal to that of the collateral to be released, is delivered), (B) the release does not materially adversely affect the adequacy of the remaining Mortgaged Property (together with any substitute real property collateral), in the reasonable judgment of the Special Servicer (exercised in accordance with the Servicing Standard), as security for the Mortgage Loan and
(C) if the real property collateral to be released has an appraised value in excess of $1,500,000, such release would not, in and of itself, result in an Adverse Rating Event (as confirmed in writing to the Trustee by each Rating Agency).

            (e) Notwithstanding anything in this Section 3.20, Section 3.08,
Section 6.11, Section 6.12, Section 6.13 or Section 6.14 to the contrary, neither Master Servicer shall be required to seek the consent of, or provide prior notice to, the Special Servicer, any Certificateholder or the Controlling Class Representative or obtain any confirmation of the Certificate ratings from the Rating Agencies in order to approve the following modifications, waivers or amendments of the Mortgage Loans (but, in the case of the actions described in clauses (iii) and (iv) of this sentence, shall notify the Controlling Class Representative thereof): (i) waivers of non-material covenant defaults (other than financial covenants), including late financial statements; (ii) waivers of Default Charges, to the extent allowed under Section 3.02; (iii) releases of unimproved parcels of a Mortgaged Property; (iv) grants of easements, rights-of-way or other similar agreements in accordance with Section 3.08(b);
(v) approval of routine leasing activities that affect less than the lesser of 30,000 square feet or 30% of the net rentable area of the related Mortgaged Property; (vi) approval of annual budgets to operate the Mortgaged Property;
(vii) temporary waivers of any requirements in the related Mortgage Loan documents with respect to insurance deductible amounts or claims-paying ability ratings of insurance providers; and (viii) consenting to changing the property manager with respect to any Mortgage Loan with an unpaid principal balance of less than $2,000,000; provided that any such modification, waiver or amendment, or agreeing to any such modification, waiver or amendment, (w) would not in any way affect a payment term of the Certificates, (x) would not constitute a "significant modification" of such Mortgage Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise constitute an Adverse REMIC Event with respect to any REMIC or an Adverse Grantor Trust Event with respect to any Floating Rate Grantor Trust, Grantor Trust Y or Grantor Trust Z,
(y) would be consistent with the Servicing Standard.

            (f) Any payment of interest that is deferred pursuant to any modification, waiver or amendment permitted hereunder, shall not, for purposes hereof, including, without limitation, calculating monthly distributions to Certificateholders, be added to the unpaid principal balance or Stated Principal Balance of the related Mortgage Loan, notwithstanding that the terms of such modification, waiver or amendment so permit. The foregoing shall in no way limit the Special Servicer's ability to charge and collect from the Mortgagor costs otherwise collectible under the terms of the related Mortgage Note and this Agreement together with interest thereon.

            (g) The Special Servicer or, either Master Servicer may, as a condition to granting any request by a Mortgagor for consent, modification, waiver or indulgence or any other matter or thing, the granting of which is within its discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan and is permitted by the terms of this Agreement, require that such Mortgagor pay to it (i) as additional servicing compensation, a reasonable or customary fee for the additional services performed in connection with such request, provided such fee would not itself be a "significant modification" pursuant to Treasury Regulations Section 1.1001-3(e)(2) and (ii) any related costs and expenses incurred by it. In no event shall the Special Servicer be entitled to payment for such fees or expenses unless such payment is collected from the related Mortgagor.

            (h) The Master Servicers and Special Servicer shall notify each other, the Trustee, the Controlling Class Representative and, in the case of a Serviced Loan Combination, the related Non-Trust Noteholder(s), in writing, of any modification, waiver or amendment of any term of any Mortgage Loan (including fees charged the Mortgagor) and the date thereof, and shall deliver to the Custodian for deposit in the related Mortgage File, (in the case of the Special Servicer, with a copy to the applicable Master Servicer), an original counterpart of the agreement relating to such modification, waiver or amendment, promptly (and in any event within 10 Business Days) following the execution thereof. Copies of each agreement whereby any such modification, waiver or amendment of any term of any Mortgage Loan is effected shall be made available for review upon prior request during normal business hours at the offices of the applicable Master Servicer pursuant to Section 3.15(a) hereof.

            (i) With respect to each Mortgage Loan (including each Specially Serviced Mortgage Loan) that provides for defeasance and is to be defeased in accordance with its terms pursuant to a mortgagor's exercise of its rights to defease such Mortgage Loan, each Master Servicer shall, to the extent permitted by the terms of such Mortgage Loan, require the related Mortgagor (i) to provide replacement collateral consisting of U.S. government securities within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(i) in an amount sufficient to make all scheduled payments under the Mortgage Loan (or defeased portion thereof) when due (and assuming, in the case of an ARD Loan, to the extent consistent with the related Mortgage Loan documents, that such Mortgage Loan matures on its Anticipated Repayment Date), (ii) to deliver a certificate from an independent certified public accounting firm certifying that the replacement collateral is sufficient to make such payments, (iii) at the option of such Master Servicer, to designate a single purpose entity (which may be a subsidiary of such Master Servicer and may be established for the purpose of assuming all defeased Mortgage Loans) to assume the Mortgage Loan (or defeased portion thereof) and own the defeasance collateral, (iv) to implement such defeasance only after the second anniversary of the Closing Date, (v) to provide an Opinion of Counsel that the Trustee has a perfected, first priority security interest in the new collateral (subject to bankruptcy, insolvency and similar standard exceptions), and (vi) in the case of a partial defeasance of the Mortgage Loan, to defease a principal amount equal to at least 125% (or such lower percentage as the related Mortgagor is entitled to partially defease a principal amount pursuant to the related Mortgage Loan documents, it being understood that the Master Servicers are not authorized to modify such terms) of the allocated loan amount for the Mortgaged Property or Properties to be released. If the subject Mortgage Loan is not a Significant Mortgage Loan and if either the terms of the subject Mortgage Loan permit the applicable Master Servicer to impose the foregoing requirements or such Master Servicer satisfies such requirements on its own, then confirmation that such defeasance will not result in an Adverse Rating Event is not required from Fitch, is not required from Moody's and is not required from S&P so long as such Master Servicer delivers to S&P a certification substantially in the form attached hereto as Exhibit K. In such case, the applicable Master Servicer shall provide the Rating Agencies and the Controlling Class Representative with notice that the foregoing requirements have been met with respect to the subject Mortgage Loan. However, if the subject Mortgage Loan is a Significant Mortgage Loan or if the terms of the subject Mortgage Loan do not permit the applicable Master Servicer to impose such requirements and such Master Servicer does not satisfy such requirements on its own, then such Master Servicer shall so notify the Rating Agencies and the Controlling Class Representative (and, in the case of a Serviced Loan Combination, the related Non-Trust Noteholder(s), as applicable) and, so long as such a requirement would not violate applicable law or the Servicing Standard, obtain a confirmation from each Rating Agency that such defeasance will not result in an Adverse Rating Event. Subject to the related Mortgage Loan documents and applicable law, the applicable Master Servicer shall not execute a defeasance unless (a) the subject Mortgage Loan requires the Mortgagor to pay all Rating Agency fees associated with defeasance (if Rating Agency confirmation of the absence of an Adverse Rating Event is a specific condition thereto) and all expenses associated with defeasance or other arrangements for payment of such costs are made at no expense to the Trust Fund or such Master Servicer (provided, however, that in no event shall such proposed "other arrangements" result in any liability to the Trust Fund including any indemnification of such Master Servicer or the Special Servicer which may result in legal expenses to the Trust Fund), and (b) the Mortgagor is required to provide or such Master Servicer receives from Independent counsel at the Mortgagor's expense all Opinions of Counsel, including Opinions of Counsel that the defeasance will not cause an Adverse REMIC Event or an Adverse Grantor Trust Event and that the Mortgage Loan documents are fully enforceable in accordance with their terms (subject to bankruptcy, insolvency and similar standard exceptions), and any applicable rating confirmations. In addition, if in connection with a defeasance of any Mortgage Loan the applicable Mortgage Loan Seller bears the costs and expenses associated with such defeasance in accordance with the terms of the applicable Mortgage Loan Purchase Agreement, any costs and expenses subsequently recovered by the applicable Master Servicer from the related Mortgagor in respect of such defeasance shall be promptly remitted by such Master Servicer to the applicable Mortgage Loan Seller.

            Subsequent to the second anniversary of the Closing Date, to the extent that the applicable Master Servicer can, in accordance with the related Mortgage Loan documents, require defeasance of any Mortgage Loan in lieu of accepting a prepayment of principal thereunder, including a prepayment of principal accompanied by a Prepayment Premium or Yield Maintenance Charge, such Master Servicer shall, to the extent it is consistent with the Servicing Standard, require such defeasance, provided that the conditions set forth in clauses (i) through (vi) of the first sentence of the immediately preceding paragraph have been satisfied. Notwithstanding the foregoing, if at any time, a court with jurisdiction in the matter shall hold that the related Mortgagor may obtain a release of the subject Mortgaged Property but is not obligated to deliver the full amount of the defeasance collateral contemplated by the related Mortgage Loan documents (or cash sufficient to purchase such defeasance collateral), then the applicable Master Servicer shall (i) if consistent with the related Mortgage Loan documents, refuse to allow the defeasance of the Mortgage Loan or (ii) if such Master Servicer cannot so refuse and if the related Mortgagor has delivered cash to purchase defeasance collateral, such Master Servicer shall either (A) to the extent of the cash delivered by the Mortgagor, purchase defeasance collateral or (B) apply the cash to a prepayment of the Mortgage Loan, in either case, in accordance with the Servicing Standard.

            For purposes of this paragraph, a "single purpose entity" shall mean a Person, other than an individual, whose organization documents provide as follows: it is formed solely for the purpose of owning and operating a single property, assuming one or more Mortgage Loans (or, in the case of a Serviced Loan Combination, the Serviced Loan Combination) and owning and pledging the related Defeasance Collateral; it may not engage in any business unrelated to such property and the financing thereof; it does not have and may not own any assets other than those related to its interest in the property or the financing thereof and may not incur any indebtedness other than as permitted by the related Mortgage; it shall maintain its own books, records and accounts, in each case which are separate and apart from the books, records and accounts of any other person; it shall hold regular meetings, as appropriate, to conduct its business, and shall observe all entity-level formalities and record keeping; it shall conduct business in its own name and use separate stationery, invoices and checks; it may not guarantee or assume the debts or obligations of any other person; it shall not commingle its assets or funds with those of any other person; it shall pay its obligations and expenses from its own funds and allocate and charge reasonably and fairly any common employees or overhead shared with affiliates; it shall prepare separate tax returns and financial statements or, if part of a consolidated group, shall be shown as a separate member of such group; it shall transact business with affiliates on an arm's length basis pursuant to written agreements; and it shall hold itself out as being a legal entity, separate and apart from any other person. The single purpose entity organizational documents shall provide that any dissolution and winding up or insolvency filing for such entity requires the unanimous consent of all partners or members, as applicable, and that such documents may not be amended with respect to the single purpose entity requirements during the term of the Mortgage Loan (or the Serviced Loan Combination, if applicable).

            (j) To the extent that either Master Servicer or the Special Servicer waives any Default Charges in respect of any Mortgage Loan, whether pursuant to Section 3.02(a) or this Section 3.20, the respective amounts of additional servicing compensation payable to such Master Servicer and the Special Servicer under Section 3.11 out of such Default Charges shall be reduced proportionately, based upon the respective amounts that had been payable thereto out of such Default Charges pursuant to Section 3.26 immediately prior to such waiver.

            (k) Notwithstanding anything to the contrary in this Agreement, neither of the Master Servicers nor the Special Servicer, as applicable, shall give any consent, approval or direction regarding the termination of the related property manager or the designation of any replacement property manager with respect to any Mortgaged Property that secures a Significant Mortgage Loan unless it has received prior written confirmation (the cost of which shall be paid by the related Mortgagor, if so allowed by the terms of the related loan documents, and if not so allowed, paid as an Additional Trust Fund Expense) from the Rating Agencies that such action will not result in an Adverse Rating Event.

            (l) Notwithstanding anything in this Section 3.20 to the contrary:

            (i) the limitations, conditions and restrictions set forth in this
      Section 3.20 shall not apply to any act or event (including, without limitation, a release of collateral) in respect of any Mortgage Loan that is required under the Mortgage Loan documents or that either occurs automatically or results from the exercise of a unilateral option by the related Mortgagor within the meaning of Treasury Regulations Section 1.1001-3(c)(2)(iii), in any event under the terms of such Mortgage Loan in effect on the Closing Date (or, in the case of a Qualified Substitute Mortgage Loan, on the related date of substitution); and

            (ii) neither of the Master Servicers nor the Special Servicer shall be required to oppose the confirmation of a plan in any bankruptcy or similar proceeding involving a Mortgagor if, in its reasonable judgment, such opposition would not ultimately prevent the confirmation of such plan or one substantially similar.

            (m) Neither the Special Servicer nor the Master Servicers shall have any liability to the Trust, the Certificateholders, any Non-Trust Noteholder or any other Person if its analysis and determination that the modification, waiver, amendment or other action contemplated by this Section 3.20 is reasonably likely to produce a greater recovery to Certificateholders on a present value basis than would liquidation should prove to be wrong or incorrect, so long as the analysis and determination were made on a reasonable basis by the Special Servicer and/or the subject Master Servicer, and consistent with the Servicing Standard.

            Section 3.21 Transfer of Servicing Between the Master Servicers and the Special Servicer; Record Keeping.

            (a) Upon determining that a Servicing Transfer Event has occurred with respect to any Mortgage Loan, the applicable Master Servicer shall promptly notify the Trustee, the Special Servicer and the Controlling Class Representative (and with respect to a Serviced Loan Combination, the related Non-Trust Noteholder(s)), and if such Master Servicer is not also the Special Servicer, such Master Servicer shall promptly deliver or cause to be delivered a copy of the related Servicing File, to the Special Servicer and shall use reasonable efforts to provide the Special Servicer with all information, documents (or copies thereof) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to the Mortgage Loan, either in such Master Servicer's or any of its directors', officers', employees', affiliates' or agents' possession or control or otherwise available to such Master Servicer without undue burden or expense, and reasonably requested by the Special Servicer to enable it to assume its functions hereunder with respect thereto. The applicable Master Servicer shall use reasonable efforts to comply with the preceding sentence within five Business Days of the occurrence of each related Servicing Transfer Event; provided, however, if the information, documents and records requested by the Special Servicer are not contained in the Servicing File, such Master Servicer shall have such period of time as reasonably necessary to make such delivery.

            Upon determining that a Specially Serviced Mortgage Loan has become a Corrected Mortgage Loan and if the applicable Master Servicer is not also the Special Servicer, the Special Servicer shall immediately give notice thereof to such Master Servicer and the Controlling Class Representative (and with respect to a Serviced Loan Combination, the related Non-Trust Noteholder(s)), and shall return the related Servicing File and all other information, documents and records that were not part of the Servicing File when it was delivered to the Special Servicer within five Business Days of the occurrence, to such Master Servicer (or such other Person as may be directed by such Master Servicer) and upon giving such notice, and returning such Servicing File, to such Master Servicer (or such other Person as may be directed by such Master Servicer), the Special Servicer's obligation to service such Mortgage Loan, and the Special Servicer's right to receive the Special Servicing Fee with respect to such Mortgage Loan, shall terminate, and the obligations of such Master Servicer to service and administer such Mortgage Loan shall resume.

            (b) In servicing any Specially Serviced Mortgage Loans, the Special Servicer shall provide to the Custodian originals of documents included within the definition of "Mortgage File" for inclusion in the related Mortgage File (with a copy of each such original to the applicable Master Servicer), and copies of any additional related Mortgage Loan information, including correspondence with the related Mortgagor.

            (c) No later than 60 days after a Mortgage Loan becomes a Specially Serviced Mortgage Loan (or, in the case of any Serviced Loan Combination, such other number of days provided in the related Loan Combination Intercreditor Agreement), the Special Servicer shall deliver to each Rating Agency, the Trustee, the applicable Master Servicer, the Controlling Class Representative and, if applicable, the related Serviced Loan Combination Controlling Party, a report (the "Asset Status Report") with respect to such Mortgage Loan and the related Mortgaged Property. Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

            (i) summary of the status of such Specially Serviced Mortgage Loan and negotiations with the related Mortgagor;

            (ii) a discussion of the legal and environmental considerations reasonably known to the Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Mortgage Loan and whether outside legal counsel has been retained;

            (iii) the most current rent roll and income or operating statement available for the related Mortgaged Property;

            (iv) the Appraised Value of the Mortgaged Property together with the assumptions used in the calculation thereof;

            (v) summary of the Special Servicer's recommended action with respect to such Specially Serviced Mortgage Loan; and

            (vi) such other information as the Special Servicer deems relevant in light of the Servicing Standard;

provided, however, that if a Serviced Loan Combination is involved, the Asset Status Report shall be in respect of the entire Serviced Loan Combination and shall also contain any additional information required to be contained in such Asset Status Report pursuant to the related Loan Combination Agreement.

            With respect to any Mortgage Loan (excluding any Mortgage Loan that is part of a Serviced Loan Combination (as to which the related Loan Combination Intercreditor Agreement provides a different process for the review and approval of Asset Status Reports)), within 10 Business Days of receiving an Asset Status Report which relates to a recommended action as to which the Controlling Class Representative is entitled to object under Section 6.11, the Controlling Class Representative does not disapprove such Asset Status Report in writing, the Special Servicer shall implement the recommended action as outlined in such Asset Status Report; provided, however, that the Special Servicer may not take any action that is contrary to applicable law, the Servicing Standard, or the terms of the applicable Mortgage Loan documents. If, subject to Section 6.11, the Controlling Class Representative disapproves such Asset Status Report, the Special Servicer will revise such Asset Status Report and deliver to the Controlling Class Representative, the Rating Agencies, the Trustee and the applicable Master Servicer a new Asset Status Report as soon as practicable, but in no event later than 30 days after such disapproval.

            With respect to any Mortgage Loan (excluding any Mortgage Loan that is part of a Serviced Loan Combination (as to which the related Loan Combination Intercreditor Agreement provides a different process for the review and approval of Asset Status Reports)), the Special Servicer shall revise such Asset Status Report as described above in this Section 3.21(c) until the Controlling Class Representative shall fail to disapprove such revised Asset Status Report in writing within 10 Business Days of receiving such revised Asset Status Report or until the Special Servicer makes one of the determinations described below. With respect to any Mortgage Loan (excluding any Mortgage Loan that is part of a Serviced Loan Combination (as to which the related Loan Combination Intercreditor Agreement provides a different process for the review and approval of Asset Status Reports)), the Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such modified report, provided such modified report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section. Notwithstanding the foregoing, the Special Servicer (i) may, following the occurrence of an extraordinary event with respect to the related Mortgaged Property, take any action set forth in such Asset Status Report (and consistent with the terms hereof) before the expiration of a 10 Business Day period if the Special Servicer has reasonably determined that failure to take such action would materially and adversely affect the interests of the Certificateholders (and, if applicable, the related Non-Trust Noteholder) and it has made a reasonable effort to contact the Controlling Class Representative and (ii) in any case, shall determine whether such affirmative disapproval is not in the best interest of all the Certificateholders (and, if applicable, the related Non-Trust Noteholder) pursuant to the Servicing Standard.

            In the event the Controlling Class Representative and the Special Servicer have been unable to agree upon an Asset Status Report with respect to a Specially Serviced Mortgage Loan (excluding any Mortgage Loan that is part of a Serviced Loan Combination (as to which the related Loan Combination Intercreditor Agreement provides a different process for the review and approval of Asset Status Reports)) within 90 days of the Controlling Class Representative's receipt of the initial Asset Status Report, the Special Servicer shall implement the actions directed by the Controlling Class Representative unless doing so would result in any of the consequences set forth in the last paragraph of this Section 3.21, in which case the Special Servicer shall implement the actions described in the most recent Asset Status Report submitted to the Controlling Class Representative by the Special Servicer.

            In the case of each of the Serviced Loan Combinations, the review and approval of Asset Status Reports shall be conducted in accordance with the provisions of the related Loan Combination Intercreditor Agreement.

            The Special Servicer shall have the authority to meet with the Mortgagor for any Specially Serviced Mortgage Loan and take such actions consistent with the Servicing Standard, the terms hereof and the related Asset Status Report. The Special Servicer shall not take any action inconsistent with the related Asset Status Report, unless such action would be required in order to act in accordance with the Servicing Standard.

            Notwithstanding the fact that an Asset Status Report has been prepared and/or approved, the Controlling Class Representative will remain entitled to advise and object regarding the actions set forth in Section 6.11(a) and any related Asset Status Report shall not be a substitute for the exercise of those rights.

            No direction of objection by or failure to approve by the Controlling Class Representative or the majority of the Certificateholders (or, in the case of a Serviced Loan Combination, the related Serviced Loan Combination Controlling Party, if any) in connection with any Asset Status Report shall (w) require or cause the Special Servicer to violate the terms of a Specially Serviced Mortgage Loan, applicable law or any provision of this Agreement, including the Special Servicer's obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of each REMIC, (x) result in the imposition of a "prohibited transaction" or "prohibited contribution" tax under the REMIC Provisions or (y) expose the applicable Master Servicer, the Special Servicer, the Depositor, any of the Mortgage Loan Sellers, the Trust Fund, the Trustee, the Certificate Administrator, the Custodian or any Fiscal Agent or the officers and the directors of each party to any claim, suit or liability to which they would not otherwise be subject absent such direction or (z) expand the scope of the applicable Master Servicer's, the Trustee's, any Fiscal Agent's or the Special Servicer's responsibilities under this Agreement.

            Section 3.22 Sub-Servicing Agreements.

            (a) Subject to Section 3.22(b) and Section 3.22(f), each Master Servicer and the Special Servicer may enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of their respective obligations hereunder, provided that, in each case, the Sub-Servicing Agreement:
(i) is consistent with this Agreement in all material respects, requires the Sub-Servicer to comply with all of the applicable conditions of this Agreement and includes events of default with respect to the Sub-Servicer substantially similar to the Events of Default set forth in Section 7.01(a) hereof (other than Section 7.01(a) (x), (xi) and (xii)) to the extent applicable (modified to apply to the Sub-Servicer instead of the applicable Master Servicer); (ii) provides that, if the Sub-Servicer constitutes an Additional Item 1123 Servicer, then it will deliver to the applicable parties an Annual Statement of Compliance in respect of the Sub-Servicer as and when contemplated by Section 3.13 and, if the Sub-Servicer constitutes a Sub-Servicing Function Participant, then it will deliver, or cause to be delivered, to the applicable parties, an Annual Assessment Report in respect of the Sub-Servicer and a corresponding Annual Attestation Report (and the consent of the applicable registered public accounting firm to file it with the Commission) as and when contemplated by
Section 3.14; (iii) provides that if the applicable Master Servicer or the Special Servicer, as the case may be, shall for any reason no longer act in such capacity hereunder (including, without limitation, by reason of an Event of Default), the Trustee or its designee may thereupon (1) assume all of the rights and, except to the extent such obligations arose prior to the date of assumption, obligations of the applicable Master Servicer or the Special Servicer, as the case may be, under such agreement or (2) (except with respect only to the Sub-Servicing Agreements in effect as of the date of this Agreement (the Sub-Servicers that are party to such agreements are indicated on Schedule V hereto) (such Sub-Servicers, "Designated Sub-Servicers")) may terminate such sub-servicing agreement without cause and without payment of any penalty or termination fee (other than the right of reimbursement and indemnification);
(iv) provides that the Trustee, for the benefit of the Certificateholders and, in the case of a Sub-Servicing Agreement relating to a Serviced Loan Combination, the related Non-Trust Noteholder(s), shall each be a third party beneficiary under such agreement, but that (except to the extent the Trustee or its designee assumes the obligations of applicable Master Servicer or the Special Servicer, as the case may be, thereunder as contemplated by the immediately preceding clause (ii)) none of the Trustee, any Fiscal Agent, the Trust Fund, any successor Master Servicer or Special Servicer, as the case may be, any Non-Trust Noteholder or any Certificateholder shall have any duties under such agreement or any liabilities arising therefrom; (v) permits any purchaser of a Trust Mortgage Loan pursuant to this Agreement to terminate such agreement with respect to such purchased Trust Mortgage Loan at its option and without penalty; (vi) does not permit the Sub-Servicer, without the prior consent of the applicable Master Servicer, to enter into or consent to any modification, extension, waiver or amendment or otherwise take any action on behalf of the applicable Master Servicer or the Special Servicer contemplated by
Section 3.08, Section 3.09 and Section 3.20 hereof that requires the prior consent of the applicable Master Servicer or the Special Servicer or conduct any sale of a Mortgage Loan or REO Property contemplated by Section 3.18; and (vii) does not permit the Sub-Servicer any direct rights of indemnification that may be satisfied out of assets of the Trust Fund. In addition, each Sub-Servicing Agreement entered into by either Master Servicer (including any with an effective date on or before the Closing Date) shall provide that such agreement shall, with respect to any Mortgage Loan serviced thereunder, terminate at the time such Mortgage Loan becomes a Specially Serviced Mortgage Loan (or, alternatively, be subject to the Special Servicer's rights to service such Mortgage Loan for so long as such Mortgage Loan continues to be a Specially Serviced Mortgage Loan), and each Sub-Servicing Agreement entered into by the Special Servicer shall relate only to Specially Serviced Mortgage Loans and shall terminate with respect to any such Mortgage Loan that ceases to be a Specially Serviced Mortgage Loan. The Master Servicers and the Special Servicer shall each be solely liable for all fees owed by it to any Sub-Servicer with which it has entered into a Sub-Servicing Agreement, irrespective of whether its compensation under this Agreement is sufficient to pay those fees. The Master Servicers and the Special Servicer each shall deliver to the Trustee and each other copies of all Sub-Servicing Agreements, as well as any amendments thereto and modifications thereof, entered into by it promptly upon its execution and delivery of such documents. References in this Agreement to actions taken or to be taken by a Master Servicer or the Special Servicer include actions taken or to be taken by a Sub-Servicer on behalf of such Master Servicer or the Special Servicer, as the case may be; and, in connection therewith, all amounts advanced by any Sub-Servicer to satisfy the obligations of such Master Servicer hereunder to make P&I Advances or Servicing Advances shall be deemed to have been advanced by such Master Servicer out of its own funds and, accordingly, such P&I Advances or Servicing Advances shall be recoverable by such Sub-Servicer in the same manner and out of the same funds as if such Sub-Servicer were such Master Servicer. For so long as they are outstanding, Advances shall accrue interest in accordance with Sections 3.03(d) and 4.03(d), as applicable, such interest to be allocable between the applicable Master Servicer or the Special Servicer, as the case may be, and such Sub-Servicer as they may agree. For purposes of this Agreement, the applicable Master Servicer and the Special Servicer each shall be deemed to have received any payment when a Sub-Servicer retained by it receives such payment. The applicable Master Servicer and the Special Servicer each shall notify the other, the Trustee, the Depositor and, if a Serviced Loan Combination is involved, the related Non-Trust Noteholder(s), in writing promptly of the appointment by it of any Sub-Servicer after the date of this Agreement. The applicable Master Servicer and the Special Servicer shall each notify the Trustee and the Depositor in writing, promptly upon becoming aware thereof, whether any Sub-Servicer constitutes an Additional Item 1123 Servicer or a Sub-Servicing Function Participant. Notwithstanding the foregoing, the Master Servicers and the Special Servicer may enter into arrangements with Servicing Representatives to perform particular services (e.g., inspections) on a loan-by-loan basis that would not cause such Servicing Representatives to be Additional Item 1123 Servicers or Sub-Servicing Function Participants. Each of the initial Master Servicers and the initial Special Servicer hereby represents and warrants that, as of the Closing Date, it has not retained and does not expect to retain any particular Person or group of affiliated Persons to act as a Servicer with respect to 10% or more of the Mortgage Pool (by balance); provided that neither Master Servicer nor the Special Servicer makes the preceding representation with respect to any Designated Sub-Servicers.

            (b) Each Sub-Servicer shall be authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law.

            (c) The Master Servicers and the Special Servicer, for the benefit of the Trustee and the Certificateholders and, in the case of a Serviced Loan Combination, also for the benefit of the related Non-Trust Noteholder(s), shall (at no expense to the Trustee, the Certificateholders, the subject Serviced Loan Combination, any related Non-Trust Noteholder or the Trust Fund) monitor the performance and enforce the obligations of their respective Sub-Servicers under the related Sub-Servicing Agreements. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Sub-Servicing Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as either Master Servicer or the Special Servicer, as applicable, in its good faith business judgment, would require were it the owner of the subject Mortgage Loans. Subject to the terms of the related Sub-Servicing Agreement, the Master Servicers and the Special Servicer may each have the right to remove a Sub-Servicer at any time it considers such removal to be in the best interests of Certificateholders.

            (d) In the event of the resignation, removal or other termination of KRECM or Wells Fargo or any successor Master Servicer to such Person hereunder for any reason, the Trustee or other Person succeeding such resigning, removed or terminated party as Master Servicer, shall elect, with respect to any Sub-Servicing Agreement in effect as of the date of this Agreement: (i) to assume the rights and obligations of the departing Master Servicer under such Sub-Servicing Agreement and continue the sub-servicing arrangements thereunder on the same terms (including without limitation the obligation to pay the same sub-servicing fee); (ii) to enter into a new Sub-Servicing Agreement with such Sub-Servicer on such terms as the Trustee or other successor Master Servicer and such Sub-Servicer shall mutually agree (it being understood that such Sub-Servicer is under no obligation to accept any such new Sub-Servicing Agreement or to enter into or continue negotiations with the Trustee or other successor Master Servicer in which case the existing Sub-Servicing Agreement shall remain in effect); or (iii) to terminate the Sub-Servicing Agreement if (but only if) an event of default (within the meaning of such Sub-Servicing Agreement) has occurred and is continuing (that is not subject to any applicable grace or cure period under the Sub-Servicing Agreement), in each case without paying any sub-servicer termination fee.

            (e) Notwithstanding any Sub-Servicing Agreement, the Master Servicers and the Special Servicer shall remain obligated and liable to the Trustee, the Certificateholders and any Non-Trust Noteholder for the performance of their respective obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if each alone were servicing and administering the Mortgage Loans and/or REO Properties for which it is responsible. The foregoing sentence shall not operate to impose on either Master Servicer or the Special Servicer a greater obligation than, as set forth herein, to use reasonable efforts to cause a Designated Sub-Servicer to deliver any Annual Statement of Compliance, any Annual Assessment Report or any Annual Attestation Report.

            In addition, the Special Servicer may not enter into any Sub-Servicing Agreement without the approval of the Controlling Class Representative, and the rights and obligations of each Master Servicer and the Special Servicer to appoint a Sub-Servicer with respect to a Loan Combination shall be subject to the related Loan Combination Intercreditor Agreement. Furthermore, notwithstanding anything herein to the contrary, until the Certificate Administrator files a Form 15 with respect to the Trust in accordance with Section 8.16, neither of the Master Servicers nor the Special Servicer shall retain or engage any Sub-Servicer or other Servicing Representative that, in any case, would constitute an Additional Item 1123 Servicer or a Sub-Servicing Function Participant, without the express written consent of the Depositor.

            Section 3.23 Representations and Warranties of the Master Servicers and the Special Servicer.

            (a) Each Master Servicer, in such capacity, hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, the Depositor, the Special Servicer, the Certificate Administrator, the Custodian, any Fiscal Agent and each Non-Trust Noteholder, as of the Closing Date, that:

            (i) In the case of Master Servicer No. 1, it is a corporation duly organized and validly existing under the laws of Ohio, and, in the case of Master Servicer No. 2, it is a national banking association duly organized and validly existing under the laws of the United States, and in each case, it is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement, except where the failure to so qualify or comply would not have a material adverse effect on its ability to perform its obligations hereunder.

            (ii) The execution and delivery of this Agreement by such Master Servicer, and the performance and compliance with the terms of this Agreement by such Master Servicer, will not violate such Master Servicer's articles of incorporation or by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound.

            (iii) Such Master Servicer has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

            (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Master Servicer, enforceable against such Master Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, liquidation, receivership, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of banks, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

            (v) Such Master Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in such Master Servicer's good faith reasonable judgment, is likely to affect materially and adversely either the ability of such Master Servicer to perform its obligations under this Agreement or the financial condition of such Master Servicer.

            (vi) No litigation is pending or, to the best of such Master Servicer's knowledge, threatened, against such Master Servicer that would prohibit such Master Servicer from entering into this Agreement or, in such Master Servicer's good faith reasonable judgment, is likely to materially and adversely affect either the ability of such Master Servicer to perform its obligations under this Agreement or the financial condition of such Master Servicer, calculated on a consolidated basis.

            (vii) Each officer, director, or employee of such Master Servicer with responsibilities concerning the servicing and administration of Mortgage Loans is covered by errors and omissions insurance and a fidelity bond in the amounts and with the coverage as, and to the extent, required by Section 3.07(c).

            (viii) Any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by such Master Servicer of or compliance by such Master Servicer with this Agreement or the consummation of the transactions contemplated by this Agreement has been obtained and is effective, or if any such consent, approval, authorization or order has not been or cannot be obtained prior to the actual performance by such Master Servicer of its obligations under this Agreement, the lack of such item would not have a materially adverse effect on the ability of such Master Servicer to perform its obligations under this Agreement.

            (b) The Special Servicer, in such capacity, hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, the Depositor, the Master Servicers, the Certificate Administrator, the Custodian, any Fiscal Agent and each Non-Trust Noteholder, as of the Closing Date, that:

            (i) The Special Servicer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Massachusetts and the Special Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement.

            (ii) The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, will not violate the Special Servicer's operating agreement or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument by which it is bound.

            (iii) The Special Servicer has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

            (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

            (v) The Special Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Special Servicer's good faith reasonable judgment, is likely to affect materially and adversely either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer.

            (vi) No litigation is pending or, to the best of the Special Servicer's knowledge, threatened, against the Special Servicer that would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer's good faith reasonable judgment, is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer.

            (vii) Each officer, director and employee of the Special Servicer and each consultant or advisor of the Special Servicer with responsibilities concerning the servicing and administration of Mortgage Loans is covered by errors and omissions insurance in the amounts and with the coverage required by Section 3.07(c).

            (viii) Any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Special Servicer of or compliance by the Special Servicer with this Agreement or the consummation of the transactions contemplated by this Agreement has been obtained and is effective.

            (ix) The Special Servicer possesses all insurance required pursuant to Section 3.07(c) of this Agreement.

            (c) The representations and warranties of the Master Servicers and the Special Servicer, set forth in Section 3.23(a) (with respect to the Master Servicers) and Section 3.23(b) (with respect to the Special Servicer), respectively, shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust Fund remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other parties hereto.

            Section 3.24 Sub-Servicing Agreement Representation and Warranty.

            Each Master Servicer, in such capacity, hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor, any Fiscal Agent and the Special Servicer, as of the Closing Date, that each Sub-Servicing Agreement satisfies the requirements for such Sub-Servicing Agreements set forth in Section 3.22(a) and the second paragraph of Section 3.22(d) in all material respects.

            Section 3.25 Designation of Controlling Class Representative

            (a) The Holders (or, in the case of Book-Entry Certificates, the Certificate Owners) of Certificates representing more than 50% of the Class Principal Balance of the Controlling Class shall be entitled in accordance with this Section 3.25 to select a representative (the "Controlling Class Representative") having the rights and powers specified in this Agreement (including those specified in Section 6.11) or to replace an existing Controlling Class Representative. Upon (i) the receipt by the Certificate Administrator of written requests for the selection of a Controlling Class Representative from the Holders (or, in the case of Book-Entry Certificates, the Certificate Owners) of Certificates representing more than 50% of the Class Principal Balance of the Controlling Class, (ii) the resignation or removal of the Person acting as Controlling Class Representative or (iii) a determination by the Certificate Administrator that the Controlling Class has changed, the Certificate Administrator shall promptly notify the Depositor and the Holders (and, in the case of Book-Entry Certificates, to the extent actually known to a Responsible Officer of the Certificate Administrator or identified thereto by the Depository or the Depository Participants, the Certificate Owners) of the Controlling Class that they may select a Controlling Class Representative. Such notice shall set forth the process for selecting a Controlling Class Representative, which shall be the designation of the Controlling Class Representative by the Holders (or Certificate Owners) of Certificates representing more than 50% of the Class Principal Balance of the Controlling Class by a writing delivered to the Certificate Administrator. No appointment of any Person as a Controlling Class Representative shall be effective until such Person provides the Certificate Administrator, the Master Servicers and the Special Servicer with written confirmation of its acceptance of such appointment, an address and facsimile number for the delivery of notices and other correspondence and a list of officers or employees of such Person with whom the parties to this Agreement may deal (including their names, titles, work addresses and facsimile numbers); provided that the initial Controlling Class Representative shall be CADIM Tach Inc. and no further notice shall be required for such appointment to be effective.

            (b) Within 10 Business Days (or as soon thereafter as practicable if the Controlling Class consists of Book-Entry Certificates) of receiving a request therefor from either Master Servicer or the Special Servicer, the Certificate Administrator shall deliver to the requesting party the identity of the Controlling Class Representative and a list of each Holder (or, in the case of Book-Entry Certificates, to the extent actually known to a Responsible Officer of the Certificate Administrator or identified thereto by the Depository or the Depository Participants, each Certificate Owner) of the Controlling Class, including, in each case, names and addresses. With respect to such information, the Certificate Administrator shall be entitled to conclusively rely on information provided to it by the Depository, and the Master Servicers and the Special Servicer shall be entitled to conclusively rely on such information provided by the Certificate Administrator with respect to any obligation or right hereunder that the Master Servicers and the Special Servicer may have to deliver information or otherwise communicate with the Controlling Class Representative or any of the Holders (or, if applicable, Certificate Owners) of the Controlling Class. In addition to the foregoing, within two (2) Business Days of the selection, resignation or removal of a Controlling Class Representative, the Certificate Administrator shall notify the other parties to this Agreement of such event. The expenses incurred by the Certificate Administrator in connection with obtaining information from the Depository or Depository Participants with respect to any Book-Entry Certificate shall be expenses of the Trust Fund payable out of the Collection Accounts pursuant to
Section 3.05(a).

            (c) The Controlling Class Representative may at any time resign as such by giving written notice to the Certificate Administrator and to each Holder (or, in the case of Book-Entry Certificates, Certificate Owner) of the Controlling Class. The Holders (or, in the case of Book-Entry Certificates, the Certificate Owners) of Certificates representing more than 50% of the Class Principal Balance of the Controlling Class shall be entitled to remove any existing Controlling Class Representative by giving written notice to the Certificate Administrator and to such existing Controlling Class Representative.

            (d) Once a Controlling Class Representative has been selected pursuant to this Section 3.25 each of the parties to this Agreement and each Certificateholder (or Certificate Owner, if applicable) shall be entitled to rely on such selection unless a majority of the Holders (or, in the case of Book-Entry Certificates, the Certificate Owners) of the Controlling Class, by aggregate Certificate Principal Balance, or such Controlling Class Representative, as applicable, shall have notified the Certificate Administrator and each other Holder (or, in the case of Book-Entry Certificates, Certificate Owner) of the Controlling Class, in writing, of the resignation or removal of such Controlling Class Representative.

            (e) Any and all expenses of the Controlling Class Representative shall be borne by the Holders (or, if applicable, the Certificate Owners) of Certificates of the Controlling Class, pro rata among such Holders (or Certificate Owners) according to their respective Percentage Interests in such Class, and not by the Trust. Notwithstanding the foregoing, if a claim is made against the Controlling Class Representative or a Serviced Loan Combination Controlling Party by a Mortgagor with respect to this Agreement or any particular Mortgage Loan, the Controlling Class Representative or the applicable Serviced Loan Combination Controlling Party shall immediately notify the Trustee, the Certificate Administrator, the Master Servicers and the Special Servicer, whereupon (if the Special Servicer or the Trust Fund are also named parties to the same action and, in the sole judgment of the Special Servicer,
(i) the Controlling Class Representative or the applicable Serviced Loan Combination Controlling Party, as the case may be, had acted in good faith, without negligence or willful misfeasance with regard to the particular matter, and (ii) there is no potential for the Special Servicer or the Trust Fund to be an adverse party in such action as regards the Controlling Class Representative or applicable Serviced Loan Combination Controlling Party, as the case may be) the Special Servicer on behalf of the Trust Fund shall, subject to Section 6.03, assume the defense of any such claim against the Controlling Class Representative or the applicable Serviced Loan Combination Controlling Party. This provision shall survive the termination of this Agreement and the termination or resignation of the Controlling Class Representative.

            Section 3.26 Application of Default Charges.

            (a) Any and all Default Charges that are actually received with respect to any Mortgage Loan or REO Loan shall be applied for the following purposes and in the following order, in each case to the extent of the remaining portion of such Default Charges:

            first, to pay to any Fiscal Agent, the Trustee, the applicable Master Servicer or the Special Servicer, in that order (except that payments to the Special Servicer and the applicable Master Servicer shall be made concurrently on a pro rata and pari passu basis), any interest due and owing to such party on outstanding Advances made thereby with respect to such Mortgage Loan or REO Loan, as the case may be;

            second, to reimburse the Trust for any interest on Advances paid to any Fiscal Agent, the Trustee, the applicable Master Servicer or the Special Servicer since the Closing Date with respect to such Mortgage Loan or REO Loan, as the case may be, which interest was paid from a source other than Default Charges collected on such Mortgage Loan or REO Loan, as the case may be;

            third, to pay any outstanding expense incurred by the Special Servicer in connection with inspecting the related Mortgaged Property or REO Property, as applicable, pursuant to Section 3.12;

            fourth, to reimburse the Trust for any expenses reimbursed to the Special Servicer since the Closing Date in connection with inspecting the related Mortgaged Property or REO Property, as applicable, pursuant to Section 3.12, which expenses were previously paid from a source other than Default Charges collected on such Mortgage Loan or REO Loan, as the case may be;

            fifth, to pay the appropriate party for any other outstanding expense incurred thereby with respect to such Mortgage Loan or REO Loan, as the case may be, which expense, if not paid out of Default Charges collected on such Mortgage Loan or REO Loan, as the case may be, will likely become an Additional Trust Fund Expense;

            sixth, to reimburse the Trust for any other Additional Trust Fund Expense paid to the appropriate party since the Closing Date with respect to such Mortgage Loan or REO Loan, as the case may be, which Additional Trust Fund Expense was paid from a source other than Default Charges collected on such Mortgage Loan or REO Loan, as the case may be; and

            seventh, to pay (A) if such Mortgage Loan is a Non-Trust Loan, any remaining portion of such Default Charges that is comprised of late payment charges and (B) if such Mortgage Loan is a Trust Mortgage Loan or such REO Loan is a Trust REO Loan, as the case may be, any remaining portion of such Default Charges, in each case as additional master servicing compensation to the applicable Master Servicer, if such Default Charges (or portion thereof comprised of late payment charges) were collected when the loan was a non-Specially Serviced Mortgage Loan, and otherwise to pay (X) if such Mortgage Loan is a Non-Trust Loan, any remaining portion of such Default Charges that is comprised of late payment charges and (Y) if such Mortgage Loan is a Trust Mortgage Loan or such REO Loan is a Trust REO Loan, as the case may be, any remaining portion of such Default Charges, in each case as additional special servicing compensation to the Special Servicer.

            (b) Default Charges applied to reimburse the Trust pursuant to any of clause second, clause fourth or clause sixth of Section 3.26(a) are intended to be available for distribution on the Certificates pursuant to Section 4.01(a) and Section 4.01(b), subject to application pursuant to Section 3.05(a) or 3.05(b) for any items payable out of general collections on the Mortgage Pool, and if such Default Charges so applied relate to a Serviced Loan Combination, they shall be transferred from the related Loan Combination Custodial Account to the applicable Collection Account. Default Charges applied to reimburse the Trust pursuant to any of clause second, clause fourth or clause sixth of Section 3.26(a) shall be deemed to offset payments of interest on Advances, costs of property inspections or other Additional Trust Fund Expenses (depending on which clause is applicable) in the chronological order in which they were made or incurred with respect to the subject Mortgage Loan or REO Loan (whereupon such interest on Advances, costs of property inspections or other Additional Trust Fund Expenses (depending on which clause is applicable) shall thereafter be deemed to have been paid out of Default Charges).

            (c) The portion of any Default Charges with respect to a Non-Trust Loan that is not applied as provided for above in this Section 3.26, shall be applied pursuant to the related Loan Combination Intercreditor Agreement.

            Section 3.27 Controlling Class Representative Contact with Servicer.

            No less often than on a monthly basis, each of the Master Servicers and the Special Servicer shall, without charge, make a knowledgeable Servicing Officer via telephone available to verbally answer questions from the Controlling Class Representative regarding the performance and servicing of the Mortgage Loans and/or REO Properties for which such Master Servicer or the Special Servicer, as the case may be, is responsible. Any such telephone contact shall be conditioned on the Controlling Class Representative's delivery to the applicable Master Servicer of an agreement substantially in the form of Exhibit I-1 (or such other form as may be reasonably acceptable to such Master Servicer or the Special Servicer, as applicable).

            Section 3.28 Certain Matters Regarding the Loan Combinations.

            (a) In the event the Special Servicer, in connection with a modification, waiver or amendment in respect of a Trust Mortgage Loan that is part of a Serviced Loan Combination, modifies, waives or amends the terms thereof such that (i) the Stated Principal Balance is decreased, (ii) the Mortgage Rate is reduced, (iii) payments of interest or principal are waived, reduced or deferred or (iv) any other adjustment is made to any of the terms of such Mortgage Loan, all payments made in respect of such Mortgage Loan shall be applied as though such modification, waiver or amendment did not occur, with the payment terms of such Mortgage Loan remaining the same as they are on the related Cut-Off Date, and the related Non-Trust Loans that are junior thereto shall bear (to the extent possible) the full economic effect of all waivers, reductions or deferrals of amounts due on such Trust Mortgage Loan attributable to such modification, waiver or amendment, in each case only to the extent permitted by the related Loan Combination Intercreditor Agreement.

            (b) The parties hereto, the Controlling Class Representative by its acceptance of its rights and obligations set forth herein, and each Certificateholder by its acceptance of a Certificate, hereby acknowledge the right of an applicable Non-Trust Noteholder, upon the occurrence of certain specified events under the related Loan Combination Intercreditor Agreement, to purchase the related Trust Mortgage Loan that is a part of the related Loan Combination from the Trust, subject to the terms, conditions and limitations set forth in, and at the price specified in, the related Loan Combination Intercreditor Agreement, and the parties hereto agree to take such actions contemplated by the related Loan Combination Intercreditor Agreement as may be expressly contemplated thereby, or otherwise reasonably necessary, to allow a Non-Trust Noteholder to purchase the related Trust Mortgage Loan from the Trust.

            (c) In connection with any purchase of a Trust Mortgage Loan that is part of a Serviced Loan Combination by a related Non-Trust Noteholder pursuant to the related Loan Combination Intercreditor Agreement, the applicable Master Servicer or the Special Servicer shall (i) if it receives the applicable purchase price provided for in the related Loan Combination Intercreditor Agreement and/or any other amounts payable in connection with the purchase, deposit same, or remit same to such Master Servicer for deposit, as applicable, into the applicable Collection Account or the related Loan Combination Custodial Account, as applicable; and (ii) deliver the related Servicing File to the Person effecting the purchase or its designee. In addition, upon its receipt of a Request for Release from the applicable Master Servicer, the Custodian shall:
(i) deliver the related Mortgage File to the Person effecting the purchase or its designee; and (ii) execute and deliver such endorsements, assignments and instruments of transfer as shall be provided to it and are reasonably necessary to vest ownership of the subject Trust Mortgage Loan in the appropriate purchaser, without recourse, representations or warranties.

            (d) The parties hereto acknowledge that each Non-Trust Noteholder shall not (1) owe any fiduciary duty to the Trustee, the applicable Master Servicer, the Special Servicer or any Certificateholder or (2) have any liability to the Trustee or the Certificateholders for any action taken, or for refraining from the taking of any action pursuant to the related Loan Combination Intercreditor Agreement or the giving of any consent or for errors in judgment. Each Certificateholder, by its acceptance of a Certificate, shall be deemed to have confirmed its understanding that each Non-Trust Noteholder (i) may take or refrain from taking actions that favor its interests or the interests of its affiliates over the Certificateholders, (ii) may have special relationships and interests that conflict with the interest of the Certificateholders and shall be deemed to have agreed to take no action against a Non-Trust Noteholder or any of its officers, directors, employees, principals or agents as a result of such special relationships or conflicts, and (iii) shall not be liable by reason of its having acted or refrained from acting solely in its interest or in the interest of its affiliates.

            (e) The parties hereto, the Controlling Class Representative by its acceptance of its rights and obligations set forth herein, and each Certificateholder by its acceptance of a Certificate, also hereby acknowledge the right of the Non-Trust Noteholder (if the Non-Trust Noteholder is a Controlling Party) with respect to each of the Serviced Loan Combinations to cure certain events of default by the Mortgagor with respect to the related Serviced Loan Combination and to be reimbursed for any amounts advanced in connection with any such cure, in each case pursuant to and subject to the terms, conditions and limitations set forth in the related Loan Combination Intercreditor Agreement. The Trustee, the applicable Master Servicer and the Special Servicer hereby agree, as provided in and subject to the terms, conditions and limitations set forth in the related Loan Combination Intercreditor Agreement, not to treat any such default by the subject Mortgagor that is so cured by a Non-Trust Noteholder as a default for the purposes specified in the related Loan Combination Intercreditor Agreement.

            (f) To the extent not otherwise expressly provided for herein, the Special Servicer shall provide to each Non-Trust Noteholder or its designee, with respect to the related Non-Trust Loan or any related Loan Combination REO Property, subject to the same conditions and restrictions on the distribution of information as apply with respect to reports, documents and other information with respect to the Trust Mortgage Loans, the same reports, documents and other information that the Special Servicer provides to the Trustee with respect to the related Trust Mortgage Loan or the related Loan Combination REO Property, and on a concurrent basis. The Trustee and the Special Servicer shall each provide or make available to each Non-Trust Noteholder or its designee, with respect to the related Non-Trust Loan or any related Loan Combination REO Property, the same reports, documents and other information that the Trustee, the applicable Master Servicer or the Special Servicer, as the case may be, provides to the Controlling Class Representative, in so far as they relate to the related Trust Mortgage Loan or the related Loan Combination REO Property, and on a concurrent basis. In addition, the Trustee, the applicable Master Servicer or the Special Servicer, as applicable, shall, upon receipt of a written request, provide to a Non-Trust Noteholder or its designee (at such holder's cost) all other documents and information that such holder or its designee may reasonably request with respect to the related Non-Trust Loan or any Loan Combination REO Property, to the extent such documents and information are in its possession. Notwithstanding the foregoing, none of the Trustee, the Master Servicers or the Special Servicer shall be required to deliver to any Non-Trust Noteholder or its designee any particular report, document or other information pursuant to this Section 3.28(f) if and to the extent that (but only if and to the extent that) such particular report, document or other information is otherwise delivered to such Non-Trust Noteholder pursuant to any other section of this Agreement.

            Section 3.29 The Swap Agreements.

            (a) The Certificate Administrator is hereby authorized and directed, not in its individual capacity but solely as Certificate Administrator and on behalf, and for the benefit, of the Trust, to execute and deliver each Swap Agreement on the Closing Date and to perform obligations as described herein with respect to each Swap Agreement. Furthermore, the Certificate Administrator is hereby authorized and directed to, and shall, perform all obligations on the part of the Certificate Administrator and/or the Trust under each Swap Agreement; provided that (i) payments to be made to the Class A-2FL Swap Counterparty pursuant to Section 3.29(d) shall be made out of amounts allocable as interest (or, in the case of Class A-2FL Additional Fixed Swap Payments, Yield Maintenance Charges and Prepayment Premiums) distributable on or with respect to the Class A-2FL REMIC II Regular Interest, (ii) payments to be made to the Class A-4FL Swap Counterparty pursuant to Section 3.29(d) shall be made out of amounts allocable as interest (or, in the case of Class A-4FL Additional Fixed Swap Payments, Yield Maintenance Charges and Prepayment Premiums) distributable on or with respect to the Class A-4FL REMIC II Regular Interest,
(iii) payments to be made to the Class AM-FL Swap Counterparty pursuant to
Section 3.29(d) shall be made out of amounts allocable as interest (or, in the case of Class AM-FL Additional Fixed Swap Payments, Yield Maintenance Charges and Prepayment Premiums) distributable on or with respect to the Class AM-FL REMIC II Regular Interest; (iv) payments to be made to the Class AJ-FL Swap Counterparty pursuant to Section 3.29(d) shall be made out of amounts allocable as interest (or, in the case of Class AJ-FL Additional Fixed Swap Payments, Yield Maintenance Charges and Prepayment Premiums) distributable on or with respect to the Class AJ-FL REMIC II Regular Interest and (v) any termination payment owing to a Swap Counterparty shall be payable solely out of any upfront payment made by a replacement swap counterparty with respect thereto in connection with entering into a replacement interest rate swap agreement with the Trust, (net of any costs or expenses incurred by the Trust in connection therewith) and the Certificate Administrator shall not be responsible for using its own funds in making such payments. Upon the Certificate Administrator entering into the Swap Agreements on behalf of the Trust, the Trust shall be bound by the terms and conditions of the Swap Agreements.

            (b) Notwithstanding anything to the contrary in this Agreement, the Retained Amount shall not be a part of any of the Class A-2FL Grantor Trust, the Class A-4FL Grantor Trust, the Class AM-FL Grantor Trust or the Class AJ-FL Grantor Trust or the Trust Fund, but instead shall belong to the Depositor; and the Certificate Administrator, on behalf of the Trust, hereby assigns to the Depositor the Trust's entire right, title and interest in and to the Retained Amount.

            (c) The Swap Counterparty shall act as "calculation agent" under each Swap Agreement and shall timely perform all duties associated therewith.

            In addition, by 5:00 p.m. (New York time) on the Business Day prior to (or, in the case of item (i) below, no later than the Determination Date relating to) each Distribution Date, based on (in the case of items (ii) and
(iii) below) the CMSA Loan Periodic Update File for the related Collection Period provided by the Master Servicer pursuant to Section 3.12, the Certificate Administrator shall notify the Class A-2FL Swap Counterparty in writing of (i) the Class Principal Balance of the Class A-2FL Certificates immediately prior to the related Distribution Date, (ii) the amount of any Prepayment Premiums and Yield Maintenance Charges distributable with respect to the Class A-2FL REMIC II Regular Interest for the related Distribution Date, and (iii) the amount of interest distributable with respect to the Class A-2FL REMIC II Regular Interest pursuant to Section 4.01(a) for such Distribution Date.

            In addition, by 5:00 p.m. (New York time) on the Business Day prior to (or, in the case of item (i) below, no later than the Determination Date relating to) each Distribution Date, based on (in the case of items (ii) and
(iii) below) the CMSA Loan Periodic Update File for the related Collection Period provided by the Master Servicer pursuant to Section 3.12, the Certificate Administrator shall notify the Class A-4FL Swap Counterparty in writing of (i) the Class Principal Balance of the Class A-4FL Certificates immediately prior to the related Distribution Date, (ii) the amount of any Prepayment Premiums and Yield Maintenance Charges distributable with respect to the Class A-4FL REMIC II Regular Interest for the related Distribution Date, and (iii) the amount of interest distributable with respect to the Class A-4FL REMIC II Regular Interest pursuant to Section 4.01(a) for such Distribution Date.

            In addition, by 5:00 p.m. (New York time) on the Business Day prior to (or, in the case of item (i) below, no later than the Determination Date relating to) each Distribution Date, based on (in the case of items (ii) and
(iii) below) the CMSA Loan Periodic Update File for the related Collection Period provided by the Master Servicer pursuant to Section 3.12, the Certificate Administrator shall notify the Class AM-FL Swap Counterparty in writing of (i) the Class Principal Balance of the Class AM-FL Certificates immediately prior to the related Distribution Date, (ii) the amount of any Prepayment Premiums and Yield Maintenance Charges distributable with respect to the Class AM-FL REMIC II Regular Interest for the related Distribution Date, and (iii) the amount of interest distributable with respect to the Class AM-FL REMIC II Regular Interest pursuant to Section 4.01(a) for such Distribution Date.

            In addition, by 5:00 p.m. (New York time) on the Business Day prior to (or, in the case of item (i) below, no later than the Determination Date relating to) each Distribution Date, based on (in the case of items (ii) and
(iii) below) the CMSA Loan Periodic Update File for the related Collection Period provided by the Master Servicer pursuant to Section 3.12, the Certificate Administrator shall notify the Class AJ-FL Swap Counterparty in writing of (i) the Class Principal Balance of the Class AJ-FL Certificates immediately prior to the related Distribution Date, (ii) the amount of any Prepayment Premiums and Yield Maintenance Charges distributable with respect to the Class AJ-FL REMIC II Regular Interest for the related Distribution Date, and (iii) the amount of interest distributable with respect to the Class AJ-FL REMIC II Regular Interest pursuant to Section 4.01(a) for such Distribution Date.

            (d) On each Distribution Date, following all deposits to the Floating Rate Account on or prior to that date pursuant to Section 3.04(c), the Certificate Administrator shall (i) remit the Class A-2FL Net Fixed Swap Payment, the Class A-2FL Additional Fixed Swap Payment and the Class A-2FL Fixed Payer Shortfall Reimbursement Payment, in each case if any, to the Class A-2FL Swap Counterparty out of amounts on deposit in the Floating Rate Account that represent distributions of Distributable Certificate Interest (or, in the case of the Class A-2FL Additional Fixed Swap Payments, Yield Maintenance Charges and Prepayment Premiums) in respect of the Class A-2FL REMIC II Regular Interest;
(ii) remit the Class A-4FL Net Fixed Swap Payment, the Class A-4FL Additional Fixed Swap Payment and the Class A-4FL Fixed Payer Shortfall Reimbursement Payment, in each case if any, to the Class A-4FL Swap Counterparty out of amounts on deposit in the Floating Rate Account that represent distributions of Distributable Certificate Interest (or, in the case of the Class A-4FL Additional Fixed Swap Payments, Yield Maintenance Charges and Prepayment Premiums) in respect of the Class A-4FL REMIC II Regular Interest; (iii) remit the Class AM-FL Net Fixed Swap Payment, the Class AM-FL Additional Fixed Swap Payment and the Class AM-FL Fixed Payer Shortfall Reimbursement Payment, in each case if any, to the Class AM-FL Swap Counterparty out of amounts on deposit in the Floating Rate Account that represent distributions of Distributable Certificate Interest (or, in the case of the Class AM-FL Additional Fixed Swap Payments, Yield Maintenance Charges and Prepayment Premiums) in respect of the Class AM-FL REMIC II Regular Interest; and (iv) remit the Class AJ-FL Net Fixed Swap Payment, the Class AJ-FL Additional Fixed Swap Payment and the Class AJ-FL Fixed Payer Shortfall Reimbursement Payment, in each case if any, to the Class AJ-FL Swap Counterparty out of amounts on deposit in the Floating Rate Account that represent distributions of Distributable Certificate Interest (or, in the case of the Class AJ-FL Additional Fixed Swap Payments, Yield Maintenance Charges and Prepayment Premiums) in respect of the Class AJ-FL REMIC II Regular Interest; provided that, during the continuation of a Swap Payment Default under a Swap Agreement while the Certificate Administrator is pursuing remedies under such Swap Agreement, or following the termination of a Swap Agreement, the Certificate Administrator shall not make such payments to the related Swap Counterparty. If by 3:00 p.m. New York City time on any Class A-2FL Swap Payment Date the Certificate Administrator has not received any Class A-2FL Net Floating Swap Payment payable by the Class A-2FL Swap Counterparty on such date, the Certificate Administrator shall, consistent with the Class A-2FL Swap Agreement, in order to, among other things, cause the commencement of the applicable grace period, promptly notify the Class A-2FL Swap Counterparty that the Certificate Administrator has not received such Class A-2FL Net Floating Swap Payment. If by 3:00 p.m. New York City time on any Class A-4FL Swap Payment Date the Certificate Administrator has not received any Class A-4FL Net Floating Swap Payment payable by the Class A-4FL Swap Counterparty on such date, the Certificate Administrator shall, consistent with the Class A-4FL Swap Agreement, in order to, among other things, cause the commencement of the applicable grace period, promptly notify the Class A-4FL Swap Counterparty that the Certificate Administrator has not received such Class A-4FL Net Floating Swap Payment. If by 3:00 p.m. New York City time on any Class AM-FL Swap Payment Date the Certificate Administrator has not received any Class AM-FL Net Floating Swap Payment payable by the Class AM-FL Swap Counterparty on such date, the Certificate Administrator shall, consistent with the Class AM-FL Swap Agreement, in order to, among other things, cause the commencement of the applicable grace period, promptly notify the Class AM-FL Swap Counterparty that the Certificate Administrator has not received such Class AM-FL Net Floating Swap Payment. If by 3:00 p.m. New York City time on any Class AJ-FL Swap Payment Date the Certificate Administrator has not received any Class AJ-FL Net Floating Swap Payment payable by the Class AJ-FL Swap Counterparty on such date, the Certificate Administrator shall, consistent with the Class AJ-FL Swap Agreement, in order to, among other things, cause the commencement of the applicable grace period, promptly notify the Class AJ-FL Swap Counterparty that the Certificate Administrator has not received such Class AJ-FL Net Floating Swap Payment.

            (e) Subject to Section 8.02(iii), the Certificate Administrator shall at all times enforce the Trust's rights under the Class A-2FL Swap Agreement. In the event of a Swap Default under the Class A-2FL Swap Agreement, the Certificate Administrator shall (i) provide notice of such Swap Default on the date of such default to the Class A-2FL Swap Counterparty and (ii) promptly provide written notice to the Holders of the Class A-2FL Certificates and, subject to Section 8.02(iii), shall be required to take such actions (following the expiration of any applicable grace period specified in the Class A-2FL Swap Agreement), unless otherwise directed in writing by the Holders or Certificate Owners of Class A-2FL Certificates representing at least 51% of the Class Principal Balance of the Class A-2FL Certificates, to enforce such rights of the Trust under the Class A-2FL Swap Agreement as may be permitted by the terms thereof, including termination thereof, and use any Swap Termination Fees received from the Class A-2FL Swap Counterparty to enter into a replacement interest rate swap agreement on substantially identical terms, with a replacement swap counterparty that would not cause a Collateralization Event (as defined in the Class A-2FL Swap Agreement). If the costs attributable to entering into a replacement interest rate swap agreement with respect to the Class A-2FL Certificates would exceed the amount of any Swap Termination Fees received from the Class A-2FL Swap Counterparty, a replacement interest rate swap agreement with respect to the Class A-2FL Certificates shall not be entered into and any such proceeds will instead be distributed, pro rata, to the Holders of the Class A-2FL Certificates on the immediately succeeding Distribution Date as part of the Class A-2FL Interest Distribution Amount for such Distribution Date. If any replacement swap counterparty pays any fee in connection with the execution of any replacement interest rate swap agreement in respect of the Class A-2FL Certificates with the Trust, the Certificate Administrator shall distribute such fee: first, to the Class A-2FL Swap Counterparty in respect of the terminated Class A-2FL Swap Agreement, up to the amount of any termination payment owing to the terminated Class A-2FL Swap Counterparty under, and in connection with the termination of, such Swap Agreement, and such fee (or applicable portion thereof) shall be deemed to have been distributed first to the Depositor as compensation to the Depositor under this Agreement and then from the Depositor to the Class A-2FL Swap Counterparty in respect of the terminated Class A-2FL Swap Agreement, and then, any remainder, to the Depositor. Any expenses, costs and/or liabilities incurred by the Certificate Administrator in connection with enforcing the Class A-2FL Swap Agreement shall be payable and/or reimbursable solely out of indemnification payments made by Class A-2FL Certificateholders.

            Any Class A-2FL Distribution Conversion shall become permanent following the determination by the Certificate Administrator (in the circumstances contemplated in the third sentence of the preceding paragraph) or by the Holders or Certificate Owners of Class A-2FL Certificates representing at least 51% of the Class Principal Balance of the Class A-2FL Certificates not to enter into a replacement interest rate swap agreement and distribution of any Swap Termination Fees paid by the Class A-2FL Swap Counterparty to the Holders of the Class A-2FL Certificates. Any Swap Default under, or termination of, the Class A-2FL Swap Agreement and the consequent Class A-2FL Distribution Conversion shall not, in and of itself, constitute an Event of Default under this Agreement.

            Upon any change in the payment terms on the Class A-2FL Certificates, including as a result of a Class A-2FL Distribution Conversion, termination of a Class A-2FL Distribution Conversion, a Swap Default under the Class A-2FL Swap Agreement or the cure of a Swap Default under the Class A-2FL Swap Agreement, the Certificate Administrator shall promptly notify the Depository and each Holder of Class A-2FL Certificates of the change in payment terms.

            (f) Subject to Section 8.02(iii), the Certificate Administrator shall at all times enforce the Trust's rights under the Class A-4FL Swap Agreement. In the event of a Swap Default under the Class A-4FL Swap Agreement, the Certificate Administrator shall (i) provide notice of such Swap Default on the date of such default to the Class A-4FL Swap Counterparty and (ii) promptly provide written notice to the Holders of the Class A-4FL Certificates and, subject to Section 8.02(iii), shall be required to take such actions (following the expiration of any applicable grace period specified in the Class A-4FL Swap Agreement), unless otherwise directed in writing by the Holders or Certificate Owners of Class A-4FL Certificates representing at least 51% of the Class Principal Balance of the Class A-4FL Certificates, to enforce such rights of the Trust under the Class A-4FL Swap Agreement as may be permitted by the terms thereof, including termination thereof, and use any Swap Termination Fees received from the Class A-4FL Swap Counterparty to enter into a replacement interest rate swap agreement on substantially identical terms, with a replacement swap counterparty that would not cause a Collateralization Event (as defined in the Class A-4FL Swap Agreement). If the costs attributable to entering into a replacement interest rate swap agreement with respect to the Class A-4FL Certificates would exceed the amount of any Swap Termination Fees received from the Class A-4FL Swap Counterparty, a replacement interest rate swap agreement with respect to the Class A-4FL Certificates shall not be entered into and any such proceeds will instead be distributed, pro rata, to the Holders of the Class A-4FL Certificates on the immediately succeeding Distribution Date as part of the Class A-4FL Interest Distribution Amount for such Distribution Date. If any replacement swap counterparty pays any fee in connection with the execution of any replacement interest rate swap agreement in respect of the Class A-4FL Certificates with the Trust, the Certificate Administrator shall distribute such fee: first, to the Class A-4FL Swap Counterparty in respect of the terminated Class A-4FL Swap Agreement, up to the amount of any termination payment owing to the terminated Class A-4FL Swap Counterparty under, and in connection with the termination of, such Swap Agreement, and such fee (or applicable portion thereof) shall be deemed to have been distributed first to the Depositor as compensation to the Depositor under this Agreement and then from the Depositor to the Class A-4FL Swap Counterparty in respect of the terminated Class A-4FL Swap Agreement, and then, any remainder, to the Depositor. Any expenses, costs and/or liabilities incurred by the Certificate Administrator in connection with enforcing the Class A-4FL Swap Agreement shall be payable and/or reimbursable solely out of indemnification payments made by Class A-4FL Certificateholders.

            Any Class A-4FL Distribution Conversion shall become permanent following the determination by the Certificate Administrator (in the circumstances contemplated in the third sentence of the preceding paragraph) or by the Holders or Certificate Owners of Class A-4FL Certificates representing at least 51% of the Class Principal Balance of the Class A-4FL Certificates not to enter into a replacement interest rate swap agreement and distribution of any Swap Termination Fees paid by the Class A-4FL Swap Counterparty to the Holders of the Class A-4FL Certificates. Any Swap Default under, or termination of, the Class A-4FL Swap Agreement and the consequent Class A-4FL Distribution Conversion shall not, in and of itself, constitute an Event of Default under this Agreement.

            Upon any change in the payment terms on the Class A-4FL Certificates, including as a result of a Class A-4FL Distribution Conversion, termination of a Class A-4FL Distribution Conversion, a Swap Default under the Class A-4FL Swap Agreement or the cure of a Swap Default under the Class A-4FL Swap Agreement, the Certificate Administrator shall promptly notify the Depository and each Holder of Class A-4FL Certificates of the change in payment terms.

            (g) Subject to Section 8.02(iii), the Certificate Administrator shall at all times enforce the Trust's rights under the Class AM-FL Swap Agreement. In the event of a Swap Default under the Class AM-FL Swap Agreement, the Certificate Administrator shall (i) provide notice of such Swap Default on the date of such default to the Class AM-FL Swap Counterparty and (ii) promptly provide written notice to the Holders of the Class AM-FL Certificates and, subject to Section 8.02(iii), shall be required to take such actions (following the expiration of any applicable grace period specified in the Class AM-FL Swap Agreement), unless otherwise directed in writing by the Holders or Certificate Owners of Class AM-FL Certificates representing at least 51% of the Class Principal Balance of the Class AM-FL Certificates, to enforce such rights of the Trust under the Class AM-FL Swap Agreement as may be permitted by the terms thereof, including termination thereof, and use any Swap Termination Fees received from the Class AM-FL Swap Counterparty to enter into a replacement interest rate swap agreement on substantially identical terms, with a replacement swap counterparty that would not cause a Collateralization Event (as defined in the Class AM-FL Swap Agreement). If the costs attributable to entering into a replacement interest rate swap agreement with respect to the Class AM-FL Certificates would exceed the amount of any Swap Termination Fees received from the Class AM-FL Swap Counterparty, a replacement interest rate swap agreement with respect to the Class AM-FL Certificates shall not be entered into and any such proceeds will instead be distributed, pro rata, to the Holders of the Class AM-FL Certificates on the immediately succeeding Distribution Date as part of the Class AM-FL Interest Distribution Amount for such Distribution Date. If any replacement swap counterparty pays any fee in connection with the execution of any replacement interest rate swap agreement in respect of the Class AM-FL Certificates with the Trust, the Certificate Administrator shall distribute such fee: first, to the Class AM-FL Swap Counterparty in respect of the terminated Class AM-FL Swap Agreement, up to the amount of any termination payment owing to the terminated Class AM-FL Swap Counterparty under, and in connection with the termination of, such Swap Agreement, and such fee (or applicable portion thereof) shall be deemed to have been distributed first to the Depositor as compensation to the Depositor under this Agreement and then from the Depositor to the Class AM-FL Swap Counterparty in respect of the terminated Class AM-FL Swap Agreement, and then, any remainder, to the Depositor. Any expenses, costs and/or liabilities incurred by the Certificate Administrator in connection with enforcing the Class AM-FL Swap Agreement shall be payable and/or reimbursable solely out of indemnification payments made by Class AM-FL Certificateholders.

            Any Class AM-FL Distribution Conversion shall become permanent following the determination by the Certificate Administrator (in the circumstances contemplated in the third sentence of the preceding paragraph) or by the Holders or Certificate Owners of Class AM-FL Certificates representing at least 51% of the Class Principal Balance of the Class AM-FL Certificates not to enter into a replacement interest rate swap agreement and distribution of any Swap Termination Fees paid by the Class AM-FL Swap Counterparty to the Holders of the Class AM-FL Certificates. Any Swap Default under, or termination of, the Class AM-FL Swap Agreement and the consequent Class AM-FL Distribution Conversion shall not, in and of itself, constitute an Event of Default under this Agreement.

            Upon any change in the payment terms on the Class AM-FL Certificates, including as a result of a Class AM-FL Distribution Conversion, termination of a Class AM-FL Distribution Conversion, a Swap Default under the Class AM-FL Swap Agreement or the cure of a Swap Default under the Class AM-FL Swap Agreement, the Certificate Administrator shall promptly notify the Depository and each Holder of Class AM-FL Certificates of the change in payment terms.

            (h) Subject to Section 8.02(iii), the Certificate Administrator shall at all times enforce the Trust's rights under the Class AJ-FL Swap Agreement. In the event of a Swap Default under the Class AJ-FL Swap Agreement, the Certificate Administrator shall (i) provide notice of such Swap Default on the date of such default to the Class AJ-FL Swap Counterparty and (ii) promptly provide written notice to the Holders of the Class AJ-FL Certificates and, subject to Section 8.02(iii), shall be required to take such actions (following the expiration of any applicable grace period specified in the Class AJ-FL Swap Agreement), unless otherwise directed in writing by the Holders or Certificate Owners of Class AJ-FL Certificates representing at least 51% of the Class Principal Balance of the Class AJ-FL Certificates, to enforce such rights of the Trust under the Class AJ-FL Swap Agreement as may be permitted by the terms thereof, including termination thereof, and use any Swap Termination Fees received from the Class AJ-FL Swap Counterparty to enter into a replacement interest rate swap agreement on substantially identical terms, with a replacement swap counterparty that would not cause a Collateralization Event (as defined in the Class AJ-FL Swap Agreement). If the costs attributable to entering into a replacement interest rate swap agreement with respect to the Class AJ-FL Certificates would exceed the amount of any Swap Termination Fees received from the Class AJ-FL Swap Counterparty, a replacement interest rate swap agreement with respect to the Class AJ-FL Certificates shall not be entered into and any such proceeds will instead be distributed, pro rata, to the Holders of the Class AJ-FL Certificates on the immediately succeeding Distribution Date as part of the Class AJ-FL Interest Distribution Amount for such Distribution Date. If any replacement swap counterparty pays any fee in connection with the execution of any replacement interest rate swap agreement in respect of the Class AJ-FL Certificates with the Trust, the Certificate Administrator shall distribute such fee: first, to the Class AJ-FL Swap Counterparty in respect of the terminated Class AJ-FL Swap Agreement, up to the amount of any termination payment owing to the terminated Class AJ-FL Swap Counterparty under, and in connection with the termination of, such Swap Agreement, and such fee (or applicable portion thereof) shall be deemed to have been distributed first to the Depositor as compensation to the Depositor under this Agreement and then from the Depositor to the Class AJ-FL Swap Counterparty in respect of the terminated Class AJ-FL Swap Agreement, and then, any remainder, to the Depositor. Any expenses, costs and/or liabilities incurred by the Certificate Administrator in connection with enforcing the Class AJ-FL Swap Agreement shall be payable and/or reimbursable solely out of indemnification payments made by Class AJ-FL Certificateholders.

            Any Class AJ-FL Distribution Conversion shall become permanent following the determination by the Certificate Administrator (in the circumstances contemplated in the third sentence of the preceding paragraph) or by the Holders or Certificate Owners of Class AJ-FL Certificates representing at least 51% of the Class Principal Balance of the Class AJ-FL Certificates not to enter into a replacement interest rate swap agreement and distribution of any Swap Termination Fees paid by the Class AJ-FL Swap Counterparty to the Holders of the Class AJ-FL Certificates. Any Swap Default under, or termination of, the Class AJ-FL Swap Agreement and the consequent Class AJ-FL Distribution Conversion shall not, in and of itself, constitute an Event of Default under this Agreement.

            Upon any change in the payment terms on the Class AJ-FL Certificates, including as a result of a Class AJ-FL Distribution Conversion, termination of a Class AJ-FL Distribution Conversion, a Swap Default under the Class AJ-FL Swap Agreement or the cure of a Swap Default under the Class AJ-FL Swap Agreement, the Certificate Administrator shall promptly notify the Depository and each Holder of Class AJ-FL Certificates of the change in payment terms.

                                   ARTICLE IV

                         PAYMENTS TO CERTIFICATEHOLDERS

            Section 4.01 Distributions.

            (a) On each Distribution Date, the Certificate Administrator shall (except as otherwise provided in Section 9.01), based on, among other things, information provided by the Master Servicers and the Special Servicer, apply amounts on deposit in the Distribution Account, after payment of amounts payable from the Distribution Account in accordance with Section 3.05(b)(ii) through
(ix) and deemed distributions from REMIC I pursuant to Section 4.01(i), for the following purposes and in the following order of priority, in each case to the extent of the remaining portion of the Loan Group 1 Available Distribution Amount and/or the Loan Group 2 Available Distribution Amount, as applicable:

            (i) to make distributions of interest to the Holders of the Class A-1, Class A-2, Class A-3, Class A-SB and Class A-4 Certificates and to the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest and the Class A-4FL REMIC II Regular Interest, from the Loan Group 1 Available Distribution Amount, in an amount equal to, and pro rata as among those Classes of Senior Certificates and the Class A-2FL REMIC II Regular Interest and the Class A-4FL REMIC II Regular Interest in accordance with, all Distributable Certificate Interest in respect of each such Class of Senior Certificates and the Class A-2FL REMIC II Regular Interest and Class A-4FL REMIC II Regular Interest for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates; and concurrently, to make distributions of interest to the Holders of the Class A-1A Certificates, from the Loan Group 2 Available Distribution Amount in an amount equal to all Distributable Certificate Interest in respect of the Class A-1A Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates; and also concurrently, to make distributions of interest to the Holders of the Class X Certificates, from the Loan Group 1 Available Distribution Amount and/or the Loan Group 2 Available Distribution Amount, in an amount equal to all Distributable Certificate Interest in respect of Class X Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates; provided, however, that if the Loan Group 1 Available Distribution Amount and/or the Loan Group 2 Available Distribution Amount is insufficient to pay in full the Distributable Certificate Interest payable as described above in respect of any Class of Senior Certificates or the Class A-2FL REMIC II Regular Interest or Class A-4FL REMIC II Regular Interest, as the case may be, on such Distribution Date, then the entire Available Distribution Amount shall be applied to make distributions of interest to the Holders of the respective Classes of the Senior Certificates (exclusive of the Class A-2FL Certificates and the Class A-4FL Certificates) and the Class A-2FL REMIC II Regular Interest and the Class A-4FL REMIC II Regular Interest, up to an amount equal to, and pro rata as among such Classes of Senior Certificates, the Class A-2FL REMIC II Regular Interest and the Class A-4FL REMIC II Regular Interest in accordance with, the Distributable Certificate Interest in respect of each such Class of Senior Certificates and the Class A-2FL REMIC II Regular Interest and Class A-4FL REMIC II Regular Interest for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, if any;

            (ii) to make distributions of principal, first, to the Holders of the Class A-SB Certificates, until the related Class Principal Balance is reduced to the Class A-SB Planned Principal Balance for such Distribution Date, second, to the Holders of the Class A-1 Certificates, until the related Class Principal Balance is reduced to zero, third, to the Holders of the Class A-2 Certificates and the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest, on a pro rata basis in accordance with the respective Class Principal Balances thereof outstanding immediately prior to such Distribution Date, until the related Class Principal Balance is reduced to zero, fourth, to the Holders of the Class A-3 Certificates, until the related Class Principal Balance thereof is reduced to zero, fifth, to the Holders of the Class A-SB Certificates until the related Class Principal Balance (after taking into account any distributions of principal made with respect to the Class A-SB Certificates on such Distribution Date pursuant to subclause first of this clause (ii)) is reduced to zero, and sixth, to the Holders of the Class A-4 Certificates and the Floating Rate Account with respect to the Class A-4FL REMIC II Regular Interest, on a pro rata basis in accordance with the respective Class Principal Balances thereof outstanding immediately prior to such Distribution Date, until the related Class Principal Balance is reduced to zero, in that order, in an aggregate amount for sub-clauses first through fifth above (not to exceed the aggregate of the Class Principal Balances of those Classes of Senior Certificates, the Class A-2FL REMIC II Regular Interest and the Class A-4FL REMIC II Regular Interest outstanding immediately prior to such Distribution Date) equal to the Loan Group 1 Principal Distribution Amount for such Distribution Date; and concurrently, to make distributions of principal to the Holders of the Class A-1A Certificates, in an amount (not to exceed the Class Principal Balance of the Class A-1A Certificates outstanding immediately prior to such Distribution Date) equal to the Loan Group 2 Principal Distribution Amount for such Distribution Date; provided that, if the portion of the Available Distribution Amount for such Distribution Date remaining after the distributions of interest made pursuant to the immediately preceding clause (i) is less than the Principal Distribution Amount for such Distribution Date, then the Holders of the Class A-1, Class A-2, Class A-3, Class A-SB and Class A-4 Certificates, Grantor Trust A-2FL with respect to the Class A-2FL REMIC II Regular Interest and Grantor Trust A-4FL with respect to the Class A-4FL REMIC II Regular Interest shall have a prior right, relative to the Holders of the Class A-1A Certificates, to receive their distributions of principal pursuant to this clause (ii) out of the remaining portion of the Loan Group 1 Available Distribution Amount for such Distribution Date and the Holders of the Class A-1A Certificates shall have a prior right, relative to the Holders of the Class A-1, Class A-2, Class A-3, Class A-3B, Class A-SB and Class A-4 Certificates, Grantor Trust A-2FL with respect to the Class A-2FL REMIC II Regular Interest and Grantor Trust A-4FL with respect to the Class A-4FL REMIC II Regular Interest to receive their distributions of principal pursuant to this clause (ii) out of the remaining portion of the Loan Group 2 Available Distribution Amount for such Distribution Date; and provided, further, that, notwithstanding the foregoing, if the aggregate of the Class Principal Balances of the Class AM, Class AJ, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P and Class Q Certificates and the Class AM-FL REMIC II Regular Interest and the Class AJ-FL REMIC II Regular Interest has previously been reduced to zero, then distributions of principal will be made to the Holders of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-1A Certificates, the Class A-2FL REMIC II Regular Interest and the Class A-4FL REMIC II Regular Interest to pursuant to this clause (ii) up to an amount equal to, and pro rata as among such Classes of Senior Certificates, the Class A-2FL REMIC II Regular Interest and the Class A-4FL REMIC II Regular Interest in accordance with, the respective Class Principal Balances thereof outstanding immediately prior to such Distribution Date (and without regard to Loan Groups or the Principal Distribution Amount for such Distribution Date);

            (iii) after the Class Principal Balance of the Class A-1A Certificates has been reduced to zero, to make distributions of principal, first, to the Holders of the Class A-SB Certificates, until the related Class Principal Balance (after taking into account any distributions of principal made with respect to the Class A-SB Certificates on such Distribution Date pursuant to the immediately preceding clause (ii)) is reduced to the Class A-SB Planned Principal Balance for such Distribution Date, second, to the Holders of the Class A-1 Certificates until the related Class Principal Balance (after taking into account any distributions of principal with respect to the Class A-1 Certificates on such Distribution Date pursuant to the immediately preceding clause (ii)) is reduced to zero, third, to the Holders of the Class A-2 Certificates and the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest, on a pro rata basis in accordance with the respective Class Principal Balances thereof outstanding immediately prior to such Distribution Date, until the related Class Principal Balance (after taking into account any distributions of principal with respect to the Class A-2 Certificates and the Class A-2FL REMIC II Regular Interest on such Distribution Date pursuant to the immediately preceding clause (ii)) is reduced to zero, fourth, to the Holders of the Class A-3 Certificates until the related Class Principal Balance (after taking into account any distributions of principal with respect to the Class A-3 Certificates on such Distribution Date pursuant to the immediately preceding clause (ii)) is reduced to zero, fifth, to the Holders of the Class A-SB Certificates, until the related Class Principal Balance (after taking into account any distributions of principal made with respect to the Class A-SB Certificates on such Distribution Date pursuant to the immediately preceding clause (ii) and/or subclause first of this clause (iii)) is reduced to zero, and sixth, to the Holders of the Class A-4 Certificates and the Floating Rate Account with respect to the Class A-4FL REMIC II Regular Interest, on a pro rata basis in accordance with the respective Class Principal Balances thereof outstanding immediately prior to such Distribution Date, until the related Class Principal Balance (after taking into account any distributions of principal with respect to the Class A-4 Certificates and the Class A-4FL REMIC II Regular Interest on such Distribution Date pursuant to the immediately preceding clause (ii)) is reduced to zero, in that order, in an aggregate amount for subclauses first through sixth above (not to exceed the aggregate of the Class Principal Balances of those Classes of Senior Certificates, the Class A-2FL REMIC II Regular Interest and the Class A-4FL REMIC II Regular Interest outstanding immediately prior to such Distribution Date, reduced by any distributions of principal made with respect to those Classes of Senior Certificates, the Class A-2FL REMIC II Regular Interest and the Class A-4FL REMIC II Regular Interest on such Distribution Date pursuant to the immediately preceding clause (ii)) equal to the excess, if any, of
      (A) the Loan Group 2 Principal Distribution Amount for such Distribution Date, over (B) the distributions of principal made with respect to the Class A-1A Certificates on such Distribution Date pursuant to the immediately preceding clause (ii);

            (iv) after the aggregate of the Class Principal Balances of the Class A-1, Class A-2, Class A-3, Class A-SB and Class A-4 Certificates, the Class A-2FL REMIC II Regular Interest and the Class A-4FL REMIC II Regular Interest has been reduced to zero, to make distributions of principal to the Holders of the Class A-1A Certificates, in an amount (not to exceed the Class Principal Balance of the Class A-1A Certificates outstanding immediately prior to such Distribution Date, reduced by any distributions of principal made with respect to the Class A-1A Certificates on such Distribution Date pursuant to clause (ii) above) equal to the excess, if any, of (A) the Loan Group 1 Principal Distribution Amount for such Distribution Date, over (B) the aggregate distributions of principal made with respect to the Class A-1, Class A-2, Class A-3, Class A-SB and/or Class A-4 Certificates, the Class A-2FL REMIC II Regular Interest and/or the Class A-4FL REMIC II Regular Interest on such Distribution Date pursuant to clause (ii) above;

            (v) to make distributions to the Holders of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-1A Certificates and to the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest and the Class A-4FL REMIC II Regular Interest in an amount equal to, pro rata in accordance with, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to each such Class of Senior Certificates, the Class A-2FL REMIC II Regular Interest and the Class A-4FL REMIC II Regular Interest and not previously reimbursed;

            (vi) to make distributions of interest to the Holders of the Class AM Certificates and the Floating Rate Account with respect to the Class AM-FL REMIC II Regular Interest, in an amount equal to, and pro rata as between that Class of Certificates and the Class AM-FL REMIC II Regular Interest in accordance with, all Distributable Certificate Interest in respect of such Class of Certificates and the Class AM-FL REMIC II Regular Interest for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (vii) after the Class Principal Balances of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-1A Certificates, the Class A-2FL REMIC II Regular Interest and/or the Class A-4FL REMIC II Regular Interest have been reduced to zero, to make distributions of principal to the Holders of the Class AM Certificates and the Floating Rate Account with respect to the Class AM-FL REMIC II Regular Interest, on a pro rata basis in accordance with the respective Class Principal Balances thereof outstanding immediately prior to such Distribution Date, in an amount (not to exceed the aggregate Class Principal Balance of the Class AM Certificates and the Class AM-FL REMIC II Regular Interest outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential Pay Certificates (other than the Floating Rate Certificates) and/or to the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest and/or the Class A-4FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

            (viii) to make distributions to the Holders of the Class AM Certificates and the Floating Rate Account with respect to the Class AM-FL REMIC II Regular Interest, in an amount equal to, pro rata in accordance with, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class AM Certificates and the Class AM-FL REMIC II Regular Interest, respectively, and not previously reimbursed;

            (ix) to make distributions of interest to the Holders of the Class AJ Certificates and the Floating Rate Account with respect to the Class AJ-FL REMIC II Regular Interest, in an amount equal to, and pro rata as between that Class of Certificates and the Class AJ-FL REMIC II Regular Interest in accordance with, all Distributable Certificate Interest in respect of such Class of Certificates and the Class AJ-FL REMIC II Regular Interest for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (x) after the Class Principal Balances of the Class AM Certificates and the Class AM-FL REMIC II Regular Interest have been reduced to zero, to make distributions of principal to the Holders of the Class AJ Certificates and the Floating Rate Account with respect to the Class AJ-FL REMIC II Regular Interest, on a pro rata basis in accordance with the respective Class Principal Balances thereof outstanding immediately prior to such Distribution Date, in an amount (not to exceed the aggregate Class Principal Balance of the Class AJ Certificates and the Class AJ-FL REMIC II Regular Interest outstanding immediately prior to such Distribution
      Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential Pay Certificates (other than the Floating Rate Certificates) and/or to the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest and/or the Class AM-FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

            (xi) to make distributions to the Holders of the Class AJ Certificates and the Floating Rate Account with respect to the Class AJ-FL REMIC II Regular Interest, in an amount equal to, pro rata in accordance with, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class AJ Certificates and the Class AJ-FL REMIC II Regular Interest, respectively, and not previously reimbursed;

            (xii) to make distributions of interest to the Holders of the Class B Certificates in an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (xiii) after the Class Principal Balances of the Class AJ Certificates and the Class AJ-FL REMIC II Regular Interest have been reduced to zero, to make distributions of principal to the Holders of the Class B Certificates, in an amount (not to exceed the Class Principal Balance of the Class B Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential Pay Certificates (other than the Floating Rate Certificates) and/or to the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and/or the Class AJ-FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

            (xiv) to make distributions to the Holders of the Class B Certificates, in an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class B Certificates and not previously reimbursed;

            (xv) to make distributions of interest to the Holders of the Class C Certificates in an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (xvi) after the Class Principal Balance of the Class B Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class C Certificates, in an amount (not to exceed the Class Principal Balance of the Class C Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential Pay Certificates (other than the Floating Rate Certificates) and/or to the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and/or the Class AJ-FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

            (xvii) to make distributions to the Holders of the Class C Certificates, in an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class C Certificates and not previously reimbursed;

            (xviii) to make distributions of interest to the Holders of the Class D Certificates, in an amount equal to all Distributable Certificate Interest in respect of the Class D Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (xix) after the Class Principal Balance of the Class C Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class D Certificates, in an amount (not to exceed the Class Principal Balance of the Class D Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential Pay Certificates (other than the Floating Rate Certificates) and/or to the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and/or the Class AJ-FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

            (xx) to make distributions to the Holders of the Class D Certificates, in an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class D Certificates and not previously reimbursed;

            (xxi) to make distributions of interest to the Holders of the Class E Certificates, in an amount equal to all Distributable Certificate Interest in respect of the Class E Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (xxii) after the Class Principal Balance of the Class D Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class E Certificates, in an amount (not to exceed the Class Principal Balance of the Class E Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential Pay Certificates and/or to the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and/or the Class AJ-FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

            (xxiii) to make distributions to the Holders of the Class E Certificates, in an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class E Certificates and not previously reimbursed;

            (xxiv) to make distributions of interest to the Holders of the Class F Certificates, in an amount equal to all Distributable Certificate Interest in respect of the Class F Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (xxv) after the Class Principal Balance of the Class E Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class F Certificates, in an amount (not to exceed the Class Principal Balance of the Class F Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential Pay Certificates and/or to the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and/or the Class AJ-FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

            (xxvi) to make distributions to the Holders of the Class F Certificates, in an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class F Certificates and not previously reimbursed;

            (xxvii) to make distributions of interest to the Holders of the Class G Certificates, in an amount equal to all Distributable Certificate Interest in respect of the Class G Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (xxviii) after the Class Principal Balance of the Class F Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class G Certificates, in an amount (not to exceed the Class Principal Balance of the Class G Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential Pay Certificates and/or to the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and/or the Class AJ-FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

            (xxix) to make distributions to the Holders of the Class G Certificates, in an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class G Certificates and not previously reimbursed;

            (xxx) to make distributions of interest to the Holders of Class H Certificates, in an amount equal to all Distributable Certificate Interest in respect of the Class H Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (xxxi) after the Class Principal Balance of the Class G Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class H Certificates, in an amount (not to exceed the Class Principal Balance of the Class H Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential Pay Certificates and/or to the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and/or the Class AJ-FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

            (xxxii) to make distributions to the Holders of the Class H Certificates in an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class H Certificates and not previously reimbursed;

            (xxxiii) to make distributions of interest to the Holders of the Class J Certificates, in an amount equal to all Distributable Certificate Interest in respect of the Class J Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (xxxiv) after the Class Principal Balance of the Class H Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class J Certificates, in an amount (not to exceed the Class Principal Balance of the Class J Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential Pay Certificates and/or to the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and/or the Class AJ-FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

            (xxxv) to make distributions to the Holders of the Class J Certificates, in an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class J Certificates and not previously reimbursed;

            (xxxvi) to make distributions of interest to the Holders of the Class K Certificates, in an amount equal to all Distributable Certificate Interest in respect of the Class K Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (xxxvii) after the Class Principal Balance of the Class J Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class K Certificates, in an amount (not to exceed the Class Principal Balance of the Class K Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential Pay Certificates and/or to the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and/or the Class AJ-FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

            (xxxviii)to make distributions to the Holders of the Class K Certificates, in an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class K Certificates and not previously reimbursed;

            (xxxix) to make distributions of interest to the Holders of the Class L Certificates, in an amount equal to all Distributable Certificate Interest in respect of the Class L Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (xl) after the Class Principal Balance of the Class K Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class L Certificates, in an amount (not to exceed the Class Principal Balance of the Class L Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential Pay Certificates and/or to the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and/or the Class AJ-FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

            (xli) to make distributions to the Holders of the Class L Certificates, in an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class L Certificates and not previously reimbursed;

            (xlii) to make distributions of interest to the Holders of the Class M Certificates, in an amount equal to all Distributable Certificate Interest in respect of the Class M Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (xliii) after the Class Principal Balance of the Class L Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class M Certificates, in an amount (not to exceed the Class Principal Balance of the Class M Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential Pay Certificates and/or to the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and/or the Class AJ-FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

            (xliv) to make distributions to the Holders of the Class M Certificates, in an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class M Certificates and not previously reimbursed;

            (xlv) to make distributions of interest to the Holders of the Class N Certificates, in an amount equal to all Distributable Certificate Interest in respect of the Class N Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (xlvi) after the Class Principal Balance of the Class M Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class N Certificates, in an amount (not to exceed the Class Principal Balance of the Class N Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential Pay Certificates and/or to the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and/or the Class AJ-FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

            (xlvii) to make distributions to the Holders of the Class N Certificates, in an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class N Certificates and not previously reimbursed;

            (xlviii) to make distributions of interest to the Holders of the Class P Certificates, in an amount equal to all Distributable Certificate Interest in respect of the Class P Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (xlix) after the Class Principal Balance of the Class N Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class P Certificates, in an amount (not to exceed the Class Principal Balance of the Class P Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential Pay Certificates and/or to the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and/or the Class AJ-FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

            (l) to make distributions to the Holders of the Class P Certificates, in an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class P Certificates and not previously reimbursed;

            (li) to make distributions of interest to the Holders of the Class Q Certificates, in an amount equal to all Distributable Certificate Interest in respect of the Class Q Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (lii) after the Class Principal Balance of the Class P Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class Q Certificates, in an amount (not to exceed the Class Principal Balance of the Class Q Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential Pay Certificates and/or to the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and/or the Class AJ-FL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a));

            (liii) to make distributions to the Holders of the Class Q Certificates, in an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class Q Certificates and not previously reimbursed;

            (liv) to make distributions to the Holders of the Class R-II Certificates, in an amount equal to the excess, if any, of (A) the aggregate distributions deemed made in respect of the REMIC I Regular Interests on such Distribution Date pursuant to Section 4.01(i), over (B) the aggregate distributions made in respect of the Regular Certificates on such Distribution Date pursuant to clauses (i) through (liii) above; and

            (lv) to make distributions to the Holders of the Class R-I Certificates of the excess, if any, of (A) the Available Distribution Amount for such Distribution Date, over (B) the aggregate distributions made in respect of the REMIC I Certificates on such Distribution Date pursuant to clauses (i) through (liv) above.

            Distributions in reimbursement of Realized Losses and Additional Trust Fund Expenses previously allocated to a Class of Sequential Pay Certificates (other than the Floating Rate Certificates), the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and the Class AJ-FL REMIC II Regular Interest shall not constitute distributions of principal and shall not result in reduction of the related Class Principal Balance.

            (b) On each Distribution Date, the Certificate Administrator shall withdraw from the Distribution Account any amounts on deposit therein that represent Prepayment Premiums and/or Yield Maintenance Charges actually collected on the Trust Mortgage Loans and any Trust REO Loans during the related Collection Period (excluding any portion of such Prepayment Premiums and/or Yield Maintenance Charges applied pursuant to Section 4.01(k) to reimburse the Holders of one or more Classes of Sequential Pay Certificates (other than the Floating Rate Certificates) and/or to the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and/or the Class AJ-FL REMIC II Regular Interest in respect of Realized Losses and/or Additional Trust Fund Expenses previously allocated thereto) and shall be deemed to distribute such Prepayment Premiums and/or Yield Maintenance Charges (or remaining portion thereof) from REMIC I to REMIC II in respect of REMIC I Regular Interest LA-1 (whether or not such REMIC I Regular Interest has received all distributions of interest and principal to which it is entitled), and then shall distribute each such Prepayment Premium and/or Yield Maintenance Charge (or remaining portion thereof), as additional yield, as follows:

            (i) first, to the Holders of the respective Classes of Sequential Pay Certificates (other than the Floating Rate Certificates or any Excluded Class) entitled to distributions of principal pursuant to Section 4.01(a) on such Distribution Date with respect to the Loan Group that includes the prepaid Trust Mortgage Loan or Trust REO Loan, as the case may be, and to the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and/or the Class AJ-FL REMIC II Regular Interest (if distributions of principal are being made with respect thereto on such Distribution Date pursuant to Section 4.01(a) up to an amount equal to, and pro rata based on, the Additional Yield and Prepayment Amount for each such Class of Certificates, the Class A-2FL REMIC II Regular Interest (if applicable), the Class A-4FL REMIC II Regular Interest (if applicable), the Class AM-FL REMIC II Regular Interest (if applicable) and/or the Class AJ-FL REMIC II Regular Interest (if applicable) for such Distribution Date with respect to the subject Prepayment Premium or Yield Maintenance Charge, as the case may be; and

            (ii) second, to the Holders of the Class X Certificates, to the extent of any remaining portion of the subject Yield Maintenance Charge or Prepayment Premium, as the case may be (excluding any portion of such Prepayment Premium and/or Yield Maintenance Charge applied pursuant to
      Section 4.01(k) to reimburse the Holders of one or more Classes of Sequential Pay Certificates (other than the Floating Rate Certificates) and/or to the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and/or the Class AJ-FL REMIC II Regular Interest in respect of Realized Losses and/or Additional Trust Fund Expenses previously allocated thereto).

            On each Distribution Date, the Certificate Administrator shall withdraw from the Trust Converting Loan Additional Interest Account any amounts that represent Additional Interest actually collected during the related Collection Period on the Trust Converting Loans and any successor Trust REO Loans with respect thereto and shall distribute such amounts among the Holders of the Class Y Certificates pro rata in accordance with their respective Percentage Interests of such Class.

            On each Distribution Date, the Certificate Administrator shall withdraw from the Trust ARD Loans Additional Interest Account any amounts that represent Additional Interest actually collected during the related Collection Period on the Trust ARD Loans and any successor Trust REO Loans with respect thereto and shall distribute such amounts among the Holders of the Class Z Certificates pro rata in accordance with their respective Percentage Interests of such Class.

            (c) Subject to Section 3.29, on each Distribution Date, the Certificate Administrator shall apply amounts on deposit in the Class A-2FL Sub-Account for the following purposes and in the following order of priority, in each case to the extent of the Class A-2FL Available Funds (exclusive of any portion thereof that constitutes Yield Maintenance Charges and/or Prepayment Premiums) for such Distribution Date:

            (i) to make distributions of interest to the Holders of the Class A-2FL Certificates, up to the Class A-2FL Interest Distribution Amount for such Distribution Date;

            (ii) to make distributions of principal to the Holders of the Class A-2FL Certificates, in reduction of the Class Principal Balance thereof, up to the Class A-2FL Principal Distribution Amount for such Distribution Date, until such Class Principal Balance has been reduced to zero;

            (iii) to reimburse the Holders of the Class A-2FL Certificates, until all Realized Losses and Additional Trust Fund Expenses previously allocated to the Class A-2FL Certificates, but not previously reimbursed, have been reimbursed in full; and

            (iv) to make distributions to the Holders of the Class A-2FL Certificates of any remaining amount.

            For so long as the Class A-2FL Swap Agreement is in effect and there is no continuing payment default thereunder on the part of the Class A-2FL Swap Counterparty, all Prepayment Premiums and Yield Maintenance Charges allocable to the Class A-2FL REMIC II Regular Interest shall be payable to the Class A-2FL Swap Counterparty pursuant to the terms of the Class A-2FL Swap Agreement. However, during the occurrence of a payment default on the part of the Class A-2FL Swap Counterparty under the Class A-2FL Swap Agreement or if the Class A-2FL Swap Agreement is terminated and a replacement Class A-2FL Swap Agreement is not obtained, then all Prepayment Premiums and Yield Maintenance Charges distributed to the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest shall be distributed by the Certificate Administrator to the Holders of the Class A-2FL Certificates on the subject Distribution Date.

            Subject to Section 3.29, on each Distribution Date, the Certificate Administrator shall apply amounts on deposit in the Class AM-FL Sub-Account for the following purposes and in the following order of priority, in each case to the extent of the Class AM-FL Available Funds (exclusive of any portion thereof that constitutes Yield Maintenance Charges and/or Prepayment Premiums) for such Distribution Date:

            (i) to make distributions of interest to the Holders of the Class AM-FL Certificates, up to the Class AM-FL Interest Distribution Amount for such Distribution Date;

            (ii) to make distributions of principal to the Holders of the Class AM-FL Certificates, in reduction of the Class Principal Balance thereof, up to the Class AM-FL Principal Distribution Amount for such Distribution Date, until such Class Principal Balance has been reduced to zero;

            (iii) to reimburse the Holders of the Class AM-FL Certificates, until all Realized Losses and Additional Trust Fund Expenses previously allocated to the Class AM-FL Certificates, but not previously reimbursed, have been reimbursed in full; and

            (iv) to make distributions to the Holders of the Class AM-FL Certificates of any remaining amount.

            For so long as the Class AM-FL Swap Agreement is in effect and there is no continuing payment default thereunder on the part of the Class AM-FL Swap Counterparty, all Prepayment Premiums and Yield Maintenance Charges allocable to the Class AM-FL REMIC II Regular Interest shall be payable to the Class AM-FL Swap Counterparty pursuant to the terms of the Class AM-FL Swap Agreement. However, during the occurrence of a payment default on the part of the Class AM-FL Swap Counterparty under the Class AM-FL Swap Agreement or if the Class AM-FL Swap Agreement is terminated and a replacement Class AM-FL Swap Agreement is not obtained, then all Prepayment Premiums and Yield Maintenance Charges distributed to the Floating Rate Account with respect to the Class AM-FL REMIC II Regular Interest shall be distributed by the Certificate Administrator to the Holders of the Class AM-FL Certificates on the subject Distribution Date.

            Subject to Section 3.29, on each Distribution Date, the Certificate Administrator shall apply amounts on deposit in the Class AJ-FL Sub-Account for the following purposes and in the following order of priority, in each case to the extent of the Class AJ-FL Available Funds (exclusive of any portion thereof that constitutes Yield Maintenance Charges and/or Prepayment Premiums) for such Distribution Date:

            (i) to make distributions of interest to the Holders of the Class AJ-FL Certificates, up to the Class AJ-FL Interest Distribution Amount for such Distribution Date;

            (ii) to make distributions of principal to the Holders of the Class AJ-FL Certificates, in reduction of the Class Principal Balance thereof, up to the Class AJ-FL Principal Distribution Amount for such Distribution Date, until such Class Principal Balance has been reduced to zero;

            (iii) to reimburse the Holders of the Class AJ-FL Certificates, until all Realized Losses and Additional Trust Fund Expenses previously allocated to the Class AJ-FL Certificates, but not previously reimbursed, have been reimbursed in full; and

            (iv) to make distributions to the Holders of the Class AJ-FL Certificates of any remaining amount.

            For so long as the Class AJ-FL Swap Agreement is in effect and there is no continuing payment default thereunder on the part of the Class AJ-FL Swap Counterparty, all Prepayment Premiums and Yield Maintenance Charges allocable to the Class AJ-FL REMIC II Regular Interest shall be payable to the Class AJ-FL Swap Counterparty pursuant to the terms of the Class AJ-FL Swap Agreement. However, during the occurrence of a payment default on the part of the Class AJ-FL Swap Counterparty under the Class AJ-FL Swap Agreement or if the Class AJ-FL Swap Agreement is terminated and a replacement Class AJ-FL Swap Agreement is not obtained, then all Prepayment Premiums and Yield Maintenance Charges distributed to the Floating Rate Account with respect to the Class AJ-FL REMIC II Regular Interest shall be distributed by the Certificate Administrator to the Holders of the Class AJ-FL Certificates on the subject Distribution Date.

            (d) All distributions made with respect to each Class on each Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage Interests. Except as otherwise provided below, all such distributions with respect to each Class on each Distribution Date shall be made to the Certificateholders of the respective Class of record at the close of business on the related Record Date and shall be made by wire transfer of immediately available funds to the account of any such Certificateholder at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate Administrator with wiring instructions no less than five Business Days prior to (or, in the case of the initial Distribution Date, no later than) the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. The final distribution on each Certificate (determined, in the case of a Sequential Pay Certificate, without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to such Certificate) will be made in a like manner, but only upon presentation and surrender of such Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution. Prior to any termination of the Trust Fund pursuant to Section 9.01, any distribution that is to be made with respect to a Certificate in reimbursement of a Realized Loss or Additional Trust Fund Expense previously allocated thereto, which reimbursement is to occur after the date on which such Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Certificateholder that surrendered such Certificate as such address last appeared in the Certificate Register or to any other address of which the Certificate Administrator was subsequently notified in writing. If such check is returned to the Certificate Administrator, the Certificate Administrator, directly or through an agent, shall take such reasonable steps to contact the related Holder and deliver such check as it shall deem appropriate. Any funds in respect of a check returned to the Certificate Administrator shall be set aside by the Certificate Administrator and held uninvested in trust and credited to the account of the appropriate Holder. The costs and expenses of locating the appropriate Holder and holding such funds shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust hereunder. If the Certificate Administrator has not, after having taken such reasonable steps, located the related Holder by the second anniversary of the initial sending of a check, the Certificate Administrator shall, subject to applicable law, distribute the unclaimed funds to the Holders of the Class R-II Certificates.

            (e) Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such distribution to the related Certificate Owners that it represents and to each indirect participating brokerage firm (a "brokerage firm" or "indirect participating firm") for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the related Certificate Owners that it represents. None of the Certificate Administrator, the Certificate Registrar, the Depositor, the Master Servicers, the Special Servicer or any Fiscal Agent shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law. The Certificate Administrator and the Depositor shall perform their respective obligations under a Letter of Representations among the Depositor, the Certificate Administrator and the Initial Depository dated as of the Closing Date.

            (f) The rights of the Certificateholders to receive distributions from the proceeds of the Trust Fund in respect of the Certificates, and all rights and interests of the Certificateholders in and to such distributions, shall be as set forth in this Agreement. Neither the Holders of any Class of Certificates nor any party hereto shall in any way be responsible or liable to the Holders of any other Class of Certificates in respect of amounts properly previously distributed on the Certificates.

            (g) Except as otherwise provided in Section 9.01, whenever the Certificate Administrator receives written notification of or expects that the final distribution with respect to any Class of Certificates (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to such Class of Certificates) will be made on the next Distribution Date, the Certificate Administrator shall, no later than five days after the related Determination Date (without giving effect to the proviso in the definition of "Determination Date"), mail to each Holder of record on such date of such Class of Certificates a notice to the effect that:

            (i) the Certificate Administrator expects that the final distribution with respect to such Class of Certificates will be made on such Distribution Date but only upon presentation and surrender of such Certificates at the office of the Certificate Registrar or at such other location therein specified, and

            (ii) no interest shall accrue on such Certificates from and after such Distribution Date.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(g) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust pursuant to this paragraph. If all of the Certificates shall not have been surrendered for cancellation by the second anniversary of the delivery of the second notice, the Certificate Administrator shall, subject to applicable law, distribute to the Holders of the Class R-II Certificates all unclaimed funds and other assets which remain subject thereto.

            (h) Notwithstanding any other provision of this Agreement, the Certificate Administrator shall comply with all federal income tax withholding requirements respecting payments to Certificateholders of interest or original issue discount that the Certificate Administrator reasonably believes are applicable under the Code. The Certificate Registrar shall promptly provide the Certificate Administrator with any IRS Form W-9 or W-8 (including Form W-8ECI, W-8BEN or W-IMY) upon its receipt thereof. The consent of Certificateholders shall not be required for such withholding. If the Certificate Administrator does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal income tax withholding requirements, the Certificate Administrator shall indicate the amount withheld to such Certificateholders.

            (i) All distributions of interest, principal and reimbursements of previously allocated Realized Losses and Additional Trust Fund Expenses made in respect of any Class of Sequential Pay Certificates (other than the Floating Rate Certificates) or REMIC II Regular Interests on each Distribution Date pursuant to Section 4.01(a), 4.01(j) or 4.01(k) shall be deemed to have first been distributed from REMIC I to REMIC II in respect of its Corresponding REMIC I Regular Interest. All distributions made in respect of the Class X Certificates on each Distribution Date pursuant to Section 4.01(a), and allocable to any particular Class X Component in accordance with the relative Class X Strip Rates, shall be deemed to have first been distributed from REMIC I to REMIC II in respect of such Component's Corresponding REMIC I Regular Interest. In each case, if such distribution on any such Class of REMIC II Regular Certificates or REMIC II Regular Interests was a distribution of interest or principal or in reimbursement of previously allocated Realized Losses and Additional Trust Fund Expenses in respect of such Class, then the corresponding distribution deemed to be made on a REMIC I Regular Interest pursuant to either of the preceding two sentences shall be deemed to also be a distribution of interest or principal or in reimbursement of previously allocated Realized Losses and Additional Trust Fund Expenses, as the case may be, in respect of such REMIC I Regular Interest.

            (j) On each Distribution Date, the Certificate Administrator shall withdraw amounts from the Gain-on-Sale Reserve Account and shall distribute such amounts to reimburse the Holders of the Sequential Pay Certificates (other than the Class Floating Rate Certificates) and to reimburse the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and the Class AJ-FL REMIC II Regular Interest (in the same order as such reimbursements would be made pursuant to Section 4.01(a)) up to an amount equal to all Realized Losses and Additional Trust Fund Expenses, if any, previously deemed allocated to them and unreimbursed after application of the Available Distribution Amount for such Distribution Date. Amounts paid from the Gain-on-Sale Reserve Account will not reduce the Class Principal Balance of any Class of Sequential Pay Certificates, the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and/or the Class AJ-FL REMIC II Regular Interest. Any amounts remaining in the Gain-on-Sale Reserve Account after such distributions shall be applied to offset future Realized Losses and Additional Trust Fund Expenses and, upon termination of the Trust Fund, any amounts remaining in the Gain-on-Sale Reserve Account shall be distributed to the Class R-I Certificateholders.

            (k) On each Distribution Date, the Certificate Administrator shall withdraw from the Distribution Account an amount equal to any Prepayment Premium and/or Yield Maintenance Charge that was received in respect of a Trust Specially Serviced Mortgage Loan during the related Collection Period to the extent that Realized Losses and/or Additional Trust Fund Expenses had been allocated to one or more Classes of Sequential Pay Certificates (other than the Floating Rate Certificates) or REMIC II Regular Interests pursuant to Section
4.04 and had not been previously reimbursed, and the Certificate Administrator shall distribute such amounts to reimburse the Holders of the Sequential Pay Certificates (other than the Floating Rate Certificates) and to reimburse the Floating Rate Account with respect to the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and the Class AJ-FL REMIC II Regular Interest (in the same order as such reimbursements would be made pursuant to Section 4.01(a)) up to an amount equal to all such Realized Losses and Additional Trust Fund Expenses, if any, previously deemed allocated to them and remaining unreimbursed after application of the Available Distribution Amount for such Distribution Date and the amounts on deposit in the Gain-on-Sale Reserve Account. Any such amounts paid from the Distribution Account will not reduce the Class Principal Balance of any Class of Sequential Pay Certificates or REMIC II Regular Interests.

            (l) Notwithstanding any other provision of this Agreement, the Certificate Administrator shall comply with all federal withholding requirements respecting payments made or received under the Swap Agreements and payments to Certificateholders of interest or original issue discount that are applicable under the Code. The consent of Certificateholders shall not be required for such withholding. If the Certificate Administrator or the Trustee, as applicable, does withhold any amount from interest or original issue discount payments or advances thereof or any payments under the Swap Agreement to any Certificateholder pursuant to federal withholding requirements, the Certificate Administrator or the Trustee, as applicable, shall indicate the amount withheld to such Certificateholders.

            Section 4.02 Statements to Certificateholders.

            (a) On each Distribution Date, the Certificate Administrator shall make available electronically via its Internet Website or, upon written request, by first class mail, to each Certificateholder, each initial Certificate Owner and (upon written request made to the Certificate Administrator) each subsequent Certificate Owner (as identified to the reasonable satisfaction of the Certificate Administrator), the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Underwriters, each Rating Agency and any other Person designated in writing by the Depositor, a statement (a "Distribution Date Statement"), as to the distributions made on such Distribution Date, based solely on information provided to it by the Master Servicers and the Special Servicer. Each Distribution Date Statement shall be in the form set forth on Exhibit B hereto and, in any event, shall set forth:

            (i) the amount of the distribution on such Distribution Date to the Holders of each Class of Sequential Pay Certificates in reduction of the Class Principal Balance thereof;

            (ii) the amount of the distribution on such Distribution Date to the Holders of each Class of Regular Certificates allocable to Distributable Certificate Interest, the Class A-2FL Interest Distribution Amount, the Class A-4FL Interest Distribution Amount, the Class AM-FL Interest Distribution Amount and/or the Class AJ-FL Interest Distribution Amount;

            (iii) the amount of the distribution on such Distribution Date to the Holders of each Class of Regular Certificates allocable to Prepayment Premiums and/or Yield Maintenance Charges;

            (iv) the amount of the distribution on such Distribution Date to the Holders of each Class of Sequential Pay Certificates in reimbursement of previously allocated Realized Losses and Additional Trust Fund Expenses;

            (v) the total payments and other collections received by the Trust during the related Collection Period, the fees and expenses paid therefrom (with an identification of the general purpose of such fees and expenses and the party receiving such fees and expenses), the Available Distribution Amount for such Distribution Date and the respective portions of such Available Distribution Amount attributable to each Loan Group;

            (vi) payments made to and by the swap counterparty with respect to the Class A-2FL, Class A-4FL, Class AM-FL and Class AJ-FL Certificates;

            (vii) (a) the aggregate amount of P&I Advances made with respect to the entire Mortgage Pool, and made with respect to each Loan Group, for such Distribution Date pursuant to Section 4.03(a), including, without limitation, any amounts applied pursuant to Section 4.03(a)(ii), and the aggregate amount of unreimbursed P&I Advances with respect to the entire Mortgage Pool, and with respect to each Loan Group, that had been outstanding at the close of business on the related Determination Date and the aggregate amount of interest accrued and payable to the Master Servicers, the Trustee or any Fiscal Agent in respect of such unreimbursed P&I Advances in accordance with Section 4.03(d) as of the close of business on the related Determination Date, (b) the aggregate amount of Servicing Advances with respect to the entire Mortgage Pool, and with respect to each Loan Group, as of the close of business on the related Determination Date and (c) the aggregate amount of all Nonrecoverable Advances with respect to the entire Mortgage Pool, and with respect to each Loan Group, as of the close of business on the related Determination Date;

            (viii) the aggregate unpaid principal balance of the Mortgage Pool and of each Loan Group outstanding as of the close of business on the related Determination Date;

            (ix) the aggregate Stated Principal Balance of the Mortgage Pool and of each Loan Group outstanding immediately before and immediately after such Distribution Date;

            (x) the number, aggregate principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the Trust Mortgage Loans as of the close of business on the related Determination Date;

            (xi) the number, aggregate unpaid principal balance (as of the close of business on the related Determination Date) and aggregate Stated Principal Balance (immediately after such Distribution Date) of the Trust Mortgage Loans (A) delinquent 30-59 days, (B) delinquent 60-89 days, (C) delinquent more than 89 days, (D) as to which foreclosure proceedings have been commenced, and (E) to the actual knowledge of either Master Servicer or the Special Servicer, in bankruptcy proceedings;

            (xii) as to each Trust Mortgage Loan referred to in the preceding clause (x) above, (A) the loan number thereof, (B) the Stated Principal Balance thereof immediately following such Distribution Date, and (C) a brief description of any executed loan modification;

            (xiii) with respect to any Trust Mortgage Loan as to which a Liquidation Event occurred during the related Collection Period (other than a payment in full), (A) the loan number thereof, (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with such Liquidation Event (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any Realized Loss in connection with such Liquidation Event;

            (xiv) with respect to any Trust Mortgage Loan that was the subject of any material modification, extension or waiver during the related Collection Period, (A) the loan number thereof, (B) the unpaid principal balance thereof and (C) a brief description of such modification, extension or waiver, as the case may be;

            (xv) with respect to any Trust Mortgage Loan as to which an uncured and unresolved Breach or Document Defect that materially and adversely affects the value of such Trust Mortgage Loan or the interests of the Certificateholders, is alleged to exist, (A) the loan number thereof, (B) the unpaid principal balance thereof, (C) a brief description of such Breach or Document Defect, as the case may be, and (D) the status of such Breach or Document Defect, as the case may be, including any actions known to the Certificate Administrator that are being taken by or on behalf of the applicable Mortgage Loan Seller with respect thereto;

            (xvi) with respect to any Trust Mortgage Loan as to which the related Mortgaged Property became an REO Property during the related Collection Period, the loan number of such Trust Mortgage Loan and the Stated Principal Balance of such Trust Mortgage Loan as of the related date of acquisition;

            (xvii) with respect to any REO Property that was included (or an interest in which was included) in the Trust Fund as of the close of business on the related Determination Date, the loan number of the related Trust Mortgage Loan, the book value of such REO Property and the amount of REO Revenues and other amounts, if any, received by the trust with respect to such REO Property during the related Collection Period (separately identifying the portion thereof allocable to distributions on the Certificates) and, if available, the Appraised Value of such REO Property as expressed in the most recent appraisal thereof and the date of such appraisal;

            (xviii) with respect to any REO Property included in the Trust Fund as to which a Final Recovery Determination was made during the related Collection Period, (A) the loan number of the related Trust Mortgage Loan,
      (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with such Final Recovery Determination (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any Realized Loss in respect of the related Trust REO Loan in connection with such Final Recovery Determination;

            (xix) the Accrued Certificate Interest and Distributable Certificate Interest in respect of each Class of Regular Certificates, the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and the Class AJ-FL REMIC II Regular Interest, as well as the Class A-2FL Interest Distribution Amount, the Class A-4FL Interest Distribution Amount, the Class AM-FL Interest Distribution Amount and the Class AJ-FL Interest Distribution Amount, for such Distribution Date;

            (xx) any unpaid Distributable Certificate Interest in respect of each Class of Regular Certificates, the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and the Class AJ-FL REMIC II Regular Interest, as well as any unpaid portion of the Class A-2FL Interest Distribution Amount, the Class A-4FL Interest Distribution Amount, the Class AM-FL Interest Distribution Amount and the Class AJ-FL Interest Distribution Amount, respectively, after giving effect to the distributions made on such Distribution Date;

            (xxi) the Pass-Through Rate for each Class of Regular Certificates, the Class A-2FL REMIC II Regular Interest, the Class A-4FL REMIC II Regular Interest, the Class AM-FL REMIC II Regular Interest and the Class AJ-FL REMIC II Regular Interest, for such Distribution Date;

            (xxii) the Principal Distribution Amount, the Loan Group 1 Principal Distribution Amount and the Loan Group 2 Principal Distribution Amount for such Distribution Date, in each case, separately identifying the respective components thereof (and, in the case of any Principal Prepayment or other unscheduled collection of principal received during the related Collection Period, the loan number for the related Trust Mortgage Loan and the amount of such prepayment or other collection of principal);

            (xxiii) the aggregate of all Realized Losses incurred during the related Collection Period and all Additional Trust Fund Expenses incurred during the related Collection Period;

            (xxiv) the aggregate of all Realized Losses and Additional Trust Fund Expenses that were allocated on such Distribution Date;

            (xxv) the Class Principal Balance or Notional Amount, as applicable, of each Class of Regular Certificates, outstanding immediately before and immediately after such Distribution Date, separately identifying any reduction therein due to the allocation of Realized Losses and Additional Trust Fund Expenses on such Distribution Date;

            (xxvi) the Certificate Factor for each Class of Regular Certificates immediately following such Distribution Date;

            (xxvii) the aggregate amount of interest on P&I Advances in respect of the Mortgage Pool and in respect of each Loan Group paid to the Master Servicers, the Trustee and any Fiscal Agent during the related Collection Period in accordance with Section 4.03(d);

            (xxviii) the aggregate amount of interest on Servicing Advances in respect of the Mortgage Pool and in respect of each Loan Group paid to the Master Servicers, the Special Servicer, the Trustee and any Fiscal Agent during the related Collection Period in accordance with Section 3.03(d);

            (xxix) the aggregate amount of servicing compensation (separately identifying the amount of each category of compensation) paid to the Master Servicers and the Special Servicer during the related Collection Period;

            (xxx) the loan number for each Trust Required Appraisal Mortgage Loan and any related Appraisal Reduction Amount as of the related Determination Date;

            (xxxi) the original and then current credit support levels for each Class of Regular Certificates;

            (xxxii) the original and then current ratings known to the Certificate Administrator for each Class of Regular Certificates;

            (xxxiii) the aggregate amount of Prepayment Premiums and Yield Maintenance Charges collected during the related Collection Period;

            (xxxiv) the value of any REO Property included in the Trust Fund as of the end of the related Determination Date for such Distribution Date, based on the most recent Appraisal or valuation;

            (xxxv) the amounts, if any, actually distributed with respect to the Class Y Certificates, the Class Z Certificates, the Class R-I Certificates and the Class R-II Certificates, respectively, on such Distribution Date;

            (xxxvi) a brief description of any uncured Event of Default known to the Certificate Administrator (to the extent not previously reported) and, as determined and/or approved by the Depositor, any other information necessary to satisfy the requirements of Item 1121(a) of Regulation AB that can, in the Certificate Administrator's reasonable judgment, be included on the Distribution Date Statement without undue difficulty; and

            In the case of information to be furnished pursuant to clauses (i) through (iv) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per Single Certificate. In the case of information provided to the Certificate Administrator as a basis for information to be furnished pursuant to clauses (x) through (xvii), (xxviii), (xxxiii) and (xxxv) above, insofar as the underlying information is solely within the control of the Special Servicer, the Certificate Administrator and the Master Servicers may, absent manifest error, conclusively rely on the reports to be provided by the Special Servicer.

            Each Distribution Date Statement shall identify the Distribution Date to which it relates and the Record Date, the Interest Accrual Period, the Determination Date and the Collection Period that correspond to such Distribution Date.

            The Certificate Administrator may conclusively rely on and shall not be responsible absent manifest error for the content or accuracy of any information provided by third parties for purposes of preparing the Distribution Date Statement and may affix thereto any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

            On each Distribution Date, the Certificate Administrator shall make available via its Internet Website the information specified in Section 3.15(b) to the Persons specified therein. Absent manifest error, none of the Master Servicers or the Special Servicer shall be responsible for the accuracy or completeness of any information supplied to it by a Mortgagor or third party that is included in any reports, statements, materials or information prepared or provided by either Master Servicer or the Special Servicer, as applicable. The Certificate Administrator shall not be responsible absent manifest error for the accuracy or completeness of any information supplied to it for delivery pursuant to this Section. None of the Certificate Administrator, the Master Servicers or the Special Servicer shall have any obligation to verify the accuracy or completeness of any information provided by a Mortgagor or third party.

            Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall send to each Person who at any time during the calendar year was a Certificateholder of record, a report summarizing on an annual basis (if appropriate) the items provided to Certificateholders pursuant to clauses (i), (ii), (iii) and (iv) of the description of "Distribution Date Statement" above and such other information as may be required to enable such Certificateholders to prepare their federal income tax returns. Such information shall include the amount of original issue discount accrued on each Class of Certificates and information regarding the expenses of the Trust Fund. Such requirement shall be deemed to be satisfied to the extent such information is provided pursuant to applicable requirements of the Code from time to time in force.

            If any Certificate Owner does not receive through the Depository or any of its Depository Participants any of the statements, reports and/or other written information described above in this Section 4.02(a) that it would otherwise be entitled to receive if it were the Holder of a Definitive Certificate evidencing its ownership interest in the related Class of Book Entry Certificates, then the Certificate Administrator shall mail or cause the mailing of, or provide electronically or cause the provision electronically of, such statements, reports and/or other written information to such Certificate Owner upon the request of such Certificate Owner made in writing to the Corporate Trust Office (accompanied by current verification of such Certificate Owner's ownership interest). Such portion of such information as may be agreed upon by the Depositor and the Certificate Administrator shall be furnished to any such Person via overnight courier delivery or facsimile from the Trustee; provided that the cost of such overnight courier delivery or facsimile shall be an expense of the party requesting such information.

            The Certificate Administrator shall only be obligated to deliver the statements, reports and information contemplated by this Section 4.02(a) to the extent it receives the necessary underlying information from the Special Servicer or either Master Servicer, as applicable, and shall not be liable for any failure to deliver any statement, report or information on the prescribed due dates, to the extent caused by failure to receive timely such underlying information. Nothing herein shall obligate the Certificate Administrator or either Master Servicer to violate any applicable law prohibiting disclosure of information with respect to any Mortgagor and the failure of the Certificate Administrator, either Master Servicer or the Special Servicer to disseminate information for such reason shall not be a breach hereof.

            (b) In the performance of its obligations set forth in Section 4.05 and its other duties hereunder, the Certificate Administrator may, absent bad faith, conclusively rely on reports provided to it by the Master Servicers, and the Certificate Administrator shall not be responsible to recompute, recalculate or verify the information provided to it by the Master Servicers.

            Section 4.03 P&I Advances; Reimbursement of P&I Advances and Servicing Advances.

            (a) On or before 2:00 p.m. (New York City time) on each P&I Advance Date, each Master Servicer shall (i) apply amounts in its Collection Account received after the end of the related Collection Period or otherwise held for future distribution to Certificateholders in subsequent months in discharge of its obligation to make P&I Advances or (ii) subject to Section 4.03(c) below, remit from its own funds to the Certificate Administrator for deposit into the Distribution Account an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the related Distribution Date. The Master Servicers may also make P&I Advances in the form of any combination of clauses
(i) and (ii) above aggregating the total amount of P&I Advances to be made. Any amounts held in a Collection Account for future distribution and so used to make P&I Advances shall be appropriately reflected in the applicable Master Servicer's records and replaced by such Master Servicer by deposit in such Collection Account on or before the next succeeding Determination Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and interest in respect of which such P&I Advances were made). If, as of 3:00 p.m. (New York City time) on any P&I Advance Date, the applicable Master Servicer shall not have made any P&I Advance required to be made on such date pursuant to this Section 4.03(a) (and shall not have delivered to the Trustee the requisite Officer's Certificate and documentation related to a determination of nonrecoverability of a P&I Advance), then the Trustee shall provide notice of such failure to a Servicing Officer of such Master Servicer by facsimile transmission sent to the facsimile number set forth in Section 11.05 (or such alternative number provided by such Master Servicer to the Trustee in writing) as soon as possible, but in any event before 4:00 p.m. (New York City time) on such P&I Advance Date. If the Trustee does not receive the full amount of such P&I Advances by 11:00 a.m. (New York City time) on the related Distribution Date, then, subject to Section 4.03(c), (i) the Trustee shall, no later than 12:00 p.m., or if the Trustee fails, any Fiscal Agent shall, no later than 1:00 p.m. (New York City time), on such related Distribution Date make the portion of such P&I Advances that was required to be, but was not, made by the applicable Master Servicer on such P&I Advance Date, and (ii) with respect to such Master Servicer, the provisions of Sections 7.01 and 7.02 shall apply.

            (b) The aggregate amount of P&I Advances to be made by either Master Servicer, the Trustee or any Fiscal Agent in respect of the Mortgage Pool for any Distribution Date shall, subject to Section 4.03(c) below, equal the aggregate of all Periodic Payments (other than Balloon Payments) and any Assumed Periodic Payments, net of related Master Servicing Fees and, in the case of the Peter Cooper Village and Stuyvesant Town Trust Mortgage Loan and the FRIS Chicken Trust Mortgage Loan, net of the master servicing fee payable to the Wachovia 2007-C30 Master Servicer and MSCI 2005-HQ6 Master Servicer, respectively, in respect of the Trust Mortgage Loans (including, without limitation, Trust Balloon Loans delinquent as to their respective Balloon Payments) and any Trust REO Loans (in the case of each Master Servicer, to the extent it is the applicable Master Servicer) on their respective Due Dates during the related Collection Period, in each case to the extent such amount was not paid by or on behalf of the related Mortgagor or otherwise collected (including as net income from REO Properties) as of the close of business on the related Determination Date; provided that: (x) if the Periodic Payment on any Trust Mortgage Loan has been reduced in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment granted or agreed to by the Special Servicer pursuant to Section 3.20, or if the final maturity on any Trust Mortgage Loan shall be extended in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment granted or agreed to by the Special Servicer pursuant to Section 3.20, and the Periodic Payment due and owing during the extension period is less than the related Assumed Periodic Payment, then the applicable Master Servicer, the Trustee or any Fiscal Agent shall, as to such Trust Mortgage Loan only, advance only the amount of the Periodic Payment due and owing after taking into account such reduction (net of related Master Servicing Fees) in the event of subsequent delinquencies thereon; and (y) if any Trust Mortgage Loan or Trust REO Loan is a Required Appraisal Mortgage Loan as to which it is determined that an Appraisal Reduction Amount exists, then, with respect to the Distribution Date immediately following the date of such determination and with respect to each subsequent Distribution Date for so long as such Appraisal Reduction Amount exists, the applicable Master Servicer, the Trustee or any Fiscal Agent will be required in the event of subsequent delinquencies to advance in respect of such Trust Mortgage Loan or Trust REO Loan, as the case may be, only an amount equal to the sum of (A) the interest portion of the P&I Advance required to be made equal to the product of
(1) the amount of the interest portion of the P&I Advance for that Trust Mortgage Loan or Trust REO Loan, as the case may be, for the related Distribution Date without regard to this sentence, and (2) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Trust Mortgage Loan or Trust REO Loan, as the case may be, immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount, if any, and the denominator of which is equal to the Stated Principal Balance of that Trust Mortgage Loan or Trust REO Loan, as the case may be, immediately prior to the related Distribution Date, and (B) the amount of the principal portion of the P&I Advance that would otherwise be required without regard to this clause (y). In the case of each Trust Mortgage Loan that is part of a Serviced Loan Combination or any successor Trust REO Loan with respect thereto, the reference to "Appraisal Reduction Amount" in clause (y) of the proviso to the preceding sentence means the portion of any Appraisal Reduction Amount with respect to the related Serviced Loan Combination that is allocable, in accordance with the definition of "Appraisal Reduction Amount", to such Trust Mortgage Loan or any successor Trust REO Loan with respect thereto, as the case may be.

            (c) Notwithstanding anything herein to the contrary, no P&I Advance shall be required to be made hereunder if such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. The determination by the applicable Master Servicer or the Special Servicer that a prior P&I Advance (or, assuming that it was still outstanding, any Unliquidated Advance in respect thereof) that has been made constitutes a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance, shall be evidenced by an Officer's Certificate delivered to the Trustee, any Fiscal Agent and the Depositor on or before the related P&I Advance Date, setting forth the basis for such determination, together with any other information, including Appraisals (the cost of which may be paid out of the applicable Master Servicer's Collection Account pursuant to Section 3.05(a)) (or, if no such Appraisal has been performed pursuant to this Section 4.03(c), a copy of an Appraisal of the related Mortgaged Property performed within the twelve months preceding such determination), related Mortgagor operating statements and financial statements, budgets and rent rolls of the related Mortgaged Properties, engineers' reports, environmental surveys and any similar reports that the applicable Master Servicer may have obtained consistent with the Servicing Standard and at the expense of the Trust Fund, that support such determination by such Master Servicer. As soon as practical after making such determination, the Special Servicer shall report to the applicable Master Servicer, the Trustee and any Fiscal Agent, the Special Servicer's determination that any P&I Advance made with respect to any previous Distribution Date or required to be made with respect to the next following Distribution Date with respect to any Trust Specially Serviced Mortgage Loan or Trust REO Loan is a Nonrecoverable P&I Advance. The applicable Master Servicer, the Trustee and any Fiscal Agent shall act in accordance with such determination and shall be entitled to conclusively rely on such determination (or the determination of the Wachovia 2007-C30 Special Servicer with respect to the Peter Cooper Village and Stuyvesant Town Loan and the MSCI 2005-HQ6 Special Servicer with respect to the FRIS Chicken Mortgage Loan). Notwithstanding the foregoing, the applicable Master Servicer shall have the right to make its own subsequent determination that any portion of any such previously made or proposed P&I Advance is a Nonrecoverable P&I Advance. The Trustee and any Fiscal Agent shall be entitled to rely, conclusively, on any determination by the applicable Master Servicer that a P&I Advance, if made, would be a Nonrecoverable Advance (and the Trustee and any Fiscal Agent) shall rely on such Master Servicer's determination that the P&I Advance would be a Nonrecoverable Advance if the Trustee or any Fiscal Agent determines that it does not have sufficient time to make such determination); provided, however, that if such Master Servicer has failed to make a P&I Advance for reasons other than a determination by such Master Servicer or the Special Servicer that such P&I Advance would be a Nonrecoverable Advance, the Trustee or any Fiscal Agent shall make such Advance within the time periods required by Section 4.03(a) unless the Trustee or any Fiscal Agent, as the case may be, in good faith makes a determination prior to the times specified in Section 4.03(a) that such P&I Advance would be a Nonrecoverable Advance. The Special Servicer, in determining whether or not a P&I Advance previously made is, or a proposed P&I Advance, if made, would be, a Nonrecoverable Advance, shall be subject to the standards applicable to each Master Servicer hereunder.

            (d) In connection with the recovery by either Master Servicer, the Trustee or any Fiscal Agent of any P&I Advance out of the applicable Master Servicer's Collection Account pursuant to Section 3.05(a), subject to the following sentence, such Master Servicer shall be entitled to pay itself, the Trustee or any Fiscal Agent, as the case may be, out of any amounts then on deposit in its Collection Account, interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such P&I Advance (to the extent made with its own funds) from the date made to but not including the date of reimbursement, such interest to be payable first out of Default Charges received on the related Trust Mortgage Loan or Trust REO Loan during the Collection Period in which such reimbursement is made, then from general collections on the Trust Mortgage Loans then on deposit in such Master Servicer's Collection Account; provided, however, that no interest shall accrue on any P&I Advance made with respect to a Trust Mortgage Loan if the related Periodic Payment is received on or prior to the Due Date of such Trust Mortgage Loan, prior to the expiration of any applicable grace period or prior to the related P&I Advance Date; and provided, further, that, if such P&I Advance was made with respect to a Trust Mortgage Loan that is part of a Loan Combination or any successor Trust REO Loan with respect thereto, then such interest on such P&I Advance shall first be payable out of amounts on deposit in the related Loan Combination Custodial Account in accordance with Section 3.05(e). Subject to Section 4.03(f), the applicable Master Servicer shall reimburse itself, the Trustee or any Fiscal Agent, for any outstanding P&I Advance made thereby as soon as practicable after funds available for such purpose have been received by such Master Servicer, and in no event shall interest accrue in accordance with this
Section 4.03(d) on any P&I Advance as to which the corresponding Late Collection was received by such Master Servicer on or prior to the related P&I Advance Date.

            (e) In no event shall either Master Servicer, the Trustee or any Fiscal Agent make a P&I Advance with respect to any Non-Trust Loan.

            (f) Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections deposited in the Collection Accounts, the applicable Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent, at its own option, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance immediately, may elect to refrain from obtaining such reimbursement for such portion of the Nonrecoverable Advance during the one-month Collection Period ending on the then-current Determination Date. If any of the applicable Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent makes such an election at its sole option to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent Collection Period (subject, again, to the same sole option to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be payable first from principal collections as described above prior to payment from other collections). In connection with a potential election by any of the applicable Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the one-month Collection Period ending on the related Determination Date for any Distribution Date, such Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as the case may be, shall further be authorized to wait for principal collections to be received before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof until the end of such Collection Period. The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this subsection or to comply with the terms of this subsection and the other provisions of this Agreement that apply once such an election, if any, has been made. Any election by any of the applicable Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest thereon) or portion thereof with respect to any Collection Period shall not be construed to impose on any of such Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as the case may be, any obligation to make such an election (or any entitlement in favor of any Certificateholder or any other Person to such an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of such Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as the case may be, to otherwise be reimbursed for such Nonrecoverable Advance (together with interest thereon). Any such election by any of the applicable Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent shall not be construed to impose any duty on the other such party to make such an election (or any entitlement in favor of any Certificateholder or any other Person to such an election). Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more Collection Periods shall not limit the accrual of interest on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance. None of the applicable Master Servicer, the Special Servicer, the Trustee, any Fiscal Agent or the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders for any such election that such party makes as contemplated by this subsection or for any losses, damages or other adverse economic or other effects that may arise from such an election, and any such election shall not, with respect to the applicable Master Servicer or the Special Servicer, constitute a violation of the Servicing Standard nor, with respect to the Trustee or any Fiscal Agent, constitute a violation of any fiduciary duty to the Certificateholders or any contractual duty under this Agreement. Nothing herein shall give the applicable Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent the right to defer reimbursement of a Nonrecoverable Advance to the extent that principal collections then available in the Collection Accounts are sufficient to reimburse such Nonrecoverable Advances pursuant to Section 3.05(a)(vii).

            Section 4.04 Allocation of Realized Losses and Additional Trust Fund Expenses.

            (a) On each Distribution Date, following all distributions to be made on such date pursuant to Section 4.01, the Certificate Administrator shall allocate to the respective Classes of Sequential Pay Certificates (exclusive of the Floating Rate Certificates) and the REMIC II Regular Interests as follows the aggregate of all Realized Losses and Additional Trust Fund Expenses that were incurred at any time following the Cut-off Date through the end of the related Collection Period and in any event that were not previously allocated pursuant to this Section 4.04(a) on any prior Distribution Date, but only to the extent that (i) the aggregate of the Class Principal Balances of the Sequential Pay Certificates (exclusive of the Floating Rate Certificates) and the REMIC II Regular Interests as of such Distribution Date (after taking into account all of the distributions made on such Distribution Date pursuant to Section 4.01), exceeds (ii) the aggregate Stated Principal Balance of, and any Unliquidated Advances with respect to, the Mortgage Pool that will be outstanding immediately following such Distribution Date: first, sequentially, to the Class Q, Class P, Class N, Class M, Class L, Class K, Class J, Class H, Class G, Class F, Class E, Class D, Class C and Class B Certificates, in that order; then the Class AJ Certificates and Class AJ-FL REMIC II Regular Interest (on a pro rata and pari passu basis); then the Class AM Certificates and Class AM-FL REMIC II Regular Interest (on a pro rata and pari passu basis), in each case until the remaining Class Principal Balance thereof is reduced to zero; and then, pro rata (based on remaining Class Principal Balances) to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-1A Certificates, the Class A-2FL REMIC II Regular Interest and the Class A-4FL REMIC II Regular Interest, until the respective Class Principal Balances thereof are reduced to zero. Any Realized Losses and Additional Trust Fund Expenses allocated to the Class A-2FL REMIC II Regular Interest shall, in turn, be deemed allocated to the Class A-2FL Certificates. Any Realized Losses and Additional Trust Fund Expenses allocated to the Class A-4FL REMIC II Regular Interest shall, in turn, be deemed allocated to the Class A-4FL Certificates. Any Realized Losses and Additional Trust Fund Expenses allocated to the Class AM-FL REMIC II Regular Interest shall, in turn, be deemed allocated to the Class AM-FL Certificates. Any Realized Losses and Additional Trust Fund Expenses allocated to the Class AJ-FL REMIC II Regular Interest shall, in turn, be deemed allocated to the Class AJ-FL Certificates. Any allocation of Realized Losses and Additional Trust Fund Expenses to a Class of Sequential Pay Certificates shall be made by reducing the Class Principal Balance thereof by the amount so allocated. All Realized Losses and Additional Trust Fund Expenses, if any, allocated to a Class of Sequential Pay Certificates shall be allocated among the respective Certificates of such Class in proportion to the Percentage Interests evidenced thereby. All Realized Losses and Additional Trust Fund Expenses, if any, that have not been allocated to the Sequential Pay Certificates as of the Distribution Date on which the aggregate of the Class Principal Balances of the Sequential Pay Certificates has been reduced to zero, shall be deemed allocated to the Residual Certificates.

            If and to the extent any Nonrecoverable Advances (and/or interest thereon) that were reimbursed from principal collections on the Mortgage Pool and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Trust Mortgage Loan or Trust REO Loan, then, on the Distribution Date immediately following the Collection Period in which such recovery occurs, the Class Principal Balances of the respective Classes of Sequential Pay Certificates (exclusive of the Floating Rate Certificates) or REMIC II Regular Interests shall be increased, in the reverse order from which Realized Losses and Additional Trust Fund Expenses are allocated pursuant to Section 4.04(a), by the amount of any such recoveries that are included in the Principal Distribution Amount for the current Distribution Date; provided, however, that, in any case, the Class Principal Balance of any Class of Sequential Pay Certificates (exclusive of the Floating Rate Certificates) or REMIC II Regular Interests shall in no event be increased by more than the amount of unreimbursed Realized Losses and Additional Trust Fund Expenses previously allocated thereto (which unreimbursed Realized Losses and Additional Trust Fund Expenses shall be reduced by the amount of the increase in such Class Principal Balance); and provided, further, that the aggregate increase in the Class Principal Balances of the respective Classes of the Sequential Pay Certificates (exclusive of the Floating Rate Certificates) or REMIC II Regular Interests on any Distribution Date shall not exceed the excess, if any, of (1) the aggregate Stated Principal Balance of, and all Unliquidated Advances with respect to, the Mortgage Pool that will be outstanding immediately following such Distribution Date, over (2) the aggregate of the Class Principal Balances of the respective Classes of the Sequential Pay Certificates (exclusive of the Floating Rate Certificates) or REMIC II Regular Interests outstanding immediately following the distributions to be made on such Distribution Date, but prior to any such increase in any of those Class Principal Balances. If the Class Principal Balance of any Class of Sequential Pay Certificates (exclusive of the Floating Rate Certificates) or REMIC II Regular Interests is so increased, the amount of unreimbursed Realized Losses and/or Additional Trust Fund Expenses considered to be allocated to such Class shall be decreased by such amount. Any increase in the Class Principal Balance of the Class A-2FL REMIC II Regular Interest shall result in a corresponding increase in the Class Principal Balance of the Class A-2FL Certificates. Any increase in the Class Principal Balance of the Class A-4FL REMIC II Regular Interest shall result in a corresponding increase in the Class Principal Balance of the Class A-4FL Certificates. Any increase in the Class Principal Balance of the Class AM-FL REMIC II Regular Interest shall result in a corresponding increase in the Class Principal Balance of the Class AM-FL Certificates. Any increase in the Class Principal Balance of the Class AJ-FL REMIC II Regular Interest shall result in a corresponding increase in the Class Principal Balance of the Class AJ-FL Certificates.

            If the Class Principal Balance of any Class of Sequential Pay Certificates (exclusive of the Floating Rate Certificates) or REMIC II Regular Interests is reduced on any Distribution Date pursuant to the first paragraph of
Section 4.04(a), then the REMIC I Principal Balance of its Corresponding REMIC I Regular Interest shall be deemed to have first been reduced by the exact same amount.

            To the extent the Class Principal Balance of a Class of Sequential Pay Certificates (exclusive of the Floating Rate Certificates) or REMIC II Regular Interests is increased pursuant to the second paragraph of Section 4.04(a), the REMIC I Principal Balance of its Corresponding REMIC I Regular Interest shall be increased by the exact same amount.

            Section 4.05 Calculations.

            The Certificate Administrator shall, provided it receives the necessary information from the Master Servicers and the Special Servicer, be responsible for performing all calculations necessary in connection with the actual and deemed distributions and allocations to be made pursuant to Section 4.01, Section 5.02(d) and Article IX and the actual and deemed allocations of Realized Losses, Additional Trust Fund Expenses and other items to be made pursuant to Section 4.04. The Certificate Administrator shall calculate the Available Distribution Amount for each Distribution Date and shall allocate such amount among Certificateholders in accordance with this Agreement, and the Certificate Administrator shall have no obligation to recompute, recalculate or verify any information provided to it by the Special Servicer or either Master Servicer. The calculations by the Certificate Administrator of such amounts shall, in the absence of manifest error, be presumptively deemed to be correct for all purposes hereunder.

                                    ARTICLE V

                                THE CERTIFICATES

            Section 5.01 The Certificates.

            (a) The Certificates will be substantially in the respective forms attached hereto as Exhibits A-1, A-3, A-4, A-5, A-6, A-7 and A-8, as applicable; provided that any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage. The Certificates will be issuable in registered form only; provided, however, that in accordance with Section 5.03 beneficial ownership interests in the Sequential Pay Certificates and the Class X Certificates (other than any portion of which is represented by a Definitive Certificate) shall initially be held and transferred through the book-entry facilities of the Depository. The Sequential Pay Certificates and the Class X Certificates will be issuable only in denominations corresponding to initial Certificate Principal Balances or initial Certificate Notional Amounts, as the case may be, as of the Closing Date of not less than $25,000 in the case of the Registered Certificates and not less than $100,000 in the case of Non-Registered Certificates (other than the Residual Certificates, the Class Y Certificates and the Class Z Certificates), and in each such case in integral multiples of $1 in excess thereof. The Class R-I and Class R-II Certificates will be issuable in minimum Percentage Interests of 10%. The Class Y Certificates shall have no minimum denomination and shall be represented by a single Definitive Certificate. The Class Z Certificates shall have no minimum denomination and shall be represented by a single Definitive Certificate.

            (b) The Certificates shall be executed by manual or facsimile signature on behalf of the Certificate Administrator by the Certificate Registrar hereunder by an authorized signatory. Certificates bearing the manual or facsimile signatures of individuals who were at any time the authorized officers or signatories of the Certificate Registrar shall be entitled to all benefits under this Agreement, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, however, unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein executed by the Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

            Section 5.02 Registration of Transfer and Exchange of Certificates.

            (a) At all times during the term of this Agreement, there shall be maintained at the office of the Certificate Registrar a Certificate Register in which, subject to such reasonable regulations as the Certificate Registrar may prescribe, the Certificate Registrar (located as of the Closing Date at the Corporate Trust Office of the Certificate Administrator shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. The Certificate Administrator is hereby initially appointed (and hereby agrees to act in accordance with the terms hereof) as Certificate Registrar for the purpose of registering Certificates and transfers and exchanges of Certificates as herein provided. The Certificate Registrar may appoint, by a written instrument delivered to the Depositor, the Master Servicers, the Special Servicer and the Trustee, any other bank or trust company to act as Certificate Registrar under such conditions as the predecessor Certificate Registrar may prescribe, provided that the predecessor Certificate Registrar shall not be relieved of any of its duties or responsibilities hereunder by reason of such appointment. If the Certificate Administrator resigns or is removed in accordance with the terms hereof, the successor certificate administrator shall immediately succeed to its duties as Certificate Registrar. The Depositor, the Trustee, the Certificate Registrar (if it is no longer the Certificate Registrar) the Master Servicers and the Special Servicer shall have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the Certificate Register.

            Upon written request of any Certificateholder made for purposes of communicating with other Certificateholders with respect to their rights under this Agreement, the Certificate Registrar shall promptly furnish such Certificateholder with a list of the other Certificateholders of record identified in the Certificate Register at the time of the request.

            (b) No Transfer of any Non-Registered Certificate or interest therein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

            If a Transfer of any Definitive Non-Registered Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Non-Registered Certificates or a Transfer of such Certificate by the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of their respective Affiliates or, in the case of a Global Certificate for any Class of Book-Entry Non-Registered Certificates, a Transfer thereof to a successor Depository or to the applicable Certificate Owner(s) in accordance with Section 5.03), then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached hereto as Exhibit E-1 and a certificate from such Certificateholder's prospective Transferee substantially in the form attached hereto either as Exhibit E-2A or, except in the case of the Class R-I, Class R-II, Class Y or Class Z Certificates, as Exhibit E-2B; or (ii) an Opinion of Counsel satisfactory to the Certificate Administrator to the effect that the prospective Transferee is a Qualified Institutional Buyer or, except in the case of the Class R-I, Class R-II, Class Y or Class Z Certificates, an Institutional Accredited Investor, and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Master Servicers, the Special Servicer, the REMIC Administrator, the Certificate Administrator or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based.

            No beneficial interest in the Rule 144A Global Certificate for any Class of Book-Entry Non-Registered Certificates may be held by any Person that is not a Qualified Institutional Buyer. If a Transfer of any interest in the Rule 144A Global Certificate for any Class of Book-Entry Non-Registered Certificates is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Book-Entry Non-Registered Certificates or a Transfer of any interest therein by the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of their respective Affiliates), then the Certificate Owner desiring to effect such Transfer shall be required to obtain either (i) a certificate from such Certificate Owner's prospective Transferee substantially in the form attached hereto as Exhibit E-2C, or (ii) an Opinion of Counsel to the effect that the prospective Transferee is a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act. If any Transferee of an interest in the Rule 144A Global Certificate for any Class of Book-Entry Non-Registered Certificates does not, in connection with the subject Transfer, deliver to the Transferor the Opinion of Counsel or the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit E-2C hereto are, with respect to the subject Transfer, true and correct.

            Notwithstanding the preceding paragraph, any interest in the Rule 144A Global Certificate for a Class of Book-Entry Non-Registered Certificates may be transferred to any Non-United States Securities Person who takes delivery in the form of a beneficial interest in the Regulation S Global Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect such Transfer (i) complies with the requirements for Transfers of interests in such Regulation S Global Certificate set forth in the following paragraph and (ii) delivers or causes to be delivered to the Certificate Registrar and the Certificate Administrator (A) a certificate from such Certificate Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred, (B) a copy of the certificate to be obtained by such Certificate Owner from its prospective Transferee in accordance with the second sentence of the following paragraph and (C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Certificate Administrator, as transfer agent for the Depository, to approve the debit of the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, and approve the credit of the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred. Upon delivery to the Certificate Registrar and the Certificate Administrator of such certifications and such orders and instructions, the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Rule 144A Global Certificate in respect of the subject Class of Book-Entry Non-Registered Certificates, and increase the denomination of the Regulation S Global Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

            No beneficial interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered Certificates may be held by any Person that is a United States Securities Person. Any Certificate Owner desiring to effect any Transfer of a beneficial interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered Certificates shall be required to obtain from such Certificate Owner's prospective Transferee a certificate substantially in the form set forth in Exhibit E-2D hereto to the effect that such Transferee is not a United States Securities Person. If any Transferee of an interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered Certificates does not, in connection with the subject Transfer, deliver to the Transferor the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit E-2D hereto are, with respect to the subject Transfer, true and correct.

            Notwithstanding the preceding paragraph, any interest in the Regulation S Global Certificate for a Class of Book-Entry Non-Registered Certificates may be transferred to any Qualified Institutional Buyer that takes delivery in the form of a beneficial interest in the Rule 144A Global Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect such transfer (i) complies with the requirements for Transfers of interests in such Rule 144A Global Certificate set forth in the third paragraph of this Section 5.02(b) and (ii) delivers or causes to be delivered to the Certificate Registrar and the Certificate Administrator (A) a certificate from such Certificate Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred, (B) a copy of the certificate or Opinion of Counsel to be obtained by such Certificate Owner from its prospective Transferee in accordance with the second sentence of the third paragraph of this Section 5.02(b) and (C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Certificate Administrator to debit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred. Upon delivery to the Certificate Registrar and the Certificate Administrator of such certification(s) and/or Opinion of Counsel and such orders and instructions, the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Regulation S Global Certificate in respect of the subject Class of Book-Entry Non-Registered Certificates, and increase the denomination of the Rule 144A Global Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

            Also notwithstanding the foregoing, any interest in a Global Certificate with respect to any Class of Book-Entry Non-Registered Certificates may be transferred by any Certificate Owner holding such interest to any Institutional Accredited Investor (other than a Qualified Institutional Buyer) that takes delivery in the form of a Definitive Certificate of the same Class as such Global Certificate upon delivery to the Certificate Registrar and the Certificate Administrator of (i) such certifications and/or opinions as are contemplated by the second paragraph of this Section 5.02(b) and (ii) such written orders and instructions as are required under the applicable procedures of the Depository to direct the Certificate Administrator to debit the account of a Depository Participant by the denomination of the transferred interests in such Global Certificate. Upon delivery to the Certificate Registrar and the Certificate Administrator of the certifications and/or opinions contemplated by the second paragraph of this Section 5.02(b), the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the subject Global Certificate by the denomination of the transferred interests in such Global Certificate, and shall cause a Definitive Certificate of the same Class as such Global Certificate, and in a denomination equal to the reduction in the denomination of such Global Certificate, to be executed, authenticated and delivered in accordance with this Agreement to the applicable Transferee.

            Conversely, notwithstanding the foregoing, any interest in a Definitive Certificate with respect to any Class of Non-Registered Certificates may be transferred by any Certificate Owner holding such interest to: (a) a Qualified Institutional Buyer that takes delivery in the form of a beneficial interest in the Rule 144A Global Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect such transfer (i) complies with the requirements for Transfers of interests in such Rule 144A Global Certificate set forth in the third paragraph of this Section 5.02(b) and
(ii) delivers or causes to be delivered to the Certificate Registrar and the Certificate Administrator (A) a certificate from such Certificate Owner confirming its ownership of the interests in the Definitive Certificate to be transferred, (B) a copy of the certificate or Opinion of Counsel to be obtained by such Certificate Owner from its prospective Transferee in accordance with the second sentence of the third paragraph of this Section 5.02(b) and (C) such written orders and instructions as are required under the applicable procedures of the Depository to direct the Certificate Administrator to credit the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, that is equal to the denomination of the subject Definitive Certificate to be transferred; or (b) any Non-United States Securities Person who takes delivery in the form of a beneficial interest in the Regulation S Global Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect such Transfer (i) complies with the requirements for Transfers of interests in such Regulation S Global Certificate set forth in the fifth paragraph of this Section 5.02(b) and (ii) delivers or causes to be delivered to the Certificate Registrar and the Certificate Administrator (A) a certificate from such Certificate Owner confirming its ownership of the interests in the Definitive Certificate to be transferred, (B) a copy of the certificate to be obtained by such Certificate Owner from its prospective Transferee in accordance with the second sentence of the fifth paragraph of this
Section 5.02(b) and (C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Certificate Administrator, as transfer agent for the Depository, to approve the credit of the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, that is equal to the denomination of the interests in the subject Definitive Certificate to be transferred. Upon delivery to the Certificate Registrar and the Certificate Administrator of such certification(s) and/or Opinion of Counsel and such orders and instructions, the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, increase the denomination of the Rule 144A Global Certificate or Regulation S Global Certificate, as applicable, for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions and cancel the related Definitive Certificate.

            None of the Depositor, the Trustee, the Certificate Administrator or the Certificate Registrar is obligated to register or qualify any Class of Non-Registered Certificates under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the Transfer of any Non-Registered Certificate or interest therein without registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a Transfer of any Non-Registered Certificate or interest therein shall, and does hereby agree to, indemnify the Depositor, the Initial Purchasers, the Certificate Administrator, any Fiscal Agent, the Master Servicers, the Special Servicer, the REMIC Administrator and the Certificate Registrar against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

            (c) No Transfer of a Certificate or any interest therein shall be made (i) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code or any other federal, state, local or foreign law ("Similar Law") that is substantially similar to Section 406 or 407 of ERISA or
Section 4975 of the Code (each, a "Plan"), or (ii) to any Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of such Certificate or interest therein by the prospective Transferee would result in a non-exempt violation of Section 406 or 407 of ERISA or Section 4975 of the Code or Similar Law or would result in the imposition of an excise tax under Section 4975 of the Code. The foregoing sentence notwithstanding, no Transfer of the Class Y, Class Z, Class R-I and R-II Certificates shall be made to a Plan or to a Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan. Except in connection with the initial issuance of the Non-Registered Certificates or any Transfer of a Non-Registered Certificate or any interest therein by the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of their respective Affiliates or, in the case of a Global Certificate for any Class of Book-Entry Non-Registered Certificates, any Transfer thereof to a successor Depository or to the applicable Certificate Owner(s) in accordance with Section 5.03, the Certificate Registrar shall refuse to register the Transfer of a Definitive Non-Registered Certificate unless it has received from the prospective Transferee, and any Certificate Owner transferring an interest in a Global Certificate for any Class of Book-Entry Non-Registered Certificates shall be required to obtain from its prospective Transferee, one of the following: (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) alternatively, except in the case of the Class Y, Class Z, Class R-I and Class R-II Certificates, a certification to the effect that the purchase and holding of such Certificate or interest therein by such prospective Transferee is exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Section 4975 of the Code, by reason of Sections I and III of Prohibited Transaction Class Exemption 95-60; or (iii) alternatively, but only in the case of a Non-Registered Certificate that is an Investment Grade Certificate that is being acquired by or on behalf of a Plan in reliance on the Exemption, a certification to the effect that such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Certificate Administrator, the Depositor, any Mortgage Loan Seller, either Master Servicer, the Special Servicer, any Sub-Servicer, any Fiscal Agent, any Exemption-Favored Party, or any Mortgagor with respect to Trust Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Trust Mortgage Loans determined as of the Closing Date, or by any Affiliate of such Person, and (Z) agrees that it will obtain from each of its Transferees that is a Plan a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (iii)(X) and (iii)(Y), together with a written agreement that such Transferee will obtain from each of its Transferees that is a Plan a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses (iii)(X) and (iii)(Y); or (iv) alternatively, except in the case of the Class R-I and Class R-II Certificates, a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Certificate Administrator or such Certificate Owner, as the case may be, that such Transfer will not result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code and, in the case of a Class A-2FL Certificate (prior to a Class A-2FL Distribution Conversion becoming permanent as contemplated in Section 3.29(e)), in the case of a Class A-4FL Certificate (prior to a Class A-4FL Distribution Conversion becoming permanent as contemplated in Section 3.29(e)), in the case of a Class AM-FL Certificate (prior to a Class AM-FL Distribution Conversion becoming permanent as contemplated in Section 3.29(e)), in the case of a Class AM-FL Certificate (prior to a Class AM-FL Distribution Conversion becoming permanent as contemplated in Section 3.29(e)) or a Class AJ-FL Certificate (prior to the Class AJ-FL Distribution Conversion becoming permanent as contemplated in
Section 3.29(e)), a certification that the purchase and holding of such Certificate satisfies the requirements for exemptive relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, Section I of PTCE 95-60, PTCE 96-23 or a similar exemption. It is hereby acknowledged that the forms of certification attached hereto as Exhibit F-1 (in the case of Definitive Non-Registered Certificates) and Exhibit F-2 (in the case of ownership interests in Book-Entry Non-Registered Certificates) are acceptable for purposes of the preceding sentence. If any Transferee of a Certificate (including a Registered Certificate) or any interest therein does not, in connection with the subject Transfer, deliver to the Certificate Registrar (in the case of a Definitive Certificate) or the Transferor (in the case of ownership interests in a Book-Entry Certificate) any certification and/or Opinion of Counsel contemplated by the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of such Certificate or interest therein by such Transferee is exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Section 4975 of the Code.

            (d) (i) Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Certificate Administrator under clause
(ii)(A) below to deliver payments to a Person other than such Person and to have irrevocably authorized the Certificate Administrator under clause (ii)(B) below to negotiate the terms of any mandatory disposition and to execute all instruments of Transfer and to do all other things necessary in connection with any such disposition. The rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

                  (A) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Permitted Transferee and shall promptly notify the REMIC Administrator and the Certificate Administrator of any change or impending change in its status as a Permitted Transferee.

                  (B) In connection with any proposed Transfer of any Ownership
            Interest in a Residual Certificate, the Certificate Registrar shall require delivery to it, and shall not register the Transfer of any Residual Certificate until its receipt, of an affidavit and agreement substantially in the form attached hereto as Exhibit G-1 (a "Transfer Affidavit and Agreement"), from the proposed Transferee, representing and warranting, among other things, that such Transferee is a Permitted Transferee, that it is not acquiring its Ownership Interest in the Residual Certificate that is the subject of the proposed Transfer as a nominee, Trustee or agent for any Person that is not a Permitted Transferee, that for so long as it retains its Ownership Interest in a Residual Certificate, it will endeavor to remain a Permitted Transferee and that it has reviewed the provisions of this Section 5.02(d) and agrees to be bound by them.

                  (C) Notwithstanding the delivery of a Transfer Affidavit and
            Agreement by a proposed Transferee under clause (B) above, if a Responsible Officer of either the Certificate Administrator or the Certificate Registrar has actual knowledge that the proposed Transferee is not a Permitted Transferee, no Transfer of an Ownership Interest in a Residual Certificate to such proposed Transferee shall be effected.

                  (D) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (1) to require a Transfer Affidavit and Agreement from any prospective Transferee to whom such Person attempts to Transfer its Ownership Interest in such Residual Certificate and (2) not to Transfer its Ownership Interest in such Residual Certificate unless it provides to the Certificate Registrar a certificate substantially in the form attached hereto as Exhibit G-2 stating that, among other things, it has no actual knowledge that such prospective Transferee is not a Permitted Transferee.

                  (E) Each Person holding or acquiring an Ownership Interest in a Residual Certificate, by purchasing such Ownership Interest, agrees to give the REMIC Administrator and the Certificate Administrator written notice that it is a "pass-through interest holder" within the meaning of temporary Treasury regulations Section 1.67-3T(a)(2)(i)(A) immediately upon acquiring an Ownership Interest in a Residual Certificate, if it is, or is holding an Ownership Interest in a Residual Certificate on behalf of, a "pass-through interest holder".

            (ii) (A) If any purported Transferee shall become a Holder of a Residual Certificate in violation of the provisions of this Section 5.02(d), then the last preceding Holder of such Residual Certificate that was in compliance with the provisions of this Section 5.02(d) shall be restored, to the extent permitted by law, to all rights as Holder thereof retroactive to the date of registration of such Transfer of such Residual Certificate. None of the Depositor, the Certificate Administrator or the Certificate Registrar shall be under any liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by this Section 5.02(d) or for making any payments due on such Certificate to the Holder thereof or for taking any other action with respect to such Holder under the provisions of this Agreement.

                  (B) If any purported Transferee shall become a Holder of a
            Residual Certificate in violation of the restrictions in this
            Section 5.02(d), then, to the extent that the retroactive restoration of the rights of the preceding Holder of such Residual Certificate as described in clause (ii)(A) above shall be invalid, illegal or unenforceable, the Certificate Administrator shall have the right but not the obligation, to cause the Transfer of such Residual Certificate to a Permitted Transferee selected by the Certificate Administrator on such terms as the Certificate Administrator may choose, and the Certificate Administrator shall not be liable to any Person having an Ownership Interest in such Residual Certificate as a result of the Certificate Administrator's exercise of such discretion. Such purported Transferee shall promptly endorse and deliver such Residual Certificate in accordance with the instructions of the Certificate Administrator. Such Permitted Transferee may be the Certificate Administrator itself or any Affiliate of the Certificate Administrator.

            (iii) The REMIC Administrator shall make available to the Internal Revenue Service and to those Persons specified by the REMIC Provisions all information furnished to it by the other parties hereto that is necessary to compute any tax imposed (A) as a result of the Transfer of an Ownership Interest in a Residual Certificate to any Person who is a Disqualified Organization, including the information described in Treasury Regulations Sections 1.860D-1(b)(5) and 1.860E-2(a)(5) with respect to the "excess inclusions" of such Residual Certificate and (B) as a result of any regulated investment company, real estate investment trust, common trust fund, partnership, trust, estate or organization described in Section 1381 of the Code that holds an Ownership Interest in a Residual Certificate having as among its record holders at any time any Person which is a Disqualified Organization, and each of the other parties hereto shall furnish to the REMIC Administrator all information in its possession necessary for the REMIC Administrator to discharge such obligation. The Person holding such Ownership Interest shall be responsible for the reasonable compensation of the REMIC Administrator for providing such information thereto pursuant to this subsection (d)(iii) and Section 10.01(g)(i).

            (iv) The provisions of this Section 5.02(d) set forth prior to this clause (iv) may be modified, added to or eliminated, provided that there shall have been delivered to the Certificate Administrator and the REMIC Administrator the following:

                  (A) written confirmation from each Rating Agency to the effect that the modification of, addition to or elimination of such provisions will not cause an Adverse Rating Event; and

                  (B) an Opinion of Counsel, in form and substance satisfactory to the Certificate Administrator and the REMIC Administrator, obtained at the expense of the party seeking such modification of, addition to or elimination of such provisions (but in no event at the expense of the Certificate Administrator, the REMIC Administrator or the Trust Fund), to the effect that doing so will not (1) cause REMIC I or REMIC II to cease to qualify as a REMIC or be subject to an entity-level tax caused by the Transfer of any Residual Certificate to a Person which is not a Permitted Transferee, or (2) cause a Person other than the prospective Transferee to be subject to a REMIC-related tax caused by the Transfer of a Residual Certificate to a Person that is not a Permitted Transferee.

            (e) If a Person is acquiring any Non-Registered Certificate or interest therein as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Certificate Registrar (or, in the case of an interest in a Book-Entry Non-Registered Certificate, to the Certificate Owner that is transferring such interest) a certification to the effect that, and such other evidence as may be reasonably required by the Certificate Administrator (or such Certificate Owner) to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the applicable foregoing acknowledgments, representations, warranties, certifications and agreements with respect to each such account as set forth in subsections (b), (c) and/or (d), as appropriate, of this Section 5.02.

            (f) Subject to the preceding provisions of this Section 5.02, upon surrender for registration of transfer of any Certificate at the offices of the Certificate Registrar maintained for such purpose, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates of the same Class evidencing a like aggregate Percentage Interest in such Class.

            (g) At the option of any Holder, its Certificates may be exchanged for other Certificates of authorized denominations of the same Class evidencing a like aggregate Percentage Interest in such Class upon surrender of the Certificates to be exchanged at the offices of the Certificate Registrar maintained for such purpose. Whenever any Certificates are so surrendered for exchange, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver the Certificates which the Certificateholder making the exchange is entitled to receive.

            (h) Every Certificate presented or surrendered for transfer or exchange shall (if so required by the Certificate Registrar) be duly endorsed by, or be accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing.

            (i) No service charge shall be imposed for any transfer or exchange of Certificates, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            (j) All Certificates surrendered for transfer and exchange shall be physically canceled by the Certificate Registrar, and the Certificate Registrar shall dispose of such canceled Certificates in accordance with its standard procedures.

            (k) Upon request, the Certificate Registrar shall provide to the Master Servicers, the Special Servicer and the Depositor notice of each transfer of a Certificate and shall provide to each such Person with an updated copy of the Certificate Register.

            (l) With respect to any Floating Rate Certificate that is a Definitive Certificate, no transfers of such Certificate presented or surrendered for registration of transfer or exchange shall be made unless the transfer or exchange is accompanied by a written instrument of transfer and accompanied by IRS Form W-8ECI, W-8BEN, W-8IMY (and all appropriate attachments) or W-9 in form satisfactory to the Certificate Administrator, duly executed by such Certificateholder or his attorney duly authorized in writing (with copies directly from such Certificateholder to the Swap Counterparty). If requested, the Certificate Administrator shall promptly forward any such IRS Form received by the Certificate Administrator to the applicable Swap Counterparty. Each holder of such a Floating Rate Certificate by its purchase of such Certificate shall be deemed to consent to any IRS Form being so forwarded.

            Section 5.03 Book-Entry Certificates.

            (a) Each Class of Regular Certificates (other than any portion of which is represented by a Definitive Certificate) shall initially be issued as one or more Certificates registered in the name of the Depository or its nominee and, except as provided in Section 5.03(c) and Section 5.02(b), a Transfer of such Certificates may not be registered by the Certificate Registrar unless such transfer is to a successor Depository that agrees to hold such Certificates for the respective Certificate Owners with Ownership Interests therein. Such Certificate Owners shall hold and Transfer their respective Ownership Interests in and to such Certificates through the book-entry facilities of the Depository and, except as provided in Section 5.03(c) and Section 5.02(b), shall not be entitled to definitive, fully registered Certificates ("Definitive Certificates") in respect of such Ownership Interests. The Class X, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P and Class Q Certificates initially sold to Qualified Institutional Buyers in reliance on Rule 144A or in reliance on another exemption from the registration requirements of the Securities Act shall, in the case of each such Class, be represented by the Rule 144A Global Certificate for such Class, which shall be deposited with the Certificate Administrator as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository. The Class X, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P and Class Q Certificates initially sold in offshore transactions in reliance on Regulation S shall, in the case of each such Class, be represented by the Regulation S Global Certificate for such Class, which shall be deposited with the Certificate Administrator as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository. All Transfers by Certificate Owners of their respective Ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing each such Certificate Owner. Each Depository Participant shall only transfer the Ownership Interests in the Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository's normal procedures. Each Certificate Owner is deemed, by virtue of its acquisition of an Ownership Interest in the applicable Class of Book-Entry Certificates, to agree to comply with the transfer requirements provided for in Section 5.02.

            (b) The Certificate Administrator, the Master Servicers, the Special Servicer, the Depositor and the Certificate Registrar may for all purposes, including the making of payments due on the Book-Entry Certificates, deal with the Depository as the authorized representative of the Certificate Owners with respect to such Certificates for the purposes of exercising the rights of Certificateholders hereunder. The rights of Certificate Owners with respect to the Book-Entry Certificates shall be limited to those established by law and agreements between such Certificate Owners and the Depository Participants and brokerage firms representing such Certificate Owners. Multiple requests and directions from, and votes of, the Depository as Holder of the Book-Entry Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Certificate Owners. The Certificate Administrator may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and shall give notice to the Depository of such record date.

            (c) If (i)(A) the Depositor advises the Certificate Administrator and the Certificate Registrar in writing that the Depository is no longer willing or able to properly discharge its responsibilities with respect to a Class of the Book-Entry Certificates, and (B) the Depositor is unable to locate a qualified successor, or (ii) the Depositor at its option advises the Certificate Administrator and the Certificate Registrar in writing that it elects to terminate the book-entry system through the Depository with respect to a Class of Book-Entry Certificates, the Certificate Registrar shall notify all affected Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of Definitive Certificates to such Certificate Owners requesting the same. Upon surrender to the Certificate Registrar of the Book-Entry Certificates of any Class thereof by the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Certificate Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, the Definitive Certificates in respect of such Class to the Certificate Owners identified in such instructions. None of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be liable for any delay in delivery of such instructions, and each of them may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates for purposes of evidencing ownership of any Class of Registered Certificates, the registered holders of such Definitive Certificates shall be recognized as Certificateholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise Voting Rights with respect to, and to transfer and exchange such Definitive Certificates.

            (d) Notwithstanding any other provisions contained herein, neither the Certificate Administrator nor the Certificate Registrar shall have any responsibility whatsoever to monitor or restrict the Transfer of ownership interests in any Certificate (including but not limited to any Non-Registered Certificate or any Subordinated Certificate) which interests are transferable through the book-entry facilities of the Depository.

            Section 5.04 Mutilated, Destroyed, Lost or Stolen Certificates.

            If (i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Certificate Administrator and the Certificate Registrar such security or indemnity as may be reasonably required by them to save each of them harmless, then, in the absence of actual notice to the Certificate Administrator or the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and like Percentage Interest. Upon the issuance of any new Certificate under this Section, the Certificate Administrator and the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Certificate Administrator and the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section shall constitute complete and indefeasible evidence of ownership in the applicable REMIC created hereunder, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

            Section 5.05 Persons Deemed Owners.

            Prior to due presentment for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Certificate Registrar and any agent of any of them may treat the Person in whose name any Certificate is registered as of the related Record Date as the owner of such Certificate for the purpose of receiving distributions pursuant to Section 4.01 and may treat the person in whose name each Certificate is registered as of the relevant date of determination as owner of such Certificate for all other purposes whatsoever and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Certificate Registrar or any agent of any of them shall be affected by notice to the contrary.

                                   ARTICLE VI

           THE DEPOSITOR, THE MASTER SERVICERS, THE SPECIAL SERVICER
                    AND THE CONTROLLING CLASS REPRESENTATIVE

            Section 6.01 Liability of Depositor, Master Servicers and Special Servicer.

            The Depositor, the Master Servicers and the Special Servicer shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Depositor, the Master Servicers and the Special Servicer herein.

            Section 6.02 Merger, Consolidation or Conversion of Depositor or Master Servicers or Special Servicer.

            Subject to the following paragraph, the Depositor, the Master Servicers and the Special Servicer shall each keep in full effect its existence, rights and franchises as an entity under the laws of the jurisdiction of its incorporation or organization, and each will obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Trust Mortgage Loans and to perform its respective duties under this Agreement.

            The Depositor, either Master Servicer or the Special Servicer may be merged or consolidated with or into any Person (other than the Trustee), or transfer all or substantially all of its assets (which, in the case of either Master Servicer or the Special Servicer, may be limited to all or substantially all of its assets related to commercial mortgage loan servicing) to any Person, in which case any Person resulting from any merger or consolidation to which the Depositor, either Master Servicer or the Special Servicer shall be a party, or any Person succeeding to the business (which, in the case of either Master Servicer or the Special Servicer, may be limited to the commercial mortgage loan servicing business) of the Depositor, the subject Master Servicer or the Special Servicer, shall be the successor of the Depositor, the subject Master Servicer or the Special Servicer, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that no successor or surviving Person shall succeed to the rights of either Master Servicer or the Special Servicer unless (i) as evidenced in writing by the Rating Agencies, such succession will not result in an Adverse Rating Event and
(ii) such successor or surviving Person makes the applicable representations and warranties set forth in Section 3.23.

            Section 6.03 Limitation on Liability of the Depositor, the Master Servicers, the Special Servicer and Others.

            (a) None of the Depositor, the Master Servicers, the Special Servicer nor any of the Affiliates, directors, partners, members, managers, shareholders, officers, employees or agents of any of them shall be under any liability to the Trust Fund, the Underwriters, the parties hereto, the Certificateholders or any other Person for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, either Master Servicer, the Special Servicer nor any of the Affiliates, directors, partners, members, managers, shareholders, officers, employees or agents of any of them against any liability to the Trust Fund, the Trustee, the Certificateholders or any other Person for the breach of warranties or representations made herein by such party, or against any expense or liability specifically required to be borne by such party without right of reimbursement pursuant to the terms hereof, or against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of its obligations or duties hereunder or negligent disregard of such obligations or duties. The Depositor, the Master Servicers, the Special Servicer and any director, officer, employee or agent of the Depositor, either Master Servicer or the Special Servicer may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder.

            The Depositor, the Master Servicers, the Special Servicer, and any Affiliate, director, shareholder, member, partner, manager, officer, employee or agent of any of the foregoing shall be indemnified and held harmless by the Trust Fund out of the Collection Accounts or the Distribution Account, as applicable in accordance with Section 3.05, against any loss, liability or expense (including reasonable legal fees and expenses) incurred in connection with any legal action or claim relating to this Agreement, the Mortgage Loans or the Certificates (including, without limitation, the distribution or posting of reports or other information as contemplated by this Agreement), other than any loss, liability or expense: (i) specifically required to be borne thereby pursuant to the terms hereof or that would otherwise constitute a Servicing Advance; (ii) incurred in connection with any breach of a representation or warranty made by it herein; (iii) incurred by reason of bad faith, willful misconduct or negligence in the performance of its obligations or duties hereunder or negligent disregard of such obligations or duties; or (iv) incurred in connection with any violation by any of them of any state or federal securities law; provided, however, that if and to the extent that a Loan Combination and/or a related Non-Trust Noteholder is involved, such expenses, costs and liabilities shall be payable out of the related Loan Combination Custodial Account pursuant to Section 3.05(e) and, if and to the extent not solely attributable to a related Non-Trust Loan (or any successor REO Loan with respect thereto), shall also be payable out of the Collection Accounts if amounts on deposit in the related Loan Combination Custodial Account are insufficient therefor; and provided, further, that in making a determination as to whether any such indemnity is solely attributable to a Non-Trust Loan (or any successor REO Loan with respect thereto), the fact that any related legal action was instituted by such Non-Trust Noteholder shall not create a presumption that such indemnity is solely attributable thereto.

            (b) None of the Depositor, the Master Servicers or the Special Servicer shall be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective duties under this Agreement and, unless it is specifically required to bear the costs thereof, that in its opinion may involve it in any expense or liability for which it is not reasonably assured of reimbursement by the Trust; provided, however, that the Depositor, either Master Servicer or the Special Servicer may in its discretion undertake any such action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the reasonable legal fees, expenses and costs of such action, proceeding, hearing or examination and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Depositor, the applicable Master Servicer and the Special Servicer shall be entitled to be reimbursed therefor out of amounts attributable to the Mortgage Pool on deposit in the Collection Accounts as provided by Section 3.05(a); provided, however, that if a Loan Combination is involved, such expenses, costs and liabilities shall be payable out of the related Loan Combination Custodial Account pursuant to Section 3.05(e) and, if and to the extent not solely attributable to a related Non-Trust Loan (or any successor REO Loan with respect thereto), shall also be payable out of the Collection Accounts if amounts on deposit in the related Loan Combination Custodial Account are insufficient therefor, and provided, further, that in making a determination as to whether any such expenses, costs and liabilities are solely attributable to a Non-Trust Loan (or any successor REO Loan with respect thereto), the fact that any related legal action was instituted by such Non-Trust Noteholder shall not create a presumption that such expenses, costs and liabilities are solely attributable thereto.

            In no event shall either Master Servicer or the Special Servicer be liable or responsible for any action taken or omitted to be taken by the other of them or by the Depositor, the Trustee or any Certificateholder, subject to the provisions of Section 8.05(b).

            (c) Each Master Servicer and the Special Servicer agrees to indemnify the Depositor, the Trust Fund, the Trustee, the Certificate Administrator and the Custodian and any Affiliate, shareholder, director, officer, employee or agent thereof, and hold it harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related out-of-pocket costs, judgments, and any other out-of-pocket costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misfeasance, bad faith or negligence of such Master Servicer or the Special Servicer, as the case may be, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by such Master Servicer or the Special Servicer, as the case may be, of its duties and obligations hereunder or by reason of breach of any representations or warranties made by it herein. The Master Servicers and the Special Servicer may consult with counsel, and any written advice or Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder reasonably and in good faith and in accordance with such advice or Opinion of Counsel relating to (i) tax matters,
(ii) any amendment of this Agreement under Article XI, (iii) the defeasance of any Trust Defeasance Mortgage Loan or (iv) any matter involving legal proceedings with a Mortgagor.

            The Trustee shall immediately notify the applicable Master Servicer or the Special Servicer, as applicable, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust Fund or the Trustee to indemnification hereunder, whereupon either Master Servicer or the Special Servicer, as the case may be, shall assume the defense of such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify either Master Servicer or the Special Servicer, as the case may be, shall not affect any rights that the Trust Fund or the Trustee, as the case may be, may have to indemnification under this Agreement or otherwise, unless either Master Servicer's or Special Servicer's, as the case may be, defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the indemnifying party.

            The Depositor shall immediately notify either Master Servicer or the Special Servicer, as applicable, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Depositor to indemnification hereunder, whereupon either Master Servicer or the Special Servicer, as the case may be, shall assume the defense of such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify either Master Servicer or the Special Servicer, as the case may be, shall not affect any rights that the Depositor may have to indemnification under this Agreement or otherwise, unless either Master Servicer's or Special Servicer's, as the case may be, defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the indemnifying party.

            The Certificate Administrator shall immediately notify either Master Servicer or the Special Servicer, as applicable, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Certificate Administrator to indemnification hereunder, whereupon either Master Servicer or the Special Servicer, as the case may be, shall assume the defense of such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify either Master Servicer or the Special Servicer, as the case may be, shall not affect any rights that the Certificate Administrator may have to indemnification under this Agreement or otherwise, unless either Master Servicer's or Special Servicer's, as the case may be, defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the indemnifying party.

            The Custodian shall immediately notify either Master Servicer or the Special Servicer, as applicable, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Custodian to indemnification hereunder, whereupon either Master Servicer or the Special Servicer, as the case may be, shall assume the defense of such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify either Master Servicer or the Special Servicer, as the case may be, shall not affect any rights that the Custodian may have to indemnification under this Agreement or otherwise, unless either Master Servicer's or Special Servicer's, as the case may be, defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the indemnifying party.

            The Depositor agrees to indemnify the Master Servicers, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian and any Affiliate, director, shareholder, officer, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related out-of-pocket costs, judgments, and any other out-of-pocket costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any breach of representations and warranties or the willful misfeasance, bad faith, negligence or negligent disregard of the Depositor in the performance of the Depositor's obligations and duties under this Agreement. Each Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian or the Trustee, as applicable, shall immediately notify the Depositor if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling it to indemnification under this paragraph, whereupon the Depositor shall assume the defense of such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Depositor shall not affect any rights that any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Depositor's defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement.

            The Trustee agrees to indemnify the Master Servicers, the Special Servicer, the Certificate Administrator, the Custodian and the Depositor and any Affiliate, director, shareholder, officer, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related out-of-pocket costs, judgments, and any other out-of-pocket costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any breach of representations and warranties made by it herein or as a result of any willful misfeasance, bad faith or negligence of the Trustee in the performance of its obligations and duties under this Agreement or the negligent disregard by the Trustee of its duties and obligations hereunder. The Depositor, Certificate Administrator, Custodian, either Master Servicer, or the Special Servicer, as applicable, shall immediately notify the Trustee if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling it to indemnification under this paragraph, whereupon the Trustee shall assume the defense of such claim and pay all expenses in connection therewith, including reasonable counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Trustee shall not affect any rights that any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Trustee's defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the indemnifying party.

            The Certificate Administrator agrees to indemnify the Master Servicers, the Special Servicer, the Trustee, the Custodian, the Depositor and any Affiliate, director, officer, shareholder, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related out-of-pocket costs, judgments, and any other out-of-pocket costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any breach of representations and warranties or the willful misfeasance, bad faith or negligence of the Certificate Administrator in the performance of the Certificate Administrator's obligations and duties under this Agreement or the negligent disregard by the Certificate Administrator of its duties and obligations hereunder. Either Master Servicer, the Special Servicer, the Depositor, the Custodian or the Trustee, as applicable, shall immediately notify the Certificate Administrator if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling it to indemnification under this paragraph, whereupon the Certificate Administrator shall assume the defense of such claim and pay all expenses in connection therewith, including reasonable counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Certificate Administrator shall not affect any rights that any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Certificate Administrator's defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement.

            The Custodian agrees to indemnify the Master Servicers, the Special Servicer, the Trustee, the Certificate Administrator, the Depositor and any Affiliate, director, shareholder, officer, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related out-of-pocket costs, judgments, and any other out-of-pocket costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any breach of representations and warranties or the willful misfeasance, bad faith or negligence of the Custodian in the performance of the Custodian's obligations and duties under this Agreement or the negligent disregard by the Custodian of its duties and obligations hereunder. Either Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator or the Trustee, as applicable, shall immediately notify the Custodian if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling it to indemnification under this paragraph, whereupon the Custodian shall assume the defense of such claim and pay all expenses in connection therewith, including reasonable counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Custodian shall not affect any rights that any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Custodian's defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement.

            Notwithstanding anything herein to the contrary, no indemnifying party shall be liable under this Section 6.03 for any settlement or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Section 6.03, effected without its written consent, unless (i) at any time an indemnified party shall have in writing requested the indemnifying party to reimburse such indemnified party for fees and expenses of counsel for which the indemnifying party is obligated under this Section 6.03,
(ii) such settlement is entered into more than 30 days after receipt by the indemnifying party of the aforesaid request, (iii) the indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement and (iv) such settlement or compromise or consent does not include an express statement as to, or an express admission of, fault, culpability or negligence on the part of the indemnifying party or an agent thereof.

            Section 6.04 Resignation of Master Servicers and the Special
Servicer.

            The Master Servicers and, subject to Section 6.09, the Special Servicer may each resign from the obligations and duties hereby imposed on it, upon a determination that its duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it (the other activities of either Master Servicer or the Special Servicer, as the case may be, so causing such a conflict being of a type and nature carried on by either Master Servicer or the Special Servicer, as the case may be, at the date of this Agreement). Any such determination requiring the resignation of either Master Servicer or the Special Servicer, as applicable, shall be evidenced by an Opinion of Counsel to such effect which shall be delivered to the Trustee. Unless applicable law requires either Master Servicer's or Special Servicer's resignation to be effective immediately, and the Opinion of Counsel delivered pursuant to the prior sentence so states, no such resignation shall become effective until the Trustee or other successor shall have assumed the responsibilities and obligations of the resigning party in accordance with Section 6.09 or Section 7.02 hereof. The Master Servicers and, subject to the rights of the Controlling Class under
Section 6.09 to appoint a successor special servicer, the Special Servicer shall each have the right to resign at any other time provided that (i) a willing successor thereto has been found by either Master Servicer or the Special Servicer, as applicable, (ii) each of the Rating Agencies confirms in writing that the resignation and the successor's appointment will not result in an Adverse Rating Event, (iii) the resigning party pays all costs and expenses in connection with such resignation and the resulting transfer of servicing, and
(iv) the successor accepts appointment prior to the effectiveness of such resignation and agrees in writing to be bound by the terms and conditions of this Agreement. Neither Master Servicer nor the Special Servicer shall be permitted to resign except as contemplated above in this Section 6.04.

            Consistent with the foregoing, neither Master Servicer nor the Special Servicer shall, except as expressly provided herein, assign or transfer any of its rights, benefits or privileges hereunder (except for the assignment or other transfer of the right to receive the Excess Servicing Strip) to any other Person, or, except as provided in Section 3.22, delegate to or subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by it hereunder. If, pursuant to any provision hereof, the duties of either Master Servicer or the Special Servicer are transferred to a successor thereto, the applicable Master Servicing Fee (except as expressly contemplated by Section 3.11(a)), the Special Servicing Fee, any Workout Fee (except as expressly contemplated by Section 3.11(c)) and/or any Principal Recovery Fee, as applicable, that accrues pursuant hereto from and after the date of such transfer shall be payable to such successor.

            Section 6.05 Rights of Depositor and Trustee in Respect of Master Servicers and the Special Servicer.

            The Master Servicers and the Special Servicer shall each afford the Depositor, the Underwriters, the Certificate Administrator and the Trustee, upon reasonable notice, during normal business hours access to all records maintained thereby in respect of its rights and obligations hereunder and access to officers thereof responsible for such obligations. Upon reasonable request, the Master Servicers and the Special Servicer shall each furnish the Depositor, the Underwriters, the Certificate Administrator and the Trustee with its most recent publicly available audited financial statements and such other information as it possesses, and which it is not prohibited by applicable law or contract from disclosing, regarding its business, affairs, property and condition, financial or otherwise, except to the extent such information constitutes proprietary information or is subject to a privilege under applicable law. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicers and the Special Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of either Master Servicer or the Special Servicer hereunder or exercise the rights of the Master Servicers and the Special Servicer hereunder; provided, however, that neither Master Servicer nor the Special Servicer shall be relieved of any of its obligations hereunder by virtue of such performance by the Depositor or its designee and, provided, further, that the Depositor may not exercise any right pursuant to
Section 7.01 to terminate either Master Servicer or the Special Servicer as a party to this Agreement. The Depositor shall not have any responsibility or liability for any action or failure to act by either Master Servicer or the Special Servicer and is not obligated to supervise the performance of either Master Servicer or the Special Servicer under this Agreement or otherwise.

            Section 6.06 Depositor, Master Servicers and Special Servicer to Cooperate with Trustee and Certificate Administrator.

            The Depositor, the Master Servicers and the Special Servicer shall each (to the extent not already furnished under this Agreement) furnish such reports, certifications and information (including, with regard to either Master Servicer, the identity of any Non-Trust Noteholder that holds a Non-Trust Loan that is part of a Serviced Loan Combination as to which such Master Servicer is the applicable Master Servicer) as are reasonably requested by the Trustee and the Certificate Administrator in order to enable them to perform their duties hereunder.

            Section 6.07 Depositor, Special Servicer, Certificate Administrator and Trustee to Cooperate with Master Servicer.

            The Depositor, the Special Servicer, the Certificate Administrator and the Trustee shall each (to the extent not already furnished under this Agreement) furnish such reports, certifications and information as are reasonably requested by the Master Servicers in order to enable it to perform its duties hereunder.

            Section 6.08 Depositor, Master Servicers, Certificate Administrator and Trustee to Cooperate with Special Servicer.

            The Depositor, the Master Servicers, the Certificate Administrator and the Trustee shall each (to the extent not already furnished under this Agreement) furnish such reports, certifications and information as are reasonably requested by the Special Servicer in order to enable it to perform its duties hereunder.

            Section 6.09 Designation of Special Servicer by the Controlling
Class.

            The Holder or Holders (or, in the case of Book-Entry Certificates, the Certificate Owner or Certificate Owners) of the Certificates evidencing a majority of the Voting Rights allocated to the Controlling Class may at any time and from time to time designate a Person meeting the requirements set forth in
Section 6.04 (including, without limitation, Rating Agency confirmation) to serve as Special Servicer hereunder and to replace any existing Special Servicer or any Special Servicer that has resigned or otherwise ceased to serve as Special Servicer; provided that such Holder or Holders (or such Certificate Owner or Certificate Owners, as the case may be) shall pay all costs related to the transfer of servicing if the Special Servicer is replaced other than due to an Event of Default. Such Holder or Holders (or such Certificate Owner or Certificate Owners, as the case may be) of the Certificates evidencing a majority of the Voting Rights allocated to the Controlling Class shall so designate a Person to serve as replacement Special Servicer by the delivery to the Trustee, the Master Servicers and the existing Special Servicer of a written notice stating such designation. The Trustee shall, promptly after receiving any such notice, deliver to the Rating Agencies an executed Notice and Acknowledgment in the form attached hereto as Exhibit H-1. If such Holder or Holders (or such Certificate Owner or Certificate Owners, as the case may be) of the Certificates evidencing a majority of the Voting Rights allocated to the Controlling Class have not replaced the Special Servicer within 30 days of such Special Servicer's resignation or the date such Special Servicer has ceased to serve in such capacity, the Trustee shall designate a successor Special Servicer meeting the requirements set forth in Section 6.04. Any designated Person shall become the Special Servicer, subject to satisfaction of the other conditions set forth below, on the date that the Trustee shall have received written confirmation from all of the Rating Agencies that the appointment of such Person will not result in an Adverse Rating Event. The appointment of such designated Person as Special Servicer shall also be subject to receipt by the Trustee of
(1) an Acknowledgment of Proposed Special Servicer in the form attached hereto as Exhibit H-2, executed by the designated Person, and (2) an Opinion of Counsel (at the expense of the Person designated to become the Special Servicer) to the effect that the designation of such Person to serve as Special Servicer is in compliance with this Section 6.09 and all other applicable provisions of this Agreement, that upon the execution and delivery of the Acknowledgment of Proposed Special Servicer the designated Person shall be bound by the terms of this Agreement, and subject to customary limitations, that this Agreement shall be enforceable against the designated Person in accordance with its terms. Any existing Special Servicer shall be deemed to have resigned simultaneously with such designated Person's becoming the Special Servicer hereunder; provided, however, that the resigning Special Servicer shall continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the effective date of such resignation, and it shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such resignation. Such resigning Special Servicer shall cooperate with the Trustee and the replacement Special Servicer in effecting the termination of the resigning Special Servicer's responsibilities and rights hereunder, including, without limitation, the transfer (within two Business Days of the terminated Special Servicer receiving notice from the Trustee that all conditions to the appointment of the replacement Special Servicer hereunder have been satisfied) to the replacement Special Servicer for administration by it of all cash amounts that shall at the time be or should have been credited by the Special Servicer to the Collection Accounts or the applicable REO Account or should have been delivered to the Master Servicers or that are thereafter received with respect to Specially Serviced Mortgage Loans and REO Properties.

            Section 6.10 Either Master Servicer or Special Servicer as Owner of a Certificate.

            Either Master Servicer or an Affiliate of either Master Servicer or the Special Servicer or an Affiliate of the Special Servicer may become the Holder of (or, in the case of a Book-Entry Certificate, Certificate Owner with respect to) any Certificate with (except as set forth in the definition of "Certificateholder") the same rights it would have if it were not a Master Servicer or the Special Servicer or an Affiliate thereof. If, at any time during which either Master Servicer or the Special Servicer or an Affiliate of either Master Servicer or the Special Servicer is the Holder of (or, in the case of a Book-Entry Certificate, Certificate Owner with respect to) any Certificate, the subject Master Servicer or the Special Servicer proposes to take action (including for this purpose, omitting to take action) that (i) is not expressly prohibited by the terms hereof and would not, in such Master Servicer's or the Special Servicer's good faith judgment, violate the Servicing Standard, and (ii) if taken, might nonetheless, in such Master Servicer's or the Special Servicer's reasonable, good faith judgment, be considered by other Persons to violate the Servicing Standard, then such Master Servicer or the Special Servicer may (but need not) seek the approval of the Certificateholders to such action by delivering to the Trustee a written notice that (a) states that it is delivered pursuant to this Section 6.10, (b) identifies the Percentage Interest in each Class of Certificates beneficially owned by such Master Servicer or the Special Servicer or an Affiliate of such Master Servicer or the Special Servicer, as appropriate, and (c) describes in reasonable detail the action that such Master Servicer or the Special Servicer proposes to take. The Trustee, upon receipt of such notice, shall forward it to the Certificateholders (other than the subject Master Servicer and its Affiliates or the Special Servicer and its Affiliates, as appropriate), together with such instructions for response as the Trustee shall reasonably determine. If at any time Certificateholders holding greater than 50% of the Voting Rights of all Certificateholders (calculated without regard to the Certificates beneficially owned by the subject Master Servicer or its Affiliates or the Special Servicer or its Affiliates, as appropriate) shall have failed to object in writing to the proposal described in the written notice, and if such Master Servicer or the Special Servicer shall act as proposed in the written notice within 30 days, such action shall be deemed to comply with, but not modify, the Servicing Standard. The Trustee shall be entitled to reimbursement from the applicable Master Servicer or the Special Servicer, as applicable, for the reasonable expenses of the Trustee incurred pursuant to this paragraph. It is not the intent of the foregoing provision that a Master Servicer or the Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, but rather in the case of unusual circumstances.

            Section 6.11 The Controlling Class Representative.

            (a) Subject to Section 6.11(b), the Controlling Class Representative will be entitled to advise the Special Servicer with respect to the following actions of the Special Servicer with respect to the Trust Mortgage Loans and any REO Properties (other than the Peter Cooper Village and Stuyvesant Town Loan Combination, the FRIS Chicken Loan Combination, the MezzCap Loan Combinations and, in each case, any related Loan Combination REO Property), and notwithstanding anything herein to the contrary except as necessary or advisable to avoid an Adverse REMIC Event and except as set forth in, and in any event subject to, Section 6.11(b), the Special Servicer will not be permitted to take (or permit the applicable Master Servicer to take) any of the following actions with respect to the Trust Mortgage Loans and any REO Properties (other than the Peter Cooper Village and Stuyvesant Town Loan Combination, the FRIS Chicken Loan Combination, the MezzCap Loan Combinations and, in each case, any related Loan Combination REO Property) as to which the Controlling Class Representative has objected in writing within 10 Business Days of being notified in writing thereof, which notification with respect to the action described in clauses (vi) and (viii) below shall be copied by the Special Servicer to the applicable Master Servicer (provided that if such written objection has not been received by the Special Servicer within such 10 Business Day period, then the Controlling Class Representative's approval will be deemed to have been given):

            (i) any foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Trust Specially Serviced Mortgage Loans as come or have come into and continue in default;

            (ii) any modification or consent to a modification of a material term of a Trust Mortgage Loan (excluding the waiver of any due-on-sale or due-on-encumbrance clause, as set forth in clause (vii) below), including the timing of payments or a modification consisting of the extension of the maturity date of a Trust Mortgage Loan;

            (iii) any proposed sale of any Trust Defaulted Mortgage Loan or any REO Property (other than in connection with the termination of the Trust Fund or, in the case of a Trust Defaulted Mortgage Loan, pursuant to
      Section 3.18) for less than the Purchase Price of the subject Trust Defaulted Mortgage Loan or related Trust REO Loan, as applicable;

            (iv) any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address Hazardous Materials located at an REO Property;

            (v) any release of material real property collateral for any Trust Mortgage Loan, other than (A) where the release is not conditioned upon obtaining the consent of the lender or certain specified conditions being satisfied, (B) upon satisfaction of that Trust Mortgage Loan, (C) in connection with a pending or threatened condemnation action or (D) in connection with a full or partial defeasance of that Trust Mortgage Loan;

            (vi) any acceptance of substitute or additional real property collateral for any Trust Mortgage Loan (except where the acceptance of the substitute or additional collateral is not conditioned upon obtaining the consent of the lender, in which case only notice to the Controlling Class Representative will be required);

            (vii) any waiver of a due-on-sale or due-on-encumbrance clause in any Trust Mortgage Loan;

            (viii) any releases of earn-out reserves or related letters of credit with respect to a Mortgaged Property securing a Trust Mortgage Loan (other than where the release is not conditioned upon obtaining the consent of the lender, in which case only notice to the Controlling Class Representative will be required);

            (ix) any termination or replacement, or consent to the termination or replacement, of a property manager with respect to any Mortgaged Property or any termination or change, or consent to the termination or change, of the franchise for any Mortgaged Property operated as a hospitality property (other than where the action is not conditioned upon obtaining the consent of the lender, in which case only prior notice to the Controlling Class Representative will be required);

            (x) any determination that an insurance-related default in respect of a Trust Mortgage Loan is an Acceptable Insurance Default or that earthquake or terrorism insurance is not available at commercially reasonable rates; and

            (xi) any waiver of insurance required under the related Mortgage Loan documents for a Trust Mortgage Loan (except as contemplated in clause
      (x) above);

provided that, with respect to any Trust Mortgage Loan (other than a Trust Specially Serviced Mortgage Loan), the 10 Business Days within which the Controlling Class Representative must object to any such action shall not exceed by more than five Business Days the 10 Business Day period the Special Servicer has to object to the applicable Master Servicer taking such action as set forth in Sections 3.02, 3.08 and 3.20.

            In addition, subject to Section 6.11(b), the Controlling Class Representative may direct the Special Servicer to take, or to refrain from taking, any such actions as the Controlling Class Representative may deem advisable or as to which provision is otherwise made herein.

            (b) Notwithstanding anything herein to the contrary, no advice, direction or objection given or made, or consent withheld, by the Controlling Class Representative, contemplated by Section 6.11(a) or any other section of this Agreement, may (i) require or cause the applicable Master Servicer or the Special Servicer to violate any applicable law, the terms of any Trust Mortgage Loan or any related intercreditor agreement, any provision of this Agreement, including without limitation such Master Servicer's or the Special Servicer's obligation to act in accordance with the Servicing Standard or the Mortgage Loan documents for any Trust Mortgage Loan, (ii) result in an Adverse REMIC Event with respect to REMIC I or REMIC II or otherwise violate the REMIC Provisions or result in an Adverse Grantor Trust Event or have adverse tax consequences for the Trust Fund, (iii) expose the Depositor, the applicable Master Servicer, the Special Servicer, the Trust Fund, the Trustee, any Fiscal Agent or any of their respective Affiliates, directors, officers, employees or agents, to any claim, suit or liability to which they would not otherwise be subject absent such advice, direction or objection or consent withheld, (iv) materially expand the scope of the applicable Master Servicer's or the Special Servicer's responsibilities hereunder or (v) cause the applicable Master Servicer or the Special Servicer to act, or fail to act, in a manner which violates the Servicing Standard. The applicable Master Servicer and the Special Servicer shall disregard any action, direction or objection on the part of the Controlling Class Representative that would have any of the effects described in clauses (i) through (v) of the prior sentence.

            The Special Servicer shall not be obligated to seek approval from the Controlling Class Representative under Section 6.11(a) for any actions to be taken by the Special Servicer with respect to any particular Trust Specially Serviced Mortgage Loan if (i) the Special Servicer has, as set forth in the first paragraph of Section 6.11(a), notified the Controlling Class Representative in writing of various actions that the Special Servicer proposes to take with respect to the work-out or liquidation of that Trust Specially Serviced Mortgage Loan and (ii) for 60 days following the first such notice, the Controlling Class Representative has objected to all of the proposed actions and has failed to suggest any alternative actions that the Special Servicer considers to be consistent with the Servicing Standard.

            (c) The Controlling Class Representative will have no duty or liability to the Certificateholders (other than the Controlling Class) for any action taken, or for refraining from the taking of any action pursuant to this Agreement, or for errors in judgment. By its acceptance of a Certificate, each Certificateholder confirms its understanding that the Controlling Class Representative may take actions that favor the interests of one or more Classes of the Certificates over other Classes of the Certificates, and that the Controlling Class Representative may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates, that the Controlling Class Representative may act solely in the interests of the Holders of the Controlling Class, that the Controlling Class Representative does not have any duties to the Holders of any Class of Certificates other than the Controlling Class, that the Controlling Class Representative shall have no liability by reason of its having acted solely in the interests of the Holders of the Controlling Class, and no Certificateholder may take any action whatsoever against the Controlling Class Representative or any director, officer, employee, agent or principal thereof for having so acted.

            Section 6.12 Certain Matters with Respect to the Peter Cooper Village and Stuyvesant Town Loan Combination

            (a) The Wachovia 2007-C30 Master Servicer (or, if the Peter Cooper Village and Stuyvesant Town Loan Combination is a specially serviced loan under the Wachovia 2007-C30 Pooling and Servicing Agreement, then the Wachovia 2007-C30 Special Servicer) shall service and administer the Peter Cooper Village and Stuyvesant Town Loan Combination in a manner consistent with the Peter Cooper Village and Stuyvesant Town Intercreditor Agreement and, unless another party is expressly responsible hereunder and thereunder, shall (subject to the servicing standard under the Wachovia 2007-C30 Pooling and Servicing Agreement) satisfy all of the obligations required to be performed by the "Note A-1 Holder" or contemplated to be performed by a "Servicer" under Sections 2 and 3 of the Peter Cooper Village and Stuyvesant Town Intercreditor Agreement.

            (b) In connection with the consultation rights of the Controlling Class Representative under Section 2(j) of the Peter Cooper Village and Stuyvesant Town Intercreditor Agreement, any party hereto receiving notice of a request for such consultation shall promptly forward such notice to the Controlling Class Representative, as designee of the holder of the Peter Cooper Village and Stuyvesant Town Trust Mortgage Loan, to allow the Controlling Class Representative to consult with the Wachovia 2007-C30 Master Servicer or the Wachovia 2007-C30 Special Servicer, as applicable, in accordance with the Peter Cooper Village and Stuyvesant Town Intercreditor Agreement.

            (c) Notwithstanding anything herein to the contrary, the Wachovia 2007-C30 Master Servicer or Wachovia 2007-C30 Special Servicer may ignore and act without regard to any advice, direction or objection from or by the Controlling Class Representative, as designee of the holder of the Peter Cooper Village and Stuyvesant Town Trust Mortgage Loan, as contemplated by the foregoing provisions, that such Wachovia 2007-C30 Master Servicer or such Wachovia 2007-C30 Special Servicer, as the case may be, has determined, in its reasonable, good faith judgment, will require or cause such Wachovia 2007-C30 Servicer or such Wachovia 2007-C30 Special Servicer or the Wachovia 2007-C30 Trustee to take any action or refrain from taking any action which would violate any law of any applicable jurisdiction, be inconsistent with the servicing standard under the Wachovia 2007-C30 Pooling and Servicing Agreement or violate the REMIC Provisions or violate any other provisions of the Wachovia 2007-C30 Pooling and Servicing Agreement, the Mortgage Loan documents, or any provisions of the Peter Cooper Village and Stuyvesant Town Intercreditor Agreement.

            (d) Notwithstanding anything herein to the contrary, while any Peter Cooper Village and Stuyvesant Town Companion Loan is included in a rated commercial mortgage securitization, and any particular servicing action with respect to the Peter Cooper Village and Stuyvesant Town Loan Combination requires confirmation of ratings of the certificates in connection therewith under any provision of the Wachovia 2007-C30 Pooling and Servicing Agreement, then the Wachovia 2007-C30 Master Servicer or the Wachovia 2007-C30 Special Servicer, as applicable, will likewise be required to obtain a similar confirmation of ratings from the Rating Agencies, with respect to the Certificates (regardless of whether or not expressly required under such provision of this Agreement).

            (e) If there are any conflicts between this Section 6.12 and any of the Mortgage Loan documents relating to the Peter Cooper Village and Stuyvesant Town Loan Combination or between this Section 6.12 and the Peter Cooper Village and Stuyvesant Town Intercreditor Agreement, then such Mortgage Loan documents or such Peter Cooper Village and Stuyvesant Town Intercreditor Agreement shall control. The parties hereto recognize and acknowledge the respective rights of the holders of the Peter Cooper Village and Stuyvesant Town Non-Trust Loans under the Peter Cooper Village and Stuyvesant Town Intercreditor Agreement.

            Section 6.13 Certain Matters with Respect to the FRIS Chicken Loan Combination

            (a) The MSCI 2005-HQ6 Master Servicer (or, if the FRIS Chicken Loan Combination is a specially serviced loan under the MSCI 2005-HQ6 Pooling and Servicing Agreement, then the MSCI 2005-HQ6 Special Servicer) shall service and administer the FRIS Chicken Loan Combination in a manner consistent with the FRIS Chicken Intercreditor Agreement and, unless another party is expressly responsible hereunder and thereunder, shall (subject to the servicing standard under the MSCI 2005-HQ6 Pooling and Servicing Agreement) satisfy all of the obligations required to be performed by the "Note A-1 Holder" or contemplated to be performed by a "Master Servicer" or "Special Servicer," as applicable, under
Section 3 of the FRIS Chicken A Notes Intercreditor Agreement.

            (b) In connection with the voting and consultation rights of the Controlling Class Representative under Section 3.1(b) of the FRIS Chicken Intercreditor Agreement, any party hereto receiving notice of a request for such vote or consultation, as applicable, shall promptly forward such notice to the Controlling Class Representative, as designee of the holder of the FRIS Chicken Trust Mortgage Loan, to allow the Controlling Class Representative to consult with the MSCI 2005-HQ6 Master Servicer or the MSCI 2005-HQ6 Special Servicer, as applicable, in accordance with the FRIS Chicken A Notes Intercreditor Agreement.

            (c) Notwithstanding anything herein to the contrary, the MSCI 2005-HQ6 Master Servicer or MSCI 2005-HQ6 Special Servicer may ignore and act without regard to any advice, direction or objection from or by the Controlling Class Representative, as designee of the holder of the FRIS Chicken Trust Mortgage Loan, as contemplated by the foregoing provisions, that such MSCI 2005-HQ6 Master Servicer or such MSCI 2005-HQ6 Special Servicer, as the case may be, has determined, in its reasonable, good faith judgment, will require or cause such MSCI 2005-HQ6 Servicer or such MSCI 2005-HQ6 Special Servicer or the MSCI 2005-HQ6 Trustee to take any action or refrain from taking any action which would violate any law of any applicable jurisdiction, be inconsistent with the servicing standard under the MSCI 2005-HQ6 Pooling and Servicing Agreement or violate the REMIC Provisions or violate any other provisions of the MSCI 2005-HQ6 Pooling and Servicing Agreement, the Mortgage Loan documents, or any provisions of the FRIS Chicken Intercreditor Agreement.

            (d) Notwithstanding anything herein to the contrary, while any FRIS Chicken Companion Loan is included in a rated commercial mortgage securitization, and any particular servicing action with respect to the FRIS Chicken Loan Combination requires confirmation of ratings of the certificates in connection therewith under any provision of the MSCI 2005-HQ6 Pooling and Servicing Agreement, then the MSCI 2005-HQ6 Master Servicer or the MSCI 2005-HQ6 Special Servicer, as applicable, will likewise be required to obtain a similar confirmation of ratings from the Rating Agencies, with respect to the Certificates (regardless of whether or not expressly required under such provision of this Agreement).

            If there are any conflicts between this Section 6.13 and any of the Mortgage Loan documents relating to the FRIS Chicken Loan Combination or between this Section 6.13 and the FRIS Chicken Intercreditor Agreement, then such Mortgage Loan documents or such FRIS Chicken Intercreditor Agreement shall control. The parties hereto recognize and acknowledge the respective rights of the holders of the FRIS Chicken Non-Trust Loans under the FRIS Chicken Intercreditor Agreement.

            Section 6.14 Certain Matters with Respect to the MezzCap Loan Combinations

            Pursuant to the terms of each MezzCap Intercreditor Agreement, it is contemplated that the Mortgagor under the MezzCap Trust Mortgage Loans and the MezzCap B-Note Non-Trust Mortgage Loans will remit payments on the related MezzCap Trust Mortgage Loans to the applicable Master Servicer hereunder, and for the MezzCap B-Note Non-Trust Mortgage Loans that have been securitized or if it is securitized in the future, the related Mortgagor will remit payments on the related MezzCap B-Note Non-Trust Mortgage Loans directly to the servicer for such securitizations; provided, however, that under certain default or trigger events identified in each MezzCap Intercreditor Agreement, the Mortgagor under the MezzCap B-Note Non-Trust Mortgage Loan (even after the MezzCap B-Note Non-Trust Mortgage Loan has been securitized) will be required to remit payments on such MezzCap B-Note Non-Trust Mortgage Loan directly to the applicable Master Servicer under this Agreement.

                                   ARTICLE VII

                                     DEFAULT

            Section 7.01 Events of Default.

            (a) "Event of Default," wherever used herein, means any one of the following events:

            (i) any failure by either Master Servicer to deposit into its Collection Account or a Loan Combination Custodial Account any amount required to be so deposited by it under this Agreement, which failure continues unremedied for two Business Days following the date on which the deposit was required to be made; or

            (ii) any failure by either Master Servicer to deposit into, or to remit to the Certificate Administrator for deposit into, the Distribution Account or any other account maintained by the Certificate Administrator hereunder, any amount required to be so deposited or remitted by it under this Agreement, which failure continues unremedied until 11:00 a.m. New York City time on the Business Day following the date on which the remittance was required to be made, provided that to the extent such Master Servicer does not timely make such remittances, such Master Servicer shall pay the Certificate Administrator (for the account of the Certificate Administrator) interest on any amount not timely remitted at the Prime Rate from and including the applicable required remittance date to but not including the date such remittance is actually made; or

            (iii) any failure by the Special Servicer to deposit into the applicable REO Account or to deposit into, or to remit to the applicable Master Servicer for deposit the applicable Collection Account, any amount required to be so deposited or remitted by it under this Agreement provided, however that the failure to deposit or remit such amount shall not be an Event of Default if such failure is remedied within one Business Day and in any event on or prior to the related P&I Advance Date; or

            (iv) any failure by either Master Servicer to timely make any Servicing Advance required to be made by it hereunder, which Servicing Advance remains unmade for a period of five Business Days following the date on which notice shall have been given to such Master Servicer by the Trustee as provided in Section 3.03(c); or

            (v) any failure on the part of either Master Servicer or the Special Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of such Master Servicer or the Special Servicer, as the case may be, contained in this Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to such Master Servicer or the Special Servicer, as the case may be, by any other party hereto (with a copy to each other party hereto) or by the Holders of Certificates entitled to at least 25% of the Voting Rights, provided, however, that (A) with respect to any such failure (other than a failure referred to in clause (v)(B) below) which is not curable within such 30-day period, such Master Servicer or the Special Servicer, as the case may be, shall have an additional cure period of 30 days to effect such cure so long as such Master Servicer or the Special Servicer, as the case may be, has commenced to cure the subject failure within the initial 30-day period and has provided the Trustee and any affected Non-Trust Noteholder(s) with an Officer's Certificate certifying that it has diligently pursued, and is diligently continuing to pursue, a full cure, or (B) in the case of a failure to deliver to the Certificate Administrator and the Depositor the Annual Statement of Compliance, the Annual Assessment Report, the Annual Attestation Report and/or, if required to be filed with the Commission, the Accountant's Consent with respect to such Master Servicer (or any Additional Item 1123 Servicer or Sub-Servicing Function Participant, as applicable, engaged thereby that is not a Designated Sub-Servicer) or the Special Servicer (or any Additional
      Item 1123 Servicer or Sub-Servicing Function Participant, as applicable, engaged thereby), as applicable, pursuant to Section 3.13 or Section 3.14, as applicable, which is required to be part of or incorporated in a Subsequent Exchange Act Report required to be filed with respect to the Trust pursuant to the Exchange Act and this Agreement, continues unremedied beyond 5:00 p.m. (New York City time) on the second Business Day after the March 15th due date; in accordance with Section 3.13 or
      Section 3.14, as applicable, or (C) in the case of a failure to notify the Certificate Administrator and the Depositor that an Additional Item 1123 Servicer or a Sub-Servicing Function Participant has been retained or engaged by it, which Additional Item 1123 Servicer or Sub-Servicing Function Participant was performing duties with respect to all or any part of the Trust Fund on behalf of such Master Servicer or Special Servicer, as applicable, during an Exchange Act Reporting Year, continues unremedied for 30 days; or

            (vi) any breach on the part of either Master Servicer or the Special Servicer of any representation or warranty contained in this Agreement that materially and adversely affects the interests of any Class of Certificateholders and which breach continues unremedied for a period of 30 days after the date on which written notice of such breach, requiring the same to be remedied, shall have been given to the subject Master Servicer or the Special Servicer, as the case may be, by any other party hereto (with a copy to each other party hereto) or by the Holders of Certificates entitled to at least 25% of the Voting Rights, provided, however, that with respect to any such breach which is not curable within such 30-day period, such Master Servicer or the Special Servicer, as the case may be, shall have an additional cure period of 30 days so long as such Master Servicer or the Special Servicer, as the case may be, has commenced to cure such breach within the initial 30-day period and provided the Trustee with an Officer's Certificate certifying that it has diligently pursued, and is diligently continuing to pursue, a full cure; or

            (vii) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, Trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against either Master Servicer or the Special Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days, provided, however, that such Master Servicer or the Special Servicer, as appropriate, will have an additional period of 30 days to effect such discharge, dismissal or stay so long as such Master Servicer or the Special Servicer, as appropriate, has commenced the appropriate proceedings to have such decree or order dismissed, discharged or stayed within the initial 60 day period; or

            (viii) either Master Servicer or the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, Trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to it or of or relating to all or substantially all of its property; or

            (ix) either Master Servicer or the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations, or take any corporate action in furtherance of the foregoing; or

            (x) Any of Fitch, Moody's or S&P has (1) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or
      (2) placed one or more Classes of the Certificates on "watch status" (and such "watch status" placement shall not have been withdrawn by Fitch, Moody's or S&P, as the case may be, within 60 days thereof) and, in the case of either clauses (1) or (2), cited servicing concerns with either Master Servicer or the Special Servicer, as the case may be, as the sole or a material factor in such rating action;

            (xi) the Master Servicer or the Special Servicer is removed from S&P's Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as the case may be, and is not reinstated within 60 days after its removal therefrom; or

            (xii) either Master Servicer ceases to be rated at least CMS3 by Fitch or the Special Servicer ceases to be rated at least CSS3 by Fitch and such rating is not restored within 30 days after the subject downgrade or withdrawal.

            (b) If any Event of Default shall occur with respect to either Master Servicer or the Special Servicer (in either case, for purposes of this Section 7.01(b), the "Defaulting Party") and shall be continuing, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Trustee may, and at the written direction of the Controlling Class Representative or the Holders of Certificates entitled to at least 25% of the Voting Rights, the Trustee shall, by notice in writing to the Defaulting Party (with a copy of such notice to each other party hereto and the Rating Agencies), terminate all of the rights and obligations (but not the liabilities for actions and omissions occurring prior thereto) of the Defaulting Party under this Agreement and in and to the Trust Fund and each Non-Trust Loan, other than its rights, if any, as a Certificateholder hereunder or as holder of a Non-Trust Loan; provided that each Master Servicers and the Special Servicer each shall, if terminated pursuant to this Section 7.01(b), continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination, whether in respect of Advances or otherwise, and it (and each of its Affiliates, directors, partners, members, managers, shareholders, officers, employees or agents) shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such termination; provided, further, that nothing contained in this Section 7.01(b) shall terminate any rights purchased or otherwise owned or held by either Master Servicer to primary service any of the Mortgage Loans as a Sub-Servicer to the Trustee or any other replacement Master Servicer; provided, further, that neither Master Servicer may be terminated solely for an Event of Default that affects only a Non-Trust Noteholder; and provided, further, that the Special Servicer may not be terminated solely for an Event of Default that affects only a Non-Trust Noteholder. From and after the receipt by the Defaulting Party of such written notice of termination, all authority and power of the Defaulting Party under this Agreement, whether with respect to the Certificates (other than as a holder of any Certificate) or the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee pursuant to and under this Section, and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Defaulting Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. Each Master Servicer and the Special Servicer agree that, if it is terminated pursuant to this Section 7.01(b), it shall promptly (and in any event no later than 20 Business Days subsequent to its receipt of the notice of termination) provide the Trustee with all documents and records, including those in electronic form, requested thereby to enable the Trustee or a successor Master Servicer or Special Servicer to assume the terminated Master Servicer's or Special Servicer's, as the case may be, functions hereunder, and shall cooperate with the Trustee in effecting the termination of such Master Servicer's or Special Servicer's, as the case may be, responsibilities and rights hereunder, including, without limitation, (i) the transfer within 5 Business Days to the Trustee or a successor Master Servicer for administration by it of all cash amounts that shall at the time be or should have been credited by such Master Servicer to its Collection Account, any Loan Combination Custodial Account, the Distribution Account, a Servicing Account or a Reserve Account (if a Master Servicer is the Defaulting Party) or that are thereafter received by or on behalf of it with respect to any Mortgage Loan or (ii) the transfer within two Business Days to the Trustee or a successor Special Servicer for administration by it of all cash amounts that shall at the time be or should have been credited by the Special Servicer to an REO Account, the applicable Collection Account, any Loan Combination Custodial Account, a Servicing Account or a Reserve Account or delivered to the applicable Master Servicer (if the Special Servicer is the Defaulting Party) or that are thereafter received by or on behalf of it with respect to any Mortgage Loan or REO Property. Any costs or expenses in connection with any actions to be taken by either Master Servicer, the Special Servicer or the Trustee pursuant to this paragraph shall be borne by the Defaulting Party and if not paid by the Defaulting Party within 90 days after the presentation of reasonable documentation of such costs and expenses, such costs and expenses shall be reimbursed by the Trust Fund; provided, however, that the Defaulting Party shall not thereby be relieved of its liability for such costs and expenses. If and to the extent that the Defaulting Party has not reimbursed such costs and expenses, the Trustee shall have an affirmative obligation to take all reasonable actions to collect such expenses on behalf of and at the expense of the Trust Fund. For purposes of this Section
7.01 and of Section 7.03(b), the Trustee shall not be deemed to have knowledge of an event which constitutes, or which with the passage of time or notice, or both, would constitute an Event of Default described in clauses (i)-(viii) of subsection (a) above unless a Responsible Officer of the Trustee has actual knowledge thereof or unless notice of any event which is in fact such an Event of Default is received by the Trustee and such notice references the Certificates, the Trust Fund or this Agreement.

            (c) Notwithstanding Section 7.01(b) of this Agreement, if a Master Servicer receives a notice of termination solely due to an Event of Default under Section 7.01(a)(x), (xi) or (xii) and the terminated Master Servicer provides the Trustee with the appropriate "request for proposal" materials within the five (5) Business Days after receipt of such notice of termination, then such Master Servicer shall continue to serve as a Master Servicer, if requested to do so by the Trustee, and the Trustee shall promptly thereafter (using such "request for proposal" materials provided by the terminated Master Servicer) solicit good faith bids for the rights to master service under this Agreement the Mortgage Loans in respect of which the terminated Master Servicer is the applicable Master Servicer from at least three (3) Persons qualified to act as successor Master Servicer hereunder in accordance with Section 6.02 and
Section 7.02 for which the Trustee has received written confirmation from each Rating Agency for the Rated Certificates that the appointment of such Person would not result in an Adverse Rating Event (any such Person so qualified, a "Qualified Bidder") or, if three (3) Qualified Bidders cannot be located, then from as many Persons as the Trustee can determine are Qualified Bidders; provided, however, that (i) at the Trustee's request, the terminated Master Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; (ii) prior to making such solicitation, the Trustee or, upon request of the Trustee, the terminated Master Servicer, shall have consulted with (although it shall not be required to have obtained the approval of) the Controlling Class Representative with respect to the identity and quality of each of the Persons from whom the Trustee is to solicit bids; and (iii) the Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to master service the subject Mortgage Loans under this Agreement. The bid proposal shall require any Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor Master Servicer with respect to the applicable Mortgage Loans, and to agree to be bound by the terms hereof, within forty-five (45) days after the receipt by the terminated Master Servicer of a notice of termination referred to above in this Section 7.01(c). The Trustee shall solicit bids (i) on the basis of such successor Master Servicer (x) retaining any applicable Sub-Servicers to continue the primary servicing of the applicable Mortgage Loans pursuant to the terms of their respective Sub-Servicing Agreements and (y) entering into a Sub-Servicing Agreement with the terminated Master Servicer under which the terminated Master Servicer would sub-service each of the Mortgage Loans for which it was the applicable Master Servicer and which were not then subject to a Sub-Servicing Agreement at a sub-servicing fee rate per annum equal to, for each applicable Mortgage Loan, the excess of the related Master Servicing Fee Rate minus the sum of two basis points and the related Excess Servicing Strip Rate (each, a "Servicing-Retained Bid") and (ii) on the basis of terminating each applicable Sub-Servicing Agreement and each applicable Sub-Servicer (other than a Designated Sub-Servicer and its Sub-Servicing Agreement) that it is permitted to terminate in accordance with Section 3.22 and having no obligation to enter into a Sub-Servicing Agreement with the terminated Master Servicer (each, a "Servicing-Released Bid"). The Trustee shall select the Qualified Bidder with the highest cash Servicing-Retained Bid (or, if none, the highest cash Servicing Released Bid) (the "Successful Bidder") to act as successor Master Servicer hereunder. The Trustee shall direct the Successful Bidder to enter into this Agreement as successor Master Servicer pursuant to the terms hereof (and, if the successful bid was a Servicing-Retained Bid, to enter into a Sub-Servicing Agreement with the terminated Master Servicer as contemplated above), no later than forty-five (45) days after the termination of the terminated Master Servicer. In no event shall the bid procedures under this subsection (c) purport to offer the servicing right of any Designated Sub-Servicer that is not then in default under its Sub-Servicing Agreement.

            Upon the assignment and acceptance of the applicable master servicing rights hereunder to and by the Successful Bidder, the Trustee shall remit or cause to be remitted to the terminated Master Servicer the amount of such cash bid received from the Successful Bidder (net of "out-of-pocket" expenses incurred by the Trustee in connection with obtaining such bid and transferring servicing).

            If the Successful Bidder has not entered into this Agreement as successor Master Servicer within forty-five (45) days after the applicable Master Servicer received a notice of termination or no Successful Bidder was identified within such forty-five (45) day period, the terminated Master Servicer shall reimburse the Trustee for all reasonable "out-of-pocket" expenses incurred by the Trustee in connection with such bid process and the Trustee shall have no further obligations under this Section 7.01(c). The Trustee thereafter may act or may select a successor to act as a Master Servicer hereunder in accordance with the provisions of Section 7.02.

            Section 7.02 Trustee to Act; Appointment of Successor.

            On and after the time a Master Servicer or the Special Servicer resigns pursuant to Section 6.04 or receives a notice of termination pursuant to
Section 7.01, the Trustee shall, unless a successor is appointed pursuant to
Section 6.04 or 6.09, be the successor in all respects to such Master Servicer or the Special Servicer, as the case may be, in its capacity as such under this Agreement and the transactions set forth or provided for herein and shall have all (and the former Master Servicer or the Special Servicer, as the case may be, shall cease to have any) of the responsibilities, duties and liabilities (except as provided in the next sentence) of a Master Servicer or the Special Servicer, as the case may be, arising thereafter, including, without limitation, if a Master Servicer is the resigning or terminated party, such Master Servicer's obligation to make P&I Advances, including the unmade P&I Advances that gave rise to such Event of Default; provided that any failure to perform such duties or responsibilities caused by either Master Servicer's or the Special Servicer's, as the case may be, failure to provide information or monies required by Section 7.01 shall not be considered a default by the Trustee hereunder. Notwithstanding anything contrary in this Agreement, the Trustee shall in no event be held responsible or liable with respect to any of the representations and warranties of the resigning or terminated party (other than the Trustee) or for any losses incurred by such resigning or terminated party pursuant to Section 3.06 hereunder nor shall the Trustee be required to purchase any Mortgage Loan hereunder. As compensation therefor, the Trustee shall be entitled to all fees and other compensation which the resigning or terminated party would have been entitled to if the resigning or terminated party had continued to act hereunder (subject to Section 3.11(a) with respect to the Excess Servicing Strip). Notwithstanding the above and subject to its obligations under Section 3.22(d) and 7.01(b), the Trustee may, if it shall be unwilling in its sole discretion to so act as either a Master Servicer or the Special Servicer, as the case may be, or shall, if it is unable to so act as either a Master Servicer or the Special Servicer, as the case may be, or shall, if the Trustee is not approved as a Master Servicer or the Special Servicer, as the case may be, by any of the Rating Agencies, or if either the Controlling Class Representative or the Holders of Certificates entitled to a majority of the Voting Rights so request in writing to the Trustee, promptly appoint, subject to the approval of each of the Rating Agencies (as evidenced by written confirmation therefrom to the effect that the appointment of such institution would not cause an Adverse Rating Event), or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution that meets the requirements of Section 6.02 (including, without limitation, rating agency confirmation), which institution shall, in the case of an appointment by the Trustee, be reasonably acceptable to the Controlling Class Representative; provided, however, that in the case of a resigning or terminated Special Servicer, such appointment shall be subject to the rights of the Holders or Certificate Owners of Certificates evidencing a majority of the Voting Rights allocated to the Controlling Class to designate a successor pursuant to Section
6.09. Except with respect to an appointment provided below, no appointment of a successor to a Master Servicer or the Special Servicer hereunder shall be effective until the assumption of the successor to such party of all its responsibilities, duties and liabilities under this Agreement. Pending appointment of a successor to a Master Servicer or the Special Servicer hereunder, the Trustee shall act in such capacity as hereinabove provided. Notwithstanding the above, the Trustee shall, if a Master Servicer is the resigning or terminated party and the Trustee is prohibited by law or regulation from making P&I Advances, promptly appoint any established mortgage loan servicing institution that has a net worth of not less than $15,000,000 and is otherwise acceptable to each Rating Agency (as evidenced by written confirmation therefrom to the effect that the appointment of such institution would not cause an Adverse Rating Event), as the successor to the departing Master Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of such Master Servicer hereunder (including, without limitation, the obligation to make P&I Advances), which appointment will become effective immediately. In connection with any such appointment and assumption described herein, the Trustee may (subject to Section 3.11(a) with respect to the Excess Servicing Strip) make such arrangements for the compensation of such successor out of payments on the Mortgage Loans and REO Properties as it and such successor shall agree, subject to the terms of this Agreement and/or any Loan Combination Intercreditor Agreement limiting the use of funds received in respect of a Loan Combination to matters related to the related Loan Combination; provided, however, that no such compensation shall be in excess of that permitted the resigning or terminated party hereunder. Such successor and the other parties hereto shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

            Section 7.03 Notification to Certificateholders.

            (a) Upon any resignation of either Master Servicer or the Special Servicer pursuant to Section 6.04, any termination of either Master Servicer or the Special Servicer pursuant to Section 7.01, any appointment of a successor to either Master Servicer or the Special Servicer pursuant to Section 7.02 or the effectiveness of any designation of a new Special Servicer pursuant to Section 6.09, the Certificate Administrator shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register and each Non-Trust Noteholder.

            (b) Not later than the later of (i) 60 days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute an Event of Default and (ii) five days after a Responsible Officer of the Trustee has notice of the occurrence of such an event, the Trustee shall notify the Depositor, the Certificate Administrator (who shall then notify the Certificateholders), each Non-Trust Noteholder (if affected thereby) and the Rating Agencies of such occurrence, unless such default shall have been cured.

            Section 7.04 Waiver of Events of Default.

            The Holders representing at least 66-2/3% of the Voting Rights allocated to each Class of Certificates affected by any Event of Default hereunder may waive such Event of Default; provided, however, that an Event of Default under clauses (i), (ii), (iii), (x), (xi) or (xii) of Section 7.01(a) may be waived only by all of the Certificateholders of the affected Classes; and provided, further, that an Event of Default contemplated by clause (B) or clause
(C) of Section 7.01(a)(v) may only be waived with the consent of the Depositor. Upon any such waiver of an Event of Default, such Event of Default shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. No such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon except to the extent expressly so waived. Notwithstanding any other provisions of this Agreement, for purposes of waiving any Event of Default pursuant to this Section 7.04, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to Voting Rights with respect to the matters described above.

            Section 7.05 Additional Remedies of Trustee Upon Event of Default.

            During the continuance of any Event of Default, so long as such Event of Default shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.01, shall have the right, in its own name and as Trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). No remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default. Under no circumstances shall the rights provided to the Trustee under this Section 7.05 be construed as a duty or obligation of the Trustee.

                                  ARTICLE VIII

             CONCERNING THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR,
                       THE CUSTODIAN AND THE FISCAL AGENT

            Section 8.01 Duties of Trustee, Certificate Administrator and Custodian

            (a) The Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. If an Event of Default occurs and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Any permissive right of the Trustee contained in this Agreement shall not be construed as a duty. The Trustee, the Custodian and the Certificate Administrator shall be liable only to the extent of the respective obligations specifically imposed upon and undertaken by the Trustee, the Custodian and the Certificate Administrator.

            (b) The Trustee, the Certificate Administrator and the Custodian, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee, the Certificate Administrator or the Custodian, as the case may be, that are specifically required to be furnished pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed by the terms of
Article II), shall examine them to determine whether they conform to the requirements of this Agreement to the extent specifically set forth herein or therein. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the Trustee, the Certificate Administrator or the Custodian, as the case may be, shall take such action as it deems appropriate to have the instrument corrected. None of the Trustee, the Certificate Administrator or the Custodian shall be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, either Master Servicer or the Special Servicer, and accepted by the Trustee, the Certificate Administrator or the Custodian, as the case may be, in good faith, pursuant to this Agreement.

            (c) No provision of this Agreement shall be construed to relieve the Trustee, the Certificate Administrator or the Custodian from liability for its own negligent action, its own negligent failure to act or its own misconduct; provided, however, that:

            (i) Prior to the occurrence of an Event of Default, and after the curing of all such Events of Default which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Certificate Administrator or the Custodian, as the case may be, such party may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to such parties and conforming to the requirements of this Agreement;

            (ii) None of the Trustee, the Certificate Administrator or the Custodian shall be personally liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers thereof, unless it shall be proved that such party was negligent in ascertaining the pertinent facts if it was required to do so;

            (iii) The Trustee shall not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to at least 25% of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee, under this Agreement; and

            (iv) The protections, immunities and indemnities afforded to the Certificate Administrator hereunder shall also be available to it in its capacity as Certificate Registrar, Authenticating Agent and REMIC Administrator.

            Section 8.02 Certain Matters Affecting Trustee, Certificate Administrator and Custodian.

            Except as otherwise provided in Section 8.01 and Article X:

            (i) the Trustee, the Certificate Administrator and the Custodian may, in the absence of bad faith or negligence on the part of each such party, conclusively rely upon and shall be fully protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

            (ii) each of the Trustee and the Certificate Administrator may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

            (iii) the Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Agreement, and neither of the Trustee or the Certificate Administrator shall be under any obligation to make any investigation of matters arising hereunder or, except as provided in Section 10.01 or 10.02, to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee or the Certificateholder, as the case may be, reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby; except as provided in Section 10.01 or 10.02, none of the Trustee, the Certificate Administrator or the Custodian shall be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; provided, however, that nothing contained herein shall relieve the Trustee of the obligation, upon the occurrence of an Event of Default which has not been cured, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

            (iv) none of the Trustee, the Certificate Administrator and the Custodian shall be personally liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

            (v) prior to the occurrence of an Event of Default hereunder and after the curing of all Events of Default which may have occurred, and except as may be provided in Section 10.01 or 10.02, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 25% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee, may require reasonable indemnity against such expense or liability as a condition to taking any such action;

            (vi) the Trustee may execute any of the trusts or powers hereunder, and the Trustee and the Certificate Administrator may perform any duties hereunder, either directly or by or through agents or attorneys; provided, however, that the Trustee or the Certificate Administrator, as the case may be, shall remain responsible for all acts and omissions of such agents or attorneys within the scope of their employment to the same extent as it is responsible for its own actions and omissions hereunder and provided, further, that, unless and until the Certificate Administrator has filed a Form 15 with respect to the Trust in accordance with Section 8.16, neither of the Trustee or the Certificate Administrator may engage any such agent or attorney-in-fact that would constitute an Additional Item 1123 Servicer or a Sub-Servicing Function Participant, unless it first (i) obtains the written consent of the Depositor, which consent shall not be unreasonably withheld, and (ii) delivers to the Depositor an indemnity reasonably acceptable to the Depositor to cover any losses, liabilities, claims, damages, costs or expenses incurred by the Depositor by reason of such agent or attorney-in-fact failing to timely deliver an Annual Statement of Compliance, an Annual Assessment Report or an Annual Attestation Report, in each case as contemplated by Section 3.13 and/or Section 3.14, as applicable;

            (vii) none of the Trustee, the Certificate Administrator and the Custodian shall be responsible for any act or omission of either Master Servicer, the Special Servicer (unless the Trustee is acting as a Master Servicer or as the Special Servicer), the Trustee (in the case of the Certificate Administrator and the Custodian), the Certificate Administrator (in the case of the Trustee and the Custodian) and the Custodian (in the case of the Trustee and the Certificate Administrator) or the Depositor; and

            (viii) none of the Trustee, the Certificate Administrator or the Certificate Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restriction on transfer imposed under Article V under this Agreement or under applicable law with respect to any transfer of any Certificate or any interest therein, other than to require delivery of the certification(s) and/or Opinions of Counsel described in said Article applicable with respect to changes in registration of record ownership of Certificates in the Certificate Register and to examine the same to determine substantial compliance with the express requirements of this Agreement. The Trustee, the Certificate Administrator and the Certificate Registrar shall have no liability for transfers, including transfers made through the book entry facilities of the Depository or between or among Depository Participants or beneficial owners of the Certificates, made in violation of applicable restrictions except for its failure to perform its express duties in connection with changes in registration of record ownership in the Certificate Register.

            Whenever in the administration of the provisions of this Agreement the Trustee, the Certificate Administrator or the Custodian, as the case may be, shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of negligence or bad faith on the part of the Trustee, the Certificate Administrator or the Custodian, as the case may be, be deemed to be conclusively proved and established by an Officer's Certificate delivered to the Trustee, the Certificate Administrator or the Custodian, as applicable and such certificate, in the absence of negligence or bad faith on the part of the Trustee, the Certificate Administrator or the Custodian, as the case may be, shall be full warrant to the Trustee the Certificate Administrator or the Custodian for any action taken, suffered or omitted by it under the provisions of this Agreement upon the faith thereof.

            Section 8.03 Trustee, Certificate Administrator, Custodian and Fiscal Agent Not Liable for Validity or Sufficiency of Certificates or Mortgage Loans.

            The recitals contained herein and in the Certificates, other than the statements attributed to the Trustee, the Certificate Administrator or the Custodian in Article II and Section 8.15, the statements attributed to any Fiscal Agent in Section 8.19 and the signature of the Certificate Registrar and the Authenticating Agent set forth on each outstanding Certificate, shall be taken as the statements of the Depositor, either Master Servicer or the Special Servicer, as the case may be, and none of the Trustee, the Certificate Administrator, the Custodian or any Fiscal Agent assumes any responsibility for their correctness. Except as set forth in Section 8.15, the Trustee, the Certificate Administrator and the Custodian make no representations as to the validity or sufficiency of this Agreement or of any Certificate (other than as to the signature of the Certificate Administrator set forth thereon) or of any Mortgage Loan or related document. None of the Trustee, the Certificate Administrator, the Custodian or any Fiscal Agent shall be accountable for the use or application by the Depositor of any of the Certificates issued to it or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor in respect of the assignment of the Trust Mortgage Loans to the Trust Fund, or any funds deposited in or withdrawn from a Collection Account or any other account by or on behalf of the Depositor, either Master Servicer or the Special Servicer. None of the Trustee, the Certificate Administrator, the Custodian or any Fiscal Agent shall be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, either Master Servicer or the Special Servicer, and accepted by the Trustee, the Certificate Administrator or the Custodian, as the case may be, in good faith, pursuant to this Agreement.

            Section 8.04 Trustee, Certificate Administrator, Custodian and Fiscal Agent May Own Certificates.

            The Trustee, the Certificate Administrator, the Custodian or any Fiscal Agent or any agent of the Trustee, the Certificate Administrator, the Custodian or any Fiscal Agent, in its individual or any other capacity, may become the owner or pledgee of Certificates with the same rights (except as otherwise provided in the definition of "Certificateholder") it would have if it were not the Trustee or such agent.

            Section 8.05 Fees and Expenses of Trustee, Certificate Administrator and Custodian; Indemnification of and by the Trustee, Certificate Administrator and Custodian.

            (a) On each Distribution Date, the Certificate Administrator shall withdraw from the general funds on deposit in the Distribution Account as provided in Section 3.05(b), prior to any distributions to be made therefrom on such date, and pay to the Trustee, the Certificate Administrator and the Custodian all earned but unpaid Trust Administration Fees for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, as compensation for all services rendered by the Trustee, the Certificate Administrator and the Custodian in the exercise and performance of any of the powers and duties specified hereunder and, in the case of the Trustee, the execution of the trusts hereby created. Except as contemplated by Section 3.06, the Trust Administration Fee (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Trustee's, the Certificate Administrator's and the Custodian's sole compensation for such services to be rendered by it.

            (b) The Trustee, the Certificate Administrator and the Custodian (whether in their individual capacities or their capacities as Trustee, Certificate Administrator or Custodian, as the case may be) and any director, officer, employee, affiliate, agent or "control" person within the meaning of the Securities Act of 1933, as amended, of the Trustee, the Certificate Administrator and the Custodian shall be entitled to be indemnified for and held harmless by the Trust Fund out of the Collection Accounts (and, to the extent that any Loan Combination and/or any related REO Property is affected, by the Trust Fund and/or the related Non-Trust Noteholder(s) out of the related Loan Combination Custodial Account) against any loss, liability or reasonable "out-of-pocket" expense (including, without limitation, costs and expenses of litigation, and of investigation, counsel fees, damages, judgments and amounts paid in settlement) arising out of, or incurred in connection with this Agreement, the Mortgage Loans or the Certificates or any act of either Master Servicer or the Special Servicer taken on behalf of the Trustee or the Certificate Administrator, provided that such expense constitutes an "unanticipated expense" within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii); and provided, further, that none of the Trustee, the Certificate Administrator, or the Custodian or any of the other above specified persons shall be entitled to indemnification pursuant to this Section 8.05(b) for (1) any liability specifically required to be borne thereby pursuant to the terms hereof, (2) any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of the Trustee's, the Certificate Administrator's or the Custodian's, as the case may be, obligations and duties hereunder, or by reason of its negligent disregard of such obligations and duties, or as may arise from a breach of any representation, warranty or covenant of the Trustee, the Certificate Administrator or the Custodian made herein, or (3) any loss, liability or expense that constitutes an Advance (the reimbursement of which is separately addressed herein) or allocable overhead. The provisions of this Section 8.05(b) shall survive any resignation or removal of the Trustee and appointment of a successor trustee.

            Section 8.06 Eligibility Requirements for Trustee, Certificate Administrator and Custodian.

            The Trustee, the Certificate Administrator and the Custodian hereunder shall at all times be an association, a bank, a trust company or a corporation organized and doing business under the laws of the United States of America or any State thereof or the District of Columbia, authorized under such laws to exercise trust powers, having a combined capital and surplus of at least $100,000,000 (or, in the case of the Custodian, of at least $10,000,000) and subject to supervision or examination by a federal or state banking authority. If such association, bank, trust company or corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section the combined capital and surplus of such association, bank, trust company or corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. Each of the Trustee and the Certificate Administrator shall also be an entity with a long term unsecured debt rating of at least "A+" from Fitch, "Aa3" from Moody's and "A+" from S&P, and a short-term unsecured debt rating of at least "F1" from Fitch, or an entity that has a fiscal agent with such ratings, or such other rating that shall not result in an Adverse Rating Event as confirmed in writing.

            In case at any time the Trustee, the Certificate Administrator or the Custodian shall cease to be eligible in accordance with the provisions of this Section, the Trustee, the Certificate Administrator or the Custodian, as applicable, shall resign immediately in the manner and with the effect specified in Section 8.07; provided that if any of the Trustee, the Certificate Administrator or the Custodian shall cease to be so eligible because its combined capital and surplus is no longer at least $100,000,000 (or, in the case of the Custodian, of at least $10,000,000) or, in the case of the Trustee or the Certificate Administrator, its long-term unsecured debt rating no longer conforms to the requirements of the immediately preceding paragraph, and if the Trustee, the Certificate Administrator or the Custodian, as applicable, proposes to the other parties hereto to enter into an agreement with (and reasonably acceptable to) each of them, and if in light of such agreement the Trustee's, the Certificate Administrator's or the Custodian's continuing to act in such capacity would not (as evidenced in writing by each Rating Agency) result in an Adverse Rating Event, then upon the execution and delivery of such agreement the Trustee, the Certificate Administrator or the Custodian, as applicable, shall not be required to resign, and may continue in such capacity, for so long as no Adverse Rating Event occurs as a result of the Trustee's, the Certificate Administrator's or the Custodian's continuing in such capacity. The bank, trust company, corporation or association serving as Trustee, the Certificate Administrator or the Custodian may have normal banking and trust relationships with the Depositor, the Master Servicers, the Special Servicer and their respective Affiliates but, except to the extent permitted or required by Section 7.02, shall not be an "Affiliate" (as such term is defined in Section III of PTE 2000-58) of either Master Servicer, the Special Servicer, any sub-servicer, the Depositor, or any obligor with respect to Trust Mortgage Loans constituting more than 5.0% of the aggregate authorized principal balance of the Trust Mortgage Loans as of the date of the initial issuances of the Certificates or any "Affiliate" (as such term is defined in Section III of PTE 2000-58) of any such person.

            Section 8.07 Resignation and Removal of Trustee, Certificate Administrator and Custodian.

            (a) The Trustee, the Certificate Administrator and the Custodian may at any time resign and, in the case of the Trustee, be discharged from the trusts hereby created by giving written notice thereof to the Depositor, the Master Servicers, the Special Servicer, to all Certificateholders at their respective addresses set forth in the Certificate Register. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee, certificate administrator or custodian, as the case may be, meeting the requirements in Section 8.06 and acceptable to the Rating Agencies by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee, Certificate Administrator or Custodian, as the case may be and to the successor trustee, certificate administrator or custodian, as the case may be. A copy of such instrument shall be delivered to the Master Servicers, the Special Servicer and the Certificateholders. If no successor Trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

            (b) If at any time the Trustee, the Certificate Administrator or the Custodian, as the case may be, shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor or a Master Servicer, or if at any time the Trustee, the Certificate Administrator or the Custodian, as the case may be, shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee, the Certificate Administrator or the Custodian, as the case may be, or of its property shall be appointed, or any public officer shall take charge or control of the Trustee, the Certificate Administrator or the Custodian or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Trustee or the Certificate Administrator shall fail (other than, in the case of the Certificate Administrator, by reason of the failure of either Master Servicer or the Special Servicer to timely perform its obligations hereunder or as a result of other circumstances beyond the Trustee's or the Certificate Administrator's reasonable control), to timely deliver any report to be delivered by the Certificate Administrator pursuant to Section 4.02 and such failure shall continue unremedied for a period of five days, or if the Certificate Administrator shall fail (other than by reason of the failure of either Master Servicer, the Special Servicer or the Depositor to timely perform its obligations hereunder or as a result of other circumstances beyond the Certificate Administrator's reasonable control) to timely perform any of its obligations set forth in Section 3.13, Section 3.14 or Section 8.16(a) and such failure adversely affects the Depositor's ability to use or file a registration statement on Form S-3 for purposes of publicly offering commercial mortgage-backed securities, or if the Certificate Administrator fails to make distributions required pursuant to Section 3.05(b), 4.01 or 9.01, then the Depositor may remove the Trustee, the Certificate Administrator or the Custodian, as the case may be, and the Trustee may remove the Certificate Administrator or the Trustee, as the case may be, and appoint a successor trustee, certificate administrator or custodian, if necessary, acceptable to the Master Servicers and the Rating Agencies (as evidenced by written confirmation therefrom to the effect that the appointment of such institution would not cause an Adverse Rating Event) by written instrument, in duplicate, which instrument shall be delivered to the Trustee, the Certificate Administrator or the Custodian so removed and to the successor trustee, certificate administrator or custodian, as applicable. A copy of such instrument shall be delivered to the Master Servicers, the Special Servicer and the Certificateholders by the Depositor.

            (c) The Holders of Certificates entitled to at least 51% of the Voting Rights may at any time remove the Trustee, the Certificate Administrator or the Custodian and appoint a successor trustee, certificate administrator or custodian, as the case may be, by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to each Master Servicer, one complete set to the Trustee, Certificate Administrator, or Custodian, as the case may be, so removed and one complete set to the successor so appointed. A copy of such instrument shall be delivered to the Depositor, the Special Servicer and the remaining Certificateholders by the successor so appointed.

            (d) In the event that the Trustee, the Certificate Administrator or the Custodian is terminated or removed pursuant to this Section 8.07, all of such party's rights and obligations under this Agreement and in and to the Mortgage Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, expenses and other amounts (including, in the case of the Trustee, without limitation, P&I Advances and accrued interest thereon) accrued or owing to it under this Agreement, with respect to periods prior to the date of such termination or removal and no termination without cause shall be effective until the payment of such amounts to the Trustee, the Certificate Administrator or Custodian, as the case may be).

            (e) Any resignation or removal of the Trustee, the Certificate Administrator or the Custodian and appointment of a successor, pursuant to any of the provisions of this Section 8.07 shall not become effective until acceptance of appointment by such successor, as provided in Section 8.08.

            Section 8.08 Successor Trustee, Certificate Administrator and Custodian.

            (a) Any successor trustee, certificate administrator or custodian appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, each Master Servicer, the Special Servicer and its predecessor trustee, certificate administrator or custodian, as the case may be, an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee, Certificate Administrator or Custodian, as the case may be, shall become effective and such successor trustee, certificate administrator or custodian, as the case may be, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee, certificate administrator or custodian herein. The predecessor custodian shall deliver to the successor custodian all Mortgage Files and related documents and statements held by it hereunder, and the Depositor, the Master Servicers, the Special Servicer and the predecessor Trustee, Certificate Administrator and Custodian shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in their successor all such rights, powers, duties and obligations, and to enable the successor to perform its obligations hereunder. Any and all costs and expenses associated with transferring the duties of a Trustee, Certificate Administrator or Custodian that has resigned or been removed or terminated, as contemplated by Section 8.07, to a successor, including those associated with transfer of the Mortgage Files and other documents and statements held by a predecessor Custodian, to a successor Custodian, as contemplated by Section 8.08(a) shall be paid by: (i) the predecessor Trustee, Certificate Administrator or Custodian, as the case may be, if such predecessor Trustee, Certificate Administrator or Custodian, as the case may be, has resigned in accordance with Section 8.07(a), has been removed in accordance with Section 8.07(b), or has been removed with cause in accordance with Section 8.07(c); (ii) the Certificateholders that effected the removal, if the predecessor Trustee, Certificate Administrator or Custodian, as the case may be, has been removed without cause in accordance with Section 8.07(c); and (iii) the Trust, if such costs and expenses are not paid by the predecessor Trustee, Certificate Administrator or Custodian, as the case may be, or the subject Certificateholders, as contemplated by the immediately preceding clauses (i) and
(ii), within 90 days after they are incurred (provided that such predecessor Trustee, Certificate Administrator or Custodian, as the case may be, or such subject Certificateholders, as applicable, shall remain liable to the Trust for such costs and expenses).

            (b) No successor trustee, certificate administrator or custodian, as the case may be, shall accept appointment as provided in this Section 8.08, unless at the time of such acceptance such successor trustee, certificate administrator or custodian, as the case may be, shall be eligible under the provisions of Section 8.06 and the Rating Agencies have provided confirmation pursuant to such Section.

            (c) Upon acceptance of appointment by a successor trustee, certificate administrator or custodian, as the case may be, as provided in this
Section 8.08, such successor shall mail notice of the succession of such trustee, certificate administrator or custodian hereunder to the Depositor, the Certificateholders and each Non-Trust Noteholder.

            Section 8.09 Merger or Consolidation of Trustee, Certificate Administrator or Custodian.

            Any entity into which the Trustee, Certificate Administrator or Custodian may be merged or converted or with which it may be consolidated or any entity resulting from any merger, conversion or consolidation to which the Trustee, Certificate Administrator or Custodian shall be a party, or any entity succeeding to the corporate trust business of the Trustee, Certificate Administrator or Custodian, shall be the successor of the Trustee, Certificate Administrator or Custodian, as the case may be, hereunder, provided such entity shall be eligible under the provisions of Section 8.06 and, in the case of a successor Trustee or Certificate Administrator, the Rating Agencies have provided confirmation pursuant to Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

            Section 8.10 Appointment of Co-Trustee or Separate Trustee.

            (a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the applicable Master Servicer and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as such Master Servicer and the Trustee may consider necessary or desirable. If the applicable Master Servicer shall not have joined in such appointment within 15 days after the receipt by it of a request to do so, or in case an Event of Default in respect of such Master Servicer shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof.

            (b) In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to a Master Servicer or the Special Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

            (c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

            (d) Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall cease to exist, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

            (e) The appointment of a co-trustee or separate trustee under this
Section 8.10 shall not relieve the Trustee of its duties and responsibilities hereunder.

            Section 8.11 [RESERVED]

            Section 8.12 Appointment of Authenticating Agents.

            (a) The Trustee may at the Trustee's expense appoint one or more Authenticating Agents, which shall be authorized to act on behalf of the Trustee in authenticating Certificates. The Trustee shall cause any such Authenticating Agent to execute and deliver to the Trustee an instrument in which such Authenticating Agent shall agree to act in such capacity, in accordance with the obligations and responsibilities herein. Each Authenticating Agent must be organized and doing business under the laws of the United States of America or of any State, authorized under such laws to do a trust business, have a combined capital and surplus of at least $15,000,000, and be subject to supervision or examination by federal or state authorities. Each Authenticating Agent shall be subject to the same obligations, standard of care, protection and indemnities as would be imposed on, or would protect, the Trustee hereunder. The appointment of an Authenticating Agent shall not relieve the Trustee from any of its obligations hereunder, and the Trustee shall remain responsible and liable for all acts and omissions of the Authenticating Agent. If LaSalle Bank National Association is removed as Trustee, then it shall be terminated as Authenticating Agent. If the Authenticating Agent (other than LaSalle Bank National Association) resigns or is terminated, the Trustee shall appoint a successor Authenticating Agent which may be the Trustee or an Affiliate thereof. In the absence of any other Person appointed in accordance herewith acting as Authenticating Agent, the Trustee hereby agrees to act in such capacity in accordance with the terms hereof. Notwithstanding anything herein to the contrary, if the Trustee is no longer the Authenticating Agent, any provision or requirement herein requiring notice or any information or documentation to be provided to the Authenticating Agent shall be construed to require that such notice, information or documentation also be provided to the Trustee.

            (b) Any Person into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion, or consolidation to which any Authenticating Agent shall be a party, or any Person succeeding to the corporate agency business of any Authenticating Agent, shall continue to be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

            (c) Any Authenticating Agent may at any time resign by giving at least 30 days' advance written notice of resignation to the Trustee, the Certificate Registrar, each Master Servicer, the Special Servicer and the Depositor. The Trustee may at any time terminate the agency of any Authenticating Agent by giving written notice of termination to such Authenticating Agent, each Master Servicer, the Certificate Registrar and the Depositor. Upon receiving a notice of resignation or upon such a termination, or in case at any time any Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 8.12, the Trustee may appoint a successor Authenticating Agent, in which case the Trustee shall give written notice of such appointment to each Master Servicer, the Certificate Registrar and the Depositor and shall mail notice of such appointment to all Holders of Certificates; provided, however, that no successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 8.12. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent. No Authenticating Agent shall have responsibility or liability for any action taken by it as such at the direction of the Trustee.

            Section 8.13 Access to Certain Information.

            The Trustee and the Custodian shall afford to each Master Servicer, the Special Servicer, each Rating Agency and the Depositor, to any Certificateholder or Certificate Owner and to the OTS, the FDIC and any other banking or insurance regulatory authority that may exercise authority over any Certificateholder, access to any documentation regarding the Mortgage Loans within its control that may be required to be provided by this Agreement or by applicable law. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Trustee or the Custodian, as applicable. Upon request and with the consent of the Depositor and at the cost of the requesting Party, the Trustee or the Custodian, as applicable, shall provide copies of such documentation to the Depositor, any Certificateholder and to the OTS, the FDIC and any other bank or insurance regulatory authority that may exercise authority over any Certificateholder.

            Section 8.14 Appointment of REMIC Administrators.

            (a) The Certificate Administrator may appoint at the Certificate Administrator's expense, one or more REMIC Administrators, which shall be authorized to act on behalf of the Certificate Administrator in performing the functions set forth in Sections 3.17, 10.01 and 10.02 herein. The Certificate Administrator shall cause any such REMIC Administrator to execute and deliver to the Certificate Administrator an instrument in which such REMIC Administrator shall agree to act in such capacity, with the obligations and responsibilities herein. The appointment of a REMIC Administrator shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible and liable for all acts and omissions of the REMIC Administrator. Each REMIC Administrator must be acceptable to the Certificate Administrator and must be organized and doing business under the laws of the United States of America or of any State and be subject to supervision or examination by federal or state authorities. In the absence of any other Person appointed in accordance herewith acting as REMIC Administrator, the Certificate Administrator hereby agrees to act in such capacity in accordance with the terms hereof. If Wells Fargo Bank, National Association is removed as Certificate Administrator, then it shall be terminated as REMIC Administrator.

            (b) Any Person into which any REMIC Administrator may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion, or consolidation to which any REMIC Administrator shall be a party, or any Person succeeding to the corporate agency business of any REMIC Administrator, shall continue to be the REMIC Administrator without the execution or filing of any paper or any further act on the part of the Certificate Administrator or the REMIC Administrator.

            (c) Any REMIC Administrator may at any time resign by giving at least 30 days' advance written notice of resignation to the Certificate Administrator, the Certificate Registrar, each Master Servicer, the Special Servicer and the Depositor. The Certificate Administrator may at any time terminate the agency of any REMIC Administrator by giving written notice of termination to such REMIC Administrator, each Master Servicer, the Certificate Registrar and the Depositor. Upon receiving a notice of resignation or upon such a termination, or in case at any time any REMIC Administrator shall cease to be eligible in accordance with the provisions of this Section 8.14, the Certificate Administrator may appoint a successor REMIC Administrator, in which case the Certificate Administrator shall give written notice of such appointment to each Master Servicer and the Depositor and shall mail notice of such appointment to all Holders of Certificates; provided, however, that no successor REMIC Administrator shall be appointed unless eligible under the provisions of this
Section 8.14. Any successor REMIC Administrator upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as REMIC Administrator. No REMIC Administrator shall have responsibility or liability for any action taken by it as such at the direction of the Certificate Administrator.

            Section 8.15 Representations, Warranties and Covenants of the Trustee, the Certificate Administrator and the Custodian.

            Each of the Trustee, the Certificate Administrator and the Custodian (each such party, with respect to the representations made as to itself, the "Representing Party") hereby represent and warrants to each Master Servicer, the Special Servicer and the Depositor and for the benefit of the Certificateholders, as of the Closing Date, that:

            (a) The Representing Party is a national banking association duly organized, validly existing and in good standing under the laws of the United States.

            (b) The execution and delivery of this Agreement by the Representing Party, and the performance and compliance with the terms of this Agreement by the Representing Party, will not violate the Representing Party's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound.

            (c) Except to the extent that the laws of certain jurisdictions in which any part of the Trust Fund may be located require that a co-trustee or separate trustee be appointed to act with respect to such property as contemplated by Section 8.10, the Trustee has the full power and authority to carry on its business as now being conducted and to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

            (d) This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Representing Party, enforceable against each such Person in accordance with the terms hereof (including with respect to any advancing obligations hereunder), subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of banks, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

            (e) The Representing Party is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Representing Party's good faith reasonable judgment, is likely to affect materially and adversely the ability of any such party to perform its obligations under this Agreement.

            (f) No litigation is pending or, to the best of the Representing Party's knowledge, threatened against the Representing Party that, if determined adversely to the Representing Party, would prohibit the Representing Party from entering into this Agreement or, in such Person's good faith reasonable judgment, is likely to materially and adversely affect the ability of the Representing Party to perform its obligations under this Agreement.

            (g) Any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Representing Party, of or compliance by any such party with, this Agreement or the consummation of the transactions contemplated by this Agreement has been obtained and is effective.

            (h) With respect to any Trust Mortgage Loan that is part of a Serviced Loan Combination, the Trustee is qualified to hold that Trust Mortgage Loan under the related Loan Combination Intercreditor Agreement.

            Section 8.16 Reports to the Commission.

            (a) With respect to any Exchange Act Reporting Year, the Certificate Administrator shall:

            (i) as soon as reasonably practicable (and, in any event, within 15 days or such other period as may be provided under the Exchange Act and the rules and regulations promulgated thereunder) after each Distribution Date during such Exchange Act Reporting Year, in accordance with the Exchange Act, the rules and regulations promulgated thereunder, and applicable releases and "no-action letters" issued by the Commission, prepare for filing, arrange for execution by the Depositor and properly and timely file with the Commission with respect to the Trust, a Form 10-D Distribution Report with or including, as the case may be, a copy of the applicable Distribution Date Statement, any applicable Certificate Administrator Reportable Events (and related information) to be reported for the period covered by the subject Form 10-D Distribution Report and, to the extent that a Responsible Party of the Certificate Administrator has been provided written notice thereof, any other Form 10-D Required Information to be reported for the period covered by the subject Form 10-D Distribution Report;

            (ii) during such Exchange Act Reporting Year, at the direction of the Depositor, in accordance with the Exchange Act, the rules and regulations promulgated thereunder, and applicable releases and "no-action letters" issued by the Commission, prepare for filing, arrange for execution by the Depositor and properly and timely file with the Commission with respect to the Trust, a Form 8-K Current Report regarding and disclosing any Form 8-K Required Information (except in the case where it relates to a Certificate Administrator Reportable Event, to the extent a Responsible Officer of the Certificate Administrator has been provided with written notice of such information), within the time periods specified under Form 8-K, the Exchange Act, the rules and regulations promulgated thereunder and applicable releases and "no-action letters" issued by the Commission; provided that the Depositor shall cooperate with the Certificate Administrator to determine the applicable required time period; and provided, further, that, if the Depositor directs the Certificate Administrator to file a Form 8-K Current Report in accordance with this clause (ii), the Depositor shall cooperate with the Certificate Administrator in preparing such Form 8-K Current Report and the Certificate Administrator will report the subject information in accordance with the Exchange Act, the rules and regulations promulgated thereunder and applicable releases and "no-action letters" issued by the Commission;

            (iii) within 90 days following the end of such Exchange Act Reporting Year, prepare, arrange for execution by the Depositor and properly and timely file with the Commission, with respect to the Trust, a Form 10-K Annual Report, which complies in all material respects with the requirements of the Exchange Act, the rules and regulations promulgated thereunder and applicable "no-action letters" issued by the Commission, which shall include as exhibits each Annual Statement of Compliance, Annual Assessment Report and Annual Attestation Report delivered pursuant to or as contemplated by Section 3.13 and/or Section 3.14, with respect to either Master Servicer, the Special Servicer or other applicable Person for such Exchange Act Reporting Year, and which shall further include a certification in the form attached hereto as Exhibit O (a "Sarbanes-Oxley Certification") (or in such other form as required by the Sarbanes-Oxley Act of 2002, and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission's staff)) and shall include any other Form 10-K Required Information to be reported for such Exchange Act Reporting Year (except in the case where it relates to a Certificate Administrator Reportable Event, to the extent a Responsible Officer of the Certificate Administrator has been provided written notice thereof); and

            (iv) at the reasonable request of, and in accordance with the reasonable directions of, the Depositor, prepare for filing, arrange for execution by the Depositor and promptly file with the Commission an amendment to any Form 8-K Current Report, Form 10-D Distribution Report or Form 10-K Annual Report previously filed with the Commission with respect to the Trust during or relating to, as applicable, such Exchange Act Reporting Year;

provided that (x) the Certificate Administrator shall not have any responsibility to file any items (other than those generated by it) that have not been received in a format suitable for (or readily convertible to a format suitable for) electronic filing via the EDGAR system (such suitable formats including "ASCII", "Microsoft Excel" (solely in the case of reports from either Master Servicer or the Special Servicer pursuant to Section 3.12), "Microsoft Word" or another format reasonably acceptable to the Certificate Administrator) and shall not have any responsibility to convert any such items to such format (other than those items generated by it or readily convertible to such format), and (y) the Depositor shall be responsible for preparing, executing and filing (via the EDGAR system) a Current Report on Form 8-K reporting the establishment of the Trust and a Current Report on Form 8-K whereby this Agreement will be filed as an exhibit (the Current Reports on Form 8-K contemplated by this subclause (y) being herein referred to as the "Initial Form 8-K Current Report"); and provided, further, that if all or any required portion of a Form 10-K Annual Report or a Form 10-D Distribution Report cannot be timely filed by the Certificate Administrator (other than for a reason contemplated by Rule 12b-25(g) of the Exchange Act), then (i) the Certificate Administrator (upon becoming aware thereof or the reasonable likelihood thereof) shall immediately notify the Depositor, (ii) the Certificate Administrator shall (to the extent appropriate, and at the direction of the Depositor) file a Form 12b-25 (17 C.F.R. 249.322) in connection therewith consistent with Rule 12b-25 of the Exchange Act, each party hereto shall reasonably cooperate with the Certificate Administrator and the Depositor to complete the subject Exchange Act Report and such Exchange Act Report (or the applicable portions thereof) shall be filed with the Commission as soon as reasonably practicable and, if the Depositor is relying upon Rule 12b-25 of the Exchange Act, within the time frames contemplated thereby; and provided, further, that if all or any required portion of any Exchange Act Report cannot be timely filed by the Certificate Administrator for the sole reason that the Certificate Administrator is unable to file the report in electronic format, then (i) the Certificate Administrator (upon becoming aware thereof or the reasonable likelihood thereof) shall immediately notify the Depositor and, as determined by the Depositor, the Depositor and the Certificate Administrator shall comply with either Rule 201 or 202 of Regulation S-T or apply for an adjustment of filing date pursuant to Rule 13b of Regulation S-T. Each of the other parties to this Agreement shall deliver to the Certificate Administrator in the format required for (or readily convertible to a format suitable for) electronic filing via the EDGAR system (such suitable formats including "ASCII", "Microsoft Excel" (solely in the case of reports from either Master Servicer or the Special Servicer pursuant to
Section 3.12), "Microsoft Word" or another format reasonably acceptable to the Certificate Administrator) any and all items contemplated to be filed with the Commission pursuant to this Section 8.16.

            All Form 8-K Current Reports, Form 10-D Distribution Reports and Form 10-K Annual Reports, as well as any amendments to those reports, that are to be filed with respect to the Trust pursuant to the Exchange Act, and the rules and regulations promulgated thereunder, and this Section 8.16(a), are (together with the exhibits thereto) herein referred to as the "Exchange Act Reports". The Exchange Act Reports, exclusive of the Initial Current Reports on Form 8-K, are herein referred to as the "Subsequent Exchange Act Reports." All Subsequent Exchange Act Reports prepared by the Certificate Administrator pursuant to this Section 8.16(a) shall be executed by the Depositor promptly upon delivery thereto and subject to the Subsequent Exchange Act Report being in form and substance reasonably acceptable thereto. The Senior Officer in charge of securitization for the Depositor shall sign the Sarbanes-Oxley Certification included in each Form 10-K Report with respect to the Trust.

            Form 10-K requires the registrant to indicate (by checking "yes" or "no") that it "(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days." The Depositor hereby represents to the Certificate Administrator that the Depositor has filed all such required reports during the preceding 12 months and that it has been subject to such filing requirement for the past 90 days. The Depositor shall notify the Certificate Administrator in writing, no later than the 15th calendar day of March during any year in which the Trust is required to file a Form 10-K if the answer to the questions should be "no" ; provided, however, that if the failure of the Depositor to have filed such required reports arises in connection with the securitization contemplated by this Agreement, the Certificate Administrator shall be deemed to have notice of such failure (only with respect to Exchange Act reports prepared or required to be prepared and filed by the Certificate Administrator) without being notified by the Depositor; provided, further, that in connection with the delivery of any notice contemplated by this sentence, the Depositor may instruct the Certificate Administrator that such notice shall be effective for a period (not to exceed 12 months) from the date of such notice, in which case no further notice from the Depositor shall be required during such specified period. The Certificate Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any Form 10-K.

            The Certificate Administrator shall have no liability to Certificateholders or the Trust or the Depositor or the Underwriters with respect to any failure to properly prepare or file with the Commission any of the reports under the Exchange Act contemplated by this Section 8.16(a) to the extent that such failure did not result from any negligence, bad faith or willful misconduct on the part of the Certificate Administrator. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 8.16 related to the timely preparation, arrangement for execution and filing of Subsequent Exchange Act Reports is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under Sections 3.13, 3.14 and 8.16. The Certificate Administrator has no duty under this Section 8.16 or otherwise under this Agreement to enforce the performance by the parties of their duties under this
Section 8.16.

            The Certificate Administrator shall make available to all Certificateholders and Certificate Owners on its Internet Website each Subsequent Exchange Act Report that is prepared and filed by the Certificate Administratior with the Commission with respect to the Trust. The Certificate Administrator shall post each such report on its internet website as soon as reasonably practicable after the filing thereof with the Commission. In addition, the Certificate Administrator shall, free of charge, upon request, deliver to any Certificateholder, Certificate Owner or party identified as a prospective Certificateholder or Certificate Owner copies of all Subsequent Exchange Act Reports that are filed with the Commission with respect to the Trust. Any request contemplated by the prior sentence shall be made to Wells Fargo Bank, National Association, 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, Attention: Corporate Trust Services--ML-CFC 2007-5 (telephone number: (410) 884-2000) or to such other Person, address and/or phone number as the Certificate Administrator may specify by notice to Certificateholders.

            (b) All Form 10-K Annual Reports with respect to the Trust shall include a Sarbanes-Oxley Certification, in so far as it is required to be part of any particular Form 10-K Annual Report. The Senior Officer in charge of securitization for the Depositor shall sign the Sarbanes-Oxley Certification. Each Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee (each, a "Performing Party") shall provide and each party hereto shall cause any Sub-Servicing Function Participant retained or engaged by it to deliver (but if the related Sub-Servicing Function Participant is a Designated Sub-Servicer, then the applicable Master Servicer's sole duty shall be to use reasonable efforts to cause such Designated Sub-Servicer to deliver) a certification (each, a "Performance Certification") to the Person who signs the Sarbanes-Oxley Certification (including, with respect to any securitization trust of a securitized Non-Trust Loan that is part of a Serviced Loan Combination that is subject to the reporting requirements of the Exchange Act, the person who signs a Sarbanes-Oxley Certification for each such trust) (the "Certifying Person"), to the Depositor (and, if a Non-Trust Loan that is part of a Serviced Loan Combination is deposited into another commercial mortgage securitization that is subject to the reporting requirements of the Exchange Act (and for so long as such securitization is subject to the reporting requirements of the Exchange Act), the trustee of each other securitization except in the case of the Certificate Administrator or the Trustee) in the form set forth on Exhibit P-1 hereto (with respect to each Master Servicer), Exhibit P-2 hereto (with respect to the Trustee), or Exhibit P-3 hereto (with respect to the Special Servicer's certification to the Certifying Person of the Depositor), as applicable, on which the Certifying Person and the Depositor may rely. Each partner, representative, Affiliate, member, manager, shareholder, director, officer, employee and agent of the Depositor (and of the Depositor of any such other securitization trust relating to such securitized Non-Trust Loan) (the Certifying Person and the Depositor, collectively, the "Certification Parties") may rely on a Performance Certification to the same extent as the Depositor. Notwithstanding the foregoing, nothing in this paragraph shall require any Performing Party to (i) certify or verify the accurateness or completeness of any information provided to such Performing Party by third parties, (ii) to certify information other than to such Performing Party's knowledge and in accordance with such Performing Party's responsibilities hereunder or under any other applicable servicing agreement or (iii) with respect to completeness of information and reports, to certify anything other than that all fields of information called for in written reports prepared by such Performing Party have been completed except as they have been left blank on their face. In addition, with respect to any report regarding one or more Specially Serviced Mortgage Loans, the Special Servicer shall not be required to include in any such report prepared by it specific detailed information related to the status or nature of any workout negotiations with the related Mortgagor with respect to such Mortgage Loan or any facts material to the position of the Trust (or, in the case of a Serviced Loan Combination, the position of the Trust and the related Non-Trust Noteholder(s) (or, if a Non-Trust Loan that is part of a Serviced Loan Combination is deposited into another commercial mortgage securitization that is subject to the reporting requirements of the Exchange Act (and for so long as such securitization is subject to the reporting requirements of the Exchange
Act), the position of each other securitization trust)) in any such negotiations if (A) the Special Servicer determines, in its reasonable judgment in accordance with the Servicing Standard, that stating such information in such report would materially impair the interests of the Trust (or, in the case of a Serviced Loan Combination, the interest of the Trust and the related Non-Trust Noteholder(s) (or, if a Non-Trust Loan that is part of a Serviced Loan Combination is deposited into another commercial mortgage securitization that is subject to the reporting requirements of the Exchange Act (and for so long as such securitization is subject to the reporting requirements of the Exchange Act), the interests of each other securitization trust)) in such negotiations, and (B) the Special Servicer included in such report a general description regarding the status of the subject Mortgage Loan and an indication that workout negotiations were ongoing. In the event any Performing Party is terminated or resigns pursuant to the terms of this Agreement, such Performing Party shall provide a Performance Certification to the Depositor and the Certifying Person pursuant to this Section 8.16 with respect to the period of time such Performing Party was subject to this Agreement.

            (c) At all times during each Exchange Act Reporting Year (and, solely with respect to a Non-Trust Loan that is part of a Serviced Loan Combination, if such Non-Trust Loan is deposited into a commercial mortgage securitization that is subject to the reporting requirements of the Exchange Act, for so long as such securitization is subject to the reporting requirements of the Exchange Act), each of the Trustee, the Master Servicers and the Special Servicer shall (and shall use reasonable efforts to cause each Servicing Representative acting on its behalf hereunder and, solely in the case of the Trustee, each Trustee Appointee to) monitor for, and (in accordance with the timeframes set forth in this Section 8.16(c)) notify (including with such notice the Exchange Act Reportable Event Notification attached hereto as Exhibit J) the Depositor and the Certificate Administrator (and, if a Non-Trust Loan that is part of a Serviced Loan Combination is deposited into another commercial mortgage securitization that is subject to the reporting requirements of the Exchange Act (and for so long as such securitization is subject to the reporting requirements of the Exchange Act), the trustee of each other securitization) in writing of, the occurrence or existence of any and all events, conditions, circumstances and/or matters that constitute or may constitute related Exchange Act Reportable Events with respect to such Person as set forth in or pursuant to the definition of such term herein. Each of the Trustee, Master Servicers and Special Servicer shall provide such notice of any Exchange Act Reportable Event to the Certificate Administrator and the Depositor (and, if a Non-Trust Loan that is part of a Serviced Loan Combination is deposited into another commercial mortgage securitization that is subject to the reporting requirements of the Exchange Act (and for so long as such securitization is subject to the reporting requirements of the Exchange Act), the trustee of each other securitization) in both form and substance in EDGAR-compatible format, (i) no later than 5 calendar days after the Distribution Date with respect to any Exchange Act Reportable Event to be disclosed on Form 10-D (with respect to the Trust or the securitization trust of any securitized Non-Trust Loan that is part of a Serviced Loan Combination), (ii) no later than March 15 in any year in which the Certificate Administrator will file a Form 10-K for the Trust with respect to any Exchange Act Reportable Event to be disclosed on Form 10-K (or any year in which any securitization trust of a securitized Non-Trust Loan that is part of a Serviced Loan Combination that is subject to the reporting requirements of the Exchange Act will file a Form 10-K), and (iii) no later than Noon (New York City time) on the 2nd Business Day after the occurrence of any Exchange Act Reportable Event to be disclosed on Form 8-K (with respect to the Trust or the securitization trust of any securitized Non-Trust Loan that is part of a Serviced Loan Combination). Notwithstanding the foregoing, in connection with any Mortgage Loans that are the subject of a Sub-Servicing Agreement in effect as of the Closing Date between the applicable Master Servicer and a Designated Sub-Servicer, the sole obligation of such Master Servicer to provide monitoring, notice, information or reports as otherwise set forth above shall be to use reasonable efforts to cause the related Designated Sub-Servicer to comply with such similar reporting and delivery obligations as such Designated Sub-Servicer may have under such Sub-Servicing Agreement. In addition, for purposes of the duties set forth above, each of the Trustee, the Certificate Administrator, either Master Servicer and the Special Servicer (and any Additional Servicer or Servicing Function Participant) shall be entitled to assume the accuracy and completeness of the Prospectus Supplement as of the Closing Date as to all matters other than the information for which the Trustee, the Certificate Administrator, such Master Servicer or the Special Servicer is responsible under the Trustee Indemnification Agreement, the Certificate Administrator Indemnification Agreement, the related Master Servicer Indemnification Agreement or the Special Servicer Indemnification Agreement, as the case may be. Upon becoming aware of any Form 8-K Required Information, the Certificate Administrator shall promptly notify the Depositor (and for so long as such securitization is subject to the reporting requirements of the Exchange Act, the depositor of each other securitization) that the filing of a Form 8-K Current Report may be required with respect to any of the events, conditions, circumstances and/or matters that are the subject of that information and, further, shall consult with the Depositor regarding whether to prepare and file a Form 8-K Current Report under Section 8.16(a)(ii) above with respect to such events, conditions, circumstances and/or matters and, if prepared, the form and content of such filing (and the Certificate Administrator shall be entitled to rely on the direction of the Depositor with regard to whether to make, and the form and content of, such filing). For purposes of this paragraph, none of the Trustee, either Master Servicer or the Special Servicer shall be considered to be aware of any related Exchange Act Reportable Event, and the Trustee shall not be considered to be aware of any Form 8-K Required Information, Form 10-D Required Information or Form 10-K Required Information, unless a Responsible Officer (in the case of the Trustee) or a Servicing Officer (in the case of either Master Servicer or the Special Servicer) thereof has actual knowledge. The Depositor will be responsible for any reasonable additional fees or expenses assessed or incurred by the Certificate Administrator in connection with including any additional information required to be included on the applicable Exchange Act Reports that are not included in Form 10-K Required Information, Form 10-D Required Information or Form 8-K Required Information, as applicable.

            Upon reasonable request of the Depositor or the Trustee, (and for so long as such securitization is subject to the reporting requirements of the Exchange Act, the depositor or trustee of each other securitization), each other party hereto (including the Trustee, if the Depositor is the requesting party, and the Depositor, if the Trustee is the requesting party) shall (and shall use reasonable efforts to cause each Servicing Representative acting on its behalf hereunder and, solely in the case of the Trustee, each Trustee Appointee, to) promptly provide to the requesting party any information in its possession as is necessary or appropriate for the Depositor or the Certificate Administrator, as applicable, to prepare fully and properly any Exchange Act Report with respect to the Trust in accordance with the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.

            If, during any Exchange Act Reporting Year, a new Master Servicer, Special Servicer or Trustee is appointed, then such new Master Servicer, Special Servicer or Trustee, as the case may be, shall in connection with its acceptance of such appointment provide the Depositor and, in the case of a new Master Servicer or Special Servicer, the Trustee (and, if a Non-Trust Loan that is part of a Serviced Loan Combination is deposited into another commercial mortgage securitization that is subject to the reporting requirements of the Exchange Act (and for so long as such securitization is subject to the reporting requirements of the Exchange Act), the trustee of each other securitization) with such information regarding itself, its business and operations and its experience and practices regarding the duties it is to perform under this Agreement, as is required to be reported by the Depositor pursuant to Item 6.02 of Form 8-K. If, during any Exchange Act Reporting Year, either Master Servicer, Special Servicer or Trustee appoints a Servicing Representative (excluding any Designated Sub-Servicer) that constitutes a Servicer contemplated by Item 1108(a)(2) of Regulation AB in respect of the Subject Securitization Transaction, then such Master Servicer, Special Servicer or Trustee, as the case may be, shall cause such Servicing Representative, in connection with its acceptance of such appointment, to provide the Depositor and the Certificate Administrator (and, if a Non-Trust Loan that is part of a Serviced Loan Combination is deposited into another commercial mortgage securitization that is subject to the reporting requirements of the Exchange Act (and for so long as such securitization is subject to the reporting requirements of the Exchange Act), the trustee of each other securitization) with such information regarding itself, its business and operations and its servicing experience and practices, as is required to be reported by the Depositor (or the depositor of any securitization trust of a securitized Non-Trust Loan that is part of a Serviced Loan Combination that is subject to the reporting requirements of the Exchange Act) pursuant to Item 6.02 of Form 8-K.

            Each of the Trustee, the Master Servicers and the Special Servicer acknowledges and agrees that the information to be provided by it (or by any Servicing Representative acting on its behalf hereunder or, solely in the case of the Trustee, any Trustee Appointee) pursuant to or as contemplated by this
Section 8.16(c) is intended to be used in connection with the preparation of Exchange Act Reports with respect to the Trust (or a securitization trust of a securitized Non-Trust Loan that is part of a Serviced Loan Combination that is subject to the reporting requirements of the Exchange Act).

            It is hereby acknowledged that the Mortgagor under the Peter Cooper Village and Stuyvesant Town Trust Mortgage Loan is a Significant Obligor, and, accordingly, Item 6 of Form 10-D and Item 1112(b) of Form 10-K provide for the inclusion of updated net operating income of the Mortgagor, as required by Item 1112(b) of Regulation AB, on each Form 10-D to be filed by the Trust with respect to a Distribution Date immediately following the date in which each financial statement of the Significant Obligor is required to be delivered to the lender under the related Mortgage Loan documents (which, for the avoidance of doubt, is 30 days following the end of each calendar quarter or 75 days following the end of each calendar year, as applicable, as set forth in Section
18.30 of the related loan agreement), or on each Form 10-K filed by the Trust, as applicable. Upon receipt of the updated net operating income information, the applicable Master Servicer shall update the following columns of the CMSA Loan Periodic Update File for the applicable Distribution Date: BB, BP, BT and BU (corresponding fileds 54, 68, 72 and 73).

            In the event that the applicable Master Servicer does not receive financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b) of Form 10-K, as the case may be, of the Significant Obligor from the Wachovia 2007-C30 Master Servicer or Wachovia 2007-C30 Special Servicer, as applicable, within ten Business Days after the date such financial information is required to be delivered under the related Mortgage Loan documents, such Master Servicer shall notify the Depositor and the Wachovia 2007-C30 Master Servicer or Wachovia 2007-C30 Special Servicer, as applicable, that it has not received them. The applicable Master Servicer shall use efforts consistent with the Servicing Standard (taking into account, in addition, the ongoing reporting obligations of the Depositor under the Exchange Act) to continue to attempt to obtain such financial information from the Wachovia 2007-C30 Master Servicer or Wachovia 2007-C30 Special Servicer, as applicable. The applicable Master Servicer shall retain written evidence of each instance in which it attempts to contact the Wachovia 2007-C30 Master Servicer or Wachovia 2007-C30 Special Servicer, as applicable, to obtain the required financial information and is unsuccessful and, within five Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed by the Trust, shall forward such written evidence to the Certificate Administrator and the Depositor. This Officer's Certificate should be addressed to the Certificate Administrator as follows: Wells Fargo Bank, N.A., 9062 Old Annapolis Road, Columnbia, Maryland 21045, Attention: SEC Reporting Group, or e-mailed to cts.sec.notification@wellsfargo.com.

            If the Certificate Administrator has not received financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b) of Form 10-K, as the case may be, it shall include the following statement with respect to Item 6 on the related Form 10-D or Item 1112(b) on the related Form 10-K: "The information required for this [Item 6][Item 1112(b)] rests with a person or entity which is not affiliated with the registrant. Oral and written requests have been made on behalf of the registrant, to the extent required under the related pooling and servicing agreement, to obtain the information required for this [Item 6][Item 1112(b)], and the registrant has been unable to obtain such information to include on this [Form 10-D][Form 10-K] by the related filing deadline. The information is therefore being omitted herefrom in reliance on Rule 12b-21 under the Securities Exchange Act of 1934, as amended."

            (d) No later than (i) 12:00 noon, New York City time, on the Business Day prior to any filing deadline of a Current Report on Form 8-K (other than an Initial Current Report on Form 8-K) that is to be made with respect to the Trust as contemplated by Section 8.16(a), (ii) March 20 of the applicable calendar year in which the filing of any Annual Report on Form 10-K is to be made with respect to the Trust as contemplated by Section 8.16(a), and (iii) two
(2) Business Days prior to any filing (or, in the case of a Form 10-D Distribution Report, any filing deadline) of a Form 10-D Distribution Report or any other Subsequent Exchange Act Report that is to be made with respect to the Trust as contemplated by Section 8.16(a), the Certificate Administrator shall deliver a copy of such Exchange Act Report, together with all exhibits thereto (to the extent received by the Certificate Administrator), to the Depositor, which delivery shall include an email transmission of such applicable report to david_rodgers@ml.com or to such other e-mail address as may be hereafter furnished by the Depositor to the Certificate Administrator in writing.

            It is hereby acknowledged that the Mortgagor under the Peter Cooper Village and Stuyvesant Town Trust Mortgage Loan is a Significant Obligor, and, accordingly, Item 6 of Form 10-D and Item 1112(d) of Form 10-K provide for the inclusion of updated net operating income of the Mortgagor, as required by Item 1112(b) of Regulation AB, on each Form 10-D to be filed by the Trust with respect to a Distribution Date immediately following the date in which each financial statement of the Significant Obligor is required to be delivered to the lender under the related Mortgage Loan documents (which, for the avoidance of doubt, is 30 days following the end of each calendar quarter or 75 days following the end of each calendar year, as applicable, as set forth in Section
18.30 of the related loan agreement), or on each Form 10-K filed by the Trust, as applicable. In the event that the applicable Master Servicer does not receive financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b) of Form 10-K, as the case may be, of the Significant Obligor from the Wachovia 2007-C30 Master Servicer or Wachovia 2007-C30 Special Servicer, as applicable, within ten Business Days after the date such financial information is required to be delivered under the related Mortgage Loan documents, such Master Servicer shall notify the Depositor and the Wachovia 2007-C30 Master Servicer or Wachovia 2007-C30 Special Servicer, as applicable, that it has not received them. The applicable Master Servicer shall use efforts consistent with the Servicing Standard (taking into account, in addition, the ongoing reporting obligations of the Depositor under the Exchange Act) to continue to attempt to obtain such financial information from the Wachovia 2007-C30 Master Servicer or Wachovia 2007-C30 Special Servicer, as applicable. The applicable Master Servicer shall retain written evidence of each instance in which it attempts to contact the Wachovia 2007-C30 Master Servicer or Wachovia 2007-C30 Special Servicer, as applicable, to obtain the required financial information and is unsuccessful and, within five Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed by the Trust, shall forward such written evidence to the Certificate Administrator and the Depositor. If the Certificate Administrator has not received financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b) of Form 10-K, as the case may be, it shall include the following statement with respect to Item 6 on the related Form 10-D or Item 1112(b) on the related Form 10-K: "The information required for this [Item 6][Item 1112(b)] rests with a person or entity which is not affiliated with the registrant. Oral and written requests have been made on behalf of the registrant, to the extent required under the related pooling and servicing agreement, to obtain the information required for this [Item 6][Item 1112(b)], and the registrant has been unable to obtain such information to include on this [Form 10-D][Form 10-K] by the related filing deadline. The information is therefore being omitted herefrom in reliance on Rule 12b-21 under the Securities Exchange Act of 1934, as amended."

            (e) If as of the beginning of any fiscal year for the Trust (other than fiscal year 2007), the Registered Certificates are held (directly or, in the case of Registered Certificates held in book-entry form, through the Depository) by less than 300 Holders and/or Depository Participants having accounts with the Depository, the Certificate Administrator shall, in accordance with the Exchange Act and the rules and regulations promulgated thereunder, timely file a Form 15 with respect to the Trust notifying the Commission of the suspension of the reporting requirements under the Exchange Act. In addition, the Certificate Administrator shall deliver a copy of such Form 15 to the Depositor by e-mail addressed to david_rodgers@ml.com or to such other e-mail address as may be hereafter furnished by the Depositor to the Certificate Administrator in writing.

            (f) Each Performing Party shall indemnify and hold harmless each Certification Party from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses incurred by such Certification Party arising out of
(i) any material misstatement in a Performance Certification delivered by such Performing Party on which such Certification Party is entitled to rely, (ii) an actual breach by the applicable Performing Party of its obligations under this
Section 8.16 or (iii) negligence, bad faith or willful misconduct on the part of such Performing Party in the performance of its obligations otherwise under this Agreement. A Performing Party shall have no obligation to indemnify any Certification Party for an inaccuracy in the Performance Certification of any other Performing Party. If the indemnification provided for in this Section 8.16(f) is unavailable or insufficient to hold harmless a Certification Party (on grounds of public policy or otherwise), then each Performing Party shall contribute to the amount paid or payable by such Certification Party as a result of the losses, claims, damages or liabilities of such Certification Party in such proportion as is appropriate to reflect the relative fault of such Certification Party on the one hand and such Performing Party on the other. The obligations of the Performing Parties in this Section 8.16(f) to contribute are several in the proportions described in the preceding sentence and not joint.

            (g) The respective parties hereto agree to cooperate with all reasonable requests made by any Certifying Person in connection with such Person's attempt to conduct any due diligence that such Person reasonably believes to be appropriate in order to allow it to deliver any Sarbanes-Oxley Certification or portion thereof with respect to the Trust.

            (h) The respective parties hereto shall deliver to the Certificate Administrator (and, if a Non-Trust Loan that is part of a Serviced Loan Combination is deposited into another commercial mortgage securitization that is subject to the reporting requirements of the Exchange Act (and for so long as such securitization is subject to the reporting requirements of the Exchange
Act), the trustee of each other securitization), no later than March 15 of any year in which a Form 10-K Annual Report is to be filed, any items required to be delivered by such party that are to be an exhibit to such Form 10-K Annual Report. The Certificate Administrator hereby notifies the Master Servicers and the Special Servicer that a Form 10-K Annual Report shall be required to be filed with respect to the Trust for 2008.

            (i) [RESERVED]

            (j) Prior to April 1 of the first year in which the Certificate Administrator has filed a Form 15 with the Commission in accordance with this section (or prior to April 1 of the first year in which the securitization trust of any securitized Non-Trust Loan that is part of a Serviced Loan Combination has filed a Form 15 in accordance with the related pooling and servicing agreement), if at any time a Servicing Representative retained or engaged by either Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee with respect to all or any portion of the Trust Fund fails to deliver, if and to the extent applicable in accordance with Regulation AB and this Agreement, any of the items set forth in the following clauses (i), (ii) and/or (iii), then such Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, shall deliver a written notice thereof to the Depositor and shall (or, in the case of a Designated Sub-Servicer, shall use reasonable efforts to) promptly terminate all engagements with the subject Servicing Representative relating to the Subject Securitization Transaction: (i) any Annual Statement of Compliance contemplated by Item 1123 of Regulation AB, as and when provided under Section 3.13; or (ii) any Annual Assessment Report contemplated by Item 1122 of Regulation AB, as and when provided under Section 3.14; or (iii) any Annual Attestation Report contemplated by Item 1122 of Regulation AB, together with any corresponding required Accountant's Consent, as and when provided under Section 3.14. In addition, prior to April 1 of the first year in which the Certificate Administrator has filed a Form 15 with the Commission in accordance with this section, if at any time the Depositor (or the depositor of any securitization trust of a securitized Non-Trust Loan that is part of a Serviced Loan Combination that is subject to the reporting requirements of the Exchange Act) delivers a written notice to either Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee stating that any Servicing Representative retained or engaged thereby has defaulted on its obligation to deliver, (i) if and to the extent applicable in accordance with Regulation AB and this Agreement, any of the items set forth in clauses (i), (ii) and/or (iii) of the preceding sentence, as and when provided under this Agreement, or (ii) if and to the extent applicable in accordance with Regulation AB and another pooling and servicing agreement to which the Depositor is a party, any of the items similar to those set forth in clauses (i), (ii) and/or (iii) of the preceding sentence, as and when provided under such other pooling and servicing agreement, then such Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, shall (or, in the case of a Designated Sub-Servicer, shall use reasonable efforts to) promptly terminate all engagements with the subject Servicing Representative relating to the Subject Securitization Transaction.

            (k) Each Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall each indemnify the Depositor (or the depositor of any securitization trust of a securitized Non-Trust Loan that is part of a Serviced Loan Combination that is subject to the reporting requirements of the Exchange Act) and its Affiliates for, and hold the Depositor (or the depositor of any securitization trust of a securitized Non-Trust Loan that is part of a Serviced Loan Combination that is subject to the reporting requirements of the Exchange Act) and its Affiliates harmless from and against, any and all losses, liabilities, claims, damages, costs and expenses whatsoever, as incurred, arising out of or based upon the failure of any Servicing Representative (other than a Designated Sub-Servicer) acting on behalf of the subject Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, to deliver, if and to the extent applicable in accordance with Regulation AB and this Agreement: (i) any Annual Statement of Compliance contemplated by Item 1123 of Regulation AB, as and when provided under Section 3.13; or (ii) any Annual Assessment Report contemplated by Item 1122 of Regulation AB, as and when provided under Section 3.14; or (iii) any Annual Attestation Report contemplated by Item 1122 of Regulation AB, together with (if required to be filed with the Commission) any corresponding required Accountant's Consent, as and when provided under Section 3.14.

            (l) In the event the parties to this Agreement desire to further clarify or amend any provision of this Section 8.16, this Agreement shall be amended to reflect the new agreement between the parties covering matters in this Section 8.16 pursuant to Section 11.01, which amendment shall not require any Opinion of Counsel or Rating Agency confirmations or the consent of any Certificateholder or any Non-Trust Loan Noteholder (or, if a Non-Trust Loan that is part of a Serviced Loan Combination is deposited into another commercial mortgage securitization that is subject to the reporting requirements of the Exchange Act (and for so long as such securitization is subject to the reporting requirements of the Exchange Act), the trustee of each other securitization); provided that no such amendment shall diminish the filing requirements under this Section 8.16 on the part of the parties to this Agreement, as a collective whole, in contravention of applicable law.

            (m) With respect to any notice required to be delivered by the Certificate Administrator to the Depositor pursuant to this Section 8.16 or Sections 3.13 or 3.14, the Certificate Administrator may deliver such notice, notwithstanding any contrary provision in Section 11.05, by telephone call made to David Rodgers at 212-449-3611, in which event the Certificate Administrator shall also deliver the same notice by either facsimile to (212) 449-7684 or via email to david_rodgers@ml.com or to such other facsimile number, telephone number and/or e-mail address as may be hereafter furnished by the Depositor to the Certificate Administrator in writing.

            (n) It is hereby acknowledged that Wells Fargo Bank, National Association, in its capacity as MSCI 2005-HQ6 Master Servicer, and CWCapital Asset Management LLC, in its capacity as MSCI 2005-HQ6 Special Servicer, agrees to perform the obligations of a "Master Servicer" and "Special Servicer," respectively, pursuant to this Section 8.16 with respect to the FRIS Chicken Trust Mortgage Loan, as if the FRIS Chicken Trust Mortgage Loan were principally serviced and administered under this Agreement with servicing obligations that are the same as those under the MSCI 2005-HQ6 Pooling and Servicing Agreement.

            Section 8.17 Maintenance of Mortgage File.

            Except for the release of items in the Mortgage File contemplated by this Agreement, including, without limitation, as necessary for the enforcement of the holder's rights and remedies under the related Trust Mortgage Loan, the Custodian covenants and agrees that it shall maintain each Mortgage File in the State of Illinois, and that it shall not move any Mortgage File outside the State of Illinois, other than as specifically provided for in this Agreement, unless it shall first obtain and provide, at the expense of the Custodian, an Opinion of Counsel to the Depositor and the Rating Agencies to the effect that the Trustee's first priority interest in the Mortgage Notes has been duly and fully perfected under the applicable laws and regulations of such other jurisdiction.

            Section 8.18 Appointment of Fiscal Agent.

            (a) Insofar as the Trustee would not otherwise satisfy the rating requirements of Section 8.06, the Trustee may appoint, at the Trustee's own expense, a Fiscal Agent for purposes of making Advances hereunder that are otherwise required to be made by the Trustee. Any Fiscal Agent shall at all times maintain a long-term unsecured debt rating of no less than "A" from Fitch, "Aa3" from Moody's and "AA-" from S&P (or, in the case of either Rating Agency, such lower rating as will not result in an Adverse Rating Event (as confirmed in writing to the Trustee and the Depositor by such Rating Agency)). Any Person so appointed by the Trustee pursuant to this Section 8.18(a) shall become the Fiscal Agent on the date as of which the Trustee and the Depositor have received: (i) if the long-term unsecured debt of the designated Person is not rated at least "A" by Fitch, "Aa3" from Moody's and "AA-" by S&P, written confirmation from each Rating Agency that the appointment of such designated Person will not result in an Adverse Rating Event; (ii) a written agreement whereby the designated Person is appointed as, and agrees to assume and perform the duties of, Fiscal Agent hereunder, executed by such designated Person and the Trustee (such agreement, the "Fiscal Agent Agreement"); and (iii) an opinion of counsel (which shall be paid for by the designated Person or the Trustee) substantially to the effect that (A) the appointment of the designated Person to serve as Fiscal Agent is in compliance with this Section 8.18, (B) the designated Person is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (C) the related Fiscal Agent Agreement has been duly authorized, executed and delivered by the designated Person and (D) upon execution and delivery of the related Fiscal Agent Agreement, the designated Person shall be bound by the terms of this Agreement and, subject to customary bankruptcy and insolvency exceptions and customary equity exceptions, that this Agreement shall be enforceable against the designated Person in accordance with its terms. Any Person that acts as Fiscal Agent shall, for so long as it so acts, be deemed a party to this Agreement for all purposes hereof. Pursuant to the related Fiscal Agent Agreement, each Fiscal Agent, if any, shall make representations and warranties with respect to itself that are comparable to those made by the Trustee pursuant to Section 8.15(a).

            (b) To the extent that the Trustee is required, pursuant to the terms of this Agreement, to make any Advance, whether as a successor Master Servicer or otherwise, and has failed to do so in accordance with the terms hereof, a Fiscal Agent (if one has been appointed by the Trustee) shall make such Advance when and as required by the terms of this Agreement on behalf the Trustee as if such Fiscal Agent were the Trustee hereunder. To the extent that a Fiscal Agent (if one has been appointed by the Trustee) makes an Advance pursuant to this Section 8.18 or otherwise pursuant to this Agreement, the obligations of the Trustee under this Agreement in respect of such Advance shall be satisfied.

            (c) Notwithstanding anything contained in this Agreement to the contrary, any Fiscal Agent shall be entitled to all limitations on liability, rights of reimbursement and indemnities to which the Trustee is entitled hereunder (including, without limitation, pursuant to Section 8.05(b)) as if it were the Trustee, except that all fees and expenses of a Fiscal Agent (other than interest owed to such Fiscal Agent in respect of unreimbursed Advances) incurred by such Fiscal Agent in connection with the transactions contemplated by this Agreement shall be borne by the Trustee, and neither the Trustee nor such Fiscal Agent shall be entitled to reimbursement therefor from any of the Trust, the Depositor, either Master Servicer or the Special Servicer.

            (d) The obligations of a Fiscal Agent set forth in this Section 8.18 or otherwise pursuant to this Agreement shall exist only for so long as the Trustee that appointed it shall act as Trustee hereunder. A Fiscal Agent may resign or be removed by the Trustee only if and when the existence of such Fiscal Agent is no longer necessary for such Trustee to satisfy the eligibility requirements of Section 8.06; provided that a Fiscal Agent shall be deemed to have resigned at such time as the Trustee that appointed it resigns or is removed as Trustee hereunder (in which case the responsibility for appointing a successor Fiscal Agent in accordance with Section 8.18(a) shall belong to the successor Trustee insofar as such appointment is necessary for such successor Trustee to satisfy the eligibility requirements of Section 8.06).

            (e) The Trustee shall promptly notify the other parties hereto and the Certificateholders in writing of the appointment, resignation or removal of a Fiscal Agent.

                                   ARTICLE IX

                                   TERMINATION

            Section 9.01 Termination Upon Repurchase or Liquidation of All Trust Mortgage Loans.

            Subject to Section 9.02, the Trust Fund and the respective obligations and responsibilities under this Agreement of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, any Fiscal Agent and the Trustee (other than the obligations of the Certificate Administrator to provide for and make distributions to Certificateholders as hereafter set forth) shall terminate upon distribution (or provision for distribution) (i) to the Certificateholders of all amounts held by or on behalf of the Trustee and required hereunder to be so distributed on the Distribution Date following the earlier to occur of (A) the purchase by either Master Servicer, the Special Servicer or the Plurality Subordinate Certificateholder of all Trust Mortgage Loans and each REO Property (or, in the case of a Loan Combination Mortgaged Property if it has become an REO Property, the Trust's interest therein) remaining in the Trust Fund at a price equal to (1) the aggregate Purchase Price of all the Trust Mortgage Loans then included in the Trust Fund, plus (2) the appraised value of each REO Property (or, in the case of a Loan Combination Mortgaged Property if it has become an REO Property, the Trust's interest therein), if any, then included in the Trust Fund, such appraisal to be conducted by an Independent Appraiser mutually agreed upon by the applicable Master Servicer, the Special Servicer and the Trustee, minus (3) if the purchaser is a Master Servicer, the aggregate amount of unreimbursed Advances made by such Master Servicer, together with any interest accrued and payable to such Master Servicer in respect of unreimbursed Advances in accordance with Sections 3.03(d) and 4.03(d) and any unpaid Master Servicing Fees remaining outstanding (which items shall be deemed to have been paid or reimbursed to such Master Servicer in connection with such purchase), (B) the exchange by the Sole Certificate Owner of all the Certificates for all the Trust Mortgage Loans and each REO Property remaining in the Trust Fund in the manner set forth below in this Section 9.01 and (C) the final payment or other liquidation (or any advance with respect thereto) of the last Trust Mortgage Loan or REO Property (in the case of a Loan Combination Mortgaged Property if it has become an REO Property, the Trust's interest therein) remaining in the Trust Fund, and (ii) to the Trustee, the Certificate Administrator, the Custodian the Master Servicers, the Special Servicer, any Fiscal Agent and the officers, directors, employees and agents of each of them of all amounts which may have become due and owing to any of them hereunder; provided, however, that in no event shall the Trust Fund created hereby continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James's, living on the date hereof.

            Each of the Plurality Subordinate Certificateholder (or, as contemplated in the following paragraph, the Controlling Class Representative if one is then so acting), the Master Servicers and the Special Servicer may at its option elect to purchase all of the Trust Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (i) (A) of the immediately preceding paragraph by giving written notice to the other parties hereto no later than 60 days prior to the anticipated date of purchase; provided, however, that (i) the aggregate Stated Principal Balance of the Mortgage Pool at the time of such election is less than 1.00% of the aggregate Cut-off Date Balances of the Trust Mortgage Loans, (ii) the Special Servicer shall not have the right to effect such a purchase if, within 30 days following the Special Servicer's delivery of a notice of election pursuant to this paragraph, either Master Servicer or the Plurality Subordinate Certificateholder shall give notice of its election to purchase all of the Trust Mortgage Loans and each REO Property (or, in the case of a Loan Combination Mortgaged Property if it has become an REO Property, the Trust's interest therein) remaining in the Trust Fund and shall thereafter effect such purchase in accordance with the terms hereof, (iii) a Master Servicer shall not have the right to effect such a purchase if, within 30 days following a Master Servicer's delivery of a notice of election pursuant to this paragraph, the Plurality Subordinate Certificateholder shall give notice of its election to purchase all of the Trust Mortgage Loans and each REO Property remaining in the Trust Fund and shall thereafter effect such purchase in accordance with the terms hereof and (iv) if a Master Servicer makes such an election, then the other Master Servicer shall have the option, by giving written notice to the other parties hereto no later than 30 days prior to the anticipated date of purchase, to purchase all of the Trust Mortgage Loans and each REO Property remaining in the Trust Fund for which it is the applicable Master Servicer. Neither Master Servicer may elect to purchase solely the Mortgage Loans and REO Properties it is servicing hereunder if the other Master Servicer is not similarly purchasing the Mortgage Loans and REO Properties it is servicing. If the Trust Fund is to be terminated in connection with the Plurality Subordinate Certificateholder's, a Master Servicer's or the Special Servicer's purchase of all of the Trust Mortgage Loans and each REO Property (or, in the case of a Loan Combination Mortgaged Property if it has become an REO Property, the Trust's interest therein) remaining in the Trust Fund, the Plurality Subordinate Certificateholder, the purchasing Master Servicer or the Special Servicer, as applicable, shall deliver to the Master Servicers (or, if a Master Servicer is a purchaser, the non-purchasing Master Servicer) for deposit in their respective Collection Accounts not later than the Determination Date (without giving effect to the proviso in the definition of "Determination Date") relating to the Distribution Date on which the final distribution on the Certificates is to occur an amount in immediately available funds equal to the above-described purchase price. In addition, each Master Servicer shall transfer to the Distribution Account all amounts required to be transferred thereto on the related P&I Advance Date from its Collection Account pursuant to the first paragraph of Section 3.04(b), together with any other amounts on deposit in its Collection Account that would otherwise be held for future distribution. Upon confirmation that such final deposit has been made, the Trustee shall release or cause to be released to the Plurality Subordinate Certificateholder, the purchasing Master Servicer or the Special Servicer, as applicable, the Mortgage Files for the remaining Trust Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Plurality Subordinate Certificateholder, such Master Servicer or the Special Servicer, as applicable, as shall be necessary to effectuate transfer of the Trust Mortgage Loans and REO Properties (or, in the case of a Loan Combination Mortgaged Property if it has become an REO Property, the Trust's interest therein) to the Plurality Subordinate Certificateholder, such Master Servicer or the Special Servicer (or their respective designees), as applicable.

            Following the date on which the aggregate Certificate Principal Balance of the Class A-1, Class A-2, Class A-2FL, Class A-3, Class A-SB, Class A-4, Class A-4FL, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C and Class D Certificates is reduced to zero, if one Person is the owner of a 100% Ownership Interest of each of the other outstanding Classes of Regular Certificates (any such Person, the "Sole Certificate Owner"), then the Sole Certificate Owner shall have the right to exchange all of the outstanding Certificates owned by the Sole Certificate Owner for all of the Trust Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (i)(B) of the first paragraph of this Section 9.01(a), by giving written notice to all the parties hereto and each Non-Trust Noteholder no later than 60 days prior to the anticipated date of exchange; provided that no such exchange may occur if any of the remaining REO Properties relates to a Serviced Loan Combination. In the event that the Sole Certificate Owner elects to exchange all of the Certificates owned by the Sole Certificate Owner for all of the Trust Mortgage Loans and, subject to the proviso to the preceding sentence, each REO Property remaining in the Trust Fund, the Sole Certificate Owner, not later than the fifth Business Day preceding the Distribution Date on which the final distribution on the Certificates is to occur, shall deposit in the applicable Collection Account an amount in immediately available funds equal to all amounts then due and owing to the Depositor, the Master Servicers, the Special Servicer, the Trustee and any Fiscal Agent pursuant to Section 3.05(a), or that may be withdrawn from the Distribution Account pursuant to Section 3.05(b), but only to the extent that such amounts are not already on deposit in the applicable Collection Account. In addition, on the P&I Advance Date immediately preceding the final Distribution Date, each Master Servicer shall transfer to the Distribution Account all amounts required to be transferred thereto on such P&I Advance Date from its Collection Account pursuant to the first paragraph of Section 3.04(b), together with any other amounts on deposit in its Collection Account that would otherwise be held for future distribution. Upon confirmation that such final deposits have been made and following the surrender of all the Certificates on the final Distribution Date, the Trustee shall release or cause to be released to a designee of the Sole Certificate Owner, the Mortgage Files for the remaining Trust Mortgage Loans and REO Properties and shall execute all assignments, endorsements and other instruments furnished to it by the Sole Certificate Owner as shall be necessary to effectuate transfer of the Trust Mortgage Loans and REO Properties remaining in the Trust Fund; provided that, if any Trust Mortgage Loan exchanged pursuant to this Section 9.01 is part of a Serviced Loan Combination, then the release, endorsement or assignment of the documents constituting the related Mortgage File and Servicing File shall be in the manner contemplated by Section 3.10. Solely for federal income tax purposes, the Sole Certificate Owner shall be deemed to have purchased the assets of REMIC I for an amount equal to the remaining Class Principal Balance of its Certificates, plus accrued, unpaid interest with respect thereto, and the Trustee shall credit such amounts against amounts distributable in respect of such Certificates and the Corresponding REMIC I Regular Interests and REMIC II Regular Interests. Any transfer of Trust Mortgage Loans pursuant to this paragraph shall be on a servicing-released basis.

            Notice of any termination shall be given promptly by the Trustee by letter to Certificateholders mailed (a) if such notice is given in connection with the Plurality Subordinate Certificateholder's (or the Controlling Class Representative's), either Master Servicer's or the Special Servicer's purchase of the Trust Mortgage Loans and each REO Property (or, in the case of a Loan Combination Mortgaged Property if it has become an REO Property, the Trust's interest therein) remaining in the Trust Fund, not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the Certificates or (b) otherwise during the month of such final distribution on or before the Determination Date (without giving effect to the proviso in the definition of "Determination Date") in such month, in each case specifying (i) the Distribution Date upon which the Trust Fund will terminate and final payment of the Certificates will be made, (ii) the amount of any such final payment and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the offices of the Certificate Registrar or such other location therein designated. The Trustee shall give such notice to the Master Servicers, the Special Servicer and the Depositor at the time such notice is given to Certificateholders. Upon presentation and surrender of the Certificates by the Certificateholders on the final Distribution Date, the Certificate Administrator shall distribute to each such Certificateholder so presenting and surrendering its Certificates the amounts payable thereto on such final Distribution Date in accordance with Section 4.01.

            Any funds not distributed to any Holder or Holders of Certificates on the final Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee, directly or through an agent, shall take such reasonable steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate, and shall deal with all such unclaimed amounts in accordance with applicable law. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust hereunder.

            Section 9.02 Additional Termination Requirements.

            (a) If the Plurality Subordinate Certificateholder, either Master Servicer or the Special Servicer purchases all of the Trust Mortgage Loans and each REO Property (or, in the case of a Loan Combination Mortgaged Property if it has become an REO Property, the Trust's interest therein) remaining in the Trust Fund as provided in Section 9.01, the Trust Fund (and, accordingly, REMIC I and REMIC II) shall be terminated in accordance with the following additional requirements, unless the Person effecting the purchase obtains at its own expense and delivers to the Certificate Administrator, an Opinion of Counsel, addressed to the Certificate Administrator, to the effect that the failure of the Trust Fund to comply with the requirements of this Section 9.02 will not result in the imposition of taxes on "prohibited transactions" of REMIC I or REMIC II as defined in Section 860F of the Code or cause either of REMIC I or REMIC II to fail to qualify as a REMIC at any time that any Certificates are outstanding:

            (i) the Certificate Administrator shall specify the first day in the 90-day liquidation period in a statement attached to the final Tax Return for each of REMIC I and REMIC II pursuant to Treasury Regulations Section 1.860F-1 and shall satisfy all requirements of a qualified liquidation under Section 860F of the Code and any regulations thereunder as set forth in the Opinion of Counsel obtained pursuant to Section 9.01 from the party effecting the purchase of all the Trust Mortgage Loans and REO Property remaining in the Trust Fund;

            (ii) during such 90-day liquidation period and at or prior to the time of making of the final payment on the Certificates, the Certificate Administrator shall sell all of the assets of REMIC I to either Master Servicer, the Special Servicer or the Plurality Subordinate
      Certificateholder, as the case may be, for cash; and

            (iii) at the time of the making of the final payment on the Certificates, the Certificate Administrator shall distribute or credit, or cause to be distributed or credited, to the Certificateholders in accordance with Section 9.01 all cash on hand (other than cash retained to meet claims), and each of REMIC I and REMIC II shall terminate at that time.

            (b) In the event the Trust Fund is to be terminated while a Swap Agreement is still in effect, the Certificate Administrator shall promptly notify the related Swap Counterparty in writing of the date on which the Trust Fund is to be terminated and that the notional amount of such Swap Agreement shall be reduced to zero on such date. Based on the date of termination, the Certificate Administrator, prior to any final distributions to the Holders of the Class A-2FL Certificates, the Class A-4FL Certificates, the Class AM-FL Certificates and/or the Class AJ-FL Certificates as contemplated by Section 9.01, shall pay the Class A-2FL Net Fixed Swap Payment, if any, to the Class A-2FL Swap Counterparty, the Class A-4FL Net Fixed Swap Payment, if any, to the Class A-4FL Swap Counterparty, the Class AM-FL Net Fixed Swap Payment, if any, to the Class AM-FL Swap Counterparty and/or the Class AJ-FL Net Fixed Swap Payment, if any, to the Class AJ-FL Swap Counterparty.

            (c) By their acceptance of Certificates, the Holders thereof hereby agree to authorize the Certificate Administrator to specify the 90-day liquidation period for each of REMIC I and REMIC II, which authorization shall be binding upon all successor Certificateholders.

            Section 9.03 Non-Trust Mortgage Loans.

            References to "REO Property" and "REO Properties" in Sections 9.01 and 9.02 shall be deemed to include the Trust's rights with respect to any REO Property relating to the A-Note Trust Mortgage Loan and such rights shall be taken into account in calculating the Purchase Price.

                                    ARTICLE X

                            ADDITIONAL TAX PROVISIONS

            Section 10.01 REMIC Administration.

            (a) The REMIC Administrator shall elect to treat each of REMIC I and REMIC II as a REMIC under the Code and, if necessary, under applicable state law. Such election will be made on Form 1066 or other appropriate federal or state Tax Returns for the taxable year ending on the last day of the calendar year in which the Certificates are issued.

            (b) The REMIC I Regular Interests are hereby designated as "regular interests" (within the meaning of Section 860G(a)(1) of the Code) in REMIC I, and the REMIC II Regular Certificates and the REMIC II Regular Interests are hereby designated as "regular interests" (within the meaning of Section 860G(a)(1) of the Code) in REMIC II. The Class R-I Certificates and the Class R-II Certificates are hereby designated as the single class of "residual interests" (within the meaning of Section 860G(a)(2) of the Code) in REMIC I and REMIC II, respectively. None of the Master Servicers, the Special Servicer, the Trustee shall (to the extent within its control) permit the creation of any other "interests" in REMIC I and REMIC II (within the meaning of Treasury regulation Section 1.860D-1(b)(1)).

            (c) The Closing Date is hereby designated as the "startup day" of REMIC I and REMIC II within the meaning of Section 860G(a)(9) of the Code. The "latest possible maturity date" of the REMIC I Regular Interests, the REMIC II Regular Certificates and the REMIC II Regular Interests shall be the Rated Final Distribution Date.

            (d) The related Plurality Residual Certificateholder as to the applicable taxable year is hereby designated as the Tax Matters Person of each of REMIC I and REMIC II, and shall act on behalf of the related REMIC in relation to any tax matter or controversy and shall represent the related REMIC in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority; provided that the REMIC Administrator is hereby irrevocably appointed to act and shall act as agent and attorney-in-fact for the Tax Matters Person for each of REMIC I and REMIC II in the performance of its duties as such.

            (e) Except as otherwise provided in Section 3.17(a) and subsections
(i) and (j) below, the REMIC Administrator shall pay out of its own funds any and all routine tax administration expenses of the Trust Fund incurred with respect to each of REMIC I and REMIC II (but not including any professional fees or expenses related to audits or any administrative or judicial proceedings with respect to the Trust Fund that involve the Internal Revenue Service or state tax authorities, which extraordinary expenses shall be payable or reimbursable to the REMIC Administrator from the Trust Fund unless otherwise provided in Section 10.01(h) or 10.01(i)).

            (f) Within 30 days after the Closing Date, the REMIC Administrator shall obtain taxpayer identification numbers for each of REMIC I and REMIC II by preparing and filing Internal Revenue Service Forms SS-4 and shall prepare and file with the Internal Revenue Service Form 8811, "Information Return for Real Estate Mortgage Investment Conduits (REMICs) and Issuers of Collateralized Debt Obligations" for the Trust Fund. In addition, the REMIC Administrator shall prepare, cause the Trustee to sign and the REMIC Administrator shall file all of the other Tax Returns in respect of REMIC I and REMIC II. The expenses of preparing and filing such returns shall be borne by the REMIC Administrator without any right of reimbursement therefor. The other parties hereto shall provide on a timely basis to the REMIC Administrator or its designee such information with respect to each of REMIC I and REMIC II as is in its possession and reasonably requested by the REMIC Administrator to enable it to perform its obligations under this Article. Without limiting the generality of the foregoing, the Depositor, within 10 days following the REMIC Administrator's request therefor, shall provide in writing to the REMIC Administrator such information as is reasonably requested by the REMIC Administrator for tax purposes, as to the valuations and issue prices of the Certificates, and the REMIC Administrator's duty to perform its reporting and other tax compliance obligations under this Article X shall be subject to the condition that it receives from the Depositor such information possessed by the Depositor that is necessary to permit the REMIC Administrator to perform such obligations.

            (g) The REMIC Administrator shall perform on behalf of each of REMIC I and REMIC II all reporting and other tax compliance duties that are the responsibility of each such REMIC under the Code, the REMIC Provisions or other compliance guidance issued by the Internal Revenue Service or, with respect to State and Local Taxes, any state or local taxing authority. Included among such duties, the REMIC Administrator shall provide to: (i) any Transferor of a Residual Certificate or agent of a Non-Permitted Transferee, such information as is necessary for the application of any tax relating to the transfer of a Residual Certificate to any Person who is not a Permitted Transferee; (ii) the Certificateholders, such information or reports as are required by the Code or the REMIC Provisions, including, without limitation, reports relating to interest, original issue discount and market discount or premium (using the Prepayment Assumption as required hereunder); and (iii) the Internal Revenue Service, the name, title, address and telephone number of the Person who will serve as the representative of each of REMIC I and REMIC II.

            (h) The REMIC Administrator shall perform its duties hereunder so as to maintain the status of each of REMIC I and REMIC II and as a REMIC under the REMIC Provisions (and the Trustee, the Certificate Administrator the Master Servicers and the Special Servicer shall assist the REMIC Administrator to the extent reasonably requested by the REMIC Administrator and to the extent of information within the Trustee's, the Certificate Administrator's, either Master Servicer's or the Special Servicer's possession or control). None of the REMIC Administrator, the Master Servicers, the Special Servicer, or the Certificate Administrator shall knowingly take (or cause REMIC I or REMIC II to take) any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could be reasonably be expected to (i) endanger the status of REMIC I or REMIC II as a REMIC, or
(ii) except as provided in Section 3.17(a), result in the imposition of a tax upon either REMIC I or REMIC II (including, but not limited to, the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code or the tax on contributions to a REMIC set forth in Section 860G(d) of the Code (any such endangerment or imposition or, except as provided in Section 3.17(a), imposition of a tax, an "Adverse REMIC Event")), unless the REMIC Administrator has obtained or received an Opinion of Counsel (at the expense of the party requesting such action or at the expense of the Trust Fund if the REMIC Administrator seeks to take such action or to refrain from acting for the benefit of the Certificateholders) to the effect that the contemplated action will not result in an Adverse REMIC Event. The REMIC Administrator shall not take any action or fail to take any action (whether or not authorized hereunder) as to which a Master Servicer or the Special Servicer has advised it in writing that such Master Servicer or the Special Servicer has received or obtained an Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action. In addition, prior to taking any action with respect to REMIC I or REMIC II, or causing either REMIC I or REMIC II to take any action, that is not expressly permitted under the terms of this Agreement, each Master Servicer or the Special Servicer shall consult with the REMIC Administrator or its designee, in writing, with respect to whether such action could cause an Adverse REMIC Event to occur. Neither of the Master Servicers nor the Special Servicer shall take any such action or cause either REMIC I or REMIC II to take any such action as to which the REMIC Administrator has advised it in writing that an Adverse REMIC Event could occur, and neither of the Master Servicers nor the Special Servicer shall have any liability hereunder for any action taken by it in accordance with the written instructions of the REMIC Administrator. The REMIC Administrator may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not expressly permitted by this Agreement, but in no event at the cost or expense of the Trust Fund, the Certificate Administrator or the REMIC Administrator. At all times as may be required by the Code, the REMIC Administrator shall make reasonable efforts to ensure that substantially all of the assets of each of REMIC I and REMIC II will consist of "qualified mortgages" as defined in Section 860G(a)(3) of the Code and "permitted investments" as defined in Section 860G(a)(5) of the Code.

            (i) If any tax is imposed on either of REMIC I or REMIC II, including, without limitation, "prohibited transactions" taxes as defined in
Section 860F(a)(2) of the Code, any tax on "net income from foreclosure property" as defined in Section 860G(c) of the Code, any taxes on contributions to REMIC I or REMIC II after the Startup Day pursuant to Section 860G(d) of the Code, and any other tax imposed by the Code or any applicable provisions of State or Local Tax laws (other than any tax permitted to be incurred by the Special Servicer pursuant to Section 3.17(a)), such tax, together with all incidental costs and expenses (including, without limitation, penalties and reasonable attorneys' fees), shall be charged to and paid by: (i) the REMIC Administrator, if such tax arises out of or results from a breach by the REMIC Administrator of any of its obligations under this Article X provided that no liability shall be imposed upon the REMIC Administrator under this clause if another party has responsibility for payment of such tax under clauses (iii) or
(v) of this Section; (ii) the Special Servicer, if such tax arises out of or results from a breach by the Special Servicer of any of its obligations under
Article III or this Article X; (iii) a Master Servicer, if such tax arises out of or results from a breach by such Master Servicer of any of its obligations under Article III or this Article X; (iv) the Certificate Administrator, if such tax arises out of or results from a breach by the Certificate Administrator, of any of its respective obligations under Article IV, Article VIII or this Article X; (v) the Depositor, if such tax arises out of or results from a breach by the Depositor under this Section 10.02, or (vi) the Trust Fund, excluding the portion thereof constituting Grantor Trust A-2FL, Grantor Trust A-4FL, Grantor Trust AM-FL, Grantor Trust AJ-FL, Grantor Trust Y and Grantor Trust Z, in all other instances. Any tax permitted to be incurred by the Special Servicer pursuant to Section 3.17(a) shall be charged to and paid by the Trust Fund. Any such amounts payable by the Trust Fund shall be paid by the Certificate Administrator upon the written direction of the REMIC Administrator out of amounts on deposit in the Distribution Account in reduction of the Available Distribution Amount pursuant to Section 3.05(b).

            (j) The REMIC Administrator shall, for federal income tax purposes, maintain books and records with respect to each of REMIC I and REMIC II on a calendar year and on an accrual basis.

            (k) Following the Startup Day, none of the Trustee, the Master Servicers, and the Special Servicer shall accept any contributions of assets to REMIC I or REMIC II unless it shall have received an Opinion of Counsel (at the expense of the party seeking to cause such contribution and in no event at the expense of the Trust Fund, the Trustee) to the effect that the inclusion of such assets in such REMIC will not cause: (i) such REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding; or (ii) the imposition of any tax on such REMIC under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

            (l) None of the Trustee, the Certificate Administrator, the Master Servicers, and the Special Servicer shall consent to or, to the extent it is within the control of such Person, permit: (i) the sale or disposition of any of the Trust Mortgage Loans (except in connection with (A) the default or foreclosure of a Trust Mortgage Loan, including, but not limited to, the sale or other disposition of a Mortgaged Property acquired by deed in lieu of foreclosure, (B) the bankruptcy of REMIC I or REMIC II, (C) the termination of REMIC I and REMIC II pursuant to Article IX of this Agreement, or (D) a purchase of Trust Mortgage Loans pursuant to or as contemplated by Article II or III of this Agreement); (ii) the sale or disposition of any investments in the Collection Accounts, the Distribution Account or an REO Account for gain; or
(iii) the acquisition of any assets on behalf of REMIC I or REMIC II (other than (1) a Mortgaged Property acquired through foreclosure, deed in lieu of foreclosure or otherwise in respect of a Trust Defaulted Mortgage Loan, (2) a Qualified Substitute Mortgage Loan pursuant to Article II hereof and (3) Permitted Investments acquired in connection with the investment of funds in the Collection Accounts, any Loan Combination Custodial Account, the Distribution Account or an REO Account); in any event unless it has received an Opinion of Counsel (at the expense of the party seeking to cause such sale, disposition, or acquisition but in no event at the expense of the Trust Fund, the Certificate Administrator) to the effect that such sale, disposition, or acquisition will not cause: (x) either of REMIC I or REMIC II to fail to qualify as a REMIC at any time that any Certificates are outstanding; or (y) the imposition of any tax on REMIC I or REMIC II under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

            (m) Except as permitted by Section 3.17(a), none of the Trustee, either Master Servicer and the Special Servicer shall enter into any arrangement by which REMIC I or REMIC II will receive a fee or other compensation for services nor permit REMIC I or REMIC II to receive any income from assets other than "qualified mortgages" as defined in Section 860G(a)(3) of the Code or "permitted investments" as defined in Section 860G(a)(5) of the Code.

            Section 10.02 Grantor Trust Administration.

            (a) The REMIC Administrator shall treat each of Grantor Trust A-2FL, Grantor Trust A-4FL, Grantor Trust AM-FL, Grantor Trust AJ-FL, Grantor Trust Y and Grantor Trust Z for tax return preparation purposes, as a "grantor trust" under the Code and shall treat (i) the Class A-2FL REMIC II Regular Interest and distributions thereon, the Class A-2FL Swap Agreement and payments by the Class A-2FL Swap Counterparty thereunder and the Class A-2FL Sub-Account as separate assets of Grantor Trust A-2FL, (ii) the Class A-4FL REMIC II Regular Interest and distributions thereon, the Class A-4FL Swap Agreement and payments by the Class A-4FL Swap Counterparty thereunder and the Class A-4FL Sub-Account as separate assets of Grantor Trust A-4FL, (iii) the Class AM-FL REMIC II Regular Interest and distributions thereon, the Class AM-FL Swap Agreement and payments by the Class AM-FL Swap Counterparty thereunder and the Class AM-FL Sub-Account as separate assets of Grantor Trust AM-FL, (iv) the Class AJ-FL REMIC II Regular Interest and distributions thereon, the Class AJ-FL Swap Agreement and payments by the Class AJ-FL Swap Counterparty thereunder and the Class AJ-FL Sub-Account as separate assets of Grantor Trust AJ-FL, and (v) the Additional Interest, the Additional Interest Accounts and amounts held from time to time in the Additional Interest Accounts that represent Additional Interest as separate assets of Grantor Trust Y and Grantor Trust Z, as applicable, and in each case (clauses (i) through (v) above) not of REMIC I or REMIC II, as permitted by Treasury Regulations Section 1.860G-2(i)(1). The Class A-2FL Certificates are hereby designated as representing an undivided beneficial ownership interest in Grantor Trust A-2FL. The Class A-4FL Certificates are hereby designated as representing an undivided beneficial ownership interest in Grantor Trust A-4FL. The Class AM-FL Certificates are hereby designated as representing an undivided beneficial ownership interest in Grantor Trust AM-FL. The Class AJ-FL Certificates are hereby designated as representing an undivided beneficial ownership interest in Grantor Trust AJ-FL. The Class Y Certificates are hereby designated as representing an undivided beneficial interest in the Trust Converting Loan Additional Interest payable on the Trust Converting Loans and proceeds thereof. The Class Z Certificates are hereby designated as representing an undivided beneficial interest in ARD Loan Additional Interest payable on the Trust ARD Loans and proceeds thereof.

            (b) The REMIC Administrator shall pay out of its own funds any and all routine tax administration expenses of the Trust Fund incurred with respect to Grantor Trust A-2FL, Grantor Trust A-4FL, Grantor Trust AM-FL, Grantor Trust AJ-FL, Grantor Trust Y and Grantor Trust Z (but not including any professional fees or expenses related to audits or any administrative or judicial proceedings with respect to the Trust Fund that involve the Internal Revenue Service or state tax authorities which extraordinary expenses shall be payable or reimbursable to the REMIC Administrator from the Trust Fund unless otherwise provided in Section 10.02(e) or 10.02(f)).

            (c) The REMIC Administrator shall prepare, cause the Trustee to sign and the REMIC Administrator shall file when due all of the Tax Returns in respect of Grantor Trust A-2FL, Grantor Trust A-4FL, Grantor Trust AM-FL, Grantor Trust AJ-FL, Grantor Trust Y and Grantor Trust Z as may be applicable under the Grantor Trust Provisions. The expenses of preparing and filing such returns shall be borne by the REMIC Administrator without any right of reimbursement therefor. The other parties hereto shall provide on a timely basis to the REMIC Administrator or its designee such information with respect to Grantor Trust Y and Grantor Trust Z as is in its possession and reasonably requested by the REMIC Administrator to enable it to perform its obligations under this Section 10.02. Without limiting the generality of the foregoing, the Depositor, within 10 days following the REMIC Administrator's request therefor, shall provide in writing to the REMIC Administrator such information as is reasonably requested by the REMIC Administrator for tax purposes and compliance with the administration and reporting duties under the Grantor Trust Provisions, and the REMIC Administrator's duty to perform its reporting and other tax compliance obligations under this Section 10.02 shall be subject to the condition that it receives from the Depositor such information possessed by the Depositor that is necessary to permit the REMIC Administrator to perform such obligations.

            (d) The REMIC Administrator shall furnish or cause to be furnished to (i) the Holders of the Class A-2FL Certificates, (ii) the Holders of the Class A-4FL Certificates, (iii) the Holders of the Class AM-FL Certificates,
(iv) the Holders of the Class AJ-FL Certificates, (v) the Holders of the Class Y Certificates and (vi) the Holders of the Class Z Certificates, on the cash or accrual method of accounting, as applicable, such information as to their respective portions of the income and expenses of Grantor Trust A-2FL, Grantor Trust A-4FL, Grantor Trust AM-FL, Grantor Trust AJ-FL, Grantor Trust Y or Grantor Trust Z, as the case may be, as may be required under the Code, and shall perform on behalf of Grantor Trust A-2FL, Grantor Trust A-4FL, Grantor Trust AM-FL, Grantor Trust AJ-FL, Grantor Trust Y and Grantor Trust Z all reporting and other tax compliance duties that are required in respect thereof under the Code, the Grantor Trust Provisions or other compliance guidance issued by the Internal Revenue Service or any state or local taxing authority.

            (e) The REMIC Administrator shall perform its duties hereunder so as to maintain the status of, and to administer, each of Grantor Trust A-2FL, Grantor Trust A-4FL, Grantor Trust AM-FL, Grantor Trust AJ-FL, Grantor Trust Y and Grantor Trust Z as a "grantor trust" under the Grantor Trust Provisions (and the Depositor, the Trustee, the Certificate Administrator, the Master Servicers and the Special Servicer shall assist the REMIC Administrator to the extent reasonably requested by the REMIC Administrator and to the extent of information within the Depositor's, the Trustee's, the Certificate Administrator's, either Master Servicer's or the Special Servicer's possession or control). None of the REMIC Administrator, the Certificate Administrator, the Masters Servicers, the Special Servicer or the Trustee shall knowingly take (or cause any of Grantor Trust A-2FL, Grantor Trust A-4FL, Grantor Trust AM-FL, Grantor Trust AJ-FL, Grantor Trust Y or Grantor Trust Z to take) any action or fail to take (or fail to cause to be taken) any action that, under the Grantor Trust Provisions, if taken or not taken, as the case may be, could reasonably be expected to endanger the status of any of Grantor Trust A-2FL, Grantor Trust A-4FL, Grantor Trust AM-FL, Grantor Trust AJ-FL, Grantor Trust Y or Grantor Trust Z as a grantor trust under the Grantor Trust Provisions (any such endangerment of grantor trust status, an "Adverse Grantor Trust Event"), unless the REMIC Administrator has obtained or received an Opinion of Counsel (at the expense of the party requesting such action or at the expense of the Trust Fund if the REMIC Administrator seeks to take such action or to refrain from taking any action for the benefit of the Certificateholders) to the effect that the contemplated action will not result in an Adverse Grantor Trust Event. None of the other parties hereto shall take any action or fail to take any action (whether or not authorized hereunder) as to which the REMIC Administrator has advised it in writing that the REMIC Administrator has received or obtained an Opinion of Counsel to the effect that an Adverse Grantor Trust Event could result from such action or failure to act. In addition, prior to taking any action with respect to any of Grantor Trust A-2FL, Grantor Trust A-4FL, Grantor Trust AM-FL, Grantor Trust AJ-FL, Grantor Trust Y or Grantor Trust Z or causing the Trust Fund to take any action that is not expressly permitted under the terms of this Agreement, the Master Servicers and the Special Servicer shall consult with the REMIC Administrator or its designee, in writing, with respect to whether such action could cause an Adverse Grantor Trust Event to occur. Neither the Master Servicers nor the Special Servicer shall have any liability hereunder for any action taken by it in accordance with the written instructions of the REMIC Administrator. The REMIC Administrator may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not expressly permitted by this Agreement, but in no event at the cost or expense of the Trust Fund, the REMIC Administrator, the Certificate Administrator or the Trustee. Under no circumstances may the REMIC Administrator vary the assets of any of Grantor Trust A-2FL, Grantor Trust A-4FL, Grantor Trust AM-FL, Grantor Trust AJ-FL, Grantor Trust Y or Grantor Trust Z so as to take advantage of variations in the market so as to improve the rate of return of Holders of the Floating Rate Certificates, Class Y Certificates or Class Z Certificates, as the case may be.

            (f) If any tax is imposed on any of Grantor Trust A-2FL, Grantor Trust A-4FL, Grantor Trust AM-FL, Grantor Trust AJ-FL, Grantor Trust Y or Grantor Trust Z, such tax, together with all incidental costs and expenses (including, without limitation, penalties and reasonable attorneys' fees), shall be charged to and paid by: (i) the REMIC Administrator, if such tax arises out of or results from a breach by the REMIC Administrator of any of its obligations under this Section 10.02; (ii) the Special Servicer, if such tax arises out of or results from a breach by the Special Servicer of any of its obligations under
Article III or this Section 10.02; (iii) a Master Servicer, if such tax arises out of or results from a breach by such Master Servicer of any of its obligations under Article III or this Section 10.02; (iv) the Certificate Administrator, if such tax arises out of or results from a breach by the Certificate Administrator, of any of its obligations under Article IV, Article VIII or this Section 10.02; or (v) the portion of the Trust Fund constituting Grantor Trust A-2FL, Grantor Trust A-4FL, Grantor Trust AM-FL, Grantor Trust AJ-FL, Grantor Trust Y or Grantor Trust Z, as the case may be, in all other instances.

            The Certificate Administrator shall deliver or cause to be delivered the federal taxpayer identification number of each Grantor Trust that holds a Swap Agreement on an IRS Form W-9 to the related Swap Counterparty as soon as possible after such Swap Agreement is entered into (but no later than the first payment date under such Swap Agreement) and, if requested by the Swap Counterparty (unless not permitted under federal income tax law) an IRS Form W8IMY. Each non-exempt Holder of Floating Rate Certificates shall be obligated pursuant to this Agreement to provide applicable certification to the Certificate Administrator (with copies sent or faxed directly from such Certificateholder to the Swap Counterparty) to enable the Certificate Administrator to make payments to the Holders of the Floating Rate Certificates without federal withholding or backup withholding. As authorized by the Holders of the Floating Rate Certificates under this Agreement, the Certificate Administrator may forward any such certification received to the Swap Counterparty if requested.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

            Section 11.01 Amendment.

            (a) This Agreement may be amended from time to time by the agreement of the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, and any Fiscal Agent, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct, modify or supplement any provision herein which may be inconsistent with any other provision herein or with the description of this Agreement set forth in the Prospectus or the Prospectus Supplement, (iii) to add any other provisions with respect to matters or questions arising hereunder which shall not be materially inconsistent with the existing provisions hereof, (iv) to relax or eliminate any requirement hereunder imposed by the Grantor Trust Provisions or the REMIC Provisions if the Grantor Trust Provisions or the REMIC Provisions are amended or clarified such that any such requirement may be relaxed or eliminated, (v) to modify, eliminate or add to the provisions of Section 5.02(d) or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being "residual interests" in a REMIC provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is not a Permitted Transferee, (vi) to relax or eliminate any requirement hereunder imposed by the Securities Act or the rules thereunder if the Securities Act or those rules are amended or clarified so as to allow for the relaxation or elimination of that requirement,
(vii) if such amendment, as evidenced by an Opinion of Counsel (at the expense of the Trust Fund, in the case of any amendment requested by either Master Servicer or the Special Servicer that protects or is in furtherance of the interests of the Certificateholders, and otherwise at the expense of the party seeking such amendment) delivered to the Master Servicers, the Special Servicer and the Trustee, is advisable or reasonably necessary to comply with any requirements imposed by the Code or any successor or amendatory statute or any temporary or final regulation, revenue ruling, revenue procedure or other written official announcement or interpretation relating to federal income tax laws or any such proposed action which, if made effective, would apply retroactively to REMIC I, REMIC II or any Grantor Trust created hereunder at least from the effective date of such amendment, or would be necessary to avoid the occurrence of a prohibited transaction or to reduce the incidence of any tax that would arise from any actions taken with respect to the operation of any such REMIC or Grantor Trust or to facilitate administration of and reporting duties with respect to each Grantor Trust in accordance with the Grantor Trust Provisions; or (viii) to otherwise modify or delete existing provisions of this Agreement; provided that no such amendment hereof that is covered solely by clause (iii) or (viii) above may, as evidenced by an Opinion of Counsel (at the expense of the Trust Fund, in the case of any amendment requested by either Master Servicer or the Special Servicer that protects or is in furtherance of the interests of the Certificateholders, and otherwise at the expense of the party seeking such amendment) obtained by or delivered to the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, adversely affect in any material respect the interests of any Certificateholder or Non-Trust Noteholder; and provided, further, that no such amendment may adversely affect the rights and/or interests of the Depositor without its consent; and provided, further, that the Master Servicers, the Special Servicer and the Trustee shall have first obtained from each Rating Agency written confirmation that such amendment will not result in an Adverse Rating Event; and provided, further, that no such amendment hereof that is covered by any of clauses (i) through (viii) above may significantly change the activities of the Trust.

            (b) This Agreement may also be amended from time to time by the agreement of the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, and any Fiscal Agent with the consent of the Holders of Certificates entitled to at least 66-2/3% of the Voting Rights for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments received or advanced on Trust Mortgage Loans that are required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) as evidenced by an Opinion of Counsel obtained by or delivered to the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, adversely affect in any material respect the interests of the Holders of any Class of Certificates in a manner other than as described in (i) without the consent of the Holders of all Certificates of such Class, (iii) modify the provisions of this Section 11.01 without the consent of the Holders of all Certificates then outstanding, (iv) modify the provisions of Section 3.20 without the consent of the Holders of Certificates entitled to all of the Voting Rights, (v) modify the definition of Servicing Standard or the specified percentage of Voting Rights which are required to be held by Certificateholders to consent or not to object to any particular action pursuant to any provision of this Agreement without the consent of the Holders of all Certificates then outstanding, (vi) significantly change the activities of the Trust without the consent of the Holders of Certificates entitled to at least 51% of the Voting Rights, without regard to any Certificates held by the Depositor or any of its Affiliates or agents, (vii) amend defined terms contained in this Agreement as they relate to Sections 2.01(c) and 2.01(d) of this Agreement or any other provision of Article II of this Agreement that affects the document delivery or the repurchase and/or substitution obligations of any Mortgage Loan Seller unless such Mortgage Loan Seller shall have agreed to such amendment in writing,
(viii) adversely affect, in any material respect, the rights and/or interests of a Non-Trust Noteholder without its consent or (ix) adversely affect the rights and/or interests of the Depositor without its consent. Notwithstanding any other provision of this Agreement, for purposes of the giving or withholding of consents pursuant to this Section 11.01, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to matters described above as they would if any other Person held such Certificates, so long as neither the Depositor nor any of its Affiliates is performing servicing duties with respect to any of the Trust Mortgage Loans.

            (c) Notwithstanding any contrary provision of this Agreement, the Trustee shall not consent to any amendment to this Agreement unless it shall first have obtained or been furnished with an Opinion of Counsel (at the expense of the Trust Fund, in the case of any amendment requested by either Master Servicer, the Certificate Administrator or the Special Servicer that protects or is in furtherance of the interests of the Certificateholders, and, otherwise, at the expense of the party seeking such amendment) to the effect that (i) such amendment or the exercise of any power granted to the Trustee, the subject Master Servicer, the Certificate Administrator or the Special Servicer in accordance with such amendment will not result in the imposition of a tax on REMIC I or REMIC II pursuant to the REMIC Provisions or on Grantor Trust A-2FL, Grantor Trust A-4FL, Grantor Trust AM-FL, Grantor Trust AJ-FL, Grantor Trust Y or Grantor Trust Z or cause either of REMIC I or REMIC II to fail to qualify as a REMIC or any of Grantor Trust A-2FL, Grantor Trust A-4FL, Grantor Trust AM-FL, Grantor Trust AJ-FL, Grantor Trust Y or Grantor Trust Z to fail to qualify as a grantor trust at any time that any Certificates are outstanding and (ii) such amendment complies with the provisions of this Section 11.01.

            (d) Promptly after the execution of any such amendment, the Trustee shall send a copy thereof to each Certificateholder and each Non-Trust Noteholder.

            (e) It shall not be necessary for the consent of Certificateholders under this Section 11.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

            (f) Each Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee and any Fiscal Agent may but shall not be obligated to enter into any amendment pursuant to this Section that affects its rights, duties and immunities under this Agreement or otherwise.

            (g) The cost of any Opinion of Counsel to be delivered pursuant to
Section 11.01(a), (b) or (c) shall be borne by the Person seeking the related amendment, except that if either Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee requests any amendment of this Agreement that protects or is in furtherance of the rights and interests of Certificateholders, the cost of any Opinion of Counsel required in connection therewith pursuant to Section 11.01(a), (b) or (c) shall be payable out of the applicable Collection Account or the Distribution Account pursuant to Section 3.05.

            (h) The Trustee shall give the Depositor reasonable prior written notice of any amendment sought to be entered into pursuant to subsection (a) or
(b) above.

            Section 11.02 Recordation of Agreement; Counterparts.

            (a) To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the applicable Master Servicer, if required, at the expense of the Trust Fund or, to the extent that it benefits one or more Non-Trust Noteholders, such Non-Trust Noteholder(s), but only upon direction accompanied by an Opinion of Counsel (the cost of which may be paid out of the applicable Collection Account pursuant to Section 3.05(a) or, to the extent that it benefits such Non-Trust Noteholder(s), out of the related Loan Combination Custodial Account pursuant to Section 3.05(e)) to the effect that such recordation materially and beneficially affects the interests of the Certificateholders and/or one or more Non-Trust Noteholders; provided, however, that the Trustee shall have no obligation or responsibility to determine whether any such recordation of this Agreement is required.

            (b) For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

            Section 11.03 Limitation on Rights of Certificateholders.

            (a) The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

            (b) No Certificateholder (except as expressly provided for herein) shall have any right to vote or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

            (c) No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or any Trust Mortgage Loan, unless, with respect to any suit, action or proceeding upon or under or with respect to this Agreement, such Holder previously shall have given to the Trustee a written notice of default hereunder, and of the continuance thereof, as hereinbefore provided, and unless also (except in the case of a default by the Trustee) the Holders of Certificates entitled to at least 25% of the Voting Rights shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, which priority or preference is not otherwise provided for herein, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

            Section 11.04 Governing Law; Waiver of Trial By Jury

            This Agreement and the Certificates shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. The parties hereunder each irrevocably waive, to the extent permitted by applicable law, all right to trial by jury in any action, claim, suit, proceeding or counterclaim (whether based on contract, tort or otherwise) relating to or arising out of this Agreement.

            Section 11.05 Notices.

            Any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given when sent by either certified mail (return receipt requested) or by courier service (proof of delivery requested) and also by facsimile transmission to the intended recipient at the address set forth below:

            (i) in the case of the Depositor, Merrill Lynch Mortgage Investors, Inc., c/o Global Commercial Real Estate, 4 World Financial Center, 16th Floor, 250 Vesey Street, New York, New York 10080, Attention: David M. Rodgers, facsimile No.: 212-449-7684, with a copy to Director of CMBS Securitizations, facsimile number: (212) 449-7684, and a copy to Merrill Lynch Mortgage Investors, Inc., 4 World Financial Center, 12th Floor, 250 Vesey Street, New York, New York 10080, Attention: General Counsel for Global Commercial Real Estate in the Office of the General Counsel, facsimile number (212) 212-449-0265;

            (ii) in the case of Master Servicer No. 1, KeyCorp Real Estate Capital Markets, Inc., 911 Main Street, Kansas City, Missouri 64105,
      Facsimile: (816) 204-2290, Attention: Bryan Nitcher (Master Servicer affairs); Facsimile: (816) 412-5101, with a copy to KeyBank National Association, 127 Public Square, Cleveland, Ohio 44114, Facsimile: (216) 689-5681, Attention: Robert C. Bowes; and with an additional copy to Polsinelli Shalton Flanigan Suelthaus PC, 700 W. 47th Street, Suite 1000, Kansas City, Missouri 64112, Facsimile: (816) 753-1536, Attention: Kraig Kohring;

            (iii) in the case of Master Servicer No. 2, Wells Fargo Bank, National Association, 45 Fremont Street, 2nd Floor, San Francisco, California 94105, Attention: Commercial Mortgage Servicing, with a copy to Robert F. Darling, Esq., Wells Fargo Bank, National Association, 633 Folsom Street, 7th Floor, San Francisco, California 94111), facsimile number: (415) 975-7819;

            (iv) in the case of the Special Servicer, CWCapital Asset Management LLC, 701 13th Street NW, Suite 1000, Washington, DC 20005, Attention:
      David Iannarone (ML-CFC 2007-5), Telecopy No.: (202) 558-5101, with a copy to CWCapital Asset Management LLC, One Charles River Place, 63 Kendrick Street, Needham, Massachusetts 02464, Attention: Jill Hyde (ML-CFC 2007-5), Telecopy No.: (781) 707-9397

            (v) in the case of the Trustee, LaSalle Bank National Association, 135 S. LaSalle St., Chicago, IL 60603, Attn: Global Securities and Trust Services - ML-CFC 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5, facsimile number: (312) 904-1085;

            (vi) in the case of the Certificate Administrator, Wells Fargo Bank, National Association, 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, Attention: Corporate Trust Services, ML-CFC 2007-5, facsimile number: (443) 542-6156;

            (vii) (vi) in the case of the Custodian, LaSalle Bank National Association, 135 S. LaSalle St., Chicago, IL 60603, Attn: Global Securities and Trust Services Group - ML-CFC 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5, facsimile number: (312) 904-1085;

            (viii) in the case of the Underwriters,

                  (A) Merrill Lynch, Pierce, Fenner & Smith Incorporated, c/o
            Global Commercial Real Estate, 4 World Financial Center, 16th Floor, 250 Vesey Street, New York, New York 10080, Attention: David M. Rodgers, facsimile No.: 212-449-7684, with a copy Director of CMBS Securitizations, facsimile number: (212) 449-7684, and a copy to Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, 12th Floor, 250 Vesey Street, New York, New York 10080, Attention: General Counsel for Global Commercial Real Estate in the Office of the General Counsel, 4 World Financial Center, 250 Vesey Street, 12th Floor, New York, New York 10080, facsimile number
            (212) 212-449-0265;

                  (B) Countrywide Securities Corporation, 4500 Park Granada -
            MSCH-143, Calabasas, California 91302, Attention: Marlyn Marincas;

                  (C) KeyBanc Capital Markets, a Division of McDonald
            Investments Inc., 127 Public Square, Cleveland, Ohio 44114,
            Attention: Audrey Saccardi, Re: ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5, facsimile number (216) 689-0976, with a copy to Richard S. Hawrylak, facsimile number (216) 689-5681, and with an additional copy to Polsinelli Shalton Flanigan Suelthaus PC, 700 West 47th Street, Suite 1000, Kansas City, Missouri 64112, Attention: Kraig Kohring, facsimile number: (816) 753-1536;

                  (D) in the case of IXIS Securities, IXIS Securities North
            America, Inc., 9 West 57th Street, 36th Floor, New York, New York 10019, Attention: Gary DiGiuseppe and Al Zakes;

                  (E) Banc of America Securities LLC, 214 North Tryon Street,
            NC1-027-22-03, Charlotte, North Carolina 28255, Attention: Mr. Stephen L. Hogue, Esq., facsimile number (704) 386-1094, with a copy to Paul E. Kurzeja, Esq., 101 South Tryon Street, 30th Floor, NC1-002-29-01, Charlotte, North Carolina 28255; and

                  (F) Bear, Stearns & Co. Inc., 383 Madison Ave., New York, NY
            10179, Attention: CMBS Trading Desk, Telecopy No. (917) 849-0223, with a copy to Bear, Stearns & Co. Inc., 383 Madison Ave., New York, NY 10179, Attention: Joseph T. Jurkowski Jr., Esq., Telecopy No.:
            (917) 849-1179.

            (ix) in the case of the Rating Agencies,

                  (A) Fitch, Inc., Commercial Mortgage Backed Securities, One
            State Street Plaza, New York, New York 10004, Attention:
            Surveillance, facsimile number: (212) 635-0294, Re: ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5;

                  (B) Moody's Investors Service, Inc., 99 Church Street, New
            York, New York 10007, Attention: Commercial Mortgage Surveillance;

                  (C) Standard & Poor's Ratings Services, 55 Water Street, New
            York, New York 10041-0003, Attention: CMBS Surveillance Group, facsimile number: (212) 438-2662, Re: ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5; and

            (x) in the case of the initial Controlling Class Representative, Cadim TACH, Inc., c/o CDP Capital Real Estate Advisors, CDP Capital Center, 1000 Jean-Paul-Rjopelle Place, Suite A-300, Montreal, Quebec H2Z 2B6, Canada, Attention: Corporate Secretary, with a copy to CWCapital Investments LLC, 5000 Birch Street, East Wing, Suite 150, Newport Beach, California 92660, Attention: Tom Nolan (ML-CFC 2007-5) and a copy to CWCapital Investments LLC, 701 13th Street NW, Suite 1000, Washington, D.C. 20005, Attention: Patricia Daugherty (ML-CFC 2007-5);

or as to each such Person such other address as may hereafter be furnished by such Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Certificate Register.

            Section 11.06 Severability of Provisions.

            If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

            Section 11.07 Grant of a Security Interest.

            The Depositor and the Trustee agree that it is their intent that the conveyance of the Depositor's right, title and interest in and to the Trust Mortgage Loans pursuant to this Agreement shall constitute a sale and not a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor intends that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor also intends and agrees that, in such event, the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in the Depositor's entire right, title and interest in and to the assets constituting the Trust Fund.

            Section 11.08 Streit Act.

            Any provisions required to be contained in this Agreement by Section 126 of Article 4-A of the New York Real Property Law are hereby incorporated herein, and such provisions shall be in addition to those conferred or imposed by this Agreement; provided, however, that to the extent that such Section 126 shall not have any effect, and if said Section 126 should at any time be repealed or cease to apply to this Agreement or be construed by judicial decision to be inapplicable, said Section 126 shall cease to have any further effect upon the provisions of this Agreement. In case of a conflict between the provisions of this Agreement and any mandatory provisions of Article 4-A of the New York Real Property Law, such mandatory provisions of said Article 4-A shall prevail, provided that if said Article 4-A shall not apply to this Agreement, should at any time be repealed, or cease to apply to this Agreement or be construed by judicial decision to be inapplicable, such mandatory provisions of such Article 4-A shall cease to have any further effect upon the provisions of this Agreement.

            Section 11.09 Successors and Assigns; Beneficiaries.

            The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Certificateholders. Each of the Sub-Servicers that is a party to a Sub-Servicing Agreement in effect on the Closing Date (or being negotiated as of the Closing Date and in effect within 90 days thereafter) shall be a third-party beneficiary to the obligations of a successor Master Servicer under Section 3.22, provided that the sole remedy for any claim by a Sub-Servicer as a third party beneficiary pursuant to this
Section 11.09 shall be against a successor Master Servicer solely in its corporate capacity and no Sub-Servicer shall have any rights or claims against the Trust Fund or any party hereto (other than a successor Master Servicer in its corporate capacity as set forth in this Section 11.09) as a result of any rights conferred on such Sub-Servicer as a third party beneficiary pursuant to this Section 11.09. Each Non-Trust Noteholder and any designee thereof acting on behalf of or exercising the rights of such Non-Trust Noteholder shall be a third party beneficiary to this Agreement with respect to its rights as specifically provided for herein and under the related Loan Combination Intercreditor Agreement. This Agreement may not be amended in any manner that would adversely affect the rights of any third party beneficiary hereof without its consent. No other person, including, without limitation, any Mortgagor, shall be entitled to any benefit or equitable right, remedy or claim under this Agreement.

            Section 11.10 Article and Section Headings.

            The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

            Section 11.11 Notices to Rating Agencies.

            (a) The Certificate Administrator shall promptly provide notice to each Rating Agency and the Controlling Class Representative (and, if affected thereby, any Non-Trust Noteholder) with respect to each of the following of which it has actual knowledge:

            (i) any material change or amendment to this Agreement;

            (ii) the occurrence of any Event of Default that has not been cured;

            (iii) the resignation or termination of the Trustee, the Certificate Administrator, either Master Servicer or the Special Servicer;

            (iv) the repurchase of Trust Mortgage Loans by any of the Mortgage Loan Sellers pursuant to the applicable Mortgage Loan Purchase Agreement;

            (v) any change in the location of the Distribution Account;

            (vi) any change in lien priority of any Trust Mortgage Loan;

            (vii) the final payment to any Class of Certificateholders;

            (viii) any sale or disposition of any Trust Mortgage Loan or REO Property; and

            (ix) any such other information as reasonably requested by the Rating Agencies.

            (b) Each Master Servicer shall promptly provide notice to each Rating Agency (and, if affected thereby, any Non-Trust Noteholder) with respect to each of the following of which it has actual knowledge:

            (i) the resignation or removal of the Trustee or the Certificate Administrator; and

            (ii) any change in the location of the Collection Account maintained by it.

            (c) The Special Servicer shall furnish each Rating Agency and the Controlling Class Representative (and, with respect to a Serviced Loan Combination, the related Non-Trust Noteholder(s)) with respect to a Trust Specially Serviced Mortgage Loan such information as the Rating Agency or Controlling Class Representative (and, with respect to a Serviced Loan Combination, the related Non-Trust Noteholder(s)) shall reasonably request and which the Special Servicer can reasonably provide in accordance with applicable law.

            (d) To the extent applicable, each Master Servicer and the Special Servicer shall promptly furnish to each Rating Agency copies of the following items:

            (i) each of its annual statements as to compliance described in
      Section 3.13;

            (ii) each of its annual independent public accountants' servicing reports described in Section 3.14; and

            (iii) any Officer's Certificate delivered by it to the Trustee or the Certificate Administrator, as applicable, pursuant to Section 3.03(e), 4.03(c) or 3.08.

            (e) The Certificate Administrator shall (i) make available to each Rating Agency and the Controlling Class Representative, upon reasonable notice, the items described in Section 3.15(a) and (ii) promptly deliver to each Rating Agency and the Controlling Class Representative a copy of any notices given pursuant to Section 7.03(a) or Section 7.03(b).

            (f) Each of the Trustee, the Certificate Administrator, the Custodian, the Master Servicers and the Special Servicer shall provide to each Rating Agency such other information with respect to the Trust Mortgage Loans and the Certificates, to the extent such party possesses such information, as such Rating Agency shall reasonably request.

            (g) The applicable Master Servicer shall use reasonable efforts to give each Rating Agency at least 15 days' notice prior to any reimbursement to it of Nonrecoverable Advances from amounts in the applicable Collection Account allocable to interest on the Trust Mortgage Loans unless (1) such Master Servicer determines in its sole discretion that waiting 15 days after such a notice could jeopardize such Master Servicer's ability to recover Nonrecoverable Advances, (2) changed circumstances or new or different information becomes known to such Master Servicer that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance, whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) such Master Servicer has not timely received from the Trustee information requested by such Master Servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance; provided that, if clause (1), (2) or
(3) apply, such Master Servicer shall give each Rating Agency notice of an anticipated reimbursement to it of Nonrecoverable Advances from amounts in the applicable Collection Account allocable to interest on the Trust Mortgage Loans as soon as reasonably practicable in such circumstances. Neither Master Servicer shall have any liability for any loss, liability or expense resulting from any notice provided or not provided to any Rating Agency as contemplated by the immediately preceding sentence.

            (h) Notwithstanding any provision herein to the contrary, each Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall deliver to any Underwriter any report prepared by such party hereunder upon request.

            Section 11.12 Complete Agreement.

            This Agreement embodies the complete agreement among the parties and may not be varied or terminated except by a written agreement conforming to the provisions of Section 11.01. All prior negotiations or representations of the parties are merged into this Agreement and shall have no force or effect unless expressly stated herein.

            IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

                                       MERRILL LYNCH MORTGAGE INVESTORS, INC.
                                          Depositor


                                          By: /s/ David Rodgers
                                             ------------------------------
                                          Name: David Rodgers
                                          Title: Executive Vice President,
                                                 Chief Officer in Charge of
                                                 Commercial Mortgage
                                                 Securitization

                                       KEYCORP REAL ESTATE CAPITAL MARKETS, INC.
                                          Master Servicer No. 1


                                          By: /s/ Clay M. Sublett
                                             ------------------------------
                                          Name: Clay M. Sublett
                                          Title: Senior Vice President

                                       WELLS FARGO BANK NATIONAL ASSOCIATION
                                          Master Servicer No. 2


                                          By: /s/ Stewart McAdams
                                             ------------------------------
                                          Name: Stewart McAdams
                                          Title: Sr. Vice President

                                       CWCAPITAL ASSET MANAGEMENT LLC
                                          Special Servicer


                                          By: /s/ David B. Iannarone
                                             ------------------------------
                                          Name: David B. Iannarone
                                          Title: Managing Director

                                       LASALLE BANK NATIONAL ASSOCIATION
                                          Trustee and Custodian


                                          By: /s/ Timothy E. Cutsinger
                                             ------------------------------
                                          Name: Timothy E. Cutsinger
                                          Title: Assistant Vice President

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION
                                          Certificate Administrator


                                          By: /s/ Jennifer L. Richardson
                                             ------------------------------
                                          Name: Jennifer L. Richardson
                                          Title: Vice President

STATE OF NEW YORK       )
                        )  ss.:
COUNTY OF NEW YORK      )

            On the 14th day of March, 2007, before me, a notary public in and for said State, personally appeared David Rodgers, known to me to be a Executive Vice President, Chief Officer in Charge of Commercial Mortgage Securitization of MERRILL LYNCH MORTGAGE INVESTORS, INC., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                           /s/ Andrew Innocenti
                                           -------------------------------------
                                                       Notary Public

[Notarial Seal]

STATE OF MISSOURI       )
                        )  ss.:
COUNTY OF PLATTE        )

            On the 14th day of March, 2007, before me, a notary public in and for said State, personally appeared Clay M. Sublett, known to me to be a Senior Vice President of KEYCORP REAL ESTATE CAPITAL MARKETS, INC., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                           /s/ Anna E. Trigg
                                           -------------------------------------



[Notarial Seal]

STATE OF CALIFORNIA     )
                        )  ss.:
COUNTY OF SAN FRANCISCO )

            On March 8, 2007, before me, Wade Howard, Notary Public, personally appeared Stewart McAdams, known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behal of which the person acted, executed the instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


/s/ Wade H. Howard
-------------------------------------
Notary Public

                                                                 [Notarial Seal]

STATE OF DISTRICT OF COLUMBIA )
                              )  ss.:
COUNTY OF DISTRICT OF COLUMBIA)

            On the 8th day of March, 2007, before me, a notary public in and for said State, personally appeared David B. Iannarone, known to me to be a Managing Director of CWCAPITAL ASSET MANAGEMENT, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.



                                           /s/ Sandra G. Battle
                                           -------------------------------------
                                                       Notary Public

[Notarial Seal]

STATE OF ILLINOIS       )
                        )  ss.:
COUNTY OF COOK          )

            On the 14th day of March, 2007, before me, a notary public in and for said State, personally appeared Timothy Cutsinger, known to me to be a AVP of LASALLE BANK NATIONAL ASSOCIATION, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.



                                           /s/ Daniel Laz
                                           -------------------------------------
                                                       Notary Public

[Notarial Seal]

STATE OF MARYLAND       )
                        )  ss.:
COUNTY OF Howard        )

            On the 14th day of March, 2007, before me, a notary public in and for said State, personally appeared Jennifer L. Richardson, known to me to be a Vice President of WELLS FARGO BANK, NATIONAL ASSOCIATION, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.



                                           /s/ Graham M. Oglesby
                                           -------------------------------------
                                                       Notary Public

[Notarial Seal]

                                   SCHEDULE I

                             MORTGAGE LOAN SCHEDULE

ML-CFC 2007-5: Mortgage Loan Schedule


                                                                          Property
Loan #   Property Name                                       Originator   Type
------   -------------------------------------------------   ----------   --------------------
     1   Peter Cooper Village and Stuyvesant Town            MLML         Multifamily


  1.01   Stuyvesant Town                                     MLML         Multifamily
  1.02   Peter Cooper Village                                MLML         Multifamily
     2   Tower 45                                            MLML         Office
     3   Hotel Gansevoort                                    CRF          Hospitality
     4   Renaissance Austin Hotel                            MLML         Hospitality
     5   Resurgens Plaza                                     Key          Office
     6   HSA Memphis Industrial Portfolio                    CRF          Industrial
  6.01   4002 Willow Lake Blvd.                              CRF          Industrial
  6.02   3900 Willow Lake Blvd.                              CRF          Industrial
  6.03   4095 Willow Lake Blvd.                              CRF          Industrial
  6.04   3834 Knight Rd.                                     CRF          Industrial
  6.05   4090 Willow Lake Blvd.                              CRF          Industrial
  6.06   5146 Raines Rd.                                     CRF          Industrial
  6.07   5838 Advantage Cove                                 CRF          Industrial
  6.08   5250 Raines Rd.                                     CRF          Industrial
  6.09   3960 Willow Lake Blvd.                              CRF          Industrial
   6.1   3635 Knight Rd.                                     CRF          Industrial
  6.11   5070 Raines Rd.                                     CRF          Industrial
  6.12   4135 Willow Lake Blvd.                              CRF          Industrial
  6.13   3605 Knight Rd.                                     CRF          Industrial
  6.14   3660 Knight Rd.                                     CRF          Industrial
  6.15   4600 Cromwell Rd.                                   CRF          Industrial
     7   Camp Hill Shopping Center                           Key          Retail
     8   Medical Centre of Santa Monica                      CRF          Office
     9   Holiday Inn Express - Chelsea                       IXIS         Hospitality
    10   Miami Airport Industrial Parks                      CRF          Industrial




    11   East Thunderbird Square North                       MLML         Retail
    12   Plaza Squaw Peak                                    CRF          Office

 12.01   Plaza Squaw Peak I                                  CRF          Office
 12.02   Plaza Squaw Peak II                                 CRF          Office
 12.03   Plaza Squaw Peak III                                CRF          Office
         OMNI Senior Living Portfolio                        MLML         Healthcare
    13   OMNI - Castle Hill                                  MLML         Healthcare
    14   OMNI - Chancellor/Brookville                        MLML         Healthcare
    15   OMNI - Harborview                                   MLML         Healthcare
    16   Villas at Camelback Crossing                        MLML         Multifamily
    17   Renaissance Dallas                                  WFB          Hospitality
    18   Fort Henry Mall                                     MLML         Retail
    19   San Diego Gas and Electric                          IXIS         Office
    20   Cerritos Corporate Tower - LA                       IXIS         Office
    21   Spectrum Commerce Center                            MLML         Office
    22   One Belmont Avenue                                  MLML         Office
    23   650 Poydras Center                                  IXIS         Office
    24   Quintiles Transnational Building                    Key          Office


    25   Park Fletcher                                       CRF          Industrial
    26   Highland Plaza                                      Key          Retail


    27   Raymour & Flanigan                                  Key          Industrial
    28   Capitol Hill Suites                                 CRF          Hospitality
    29   Woodhill Circle Plaza                               WFB          Retail

    30   San Antonio Airport Hotel Portfolio                 WFB          Hospitality
 30.01   Drury Inn & Suites - San Antonio Airport            WFB          Hospitality
 30.02   Holiday Inn Express - San Antonio Airport           WFB          Hospitality
    31   Windsor Corporate Park                              MLML         Office
    32   AMCOR Pet Packaging                                 CRF          Industrial
    33   Somerset Apartments                                 MLML         Multifamily
    34   Yankee Candle Company                               MLML         Mixed Use
    35   Lennox Center                                       MLML         Retail
    36   1351 Washington Blvd FIXED                          IXIS         Office
    37   El Dorado Mecial Center                             CRF          Office
    38   Cellco Building                                     MLML         Office
    39   Fayetteville Portfolio                              MLML         Multifamily
 39.01   Carlson Bay Apartments                              MLML         Multifamily
 39.02   Meadowbrook Apartments                              MLML         Multifamily
 39.03   Stoney Ridge Apartments                             MLML         Multifamily
    40   FRIS Chicken                                        WFB          Retail
40.001   CFC-00283                                           WFB          Retail
40.002   CFC-00286                                           WFB          Retail
40.003   CFC-00300                                           WFB          Retail
40.004   CFC-00301                                           WFB          Retail
40.005   CFC-00309                                           WFB          Retail
40.006   CFC-00342                                           WFB          Retail
40.007   CFC-00347                                           WFB          Retail
40.008   CFC-00349                                           WFB          Retail
40.009   CFC-00350                                           WFB          Retail
 40.01   CFC-00365                                           WFB          Retail
40.011   CFC-00395                                           WFB          Retail
40.012   CFC-00401                                           WFB          Retail
40.013   CFC-00404                                           WFB          Retail
40.014   CFC-00423                                           WFB          Retail
40.015   CFC-00424                                           WFB          Retail
40.016   CFC-00428                                           WFB          Retail
40.017   CFC-00443                                           WFB          Retail
40.018   CFC-00448                                           WFB          Retail
40.019   CFC-00450                                           WFB          Retail
 40.02   CFC-00455                                           WFB          Retail
40.021   CFC-00457                                           WFB          Retail
40.022   CFC-00468                                           WFB          Retail
40.023   CFC-00470                                           WFB          Retail
40.024   CFC-00481                                           WFB          Retail
40.025   CFC-00496                                           WFB          Retail
40.026   CFC-00518                                           WFB          Retail
40.027   CFC-00556                                           WFB          Retail
40.028   CFC-00557                                           WFB          Retail
40.029   CFC-00564                                           WFB          Retail
 40.03   CFC-00565                                           WFB          Retail
40.031   CFC-00568                                           WFB          Retail
40.032   CFC-00574                                           WFB          Retail
40.033   CFC-00579                                           WFB          Retail
40.034   CFC-00590                                           WFB          Retail
40.035   CFC-00595                                           WFB          Retail
40.036   CFC-00599                                           WFB          Retail
40.037   CFC-00619                                           WFB          Retail
40.038   CFC-00655                                           WFB          Retail
40.039   CFC-00670                                           WFB          Retail
 40.04   CFC-00675                                           WFB          Retail
40.041   CFC-00679                                           WFB          Retail
40.042   CFC-00681                                           WFB          Retail
40.043   CFC-00686                                           WFB          Retail
40.044   CFC-00688                                           WFB          Retail
40.045   CFC-00694                                           WFB          Retail
40.046   CFC-00696                                           WFB          Retail
40.047   CFC-00700                                           WFB          Retail
40.048   CFC-00707                                           WFB          Retail
40.049   CFC-00708                                           WFB          Retail
 40.05   CFC-00709                                           WFB          Retail
40.051   CFC-00713                                           WFB          Retail
40.052   CFC-00725                                           WFB          Retail
40.053   CFC-00727                                           WFB          Retail
40.054   CFC-00732                                           WFB          Retail
40.055   CFC-00751                                           WFB          Retail
40.056   CFC-00762                                           WFB          Retail
40.057   CFC-00765                                           WFB          Retail
40.058   CFC-00767                                           WFB          Retail
40.059   CFC-00771                                           WFB          Retail
 40.06   CFC-00775                                           WFB          Retail
40.061   CFC-00778                                           WFB          Retail
40.062   CFC-00794                                           WFB          Retail
40.063   CFC-00795                                           WFB          Retail
40.064   CFC-00796                                           WFB          Retail
40.065   CFC-00803                                           WFB          Retail
40.066   CFC-00808                                           WFB          Retail
40.067   CFC-00818                                           WFB          Retail
40.068   CFC-00819                                           WFB          Retail
40.069   CFC-00824                                           WFB          Retail
 40.07   CFC-00826                                           WFB          Retail
40.071   CFC-00827                                           WFB          Retail
40.072   CFC-00841                                           WFB          Retail
40.073   CFC-00871                                           WFB          Retail
40.074   CFC-00899                                           WFB          Retail
40.075   CFC-00908                                           WFB          Retail
40.076   CFC-00911                                           WFB          Retail
40.077   CFC-00915                                           WFB          Retail
40.078   CFC-00916                                           WFB          Retail
40.079   CFC-00919                                           WFB          Retail
 40.08   CFC-00931                                           WFB          Retail
40.081   CFC-00939                                           WFB          Retail
40.082   CFC-00996                                           WFB          Retail
40.083   CFC-01009                                           WFB          Retail
40.084   CFC-01020                                           WFB          Retail
40.085   CFC-01023                                           WFB          Retail
40.086   CFC-01035                                           WFB          Retail
40.087   CFC-01043                                           WFB          Retail
40.088   CFC-01047                                           WFB          Retail
40.089   CFC-01061                                           WFB          Retail
 40.09   CFC-01136                                           WFB          Retail
40.091   CFC-01167                                           WFB          Retail
40.092   CFC-01169                                           WFB          Retail
40.093   CFC-01174                                           WFB          Retail
40.094   CFC-01182                                           WFB          Retail
40.095   CFC-01187                                           WFB          Retail
40.096   CFC-01209                                           WFB          Retail
40.097   CFC-01211                                           WFB          Retail
40.098   CFC-01231                                           WFB          Retail
40.099   CFC-01246                                           WFB          Retail
  40.1   CFC-01267                                           WFB          Retail
40.101   CFC-01268                                           WFB          Retail
40.102   CFC-01271                                           WFB          Retail
40.103   CFC-01275                                           WFB          Retail
40.104   CFC-01278                                           WFB          Retail
40.105   CFC-01281                                           WFB          Retail
40.106   CFC-01289                                           WFB          Retail
40.107   CFC-01295                                           WFB          Retail
40.108   CFC-01296                                           WFB          Retail
40.109   CFC-01303                                           WFB          Retail
 40.11   CFC-01305                                           WFB          Retail
40.111   CFC-01319                                           WFB          Retail
40.112   CFC-01329                                           WFB          Retail
40.113   CFC-01331                                           WFB          Retail
40.114   CFC-01342                                           WFB          Retail
40.115   CFC-01349                                           WFB          Retail
40.116   CFC-01352                                           WFB          Retail
40.117   CFC-01362                                           WFB          Retail
40.118   CFC-01363                                           WFB          Retail
40.119   CFC-01384                                           WFB          Retail
 40.12   CFC-01386                                           WFB          Retail
40.121   CFC-01391                                           WFB          Retail
40.122   CFC-01394                                           WFB          Retail
40.123   CFC-01401                                           WFB          Retail
40.124   CFC-01423                                           WFB          Retail
40.125   CFC-01427                                           WFB          Retail
40.126   CFC-01435                                           WFB          Retail
40.127   CFC-01442                                           WFB          Retail
40.128   CFC-01463                                           WFB          Retail
40.129   CFC-01501                                           WFB          Retail
 40.13   CFC-01536                                           WFB          Retail
40.131   CFC-01562                                           WFB          Retail
40.132   CFC-01564                                           WFB          Retail
40.133   CFC-01570                                           WFB          Retail
40.134   CFC-01615                                           WFB          Retail
40.135   CFC-01619                                           WFB          Retail
40.136   CFC-01671                                           WFB          Retail
40.137   CFC-01675                                           WFB          Retail
40.138   CFC-03060                                           WFB          Retail
40.139   CFC-03280                                           WFB          Retail
 40.14   CFC-04131                                           WFB          Retail
40.141   CFC-04141                                           WFB          Retail
40.142   CFC-04142                                           WFB          Retail
40.143   CFC-04313                                           WFB          Retail
40.144   CFC-04478                                           WFB          Retail
40.145   CFC-04556                                           WFB          Retail
40.146   CFC-04577                                           WFB          Retail
40.147   CFC-04599                                           WFB          Retail
40.148   CFC-04608                                           WFB          Retail
40.149   CFC-04609                                           WFB          Retail
 40.15   CFC-04673                                           WFB          Retail
40.151   CFC-04757                                           WFB          Retail
40.152   CFC-04988                                           WFB          Retail
40.153   CFC-05297                                           WFB          Retail
40.154   CFC-05338                                           WFB          Retail
40.155   CFC-05342                                           WFB          Retail
40.156   CFC-05566                                           WFB          Retail
40.157   CFC-05889                                           WFB          Retail
40.158   CFC-07384                                           WFB          Retail
40.159   CFC-08560                                           WFB          Retail
 40.16   CFC-08769                                           WFB          Retail
40.161   CFC-00003                                           WFB          Retail
40.162   CFC-00008                                           WFB          Retail
40.163   CFC-00022                                           WFB          Retail
40.164   CFC-00024                                           WFB          Retail
40.165   CFC-00025                                           WFB          Retail
40.166   CFC-00031                                           WFB          Retail
40.167   CFC-00034                                           WFB          Retail
40.168   CFC-00048                                           WFB          Retail
40.169   CFC-00055                                           WFB          Retail
 40.17   CFC-00056                                           WFB          Retail
40.171   CFC-00057                                           WFB          Retail
40.172   CFC-00068                                           WFB          Retail
40.173   CFC-00073                                           WFB          Retail
40.174   CFC-00080                                           WFB          Retail
40.175   CFC-00087                                           WFB          Retail
40.176   CFC-00127                                           WFB          Retail
40.177   CFC-00129                                           WFB          Retail
40.178   CFC-00131                                           WFB          Retail
40.179   CFC-00136                                           WFB          Retail
 40.18   CFC-00142                                           WFB          Retail
40.181   CFC-00145                                           WFB          Retail
40.182   CFC-00168                                           WFB          Retail
40.183   CFC-00173                                           WFB          Retail
40.184   CFC-00190                                           WFB          Retail
40.185   CFC-00193                                           WFB          Retail
40.186   CFC-00196                                           WFB          Retail
40.187   CFC-00197                                           WFB          Retail
40.188   CFC-00199                                           WFB          Retail
40.189   CFC-00217                                           WFB          Retail
 40.19   CFC-00236                                           WFB          Retail
40.191   CFC-00239                                           WFB          Retail
40.192   CFC-00254                                           WFB          Retail
    41   Paramus Plaza                                       WFB          Retail
    42   Parkview Plaza                                      MLML         Retail
    43   Conejo Spectrum                                     CRF          Office
    44   Mall de las Aguilas                                 IXIS         Retail
    45   Flextronics - Plano                                 CRF          Industrial
    46   Pahrump Valley Junction                             Key          Retail
    47   The Cross Creek Apartments                          CRF          Multifamily
    48   Renaissance Victorville Shopping Center II          CRF          Retail
    49   Chantilly Residence Oxford                          CRF          Hospitality
    50   400 Columbus                                        IXIS         Office
    51   Waterford Square Apartments                         CRF          Multifamily
    52   Sunnymead Town Center                               WFB          Retail
    53   4800 & 4801 Broadway                                WFB          Mixed Use
    54   3191 Broadbridge Avenue                             CRF          Office
    55   EZ Self Storage - Bethesda                          CRF          Self Storage
    56   1735 Baltimore                                      CRF          Office
    57   Coastal South Carolina Portfolio                    CRF          Multifamily
 57.01   South Pointe                                        CRF          Multifamily
 57.02   Rosewood Townhomes                                  CRF          Multifamily
    58   Homewood Suites by Hilton Jacksonville              CRF          Hospitality
    59   Abbey at Hightower                                  MLML         Multifamily
    60   Shoppes of Blue Lake                                Key          Retail
    61   Greenfield Gateway                                  Key          Retail
    62   Sierra Vista Apartments - Redlands                  CRF          Multifamily
    63   Carmax - Greenville                                 MLML         Retail
    64   Carefree Shopping Center                            MLML         Retail
    65   Rainbow Village Minnesota                           IXIS         Retail
 65.01   Rainbow Village                                     IXIS         Retail
 65.02   Northtown Shopping Center                           IXIS         Retail
    66   Holiday Inn - Hollywood, FL                         CRF          Hospitality
    67   Landmark Center Office                              CRF          Office
    68   Wild Oats Marketplace                               IXIS         Retail
    69   Tallahassee Residence Inn                           CRF          Hospitality
    70   Pinel Retail Portfolio                              MLML         Retail
 70.01   Lake Grove Shopping Center                          MLML         Retail
 70.02   University Hills Shopping Center                    MLML         Retail
 70.03   Plaza Shopping Center                               MLML         Retail
 70.04   Limestone Square Shopping Center                    MLML         Retail
 70.05   Brookhaven Shopping Center                          MLML         Retail
    71   Alutiiq Center                                      Key          Office
    72   Town Center Apartments                              MLML         Multifamily
    73   Gladstone Portfolio                                 Key          Office


 73.01   Tuscany Center One                                  Key          Office
 73.02   Nationwide Insurance Building                       Key          Office
 73.03   San Jacinto Surgery Center                          Key          Office
    74   River Pointe                                        IXIS         Multifamily
    75   Sheraton Denver West                                CRF          Hospitality
    76   Stoney Park Place Apartments                        Key          Multifamily
    77   Mars Powerline                                      MLML         Industrial
    78   Westwood and Jordan Creek Apartments                CRF          Multifamily
 78.01   Westwood Apartments                                 CRF          Multifamily
 78.02   Jordan Creek Apartments                             CRF          Multifamily
    79   Broadway Business Center                            CRF          Industrial
    80   Colonial Bank Building                              IXIS         Office
         4010 Airpark Drive & 10000 Business Blvd.           CRF          Industrial
    81   10000 Business Blvd.                                CRF          Industrial
    82   4010 Airpark Drive                                  CRF          Industrial
    83   Dupont Station Shopping Center                      Key          Retail
    84   Park Place at Metrowest                             WFB          Office
    85   Shade at Desert Ridge                               CRF          Retail
    86   Slippery Rock Portfolio                             Key          Multifamily
 86.01   South Rock Apartments                               Key          Multifamily
 86.02   Monteleone Apartments                               Key          Multifamily
    87   Walnut Knolls                                       CRF          Multifamily
    88   EZ Self Storage - South Bowie                       CRF          Self Storage
    89   EZ Storage - Chevrolet Drive                        CRF          Self Storage
    90   Homewood Suites Birmingham AL                       CRF          Hospitality
    91   110 Pine Building                                   MLML         Office
    92   3930 Watkins                                        CRF          Industrial
    93   Detroit Riverview Medical Complex                   Key          Office
    94   GreatWoods Marketplace                              Key          Retail
    95   Southern Square                                     IXIS         Retail
    96   EZ Self Storage - Beltsville                        CRF          Self Storage
    97   Crestwood Office                                    IXIS         Office
    98   The Medical Pavilion at St. John's                  Key          Office
    99   52-15 Grand Avenue                                  CRF          Industrial
   100   Newmarket Shopping Center                           CRF          Retail
   101   St. Luke's Cornwall Medical Complex                 Key          Office
   102   Metrowest Shoppes                                   Key          Retail
   103   Conyers Plaza I                                     Key          Retail
   104   48317-48389 Fremont Boulevard                       WFB          Industrial
   105   Gateway East and West                               Key          Office
   106   TCF Bank Headquarters                               Key          Office
   107   Towne Park Apartments                               CRF          Multifamily
   108   Valle Del Sol Shopping Center                       WFB          Retail
   109   Bonita Professional Plaza                           WFB          Office
   110   Marketplace Club                                    WFB          Retail
   111   377 Carlls Path                                     CRF          Industrial
   112   Commerce Plaza                                      CRF          Office
   113   Summerstone                                         WFB          Multifamily
   114   Village Faire Shoppes                               Key          Retail
   115   Yonkers Shopping Center                             MLML         Retail
   116   Choi Anchorage Portfolio                            WFB          Retail
116.01   3020 Minnesota Drive                                WFB          Retail
116.02   5011 & 5121 Arctic Blvd                             WFB          Retail
116.03   703 West Northern Lights Blvd                       WFB          Retail
   117   255 Riverside Plaza                                 MLML         Mixed Use
   118   Bridgewood Plaza                                    WFB          Retail
   119   Sedona Retail                                       CRF          Retail
   120   Folsom Town Center                                  WFB          Retail
   121   Jefferson Plaza & South Winton Court                CRF          Various
121.01   Jefferson Plaza                                     CRF          Retail
121.02   Winton Court                                        CRF          Office
   122   Tresierras Stagecoach Plaza                         CRF          Retail
   123   Hazeltine Commerce Center                           WFB          Industrial
   124   Calaveras Landing                                   WFB          Retail
   125   Woodland Mall                                       MLML         Retail
   126   Grossmont Medical Office Building                   CRF          Office
   127   The Shoppes at Deerfoot                             Key          Retail
   128   EZ Self Storage - Perring                           CRF          Self Storage
   129   Century Office                                      CRF          Office
   130   Wellington Medical Arts Pavilion III                Key          Office
   131   EZ Self Storage - Laurel                            CRF          Self Storage
   132   EZ Self Storage - Pasadena                          CRF          Self Storage
   133   TownePlace Suites - Tampa                           CRF          Hospitality
   134   Stor-Mor Torrance                                   CRF          Self Storage
   135   EZ Self Storage - Catonsville                       CRF          Self Storage
   136   Kent Island Shopping Center                         IXIS         Retail
   137   12 Oaks Plaza                                       CRF          Retail
   138   Wilmette Commons                                    CRF          Retail
   139   Marriott Courtyard Winston-Salem NC                 CRF          Hospitality
   140   EZ Self Storage - Middlebrook                       CRF          Self Storage
   141   Aaron Rents - Kennesaw                              CRF          Office
   142   HSBC Tampa                                          MLML         Office
   143   Holiday Inn Danbury                                 IXIS         Hospitality
   144   Oak Hill Shopping Center                            WFB          Retail
   145   Chapline Place Shopping Center                      IXIS         Retail
   146   Herbalife Center                                    CRF          Industrial
   147   Lincoln Glen Apartments                             MLML         Multifamily
   148   Comfort Suites Columbia                             IXIS         Hospitality
   149   Forest Oaks Apartments                              CRF          Multifamily
   150   Wingate Inn - Kennesaw                              IXIS         Hospitality
   151   Residence Inn by Marriott -                         CRF          Hospitality
         Greenville/Spartanburg Airport
   152   Mission Plaza                                       CRF          Retail
   153   EZ Self Storage - Owings Mill                       CRF          Self Storage
   154   Walgreens - Alhambra                                CRF          Retail
   155   Cal-Fair Plaza                                      MLML         Retail
   156   Park Place MHP                                      CRF          Manufactured Housing
   157   Bayside Technology Center                           Key          Office
   158   Kingsgate Apartments                                CRF          Multifamily
   159   Hampton Inn - Auburn                                IXIS         Hospitality
   160   Grand Park Plaza                                    CRF          Mixed Use
   161   Townhouse Apartments                                MLML         Multifamily
   162   Hidden Valley Office Plaza                          CRF          Office
   163   Coddingtown Estates MHC                             CRF          Manufactured Housing
   164   Coca-Cola Distribution Center                       Key          Industrial
   165   Comfort Suites Cary                                 CRF          Hospitality
   166   Hampton Inn - Chesapeake                            MLML         Hospitality
   167   Hampton Inn - Knoxville                             CRF          Hospitality
   168   Fedway Corporate Center                             MLML         Industrial
   169   Walgreens-Vestavia, AL                              CRF          Retail
   170   Boardwalk Shopping Center                           MLML         Retail
   171   Stickney Point Retail                               CRF          Retail
   172   Greenville Square Shopping Center                   CRF          Retail
   173   214 & 223 E. 9th Street                             CRF          Retail
         Airport Mini Storage & All Your Treasures Storage   CRF          Self Storage
   174   All Your Treasures Storage                          CRF          Self Storage
   175   Airport Mini Storage                                CRF          Self Storage
   176   Hampton Bay Inn                                     IXIS         Hospitality
   177   Calumet City Sports Authority                       CRF          Retail
   178   EZ Self Storage - Westminster                       CRF          Self Storage
   179   JL Group Holdings - Burger King Portfolio           WFB          Retail
179.01   Unit BK12313 - Roeland Park, KS                     WFB          Retail
179.02   Unit BK12264 - Mission, KS                          WFB          Retail
179.03   Unit BK04330 - Kansas City, MO                      WFB          Retail
179.04   Unit BK02643 - Gladstone, MO                        WFB          Retail
179.05   Unit BK02831 - Olathe, KS                           WFB          Retail
179.06   Unit BK13080 - Slidell, LA                          WFB          Retail
179.07   Unit BK06906 - Warrensburg, MO                      WFB          Retail
179.08   Unit BK03685 - Kansas City, MO                      WFB          Retail
179.09   Unit BK13081 - New Iberia, LA                       WFB          Retail
   180   Holiday Inn Express - McAllen                       CRF          Hospitality
   181   9140 E. Westview                                    CRF          Retail
   182   Elk Grove Self Storage                              Key          Self Storage
   183   Enterprise Self Storage                             CRF          Self Storage
   184   Grass Valley Mobile Home Park                       CRF          Manufactured Housing
   185   Spare Space Self Storage                            CRF          Self Storage
   186   Ashley Furniture Home Store                         Key          Retail
   187   Holiday Inn Express - Bourbonnais                   MLML         Hospitality
   188   Gadsby Building                                     CRF          Mixed Use
   189   EZ Self Storage - Windsor Mill                      CRF          Self Storage
         Pelloni Portfolio                                   Key          Retail
   190   Barnes & Noble                                      Key          Retail
   191   FedEx Kinko's                                       Key          Retail
   192   Hawthorne Suites                                    IXIS         Hospitality
   193   Walgreens - Houma, LA                               CRF          Retail
   194   Barnard and Whitaker                                IXIS         Office
   195   Vista Plaza                                         Key          Retail
   196   861 S. Atlantic Retail                              CRF          Office
   197   805-811 N. La Cienega                               IXIS         Retail
   198   Country Village Apartments                          MLML         Multifamily
   199   Park Place MarketPlace                              CRF          Retail
   200   Bobby Jones Plaza                                   IXIS         Retail
   201   6800 Broken Sound Parkway                           MLML         Office
   202   CVS - Jacksonville                                  MLML         Retail
   203   1501 Wilson                                         MLML         Industrial
   204   Park Apartments                                     CRF          Multifamily
   205   Parmer Metric Plaza                                 MLML         Retail
   206   Walgreen's Pinehurst                                MLML         Retail
   207   Terraces at Cheshire Place                          MLML         Retail
   208   Walgreen's Panama City                              MLML         Retail
   209   CVS - Royersford                                    MLML         Retail
   210   Rosedale Village                                    CRF          Retail
   211   Stor-Mor Anaheim                                    CRF          Self Storage
   212   Stor-Mor Cypress                                    CRF          Self Storage
   213   525-529 Los Angeles Street                          MLML         Retail
   214   Energy Plaza                                        CRF          Office
   215   Ramada Salt Lake City                               IXIS         Hospitality
   216   Kmart-Milton                                        CRF          Retail
   217   Washington Grandview Building                       Key          Office
   218   Ardmore GSA                                         IXIS         Industrial
   219   Stoney Creek Self Storage                           CRF          Self Storage
   220   Greenway Hayden Loop                                Key          Industrial
   221   Dillon Park                                         CRF          Multifamily
   222   Ticon-Bentley Ridge Apartments                      CRF          Multifamily
   223   CVS - Bennington                                    MLML         Retail
   224   Southpoint Place Apartments                         IXIS         Multifamily
   225   Compass Commons                                     IXIS         Office
225.01   61-Wilton Road                                      IXIS         Office
225.02   59-Wilton Road                                      IXIS         Office
   226   Deer Park Plaza                                     MLML         Retail
   227   Washington Plaza - Houston                          CRF          Retail
   228   Hart Industrial Park                                MLML         Industrial
   229   The Woods                                           CRF          Multifamily
   230   Discount Drug Mart Plaza - Westlake                 Key          Retail
   231   Fry's Plaza                                         Key          Retail
   232   Shakertown Apartments I                             Key          Multifamily
   233   Tower Pavillion                                     MLML         Retail
   234   Gabriel Brothers Plaza - Kent                       Key          Retail
   235   Maple Ayer Medical Office                           CRF          Office
   236   CVS Ft. Walton Beach                                CRF          Retail
   237   Buena Vida                                          CRF          Multifamily
   238   Deer Creek Woods Building 3S                        Key          Retail
   239   Northview Manor                                     CRF          Multifamily
   240   Rhode Place                                         MLML         Retail
   241   CVS Pensacola                                       CRF          Retail
   242   Visco                                               CRF          Office
   243   The Marketplace at Hanford Shopping Center          Key          Retail
   244   3002 Prigmor                                        MLML         Industrial
   245   Ticon-Avalon at Bridgefield                         CRF          Multifamily
   246   Eastdale Storage                                    CRF          Self Storage
   247   Discount Drug Mart Plaza - Hudson                   Key          Retail
   248   Falletti Plaza                                      Key          Retail
   249   Opportunity Plaza                                   CRF          Retail
   250   Farmand Retail Center                               CRF          Retail
   251   Ticon-Highgate Townhomes                            CRF          Multifamily
   252   9707 Cedar Avenue                                   CRF          Multifamily
   253   Fedora Apartments                                   CRF          Multifamily
   254   Discount Drug Mart Plaza - Carrollton               Key          Retail
   255   2nd Street Apartements                              CRF          Multifamily
   256   Gateway Plaza                                       Key          Retail
   257   789 West End Avenue                                 Key          Multifamily
   258   Regions Bank                                        Key          Retail
   259   Huffman Self Storage                                CRF          Self Storage
   260   Venture Crossing                                    CRF          Retail
   261   Valley Oaks Shopping Center                         IXIS         Retail
   262   Rising Sun Plaza                                    MLML         Retail
   263   Canberra Apartments                                 WFB          Multifamily
   264   Shakertown Apartments II                            Key          Multifamily
   265   CVS - Clayton                                       Key          Retail
   266   Stor Mor Mini Storage                               CRF          Self Storage
   267   Staples Henlo                                       IXIS         Retail
   268   Dollar General II (Pool 3)                          WFB          Retail
268.01   Palmview                                            WFB          Retail
268.02   San Antonio (Stahl)                                 WFB          Retail
268.03   Bellmead                                            WFB          Retail
   269   620 Parmer Crossing                                 CRF          Retail
   270   Main/Mason                                          CRF          Retail
   271   Scottsdale Airpark Retail Building                  WFB          Retail
   272   Weiner Corp. Building                               CRF          Office
   273   1875 Pacific Apts                                   CRF          Multifamily
   274   1848 Second Avenue                                  CRF          Mixed Use
   275   Concord Corners                                     CRF          Retail
   276   CVS Pace                                            CRF          Retail
   277   Cedarwood Apartments - Minot                        WFB          Multifamily
   278   Office Depot Marble Falls                           CRF          Retail
   279   Pawnee Place Retail                                 CRF          Retail
   280   Love Field Financial Center Office Building         WFB          Office
   281   Dollar General II (Pool 7)                          WFB          Retail
281.01   Bessemer                                            WFB          Retail
281.02   Stockdale                                           WFB          Retail
281.03   Orange Grove                                        WFB          Retail
   282   Otterside Court Apartments                          CRF          Multifamily
   283   Tutor Time Child Care/ Learning Center              CRF          Retail
   284   Parkesedge Apartments                               IXIS         Multifamily
   285   Panera Bread                                        Key          Retail
   286   16844 Passage Avenue                                CRF          Multifamily
   287   18101 Preston Road                                  IXIS         Retail
   288   Colorado Terrace                                    CRF          Office
   289   Executive Heights                                   CRF          Multifamily
   290   Hobbs Shopping Center                               WFB          Retail
   291   Woodmen Plaza Shops                                 CRF          Retail
   292   Grimes Square                                       CRF          Retail
   293   Timothy Apartments                                  CRF          Multifamily
   294   Glacial Manor                                       WFB          Multifamily
   295   Gateway Center - College Station                    CRF          Retail
   296   Ashton Park Apartments                              WFB          Multifamily
   297   The Boulevard - Avery Park                          WFB          Mixed Use
   298   Carmelita Court                                     CRF          Manufactured Housing
   299   156 Robert Drive and 193-195 Mead Street            CRF          Multifamily
   300   Short Stop Plaza                                    CRF          Retail
   301   Redwood Road Retail                                 MLML         Retail
   302   Shoppes at Bonneville                               CRF          Retail
   303   Two Town Creek Apartments                           CRF          Multifamily
   304   Ivy Garden Apartments                               CRF          Multifamily
   305   Sundance Apartments                                 CRF          Multifamily
   306   Clintonview Townhomes                               CRF          Multifamily
   307   Falcon Valley Retail Center                         WFB          Retail
   308   1497 Granite Hills Drive                            CRF          Multifamily
   309   Kipling Medical                                     CRF          Office
   310   813 S. Ramona Ave                                   CRF          Multifamily
   311   20 Williamson Way                                   CRF          Multifamily
   312   3012 Harrison Street                                CRF          Multifamily
   313   Paradise Junction Shopping Center                   CRF          Retail
   314   Dollar General Chicago Heights                      CRF          Retail
   315   17920 Sierra Hwy                                    CRF          Multifamily
   316   9236 Somerset Blvd.                                 CRF          Multifamily
   317   909-911 Standard Street                             CRF          Multifamily
   318   Calderwood North                                    CRF          Retail
   319   Stonegate Apartments                                CRF          Multifamily
   320   138 Pearl Street                                    CRF          Multifamily
   321   1440 Elm Street                                     CRF          Multifamily
   322   Starbucks                                           CRF          Retail
   323   2067 Cedar Avenue                                   CRF          Multifamily
   324   613-615 McHugh Road                                 CRF          Multifamily
   325   Ten Ten Apartments                                  CRF          Multifamily
   326   Bayport Apartments                                  CRF          Multifamily
   327   1523 West Jefferson Boulevard                       CRF          Multifamily
   328   825 South Westlake Avenue                           CRF          Multifamily
   329   1034 North Kemp Street                              CRF          Multifamily
   330   2124 West 157th Street                              CRF          Multifamily
   331   1105 S. Standard Avenue                             CRF          Multifamily
   332   Ambercourt Apartments                               CRF          Multifamily
   333   5255 Riverton Avenue                                CRF          Multifamily

Loan #   Street Address
------   -----------------------------------------------------
     1   110 Building Development Between 1st
         Avenue & Avenue C, Between 14th & East
         23rd Streets
  1.01
  1.02
     2   120 West 45th Street
     3   18 Ninth Avenue at 13th Street
     4   9721 Arboretum Boulevard
     5   945 East Paces Ferry Road
     6   Various
  6.01   4002 Willow Lake Boulevard
  6.02   3900 Willow Lake Boulevard
  6.03   4095 Willow Lake Boulevard
  6.04   3834 Knight Road
  6.05   4090 Willow Lake Boulevard
  6.06   5146 Raines Road
  6.07   5838 Advantage Cove
  6.08   5250 Raines Road
  6.09   3960 Willow Lake Boulevard
   6.1   3635 Knight Road
  6.11   5070 Raines Road
  6.12   4135 Willow Lake Boulevard
  6.13   3605 Knight Road
  6.14   3660 Knight Road
  6.15   4600 Cromwell Road
     7   32 South 32nd Street
     8   2001 & 2021 Santa Monica Boulevard
     9   232-238 West 29th Street
    10   2600-3070 NW 72nd Avenue; 7200-7256 NW 31st Street;
         4400 NW 72nd Avenue; 4500 NW 73rd Avenue;
         7301 NW 46th Street
         31st Street; 4400 NW 72nd Avenue; 4500
         NW 73rd Avenue; 7301 NW 46th Street
    11   14202-418 North Scottsdale Road
    12   7500 North Dreamy Draw, 7600 North 16th Street,
         7600 North 15th Street
 12.01   7500 North Dreamy Draw Drive
 12.02   7600 North 16th Street
 12.03   7600 North 15th Street
         Various
    13   615 23rd Street
    14   155 40th Street
    15   178-198 Ogden Avenue
    16   5150 North 99th Avenue
    17   2222 Stemmons Freeway
    18   2101 Fort Henry Drive
    19   8315, 8330, 8335 Century Park Court
    20   18000 Studebaker Road
    21   1000 Blue Gentian Road
    22   One Belmont Avenue
    23   650 Poydras Street
    24   6700 West 115th Street


    25   Various
    26   6199 Wilson Mills Road


    27   7230, 7238 & 7270 Morgan Road
    28   200 and 220 C Street Southeast
    29   1505-1557 E New Circle Road, 2300-2330 Palumbo Drive,
         2313-2343 Woodhill Drive and 369-425 Codell Drive
    30   Various
 30.01   95 NE Loop 410
 30.02   91 NE Loop 410
    31   50 Millstone Road
    32   1380 Kents Lane
    33   42211 Stonewood Road
    34   16 and 27 Yankee Candle Way
    35   1300 West Campbell Road
    36   1351 Washington Boulevard
    37   1400 North Wilmot Road
    38   7401 Coca Cola Drive
    39   Various
 39.01   3500 Carlson Bay Circle
 39.02   6707 Watertrail Drive
 39.03   5441 Basking Ridge Drive
    40   Various
40.001   5423 W. 12th Street
40.002   1601 S. Cherry Street
40.003   4620 S. Flores St.
40.004   830 Jackson Ave.
40.005   2304 Chelsea Ave.
40.006   5903 San Pedro Ave.
40.007   1025 W. Camp Wisdom Rd.
40.008   1424 N. E. 23rd St.
40.009   2963 Park Avenue
 40.01   3728 S. Third Street
40.011   1155 S. Bellevue Blvd
40.012   2321 Pass Rd a/k/a 25th St.
40.013   215 Beacon St.
40.014   905 E. U.S. Hwy #83
40.015   2473 Wesley Chapel Rd
40.016   1320 Clay Street
40.017   3403 Wesley St.
40.018   2121 International Blvd.
40.019   202 N. Midkiff Rd.
 40.02   3800 Andrews Highway
40.021   2100 Broadway Blvd. S.E.
40.022   507 N. Texas Avenue
40.023   618 W. Old US Hwy 90
40.024   611 N. Washington St.
40.025   311 West Fairview Avenue
40.026   824 W San Antonio
40.027   616 North Main
40.028   921 W. Tyler Ave.
40.029   11910 Perrin Beitel Rd.
 40.03   11623 West Avenue
40.031   9331 Wurzbach Rd.
40.032   3335 Isleta Blvd. S.W.
40.033   501 E. Hwy 190
40.034   702 N. Dal Paso St.
40.035   1141 S Main St.
40.036   2700 Candler Rd
40.037   3036 S. Garnett Road
40.038   7621 Geyer Spring Road
40.039   4296 W. Thomas Rd.
 40.04   4245 S. Central Ave
40.041   12040 N. 35th Avenue
40.042   1546 E. Roosevelt St.
40.043   3150 E. Thomas Rd.
40.044   546 N. Grand Avenue
40.045   5112 Fourth St. N.W.
40.046   4925 Walzem Rd
40.047   2616 E. Veterans Memorial Blvd.
40.048   2307 Juan Tabo Blvd. N.E.
40.049   1298 Hwy 121
 40.05   3234 S 14th St
40.051   5339 Cameron Road
40.052   3561 MLK Jr Dr
40.053   3667 Campbellton Rd. SW
40.054   75 S. Marietta Parkway, SW
40.055   777 Shurling Dr
40.056   535 S. Beckham Avenue
40.057   8545 Research Blvd.
40.058   1600 S. Brahma Blvd
40.059   2405 Airways Blvd
 40.06   5034 N. Peoria Ave.
40.061   7090 E. Golf Links Rd.
40.062   2395 Boca Chica Blvd
40.063   1430 Main Street
40.064   295 E. Hwy 77
40.065   1336 W. County Road
40.066   2626 North Decatur Rd
40.067   911 Cleveland Ave
40.068   238 W. Woodrow Wilson Ave.
40.069   1264 Ellis Avenue
 40.07   4458 Elvis Presley
40.071   4970 S. Peoria Ave.
40.072   7444 S. Central Ave
40.073   1425 Georgia Ave
40.074   3221 Mansfield Hwy.
40.075   1306 US 280 By-Pass
40.076   4256 Buena Vista Road
40.077   1322 East Lamar Street
40.078   213 New Franklin Rd
40.079   526 West Taylor St
 40.08   9253 N Pennsylvania
40.081   1805 Candler Rd
40.082   2275 Elvis Presley Blvd.
40.083   1035 W. Mockingbird Ln.
40.084   2237 Frayser Blvd
40.085   104 E. 16th Avenue
40.086   820 N Main St
40.087   401 W. Pioneer Pkwy
40.088   714 Northwest Grand Avenue
40.089   515 W. 2nd Street
 40.09   1145 Third Avenue, West
40.091   3869 E. Grant
40.092   1710 S. 31St Street
40.093   1122 Fort Benning Road
40.094   2138 Pio Nono Ave
40.095   1850 S. General McMullen
40.096   4009 Vanderbilt Road
40.097   4224 Miller Ave.
40.098   2600 E. Gregory Blvd.
40.099   8757 Huebner Rd
  40.1   2308 E. Princess Ann Road
40.101   917 Pat Booker Road
40.102   719 Hooks Ave.
40.103   128 1/2 Edinburg St.
40.104   8459 Five Palms Dr.
40.105   2915 Lower Wetumpka Road
40.106   1889 Rigsby Avenue
40.107   7600 a/k/a 7620 Hampton Blvd
40.108   694 E. Hidalgo Ave.
40.109   4305 N. Ben Jordan St.
 40.11   350 Effingham St.
40.111   U.S. 83 & FM 907 Rd.
40.112   US Business Hwy 83 & Star Plaza
40.113   206 W Rio Grande St.
40.114   806 US Hwy 259 N.
40.115   1714 S. 77 Sunshine Strip
40.116   1018 Second Street
40.117   1317 10th Street
40.118   5096 Farm Rd. 78
40.119   1220 Buckner Blvd
 40.12   4210 Gaston Avenue
40.121   2205 Nolana Ave.
40.122   2000 Toler Rd
40.123   901 E. Main St.
40.124   820 E. University Dr.
40.125   100 Vineville St
40.126   9010 N.E. 23rd St.
40.127   1104 FM 802
40.128   419 Hwy 35 N Bypass
40.129   358 Live Oak St.
 40.13   535 W. Elizabeth St.
40.131   207 Grant St.
40.132   5602 Broadway Blvd
40.133   1801 E. Riverside Drive
40.134   2423 Commercial Ave.
40.135   11913 Lake June Rd.
40.136   1505 State Street
40.137   1702 E. Broadway St.
40.138   1308 North Texas Blvd
40.139   151 W. Bitters
 40.14   327 W. Northside Drive
40.141   801 South Jackson Rd.
40.142   2020 E. Beltline Road
40.143   4428 SE 44th St.
40.144   3515 Day Street
40.145   7650 Glenview Drive
40.146   4604 East Broadway St.
40.147   808 E. Battle Street
40.148   2408 East South Blvd.
40.149   4770 Mobile Highway
 40.15   1668 Sycamore View Road
40.151   2516 Inwood Road
40.152   785 Division Street
40.153   3061 Terry Road
40.154   4826 Southmost Rd.
40.155   728 N. Galloway Ave.
40.156   500 South International Blvd.
40.157   7460 E 14th St.
40.158   1748 Highway 100
40.159   716 North Main St
 40.16   905 Avenue Q
40.161   430 S. New Braunfels Ave.
40.162   1923 Goliad Rd
40.163   1702 Guadalupe St.
40.164   510 W. Oltorf St.
40.165   1150 Airport Blvd.
40.166   501 N. O'Connor Rd
40.167   2019 Singleton Blvd
40.168   3420 San Bernardo Ave.
40.169   2120 W. Seminary Dr.
 40.17   7848 N. Oracle Rd.
40.171   11500 Blue Ridge Blvd.
40.172   1000 East Abram St.
40.173   1318 S. WW White Rd
40.174   3605 S. Lancaster Rd
40.175   200 Cleveland Ave, SW
40.176   1515 S. Valley Mills Dr.
40.177   2515 East 12th Street
40.178   3900 Indiana Ave.
40.179   5500 Prospect Avenue
 40.18   3052 Jefferson Avenue, SW
40.181   402 W. Valencia Rd.
40.182   1405 Moreland Ave. SE
40.183   2324 29th Avenue,
40.184   3344 Lackland Rd
40.185   1822 S. Zarzamora St.
40.186   1819 N. 10th Street
40.187   205 W. Hwy 83
40.188   2442 Summer Avenue
40.189   2501 E. Ensley Avenue
 40.19   1222 Central Avenue
40.191   3900 NE 28th Street
40.192   1401 Dr. Martin Luther King Dr.
    41   545 Route 17 South
    42   832 - 898 Plaza Boulevard
    43   1525 & 1535 Rancho Conejo Boulevard
    44   455 S. Bibb Avenue
    45   600, 620 & 640 Shiloh Road
    46   100-250 South Nevada Highway 160
    47   2701 Grapevine Mills Boulevard
    48   16200 Bear Valley Road
    49   14440 Chantilly Crossing Lane
    50   400 Columbus Avenue
    51   201 Queensbury Drive
    52   24757-24875 Alessandro & 14055 Perris Boulevards
    53   4800-4816 & 4801-4807 Broadway
    54   3191 Broadbridge Avenue
    55   5329 Westbard Ave
    56   1735 Baltimore and 1716 & 1722 Main
    57   Various
 57.01   6220 North Murray Avenue
 57.02   4501 Harbour Lake Drive
    58   10434 Midtown Parkway
    59   6889 Hightower Drive
    60   1150-1200 Yamato Road
    61   1728 and 1762 South Greenfield Road
    62   10558 Mountain View Avenue
    63   2800 Laurens Road
    64   3515-3541 North Carefree Circle
    65   Various
 65.01   405-551 87th Lane NE
 65.02   170 89th Ave NE
    66   2905 Sheridan Street
    67   1801 North Lamar Street
    68   7208 - 7290 W. Lake Mead Blvd
    69   600 West Gaines Street
    70   Various
 70.01   10121 Lake June Road
 70.02   1101 North Judge Ely Boulevard
 70.03   540 10th Street
 70.04   511 East Yeagua Street
 70.05   1500-1546 11th Street
    71   3909 Arctic Boulevard
    72   2292 Onslow Drive
    73   Various


 73.01   9100 East Highway 290
 73.02   7545 Midllothian Turnpike
 73.03   1025 Birdsong Drive
    74   8340 Indian Head Highway
    75   360 Union Boulevard
    76   56114 Stoney Place Drive
    77   5300 North Powerline Road
    78   Various
 78.01   238 52nd Street
 78.02   2120 Grand Avenue
    79   3925 & 3945 East Broadway Road
    80   305 Church Street
         Various
    81   10000 Business Boulevard
    82   4010 Airpark Drive
    83   1520-1595 Wilmington Drive
    84   1768 Park Center Drive
    85   21050 North Tatum Boulevard
    86   Various
 86.01   347 Keister Road
 86.02   654 South Main Street
    87   2036 North Walnut Street
    88   1010 NE Crain Highway
    89   3485 & 3487 South Chevrolet Drive
    90   215 Inverness Center Drive
    91   110 Pine Avenue
    92   3930 East Watkins Street
    93   7633 East Jefferson Avenue
    94   170 -182 Mansfield Avenue, Route 140
    95   715, 701, 703 and 719 Northside Drive East
    96   10401 Rhode Island Avenue
    97   3675 Crestwood Parkway
    98   1700 North Rose Avenue
    99   52-15 Grand Avenue
   100   627-682 79th Street and 2-124 Newmarket Square
   101   19 Laurel Avenue
   102   3120 South Kirkman Road
   103   1370 Dogwood Drive South East
   104   48317-48389 Fremont Boulevard
   105   6188 & 6192 Oxon Hill Road
   106   17440 College Parkway
   107   1850 Towne Park Drive
   108   1625 Rio Bravo Boulevard SW
   109   180 Otay Lakes Road
   110   1500 Pleasant Hill Road
   111   377 Carlls Path
   112   755 Commerce Drive
   113   2301 L. Don Dodson Drive
   114   1100-1198 South Coast Highway
   115   1703 Central Park Avenue
   116   Various
116.01   3020 Minnesota Drive
116.02   5011 & 5121 Arctic Blvd
116.03   703 West Northern Lights Blvd
   117   255 Gold Rivers Court
   118   100-240 S. Jordan Creek Parkway
   119   6601 Highway 179
   120   850 East Bidwell Street
   121   Various
121.01   376 Jefferson Road
121.02   3136 Winton Road South
   122   23744-23792 San Fernando Road
   123   14141 Covello Street
   124   30057-30081 Industrial Parkway Southwest
   125   1234 North Main Road
   126   8851 Center Drive
   127   7268-7274 U.S. Highway 11/Gadsden Highway
   128   7304 McClean Boulevard
   129   36 South Pennsylvania Street
   130   1397 State Road 7
   131   8401 Contee Road
   132   8195 Old Jumpers Hole Road
   133   6800 Woodstork Road
   134   4300 Emerald Street
   135   5525 Baltimore National Pike
   136   1205 - 1243 Shopping Center Road
   137   7290 East 55th Avenue
   138   60-126 Skokie Boulevard
   139   1600 Westbrook Plaza Drive
   140   12211 Middlebrook Road
   141   1015 Cobb Place Boulevard
   142   10210 Windhorst Boulevard
   143   80 Newtown Road
   144   6705 West Highway 290
   145   700 Prince Frederick Boulevard
   146   5025 Crumpler Road
   147   6732 South Peoria Avenue
   148   750 Saturn Parkway
   149   4100 West Woods Edge Lane
   150   560 Greers Chapel Drive, NW
   151   120 Milestone Way

   152   35781-35935 Date Palm Drive
   153   11333 Owings Mills Boulevard
   154   2531-2551 West Main Street
   155   1 West California Boulevard
   156   80 East Dawes Street
   157   46531 - 46665 Fremont Boulevard
   158   5750 North Major Drive
   159   736 Southbridge Street
   160   310 East Grand Avenue
   161   1437 Central Avenue
   162   12176, 12222, 12226 S. 1000 East
   163   801 Piner Road
   164   2150 47th Street
   165   350 Ashville Avenue
   166   3235 Western Branch Boulevard
   167   117 Cedar Lane
   168   34210 9th Avenue South
   169   737 Montgomery Highway
   170   1002-1052 West State Road 436
   171   1870-1894 Stickney Point Road
   172   703 Greenwood Boulevard SE
   173   214 & 223 East 9th Street
         Various
   174   2520 Jacksonville Highway
   175   3030 Bullock Road
   176   2000 West Mercury Boulevard
   177   1530 South Torrence Avenue
   178   1200 Baltimore Boulevard
   179   Various
179.01   4811 Roe Boulevard
179.02   6880 Johnson Drive
179.03   340 West 72nd Street
179.04   6001 Northeast Antioch Rd.
179.05   2004 East Santa Fe
179.06   120 Browns Switch Rd.
179.07   215 East Young
179.08   3441 Main Street
179.09   2919 S. Lewis
   180   205 West Nolana Loop
   181   9140 East Westview
   182   9480 West Stockton Boulevard
   183   10711 Vinedale Street
   184   15329 Little Valley Road
   185   9420 Spectrum Drive
   186   1150 Hanes Mall Boulevard
   187   62 Ken Hayes Drive
   188   1306 NW Hoyt Street
   189   7233 Windsor Mill Road
         Various
   190   1955 West New Haven Avenue
   191   2700 West New Haven Avenue
   192   5701 Tinker Diagonal
   193   1435 West Tunnel Boulevard
   194   114 Barnard & 109 Whitaker Street
   195   1111 North Hamilton Road
   196   861 South Atlantic Boulevard
   197   805-811 North La Cienega Boulevard
   198   900 Highway 1417 South
   199   12999 Park Boulevard
   200   220 Bobby Jones Expressway
   201   6800 Broken Sound Parkway
   202   3544 West University Boulevard
   203   1501 Wilson Street
   204   1300 S. Pleasant Valley
   205   1701 West Parmer Lane
   206   32320 State Highway 249
   207   3509 David Cox Road
   208   301 North Tyndall Parkway
   209   342 North Lewis Road
   210   4800 Burnet Road
   211   1050 N Armando Street
   212   6322 Lincoln Avenue
   213   525-529 Los Angeles Street
   214   202 Rue Iberville
   215   2455 South State Street
   216   6050 Hwy 90
   217   12211 West Washington Boulevard
   218   8335-8373 Ardwick/Ardmore Road
   219   7404 Boulder Avenue
   220   15500 Greenway Hayden Loop
   221   1015 North Chowning Avenue
   222   5523 NC Highway 55
   223   8 Kocher Drive
   224   3530 Victoria Park Road
   225   Various
225.01   61 Wilton Road
225.02   59 Wilton Road
   226   2689-2719 Pulaski Highway
   227   5555 Washington Avenue
   228   2600 NE Andresen Road
   229   39 Cotterrew Drive
   230   27300 Detroit Road
   231   3904-3944 East Grant Road
   232   5900-5934 Shakertown Drive Northwest
   233   3571 South Tower Road
   234   1830 East Main Street
   235   1825 & 1829 Maple Road
   236   1081 Beal Parkway
   237   1505 La Fonda Drive
   238   7300 West 135th Street
   239   1805 30th Street Northwest
   240   807 Taft Street and 805-901 Rhode Place
   241   1 East Nine Mile Road
   242   335 East Avenue K-10
   243   150 North 12th Avenue
   244   3002 Prigmor Avenue
   245   325 Bridgefield Place
   246   5550 Wares Ferry Road
   247   5863 Darrow Road
   248   1275 Fell Street
   249   12601-12623 East Sprague Avenue
   250   1864-1870 North Vermont Avenue
   251   5523 NC Highway 55
   252   9707 Cedar Avenue
   253   823 South Fedora Street
   254   592 12th Street
   255   3441 West 2nd Street
   256   345 West Pearl Avenue
   257   789 West End Avenue
   258   5204 Maryland Way
   259   11620 FM 1960 East
   260   8250 FM 78
   261   200 East Highway 12
   262   5921 Rising Sun Avenue
   263   2929 North 36th Street
   264   5940-5958 Shakertown Drive Northwest
   265   11911 US Highway 70 West
   266   470 North Midway Drive
   267   160 Dabney Road
   268   Various
268.01   1510 S. Bentsen Palm Dr (FM 2062)
268.02   5603 Stahl Rd
268.03   4200 Bellmead Dr
   269   9225 West Parmer Lane
   270   1980 Main Street
   271   14740 North Northsight Boulevard
   272   3501 Del Prado Boulevard South
   273   1875 Pacific Avenue
   274   1848 Second Avenue
   275   821 Concord Road
   276   3888 Highway 90
   277   525 22nd Avenue NW and 1400 8th Street NW
   278   1311 Morman Mill Road
   279   2570 South Broadway Street
   280   6310 Lemmon Avenue
   281   Various
281.01   1750 4th Ave SW
281.02   511 Hwy 123 South
281.03   417 E. Orange Ave
   282   21-43 Otterside Court
   283   6020 Hamner Avenue
   284   601 Green Street
   285   1037 Glenbrook Way
   286   16844 Passage Avenue
   287   18101 Preston Road
   288   1011 SW Emkay Drive
   289   8405 & 8355 Alice Avenue
   290   3900 North Lovington Highway
   291   3560 East Woodmen Road
   292   1255 Grimes Bridge Road
   293   12010-12040 East Marietta Avenue
   294   1524 - 1638 12th Street NW
   295   1730 University Drive East
   296   2917-3039 E 47th Street
   297   10 The Boulevard
   298   2071 West 4th Street
   299   156 Robert Drive & 193-195 Mead Street
   300   75 Rancho Road
   301   215 North Redwood Road
   302   12923 East Colonial Drive
   303   1277-1317 Lost Nation Road
   304   208 Turner Street
   305   904 Atlantic Avenue
   306   55-57 Clintonview Blvd
   307   10103 Cherry Lane
   308   1497 Granite Hills Drive
   309   2290 Kipling Street & 9845 West 22nd Place
   310   813 South Ramona Avenue
   311   20 Williamson Way
   312   3012 Harrison Street
   313   6409-6415 Frederick Road
   314   114 Halsted Street
   315   17920 Sierra Highway
   316   9236 Somerset Boulevard
   317   909-911 Standard Street
   318   8915 West Overland Road
   319   1609 & 1701 Walnut Street
   320   138 Pearl Street
   321   1440 Elm Street
   322   709 Southgate
   323   2067 Cedar Avenue
   324   613-615 McHugh Road
   325   1010 Pico Boulevard
   326   233 Bayshore Drive
   327   1523 West Jefferson Boulevard
   328   825 South Westlake Avenue
   329   1034 North Kemp Street
   330   2124 West 157th Street
   331   1105 South Standard Avenue
   332   981 West F Street
   333   5255 Riverton Avenue

                                                                                Cut-Off Date   Original      Monthly P&I Debt
Loan #   City                   County                 State     Zip Code       Balance ($)    Balance ($)   Service ($)
------   --------------------   --------------------   -------   ------------   ------------   -----------   ----------------
     1   New York               New York               NY        10009, 10010    800,000,000   800,000,000       4,360,822.22


  1.01   New York               New York               NY        10009, 10010    618,867,925   618,867,925
  1.02   New York               New York               NY        10009, 10010    181,132,075   181,132,075
     2   New York               New York               NY               10036    170,000,000   170,000,000         881,882.08
     3   New York               New York               NY               10014    125,000,000   125,000,000         806,353.09
     4   Austin                 Travis                 TX               78759     83,000,000    83,000,000         387,214.02
     5   Atlanta                Fulton                 GA               30326     82,000,000    82,000,000         468,936.59
     6   Memphis                Shelby                 TN        Various          67,000,000    67,000,000         310,521.18
  6.01   Memphis                Shelby                 TN               38118      8,644,000     8,644,000
  6.02   Memphis                Shelby                 TN               38118      7,400,000     7,400,000
  6.03   Memphis                Shelby                 TN               38118      7,000,000     7,000,000
  6.04   Memphis                Shelby                 TN               38118      6,200,000     6,200,000
  6.05   Memphis                Shelby                 TN               38118      6,050,000     6,050,000
  6.06   Memphis                Shelby                 TN               38118      5,200,000     5,200,000
  6.07   Memphis                Shelby                 TN               38141      4,624,000     4,624,000
  6.08   Memphis                Shelby                 TN               38118      4,200,000     4,200,000
  6.09   Memphis                Shelby                 TN               38118      4,088,000     4,088,000
   6.1   Memphis                Shelby                 TN               38118      2,900,000     2,900,000
  6.11   Memphis                Shelby                 TN               38118      2,400,000     2,400,000
  6.12   Memphis                Shelby                 TN               38118      2,308,000     2,308,000
  6.13   Memphis                Shelby                 TN               38118      2,250,000     2,250,000
  6.14   Memphis                Shelby                 TN               38118      2,200,000     2,200,000
  6.15   Memphis                Shelby                 TN               38118      1,536,000     1,536,000
     7   Camp Hill              Cumberland             PA               17011     65,000,000    65,000,000         369,062.85
     8   Santa Monica           Los Angeles            CA               90404     62,000,000    62,000,000         293,262.58
     9   New York               New York               NY               10001     55,000,000    55,000,000         358,153.60
    10   Miami                  Miami-Dade             FL        33122; 33166     53,500,000    53,500,000         247,935.35




    11   Scottsdale             Maricopa               AZ               85254     50,000,000    50,000,000         294,268.66
    12   Phoenix                Maricopa               AZ               85020     50,000,000    50,000,000         248,659.72

 12.01   Phoenix                Maricopa               AZ               85020     18,400,000    18,400,000
 12.02   Phoenix                Maricopa               AZ               85020     18,400,000    18,400,000
 12.03   Phoenix                Maricopa               AZ               85020     13,200,000    13,200,000
         Various                Various                NJ        Various          43,375,525    43,500,000         293,416.19
    13   Union City             Hudson                 NJ                7087     18,870,207    18,924,359         127,648.58
    14   Irvington              Essex                  NJ                7111     12,256,366    12,291,538          82,908.88
    15   Jersey City            Hudson                 NJ                7307     12,248,952    12,284,103          82,858.73
    16   Glendale               Maricopa               AZ               85305     42,900,000    42,900,000         206,335.30
    17   Dallas                 Dallas                 TX               75207     41,000,000    41,000,000         241,614.15
    18   Kingsport              Sullivan               TN               37664     39,500,000    39,500,000         189,497.14
    19   San Diego              San Diego              CA               92123     38,700,000    38,700,000         188,298.61
    20   Cerritos               Los Angeles            CA               90703     37,500,000    37,500,000         217,640.65
    21   Eagan                  Dakota                 MN               55121     36,938,986    37,000,000         204,795.27
    22   Bala Cynwyd            Montgomery             PA               19004     35,000,000    35,000,000         202,630.30
    23   New Orleans            Orleans Parish         LA               70130     34,954,278    35,000,000         213,683.26
    24   Overland Park          Johnson                KS               66211     34,500,000    34,500,000         200,894.52


    25   Indianapolis           Marion                 IN               46241     33,600,000    33,600,000         193,102.46
    26   Highland Heights       Cuyahoga               OH               44143     33,500,000    33,500,000         194,009.77


    27   Liverpool              Onondaga               NY               13090     32,803,754    33,000,000         209,603.94
    28   Washington             District of Columbia   DC               10022     32,500,000    32,500,000         159,976.74
    29   Lexington              Fayette                KY               40509     31,680,000    31,680,000         179,279.72

    30   San Antonio            Bexar                  TX               78216     31,321,340    31,390,000         186,738.26
 30.01   San Antonio            Bexar                  TX               78216     20,744,525    20,790,000
 30.02   San Antonio            Bexar                  TX               78216     10,576,814    10,600,000
    31   East Windsor           Mercer                 NJ               08520     30,850,000    30,850,000         177,628.96
    32   Wytheville             Wythe                  VA               24382     30,615,000    30,615,000         178,719.18
    33   Temecula               Riverside              CA               92591     30,500,000    30,500,000         145,997.57
    34   South Deerfield        Franklin               MA               01373     28,800,000    28,800,000         170,270.85
    35   Richardson             Dallas                 TX               75080     27,949,962    28,000,000         147,205.04
    36   Stamford               Fairfield              CT                6902     27,464,243    27,568,000         171,177.89
    37   Tucson                 Pima                   AZ               85712     27,040,066    27,105,000         170,336.28
    38   Elkridge               Anne Arundel           MD               21076     27,000,000    27,000,000         128,900.63
    39   Fayetteville           Cumberland             NC        Various          26,325,000    26,325,000         129,135.09
 39.01   Fayetteville           Cumberland             NC               28314     11,325,000    11,325,000
 39.02   Fayetteville           Cumberland             NC               28311     10,500,000    10,500,000
 39.03   Fayetteville           Cumberland             NC               28311      4,500,000     4,500,000
    40   Various                Various                Various   Various          24,226,992    25,000,000         163,991.36
40.001   Little Rock            Pulaski                AR               72204        126,182       130,208
40.002   Pine Bluff             Jefferson              AR               71601        126,182       130,208
40.003   San Antonio            Bexar                  TX               78214        126,182       130,208
40.004   Memphis                Shelby                 TN               38107        126,182       130,208
40.005   Memphis                Shelby                 TN               38108        126,182       130,208
40.006   San Antonio            Bexar                  TX               78212        126,182       130,208
40.007   Dallas                 Dallas                 TX               75232        126,182       130,208
40.008   Oklahoma City          Oklahoma               OK               73111        126,182       130,208
40.009   Memphis                Shelby                 TN               38114        126,182       130,208
 40.01   Memphis                Shelby                 TN               38109        126,182       130,208
40.011   Memphis                Shelby                 TN               38106        126,182       130,208
40.012   Gulfport               Harrison               MS               39501        126,182       130,208
40.013   Laurel                 Jones                  MS               39440        126,182       130,208
40.014   Mission                Hildago                TX               78504        126,182       130,208
40.015   Decatur                DeKalb                 GA               30035        126,182       130,208
40.016   Vicksburg              Warren                 MS               39183        126,182       130,208
40.017   Greenville             Hunt                   TX               75401        126,182       130,208
40.018   Brownsville            Cameron                TX               78521        126,182       130,208
40.019   Midland                Midland                TX               79701        126,182       130,208
 40.02   Odessa                 Ector                  TX               79762        126,182       130,208
40.021   Albuquerque            Bernalillo             NM               87102        126,182       130,208
40.022   Bryan                  Brazos                 TX               77803        126,182       130,208
40.023   San Antonio            Bexar                  TX               78237        126,182       130,208
40.024   Beeville               Bee                    TX               78102        126,182       130,208
40.025   Montgomery             Montgomery             AL               36105        126,182       130,208
40.026   New Braunfels          Comal                  TX               78130        126,182       130,208
40.027   Cleburne               Johnson                TX               76033        126,182       130,208
40.028   Harlingen              Cameron                TX               78550        126,182       130,208
40.029   San Antonio            Bexar                  TX               78217        126,182       130,208
 40.03   San Antonio            Bexar                  TX               78213        126,182       130,208
40.031   San Antonio            Bexar                  TX               78240        126,182       130,208
40.032   Albuquerque            Bernalillo             NM               87105        126,182       130,208
40.033   Copperas Cove          Coryell                TX               76522        126,182       130,208
40.034   Hobbs                  Lea                    NM               88240        126,182       130,208
40.035   Roswell                Chaves                 NM               88203        126,182       130,208
40.036   Decatur                DeKalb                 GA               30034        126,182       130,208
40.037   Tulsa                  Tulsa                  OK               74129        126,182       130,208
40.038   Little Rock            Pulaski                AR               72209        126,182       130,208
40.039   Phoenix                Maricopa               AZ               85019        126,182       130,208
 40.04   Phoenix                Maricopa               AZ               85040        126,182       130,208
40.041   Phoenix                Maricopa               AZ               85029        126,182       130,208
40.042   Phoenix                Maricopa               AZ               85006        126,182       130,208
40.043   Phoenix                Maricopa               AZ               85016        126,182       130,208
40.044   Nogales                Santa Cruz             AZ               85621        126,182       130,208
40.045   Albuquerque            Bernalillo             NM               87107        126,182       130,208
40.046   San Antonio            Bexar                  TX               78218        126,182       130,208
40.047   Killeen                Bell                   TX               76543        126,182       130,208
40.048   Albuquerque            Bernalillo             NM               87112        126,182       130,208
40.049   Lewisville             Denton                 TX               75057        126,182       130,208
 40.05   Abilene                Taylor                 TX               79605        126,182       130,208
40.051   Austin                 Travis                 TX               78723        126,182       130,208
40.052   Atlanta                Fulton                 GA               30331        126,182       130,208
40.053   Atlanta                Fulton                 GA               30331        126,182       130,208
40.054   Marietta               Cobb                   GA               30064        126,182       130,208
40.055   Macon                  Bibb                   GA               31211        126,182       130,208
40.056   Tyler                  Smith                  TX               75702        126,182       130,208
40.057   Austin                 Travis                 TX               78758        126,182       130,208
40.058   Kingsville             Kleberg                TX               78363        126,182       130,208
40.059   Memphis                Shelby                 TN               38114        126,182       130,208
 40.06   Tulsa                  Tulsa                  OK               74126        126,182       130,208
40.061   Tucson                 Pima                   AZ               85730        126,182       130,208
40.062   Brownsville            Cameron                TX               78521        126,182       130,208
40.063   Eagle Pass             Maverick               TX               78852        126,182       130,208
40.064   San Benito             Cameron                TX               78586        126,182       130,208
40.065   Odessa                 Ector                  TX               79764        126,182       130,208
40.066   Decatur                DeKalb                 GA               30033        126,182       130,208
40.067   East Point             Fulton                 GA               30344        126,182       130,208
40.068   Jackson                Hinds                  MS               39213        126,182       130,208
40.069   Jackson                Hinds                  MS               39209        126,182       130,208
 40.07   Memphis                Shelby                 TN               38116        126,182       130,208
40.071   Tulsa                  Tulsa                  OK               74105        126,182       130,208
40.072   Phoenix                Maricopa               AZ               85042        126,182       130,208
40.073   Macon                  Bibb                   GA               31201        126,182       130,208
40.074   Fort Worth             Tarrant                TX               76119        126,182       130,208
40.075   Phenix City            Russell                AL               36867        126,182       130,208
40.076   Columbus               Muscogee               GA               31907        126,182       130,208
40.077   Americus               Sumtes                 GA               31709        126,182       130,208
40.078   Lagrange               Troup                  GA               30240        126,182       130,208
40.079   Griffin                Spalding               GA               30223        126,182       130,208
 40.08   Village                Oklahoma               OK               73120        126,182       130,208
40.081   Decatur                DeKalb                 GA               30032        126,182       130,208
40.082   Memphis                Shelby                 TN               38106        126,182       130,208
40.083   Dallas                 Dallas                 TX               75247        126,182       130,208
40.084   Memphis                Shelby                 TN               38127        126,182       130,208
40.085   Cordele                Crisp                  GA               31015        126,182       130,208
40.086   Altus                  Jackson                OK               73521        126,182       130,208
40.087   Grand Prairie          Dallas                 TX               75051        126,182       130,208
40.088   Phoenix                Maricopa               AZ               85007        126,182       130,208
40.089   Mercedes               Hidalgo                TX               78570        126,182       130,208
 40.09   Birmingham             Jefferson              AL               35204        126,182       130,208
40.091   Tucson                 Pima                   AZ               85716        126,182       130,208
40.092   Temple                 Bell                   TX               76504        126,182       130,208
40.093   Columbus               Muscogee               GA               31903        126,182       130,208
40.094   Macon                  Bibb                   GA               31206        126,182       130,208
40.095   San Antonio            Bexar                  TX               78226        126,182       130,208
40.096   Birmingham             Jefferson              AL               35217        126,182       130,208
40.097   Fort Worth             Tarrant                TX               76119        126,182       130,208
40.098   Kansas City            Jackson                MO               64132        126,182       130,208
40.099   San Antonio            Bexar                  TX               78240        126,182       130,208
  40.1   Norfolk                Norfolk                VA               23504        126,182       130,208
40.101   Universal City         Bexar                  TX               78148        126,182       130,208
40.102   Donna                  Hidalgo                TX               78537        126,182       130,208
40.103   Elsa                   Hidalgo                TX               78543        126,182       130,208
40.104   San Antonio            Bexar                  TX               78242        126,182       130,208
40.105   Montgomery             Montgomery             AL               36110        126,182       130,208
40.106   San Antonio            Bexar                  TX               78210        126,182       130,208
40.107   Norfolk                Norfolk                VA               23505        126,182       130,208
40.108   Raymondville           Willacy                TX               78580        126,182       130,208
40.109   Victoria               Victoria               TX               77901        126,182       130,208
 40.11   Portsmouth             Portsmouth             VA               23704        126,182       130,208
40.111   Alamo                  Hidalgo                TX               78516        126,182       130,208
40.112   Rio Grande City        Starr                  TX               78582        126,182       130,208
40.113   Victoria               Victoria               TX               77901        126,182       130,208
40.114   Kilgore                Gregg                  TX               75662        126,182       130,208
40.115   Harlingen              Cameron                TX               78550        126,182       130,208
40.116   Pleasanton             Atascosa               TX               78064        126,182       130,208
40.117   Floresville            Wilson                 TX               78114        126,182       130,208
40.118   San Antonio            Bexar                  TX               78219        126,182       130,208
40.119   Dallas                 Dallas                 TX               75217        126,182       130,208
 40.12   Dallas                 Dallas                 TX               75246        126,182       130,208
40.121   McAllen                Hidalgo                TX               78504        126,182       130,208
40.122   Longview               Gregg                  TX               75605        126,182       130,208
40.123   Grand Prairie          Dallas                 TX               75050        126,182       130,208
40.124   Edinburg               Hidalgo                TX               78539        126,182       130,208
40.125   Fort Valley            Peach                  GA               31030        126,182       130,208
40.126   Midwest City           Oklahoma               OK               73141        126,182       130,208
40.127   Brownsville            Cameron                TX               78526        126,182       130,208
40.128   Port Lavaca            Calhoun                TX               77979        126,182       130,208
40.129   Marlin                 Falls                  TX               76661        126,182       130,208
 40.13   Brownsville            Cameron                TX               78520        126,182       130,208
40.131   Roma                   Starr                  TX               78584        126,182       130,208
40.132   Garland                Dallas                 TX               75043        126,182       130,208
40.133   Austin                 Travis                 TX               78741        126,182       130,208
40.134   San Antonio            Bexar                  TX               78221        126,182       130,208
40.135   Balch Springs          Dallas                 TX               75180        126,182       130,208
40.136   Greensboro             Hale                   AL               36744        126,182       130,208
40.137   Lubbock                Lubbock                TX               79403        126,182       130,208
40.138   Weslaco                Hidalgo                TX               78596        126,182       130,208
40.139   San Antonio            Bexar                  TX               78216        126,182       130,208
 40.14   Jackson                Hinds                  MS               39206        126,182       130,208
40.141   Pharr                  Hidalgo                TX               78577        126,182       130,208
40.142   Carrollton             Denton                 TX               75006        126,182       130,208
40.143   Oklahoma City          Oklahoma               OK               73135        126,182       130,208
40.144   Montgomery             Montgomery             AL               36108        126,182       130,208
40.145   Richland Hills         Tarrant                TX               76180        126,182       130,208
40.146   N. Little Rock         Pulaski                AR               72117        126,182       130,208
40.147   Talladega              Talladega              AL               35160        126,182       130,208
40.148   Montgomery             Montgomery             AL               36116        126,182       130,208
40.149   Montgomery             Montgomery             AL               36108        126,182       130,208
 40.15   Memphis                Shelby                 TN               38134        126,182       130,208
40.151   Dallas                 Dallas                 TX               75235        126,182       130,208
40.152   Biloxi                 Harrison               MS               39530        126,182       130,208
40.153   Jackson                Hinds                  MS               39212        126,182       130,208
40.154   Brownsville            Cameron                TX               78521        126,182       130,208
40.155   Mesquite               Dallas                 TX               75149        126,182       130,208
40.156   Hidalgo                Hidalgo                TX               78557        126,182       130,208
40.157   Brownsville            Cameron                TX               78521        126,182       130,208
40.158   Port Isabel            Cameron                TX               78578        126,182       130,208
40.159   La Feria               Cameron                TX               78559        126,182       130,208
 40.16   Lubbock                Lubbock                TX               79401        126,182       130,208
40.161   San Antonio            Bexar                  TX               78203        126,182       130,208
40.162   San Antonio            Bexar                  TX               78223        126,182       130,208
40.163   Laredo                 Webb                   TX               78043        126,182       130,208
40.164   Austin                 Travis                 TX               78704        126,182       130,208
40.165   Austin                 Travis                 TX               78702        126,182       130,208
40.166   Irving                 Dallas                 TX               75061        126,182       130,208
40.167   Dallas                 Dallas                 TX               75212        126,182       130,208
40.168   Laredo                 Webb                   TX               78040        126,182       130,208
40.169   Fort Worth             Tarrant                TX               76115        126,182       130,208
 40.17   Tucson                 Pima                   AZ               85704        126,182       130,208
40.171   Kansas City            Jackson                MO               64134        126,182       130,208
40.172   Arlington              Tarrant                TX               76010        126,182       130,208
40.173   San Antonio            Bexar                  TX               78220        126,182       130,208
40.174   Dallas                 Dallas                 TX               75216        126,182       130,208
40.175   Atlanta                Fulton                 GA               30315        126,182       130,208
40.176   Waco                   McLennan               TX               76711        126,182       130,208
40.177   Kansas City            Jackson                MO               64127        126,182       130,208
40.178   Kansas City            Jackson                MO               64130        126,182       130,208
40.179   Kansas City            Jackson                MO               64130        126,182       130,208
 40.18   Birmingham             Jefferson              AL               35211        126,182       130,208
40.181   Tucson                 Pima                   AZ               85706        126,182       130,208
40.182   Atlanta                Fulton                 GA               30316        126,182       130,208
40.183   Birmingham             Jefferson              AL               35207        126,182       130,208
40.184   Fort Worth             Tarrant                TX               76116        126,182       130,208
40.185   San Antonio            Bexar                  TX               78207        126,182       130,208
40.186   McAllen                Hidalgo                TX               78501        126,182       130,208
40.187   Weslaco                Hidalgo                TX               78596        126,182       130,208
40.188   Memphis                Shelby                 TN               38112        126,182       130,208
40.189   Birmingham             Jefferson              AL               35211        126,182       130,208
 40.19   Kansas City            Wyandotte              KS               66102        126,182       130,208
40.191   Haltom City            Tarrant                TX               76111        126,182       130,208
40.192   Little Rock            Pulaski                AR               72202        126,182       130,208
    41   Paramus                Bergen                 NJ               07652     24,000,000    24,000,000         142,429.56
    42   Lancaster              Lancaster              PA               17601     23,546,525    23,600,000         129,781.72
    43   Thousand Oaks          Ventura                CA               91320     23,437,500    23,437,500         143,699.54
    44   Eagle Pass             Maverick               TX               78852     23,175,000    23,175,000         132,896.70
    45   Plano                  Collin                 TX               75023     22,700,000    22,700,000         107,121.93
    46   Pahrump                Nye                    NV               89048     22,640,000    22,640,000         128,121.61
    47   Grapevine              Tarrant                TX               76051     22,125,000    22,125,000         109,375.86
    48   Victorville            San Bernardino         CA               92392     21,175,000    21,175,000         105,002.41
    49   Chantilly              Fairfax                VA               20151     20,300,000    20,300,000         121,878.47
    50   Valhalla               Westchester            NY               10595     20,000,000    20,000,000         117,669.20
    51   Huntsville             Madison                AL               35802     19,973,150    20,000,000         118,627.30
    52   Moreno Valley          Riverside              CA               92553     19,600,000    19,600,000          91,994.78
    53   Union City             Hudson                 NJ               07087     19,100,000    19,100,000         109,107.72
    54   Stratford              Fairfield              CT               06614     18,000,000    18,000,000         106,189.37
    55   Bethesda               Montgomery             MD               20814     17,570,000    17,570,000          85,741.60
    56   Kansas City            Jackson                MO               64108     17,456,080    17,500,000         124,770.44
    57   Various                Berkeley               SC        Various          17,320,000    17,320,000          83,787.91
 57.01   Hanahan                Berkeley               SC               29406     11,720,000    11,720,000
 57.02   Goose Creek            Berkeley               SC               29445      5,600,000     5,600,000
    58   Jacksonville           Duval                  FL               32246     17,225,000    17,225,000         103,605.04
    59   North Richland Hills   Tarrant                TX               76180     17,100,000    17,100,000          81,984.76
    60   Boca Raton             Palm Beach             FL               33431     16,000,000    16,000,000          99,348.75
    61   Mesa                   Maricopa               AZ               85206     15,600,000    15,600,000          90,147.42
    62   Redlands               San Bernardino         CA               92373     15,500,000    15,500,000          72,750.97
    63   Greenville             Greenville             SC               29607     15,125,000    15,125,000          89,711.90
    64   Colorado Springs       El Paso                CO               80917     15,088,000    15,088,000          86,417.34
    65   Blaine                 Anoka                  MN               55434     15,000,000    15,000,000          86,026.74
 65.01   Blaine                 Anoka                  MN               55434     10,900,000    10,900,000
 65.02   Blaine                 Anoka                  MN               55434      4,100,000     4,100,000
    66   Hollywood              Broward                FL               33020     14,964,230    15,000,000          84,229.62
    67   Dallas                 Dallas                 TX               75202     14,925,000    14,925,000          92,187.20
    68   Las Vegas              Clark                  NV               89128     14,520,000    14,520,000          84,108.59
    69   Tallahassee            Leon                   FL               32304     14,500,000    14,500,000          87,224.03
    70   Various                Various                TX        Various          14,442,966    14,500,000          87,869.24
 70.01   Dallas                 Dallas                 TX               75217      4,621,749     4,640,000
 70.02   Abilene                Taylor                 TX               79601      4,173,519     4,190,000
 70.03   Floresville            Wilson                 TX               78114      2,559,891     2,570,000
 70.04   Groesbeck              Limestone              TX               76642      1,892,527     1,900,000
 70.05   Huntsville             Walker                 TX               77340      1,195,280     1,200,000
    71   Anchorage              Anchorage              AK               99503     14,350,000    14,350,000         101,652.23
    72   Jacksonville           Onslow                 NC               28540     13,958,776    14,000,000          84,794.06
    73   Various                Various                Various   Various          13,775,000    13,775,000          70,022.92


 73.01   Austin                 Travis                 TX               78724      6,788,951     6,788,951
 73.02   Richmond               Chesterfield           VA               23225      4,890,964     4,890,964
 73.03   Baytown                Harris                 TX               77521      2,095,085     2,095,085
    74   Fort Washington        Prince George's        MD               20744     13,725,000    13,725,000          67,908.25
    75   Lakewood               Jefferson              CO               80228     13,500,000    13,500,000          79,469.76
    76   Shelby Township        Macomb                 MI               48316     13,500,000    13,500,000          78,354.06
    77   Fort Lauderdale        Broward                FL               33309     13,400,000    13,400,000          78,300.94
    78   West Des Moines        Polk                   IA               50265     13,270,537    13,300,000          78,462.14
 78.01   West Des Moines        Polk                   IA               50265      8,570,971     8,590,000
 78.02   West Des Moines        Polk                   IA               50265      4,699,566     4,710,000
    79   Phoenix                Maricopa               AZ               85040     12,920,000    12,920,000          63,213.79
    80   Huntsville             Madison                AL               35801     12,600,000    12,600,000          73,018.71
         Various                Various                KY        Various          12,573,750    12,573,750         158,240.64
    81   Dry Ridge              Grant                  KY               41035      6,637,500     6,637,500          83,346.63
    82   Owensboro              Daviess                KY               42301      5,936,250     5,936,250          74,894.01
    83   Dupont                 Pierce                 WA               98327     12,500,000    12,500,000          73,026.03
    84   Orlando                Orange                 FL               32835     12,193,424    12,330,000          75,038.02
    85   Phoenix                Maricopa               AZ               85054     12,100,000    12,100,000          69,616.23
    86   Slippery Rock          Butler                 PA               16057     12,063,019    12,100,000          71,769.52
 86.01   Slippery Rock          Butler                 PA               16057      8,828,074     8,855,138
 86.02   Slippery Rock          Butler                 PA               16057      3,234,945     3,244,862
    87   Bloomington            Monroe                 IN               47404     12,000,000    12,000,000          69,648.05
    88   Bowie                  Prince George's        MD               20715     11,950,000    11,950,000          58,316.00
    89   Ellicott City          Howard                 MD               21042     11,885,000    11,885,000          57,998.80
    90   Birmingham             Shelby                 AL               35242     11,850,000    11,850,000          71,275.46
    91   Long Beach             Los Angeles            CA               90802     11,700,000    11,700,000          68,196.29
    92   Phoenix                Maricopa               AZ               85034     11,700,000    11,700,000          68,746.99
    93   Detroit                Wayne                  MI               48214     11,665,000    11,665,000          71,142.00
    94   Norton                 Bristol                MA               02766     11,550,000    11,550,000          51,493.75
    95   Statesboro             Bulloch                GA               30458     11,475,326    11,500,000          79,234.63
    96   Beltsville             Prince Georges         MD               20705     11,190,000    11,190,000          54,607.20
    97   Duluth                 Gwinnett               GA               30096     11,000,000    11,000,000          63,739.52
    98   Oxnard                 Ventura                CA               93030     10,974,697    11,000,000          63,287.48
    99   Maspeth                Queens                 NY               11378     10,972,304    11,000,000          78,174.14
   100   Newport News           Newport News City      VA               23605     10,900,000    10,900,000          62,094.32
   101   Cornwall               Orange                 NY               12518     10,874,000    10,874,000          66,177.09
   102   Orlando                Orange                 FL               32811     10,850,000    10,850,000          63,455.57
   103   Conyers                Rockdale               GA               30013     10,800,000    10,800,000          51,930.00
   104   Fremont                Alameda                CA               94538     10,700,000    10,700,000          68,839.04
   105   Oxon Hill              Prince George's        MD               20745     10,500,000    10,500,000          51,506.88
   106   Livonia                Wayne                  MI               48152     10,500,000    10,500,000          62,279.33
   107   Troy                   Miami                  OH               45373     10,500,000    10,500,000          60,543.40
   108   Albuquerque            Bernalillo             NM               87105     10,360,000    10,360,000          58,953.01
   109   Bonita                 San Diego              CA               91902     10,300,000    10,300,000          59,455.29
   110   Duluth                 Gwinnett               GA               30096     10,160,000    10,160,000          63,086.46
   111   Deer Park              Suffolk County         NY               11729     10,000,000    10,000,000          47,190.28
   112   Decatur                Dekalb                 GA               30030     10,000,000    10,000,000          58,739.00
   113   Bedford                Tarrant                TX               76021     10,000,000    10,000,000          58,230.30
   114   Laguna Beach           Orange                 CA               92651     10,000,000    10,000,000          47,698.61
   115   Yonkers                Westchester            NY               10710     10,000,000    10,000,000          58,198.57
   116   Anchorage              Anchorage              AK               99503      9,987,039    10,000,000          61,571.72
116.01   Anchorage              Anchorage              AK               99503      4,278,074     4,283,626
116.02   Anchorage              Anchorage              AK               99503      3,314,412     3,318,713
116.03   Anchorage              Anchorage              AK               99503      2,394,553     2,397,661
   117   Basalt                 Eagle                  CO               81621      9,800,000     9,800,000          48,006.66
   118   West Des Moines        Dallas                 IA               50266      9,700,000     9,700,000          56,822.42
   119   Sedona                 Yavapai                AZ               86351      9,250,000     9,250,000          55,161.42
   120   Folsom                 Sacramento             CA               95630      9,200,000     9,200,000          52,931.34
   121   Rochester              Monroe                 NY        Various           9,080,006     9,100,000          53,975.42
121.01   Rochester              Monroe                 NY               14623      4,949,102     4,960,000
121.02   Rochester              Monroe                 NY               14623      4,130,904     4,140,000
   122   Newhall                Los Angeles            CA               91321      9,000,000     9,000,000          50,293.73
   123   Van Nuys               Los Angeles            CA               91405      8,987,546     9,000,000          51,723.87
   124   Union City             Alameda                CA               94587      8,970,278     9,000,000          51,044.55
   125   Bowling Green          Wood                   OH               43402      8,900,000     8,900,000          52,249.81
   126   La Mesa                San Diego              CA               91942      8,850,000     8,850,000          55,357.27
   127   Trussville             Jefferson              AL               35173      8,700,000     8,700,000          49,452.24
   128   Baltimore              Baltimore              MD               21234      8,510,000     8,510,000          41,528.80
   129   Indianapolis           Marion                 IN               46204      8,500,000     8,500,000          49,011.32
   130   Wellington             Palm Beach             FL               33414      8,400,000     8,400,000          50,200.34
   131   Laurel                 Prince Georges         MD               20708      8,385,000     8,385,000          40,918.80
   132   Pasadena               Anne Arundel           MD               21122      8,325,000     8,325,000          40,626.00
   133   Tampa                  Hillsborough           FL               33637      8,300,000     8,300,000          50,083.32
   134   Torrance               Los Angeles            CA               90503      8,295,289     8,320,000          50,150.37
   135   Catonsville            Baltimore              MD               21228      8,250,000     8,250,000          40,260.00
   136   Stevensville           Queen Anne             MD               21666      8,200,000     8,200,000          47,074.48
   137   Bradenton              Manatee                FL               34203      8,100,000     8,100,000          47,012.43
   138   Wilmette               Cook                   IL               60091      8,100,000     8,100,000          47,192.25
   139   Winston Salem          Forsyth                NC               27103      8,000,000     8,000,000          47,655.88
   140   Germantown             Montgomery             MD               20874      7,740,000     7,740,000          37,771.20
   141   Kennesaw               Cobb                   GA               30144      7,575,000     7,575,000          37,736.13
   142   Tampa                  Hillsborough           FL               33619      7,500,000     7,500,000          43,378.06
   143   Danbury                Fairfield              CT                6810      7,382,474     7,400,000          55,915.52
   144   Austin                 Travis                 TX               78735      7,240,337     7,250,000          43,327.67
   145   Prince Frederick       Calvert                MD               20678      7,183,211     7,200,000          41,048.11
   146   Memphis                Shelby                 TN               38141      7,150,000     7,150,000          41,589.30
   147   Tulsa                  Tulsa                  OK               74136      6,800,000     6,800,000          39,682.95
   148   Columbia               Lexington              SC               29212      6,768,467     6,800,000          47,664.07
   149   Muncie                 Delaware               IN               47304      6,732,000     6,732,000          40,037.71
   150   Kennesaw               Cobb                   GA               30144      6,579,072     6,600,000          41,461.22
   151   Greenville             Greenville             SC               29615      6,531,000     6,531,000          39,282.70

   152   Cathedral City         Riverside              CA               92234      6,500,000     6,500,000          38,762.08
   153   Owings Mills           Baltimore              MD               21117      6,490,000     6,490,000          31,671.20
   154   Alhambra               Los Angeles            CA               91801      6,315,000     6,315,000          29,533.15
   155   Pasadena               Los Angeles            CA               91105      6,290,042     6,300,000          35,812.02
   156   Perris                 Riverside              CA               92571      6,081,286     6,100,000          36,103.30
   157   Fremont                Alameda                CA               94538      6,000,000     6,000,000          34,938.18
   158   Beaumont               Jefferson              TX               77713      6,000,000     6,000,000          33,879.35
   159   Auburn                 Worcester              MA                1501      5,992,115     6,000,000          36,398.45
   160   El Segundo             Los Angeles            CA               90245      5,987,711     6,000,000          37,255.78
   161   Memphis                Shelby                 TN               38104      5,960,000     5,960,000          34,780.94
   162   Draper                 Salt Lake              UT               84020      5,900,000     5,900,000          33,759.13
   163   Santa Rosa             Sonoma                 CA               95403      5,800,000     5,800,000          31,795.78
   164   Sarasota               Sarasota               FL               34234      5,770,000     5,770,000          27,446.90
   165   Cary                   Wake                   NC               27511      5,750,000     5,750,000          33,958.32
   166   Chesapeake             Chesapeake City        VA               23321      5,582,895     5,600,000          33,226.40
   167   Knoxville              Knox                   TN               37912      5,469,448     5,500,000          36,434.96
   168   Federal Way            King                   WA               98003      5,450,000     5,450,000          31,562.78
   169   Vestavia               Jefferson              AL               35216      5,436,000     5,436,000          27,310.62
   170   Altamonte Springs      Seminole               FL               32714      5,338,197     5,350,000          31,647.27
   171   Sarasota               Sarasota               FL               34231      5,300,000     5,300,000          32,426.47
   172   Greenwood              Pitt                   NC               27858      5,292,951     5,300,000          31,748.92
   173   Los Angeles            Los Angeles            CA               90015      5,200,000     5,200,000          30,016.26
         Medford                Jackson                OR        Various           5,183,680     5,200,000          30,378.83
   174   Medford                Jackson                OR               97501      2,990,584     3,000,000          17,526.25
   175   Medford                Jackson                OR               97504      2,193,095     2,200,000          12,852.58
   176   Hampton                Monroe                 VA               23666      5,173,017     5,200,000          40,307.07
   177   Calumet City           Cook                   IL               60409      5,100,000     5,100,000          29,455.15
   178   Westminster            Carroll                MD               21157      5,060,000     5,060,000          24,692.80
   179   Various                Various                Various   Various           5,058,745     5,200,000          38,427.54
179.01   Roeland Park           Johnson                KS               66205        717,828       737,872
179.02   Mission                Johnson                KS               66202        698,427       717,929
179.03   Kansas City            Jackson                MO               64114        669,326       688,015
179.04   Gladstone              Clay                   MO               64110        645,075       663,087
179.05   Olathe                 Johnson                KS               66062        557,771       573,346
179.06   Slidell                St Tammany             LA               70458        533,521       548,418
179.07   Warrensburg            Johnson                MO               64093        518,970       533,461
179.08   Kansas City            Jackson                MO               64111        504,419       518,504
179.09   New Iberia             Iberia                 LA               70560        213,408       219,367
   180   Pharr                  Hidalgo                TX               78577      5,034,507     5,050,000          29,888.80
   181   Lone Tree              Douglas                CO               80124      5,000,000     5,000,000          29,656.83
   182   Elk Grove              Sacramento             CA               95758      5,000,000     5,000,000          29,816.99
   183   Sun Valley             Los Angeles            CA               91352      5,000,000     5,000,000          29,178.64
   184   Grass Valley           Nevada                 CA               95949      4,900,000     4,900,000          24,991.36
   185   Austin                 Williamson             TX               78717      4,880,000     4,880,000          29,541.03
   186   Winston-Salem          Forsyth                NC               27103      4,792,222     4,800,000          31,372.39
   187   Bourbonnais            Kankakee               IL               60914      4,749,499     4,760,000          28,157.20
   188   Portland               Multnomah              OR               97209      4,689,622     4,700,000          27,787.26
   189   Woodlawn               Baltimore              MD               21201      4,645,000     4,645,000          22,667.60
         Melbourne              Brevard                FL               32904      4,620,000     4,620,000          27,556.58
   190   Melbourne              Brevard                FL               32904      3,520,000     3,520,000          20,968.59
   191   Melbourne              Brevard                FL               32904      1,100,000     1,100,000           6,587.99
   192   Midwest City           Oklahoma               OK               73110      4,580,430     4,600,000          34,377.66
   193   Houma                  Terrebonne             LA               70360      4,553,872     4,560,000          27,017.85
   194   Savannah               Chatham                GA               31401      4,500,000     4,500,000          26,075.26
   195   Gahanna                Franklin               OH               43230      4,500,000     4,500,000          26,089.51
   196   Monterey Park          Los Angeles            CA               91754      4,415,214     4,425,000          26,133.14
   197   Los Angeles            Los Angeles            CA               90069      4,382,511     4,400,000          26,507.66
   198   Sherman                Grayson                TX               75092      4,350,000     4,350,000          25,558.39
   199   Seminole               Pinellas               FL               33756      4,300,000     4,300,000          25,367.46
   200   Martinez               Columbia               GA               30907      4,180,917     4,200,000          29,896.59
   201   Boca Raton             Palm Beach             FL               33487      4,180,000     4,180,000          24,726.28
   202   Jacksonville           Duval                  FL               32217      4,135,000     4,135,000          24,791.41
   203   Batavia                Kane                   IL               60510      4,078,932     4,085,000          24,134.89
   204   Austin                 Travis                 TX               78741      4,000,000     4,000,000          23,470.12
   205   Austin                 Travis                 TX               78727      4,000,000     4,000,000          23,733.14
   206   Pinehurst              Montgomery             TX               77362      4,000,000     4,000,000          23,470.12
   207   Charlotte              Mecklenburg            NC               28269      3,920,000     3,920,000          22,615.25
   208   Panama City            Bay                    FL               32404      3,920,000     3,920,000          22,405.12
   209   Royersford             Montgomery             PA               19468      3,850,660     3,860,000          23,177.96
   210   Austin                 Travis                 TX               78756      3,850,000     3,850,000          22,909.71
   211   Anaheim                Orange                 CA               92806      3,828,595     3,840,000          23,146.33
   212   Cypress                Orange                 CA               90630      3,828,595     3,840,000          23,146.33
   213   Los Angeles            Los Angeles            CA               90013      3,800,000     3,800,000          21,423.64
   214   Lafayette              Lafayette Parish       LA               70508      3,800,000     3,800,000          22,954.22
   215   Salt Lake City         Salt Lake              UT               84115      3,740,746     3,750,000          27,191.68
   216   Milton                 Santa Rosa             FL               32570      3,695,113     3,700,000          22,326.30
   217   Los Angeles            Los Angeles            CA               90066      3,695,023     3,700,000          21,898.72
   218   Hyattsville            Prince George's        MD               20785      3,694,791     3,750,000          35,822.86
   219   Highland               San Bernardino         CA               92346      3,688,365     3,700,000          21,592.20
   220   Scottsdale             Maricopa               AZ               85260      3,620,000     3,620,000          21,194.38
   221   Edmond                 Oklahoma               OK               73034      3,600,000     3,600,000          20,894.42
   222   Durham                 Durham                 NC               27713      3,595,076     3,600,000          20,940.06
   223   Bennington             Bennington             VT                5201      3,563,000     3,563,000          21,042.35
   224   Jacksonville           Duval                  FL               32216      3,495,466     3,500,000          21,561.49
   225   Westport               Fairfield              CT                6880      3,475,000     3,475,000          20,433.95
225.01   Westport               Fairfield              CT                6880      2,880,000     2,880,000
225.02   Westport               Fairfield              CT                6880        595,000       595,000
   226   Newark                 New Castle             DE               19702      3,450,000     3,450,000          20,133.26
   227   Houston                Harris                 TX               77007      3,430,000     3,430,000          20,213.08
   228   Vancouver              Clark                  WA               98661      3,393,903     3,400,000          21,698.88
   229   Blacklick              Franklin               OH               43004      3,339,265     3,350,000          19,337.40
   230   Westlake               Cuyahoga               OH               44145      3,335,197     3,346,000          19,229.79
   231   Tucson                 Pima                   AZ               85712      3,300,000     3,300,000          19,153.21
   232   Canton                 Stark                  OH               44718      3,200,000     3,200,000          19,433.19
   233   Aurora                 Arapahoe               CO               80012      3,200,000     3,200,000          18,433.13
   234   Kent                   Portage                OH               44240      3,189,668     3,200,000          18,390.71
   235   Amherst                Erie County            NY               14221      2,993,724     3,000,000          18,374.07
   236   Fort Walton Beach      Okaloosa               FL               32547      2,990,673     3,000,000          17,621.70
   237   Las Cruces             Dona Ana               NM               88001      2,990,513     3,000,000          17,450.05
   238   Overland Park          Johnson                KS               66223      2,978,520     3,000,000          25,024.89
   239   Bemidji                Beltrami               MN               56601      2,900,800     2,900,800          19,716.36
   240   Houston                Harris                 TX               77019      2,791,436     2,800,000          18,040.44
   241   Pensacola              Escambia               FL               32534      2,791,295     2,800,000          16,446.92
   242   Lancaster              Los Angeles            CA               93534      2,780,713     2,800,000          24,099.50
   243   Hanford                Kings                  CA               93230      2,722,046     2,730,000          16,631.93
   244   Joplin                 Jasper                 MO               64804      2,694,662     2,705,000          16,655.15
   245   Durham                 Durham                 NC               27705      2,693,960     2,700,000          15,825.14
   246   Montgomery             Montgomery             AL               36117      2,641,993     2,650,000          15,820.00
   247   Hudson                 Summit                 OH               44236      2,566,857     2,575,000          14,977.96
   248   San Francisco          San Francisco          CA               94117      2,500,000     2,500,000          14,320.46
   249   Spokane Valley         Spokane                WA               99216      2,496,644     2,500,000          14,828.41
   250   Los Angeles            Los Angeles            CA               90027      2,492,432     2,500,000          14,908.49
   251   Durham                 Durham                 NC               27713      2,492,094     2,500,000          14,541.71
   252   Bellflower             Los Angeles            CA               90706      2,454,619     2,470,000          16,267.42
   253   Los Angeles            Los Angeles            CA               90005      2,450,000     2,450,000          14,641.77
   254   Carrollton             Carroll                OH               44615      2,432,122     2,440,000          14,022.92
   255   Los Angeles            Los Angeles            CA               90004      2,394,735     2,400,000          14,250.64
   256   Redlands               San Bernardino         CA               92374      2,350,000     2,350,000          13,684.12
   257   New York               New York               NY               10025      2,289,908     2,300,000          14,734.69
   258   Brentwood              Williamson             TN               37027      2,250,000     2,250,000          13,158.99
   259   Huffman                Harris                 TX               77336      2,242,952     2,250,000          13,158.99
   260   San Antonio            Bexar                  TX               78205      2,200,000     2,200,000          12,908.57
   261   Valley Springs         Calaveras              CA               95252      2,180,000     2,180,000          12,944.33
   262   Philadelphia           Philadelphia           PA               19120      2,172,095     2,175,000          12,971.78
   263   Phoenix                Maricopa               AZ               85018      2,153,411     2,160,000          12,825.57
   264   Canton                 Stark                  OH               44718      2,150,000     2,150,000          13,056.68
   265   Clayton                Johnston               NC               27520      2,100,000     2,100,000          12,281.72
   266   Escondido              San Diego              CA               92027      2,093,422     2,100,000          12,281.72
   267   Henderson              Vance                  NC               27537      2,046,314     2,050,000          13,045.75
   268   Various                Various                TX        Various           2,002,319     2,005,000          11,943.75
268.01   Palmview               Cameron                TX               78575        706,355       707,301
268.02   San Antonio            Bexar                  TX               78247        691,993       692,919
268.03   Waco                   McLennan               TX               76705        603,971       604,780
   269   Austin                 Travis                 TX               78717      2,000,000     2,000,000          11,773.30
   270   Green Bay              Brown                  WI               54302      2,000,000     2,000,000          11,747.80
   271   Scottsdale             Maricopa               AZ               85260      1,993,991     2,000,000          11,978.16
   272   Cape Coral             Lee                    FL               33904      1,993,922     2,000,000          11,901.15
   273   San Francisco          San Francisco          CA               94019      1,993,639     2,000,000          11,595.34
   274   New York               New York               NY               10128      1,991,230     2,000,000          14,618.56
   275   Smyrna                 Cobb                   GA               30080      1,945,764     1,950,000          11,653.65
   276   Pace                   Santa Rosa             FL               32571      1,943,938     1,950,000          11,454.11
   277   Minot                  Ward                   ND               58703      1,891,807     1,896,000          11,197.39
   278   Marble Falls           Burnet                 TX               78654      1,890,000     1,890,000          11,246.59
   279   Wichita                Sedgwick               KS               67216      1,825,000     1,825,000           9,215.24
   280   Dallas                 Dallas                 TX               75209      1,819,246     1,850,000          10,342.18
   281   Various                Various                Various   Various           1,785,609     1,788,000          10,651.09
281.01   Bessemer               Jefferson              AL               35022        608,182       608,996
281.02   Stockdale              Wilson                 TX               78160        600,048       600,851
281.03   Orange Grove           Jim Wells              TX               78372        577,380       578,153
   282   Middlebury             Addison                VT                5753      1,785,158     1,798,000          11,811.58
   283   Mira Loma              Riverside              CA               91752      1,740,488     1,750,000          11,642.79
   284   Parkesburg             Chester                PA               19365      1,720,000     1,720,000          10,081.20
   285   Hendersonville         Sumner                 TN               37075      1,700,000     1,700,000          10,050.71
   286   Paramount              Los Angeles            CA               90723      1,674,207     1,685,000          10,956.89
   287   Dallas                 Collin                 TX               75252      1,662,000     1,662,000           9,826.05
   288   Bend                   Deschutes              OR               97702      1,640,241     1,650,000          11,116.36
   289   Clive                  Polk                   IA               50325      1,557,970     1,560,000           9,564.64
   290   Hobbs                  Lea                    NM               88240      1,500,000     1,500,000           8,782.20
   291   Colorado Springs       El Paso                CO               80920      1,500,000     1,500,000           9,084.11
   292   Roswell                Fulton                 GA               30075      1,496,742     1,500,000           8,964.35
   293   Spokane                Spokane                WA               99206      1,494,251     1,505,000           9,886.78
   294   Minot                  Ward                   ND               58703      1,452,780     1,456,000           8,598.84
   295   College Station        Brazos                 TX               77840      1,400,000     1,400,000           8,375.71
   296   Indianapolis           Marion                 IN               46205      1,398,117     1,400,000           8,286.00
   297   Newnan                 Coweta                 GA               30263      1,370,877     1,375,000           8,243.82
   298   Reno                   Washoe                 NV               89501      1,350,000     1,350,000           8,086.99
   299   North Tonawanda        Niagara                NY               14120      1,251,248     1,260,000           8,382.81
   300   Thousand Oaks          Ventura                CA               91362      1,247,410     1,250,000           7,704.60
   301   North Salt Lake        Davis                  UT               84054      1,200,000     1,200,000           7,502.93
   302   Orlando                Orange                 FL               32826      1,100,000     1,100,000           6,538.59
   303   Willoughby             Lake                   OH               44094      1,024,644     1,030,000           6,991.52
   304   Blacksburg             Montgomery             VA               24060      1,023,365     1,030,000           6,680.56
   305   Long Beach             Los Angeles            CA               90813      1,012,817     1,015,000           6,455.51
   306   New Hartford           Oneida                 NY               13413      1,010,000     1,010,000           6,133.60
   307   Lenexa                 Johnson                KS               66220        992,846     1,000,000           8,347.00
   308   El Cajon               San Diego              CA               92019        944,751       950,000           6,272.60
   309   Lakewood               Jefferson              CO               80215        894,677       900,000           6,063.47
   310   Corona                 Riverside              CA               92879        856,664       863,000           5,597.40
   311   Bakersfield            Kern                   CA               93306        843,052       848,000           5,457.90
   312   Oakland                Alameda                CA               94611        800,000       800,000           5,437.50
   313   Catonsville            Baltimore              MD               21228        798,262       800,000           4,780.99
   314   Chicago Heights        Cook                   IL               60411        783,363       785,000           4,818.07
   315   Santa Clarita          Los Angeles            CA               91351        745,695       750,000           4,864.49
   316   Bellflower             Los Angeles            CA               90706        725,298       730,000           4,734.77
   317   Santa Ana              Orange                 CA               92701        720,330       725,000           4,702.34
   318   Boise                  Ada                    ID               83709        671,625       675,000           4,662.06
   319   Commerce               Hunt                   TX               75428        652,768       657,000           4,261.29
   320   Manchester             Hillsborough           NH                3101        636,425       640,000           4,204.34
   321   Long Beach             Los Angeles            CA               90813        610,926       615,000           3,937.91
   322   Pendleton              Umitilla               OR               97801        586,804       590,000           4,125.37
   323   Long Beach             Los Angeles            CA               90806        581,838       585,000           3,901.85
   324   Holmen                 La Crosse              WI               54636        536,983       540,000           3,547.42
   325   Santa Monica           Los Angeles            CA               90405        527,055       530,000           3,490.58
   326   La Porte               Harris                 TX               77571        497,528       500,000           3,470.43
   327   Los Angeles            Los Angeles            CA               90018        496,851       500,000           3,276.30
   328   Los Angeles            Los Angeles            CA               90057        496,851       500,000           3,276.30
   329   Ahaheim                Orange                 CA               92801        496,815       500,000           3,259.63
   330   Gardena                Los Angeles            CA               90249        496,329       500,000           3,242.99
   331   Santa Ana              Orange                 CA               92701        488,172       510,000           3,282.46
   332   Colton                 San Bernardino         CA               92324        481,439       485,000           3,145.70
   333   Los Angeles            Los Angeles            CA               91601        431,373       434,000           2,894.70

         Annual P&I Debt   Interest   Primary         Master          Trustee and        Sub Servicin   Admin.
Loan #   Service ($)       Rate %     Servicing Fee   Servicing Fee   Paying Agent Fee   Fee Rate       Fee % (1) (2)
------   ---------------   --------   -------------   -------------   ----------------   ------------   -------------
     1     52,329,866.64     6.4340                           0.010            0.00051                        0.01051


  1.01
  1.02
     2     10,582,584.96     6.1230           0.010           0.010            0.00051                        0.02051
     3      9,676,237.08     6.4700           0.010           0.010            0.00051                        0.02051
     4      4,646,568.24     5.5065           0.010           0.010            0.00051                        0.02051
     5      5,627,239.08     5.4750           0.020           0.030            0.00051                        0.05051
     6      3,726,254.16     5.4704           0.010           0.010            0.00051                        0.02051
  6.01
  6.02
  6.03
  6.04
  6.05
  6.06
  6.07
  6.08
  6.09
   6.1
  6.11
  6.12
  6.13
  6.14
  6.15
     7      4,428,754.20     5.5000           0.020           0.030            0.00051                        0.05051
     8      3,519,150.96     5.5830           0.010           0.010            0.00051                        0.02051
     9      4,297,843.20     6.5000           0.010           0.010            0.00051                        0.02051
    10      2,975,224.20     5.4700           0.010           0.010            0.00051                        0.02051




    11      3,531,223.92     5.8280           0.010           0.010            0.00051                        0.02051
    12      2,983,916.64     5.8700           0.010           0.010            0.00051                        0.02051

 12.01
 12.02
 12.03
            3,520,994.28     6.4890
    13      1,531,782.96     6.4890           0.010           0.010            0.00051                        0.02051
    14        994,906.56     6.4890           0.010           0.010            0.00051                        0.02051
    15        994,304.76     6.4890           0.010           0.010            0.00051                        0.02051
    16      2,476,023.60     5.6770           0.010           0.010            0.00051                        0.02051
    17      2,899,369.80     5.8400           0.010           0.020            0.00051                        0.03051
    18      2,273,965.68     5.6625           0.010           0.010            0.00051                        0.02051
    19      2,259,583.32     5.7430           0.010           0.010            0.00051                        0.02051
    20      2,611,687.80     5.6996           0.010           0.010            0.00051                        0.02051
    21      2,457,543.24     5.7500           0.010           0.010            0.00051                        0.02051
    22      2,431,563.60     5.6770                           0.010            0.00051         0.1000         0.11051
    23      2,564,199.12     6.1700           0.010           0.010            0.00051                        0.02051
    24      2,410,734.24     5.7300           0.020           0.030            0.00051                        0.05051


    25      2,317,229.52     5.6100           0.010           0.010            0.00051                        0.02051
    26      2,328,117.24     5.6800           0.020           0.030            0.00051                        0.05051


    27      2,515,247.28     5.8500           0.020           0.030            0.00051                        0.05051
    28      1,919,720.88     5.8100           0.010           0.010            0.00051                        0.02051
    29      2,151,356.64     5.4700           0.010           0.020            0.00051                        0.03051

    30      2,240,859.12     5.9275           0.010           0.020            0.00051                        0.03051
 30.01
 30.02
    31      2,131,547.52     5.6270           0.010           0.010            0.00051                        0.02051
    32      2,144,630.16     5.7530           0.010           0.010            0.00051                        0.02051
    33      1,751,970.84     5.6500           0.010           0.010            0.00051                        0.02051
    34      2,043,250.20     5.8700           0.010           0.010            0.00051                        0.02051
    35      1,766,460.48     5.3270           0.010           0.010            0.00051                        0.02051
    36      2,054,134.68     6.3300                           0.010            0.00051         0.0300         0.04051
    37      2,044,035.36     6.2100           0.010           0.010            0.00051                        0.02051
    38      1,546,807.56     5.6350                           0.010            0.00051         0.0125         0.02301
    39      1,549,621.08     5.7900                           0.010            0.00051         0.1000         0.11051
 39.01
 39.02
 39.03
    40      1,967,896.32     6.1900                           0.020            0.00051                        0.02051
40.001
40.002
40.003
40.004
40.005
40.006
40.007
40.008
40.009
 40.01
40.011
40.012
40.013
40.014
40.015
40.016
40.017
40.018
40.019
 40.02
40.021
40.022
40.023
40.024
40.025
40.026
40.027
40.028
40.029
 40.03
40.031
40.032
40.033
40.034
40.035
40.036
40.037
40.038
40.039
 40.04
40.041
40.042
40.043
40.044
40.045
40.046
40.047
40.048
40.049
 40.05
40.051
40.052
40.053
40.054
40.055
40.056
40.057
40.058
40.059
 40.06
40.061
40.062
40.063
40.064
40.065
40.066
40.067
40.068
40.069
 40.07
40.071
40.072
40.073
40.074
40.075
40.076
40.077
40.078
40.079
 40.08
40.081
40.082
40.083
40.084
40.085
40.086
40.087
40.088
40.089
 40.09
40.091
40.092
40.093
40.094
40.095
40.096
40.097
40.098
40.099
  40.1
40.101
40.102
40.103
40.104
40.105
40.106
40.107
40.108
40.109
 40.11
40.111
40.112
40.113
40.114
40.115
40.116
40.117
40.118
40.119
 40.12
40.121
40.122
40.123
40.124
40.125
40.126
40.127
40.128
40.129
 40.13
40.131
40.132
40.133
40.134
40.135
40.136
40.137
40.138
40.139
 40.14
40.141
40.142
40.143
40.144
40.145
40.146
40.147
40.148
40.149
 40.15
40.151
40.152
40.153
40.154
40.155
40.156
40.157
40.158
40.159
 40.16
40.161
40.162
40.163
40.164
40.165
40.166
40.167
40.168
40.169
 40.17
40.171
40.172
40.173
40.174
40.175
40.176
40.177
40.178
40.179
 40.18
40.181
40.182
40.183
40.184
40.185
40.186
40.187
40.188
40.189
 40.19
40.191
40.192
    41      1,709,154.72     5.9050           0.010           0.020            0.00051                        0.03051
    42      1,557,380.64     5.6960                           0.010            0.00051         0.0350         0.04551
    43      1,724,394.48     6.2100           0.010           0.010            0.00051                        0.02051
    44      1,594,760.40     5.5900           0.010           0.010            0.00051                        0.02051
    45      1,285,463.16     5.5700           0.010           0.010            0.00051                        0.02051
    46      1,537,459.32     5.4700           0.020           0.030            0.00051                        0.05051
    47      1,312,510.32     5.8350           0.010           0.010            0.00051                        0.02051
    48      1,260,028.92     5.8530           0.010           0.010            0.00051                        0.02051
    49      1,462,541.64     6.0130           0.010           0.010            0.00051                        0.02051
    50      1,412,030.40     5.8250           0.010           0.010            0.00051                        0.02051
    51      1,423,527.60     5.9000           0.010           0.010            0.00051                        0.02051
    52      1,103,937.36     5.5400           0.010           0.020            0.00051                        0.03051
    53      1,309,292.64     5.5550           0.010           0.020            0.00051                        0.03051
    54      1,274,272.44     5.8500           0.010           0.010            0.00051                        0.02051
    55      1,028,899.20     5.7600           0.010           0.010            0.00051         0.0200         0.04051
    56      1,497,245.28     5.9400           0.010           0.010            0.00051                        0.02051
    57      1,005,454.92     5.7100           0.010           0.010            0.00051                        0.02051
 57.01
 57.02
    58      1,243,260.48     6.0300           0.010           0.010            0.00051                        0.02051
    59        983,817.12     5.6590                           0.010            0.00051         0.0400         0.05051
    60      1,192,185.00     6.3300           0.020           0.030            0.00051                        0.05051
    61      1,081,769.04     5.6600           0.020           0.030            0.00051                        0.05051
    62        873,011.64     5.5400           0.010           0.010            0.00051                        0.02051
    63      1,076,542.80     5.9000           0.010           0.010            0.00051                        0.02051
    64      1,037,008.08     5.5790           0.010           0.010            0.00051                        0.02051
    65      1,032,320.88     5.5910           0.010           0.010            0.00051                        0.02051
 65.01
 65.02
    66      1,010,755.44     5.4000           0.010           0.010            0.00051                        0.02051
    67      1,106,246.40     6.2800           0.010           0.010            0.00051                        0.02051
    68      1,009,303.08     5.6820           0.010           0.010            0.00051                        0.02051
    69      1,046,688.36     6.0310           0.010           0.010            0.00051                        0.02051
    70      1,054,430.88     6.1000                           0.010            0.00051         0.0700         0.08051
 70.01
 70.02
 70.03
 70.04
 70.05
    71      1,219,826.76     5.8600           0.020           0.030            0.00051                        0.05051
    72      1,017,528.72     6.0950                           0.010            0.00051         0.0800         0.09051
    73        840,275.04     6.0000           0.020           0.030            0.00051                        0.05051


 73.01
 73.02
 73.03
    74        814,899.00     5.8400                           0.010            0.00051         0.0400         0.05051
    75        953,637.12     5.8300           0.010           0.010            0.00051                        0.02051
    76        940,248.72     5.7000           0.020           0.030            0.00051                        0.05051
    77        939,611.28     5.7620           0.010           0.010            0.00051                        0.02051
    78        941,545.68     5.8500           0.010           0.010            0.00051                        0.02051
 78.01
 78.02
    79        758,565.48     5.7750           0.010           0.010            0.00051                        0.02051
    80        876,224.52     5.6860           0.010           0.010            0.00051                        0.02051
            1,898,887.68     4.9900
    81      1,000,159.56     4.9900           0.010           0.010            0.00051                        0.02051
    82        898,728.12     4.9900           0.010           0.010            0.00051                        0.02051
    83        876,312.36     5.7600           0.020           0.030            0.00051                        0.05051
    84        900,456.24     6.1400           0.010           0.020            0.00051                        0.03051
    85        835,394.76     5.6200           0.010           0.010            0.00051                        0.02051
    86        861,234.24     5.9000           0.020           0.030            0.00051         0.0500         0.10051
 86.01
 86.02
    87        835,776.60     5.7000           0.010           0.010            0.00051                        0.02051
    88        699,792.00     5.7600           0.010           0.010            0.00051         0.0200         0.04051
    89        695,985.60     5.7600           0.010           0.010            0.00051         0.0200         0.04051
    90        855,305.52     6.0300           0.010           0.010            0.00051                        0.02051
    91        818,355.48     5.7390           0.010           0.010            0.00051         0.0500         0.07051
    92        824,963.88     5.8130           0.010           0.010            0.00051                        0.02051
    93        853,704.00     6.1600           0.020           0.030            0.00051                        0.05051
    94        617,925.00     5.3500           0.020           0.030            0.00051                        0.05051
    95        950,815.56     6.1000           0.010           0.010            0.00051                        0.02051
    96        655,286.40     5.7600           0.010           0.010            0.00051         0.0200         0.04051
    97        764,874.24     5.6850           0.010           0.010            0.00051                        0.02051
    98        759,449.76     5.6200           0.020           0.030            0.00051                        0.05051
    99        938,089.68     5.9000           0.010           0.010            0.00051                        0.02051
   100        745,131.84     5.5300           0.010           0.010            0.00051                        0.02051
   101        794,125.08     6.1400           0.020           0.030            0.00051                        0.05051
   102        761,466.84     5.7700           0.020           0.030            0.00051                        0.05051
   103        623,160.00     5.7700           0.020           0.030            0.00051                        0.05051
   104        826,068.48     6.6710           0.010           0.020            0.00051                        0.03051
   105        618,082.56     5.7900           0.020           0.030            0.00051                        0.05051
   106        747,351.96     5.9000           0.020           0.030            0.00051                        0.05051
   107        726,520.80     5.5900           0.010           0.010            0.00051                        0.02051
   108        707,436.12     5.5200           0.010           0.020            0.00051                        0.03051
   109        713,463.48     5.6500           0.010           0.020            0.00051                        0.03051
   110        757,037.52     6.3300           0.010           0.020            0.00051                        0.03051
   111        566,283.36     5.5700           0.010           0.010            0.00051                        0.02051
   112        704,868.00     5.8100           0.010           0.010            0.00051         0.0500         0.07051
   113        698,763.60     5.7300           0.010           0.020            0.00051                        0.03051
   114        572,383.32     5.6300           0.020           0.030            0.00051                        0.05051
   115        698,382.84     5.7250           0.010           0.010            0.00051                        0.02051
   116        738,860.64     6.2500           0.010           0.020            0.00051                        0.03051
116.01
116.02
116.03
   117        576,079.92     5.7820           0.010           0.010            0.00051                        0.02051
   118        681,869.04     5.7850           0.010           0.020            0.00051                        0.03051
   119        661,937.04     5.9500           0.010           0.010            0.00051                        0.02051
   120        635,176.08     5.6200           0.010           0.020            0.00051                        0.03051
   121        647,705.04     5.9000           0.010           0.010            0.00051                        0.02051
121.01
121.02
   122        603,524.76     5.8300           0.010           0.010            0.00051                        0.02051
   123        620,686.44     5.6100           0.010           0.020            0.00051                        0.03051
   124        612,534.60     5.4900           0.010           0.020            0.00051                        0.03051
   125        626,997.72     6.2500           0.010           0.010            0.00051                        0.02051
   126        664,287.24     6.4000           0.010           0.010            0.00051                        0.02051
   127        593,426.88     5.5100           0.020           0.030            0.00051         0.0500         0.10051
   128        498,345.60     5.7600           0.010           0.010            0.00051         0.0200         0.04051
   129        588,135.84     5.6400           0.010           0.010            0.00051                        0.02051
   130        602,404.08     5.9700           0.020           0.030            0.00051                        0.05051
   131        491,025.60     5.7600           0.010           0.010            0.00051         0.0200         0.04051
   132        487,512.00     5.7600           0.010           0.010            0.00051         0.0200         0.04051
   133        600,999.84     6.0600           0.010           0.010            0.00051                        0.02051
   134        601,804.44     6.0500           0.010           0.010            0.00051                        0.02051
   135        483,120.00     5.7600           0.010           0.010            0.00051         0.0200         0.04051
   136        564,893.76     5.6000           0.010           0.010            0.00051                        0.02051
   137        564,149.16     5.7000           0.010           0.010            0.00051                        0.02051
   138        566,307.00     5.7350           0.010           0.010            0.00051                        0.02051
   139        571,870.56     5.9400           0.010           0.010            0.00051                        0.02051
   140        453,254.40     5.7600           0.010           0.010            0.00051         0.0200         0.04051
   141        452,833.56     5.8800           0.010           0.010            0.00051                        0.02051
   142        520,536.72     5.6680           0.010           0.010            0.00051                        0.02051
   143        670,986.24     6.6700           0.010           0.010            0.00051                        0.02051
   144        519,932.04     5.9700           0.010           0.020            0.00051                        0.03051
   145        492,577.32     5.5370           0.010           0.010            0.00051                        0.02051
   146        499,071.60     5.7200           0.010           0.010            0.00051                        0.02051
   147        476,195.40     5.7500           0.010           0.010            0.00051                        0.02051
   148        571,968.84     5.7300                           0.010            0.00051         0.0200         0.03051
   149        480,452.52     5.9250           0.010           0.010            0.00051                        0.02051
   150        497,534.64     5.7350                           0.010            0.00051         0.0400         0.05051
   151        471,392.40     6.0300           0.010           0.010            0.00051                        0.02051

   152        465,144.96     5.9500           0.010           0.010            0.00051                        0.02051
   153        380,054.40     5.7600           0.010           0.010            0.00051         0.0200         0.04051
   154        354,397.80     5.5200           0.010           0.010            0.00051                        0.02051
   155        429,744.24     5.9740                           0.010            0.00051         0.1000         0.11051
   156        433,239.60     5.8800           0.010           0.010            0.00051                        0.02051
   157        419,258.16     5.7300           0.020           0.030            0.00051                        0.05051
   158        406,552.20     5.4500           0.010           0.010            0.00051                        0.02051
   159        436,781.40     6.1100           0.010           0.010            0.00051                        0.02051
   160        447,069.36     6.3300           0.010           0.010            0.00051                        0.02051
   161        417,371.28     5.7500           0.010           0.010            0.00051                        0.02051
   162        405,109.56     5.5700           0.010           0.010            0.00051                        0.02051
   163        381,549.36     5.6700           0.010           0.010            0.00051                        0.02051
   164        329,362.80     5.6300           0.020           0.030            0.00051         0.0500         0.10051
   165        407,499.84     5.8600           0.010           0.010            0.00051                        0.02051
   166        398,716.80     5.9030                           0.010            0.00051         0.0800         0.09051
   167        437,219.52     6.2950           0.010           0.010            0.00051                        0.02051
   168        378,753.36     5.6800                           0.010            0.00051         0.0400         0.05051
   169        327,727.44     5.9300           0.010           0.010            0.00051                        0.02051
   170        379,767.24     5.8750           0.010           0.010            0.00051                        0.02051
   171        389,117.64     6.1900           0.010           0.010            0.00051                        0.02051
   172        380,987.04     5.9920           0.010           0.010            0.00051                        0.02051
   173        360,195.12     5.6500           0.010           0.010            0.00051                        0.02051
              364,545.96     5.7600
   174        210,315.00     5.7600           0.010           0.010            0.00051                        0.02051
   175        154,230.96     5.7600           0.010           0.010            0.00051                        0.02051
   176        483,684.84     6.3000           0.010           0.010            0.00051                        0.02051
   177        353,461.80     5.6550           0.010           0.010            0.00051                        0.02051
   178        296,313.60     5.7600           0.010           0.010            0.00051         0.0200         0.04051
   179        461,130.48     7.5000           0.010           0.020            0.00051                        0.03051
179.01
179.02
179.03
179.04
179.05
179.06
179.07
179.08
179.09
   180        358,665.60     5.8800           0.010           0.010            0.00051                        0.02051
   181        355,881.96     5.9000           0.010           0.010            0.00051                        0.02051
   182        357,803.88     5.9500           0.020           0.030            0.00051                        0.05051
   183        350,143.68     5.7500           0.010           0.010            0.00051                        0.02051
   184        299,896.32     6.0200           0.010           0.010            0.00051                        0.02051
   185        354,492.36     6.0900           0.010           0.010            0.00051                        0.02051
   186        376,468.68     6.3200           0.020           0.030            0.00051         0.0500         0.10051
   187        337,886.40     5.8750           0.010           0.010            0.00051                        0.02051
   188        333,447.12     5.8700           0.010           0.010            0.00051                        0.02051
   189        272,011.20     5.7600           0.010           0.010            0.00051         0.0200         0.04051
              330,678.96     0.0000
   190        251,623.08     5.9400           0.020           0.030            0.00051                        0.05051
   191         79,055.88     5.9900           0.020           0.030            0.00051                        0.05051
   192        412,531.92     6.5300           0.010           0.010            0.00051                        0.02051
   193        324,214.20     5.8900           0.010           0.010            0.00051                        0.02051
   194        312,903.12     5.6850           0.010           0.010            0.00051                        0.02051
   195        313,074.12     5.6900           0.020           0.030            0.00051         0.0500         0.10051
   196        313,597.68     5.8600           0.010           0.010            0.00051                        0.02051
   197        318,091.92     6.0450           0.010           0.010            0.00051                        0.02051
   198        306,700.68     5.8125           0.010           0.010            0.00051                        0.02051
   199        304,409.52     5.8500           0.010           0.010            0.00051                        0.02051
   200        358,759.08     5.9200           0.010           0.010            0.00051                        0.02051
   201        296,715.36     5.8750           0.010           0.010            0.00051                        0.02051
   202        297,496.92     6.0000           0.010           0.010            0.00051                        0.02051
   203        289,618.68     6.3050                           0.010            0.00051         0.1000         0.11051
   204        281,641.44     5.8000           0.010           0.010            0.00051                        0.02051
   205        284,797.68     5.9030           0.010           0.010            0.00051                        0.02051
   206        281,641.44     5.8000           0.010           0.010            0.00051                        0.02051
   207        271,383.00     5.6450           0.010           0.010            0.00051                        0.02051
   208        268,861.44     5.5600           0.010           0.010            0.00051                        0.02051
   209        278,135.52     5.8540           0.010           0.010            0.00051                        0.02051
   210        274,916.52     5.9300           0.010           0.010            0.00051                        0.02051
   211        277,755.96     6.0500           0.010           0.010            0.00051                        0.02051
   212        277,755.96     6.0500           0.010           0.010            0.00051                        0.02051
   213        257,083.68     5.4360           0.010           0.010            0.00051                        0.02051
   214        275,450.64     6.0700           0.010           0.010            0.00051         0.0400         0.06051
   215        326,300.16     6.1500           0.010           0.010            0.00051                        0.02051
   216        267,915.60     6.0600           0.010           0.010            0.00051                        0.02051
   217        262,784.64     5.8800           0.020           0.030            0.00051                        0.05051
   218        429,874.32     5.6000           0.010           0.010            0.00051                        0.02051
   219        259,106.40     5.7500           0.010           0.010            0.00051                        0.02051
   220        254,332.56     5.7800           0.020           0.030            0.00051                        0.05051
   221        250,733.04     5.7000           0.010           0.010            0.00051                        0.02051
   222        251,280.72     5.7200           0.010           0.010            0.00051                        0.02051
   223        252,508.20     5.8600           0.010           0.010            0.00051                        0.02051
   224        258,737.88     6.2550           0.010           0.010            0.00051                        0.02051
   225        245,207.40     5.8200           0.010           0.010            0.00051                        0.02051
225.01
225.02
   226        241,599.12     5.7500           0.010           0.010            0.00051                        0.02051
   227        242,556.96     5.8400           0.010           0.010            0.00051                        0.02051
   228        260,386.56     5.9000           0.010           0.010            0.00051                        0.02051
   229        232,048.80     5.6500           0.010           0.010            0.00051                        0.02051
   230        230,757.48     5.6100           0.020           0.030            0.00051                        0.05051
   231        229,838.52     5.7000           0.020           0.030            0.00051                        0.05051
   232        233,198.28     6.1200           0.020           0.030            0.00051                        0.05051
   233        221,197.56     5.6310           0.010           0.010            0.00051                        0.02051
   234        220,688.52     5.6100           0.020           0.030            0.00051                        0.05051
   235        220,488.84     6.2000           0.010           0.010            0.00051                        0.02051
   236        211,460.40     5.8100           0.010           0.010            0.00051                        0.02051
   237        209,400.60     5.7200           0.010           0.010            0.00051                        0.02051
   238        300,298.68     5.8200           0.020           0.030            0.00051         0.0500         0.10051
   239        236,596.32     6.8750           0.010           0.010            0.00051                        0.02051
   240        216,485.28     6.0000           0.010           0.010            0.00051                        0.02051
   241        197,363.04     5.8100           0.010           0.010            0.00051                        0.02051
   242        289,194.00     6.3100           0.010           0.010            0.00051                        0.02051
   243        199,583.16     6.1500           0.020           0.030            0.00051         0.0500         0.10051
   244        199,861.80     6.2500           0.010           0.010            0.00051                        0.02051
   245        189,901.68     5.7900           0.010           0.010            0.00051                        0.02051
   246        189,840.00     5.9600           0.010           0.010            0.00051                        0.02051
   247        179,735.52     5.7200           0.020           0.030            0.00051                        0.05051
   248        171,845.52     5.5800           0.020           0.030            0.00051         0.0500         0.10051
   249        177,940.92     5.9000           0.010           0.010            0.00051                        0.02051
   250        178,901.88     5.9500           0.010           0.010            0.00051                        0.02051
   251        174,500.52     5.7200           0.010           0.010            0.00051                        0.02051
   252        195,209.04     6.9000           0.010           0.010            0.00051                        0.02051
   253        175,701.24     5.9700           0.010           0.010            0.00051                        0.02051
   254        168,275.04     5.6100           0.020           0.030            0.00051                        0.05051
   255        171,007.68     5.9100           0.010           0.010            0.00051                        0.02051
   256        164,209.44     5.7300           0.020           0.030            0.00051                        0.05051
   257        176,816.28     5.9400           0.020           0.030            0.00051                        0.05051
   258        157,907.88     5.7700           0.020           0.030            0.00051                        0.05051
   259        157,907.88     5.7700           0.010           0.010            0.00051                        0.02051
   260        154,902.84     5.8000           0.010           0.010            0.00051                        0.02051
   261        155,331.96     5.9100           0.010           0.010            0.00051                        0.02051
   262        155,661.36     5.9510           0.010           0.010            0.00051                        0.02051
   263        153,906.84     5.9100           0.010           0.020            0.00051         0.0500         0.08051
   264        156,680.16     6.1200           0.020           0.030            0.00051                        0.05051
   265        147,380.64     5.7700           0.020           0.030            0.00051                        0.05051
   266        147,380.64     5.7700           0.010           0.010            0.00051                        0.02051
   267        156,549.00     5.8700           0.010           0.010            0.00051                        0.02051
   268        143,325.00     5.9400           0.010           0.020            0.00051                        0.03051
268.01
268.02
268.03
   269        141,279.60     5.8300           0.010           0.010            0.00051                        0.02051
   270        140,973.60     5.8100           0.010           0.010            0.00051                        0.02051
   271        143,737.92     5.9900           0.010           0.020            0.00051                        0.03051
   272        142,813.80     5.9300           0.010           0.010            0.00051                        0.02051
   273        139,144.08     5.6900           0.010           0.010            0.00051                        0.02051
   274        175,422.72     6.2500           0.010           0.010            0.00051                        0.02051
   275        139,843.80     5.9700           0.010           0.010            0.00051                        0.02051
   276        137,449.32     5.8100           0.010           0.010            0.00051                        0.02051
   277        134,368.68     5.8600           0.010           0.020            0.00051                        0.03051
   278        134,959.08     5.9300           0.010           0.010            0.00051                        0.02051
   279        110,582.88     5.9600           0.010           0.010            0.00051                        0.02051
   280        124,106.16     5.3600           0.010           0.020            0.00051                        0.03051
   281        127,813.08     5.9400           0.010           0.020            0.00051                        0.03051
281.01
281.02
281.03
   282        141,738.96     6.8750           0.010           0.010            0.00051                        0.02051
   283        139,713.48     7.0000           0.010           0.010            0.00051                        0.02051
   284        120,974.40     5.7900           0.010           0.010            0.00051                        0.02051
   285        120,608.52     5.8700           0.020           0.030            0.00051                        0.05051
   286        131,482.68     6.7750           0.010           0.010            0.00051                        0.02051
   287        117,912.60     5.8700           0.010           0.010            0.00051                        0.02051
   288        133,396.32     7.1250           0.010           0.010            0.00051                        0.02051
   289        114,775.68     6.2100           0.010           0.010            0.00051                        0.02051
   290        105,386.40     5.7800           0.010           0.020            0.00051                        0.03051
   291        109,009.32     6.0940           0.010           0.010            0.00051                        0.02051
   292        107,572.20     5.9700           0.010           0.010            0.00051                        0.02051
   293        118,641.36     6.8750           0.010           0.010            0.00051                        0.02051
   294        103,186.08     5.8600           0.010           0.020            0.00051                        0.03051
   295        100,508.52     5.9800           0.010           0.010            0.00051                        0.02051
   296         99,432.00     5.8800           0.010           0.020            0.00051                        0.03051
   297         98,925.84     6.0000           0.010           0.020            0.00051                        0.03051
   298         97,043.88     5.9920           0.010           0.010            0.00051                        0.02051
   299        100,593.72     7.0000           0.010           0.010            0.00051                        0.02051
   300         92,455.20     6.2600           0.010           0.010            0.00051                        0.02051
   301         90,035.16     6.3960           0.010           0.010            0.00051                        0.02051
   302         78,463.08     5.9200           0.010           0.010            0.00051                        0.02051
   303         83,898.24     7.2000           0.010           0.010            0.00051                        0.02051
   304         80,166.72     6.7500           0.010           0.010            0.00051                        0.02051
   305         77,466.12     7.2000           0.010           0.010            0.00051                        0.02051
   306         73,603.20     6.1200           0.010           0.010            0.00051                        0.02051
   307        100,164.00     5.8300           0.010           0.020            0.00051                        0.03051
   308         75,271.20     6.9250           0.010           0.010            0.00051                        0.02051
   309         72,761.64     7.1250           0.010           0.010            0.00051                        0.02051
   310         67,168.80     6.7500           0.010           0.010            0.00051                        0.02051
   311         65,494.80     6.6750           0.010           0.010            0.00051                        0.02051
   312         65,250.00     6.8750           0.010           0.010            0.00051                        0.02051
   313         57,371.88     5.9700           0.010           0.010            0.00051                        0.02051
   314         57,816.84     6.2200           0.010           0.010            0.00051                        0.02051
   315         58,373.88     6.7500           0.010           0.010            0.00051                        0.02051
   316         56,817.24     6.7500           0.010           0.010            0.00051                        0.02051
   317         56,428.08     6.7500           0.010           0.010            0.00051                        0.02051
   318         55,944.72     7.3750           0.010           0.010            0.00051                        0.02051
   319         51,135.48     6.7500           0.010           0.010            0.00051                        0.02051
   320         50,452.08     6.8750           0.010           0.010            0.00051                        0.02051
   321         47,254.92     6.6250           0.010           0.010            0.00051                        0.02051
   322         49,504.44     7.5000           0.010           0.010            0.00051                        0.02051
   323         46,822.20     7.0250           0.010           0.010            0.00051                        0.02051
   324         42,569.04     6.8750           0.010           0.010            0.00051                        0.02051
   325         41,886.96     6.9000           0.010           0.010            0.00051                        0.02051
   326         41,645.16     7.4250           0.010           0.010            0.00051                        0.02051
   327         39,315.60     6.8500           0.010           0.010            0.00051                        0.02051
   328         39,315.60     6.8500           0.010           0.010            0.00051                        0.02051
   329         39,115.56     6.8000           0.010           0.010            0.00051                        0.02051
   330         38,915.88     6.7500           0.010           0.010            0.00051                        0.02051
   331         39,389.52     6.6750           0.010           0.010            0.00051                        0.02051
   332         37,748.40     6.7500           0.010           0.010            0.00051                        0.02051
   333         34,736.40     7.0250           0.010           0.010            0.00051                        0.02051

         Net                                    Monthly
         Mortgage                               Payment               Maturity/    Amort
Loan #   Rate % (1) (2)   Accrual Type   Term   Date      Rem. Term   ARD Date     Term    Rem. Amort   Title Type      ARD Loan
------   --------------   ------------   ----   -------   ---------   ----------   -----   ----------   -------------   --------
     1          6.42349   Actual/360      120         8         117   12/8/2016        0            0   Fee


  1.01                                                                                                  Fee
  1.02                                                                                                  Fee
     2          6.10249   Actual/360      120         8         119   2/8/2017         0            0   Fee/Leasehold
     3          6.44949   Actual/360      120         8         120   3/8/2017       336          336   Fee
     4          5.48599   Actual/360      120         8         117   12/8/2016        0            0   Fee
     5          5.42449   Actual/360      120         1         117   12/1/2016      360          360   Fee/Leasehold
     6          5.44989   Actual/360      120         8         118   1/8/2017         0            0   Fee
  6.01                                                                                                  Fee
  6.02                                                                                                  Fee
  6.03                                                                                                  Fee
  6.04                                                                                                  Fee
  6.05                                                                                                  Fee
  6.06                                                                                                  Fee
  6.07                                                                                                  Fee
  6.08                                                                                                  Fee
  6.09                                                                                                  Fee
   6.1                                                                                                  Fee
  6.11                                                                                                  Fee
  6.12                                                                                                  Fee
  6.13                                                                                                  Fee
  6.14                                                                                                  Fee
  6.15                                                                                                  Fee
     7          5.44949   Actual/360      120         1         118   1/1/2017       360          360   Fee
     8          5.56249   Actual/360      120         8         118   1/8/2017         0            0   Leasehold
     9          6.47949   Actual/360      120         5         116   11/5/2016      330          330   Fee
    10          5.44949   Actual/360       84         8          83   2/8/2014         0            0   Fee




    11          5.80749   Actual/360      120         8         119   2/8/2017       360          360   Fee
    12          5.84949   Actual/360      120         8         117   12/8/2016        0            0   Fee

 12.01                                                                                                  Fee
 12.02                                                                                                  Fee
 12.03                                                                                                  Fee
                          Actual/360      120         8         118   1/8/2017       300          298   Fee
    13          6.46849   Actual/360      120         8         118   1/8/2017       300          298   Fee
    14          6.46849   Actual/360      120         8         118   1/8/2017       300          298   Fee
    15          6.46849   Actual/360      120         8         118   1/8/2017       300          298   Fee
    16          5.65649   Actual/360      120         8         118   1/8/2017         0            0   Fee
    17          5.80949   Actual/360      120         1         118   1/1/2017       360          360   Leasehold
    18          5.64199   Actual/360       60         8          58   1/8/2012         0            0   Fee/Leasehold
    19          5.72249   Actual/360      120         5         118   1/5/2017         0            0   Fee
    20          5.67909   Actual/360      120         5         118   1/5/2017       360          360   Fee
    21          5.72949   Actual/360      120         8         118   1/8/2017       420          418   Fee
    22          5.56649   Actual/360      120         8         118   1/8/2017       360          360   Fee/Leasehold
    23          6.14949   Actual/360      120         7         119   2/7/2017       360          359   Fee
    24          5.67949   Actual/360      120         1         118   1/1/2017       360          360   Fee


    25          5.58949   Actual/360      120         8         118   1/8/2017       360          360   Fee
    26          5.62949   Actual/360      120         1         118   1/1/2017       360          360   Fee             Yes


    27          5.79949   Actual/360      120         1         116   11/1/2016      300          296   Fee             Yes
    28          5.78949   Actual/360       60         8          59   2/8/2012         0            0   Fee/Leasehold
    29          5.43949   Actual/360      120         1         119   2/1/2017       360          360   Fee

    30          5.89699   Actual/360      120         1         118   1/1/2017       360          358   Fee
 30.01                                                                                                  Fee
 30.02                                                                                                  Fee
    31          5.60649   Actual/360      120         8         118   1/8/2017       360          360   Fee
    32          5.73249   Actual/360      120         8         119   2/8/2017       360          360   Fee
    33          5.62949   Actual/360       60         1          57   12/1/2011        0            0   Fee
    34          5.84949   Actual/360      120         1         115   10/1/2016      360          360   Fee             Yes
    35          5.30649   Actual/360      120         8         118   1/8/2017       420          418   Fee
    36          6.28949   Actual/360      120        11         116   11/11/2016     360          356   Fee
    37          6.18949   Actual/360      120         8         118   1/8/2017       336          334   Fee/Leasehold
    38          5.61199   Actual/360      120         8         119   2/8/2017         0            0   Fee
    39          5.67949   Actual/360       84         1          82   1/1/2014         0            0   Fee
 39.01                                                                                                  Fee
 39.02                                                                                                  Fee
 39.03                                                                                                  Fee
    40          6.16949   Actual/360      120         1          98   5/1/2015       300          278   Fee
40.001                                                                                                  Fee
40.002                                                                                                  Fee
40.003                                                                                                  Fee
40.004                                                                                                  Fee
40.005                                                                                                  Fee
40.006                                                                                                  Fee
40.007                                                                                                  Fee
40.008                                                                                                  Fee
40.009                                                                                                  Fee
 40.01                                                                                                  Fee
40.011                                                                                                  Fee
40.012                                                                                                  Fee
40.013                                                                                                  Fee
40.014                                                                                                  Fee
40.015                                                                                                  Fee
40.016                                                                                                  Fee
40.017                                                                                                  Fee
40.018                                                                                                  Fee
40.019                                                                                                  Fee
 40.02                                                                                                  Fee
40.021                                                                                                  Fee
40.022                                                                                                  Fee
40.023                                                                                                  Fee
40.024                                                                                                  Fee
40.025                                                                                                  Fee
40.026                                                                                                  Fee
40.027                                                                                                  Fee
40.028                                                                                                  Fee
40.029                                                                                                  Fee
 40.03                                                                                                  Fee
40.031                                                                                                  Fee
40.032                                                                                                  Fee
40.033                                                                                                  Fee
40.034                                                                                                  Fee
40.035                                                                                                  Fee
40.036                                                                                                  Fee
40.037                                                                                                  Fee
40.038                                                                                                  Fee
40.039                                                                                                  Fee
 40.04                                                                                                  Fee
40.041                                                                                                  Fee
40.042                                                                                                  Fee
40.043                                                                                                  Fee
40.044                                                                                                  Fee
40.045                                                                                                  Fee
40.046                                                                                                  Fee
40.047                                                                                                  Fee
40.048                                                                                                  Fee
40.049                                                                                                  Fee
 40.05                                                                                                  Fee
40.051                                                                                                  Fee
40.052                                                                                                  Fee
40.053                                                                                                  Fee
40.054                                                                                                  Fee
40.055                                                                                                  Fee
40.056                                                                                                  Fee
40.057                                                                                                  Fee
40.058                                                                                                  Fee
40.059                                                                                                  Fee
 40.06                                                                                                  Fee
40.061                                                                                                  Fee
40.062                                                                                                  Fee
40.063                                                                                                  Fee
40.064                                                                                                  Fee
40.065                                                                                                  Fee
40.066                                                                                                  Fee
40.067                                                                                                  Fee
40.068                                                                                                  Fee
40.069                                                                                                  Fee
 40.07                                                                                                  Fee
40.071                                                                                                  Fee
40.072                                                                                                  Fee
40.073                                                                                                  Fee
40.074                                                                                                  Fee
40.075                                                                                                  Fee
40.076                                                                                                  Fee
40.077                                                                                                  Fee
40.078                                                                                                  Fee
40.079                                                                                                  Fee
 40.08                                                                                                  Fee
40.081                                                                                                  Fee
40.082                                                                                                  Fee
40.083                                                                                                  Fee
40.084                                                                                                  Fee
40.085                                                                                                  Fee
40.086                                                                                                  Fee
40.087                                                                                                  Fee
40.088                                                                                                  Fee
40.089                                                                                                  Fee
 40.09                                                                                                  Fee
40.091                                                                                                  Fee
40.092                                                                                                  Fee
40.093                                                                                                  Fee
40.094                                                                                                  Fee
40.095                                                                                                  Fee
40.096                                                                                                  Fee
40.097                                                                                                  Fee
40.098                                                                                                  Fee
40.099                                                                                                  Fee
  40.1                                                                                                  Fee
40.101                                                                                                  Fee
40.102                                                                                                  Fee
40.103                                                                                                  Fee
40.104                                                                                                  Fee
40.105                                                                                                  Fee
40.106                                                                                                  Fee
40.107                                                                                                  Fee
40.108                                                                                                  Fee
40.109                                                                                                  Fee
 40.11                                                                                                  Fee
40.111                                                                                                  Fee
40.112                                                                                                  Fee
40.113                                                                                                  Fee
40.114                                                                                                  Fee
40.115                                                                                                  Fee
40.116                                                                                                  Fee
40.117                                                                                                  Fee
40.118                                                                                                  Fee
40.119                                                                                                  Fee
 40.12                                                                                                  Fee
40.121                                                                                                  Fee
40.122                                                                                                  Fee
40.123                                                                                                  Fee
40.124                                                                                                  Fee
40.125                                                                                                  Fee
40.126                                                                                                  Fee
40.127                                                                                                  Fee
40.128                                                                                                  Fee
40.129                                                                                                  Fee
 40.13                                                                                                  Fee
40.131                                                                                                  Fee
40.132                                                                                                  Fee
40.133                                                                                                  Fee
40.134                                                                                                  Fee
40.135                                                                                                  Fee
40.136                                                                                                  Fee
40.137                                                                                                  Fee
40.138                                                                                                  Fee
40.139                                                                                                  Fee
 40.14                                                                                                  Fee
40.141                                                                                                  Fee
40.142                                                                                                  Fee
40.143                                                                                                  Fee
40.144                                                                                                  Fee
40.145                                                                                                  Fee
40.146                                                                                                  Fee
40.147                                                                                                  Fee
40.148                                                                                                  Fee
40.149                                                                                                  Fee
 40.15                                                                                                  Fee
40.151                                                                                                  Fee
40.152                                                                                                  Fee
40.153                                                                                                  Fee
40.154                                                                                                  Fee
40.155                                                                                                  Fee
40.156                                                                                                  Fee
40.157                                                                                                  Fee
40.158                                                                                                  Fee
40.159                                                                                                  Fee
 40.16                                                                                                  Fee
40.161                                                                                                  Fee
40.162                                                                                                  Fee
40.163                                                                                                  Fee
40.164                                                                                                  Fee
40.165                                                                                                  Fee
40.166                                                                                                  Fee
40.167                                                                                                  Fee
40.168                                                                                                  Fee
40.169                                                                                                  Fee
 40.17                                                                                                  Fee
40.171                                                                                                  Fee
40.172                                                                                                  Fee
40.173                                                                                                  Fee
40.174                                                                                                  Fee
40.175                                                                                                  Fee
40.176                                                                                                  Fee
40.177                                                                                                  Fee
40.178                                                                                                  Fee
40.179                                                                                                  Fee
 40.18                                                                                                  Fee
40.181                                                                                                  Fee
40.182                                                                                                  Fee
40.183                                                                                                  Fee
40.184                                                                                                  Fee
40.185                                                                                                  Fee
40.186                                                                                                  Fee
40.187                                                                                                  Fee
40.188                                                                                                  Fee
40.189                                                                                                  Fee
 40.19                                                                                                  Fee
40.191                                                                                                  Fee
40.192                                                                                                  Fee
    41          5.87449   Actual/360      120         1         116   11/1/2016      360          360   Fee             Yes
    42          5.65049   Actual/360      120         1         117   12/1/2016      420          417   Fee/Leasehold
    43          6.18949   Actual/360      120         8         117   12/8/2016      360          360   Fee
    44          5.56949   Actual/360      120         5         118   1/5/2017       360          360   Fee
    45          5.54949   Actual/360      120         8         118   1/8/2017         0            0   Fee
    46          5.41949   Actual/360      120         1         119   2/1/2017       360          360   Fee
    47          5.81449   Actual/360      120         8         117   12/8/2016        0            0   Fee
    48          5.83249   Actual/360      120         8         120   3/8/2017         0            0   Fee
    49          5.99249   Actual/360      120         8         115   10/8/2016      360          360   Fee
    50          5.80449   Actual/360      120        11         117   12/11/2016     360          360   Fee
    51          5.87949   Actual/360      120         8         119   2/8/2017       360          359   Fee
    52          5.50949   Actual/360      120         1         119   2/1/2017         0            0   Fee
    53          5.52449   Actual/360      120         1         118   1/1/2017       360          360   Fee
    54          5.82949   Actual/360      120         8         119   2/8/2017       360          360   Fee
    55          5.71949   Actual/360      120         1         117   12/1/2016        0            0   Fee
    56          5.91949   Actual/360      120         8         119   2/8/2017       240          239   Fee/Leasehold
    57          5.68949   Actual/360      120         8         118   1/8/2017         0            0   Fee
 57.01                                                                                                  Fee
 57.02                                                                                                  Fee
    58          6.00949   Actual/360      120         8         119   2/8/2017       360          360   Fee
    59          5.60849   Actual/360      120         1         117   12/1/2016        0            0   Fee
    60          6.27949   30/360          120         1         112   7/1/2016       360          360   Fee
    61          5.60949   Actual/360      120         1         119   2/1/2017       360          360   Fee
    62          5.51949   Actual/360      120         8         119   2/8/2017         0            0   Fee
    63          5.87949   Actual/360      120         1         117   12/1/2016      360          360   Fee
    64          5.55849   Actual/360      120         8         118   1/8/2017       360          360   Fee
    65          5.57049   Actual/360      120         5         118   1/5/2017       360          360   Fee
 65.01                                                                                                  Fee
 65.02                                                                                                  Fee
    66          5.37949   Actual/360      120         8         118   1/8/2017       360          358   Fee
    67          6.25949   Actual/360      120         8         117   12/8/2016      360          360   Fee
    68          5.66149   Actual/360      120         7         119   2/7/2017       360          360   Leasehold
    69          6.01049   Actual/360      120         8         118   1/8/2017       360          360   Fee
    70          6.01949   Actual/360      120         1         116   11/1/2016      360          356   Fee
 70.01                                                                                                  Fee
 70.02                                                                                                  Fee
 70.03                                                                                                  Fee
 70.04                                                                                                  Fee
 70.05                                                                                                  Fee
    71          5.80949   Actual/360      120         1         120   3/1/2017       240          240   Fee             Yes
    72          6.00449   Actual/360      120         8         117   12/8/2016      360          357   Fee
    73          5.94949   Actual/360      120         1         120   3/1/2017         0            0   Fee


 73.01                                                                                                  Fee
 73.02                                                                                                  Fee
 73.03                                                                                                  Fee
    74          5.78949   Actual/360       60         5          57   12/5/2011        0            0   Fee
    75          5.80949   Actual/360       84         8          81   12/8/2013      360          360   Fee
    76          5.64949   Actual/360      120         1         118   1/1/2017       360          360   Fee
    77          5.74149   Actual/360      120         8         118   1/8/2017       360          360   Fee
    78          5.82949   Actual/360      120         8         118   1/8/2017       360          358   Fee
 78.01                                                                                                  Fee
 78.02                                                                                                  Fee
    79          5.75449   Actual/360       96         8          93   12/8/2014        0            0   Fee
    80          5.66549   Actual/360      120         5         118   1/5/2017       360          360   Leasehold
                          Actual/360     Various      8   Various     Various      Various Various      Fee/Leasehold
    81          4.96949   Actual/360       98         8          98   5/8/2015        98           98   Fee/Leasehold
    82          4.96949   Actual/360       97         8          97   4/8/2015        97           97   Fee/Leasehold
    83          5.70949   Actual/360      120         1         119   2/1/2017       360          360   Fee
    84          6.10949   Actual/360      120         1         108   3/1/2016       360          348   Fee
    85          5.59949   Actual/360      120         8         119   2/8/2017       360          360   Leasehold
    86          5.79949   Actual/360      120         1         117   12/1/2016      360          357   Fee
 86.01                                                                                                  Fee
 86.02                                                                                                  Fee
    87          5.67949   Actual/360       84         8          83   2/8/2014       360          360   Fee
    88          5.71949   Actual/360      120         1         117   12/1/2016        0            0   Fee
    89          5.71949   Actual/360      120         1         117   12/1/2016        0            0   Fee
    90          6.00949   Actual/360      120         8         119   2/8/2017       360          360   Fee
    91          5.66849   Actual/360       60         8          58   1/8/2012       360          360   Fee
    92          5.79249   Actual/360      120         8         119   2/8/2017       360          360   Fee
    93          6.10949   Actual/360       84         1          84   3/1/2014       360          360   Leasehold
    94          5.29949   30/360          120         1         118   1/1/2017         0            0   Fee
    95          6.07949   Actual/360      120         5         119   2/5/2017       264          263   Fee
    96          5.71949   Actual/360      120         1         117   12/1/2016        0            0   Fee
    97          5.66449   Actual/360      120         5         118   1/5/2017       360          360   Fee
    98          5.56949   Actual/360      120         1         118   1/1/2017       360          358   Leasehold
    99          5.87949   Actual/360      120         8         119   2/8/2017       240          239   Fee
   100          5.50949   Actual/360      120         8         118   1/8/2017       360          360   Fee
   101          6.08949   Actual/360       84         1          84   3/1/2014       360          360   Leasehold
   102          5.71949   Actual/360      120         1         119   2/1/2017       360          360   Fee
   103          5.71949   30/360          120         1         118   1/1/2017         0            0   Fee
   104          6.64049   Actual/360      101         1          99   6/1/2015       360          360   Fee
   105          5.73949   Actual/360      120         1         118   1/1/2017         0            0   Fee
   106          5.84949   Actual/360      120         1         119   2/1/2017       360          360   Leasehold
   107          5.56949   Actual/360      120         8         116   11/8/2016      360          360   Fee
   108          5.48949   Actual/360      120         1         117   12/1/2016      360          360   Fee
   109          5.61949   Actual/360      120         1         117   12/1/2016      360          360   Fee
   110          6.29949   Actual/360       60         1          60   3/1/2012       360          360   Fee
   111          5.54949   Actual/360       60         8          59   2/8/2012         0            0   Fee
   112          5.73949   Actual/360      120         8         118   1/8/2017       360          360   Fee
   113          5.69949   Actual/360      120         1         117   12/1/2016      360          360   Fee
   114          5.57949   Actual/360      120         1         118   1/1/2017         0            0   Fee
   115          5.70449   Actual/360      120         8         119   2/8/2017       360          360   Leasehold
   116          6.21949   Actual/360      120         1         119   2/1/2017       360          359   Fee
116.01                                                                                                  Fee
116.02                                                                                                  Fee
116.03                                                                                                  Fee
   117          5.76149   Actual/360      120         8         119   2/8/2017         0            0   Fee
   118          5.75449   Actual/360      120         1         117   12/1/2016      360          360   Fee
   119          5.92949   Actual/360      120         8         118   1/8/2017       360          360   Fee
   120          5.58949   Actual/360      120         1         119   2/1/2017       360          360   Fee
   121          5.87949   Actual/360      120         8         118   1/8/2017       360          358   Fee
121.01                                                                                                  Fee
121.02                                                                                                  Fee
   122          5.80949   Actual/360      120         8         118   1/8/2017       420          420   Fee
   123          5.57949   Actual/360      120         1         119   2/1/2017       360          359   Fee
   124          5.45949   Actual/360      120         1         117   12/1/2016      360          357   Fee
   125          6.22949   Actual/360      120         8         120   3/8/2017       420          420   Fee
   126          6.37949   Actual/360      120         8         117   12/8/2016      360          360   Leasehold
   127          5.40949   Actual/360      120         1         118   1/1/2017       360          360   Fee
   128          5.71949   Actual/360      120         1         117   12/1/2016        0            0   Fee
   129          5.61949   Actual/360      120         8         118   1/8/2017       360          360   Fee
   130          5.91949   Actual/360      120         1         117   12/1/2016      360          360   Leasehold
   131          5.71949   Actual/360      120         1         117   12/1/2016        0            0   Fee
   132          5.71949   Actual/360      120         1         117   12/1/2016        0            0   Fee
   133          6.03949   Actual/360      120         8         119   2/8/2017       360          360   Fee
   134          6.02949   Actual/360      120         8         117   12/8/2016      360          357   Fee
   135          5.71949   Actual/360      120         1         117   12/1/2016        0            0   Fee
   136          5.57949   Actual/360      120         5         118   1/5/2017       360          360   Fee
   137          5.67949   Actual/360      120         8         117   12/8/2016      360          360   Fee
   138          5.71449   Actual/360      120         8         117   12/8/2016      360          360   Fee
   139          5.91949   Actual/360      120         8         117   12/8/2016      360          360   Fee
   140          5.71949   Actual/360      120         1         117   12/1/2016        0            0   Fee
   141          5.85949   Actual/360      120         8         117   12/8/2016        0            0   Fee
   142          5.64749   Actual/360      120         8         119   2/8/2017       360          360   Fee
   143          6.64949   Actual/360      120         5         119   2/5/2017       240          239   Fee
   144          5.93949   Actual/360      120         1         119   2/1/2017       360          359   Fee
   145          5.51649   Actual/360      120         5         118   1/5/2017       360          358   Fee
   146          5.69949   Actual/360      120         8         118   1/8/2017       360          360   Fee
   147          5.72949   Actual/360      120         8         118   1/8/2017       360          360   Fee
   148          5.69949   Actual/360      120         3         118   1/3/2017       240          238   Fee
   149          5.90449   Actual/360      120         8         119   2/8/2017       360          360   Fee
   150          5.68449   Actual/360      120         5         118   1/5/2017       300          298   Fee
   151          6.00949   Actual/360      120         8         119   2/8/2017       360          360   Fee

   152          5.92949   Actual/360      120         8         118   1/8/2017       360          360   Leasehold
   153          5.71949   Actual/360      120         1         117   12/1/2016        0            0   Fee
   154          5.49949   Actual/360      120         8         118   1/8/2017         0            0   Fee
   155          5.86349   Actual/360      120         8         118   1/8/2017       420          418   Fee
   156          5.85949   Actual/360      120         8         117   12/8/2016      360          357   Fee
   157          5.67949   Actual/360      120         1         118   1/1/2017       360          360   Fee
   158          5.42949   Actual/360      120         8         117   12/8/2016      360          360   Fee
   159          6.08949   Actual/360      120         5         119   2/5/2017       360          359   Fee
   160          6.30949   Actual/360      120         8         118   1/8/2017       360          358   Fee
   161          5.72949   Actual/360      120         1         117   12/1/2016      360          360   Fee/Leasehold
   162          5.54949   Actual/360      120         8         118   1/8/2017       360          360   Fee
   163          5.64949   Actual/360      120         8         118   1/8/2017       420          420   Fee
   164          5.52949   Actual/360      120         1         120   3/1/2017         0            0   Fee             Yes
   165          5.83949   Actual/360      120         8         118   1/8/2017       360          360   Fee
   166          5.81249   Actual/360      120         1         117   12/1/2016      360          357   Fee
   167          6.27449   Actual/360      120         8         116   11/8/2016      300          296   Fee
   168          5.62949   Actual/360      120         1         117   12/1/2016      360          360   Fee
   169          5.90949   Actual/360      120         8         118   1/8/2017         0            0   Fee
   170          5.85449   Actual/360      120         8         118   1/8/2017       360          358   Fee
   171          6.16949   Actual/360      120         8         117   12/8/2016      360          360   Fee
   172          5.97149   Actual/360      120         8         119   2/8/2017       360          359   Fee
   173          5.62949   Actual/360      120         8         119   2/8/2017       360          360   Fee
                          Actual/360      120         8         117   12/8/2016      360          357   Fee
   174          5.73949   Actual/360      120         8         117   12/8/2016      360          357   Fee
   175          5.73949   Actual/360      120         8         117   12/8/2016      360          357   Fee
   176          6.27949   Actual/360      120         5         118   1/5/2017       216          214   Fee
   177          5.63449   Actual/360      120         8         117   12/8/2016      360          360   Fee
   178          5.71949   Actual/360      120         1         117   12/1/2016        0            0   Fee
   179          7.46949   Actual/360      120         1          96   3/1/2015       300          276   Fee/Leasehold
179.01                                                                                                  Fee
179.02                                                                                                  Fee
179.03                                                                                                  Fee
179.04                                                                                                  Fee
179.05                                                                                                  Fee
179.06                                                                                                  Fee
179.07                                                                                                  Fee
179.08                                                                                                  Fee
179.09                                                                                                  Leasehold
   180          5.85949   Actual/360      120         8         117   12/8/2016      360          357   Fee
   181          5.87949   Actual/360      120         8         119   2/8/2017       360          360   Fee
   182          5.89949   Actual/360      120         1         118   1/1/2017       360          360   Fee
   183          5.72949   Actual/360      120         8         118   1/8/2017       360          360   Fee
   184          5.99949   Actual/360       60         8          58   1/8/2012         0            0   Fee
   185          6.06949   Actual/360      120         8         119   2/8/2017       360          360   Fee
   186          6.21949   Actual/360      120         1         119   2/1/2017       312          311   Fee             Yes
   187          5.85449   Actual/360      120         8         118   1/8/2017       360          358   Fee
   188          5.84949   Actual/360      120         8         118   1/8/2017       360          358   Fee
   189          5.71949   Actual/360      120         1         117   12/1/2016        0            0   Fee
                          Actual/360      120         1         118   1/1/2017       360          360   Various
   190          5.88949   Actual/360      120         1         118   1/1/2017       360          360   Fee/Leasehold
   191          5.93949   Actual/360      120         1         118   1/1/2017       360          360   Fee
   192          6.50949   Actual/360      120         5         118   1/5/2017       240          238   Fee
   193          5.86949   Actual/360      120         8         119   2/8/2017       360          359   Fee
   194          5.66449   Actual/360      120         5         118   1/5/2017       360          360   Fee
   195          5.58949   Actual/360      120         1         118   1/1/2017       360          360   Fee
   196          5.83949   Actual/360      120         8         118   1/8/2017       360          358   Fee
   197          6.02449   Actual/360      120         7         116   11/7/2016      360          356   Fee
   198          5.79199   Actual/360      120         5         118   1/5/2017       360          360   Fee
   199          5.82949   Actual/360      120         8         118   1/8/2017       360          360   Fee
   200          5.89949   Actual/360      120         5         118   1/5/2017       240          238   Fee
   201          5.85449   Actual/360      120         8         118   1/8/2017       360          360   Fee
   202          5.97949   Actual/360      120         1         116   11/1/2016      360          360   Fee
   203          6.19449   Actual/360      120         8         118   1/8/2017       420          418   Fee
   204          5.77949   Actual/360      120         8         117   12/8/2016      360          360   Fee
   205          5.88249   Actual/360      120         1         116   11/1/2016      360          360   Fee
   206          5.77949   Actual/360      120         1         117   12/1/2016      360          360   Fee
   207          5.62449   Actual/360      120         8         118   1/8/2017       360          360   Fee
   208          5.53949   Actual/360      120         8         118   1/8/2017       360          360   Fee
   209          5.83349   Actual/360      120         8         118   1/8/2017       344          342   Fee
   210          5.90949   Actual/360      120         8         117   12/8/2016      360          360   Fee
   211          6.02949   Actual/360      120         8         117   12/8/2016      360          357   Fee
   212          6.02949   Actual/360      120         8         117   12/8/2016      360          357   Fee
   213          5.41549   Actual/360      120         8         119   2/8/2017       360          360   Fee
   214          6.00949   Actual/360       60         8          57   12/8/2011      360          360   Fee
   215          6.12949   Actual/360      120         5         119   2/5/2017       240          239   Fee
   216          6.03949   Actual/360      120         8         119   2/8/2017       360          359   Fee
   217          5.82949   Actual/360      120         1         119   2/1/2017       360          359   Fee
   218          5.57949   Actual/360      120         5         117   12/5/2016      144          141   Fee
   219          5.72949   Actual/360       60         8          57   12/8/2011      360          357   Fee
   220          5.72949   Actual/360      120         1         118   1/1/2017       360          360   Fee
   221          5.67949   Actual/360      120         8         117   12/8/2016      360          360   Fee
   222          5.69949   Actual/360      120         8         119   2/8/2017       360          359   Fee
   223          5.83949   Actual/360      120         8         118   1/8/2017       360          360   Fee
   224          6.23449   Actual/360       60         5          59   2/5/2012       360          359   Fee
   225          5.79949   Actual/360      120         1         118   1/1/2017       360          360   Fee
225.01                                                                                                  Fee
225.02                                                                                                  Fee
   226          5.72949   Actual/360      120         8         119   2/8/2017       360          360   Fee
   227          5.81949   Actual/360      120         8         118   1/8/2017       360          360   Fee
   228          5.87949   Actual/360      120         8         119   2/8/2017       300          299   Fee
   229          5.62949   Actual/360      120         8         117   12/8/2016      360          357   Fee
   230          5.55949   Actual/360      120         1         117   12/1/2016      360          357   Fee             Yes
   231          5.64949   Actual/360      120         1         119   2/1/2017       360          360   Fee
   232          6.06949   Actual/360      120         1         116   11/1/2016      360          360   Fee
   233          5.61049   Actual/360      120         8         118   1/8/2017       360          360   Fee
   234          5.55949   Actual/360      120         1         117   12/1/2016      360          357   Fee             Yes
   235          6.17949   Actual/360      120         8         118   1/8/2017       360          358   Fee
   236          5.78949   Actual/360      120         8         117   12/8/2016      360          357   Fee
   237          5.69949   Actual/360      120         8         117   12/8/2016      360          357   Fee
   238          5.71949   Actual/360      180         1         178   1/1/2022       180          178   Fee
   239          6.85449   Actual/360      360         1         352   7/1/2036       324          324   Fee             Hybrid
   240          5.97949   Actual/360      120         8         118   1/8/2017       300          298   Fee
   241          5.78949   Actual/360      120         8         117   12/8/2016      360          357   Fee
   242          6.28949   Actual/360      120         8         118   1/8/2017       180          178   Fee
   243          6.04949   Actual/360      120         1         117   12/1/2016      360          357   Fee
   244          6.22949   Actual/360       84         1          80   11/1/2013      360          356   Fee             Yes
   245          5.76949   Actual/360      120         8         118   1/8/2017       360          358   Fee
   246          5.93949   Actual/360      120         8         117   12/8/2016      360          357   Fee
   247          5.66949   Actual/360      120         1         117   12/1/2016      360          357   Fee             Yes
   248          5.47949   Actual/360      120         1         118   1/1/2017       360          360   Fee
   249          5.87949   Actual/360      120         8         119   2/8/2017       360          359   Fee
   250          5.92949   Actual/360      120         8         117   12/8/2016      360          357   Fee
   251          5.69949   Actual/360      120         8         117   12/8/2016      360          357   Fee
   252          6.87949   Actual/360      360         1         352   7/1/2036       360          352   Fee             Hybrid
   253          5.94949   Actual/360      120         8         118   1/8/2017       360          360   Fee
   254          5.55949   Actual/360      120         1         117   12/1/2016      360          357   Fee             Yes
   255          5.88949   Actual/360      120         8         118   1/8/2017       360          358   Fee
   256          5.67949   Actual/360      120         1         118   1/1/2017       360          360   Fee
   257          5.88949   Actual/360      180         1         177   12/1/2021      300          297   Fee
   258          5.71949   Actual/360      120         1         117   12/1/2016      360          360   Fee
   259          5.74949   Actual/360      120         8         117   12/8/2016      360          357   Fee
   260          5.77949   Actual/360      120         8         118   1/8/2017       360          360   Fee
   261          5.88949   Actual/360      120         5         120   3/5/2017       360          360   Fee
   262          5.93049   Actual/360      120         8         119   2/8/2017       360          359   Fee
   263          5.82949   Actual/360      120         1         117   12/1/2016      360          357   Fee
   264          6.06949   Actual/360      120         1         116   11/1/2016      360          360   Fee
   265          5.71949   Actual/360      120         1         117   12/1/2016      360          360   Fee
   266          5.74949   Actual/360      120         8         117   12/8/2016      360          357   Fee
   267          5.84949   Actual/360      120         5         119   2/5/2017       300          299   Leasehold
   268          5.90949   Actual/360      120         1         119   2/1/2017       360          359   Fee
268.01                                                                                                  Fee
268.02                                                                                                  Fee
268.03                                                                                                  Fee
   269          5.80949   Actual/360      120         8         118   1/8/2017       360          360   Fee
   270          5.78949   Actual/360      120         8         117   12/8/2016      360          360   Fee
   271          5.95949   Actual/360      120         1         117   12/1/2016      360          357   Fee
   272          5.90949   Actual/360      120         8         117   12/8/2016      360          357   Fee
   273          5.66949   Actual/360      120         8         117   12/8/2016      360          357   Fee
   274          6.22949   Actual/360      120         8         118   1/8/2017       240          238   Fee
   275          5.94949   Actual/360      120         8         118   1/8/2017       360          358   Fee
   276          5.78949   Actual/360      120         8         117   12/8/2016      360          357   Fee
   277          5.82949   Actual/360      120         1         118   1/1/2017       360          358   Fee
   278          5.90949   Actual/360      120         8         117   12/8/2016      360          360   Fee
   279          5.93949   Actual/360      120         8         117   12/8/2016        0            0   Fee
   280          5.32949   Actual/360      120         1         105   12/1/2015      360          345   Fee
   281          5.90949   Actual/360      120         1         119   2/1/2017       360          359   Fee
281.01                                                                                                  Fee
281.02                                                                                                  Fee
281.03                                                                                                  Fee
   282          6.85449   Actual/360      360         1         351   6/1/2036       360          351   Fee             Hybrid
   283          6.97949   Actual/360      180         1         173   8/1/2021       360          353   Fee             Hybrid
   284          5.76949   Actual/360      120         7         118   1/7/2017       360          360   Fee
   285          5.81949   Actual/360      120         1         117   12/1/2016      360          360   Fee
   286          6.75449   Actual/360      360         1         352   7/1/2036       360          352   Fee             Hybrid
   287          5.84949   Actual/360      120         7         117   12/7/2016      360          360   Fee
   288          7.10449   Actual/360      180         1         172   7/1/2021       360          352   Fee             Hybrid
   289          6.18949   Actual/360      120         8         119   2/8/2017       360          359   Fee
   290          5.74949   Actual/360      120         1         118   1/1/2017       360          360   Fee
   291          6.07349   Actual/360      120         8         118   1/8/2017       360          360   Fee
   292          5.94949   Actual/360      120         8         118   1/8/2017       360          358   Fee
   293          6.85449   Actual/360      360         1         351   6/1/2036       360          351   Fee             Hybrid
   294          5.82949   Actual/360      120         1         118   1/1/2017       360          358   Fee
   295          5.95949   Actual/360      120         8         117   12/8/2016      360          360   Fee
   296          5.84949   Actual/360      120         1         119   2/1/2017       360          359   Fee
   297          5.96949   Actual/360      120         1         117   12/1/2016      360          357   Fee
   298          5.97149   Actual/360      120         8         116   11/8/2016      360          360   Fee
   299          6.97949   Actual/360      360         1         351   6/1/2036       360          351   Fee             Hybrid
   300          6.23949   Actual/360      120         8         118   1/8/2017       360          358   Fee
   301          6.37549   Actual/360      120         8         120   3/8/2017       360          360   Fee
   302          5.89949   Actual/360      120         8         116   11/8/2016      360          360   Fee
   303          7.17949   Actual/360      360         1         353   8/1/2036       360          353   Fee             Hybrid
   304          6.72949   Actual/360      360         1         352   7/1/2036       360          352   Fee             Hybrid
   305          7.17949   Actual/360      360         1         353   8/1/2036       480          473   Fee             Hybrid
   306          6.09949   Actual/360      120         8         116   11/8/2016      360          360   Fee
   307          5.79949   Actual/360      120         1         118   1/1/2017       180          178   Fee
   308          6.90449   Actual/360      360         1         353   8/1/2036       360          353   Fee             Hybrid
   309          7.10449   Actual/360      180         1         172   7/1/2021       360          352   Fee             Hybrid
   310          6.72949   Actual/360      360         1         351   6/1/2036       360          351   Fee             Hybrid
   311          6.65449   Actual/360      360         1         353   8/1/2036       360          353   Fee             Hybrid
   312          6.85449   Actual/360      360         1         351   6/1/2036       324          324   Fee             Hybrid
   313          5.94949   Actual/360      120         8         118   1/8/2017       360          358   Fee
   314          6.19949   Actual/360      120         8         118   1/8/2017       360          358   Fee
   315          6.72949   Actual/360      360         1         353   8/1/2036       360          353   Fee             Hybrid
   316          6.72949   Actual/360      360         1         352   7/1/2036       360          352   Fee             Hybrid
   317          6.72949   Actual/360      360         1         352   7/1/2036       360          352   Fee             Hybrid
   318          7.35449   Actual/360      180         1         173   8/1/2021       360          353   Fee             Hybrid
   319          6.72949   Actual/360      360         1         352   7/1/2036       360          352   Fee             Hybrid
   320          6.85449   Actual/360      360         1         353   8/1/2036       360          353   Fee             Hybrid
   321          6.60449   Actual/360      360         1         352   7/1/2036       360          352   Fee             Hybrid
   322          7.47949   Actual/360      180         1         172   7/1/2021       360          352   Fee             Hybrid
   323          7.00449   Actual/360      360         1         353   8/1/2036       360          353   Fee             Hybrid
   324          6.85449   Actual/360      360         1         353   8/1/2036       360          353   Fee             Hybrid
   325          6.87949   Actual/360      360         1         353   8/1/2036       360          353   Fee             Hybrid
   326          7.40449   Actual/360      360         1         353   8/1/2036       360          353   Fee             Hybrid
   327          6.82949   Actual/360      360         1         352   7/1/2036       360          352   Fee             Hybrid
   328          6.82949   Actual/360      360         1         352   7/1/2036       360          352   Fee             Hybrid
   329          6.77949   Actual/360      360         1         352   7/1/2036       360          352   Fee             Hybrid
   330          6.72949   Actual/360      360         1         351   6/1/2036       360          351   Fee             Hybrid
   331          6.65449   Actual/360      333         1         326   5/1/2034       333          326   Fee             Hybrid
   332          6.72949   Actual/360      360         1         351   6/1/2036       360          351   Fee             Hybrid
   333          7.00449   Actual/360      360         1         352   7/1/2036       360          352   Fee             Hybrid

         ARD                                                                              Environmental   Cross
Loan #   Step Up                                                                          Insurance       Defaulted
------   ------------------------------------------------------------------------------   -------------   ---------
     1                                                                                    No


  1.01                                                                                    No
  1.02                                                                                    No
     2                                                                                    No
     3                                                                                    No
     4                                                                                    No
     5                                                                                    No
     6                                                                                    No
  6.01                                                                                    No
  6.02                                                                                    No
  6.03                                                                                    No
  6.04                                                                                    No
  6.05                                                                                    No
  6.06                                                                                    No
  6.07                                                                                    No
  6.08                                                                                    No
  6.09                                                                                    No
   6.1                                                                                    No
  6.11                                                                                    No
  6.12                                                                                    No
  6.13                                                                                    No
  6.14                                                                                    No
  6.15                                                                                    No
     7                                                                                    No
     8                                                                                    No
     9                                                                                    No
    10                                                                                    No




    11                                                                                    No
    12                                                                                    No

 12.01                                                                                    No
 12.02                                                                                    No
 12.03                                                                                    No
                                                                                          No              Yes
    13                                                                                    No              Yes
    14                                                                                    No              Yes
    15                                                                                    No              Yes
    16                                                                                    No
    17                                                                                    Yes - $15mm
    18                                                                                    No
    19                                                                                    No
    20                                                                                    No
    21                                                                                    No
    22                                                                                    No
    23                                                                                    No
    24                                                                                    No


    25                                                                                    No
    26   Greater of: (i) Initial Interest Rate plus 2% or (ii) Treasury Rate plus 2%.     No


    27   Greater of: (i) Initial Interest Rate plus 2% or (ii) Treasury Rate plus 2%.     No
    28                                                                                    No
    29                                                                                    No

    30                                                                                    No
 30.01                                                                                    No
 30.02                                                                                    No
    31                                                                                    No
    32                                                                                    No
    33                                                                                    No
    34   2% + > of (i) Initial Rate - OR- (ii) Treas. Rate + 5%                           No
    35                                                                                    No
    36                                                                                    No
    37                                                                                    No
    38                                                                                    No
    39                                                                                    No
 39.01                                                                                    No
 39.02                                                                                    No
 39.03                                                                                    No
    40                                                                                    Yes
40.001                                                                                    Yes
40.002                                                                                    Yes
40.003                                                                                    Yes
40.004                                                                                    Yes
40.005                                                                                    Yes
40.006                                                                                    Yes
40.007                                                                                    Yes
40.008                                                                                    Yes
40.009                                                                                    Yes
 40.01                                                                                    Yes
40.011                                                                                    Yes
40.012                                                                                    Yes
40.013                                                                                    Yes
40.014                                                                                    Yes
40.015                                                                                    Yes
40.016                                                                                    Yes
40.017                                                                                    Yes
40.018                                                                                    Yes
40.019                                                                                    Yes
 40.02                                                                                    Yes
40.021                                                                                    Yes
40.022                                                                                    Yes
40.023                                                                                    Yes
40.024                                                                                    Yes
40.025                                                                                    Yes
40.026                                                                                    Yes
40.027                                                                                    Yes
40.028                                                                                    Yes
40.029                                                                                    Yes
 40.03                                                                                    Yes
40.031                                                                                    Yes
40.032                                                                                    Yes
40.033                                                                                    Yes
40.034                                                                                    Yes
40.035                                                                                    Yes
40.036                                                                                    Yes
40.037                                                                                    Yes
40.038                                                                                    Yes
40.039                                                                                    Yes
 40.04                                                                                    Yes
40.041                                                                                    Yes
40.042                                                                                    Yes
40.043                                                                                    Yes
40.044                                                                                    Yes
40.045                                                                                    Yes
40.046                                                                                    Yes
40.047                                                                                    Yes
40.048                                                                                    Yes
40.049                                                                                    Yes
 40.05                                                                                    Yes
40.051                                                                                    Yes
40.052                                                                                    Yes
40.053                                                                                    Yes
40.054                                                                                    Yes
40.055                                                                                    Yes
40.056                                                                                    Yes
40.057                                                                                    Yes
40.058                                                                                    Yes
40.059                                                                                    Yes
 40.06                                                                                    Yes
40.061                                                                                    Yes
40.062                                                                                    Yes
40.063                                                                                    Yes
40.064                                                                                    Yes
40.065                                                                                    Yes
40.066                                                                                    Yes
40.067                                                                                    Yes
40.068                                                                                    Yes
40.069                                                                                    Yes
 40.07                                                                                    Yes
40.071                                                                                    Yes
40.072                                                                                    Yes
40.073                                                                                    Yes
40.074                                                                                    Yes
40.075                                                                                    Yes
40.076                                                                                    Yes
40.077                                                                                    Yes
40.078                                                                                    Yes
40.079                                                                                    Yes
 40.08                                                                                    Yes
40.081                                                                                    Yes
40.082                                                                                    Yes
40.083                                                                                    Yes
40.084                                                                                    Yes
40.085                                                                                    Yes
40.086                                                                                    Yes
40.087                                                                                    Yes
40.088                                                                                    Yes
40.089                                                                                    Yes
 40.09                                                                                    Yes
40.091                                                                                    Yes
40.092                                                                                    Yes
40.093                                                                                    Yes
40.094                                                                                    Yes
40.095                                                                                    Yes
40.096                                                                                    Yes
40.097                                                                                    Yes
40.098                                                                                    Yes
40.099                                                                                    Yes
  40.1                                                                                    Yes
40.101                                                                                    Yes
40.102                                                                                    Yes
40.103                                                                                    Yes
40.104                                                                                    Yes
40.105                                                                                    Yes
40.106                                                                                    Yes
40.107                                                                                    Yes
40.108                                                                                    Yes
40.109                                                                                    Yes
 40.11                                                                                    Yes
40.111                                                                                    Yes
40.112                                                                                    Yes
40.113                                                                                    Yes
40.114                                                                                    Yes
40.115                                                                                    Yes
40.116                                                                                    Yes
40.117                                                                                    Yes
40.118                                                                                    Yes
40.119                                                                                    Yes
 40.12                                                                                    Yes
40.121                                                                                    Yes
40.122                                                                                    Yes
40.123                                                                                    Yes
40.124                                                                                    Yes
40.125                                                                                    Yes
40.126                                                                                    Yes
40.127                                                                                    Yes
40.128                                                                                    Yes
40.129                                                                                    Yes
 40.13                                                                                    Yes
40.131                                                                                    Yes
40.132                                                                                    Yes
40.133                                                                                    Yes
40.134                                                                                    Yes
40.135                                                                                    Yes
40.136                                                                                    Yes
40.137                                                                                    Yes
40.138                                                                                    Yes
40.139                                                                                    Yes
 40.14                                                                                    Yes
40.141                                                                                    Yes
40.142                                                                                    Yes
40.143                                                                                    Yes
40.144                                                                                    Yes
40.145                                                                                    Yes
40.146                                                                                    Yes
40.147                                                                                    Yes
40.148                                                                                    Yes
40.149                                                                                    Yes
 40.15                                                                                    Yes
40.151                                                                                    Yes
40.152                                                                                    Yes
40.153                                                                                    Yes
40.154                                                                                    Yes
40.155                                                                                    Yes
40.156                                                                                    Yes
40.157                                                                                    Yes
40.158                                                                                    Yes
40.159                                                                                    Yes
 40.16                                                                                    Yes
40.161                                                                                    Yes
40.162                                                                                    Yes
40.163                                                                                    Yes
40.164                                                                                    Yes
40.165                                                                                    Yes
40.166                                                                                    Yes
40.167                                                                                    Yes
40.168                                                                                    Yes
40.169                                                                                    Yes
 40.17                                                                                    Yes
40.171                                                                                    Yes
40.172                                                                                    Yes
40.173                                                                                    Yes
40.174                                                                                    Yes
40.175                                                                                    Yes
40.176                                                                                    Yes
40.177                                                                                    Yes
40.178                                                                                    Yes
40.179                                                                                    Yes
 40.18                                                                                    Yes
40.181                                                                                    Yes
40.182                                                                                    Yes
40.183                                                                                    Yes
40.184                                                                                    Yes
40.185                                                                                    Yes
40.186                                                                                    Yes
40.187                                                                                    Yes
40.188                                                                                    Yes
40.189                                                                                    Yes
 40.19                                                                                    Yes
40.191                                                                                    Yes
40.192                                                                                    Yes
    41   5.0% plus the greater of (i) 5.905% and (ii) the Treasury Rate                   No
    42                                                                                    No
    43                                                                                    No
    44                                                                                    No
    45                                                                                    No
    46                                                                                    No
    47                                                                                    No
    48                                                                                    No
    49                                                                                    No
    50                                                                                    No
    51                                                                                    No
    52                                                                                    No
    53                                                                                    No
    54                                                                                    No
    55                                                                                    No
    56                                                                                    No
    57                                                                                    No
 57.01                                                                                    No
 57.02                                                                                    No
    58                                                                                    No
    59                                                                                    No
    60                                                                                    No
    61                                                                                    No
    62                                                                                    No
    63                                                                                    No
    64                                                                                    No
    65                                                                                    No
 65.01                                                                                    No
 65.02                                                                                    No
    66                                                                                    No
    67                                                                                    No
    68                                                                                    No
    69                                                                                    No
    70                                                                                    No
 70.01                                                                                    No
 70.02                                                                                    No
 70.03                                                                                    No
 70.04                                                                                    No
 70.05                                                                                    No
    71   Greater of: (i) Initial Interest Rate plus 2% or (ii) Treasury Rate plus 2%.     No
    72                                                                                    No
    73                                                                                    No


 73.01                                                                                    No
 73.02                                                                                    No
 73.03                                                                                    No
    74                                                                                    No
    75                                                                                    No
    76                                                                                    No
    77                                                                                    No
    78                                                                                    No
 78.01                                                                                    No
 78.02                                                                                    No
    79                                                                                    No
    80                                                                                    No
                                                                                          No              Yes
    81                                                                                    No              Yes
    82                                                                                    No              Yes
    83                                                                                    No
    84                                                                                    No
    85                                                                                    No
    86                                                                                    No
 86.01                                                                                    No
 86.02                                                                                    No
    87                                                                                    No
    88                                                                                    No
    89                                                                                    No
    90                                                                                    No
    91                                                                                    No
    92                                                                                    No
    93                                                                                    No
    94                                                                                    No
    95                                                                                    No
    96                                                                                    No
    97                                                                                    No
    98                                                                                    No
    99                                                                                    No
   100                                                                                    No
   101                                                                                    No
   102                                                                                    No
   103                                                                                    No
   104                                                                                    No
   105                                                                                    No
   106                                                                                    No
   107                                                                                    No
   108                                                                                    No
   109                                                                                    No
   110                                                                                    No
   111                                                                                    No
   112                                                                                    No
   113                                                                                    No
   114                                                                                    No
   115                                                                                    No
   116                                                                                    No
116.01                                                                                    No
116.02                                                                                    No
116.03                                                                                    No
   117                                                                                    No
   118                                                                                    No
   119                                                                                    No
   120                                                                                    No
   121                                                                                    No
121.01                                                                                    No
121.02                                                                                    No
   122                                                                                    No
   123                                                                                    No
   124                                                                                    No
   125                                                                                    No
   126                                                                                    No
   127                                                                                    No
   128                                                                                    No
   129                                                                                    No
   130                                                                                    No
   131                                                                                    No
   132                                                                                    No
   133                                                                                    No
   134                                                                                    No
   135                                                                                    No
   136                                                                                    No
   137                                                                                    No
   138                                                                                    No
   139                                                                                    No
   140                                                                                    No
   141                                                                                    No
   142                                                                                    No
   143                                                                                    No
   144                                                                                    No
   145                                                                                    No
   146                                                                                    No
   147                                                                                    No
   148                                                                                    No
   149                                                                                    No
   150                                                                                    No
   151                                                                                    No

   152                                                                                    No
   153                                                                                    No
   154                                                                                    No
   155                                                                                    No
   156                                                                                    No
   157                                                                                    No
   158                                                                                    No
   159                                                                                    No
   160                                                                                    No
   161                                                                                    No
   162                                                                                    No
   163                                                                                    No
   164   Greater of: (i) Initial Interest Rate plus 2% or (ii) Treasury Rate plus 2%.     No
   165                                                                                    No
   166                                                                                    No
   167                                                                                    No
   168                                                                                    No
   169                                                                                    No
   170                                                                                    No
   171                                                                                    No
   172                                                                                    No
   173                                                                                    No
                                                                                          No              Yes
   174                                                                                    No              Yes
   175                                                                                    No              Yes
   176                                                                                    No
   177                                                                                    No
   178                                                                                    No
   179                                                                                    Yes
179.01                                                                                    Yes
179.02                                                                                    Yes
179.03                                                                                    Yes
179.04                                                                                    Yes
179.05                                                                                    Yes
179.06                                                                                    Yes
179.07                                                                                    Yes
179.08                                                                                    Yes
179.09                                                                                    Yes
   180                                                                                    No
   181                                                                                    No
   182                                                                                    No
   183                                                                                    No
   184                                                                                    No
   185                                                                                    No
   186   Greater of: (i) Initial Interest Rate plus 2% or (ii) Treasury Rate plus 2%.     No
   187                                                                                    No
   188                                                                                    No
   189                                                                                    No
                                                                                          No              Yes
   190                                                                                    No              Yes
   191                                                                                    No              Yes
   192                                                                                    No
   193                                                                                    No
   194                                                                                    No
   195                                                                                    Yes
   196                                                                                    No
   197                                                                                    No
   198                                                                                    No
   199                                                                                    No
   200                                                                                    No
   201                                                                                    No
   202                                                                                    No
   203                                                                                    No
   204                                                                                    No
   205                                                                                    No
   206                                                                                    No
   207                                                                                    No
   208                                                                                    No
   209                                                                                    No
   210                                                                                    No
   211                                                                                    No
   212                                                                                    No
   213                                                                                    No
   214                                                                                    No
   215                                                                                    No
   216                                                                                    No
   217                                                                                    No
   218                                                                                    No
   219                                                                                    No
   220                                                                                    No
   221                                                                                    No
   222                                                                                    No
   223                                                                                    No
   224                                                                                    No
   225                                                                                    No
225.01                                                                                    No
225.02                                                                                    No
   226                                                                                    No
   227                                                                                    No
   228                                                                                    No
   229                                                                                    No
   230   Greater of: (i) Initial Interest Rate plus 2% or (ii) Treasury Rate plus 2%.     No
   231                                                                                    No
   232                                                                                    No
   233                                                                                    No
   234   Greater of: (i) Initial Interest Rate plus 2% or (ii) Treasury Rate plus 2%.     No
   235                                                                                    No
   236                                                                                    No
   237                                                                                    No
   238                                                                                    No
   239                                                                                    No
   240                                                                                    No
   241                                                                                    No
   242                                                                                    No
   243                                                                                    No
   244   2% + Initial Rate                                                                No
   245                                                                                    No
   246                                                                                    No
   247   Greater of: (i) Initial Interest Rate plus 2% or (ii) Treasury Rate plus 2%.     No
   248                                                                                    No
   249                                                                                    No
   250                                                                                    No
   251                                                                                    No
   252                                                                                    No
   253                                                                                    No
   254   Greater of: (i) Initial Interest Rate plus 2% or (ii) Treasury Rate plus 2%.     No
   255                                                                                    No
   256                                                                                    No
   257                                                                                    No
   258                                                                                    No
   259                                                                                    No
   260                                                                                    No
   261                                                                                    No
   262                                                                                    No
   263                                                                                    Yes
   264                                                                                    No
   265                                                                                    No
   266                                                                                    No
   267                                                                                    No
   268                                                                                    Yes
268.01                                                                                    Yes
268.02                                                                                    Yes
268.03                                                                                    Yes
   269                                                                                    No
   270                                                                                    No
   271                                                                                    Yes
   272                                                                                    No
   273                                                                                    No
   274                                                                                    No
   275                                                                                    No
   276                                                                                    No
   277                                                                                    Yes
   278                                                                                    No
   279                                                                                    No
   280                                                                                    Yes
   281                                                                                    Yes
281.01                                                                                    Yes
281.02                                                                                    Yes
281.03                                                                                    Yes
   282                                                                                    No
   283                                                                                    No
   284                                                                                    No
   285                                                                                    No
   286                                                                                    No
   287                                                                                    No
   288                                                                                    No
   289                                                                                    No
   290                                                                                    Yes
   291                                                                                    No
   292                                                                                    No
   293                                                                                    No
   294                                                                                    Yes
   295                                                                                    No
   296                                                                                    Yes
   297                                                                                    Yes
   298                                                                                    No
   299                                                                                    No
   300                                                                                    No
   301                                                                                    No
   302                                                                                    No
   303                                                                                    No
   304                                                                                    No
   305                                                                                    No
   306                                                                                    No
   307                                                                                    Yes
   308                                                                                    No
   309                                                                                    No
   310                                                                                    No
   311                                                                                    No
   312                                                                                    No
   313                                                                                    No
   314                                                                                    No
   315                                                                                    No
   316                                                                                    No
   317                                                                                    No
   318                                                                                    No
   319                                                                                    No
   320                                                                                    No
   321                                                                                    No
   322                                                                                    No
   323                                                                                    No
   324                                                                                    No
   325                                                                                    No
   326                                                                                    No
   327                                                                                    No
   328                                                                                    No
   329                                                                                    No
   330                                                                                    No
   331                                                                                    No
   332                                                                                    No
   333                                                                                    No

                          Partial                                                                Upfront       Upfront
         Cross            Defeasance   Letter of   Lockbox                           Holdback    Engineering   Capex
Loan #   Collateralized   Allowed      Credit      Type                              Amount      Reserve ($)   Reserve ($)
------   --------------   ----------   ---------   -------------------------------   ---------   -----------   -----------
     1                    Yes                      Hard                                                         60,000,000


  1.01
  1.02
     2                                             Hard                                                              9,249
     3                                             Hard
     4                                             None at closing, Springing Hard
     5                                             Soft at closing, Springing Hard                 1,000,000
     6                    Yes                      Hard                                            1,700,000       700,000
  6.01
  6.02
  6.03
  6.04
  6.05
  6.06
  6.07
  6.08
  6.09
   6.1
  6.11
  6.12
  6.13
  6.14
  6.15
     7
     8                                         0
     9                                             Hard
    10                                             Hard




    11                                 Yes
    12                    Yes

 12.01
 12.02
 12.03
         Yes                       0           0
    13   Yes                                       Hard
    14   Yes                                       Hard
    15   Yes                                       Hard
    16
    17                                             None at Closing, Springing Hard                              10,000,000
    18                                             Hard                                                             11,042
    19                                             Hard
    20                    Yes                      Hard
    21                                             None at Closing, Springing Hard
    22                                             None at closing, Springing Hard
    23                    Yes                      Hard
    24                                             None at Closing, Springing Hard


    25                                             Soft                                                            250,000
    26                                             Hard                                               51,250


    27                                             Hard                                               45,500         8,470
    28                                 Yes         Hard
    29

    30                                             Hard
 30.01
 30.02
    31
    32                                             Hard
    33                                             Hard
    34                                             Hard
    35
    36                    Yes                      Hard                              5,288,641                     742,500
    37
    38                                             Hard
    39
 39.01
 39.02
 39.03
    40                    Yes                      Hard
40.001
40.002
40.003
40.004
40.005
40.006
40.007
40.008
40.009
 40.01
40.011
40.012
40.013
40.014
40.015
40.016
40.017
40.018
40.019
 40.02
40.021
40.022
40.023
40.024
40.025
40.026
40.027
40.028
40.029
 40.03
40.031
40.032
40.033
40.034
40.035
40.036
40.037
40.038
40.039
 40.04
40.041
40.042
40.043
40.044
40.045
40.046
40.047
40.048
40.049
 40.05
40.051
40.052
40.053
40.054
40.055
40.056
40.057
40.058
40.059
 40.06
40.061
40.062
40.063
40.064
40.065
40.066
40.067
40.068
40.069
 40.07
40.071
40.072
40.073
40.074
40.075
40.076
40.077
40.078
40.079
 40.08
40.081
40.082
40.083
40.084
40.085
40.086
40.087
40.088
40.089
 40.09
40.091
40.092
40.093
40.094
40.095
40.096
40.097
40.098
40.099
  40.1
40.101
40.102
40.103
40.104
40.105
40.106
40.107
40.108
40.109
 40.11
40.111
40.112
40.113
40.114
40.115
40.116
40.117
40.118
40.119
 40.12
40.121
40.122
40.123
40.124
40.125
40.126
40.127
40.128
40.129
 40.13
40.131
40.132
40.133
40.134
40.135
40.136
40.137
40.138
40.139
 40.14
40.141
40.142
40.143
40.144
40.145
40.146
40.147
40.148
40.149
 40.15
40.151
40.152
40.153
40.154
40.155
40.156
40.157
40.158
40.159
 40.16
40.161
40.162
40.163
40.164
40.165
40.166
40.167
40.168
40.169
 40.17
40.171
40.172
40.173
40.174
40.175
40.176
40.177
40.178
40.179
 40.18
40.181
40.182
40.183
40.184
40.185
40.186
40.187
40.188
40.189
 40.19
40.191
40.192
    41                                             None at Closing, Springing Hard                                 250,000
    42                                             None at closing, Springing Hard                                 430,000
    43                    Yes          Yes         Hard
    44                    Yes                      None at Closing, Springing Hard
    45                                             None at Closing, Springing Hard
    46                                             None at Closing, Springing Hard                                     978
    47                                                                                                47,500
    48                                             Hard                                                3,750
    49                                             Soft
    50                    Yes                      Hard                                                  625
    51
    52
    53                                                                                                31,306        27,676
    54                                             Hard
    55
    56                                 Yes         Hard
    57                    Yes                      Soft                                              173,500
 57.01
 57.02
    58                                             Hard
    59                                                                                                18,750
    60
    61                                             None at Closing, Springing Hard   2,132,000
    62                                                                                               102,678       260,750
    63                                             Hard
    64
    65                    Yes                      None at Closing, Springing Hard                     1,250
 65.01
 65.02
    66
    67                                             Hard
    68                    Yes                      None at Closing, Springing Hard                     4,750
    69                                 Yes         Hard
    70                    Yes                      Hard
 70.01
 70.02
 70.03
 70.04
 70.05
    71                                             None at Closing, Springing Hard
    72                                                                                                52,650
    73                                                                                                               1,769


 73.01
 73.02
 73.03
    74                    Yes                      Soft                                              214,375
    75                                             Hard
    76                                                                                                               2,688
    77
    78                    Yes                                                                        110,000
 78.01
 78.02
    79
    80                    Yes                      None at Closing, Springing Hard                     3,750
         Yes              Yes                      Hard
    81   Yes              Yes                      Hard
    82   Yes              Yes                      Hard
    83
    84                                             Hard                                               23,000
    85
    86
 86.01
 86.02
    87                                                                                                16,813
    88
    89
    90
    91                                                                                                10,000
    92                                             Hard
    93                                                                                                               1,028
    94
    95                    Yes                      Hard
    96
    97                    Yes                      None at Closing, Springing Hard                     1,250
    98
    99                                                                                                37,500
   100                                                                                                12,500
   101
   102                                                                                                                 411
   103
   104
   105
   106
   107                                             Soft                                                             12,775
   108
   109
   110                                                                                                              49,104
   111                                             Hard                                              133,125
   112                                                                                                              36,000
   113
   114                                             None at Closing, Springing Hard
   115                                             Hard                                                4,688
   116
116.01
116.02
116.03
   117                                             Soft at closing, Springing Hard
   118
   119
   120
   121                    Yes                                                                                      274,375
121.01
121.02
   122
   123
   124
   125                                             None at Closing, Springing Hard                    15,250       167,000
   126                                             Hard                                                             25,000
   127
   128
   129                                                                                                              45,000
   130                                                                                                                 800
   131
   132
   133
   134
   135
   136                    Yes                      None at Closing, Springing Hard     780,000
   137                                             Hard
   138
   139
   140
   141                                             Hard
   142                                             Hard
   143                    Yes                      None at Closing, Springing Hard
   144                                                                                                19,894
   145                    Yes                      None at Closing, Springing Hard
   146                                             Hard
   147                                                                                               366,295
   148                                             None at Closing, Springing Hard
   149
   150                    Yes                      None at Closing, Springing Hard                                 500,000
   151

   152                                             Hard
   153
   154
   155                                 Yes                                                            34,604
   156                                                                                                 5,000
   157
   158
   159                    Yes                      None at Closing, Springing Hard
   160
   161                                                                                                              77,199
   162                                                                                                 4,500
   163
   164                                             None at Closing, Springing Hard
   165
   166                                                                                                             400,000
   167                                             Hard                                               17,000
   168
   169
   170
   171                                                                                                                 571
   172                                                                                                              50,000
   173
         Yes                                                                                           5,000
   174   Yes
   175   Yes                                                                                           5,000
   176                    Yes                      None at Closing, Springing Hard                     9,125
   177                                 Yes                                                            11,264
   178
   179                    Yes                      Hard
179.01
179.02
179.03
179.04
179.05
179.06
179.07
179.08
179.09
   180                                             Hard
   181
   182                                                                                                               1,035
   183
   184
   185
   186                                             None at Closing, Springing Hard
   187                                             Hard
   188
   189
         Yes                                                                                                            76
   190   Yes                                       None at Closing, Springing Hard
   191   Yes                                       None at Closing, Springing Hard                                      76
   192                    Yes                      None at Closing, Springing Hard
   193
   194                    Yes                      None at Closing, Springing Hard
   195                                                                                                                 712
   196
   197                                             None at Closing, Springing Hard
   198
   199                                             Hard
   200                    Yes                      Hard
   201
   202                                             Hard
   203                                             None at Closing, Springing Hard
   204                                                                                                13,688
   205
   206                                             Hard
   207
   208                                             Hard
   209                                             Hard
   210
   211
   212
   213
   214                                                                                                15,619
   215                    Yes                      None at Closing, Springing Hard                    18,125
   216                                             None at Closing, Springing Hard
   217                                                                                                                 387
   218                    Yes                      None at Closing, Springing Hard
   219
   220
   221
   222
   223                                             Hard
   224                    Yes                      None at Closing, Springing Hard                    56,250
   225                    Yes                      None at Closing, Springing Hard
225.01
225.02
   226
   227                                                                                                                 366
   228
   229                                                                                                18,250       188,000
   230                                             None at Closing, Springing Hard
   231                                                                                                               7,608
   232                                                                                                               3,033
   233
   234                                             None at Closing, Springing Hard
   235                                                                                                11,100           446
   236                                             Hard                                                                187
   237                                                                                                38,206
   238
   239
   240
   241                                             Hard                                                                187
   242
   243                                                                                                                 159
   244                                             Hard
   245
   246
   247                                             None at Closing, Springing Hard
   248
   249
   250                                                                                                 8,050
   251
   252
   253
   254                                             None at Closing, Springing Hard
   255                                                                                                   938
   256                                             None at Closing, Springing Hard
   257                                             None at Closing, Springing Hard
   258
   259
   260
   261                    Yes                      None at Closing, Springing Hard                                  10,000
   262                                                                                                52,813
   263
   264                                                                                 150,000                       2,411
   265
   266
   267                    Yes                      Hard
   268                    Yes                      None at Closing, Springing Hard
268.01
268.02
268.03
   269
   270
   271                                 Yes
   272
   273
   274
   275
   276                                             Hard                                                                187
   277                                                                                                19,225
   278
   279
   280
   281                    Yes                      None at Closing, Springing Hard
281.01
281.02
281.03
   282
   283
   284                    Yes                      None at Closing, Springing Hard                       625
   285
   286
   287                    Yes                      None at Closing, Springing Hard
   288
   289                                                                                                              23,275
   290
   291                                                                                                               1,950
   292
   293
   294
   295
   296                                                                                                14,250
   297
   298                                                                                                12,000
   299
   300
   301                                             Hard
   302
   303
   304
   305
   306                                                                                                               1,296
   307
   308
   309
   310
   311
   312
   313
   314                                             Soft
   315
   316
   317
   318
   319
   320
   321
   322
   323
   324
   325
   326
   327
   328
   329
   330
   331
   332
   333

         Upfront       Upfront       Upfront       Upfront       Monthly
         TI/LC         RE Tax        Ins.          Other         Capex
Loan #   Reserve ($)   Reserve ($)   Reserve ($)   Reserve ($)   Reserve ($)
------   -----------   -----------   -----------   -----------   ------------------------------------
     1                   3,539,035       987,198   590,000,000                                234,000


  1.01
  1.02
     2                   1,103,388        56,154                                                9,249
     3                     516,571       230,460                                               38,750
     4                                                           4 % of Gross Revenue
     5     3,301,480                                             6,670.00 (Springing)
     6     1,400,000                      55,000     1,580,000
  6.01
  6.02
  6.03
  6.04
  6.05
  6.06
  6.07
  6.08
  6.09
   6.1
  6.11
  6.12
  6.13
  6.14
  6.15
     7
     8
     9                                                                                         12,592
    10                     207,322        87,353                                                6,153




    11                                     5,275     5,176,000                                  2,049
    12       323,208       363,165        36,730     5,057,000                                  5,349

 12.01
 12.02
 12.03

    13                                    50,412                                                7,166
    14                                    52,247                                                7,066
    15                                    37,322                                                5,999
    16                     178,359        94,000
    17
    18        16,083       211,750         5,192                                               11,042
    19
    20                     231,013        30,769                                                3,118
    21                     219,384         7,083     1,236,000                                  4,827
    22                     164,692         5,078                                                3,867
    23                     127,235        86,897        65,694                                  7,500
    24        12,500                                             3,916.67 (Springing)


    25       405,000       176,131        80,967
    26                      55,213         3,401         5,000


    27                     104,961                                                              8,470
    28                     207,707        25,257
    29                      37,720                                                              4,306

    30                                                           4% of Monthly Gross Revenues
 30.01
 30.02
    31                                                 952,749                                  4,784
    32
    33                      47,188         5,787
    34                     120,435        11,461       170,271
    35                                     9,824
    36                      90,114        11,381       977,000
    37                     278,958
    38                                                 122,967                                  1,162
    39                                     7,403                                                8,806
 39.01
 39.02
 39.03
    40                                                 685,000
40.001
40.002
40.003
40.004
40.005
40.006
40.007
40.008
40.009
 40.01
40.011
40.012
40.013
40.014
40.015
40.016
40.017
40.018
40.019
 40.02
40.021
40.022
40.023
40.024
40.025
40.026
40.027
40.028
40.029
 40.03
40.031
40.032
40.033
40.034
40.035
40.036
40.037
40.038
40.039
 40.04
40.041
40.042
40.043
40.044
40.045
40.046
40.047
40.048
40.049
 40.05
40.051
40.052
40.053
40.054
40.055
40.056
40.057
40.058
40.059
 40.06
40.061
40.062
40.063
40.064
40.065
40.066
40.067
40.068
40.069
 40.07
40.071
40.072
40.073
40.074
40.075
40.076
40.077
40.078
40.079
 40.08
40.081
40.082
40.083
40.084
40.085
40.086
40.087
40.088
40.089
 40.09
40.091
40.092
40.093
40.094
40.095
40.096
40.097
40.098
40.099
  40.1
40.101
40.102
40.103
40.104
40.105
40.106
40.107
40.108
40.109
 40.11
40.111
40.112
40.113
40.114
40.115
40.116
40.117
40.118
40.119
 40.12
40.121
40.122
40.123
40.124
40.125
40.126
40.127
40.128
40.129
 40.13
40.131
40.132
40.133
40.134
40.135
40.136
40.137
40.138
40.139
 40.14
40.141
40.142
40.143
40.144
40.145
40.146
40.147
40.148
40.149
 40.15
40.151
40.152
40.153
40.154
40.155
40.156
40.157
40.158
40.159
 40.16
40.161
40.162
40.163
40.164
40.165
40.166
40.167
40.168
40.169
 40.17
40.171
40.172
40.173
40.174
40.175
40.176
40.177
40.178
40.179
 40.18
40.181
40.182
40.183
40.184
40.185
40.186
40.187
40.188
40.189
 40.19
40.191
40.192
    41                      28,744         6,487
    42       169,000        77,623         7,986        97,667
    43       735,000        84,056                     192,667                                  1,989
    44                      18,261        35,278       658,450                                  4,479
    45
    46                                                                                            978
    47                                                                                          8,167
    48                      30,888        18,532     2,864,480                                  1,587
    49
    50                      95,790        10,000                                                2,353
    51                      17,191        63,027                                               10,146
    52       214,186        36,300         8,782                                                2,020
    53       365,000         3,607        55,793                                                1,304
    54                      22,000         8,600        22,000                               5,153.13
    55                      10,496
    56                       4,000                                                              2,200
    57                      15,379         8,731                                                7,417
 57.01
 57.02
    58                      67,951        14,639        22,500                                 13,700
    59                      41,128        12,243                                                5,663
    60                      58,314
    61                      46,055         9,650     2,397,926   564.33 (Commencing in February 2013)
    62                                     7,914
    63
    64                                                                                          1,601
    65       500,000       217,999         8,934                                                3,482
 65.01
 65.02
    66                     116,592
    67       550,000                                   556,648                                  1,641
    68       180,000        11,520         4,312        89,100                                  1,400
    69                                                 500,000
    70                                    70,742        12,453                                  4,345
 70.01
 70.02
 70.03
 70.04
 70.05
    71                      51,110        46,820       400,000   1,000.00 (Springing)
    72                      27,090        92,959                                               14,625
    73                                                                                          1,769


 73.01
 73.02
 73.03
    74                      66,318        18,673                                                3,542
    75                     160,051         8,242     1,806,375
    76                                    35,255         3,000                                  2,688
    77                                    16,023       400,000                                  2,660
    78                     193,382                     750,000                                  7,375
 78.01
 78.02
    79       500,000        71,360         8,660                                                1,712
    80                      38,163                      33,634                                  1,505

    81
    82
    83                      32,446        23,505                 2,375.00 (Commencing on 3/1/2010)
    84                      60,635        14,000                                                  967
    85
    86                      35,860        15,056       415,000   3,933.00 (Springing)
 86.01
 86.02
    87                      33,000                                                              4,130
    88                      46,598
    89                      34,439
    90                      32,262         7,021        75,500                                 10,361
    91       150,000                      23,708                                                2,010
    92       250,000                         771                                                1,274
    93         2,500       100,705                      72,014                                  1,028
    94                                                   5,000                                  1,886
    95       120,000        10,500         6,013                                                2,413
    96                      35,216
    97        34,820        37,997                      26,877                                  1,554
    98                      82,375         7,433
    99                     136,535        64,116
   100                      30,839        18,668         4,625                                  4,410
   101                      15,472                      64,034
   102         1,250         7,590        36,565       205,412                                    411
   103                                                           1,497.00 (Springing)
   104                                                                                          2,063
   105                      41,064                               1,892.00 (Springing)
   106                                                 104,971
   107                      85,000        13,250                                                3,400
   108                       5,582         2,778
   109
   110       180,000        79,463        19,104
   111                      79,856        25,904     1,054,810                                  1,676
   112       200,000        21,745         1,608       500,000                                  1,491
   113                     211,167        13,842                                                4,000
   114                      26,690         6,696
   115                      20,064         2,964                                                1,415
   116
116.01
116.02
116.03
   117                      60,686         3,004                                                  468
   118       144,000        59,084         3,768       210,000                                    668
   119                      53,738         5,812     1,000,000                                  1,111
   120                      55,730         9,468                                                  541
   121         8,333       140,521                                                              1,132
121.01
121.02
   122                      33,393         4,574                                                  317
   123       100,000                       6,198
   124                      30,978           806                                                1,245
   125                      26,806        12,650                                                4,280
   126       200,000        31,625         2,445                                                  876
   127                       5,515                                                                781
   128                      20,876
   129       100,000        23,336        27,557       484,783                                  1,845
   130                       5,040        55,000                                                  800
   131                      28,889
   132                      21,039
   133                      29,989        11,830       137,250                                  9,594
   134                       7,508
   135                      20,190
   136                      11,549         1,613                                                  586
   137                      20,393        12,310                                                1,006
   138                      80,000         6,500                                                  147
   139                       8,156         3,294       200,000                                 11,999
   140                      22,783
   141
   142                      36,161         3,406                                                  750
   143                      28,841         5,777                                               16,680
   144                      16,304         6,292                                                  545
   145                      31,602         7,755                                                  566
   146
   147                       9,999         9,193     1,100,000                                  4,667
   148                       5,433         4,996                                                6,113
   149                      64,614         3,266                                                2,833
   150                      10,761         6,533
   151                      13,289         6,979        62,500                                  8,380

   152                      20,537                   1,500,000                                    965
   153                      14,891
   154
   155                      16,380         3,103     1,000,000                                    700
   156                      18,276         6,315
   157                                                           1,812.00 (Springing)
   158                                     3,301                                                2,000
   159                       8,313         2,500                                                5,988
   160                      19,072        12,315       300,000                                    378
   161                                                                                          2,753
   162                      17,863         5,393                                                  723
   163                      29,974         4,881
   164
   165                                                                                          8,126
   166                      15,531                                                              7,047
   167                                                                                         11,718
   168        12,000        11,589        18,140                                                  915
   169
   170                      15,417        31,177        16,000                                    827
   171         3,331        16,844         5,302                                                  285
   172                      35,700         9,237        50,000                                  2,964
   173                       8,418           986       200,000
                             7,465         6,091                                                2,466
   174                       3,531         3,028                                                1,208
   175                       3,934         3,063                                                1,258
   176                       8,630        50,263                                                9,277
   177                     114,000        10,500       200,000                                    263
   178                      16,381
   179                                                 250,000
179.01
179.02
179.03
179.04
179.05
179.06
179.07
179.08
179.09
   180                       7,845        18,000                                                6,153
   181                      11,816         4,898       650,000                                    210
   182                      28,841         3,846                                                1,035
   183                      13,819         5,998                                                  712
   184                      32,522         3,390
   185                      21,639         2,655                                                  375
   186                                                 101,925   506.25 (Springing)
   187                      37,226                     380,000                                  2,976
   188                      12,642         3,125                                                  459
   189                      18,086
                            15,745           611                                                  451
   190                      13,165                                                                375
   191                       2,580           611                                                   76
   192                      37,143        26,996       354,750                                  5,364
   193                       3,153
   194                       2,296                                                                577
   195         2,083        81,797                                                                712
   196                      27,257         2,442                                                  282
   197                      17,703         1,984       129,964                                     86
   198                      30,556        17,176                                                3,083
   199                      22,890       102,033                                                  833
   200                      11,500         3,637       120,000                                    898
   201                      40,183       139,584                                                  847
   202                                                  24,791
   203                      73,458         3,100         5,000                                    883
   204       100,000        17,516        31,749
   205                                                 157,325
   206                                                  25,000
   207        50,000                                                                              244
   208                                                  37,405
   209
   210                      12,108         7,997       559,855                                    242
   211                       2,671
   212                       2,689
   213        60,000                                                                              178
   214        50,000         2,095                      26,438                                    969
   215                       9,450         1,558                                                5,261
   216
   217         2,491        19,495         2,566                                                  387
   218                      20,835         7,944                                                1,243
   219                      16,199         3,328                                                  530
   220                                                           725.00 (Springing)
   221                       5,172        13,048       104,228
   222                      14,547         2,073
   223                                     1,980                                                  184
   224                      17,281        13,001       100,000                                  2,250
   225       300,000         6,283         9,452                                                  258
225.01
225.02
   226                      11,921         6,676                                                  360
   227         1,466         7,767         5,386       430,000                                    183
   228                      21,367         3,515                                                1,447
   229                      18,126         9,199        30,000                                  2,633
   230
   231        30,000                                             317.00 (Springing)
   232                      30,003        13,669                                                3,033
   233        27,500        27,728           658       129,562
   234         1,420
   235         2,500        37,698         5,815                                                  446
   236                                                                                             93
   237                       6,511         2,471       100,000                                  2,604
   238                                                  33,277
   239                                     1,434
   240                                     1,131        17,500                                    308
   241                                                                                             93
   242                       8,162         3,483
   243           490         1,434         1,015        50,000                                    159
   244                                     1,619        18,174                                    350
   245                       7,250         1,325
   246                       3,497         9,596                                                  617
   247
   248                      40,728
   249                      19,782         3,358                                                  526
   250                       4,320           952                                                  183
   251                       5,349           532
   252                      19,482         1,710
   253                      15,153         4,203                                                  667
   254
   255                       9,929         8,546                                                1,563
   256                       2,946         4,206                 143.00 (Springing)
   257
   258
   259                      10,180         6,982                                                  501
   260        50,000         4,873         8,500                                                  193
   261        44,000                       2,493                                                  128
   262                       4,819         9,695       135,000                                    396
   263                       3,826         2,210
   264                      20,936         9,447       150,000                                  2,411
   265
   266                      10,839         2,115                                                  500
   267                       9,379         1,689        12,500                                    299
   268
268.01
268.02
268.03
   269                       4,944           593        28,548                                    127
   270                      10,763           391                                                  154
   271                       3,402         2,256        75,955
   272
   273                                                                                            327
   274                       6,217         2,983
   275                       8,995         3,900                                                  266
   276                                                                                             93
   277                                     1,021                                                1,650
   278                                                                                            155
   279                                     1,824
   280                       2,286         2,880
   281
281.01
281.02
281.03
   282                      10,007         1,497
   283                      26,697           659
   284                      21,999        19,050                                                  938
   285         1,167
   286                      14,317         1,397
   287                                       443                                                  100
   288
   289                      24,524                                                              1,021
   290                       4,302           362                                                  205
   291         9,753        15,916           201                                                   81
   292                       9,849         1,924                                                  222
   293                       5,144           951
   294                      29,371         7,642                                                  752
   295                       3,951           485        14,380                                     63
   296                      10,124         4,480                                                  966
   297                       3,866         1,977                                                  479
   298                       2,471           319        67,500                                    107
   299                      20,311         1,833
   300        50,000         3,349         1,973                                                   52
   301        75,000         4,107           770         8,974                                    188
   302        25,000         2,259           784                                                   43
   303                       4,780
   304                       2,580         1,146
   305                      10,808           917
   306                      15,680         1,149                                                  648
   307                       6,704           502                                                  123
   308                       8,516         1,913
   309                      14,614           455
   310                       3,954           732
   311                       9,486           577
   312                       3,084         1,230
   313        25,000         7,905           370                                                   51
   314                         908           631
   315                       4,375           517
   316                       7,039         1,933
   317                       1,519           711
   318                       7,326           482
   319                      17,617         1,558
   320                       5,919         4,728
   321                       7,907           769
   322                       5,583           246
   323                       6,708           555
   324                       1,300
   325                       8,276         5,538
   326                       9,583         3,203
   327                       4,567           633
   328                       7,187         1,696
   329                       2,898           231
   330                       1,787           501
   331
   332                         731           435
   333

         Monthly                          Monthly                                   Monthly
         Capex                            TI/LC                                     TI/LC
Loan #   Reserve Cap ($)                  Reserve ($)                               Reserve Cap ($)
------   ------------------------------   ---------------------------------------   ---------------
     1


  1.01
  1.02
     2
     3
     4
     5                          240,105   25,948.00 (Springing)                             934,122
     6                           13,882
  6.01
  6.02
  6.03
  6.04
  6.05
  6.06
  6.07
  6.08
  6.09
   6.1
  6.11
  6.12
  6.13
  6.14
  6.15
     7
     8
     9
    10                                                                     15,417           450,000




    11
    12                          192,564                                    35,654         1,283,544

 12.01
 12.02
 12.03

    13
    14
    15
    16
    17
    18                          500,000                                    16,083           600,000
    19
    20                          187,000                                    23,076           554,000
    21                                                                     23,886
    22
    23                                                                     34,000
    24                                    12,500.00 (until an Investment Grade
                                          Event or Cash Flow Sweep Suspension
                                          Event)
    25                          250,000                                                     405,000
    26


    27                          304,920
    28
    29                          103,340                                    11,820           283,760

    30   Trailing 12 Months Collections
 30.01
 30.02
    31                                                                     10,250           525,000
    32
    33
    34
    35
    36                                                                     20,833           500,000
    37
    38
    39                          105,670
 39.01
 39.02
 39.03
    40
40.001
40.002
40.003
40.004
40.005
40.006
40.007
40.008
40.009
 40.01
40.011
40.012
40.013
40.014
40.015
40.016
40.017
40.018
40.019
 40.02
40.021
40.022
40.023
40.024
40.025
40.026
40.027
40.028
40.029
 40.03
40.031
40.032
40.033
40.034
40.035
40.036
40.037
40.038
40.039
 40.04
40.041
40.042
40.043
40.044
40.045
40.046
40.047
40.048
40.049
 40.05
40.051
40.052
40.053
40.054
40.055
40.056
40.057
40.058
40.059
 40.06
40.061
40.062
40.063
40.064
40.065
40.066
40.067
40.068
40.069
 40.07
40.071
40.072
40.073
40.074
40.075
40.076
40.077
40.078
40.079
 40.08
40.081
40.082
40.083
40.084
40.085
40.086
40.087
40.088
40.089
 40.09
40.091
40.092
40.093
40.094
40.095
40.096
40.097
40.098
40.099
  40.1
40.101
40.102
40.103
40.104
40.105
40.106
40.107
40.108
40.109
 40.11
40.111
40.112
40.113
40.114
40.115
40.116
40.117
40.118
40.119
 40.12
40.121
40.122
40.123
40.124
40.125
40.126
40.127
40.128
40.129
 40.13
40.131
40.132
40.133
40.134
40.135
40.136
40.137
40.138
40.139
 40.14
40.141
40.142
40.143
40.144
40.145
40.146
40.147
40.148
40.149
 40.15
40.151
40.152
40.153
40.154
40.155
40.156
40.157
40.158
40.159
 40.16
40.161
40.162
40.163
40.164
40.165
40.166
40.167
40.168
40.169
 40.17
40.171
40.172
40.173
40.174
40.175
40.176
40.177
40.178
40.179
 40.18
40.181
40.182
40.183
40.184
40.185
40.186
40.187
40.188
40.189
 40.19
40.191
40.192
    41
    42
    43                           95,482                                                     750,000
    44                           60,000                                    10,417           380,000
    45
    46                           35,211
    47
    48
    49
    50                                                                     12,500           300,000
    51                          243,500
    52                                                                      4,700           325,000
    53                                                                                      215,000
    54                                                                      3,147           541,706
    55
    56                           52,800
    57
 57.01
 57.02
    58
    59
    60
    61                           13,544   564.33 (Commencing in February 2013)               90,000
    62
    63
    64                                                                      5,337
    65                          250,000                                                     500,000
 65.01
 65.02
    66
    67                           78,770                                                     550,000
    68                                                                      7,600           180,000
    69
    70                                                                     20,833           450,000
 70.01
 70.02
 70.03
 70.04
 70.05
    71                           24,000   1,000.00 (Springing)                              120,000
    72
    73                           42,456   300,000.00 (Springing, one-time deposit
                                          one year prior to expiration of lease
                                          for Nationwide property)
 73.01
 73.02
 73.03
    74
    75
    76                           96,750
    77
    78                          265,500
 78.01
 78.02
    79
    80                           54,000                                     3,763           150,000

    81
    82
    83                           85,600   400.00 (Commencing on 3/1/2010)                    14,400
    84                                                                      6,851           285,000
    85                                                                      1,656            59,633
    86
 86.01
 86.02
    87
    88
    89
    90
    91                                                                      8,333           250,000
    92                           61,159                                    13,750           580,000
    93                           37,008                                     2,500            90,000
    94                           67,896   5,693.00 (Springing)                              204,954
    95
    96
    97                           55,000                                     6,293           225,000
    98
    99
   100                                                                      6,968
   101
   102                                                                      1,250            75,000
   103                           53,892   3,851.00 (Springing)                              231,030
   104                           49,513                                     5,492           329,500
   105
   106
   107
   108
   109
   110                           49,104                                                     180,000
   111
   112                           36,000
   113
   114
   115
   116
116.01
116.02
116.03
   117
   118                            8,013                                     3,647           131,304
   119                           26,700
   120                                                                      2,327            85,000
   121
121.01
121.02
   122                                                                      2,112            76,041
   123                                                                                      100,000
   124                           20,000
   125                          260,000                                    12,426           597,000
   126                           31,512                                     7,063           254,253
   127
   128
   129                                                                      9,226
   130                                    2,083.33 (starting 1/1/2010)                      150,000
   131
   132
   133
   134
   135
   136                                                                      2,526            90,945
   137                                                                      3,180
   138                            5,286                                     2,526           120,000
   139
   140
   141
   142
   143
   144                           32,680                                     2,710
   145                                                                      1,668           100,000
   146
   147
   148
   149
   150                          500,000
   151

   152                           34,742                                     4,060           243,615
   153
   154
   155                           25,200                                     2,500            90,000
   156
   157
   158                           48,000
   159
   160                                                                        634
   161
   162                                                                      2,894           104,167
   163
   164
   165
   166
   167                          421,830
   168                           32,940                                    12,000           336,000
   169
   170                                                                      2,067
   171                                                                      1,665
   172                          140,000                                     1,934            69,588
   173
                                 88,764
   174                           43,494
   175                           45,270
   176
   177                                                                      2,631
   178
   179
179.01
179.02
179.03
179.04
179.05
179.06
179.07
179.08
179.09
   180
   181                                                                      1,365            76,000
   182
   183                           25,650
   184
   185                           13,500
   186
   187
   188                           22,016                                     2,712            97,644
   189

   190
   191
   192
   193
   194                           20,000                                     2,164            75,000
   195                           25,641                                     2,083            75,000
   196                                                                        939
   197                                                                        432
   198
   199                                                                      3,611
   200                                                                      5,000           210,000
   201                                                                      6,257
   202
   203                                                                        833            50,000
   204                                                                      4,590
   205                                                                        628
   206
   207                                                                        946            50,000
   208
   209
   210                                                                        808            60,000
   211
   212
   213                            6,390                                     1,250            60,000
   214                                                                      2,000           100,000
   215
   216
   217                                                                      2,490            59,766
   218
   219
   220
   221                                                                        900
   222
   223
   224
   225
225.01
225.02
   226
   227                            6,500                                       733            30,000
   228                                                                      4,167
   229
   230
   231                            7,608   1,886.00 (Springing)                               30,000
   232                          109,203
   233
   234                                                                      1,420
   235                           16,055                                     2,500            90,000
   236
   237                           93,750
   238
   239
   240                                                                      1,669
   241
   242
   243                            5,725                                       490            53,000
   244
   245
   246
   247
   248
   249                           18,940                                     1,710            41,036
   250                           10,000                                       457            40,000
   251
   252
   253
   254
   255
   256
   257
   258
   259
   260
   261                           10,000                                       638            44,000
   262                                                                      1,250
   263
   264                           86,778
   265
   266                           18,000
   267                                                                      1,750
   268
268.01
268.02
268.03
   269                            4,500                                       634            40,000
   270                                                                        769            45,000
   271
   272                                                                      1,667            60,000
   273
   274
   275                           15,980                                     1,394
   276
   277                           54,000
   278                            9,286
   279
   280
   281
281.01
281.02
281.03
   282
   283
   284
   285                                                                      1,167            42,000
   286
   287                                                                        603            21,750
   288
   289                           36,756
   290                                                                        558
   291                                                                        406
   292                           13,310                                     1,485
   293
   294                           24,000
   295                                                                        626            38,000
   296                           30,000
   297                                                                        745
   298
   299
   300                                                                        346            50,000
   301                            6,750                                     1,350            75,000
   302
   303
   304
   305
   306                           38,880
   307                                                                        747            45,000
   308
   309
   310
   311
   312
   313                                                                        170            25,000
   314                                                                        396
   315
   316
   317
   318
   319
   320
   321
   322
   323
   324
   325
   326
   327
   328
   329
   330
   331
   332
   333

         Monthly                      Monthly                         Monthly
         RE Tax                       Ins.                            Other
Loan #   Reserve ($)                  Reserve ($)                     Reserve ($)
------   --------------------------   -----------------------------   -----------------
     1                    3,539,035                         493,599


  1.01
  1.02
     2                      551,694                          11,231
     3                      129,143                          18,614
     4   1/12 Annual Property Taxes   1/12 Annual Insurance Premium
     5
     6                      107,490                           5,338
  6.01
  6.02
  6.03
  6.04
  6.05
  6.06
  6.07
  6.08
  6.09
   6.1
  6.11
  6.12
  6.13
  6.14
  6.15
     7
     8
     9                       66,667                          15,469
    10                       69,107                          43,677




    11                       37,021                           1,758
    12                       72,633                          11,257

 12.01
 12.02
 12.03

    13                       18,561                          25,206
    14                       36,060                          26,123
    15                       29,117                          18,661
    16                       35,672                           7,840
    17
    18                       52,938                           5,192            10001.01
    19
    20                       46,300                           2,600
    21                       73,128                           7,083
    22                       45,299                           5,078
    23                       63,900                          32,700
    24


    25                       58,710                           8,097
    26                       55,213   Home Depot - 1,700.39
                                      (Springing), All other
                                      spaces -1,700.39
    27                       27,671
    28                       41,541                           4,102
    29                        9,209

    30
 30.01
 30.02
    31                       92,243
    32
    33                       23,594                           5,787
    34                       24,087                          11,461
    35                       60,722                           4,912
    36                       22,528                           3,794
    37                       54,167
    38
    39                       31,623                           7,137
 39.01
 39.02
 39.03
    40
40.001
40.002
40.003
40.004
40.005
40.006
40.007
40.008
40.009
 40.01
40.011
40.012
40.013
40.014
40.015
40.016
40.017
40.018
40.019
 40.02
40.021
40.022
40.023
40.024
40.025
40.026
40.027
40.028
40.029
 40.03
40.031
40.032
40.033
40.034
40.035
40.036
40.037
40.038
40.039
 40.04
40.041
40.042
40.043
40.044
40.045
40.046
40.047
40.048
40.049
 40.05
40.051
40.052
40.053
40.054
40.055
40.056
40.057
40.058
40.059
 40.06
40.061
40.062
40.063
40.064
40.065
40.066
40.067
40.068
40.069
 40.07
40.071
40.072
40.073
40.074
40.075
40.076
40.077
40.078
40.079
 40.08
40.081
40.082
40.083
40.084
40.085
40.086
40.087
40.088
40.089
 40.09
40.091
40.092
40.093
40.094
40.095
40.096
40.097
40.098
40.099
  40.1
40.101
40.102
40.103
40.104
40.105
40.106
40.107
40.108
40.109
 40.11
40.111
40.112
40.113
40.114
40.115
40.116
40.117
40.118
40.119
 40.12
40.121
40.122
40.123
40.124
40.125
40.126
40.127
40.128
40.129
 40.13
40.131
40.132
40.133
40.134
40.135
40.136
40.137
40.138
40.139
 40.14
40.141
40.142
40.143
40.144
40.145
40.146
40.147
40.148
40.149
 40.15
40.151
40.152
40.153
40.154
40.155
40.156
40.157
40.158
40.159
 40.16
40.161
40.162
40.163
40.164
40.165
40.166
40.167
40.168
40.169
 40.17
40.171
40.172
40.173
40.174
40.175
40.176
40.177
40.178
40.179
 40.18
40.181
40.182
40.183
40.184
40.185
40.186
40.187
40.188
40.189
 40.19
40.191
40.192
    41                       28,744                           1,423
    42                       25,874                           2,662
    43                       28,019                           2,064
    44                       18,261
    45
    46                        9,415
    47                       56,537                           7,079
    48                       15,444                           3,089
    49
    50                       18,776
    51                       17,191                           7,003
    52                        7,260                           4,391
    53                       24,049
    54                       11,000                           4,300
    55                        2,642
    56                        1,904                           3,451
    57                       15,379                           8,731
 57.01
 57.02
    58                       16,988                           7,320
    59                       41,128                           4,081
    60                        6,479
    61                       11,514
    62                       22,702                           3,957
    63
    64                       12,275                           1,842
    65                       43,487                           4,021
 65.01
 65.02
    66                       37,732                           3,107
    67                       18,376                           2,139
    68                       11,520                           2,200               44550
    69
    70                       31,207                           7,074
 70.01
 70.02
 70.03
 70.04
 70.05
    71                        7,301                           5,202
    72                        6,772                          16,518
    73


 73.01
 73.02
 73.03
    74                       11,053                           5,405
    75                       26,675                           8,242
    76                       17,128                           3,917
    77                       32,214                          67,358
    78                       38,676                           6,604
 78.01
 78.02
    79                       18,660                           1,237
    80                        9,541                           1,528

    81
    82
    83                        8,111                           2,351
    84                       12,127                           1,166
    85
    86                       11,953                           7,528
 86.01
 86.02
    87                       10,736                           3,886
    88                       11,650
    89                        5,740
    90                        8,066                           3,511
    91                        7,385                           2,963
    92                       24,085                             771
    93                       33,567
    94
    95                        3,500                             668
    96                        8,804
    97                       12,666                           2,175
    98                       20,594                           1,858
    99                       17,067                          12,823
   100                       15,420                           1,556
   101                        7,347
   102                        2,530                           4,063
   103
   104                       23,953
   105                       10,266
   106
   107                       20,129                           3,331
   108                        2,791                           1,389
   109
   110                       13,244                           2,388
   111                       26,619                           2,878
   112                       10,873                             804
   113                       19,197                           4,614
   114                        6,673                             939
   115                       17,106                           2,964            24983.33
   116
116.01
116.02
116.03
   117                        7,586                           1,001
   118                       14,771                           1,834
   119                       10,475                           1,453
   120                       11,146                           1,052
   121                       19,889                           1,302
121.01
121.02
   122                          653                           5,566
   123                        9,661                           2,066
   124                       10,326                             806
   125                        8,935                           3,162
   126                       10,752                           1,223
   127                        5,515
   128                        3,479
   129                        7,779                           2,756
   130                        5,040                           4,813
   131                        7,222
   132                        5,260
   133                        7,497                           5,915
   134                        7,508
   135                        3,365
   136                        2,310                           1,613
   137                       10,197                           6,155
   138                       19,978                             588
   139                        8,156                           3,294
   140                        5,696
   141
   142                       12,054                           1,703
   143                        9,614                             963
   144                        8,152                           1,573
   145                        6,320                           1,551
   146
   147                        5,000                           4,597
   148                        5,433                             833
   149                       16,154                           2,516
   150                        3,587                           1,673
   151                        4,430                           3,490

   152                        5,212                           3,547
   153                        2,482
   154
   155                        5,460                           1,552
   156                        6,092                             631
   157
   158                        7,120                           3,301
   159                        8,313                           2,500
   160                        3,179                           2,463
   161                        9,526                           4,314
   162                        5,954                             899
   163                        4,996                             610
   164
   165                        5,725
   166                        5,177
   167                        7,459                           2,268
   168                        5,794                           2,267
   169
   170                        7,708                           6,928
   171                        8,422                           2,651
   172                        5,950                             924
   173                        4,209                             493
                              3,733                             870
   174                        1,765                             433
   175                        1,967                             438
   176                        4,315                           4,189
   177                       28,481                             949
   178                        2,730
   179
179.01
179.02
179.03
179.04
179.05
179.06
179.07
179.08
179.09
   180                        7,845                           1,773
   181                       11,816                           1,244
   182                        7,210                             769
   183                        3,455                             545
   184                        5,420                             424
   185                       10,820                             664
   186
   187                        7,445
   188                        4,214                             625
   189                        3,014
         Various                                                305
   190   6,582.54 (Springing)
   191                        1,290                             305
   192                        4,643                           2,291
   193                        1,051
   194                        1,148                             579
   195
   196                        5,451                           1,221
   197                        6,100                             165
   198                        7,639                           2,642
   199                       11,445                          12,754
   200                        3,833                             455
   201                       13,394                          12,689
   202
   203                        9,182                             745
   204                        8,758                           4,536
   205                        2,274                             453
   206
   207                        2,255                             458
   208
   209
   210                        6,054                           1,333
   211                        2,671
   212                        2,689
   213                        2,600
   214                        1,048
   215                        3,150                           1,558
   216
   217                        3,899                             642
   218                        5,300                           1,200
   219                        5,400                             555
   220
   221                        2,586                           1,631
   222                        4,849                             691
   223                                                          660
   224                        5,760                           6,500
   225                        3,500                           3,151
225.01
225.02
   226                        2,384                             484
   227                        3,883                           1,077
   228                        5,342                           1,172
   229                        9,063                           1,150
   230
   231   4,638.33 (Springing)         1,258.86 (Springing)
   232                        6,001                           1,243
   233                        2,773                             219
   234
   235                        5,218                             478
   236
   237                        3,256                             917
   238
   239                        2,000                             717
   240                        4,304                             565
   241
   242                        4,081                             498
   243                          478                             254
   244                                                        1,619
   245                        3,625                             662
   246                        1,749                           1,371
   247
   248
   249                        3,297                             526
   250                        2,160                             476
   251                        5,349                             532
   252                        3,247                             855
   253                        1,894                             701
   254
   255                        3,310                           1,709
   256                          737   600.86 (Springing)
   257
   258
   259                        5,090                             776
   260                        2,437                             944
   261                        2,500                             831
   262                        2,409                           1,939
   263                        1,913                           1,105
   264                        4,187                             859
   265
   266                        3,351                             353
   267                        1,563                             188
   268
268.01
268.02
268.03
   269                        2,472                             296
   270                        1,538                             196
   271                        1,701                             282
   272
   273
   274                        3,108                             746
   275                        2,249                             390
   276
   277                        4,398                           1,021
   278
   279                        2,749                             912
   280                        2,286                             360
   281
281.01
281.02
281.03
   282                        2,502                             749
   283                        3,814                             330
   284                        5,500                           1,667
   285
   286                        2,386                             698
   287                        2,900                             500
   288
   289                        3,953                             760
   290                        1,434                             362
   291                        1,326                             101
   292                        2,462                             192
   293                        1,715                             476
   294                        2,570                             615
   295                        1,975                             242
   296                        2,531                           1,120
   297                        1,933                             659
   298                          824                              64
   299                        5,078                             917
   300                          670                             247
   301                        1,027                             257
   302                        1,129                             392
   303                        2,390
   304                        1,290                             382
   305                        1,544                             458
   306                        2,138                             575
   307                        3,352                             502
   308                        1,217                             273
   309                        2,088                             228
   310                          791                             366
   311                        1,355                             288
   312                          771                             615
   313                          988                             185
   314                          908                             315
   315                          625                             259
   316                        1,173                             276
   317                          253                             142
   318                        1,832                             241
   319                        1,762                             779
   320                        1,480                             788
   321                        1,318                             384
   322                          558                             123
   323                          958                             278
   324                        1,300
   325                        1,182                             462
   326                        1,198                             641
   327                          761                             316
   328                        1,198                             848
   329                          483                             116
   330                          357                             250
   331
   332                          146                             218
   333

         Grace                                                     Grace
Loan #   Period - Late                                             Period - Default
------   -------------------------------------------------------   --------------------------
     1                                                         0                  0


  1.01
  1.02
     2                                                         0                  0
     3                                                         5                  0
     4                                                         0                  0
     5   0 (excluding principal due on the Maturity Date)                         5
     6   0 (5 days for first late payment)                                        0
  6.01
  6.02
  6.03
  6.04
  6.05
  6.06
  6.07
  6.08
  6.09
   6.1
  6.11
  6.12
  6.13
  6.14
  6.15
     7                                                         5                  5
     8                                                         0                  0
     9                                                         0                  0
    10                                                         0                  0




    11                                                         0                  0
    12                                                         0                  0

 12.01
 12.02
 12.03
                                                               0                  0
    13                                                         0                  0
    14                                                         0                  0
    15                                                         0                  0
    16                                                         0                  5
    17                                                         5                  5
    18                                                         0                  0
    19                                                         0                  0
    20   10 (semiannually)                                                        0
    21                                                         0                  0
    22                                                         0                  0
    23                                                         0                  0
    24                                                         5                  5


    25                                                         0                  0
    26                                                         5                  5


    27                                                         5                  5
    28                                                         0                  0
    29                                                         5                  5

    30                                                         5                  5
 30.01
 30.02
    31                                                         0                  0
    32                                                         0                  0
    33                                                         5                  5
    34                                                         5                  5
    35                                                         0                  0
    36                                                         0                  0
    37                                                         0                  0
    38                                                         0                  0
    39                                                         5                  5
 39.01
 39.02
 39.03
    40                                                         5                  5
40.001
40.002
40.003
40.004
40.005
40.006
40.007
40.008
40.009
 40.01
40.011
40.012
40.013
40.014
40.015
40.016
40.017
40.018
40.019
 40.02
40.021
40.022
40.023
40.024
40.025
40.026
40.027
40.028
40.029
 40.03
40.031
40.032
40.033
40.034
40.035
40.036
40.037
40.038
40.039
 40.04
40.041
40.042
40.043
40.044
40.045
40.046
40.047
40.048
40.049
 40.05
40.051
40.052
40.053
40.054
40.055
40.056
40.057
40.058
40.059
 40.06
40.061
40.062
40.063
40.064
40.065
40.066
40.067
40.068
40.069
 40.07
40.071
40.072
40.073
40.074
40.075
40.076
40.077
40.078
40.079
 40.08
40.081
40.082
40.083
40.084
40.085
40.086
40.087
40.088
40.089
 40.09
40.091
40.092
40.093
40.094
40.095
40.096
40.097
40.098
40.099
  40.1
40.101
40.102
40.103
40.104
40.105
40.106
40.107
40.108
40.109
 40.11
40.111
40.112
40.113
40.114
40.115
40.116
40.117
40.118
40.119
 40.12
40.121
40.122
40.123
40.124
40.125
40.126
40.127
40.128
40.129
 40.13
40.131
40.132
40.133
40.134
40.135
40.136
40.137
40.138
40.139
 40.14
40.141
40.142
40.143
40.144
40.145
40.146
40.147
40.148
40.149
 40.15
40.151
40.152
40.153
40.154
40.155
40.156
40.157
40.158
40.159
 40.16
40.161
40.162
40.163
40.164
40.165
40.166
40.167
40.168
40.169
 40.17
40.171
40.172
40.173
40.174
40.175
40.176
40.177
40.178
40.179
 40.18
40.181
40.182
40.183
40.184
40.185
40.186
40.187
40.188
40.189
 40.19
40.191
40.192
    41                                                         5                  5
    42                                                         5                  5
    43                                                         0                  0
    44                                                         0                  0
    45                                                         0                  0
    46                                                         5                  5
    47                                                         0                  0
    48                                                         0                  0
    49                                                         0                  0
    50                                                         0                  0
    51                                                         0                  0
    52                                                         5                  5
    53                                                         5                  5
    54                                                         0                  0
    55                                                         7                  5
    56                                                         0                  0
    57                                                         0                  0
 57.01
 57.02
    58                                                         0                  0
    59                                                         5                  5
    60                                                         5                  5
    61                                                         5                  5
    62                                                         0                  0
    63                                                         5                  5
    64                                                         0                  0
    65                                                         0                  0
 65.01
 65.02
    66                                                         0                  0
    67                                                        10                  0
    68                                                         0                  0
    69                                                         0                  0
    70                                                         5                  5
 70.01
 70.02
 70.03
 70.04
 70.05
    71                                                         5                  5
    72                                                         0                  0
    73                                                         5                  5


 73.01
 73.02
 73.03
    74                                                         0                  0
    75                                                         0                  0
    76                                                         5                  5
    77                                                         0                  0
    78                                                         0                  0
 78.01
 78.02
    79                                                         0                  0
    80                                                         0                  0
                                                               0                  0
    81                                                         0                  0
    82                                                         0                  0
    83                                                         5                  5
    84                                                         5                  5
    85                                                         0                  0
    86                                                         5                  5
 86.01
 86.02
    87                                                         0                  0
    88                                                         7                  5
    89                                                         7                  5
    90                                                         0                  0
    91                                                         0                  0
    92                                                        10                  0
    93                                                         5                  5
    94   5 (excluding payment on Maturity Date)                    5, 2 (after Maturity Date)
    95                                                         0                  0
    96                                                         7                  5
    97                                                         0                  0
    98                                                        10                  5
    99                                                         0                  0
   100   0 (5 days once every 12 months)                                          0
   101                                                         5                  5
   102                                                         5                  5
   103                                                         5   5, 2 (after Maturity Date)
   104                                                         5                  5
   105                                                         5                  5
   106                                                         5                  5
   107                                                         0                  0
   108                                                         5                  5
   109                                                         5                  5
   110                                                         5                  5
   111                                                         0                  0
   112                                                         0                  0
   113                                                         5                  5
   114                                                         5                  5
   115                                                         0                  0
   116                                                         5                  5
116.01
116.02
116.03
   117                                                         0                  0
   118                                                         5                  5
   119                                                         0                  0
   120                                                         5                  5
   121                                                         0                  0
121.01
121.02
   122                                                         0                  0
   123                                                         5                  5
   124                                                         5                  5
   125                                                         0                  0
   126                                                         0                  0
   127                                                         5                  5
   128                                                         7                  5
   129                                                         0                  0
   130   5 (excluding payment on Maturity Date)                                   5
   131                                                         7                  5
   132                                                         7                  5
   133                                                         0                  0
   134                                                         0                  0
   135                                                         7                  5
   136                                                         0                  0
   137                                                         0                  0
   138                                                         0                  0
   139                                                         0                  0
   140                                                         7                  5
   141                                                         0                  0
   142                                                         0                  0
   143                                                         0                  0
   144                                                         5                  5
   145                                                         0                  0
   146                                                         0                  0
   147                                                         0                  0
   148                                                         2                  2
   149                                                         0                  0
   150                                                         0                  0
   151                                                         0                  0

   152                                                         0                  0
   153                                                         7                  5
   154                                                         0                  0
   155                                                         0                  0
   156                                                         0                  0
   157                                                         5                  5
   158                                                        10                  0
   159                                                         0                  0
   160                                                         0                  0
   161                                                         5                  5
   162                                                         0                  0
   163                                                         0                  0
   164                                                         7                  7
   165                                                        15                  0
   166                                                         5                  5
   167                                                         0                  0
   168                                                         5                  5
   169                                                         0                  0
   170                                                         0                  0
   171                                                         0                  0
   172                                                         0                  0
   173                                                         0                  0
                                                               0                  0
   174                                                         0                  0
   175                                                         0                  0
   176                                                         0                  0
   177                                                         0                  0
   178                                                         7                  5
   179                                                         5                  5
179.01
179.02
179.03
179.04
179.05
179.06
179.07
179.08
179.09
   180                                                        10                  0
   181                                                         0                  0
   182                                                         5                  5
   183                                                         0                  0
   184                                                         0                  0
   185                                                         0                  0
   186                                                        10                 10
   187                                                         0                  0
   188                                                         0                  0
   189                                                         7                  5
                                                               5                  5
   190                                                         5                  5
   191                                                         5                  5
   192                                                         0                  0
   193                                                         0                  0
   194                                                         0                  0
   195                                                         5                  5
   196                                                         0                  0
   197                                                         0                  0
   198                                                         3                  3
   199                                                         0                  0
   200                                                         0                  0
   201                                                         0                  0
   202                                                         5                  5
   203                                                         0                  0
   204                                                         0                  0
   205                                                         5                  5
   206                                                         5                  5
   207                                                         0                  0
   208                                                         0                  0
   209                                                         0                  0
   210                                                         0                  0
   211                                                         0                  0
   212                                                         0                  0
   213                                                         0                  0
   214                                                         0                  0
   215                                                         0                  0
   216                                                         0                  0
   217                                                        10                 10
   218                                                         0                  0
   219                                                         0                  0
   220                                                         5                  5
   221                                                         0                  0
   222                                                         0                  0
   223                                                         0                  0
   224                                                         0                  0
   225                                                         5                  5
225.01
225.02
   226                                                         0                  0
   227                                                         0                  0
   228                                                         0                  0
   229                                                         0                  0
   230                                                         5                  5
   231                                                         5                  5
   232                                                        10                 10
   233                                                         0                  0
   234                                                         5                  5
   235                                                         0                  0
   236                                                         0                  0
   237                                                         0                  0
   238                                                         5                  5
   239                                                        10                 30
   240                                                         0                  0
   241                                                         0                  0
   242                                                         0                  0
   243                                                         5                  5
   244                                                         5                  5
   245                                                         0                  0
   246                                                         0                  0
   247                                                         5                  5
   248                                                         5                  5
   249                                                         0                  0
   250                                                         0                  0
   251                                                         0                  0
   252                                                        10                 30
   253                                                         0                  0
   254                                                         5                  5
   255                                                         0                  0
   256                                                         5                  5
   257                                                         5                  5
   258                                                         5                  5
   259                                                         0                  0
   260                                                         0                  0
   261                                                         0                  0
   262                                                         0                  0
   263                                                         5                  5
   264                                                        10                 10
   265                                                         5                  5
   266                                                         0                  0
   267                                                         0                  0
   268                                                         5                  5
268.01
268.02
268.03
   269                                                         0                  0
   270                                                         0                  0
   271                                                         5                  5
   272                                                         0                  0
   273                                                         0                  0
   274                                                         0                  0
   275                                                         0                  0
   276                                                         0                  0
   277                                                         5                  5
   278                                                         0                  0
   279                                                         0                  0
   280                                                         5                  5
   281                                                         5                  5
281.01
281.02
281.03
   282                                                        10                 30
   283                                                        10                 30
   284                                                         0                  0
   285                                                         5                  5
   286                                                        10                 30
   287                                                         0                  0
   288                                                        10                 30
   289                                                         0                  0
   290                                                         5                  5
   291                                                         0                  0
   292                                                         0                  0
   293                                                        10                 30
   294                                                         5                  5
   295                                                         0                  0
   296                                                         5                  5
   297                                                         5                  5
   298                                                         0                  0
   299                                                        10                 30
   300                                                         0                  0
   301                                                         0                  0
   302                                                         0                  0
   303                                                        10                 30
   304                                                        10                 30
   305                                                        10                 30
   306                                                         0                  0
   307                                                         5                  5
   308                                                        10                 30
   309                                                        10                 30
   310                                                        10                 30
   311                                                        10                 30
   312                                                        10                 30
   313                                                         0                  0
   314                                                         0                  0
   315                                                        10                 30
   316                                                        10                 30
   317                                                        10                 30
   318                                                        10                 30
   319                                                        10                 30
   320                                                        10                 30
   321                                                        10                 30
   322                                                        10                 30
   323                                                        10                 30
   324                                                        10                 30
   325                                                        10                 30
   326                                                        10                 30
   327                                                        10                 30
   328                                                        10                 30
   329                                                        10                 30
   330                                                        10                 30
   331                                                        10                 30
   332                                                        10                 30
   333                                                        10                 30


(1) The Peter Cooper Village and Stuyvesant Town mortgage loan is being serviced pursuant to the Wachovia Bank Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2007-C30 transaction. The 1 basis point primary servicing fee being paid to the Wachovia 2007-C30 trust is not reflected in the applicable columns above with respect to this mortgage loan.

(2) The FRIS Chicken mortgage loan is being serviced pursuant to the MSCI 2005-HQ6 transaction. The 1 basis point primary servicing fee being paid to the MSCI 2005-HQ6 trust is not reflected in the applicable columns above with respect to this mortgage loan.

                                   SCHEDULE II

  LIST OF MORTGAGE LOANS WITH SECURED CREDITOR ENVIRONMENTAL INSURANCE POLICIES

            Loan Number                  Property Name
--------------------------------------------------------------------------------
                 17            Renaissance Dallas
                 40            FRIS Chicken
                179            JL Group HOldings - Burger King Portfolio
                263            Canberra Apartments
                268            Dollar General II (Pool 3)
                271            Scottsdale Airpark Retail Building
                277            Cedarwood Apartments - Minot
                280            Love Field Financial Center Office Building
                281            Dollar General II (Pool 7)
                290            Hobbs Shopping Center
                294            Glacial Manor
                296            Ashton Park Apartments
                297            The Boulevard - Avery Park
                307            Falcon Valley Retail Center

                                  SCHEDULE III

                                   [RESERVED]

                                   SCHEDULE IV

                      CLASS A-SB PLANNED PRINCIPAL BALANCE

                     A-SB Planned Principal Balance Schedule

                                              Principal
                         Distribution        Balance ($)
                       --------------      --------------
                               4/2007      187,053,000.00
                               5/2007      187,053,000.00
                               6/2007      187,053,000.00
                               7/2007      187,053,000.00
                               8/2007      187,053,000.00
                               9/2007      187,053,000.00
                              10/2007      187,053,000.00
                              11/2007      187,053,000.00
                              12/2007      187,053,000.00
                               1/2008      187,053,000.00
                               2/2008      187,053,000.00
                               3/2008      187,053,000.00
                               4/2008      187,053,000.00
                               5/2008      187,053,000.00
                               6/2008      187,053,000.00
                               7/2008      187,053,000.00
                               8/2008      187,053,000.00
                               9/2008      187,053,000.00
                              10/2008      187,053,000.00
                              11/2008      187,053,000.00
                              12/2008      187,053,000.00
                               1/2009      187,053,000.00
                               2/2009      187,053,000.00
                               3/2009      187,053,000.00
                               4/2009      187,053,000.00
                               5/2009      187,053,000.00
                               6/2009      187,053,000.00
                               7/2009      187,053,000.00
                               8/2009      187,053,000.00
                               9/2009      187,053,000.00
                              10/2009      187,053,000.00
                              11/2009      187,053,000.00
                              12/2009      187,053,000.00
                               1/2010      187,053,000.00
                               2/2010      187,053,000.00
                               3/2010      187,053,000.00
                               4/2010      187,053,000.00
                               5/2010      187,053,000.00
                               6/2010      187,053,000.00
                               7/2010      187,053,000.00
                               8/2010      187,053,000.00
                               9/2010      187,053,000.00
                              10/2010      187,053,000.00
                              11/2010      187,053,000.00
                              12/2010      187,053,000.00
                               1/2011      187,053,000.00
                               2/2011      187,053,000.00
                               3/2011      187,053,000.00
                               4/2011      187,053,000.00
                               5/2011      187,053,000.00
                               6/2011      187,053,000.00
                               7/2011      187,053,000.00
                               8/2011      187,053,000.00
                               9/2011      187,053,000.00
                              10/2011      187,053,000.00
                              11/2011      187,053,000.00
                              12/2011      187,053,000.00
                               1/2012      187,053,000.00
                               2/2012      187,053,000.00
                               3/2012      187,052,577.36
                               4/2012      184,340,934.44
                               5/2012      181,264,479.70
                               6/2012      178,523,982.14
                               7/2012      175,419,044.00
                               8/2012      172,648,976.03
                               9/2012      169,864,899.13
                              10/2012      166,717,562.79
                              11/2012      163,903,478.81
                              12/2012      160,726,948.78
                               1/2013      157,884,017.98
                               2/2013      155,024,612.06
                               3/2013      151,108,614.75
                               4/2013      148,214,894.18
                               5/2013      144,960,260.85
                               6/2013      142,035,415.91
                               7/2013      138,750,501.79
                               8/2013      135,794,220.37
                               9/2013      132,822,976.80
                              10/2013      129,492,921.42
                              11/2013      124,033,655.45
                              12/2013      120,117,658.14
                               1/2014      117,100,949.82
                               2/2014      113,184,952.51
                               3/2014      109,268,955.20
                               4/2014      106,226,462.37
                               5/2014      102,834,614.60
                               6/2014       99,759,555.39
                               7/2014       96,336,023.79
                               8/2014       93,228,071.67
                               9/2014       90,104,391.96
                              10/2014       86,633,557.28
                              11/2014       83,476,497.19
                              12/2014       79,560,499.88
                               1/2015       76,369,724.68
                               2/2015       73,162,800.96
                               3/2015       64,729,227.05
                               4/2015       61,517,509.95
                               5/2015       57,601,512.64
                               6/2015       53,685,515.33
                               7/2015       50,312,152.76
                               8/2015       47,241,946.46
                               9/2015       44,156,116.68
                              10/2015       40,735,817.28
                              11/2015       37,616,883.16
                              12/2015       32,625,896.02
                               1/2016       29,476,765.56
                               2/2016       26,311,607.32
                               3/2016       22,395,610.01
                               4/2016       19,214,451.48
                               5/2016       15,704,153.57
                               6/2016       12,488,949.30
                               7/2016        8,572,952.00
                               8/2016        3,232,979.62
                               9/2016              973.23
                              10/2016
                       and thereafter                0.00

                                   SCHEDULE V

               SUB-SERVICERS AS TO WHICH SUB-SERVICING AGREEMENTS
                       ARE IN EFFECT ON THE CLOSING DATE

1.    Capmark Finance Inc.

2.    CBRE Melody of Texas, LP.

3.    Laureate Capital LLC

4.    Holliday Fenoglio Fowler, L.P.

                                  SCHEDULE VI

                    LIST OF MORTGAGE LOANS REQUIRING
                    OPERATIONS AND MAINTENANCE PLANS

    Mortgage Loan Seller                          Loan Name
---------------------------  -------------------------------------------------
KBNA                         Slippery Rock

KBNA                         789 West End

KBNA                         Gabriel Brothers Plaza - Kent

KBNA                         Village Faire Shoppes

KBNA                         Gladstone (Nationwide Insurance)

KBNA                         Greatwoods Marketplace

KBNA                         Raymour & Flanigan

KBNA                         Gateway East and West

KBNA                         Shakertown I

KBNA                         Camp Hill SC

WFB                          Woodhill Circle Plaza

WFB                          Paramus Plaza

WFB                          Sunnymead Town Center

WFB                          4800 & 4801 Broadway

WFB                          Oak Hill Shopping Center

WFB                          Canberra Apartments

WFB                          Cedarwood Apartments - Minot

WFB                          Love Field Financial Center Office Building

WFB                          Ashton Park Apartments

MLML                         Limestone Square Shopping Center

MLML                         Plaza Shopping Center

MLML                         Peter Cooper Village and Stuyvesant Town

MLML                         Abbey at Hightower

MLML                         Holiday Inn Express - Bourbonnais

MLML                         Parkview Plaza

MLML                         Parmer Metric Plaza

MLML                         Terraces at Cheshire Place

MLML                         Tower Pavilion

MLML                         3002 Prigmor

MLML                         HSBC Tampa

CCREF                        El Dorado Medical Center

CCREF                        Sheraton Denver West

CCREF                        Walnut Knolls

CCREF                        Newmarket Shopping Center

CCREF                        Commerce Plaza

CCREF                        Grossmont Medical Office Building

CCREF                        Coddingtown Estates MHC

CCREF                        214 & 223 E. 9th Street

CCREF                        Calumet City Sports Authority

CCREF                        Grass Valley Mobile Home Park

CCREF                        Park Place MarketPlace

CCREF                        Energy Plaza

CCREF                        Buena Vida

CCREF                        Eastdale Storage

CCREF                        Opportunity Plaza

CCREF                        Farmand Retail Center

CCREF                        Concord Corners

CCREF                        Grimes Square

CCREF                        Coastal South Carolina/ Rosewood Townhomes

CCREF                        Coastal South Carolina/ South Pointe

CCREF                        Jefferson Plaza/ South Winton Court - Jefferson
                             Plaza

CCREF                        Jefferson Plaza/ South Winton Court - South Winton
                             Court

CCREF                        Park Fletcher

CCREF                        Capital Hill Suites

CCREF                        Waterford Square Apartments

CCREF                        Landmark Center Office 52-15 Grand Avenue

CCREF                        52-15 Grand Avenue

CCREF                        377 Carlls Path

CCREF                        Greenville Square Shopping Center

CCREF                        Park Apartments

CCREF                        Northview Manor

CCREF                        J & J Apartment

CCREF                        2nd Street Apartments

CCREF                        Executive Heights

CCREF                        Otterside Court Apartments

CCREF                        16844 Passage Avenue

CCREF                        Two Town Creek Apartments

CCREF                        Sundance Apartments

CCREF                        Clintonview Townhomes

CCREF                        1497 Granite Hills Drive

CCREF                        20 Williamson Way

CCREF                        3012 Harrison Street

CCREF                        17920 Sierra Hwy

CCREF                        9236 Somerset Blvd.

CCREF                        Stonegate Apartments

CCREF                        138 Pearl Street

CCREF                        1440 Elm Street

CCREF                        2067 Cedar Avenue

CCREF                        Ten Ten Apartments

CCREF                        1105 S. Standard Avenue

CCREF                        1034 North Kemp Street

CCREF                        1523 West Jefferson Boulevard

CCREF                        825 South Westlake Avenue

CCREF                        2124 West 157th Street

IXIS                         San Diego Gas and Electric

IXIS                         650 Poydras Center

IXIS                         1351 Washington Blvd FIXED

IXIS                         Mall de las Aguilas

IXIS                         400 Columbus

IXIS                         Northtown Shopping Center

IXIS                         805-811 N. La Cienega

IXIS                         Ardmore GSA

IXIS                         Southpoint Place Apartments

IXIS                         Compass Commons

IXIS                         Parkesedge Apartments

IXIS                         River Pointe

IXIS                         Exposition Marketplace-06

IXIS                         Kent Island Shopping Center

                                  SCHEDULE VII

                      LIST OF MERRILL TRUST MORTGAGE LOANS
                WITH LATE PAYMENT CHARGES DUE PRIOR TO EXPIRATION
                       OF THEIR PAYMENT DATE GRACE PERIODS

                                     [None]

                                   EXHIBIT A-1

                          FORM OF CLASS A-l, A-2, A-3,
                         A-SB, A-4 AND A-1A CERTIFICATES

                     ML-CFC COMMERCIAL MORTGAGE TRUST 2007-5
                 CLASS [A-l] [A-2] [A-3] [A-SB] [A-4] AND [A-1A]
           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE, SERIES 2007-5

This is one of a series of commercial mortgage pass-through certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust") whose assets consist primarily of a pool (the "Mortgage Pool") of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                       MERRILL LYNCH MORTGAGE INVESTORS, INC.

Pass-Through Rate:  [______% per annum]  Initial Certificate Principal Balance
[Variable]                               of this Certificate as of the Closing
                                         Date:  $_______________

Date of Pooling and Servicing            Class Principal Balance of all the
Agreement:  March 1, 2007                Class [A-l] [A-2] [A-3] [A-SB] [A-4]
                                         [A-1A] Certificates as of the Closing
                                         Date: $_______________

Closing Date:  March 14, 2007            Aggregate unpaid principal balance of
                                         the Mortgage Pool as of the Cut-off

First Distribution Date:  April 13, 2007 Date, after deducting payments of principal due on or before such date
                                         (the "Initial Pool Balance"):
                                         $4,417,019,866

Master Servicers: KeyCorp Real Estate    Trustee and Custodian:  LaSalle Bank
Capital Markets, Inc. and Wells Fargo    National Association
Bank, National Association

Special Servicer:                        Certificate Administrator:  Wells
CWCapital Asset Management LLC           Fargo Bank, National Association

Certificate No.:  [A-1] [A-2] [A-3]      CUSIP No.:  ______
[A-SB] [A-4] [A-1A]-___

                                         ISIN No.:

[FOR BOOK ENTRY CERTIFICATES:] UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR OR ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MERRILL LYNCH MORTGAGE INVESTORS, INC., KEYCORP REAL ESTATE CAPITAL MARKETS, INC., WELLS FARGO BANK, NATIONAL ASSOCIATION, CWCAPITAL ASSET MANAGEMENT LLC, LASALLE BANK NATIONAL ASSOCIATION OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.

            This certifies that [CEDE & CO.][__________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance") as of the Closing Date by the aggregate principal balance of all the Certificates of the same Class as this Certificate (their "Class Principal Balance") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), between Merrill Lynch Mortgage Investors, Inc., as depositor (the "Depositor", which term includes any successor entity under the Agreement), KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as master servicers (each, a "Master Servicer" and collectively, the "Master Servicers", which term includes any successor entity under the Agreement), CWCapital Asset Management LLC, as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), LaSalle Bank National Association, as trustee and custodian (in such capacities, the "Trustee" and "Custodian", respectively, which terms include any successor entities under the Agreement), and Wells Fargo Bank, National Association, as certificate administrator (the "Certificate Administrator", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the fourth Business Day after the related Determination Date of any given month (each, a "Distribution Date"). Distributions will be made commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs; provided that the initial Record Date will be the Closing Date. All distributions made under the Agreement in respect of this Certificate will be made by the Certificate Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate Administrator with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, no later than) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made after due notice by the Certificate Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Holder that surrenders this Certificate as such address last appeared in the Certificate Register or to any such other address of which the Certificate Administrator is subsequently notified in writing.

            Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Accounts, the Distribution Account and, if established, the Pool REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Certificate Administrator or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            [FOR BOOK ENTRY CERTIFICATES:] Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of DTC.

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the Trustee or the Certificate Administrator (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Administrator, the Certificate Registrar and any agent of any of them may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions pursuant to the Agreement and may treat the person in whose name this Certificate is registered as of the relevant date of determination as owner of this Certificate for all other purposes whatsoever, and none of the Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Administrator, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier to occur of (i) the final payment (or any advance with respect thereto) on or other liquidation of the last Mortgage Loan or REO Property remaining in the Trust, (ii) the purchase by either Master Servicer, the Special Servicer or the Plurality Subordinate Certificateholder at a price determined as provided in the Agreement of all Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the Trust and (iii) the exchange by the holder of certain remaining outstanding Classes of Certificates (as described below) for all the Mortgage Loans and REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) in the Trust. The Agreement permits, but does not require, either Master Servicer, the Special Servicer or the Plurality Subordinate Certificateholder to purchase from the Trust all Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than approximately 1.0% of the Initial Pool Balance. In addition, following the date on which the total principal balance of the Class A-l, Class A-2, Class A-2FL, Class A-3, Class A-SB, Class A-4, Class A-4FL, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C and Class D Certificates is reduced to zero, any single Holder of each outstanding Class of Certificates (other than the Class Y, Class Z, Class R-I and Class R-II Certificates) may, subject to such other conditions as may be set forth in the Agreement, exchange those Certificates for all Mortgage Loans and REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the Trust Fund at the time of the exchange.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Master Servicers, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee with the consent of the Holders of Certificates entitled to at least 66-2/3% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary (i) to maintain the status of each of REMIC I and REMIC II as a REMIC and (ii) to maintain the status, and facilitate the administration of, each Grantor Trust as a "grantor trust" under federal income tax law, in the case each of clause (i) and (ii) of this sentence without the consent of the Holders of any of the Certificates.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state (other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed.

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          as Certificate Registrar

                                       By:
                                          --------------------------------------
                                          Authorized Officer

                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class [A-1] [A-2] [A-3] [A-SB] [A-4] [A-1A] Certificates referred to in the within-mentioned Agreement.

Dated:      March 14, 2007

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          as Authenticating Agent

                                       By:
                                          --------------------------------------
                                          Authorized Officer

                                     ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto__________________________________________________
            __________________________________________________________________
            __________________________________________________________________
            (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the Certificate Register of the Trust.

            I (we) further direct the issuance of a new Commercial Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address:________________
            __________________________________________________________________
            __________________________________________________________________


Dated:

                                       ______________________________________
                                       Signature by or on behalf of Assignor


                                       ______________________________________
                                       Signature Guaranteed


                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to_____________________ for the account of_______________________________________________.

            Distributions made by check (such check to be made payable to_____ _____________________) and all applicable statements and notices should be mailed to ______________________________________________
            __________________________________________________________________
            __________________________________________________________________

            This information is provided by _________________________, the assignee named above, or ____________________________, as its agent.

                                   EXHIBIT A-2

                                   [RESERVED]

                                   EXHIBIT A-3

                          FORM OF CLASS X CERTIFICATES

                     ML-CFC COMMERCIAL MORTGAGE TRUST 2007-5
              CLASS X COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                                  SERIES 2007-5

This is one of a series of commercial mortgage pass-through certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust") whose assets consist primarily of a pool (the "Mortgage Pool") of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                       MERRILL LYNCH MORTGAGE INVESTORS, INC.

Pass-Through Rate:  Variable             Initial Certificate Notional Amount of
                                         this Certificate as of the Closing
                                         Date:  $_______________

Date of Pooling and Servicing            Original Class X Notional Amount of
Agreement:  March 1, 2007                all the Class X Certificates as of the
                                         Closing Date:  $_______________

Closing Date:  March 14, 2007            Aggregate unpaid principal balance of
                                         the Mortgage Pool as of the Cut-off

First Distribution Date:  April 13, 2007 Date, after deducting payments of principal due on or before such date
                                         (the "Initial Pool Balance"):
                                         $4,417,019,866

Master Servicers: KeyCorp Real Estate    Trustee and Custodian:  LaSalle Bank
Capital Markets, Inc. and Wells Fargo    National Association
Bank, National Association

Special Servicer:                        Certificate Administrator:  Wells
CWCapital Asset Management LLC           Fargo Bank, National Association

Certificate No.:  X -___                 CUSIP No.:  __________

                                         ISIN No.:

[FOR BOOK ENTRY CERTIFICATES:] UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR OR ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MERRILL LYNCH MORTGAGE INVESTORS, INC., KEYCORP REAL ESTATE CAPITAL MARKETS, INC., WELLS FARGO BANK, NATIONAL ASSOCIATION, CWCAPITAL ASSET MANAGEMENT LLC, LASALLE BANK NATIONAL ASSOCIATION OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE NOTIONAL AMOUNT HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE. THIS CERTIFICATE DOES NOT HAVE A CERTIFICATE PRINCIPAL BALANCE AND DOES NOT ENTITLE THE HOLDER HEREOF TO ANY DISTRIBUTIONS OF PRINCIPAL. THE HOLDER HEREOF WILL BE ENTITLED TO DISTRIBUTIONS OF INTEREST ACCRUED AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN ON THE CERTIFICATE NOTIONAL AMOUNT OF THIS CERTIFICATE, WHICH AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.

            This certifies that [CEDE & CO.][________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the notional principal amount of this Certificate (its "Certificate Notional Amount") as of the Closing Date by the aggregate notional principal amount of all the Certificates of the same Class as this Certificate (their "Class Notional Amount") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), between Merrill Lynch Mortgage Investors, Inc., as depositor (the "Depositor", which term includes any successor entity under the Agreement), KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as master servicers (each, a "Master Servicer" and collectively, the "Master Servicers", which term includes any successor entity under the Agreement), CWCapital Asset Management LLC, as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), LaSalle Bank National Association, as trustee and custodian (in such capacities, the "Trustee" and "Custodian", respectively, which terms include any successor entities under the Agreement), and Wells Fargo Bank, National Association, as certificate administrator (the "Certificate Administrator", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the fourth Business Day after the related Determination Date of any given month (each, a "Distribution Date"). Distributions will be made commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs; provided that the initial Record Date will be the Closing Date. All distributions made under the Agreement in respect of this Certificate will be made by the Certificate Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate Administrator with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, no later than) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate will be made after due notice by the Certificate Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Accounts, the Distribution Account and, if established, the Pool REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Certificate Administrator or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of DTC.

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the Trustee or the Certificate Administrator (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Administrator, the Certificate Registrar and any agent of any of them may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions pursuant to the Agreement and may treat the person in whose name this Certificate is registered as of the relevant date of determination as owner of this Certificate for all other purposes whatsoever, and none of the Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Administrator, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier to occur of (i) the final payment (or any advance with respect thereto) on or other liquidation of the last Mortgage Loan or REO Property remaining in the Trust, (ii) the purchase by the Master Servicers, the Special Servicer or the Plurality Subordinate Certificateholder at a price determined as provided in the Agreement of all Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the Trust and (iii) the exchange by the holder of certain remaining outstanding Classes of Certificates (as described below) for all the Mortgage Loans and REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) in the Trust. The Agreement permits, but does not require, the Master Servicers, the Special Servicer or the Plurality Subordinate Certificateholder to purchase from the Trust all Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than approximately 1.0% of the Initial Pool Balance. In addition, following the date on which the total principal balance of the Class A-l, Class A-2, Class A-2FL, Class A-3, Class A-SB, Class A-4, Class A-4FL, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C and Class D Certificates is reduced to zero, any single Holder of each outstanding Class of Certificates (other than the Class Y, Class Z, Class R-I and Class R-II Certificates) may, subject to such other conditions as may be set forth in the Agreement, exchange those Certificates for all Mortgage Loans and REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the Trust Fund at the time of the exchange.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Master Servicers, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee with the consent of the Holders of Certificates entitled to at least 66-2/3% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary (i) to maintain the status of each of REMIC I and REMIC II as a REMIC and (ii) to maintain the status, and facilitate the administration of, each Grantor Trust as a "grantor trust" under federal income tax law, in the case each of clause (i) and (ii) of this sentence without the consent of the Holders of any of the Certificates.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state (other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed.

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          as Certificate Registrar

                                       By:
                                          --------------------------------------
                                          Authorized Officer

                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class X Certificates referred to in the within-mentioned Agreement.

Dated:      March 14, 2007

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          as Authenticating Agent

                                       By:
                                          --------------------------------------
                                          Authorized Officer

                                     ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto__________________________________________________
            __________________________________________________________________
            __________________________________________________________________
            (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the Certificate Register of the Trust.

            I (we) further direct the issuance of a new Commercial Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address:________________
            __________________________________________________________________
            __________________________________________________________________


Dated:

                                       ______________________________________
                                       Signature by or on behalf of Assignor


                                       ______________________________________
                                       Signature Guaranteed


                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to_____________________ for the account of_______________________________________________.

            Distributions made by check (such check to be made payable to_____ _____________________) and all applicable statements and notices should be mailed to ______________________________________________
            __________________________________________________________________
            __________________________________________________________________

            This information is provided by _________________________, the assignee named above, or ____________________________, as its agent.

                                   EXHIBIT A-4

                  FORM OF CLASS AM, AJ, B, C AND D CERTIFICATES

                     ML-CFC COMMERCIAL MORTGAGE TRUST 2007-5
    CLASS [AM] [AJ] [B] [C] [D] COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                                 SERIES 2007-5

This is one of a series of commercial mortgage pass-through certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust") whose assets consist primarily of a pool (the "Mortgage Pool") of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                       MERRILL LYNCH MORTGAGE INVESTORS, INC.

Pass-Through Rate:  [______% per annum]  Initial Certificate Principal Balance
[Variable]                               of this Certificate as of the Closing
                                         Date:  $_______________

Date of Pooling and Servicing            Class Principal Balance of all the
Agreement:  March 14, 2007               Class [AM] [AJ] [B] [C]
                                         [D]Certificates as of the Closing
                                         Date:  $_______________

Closing Date:  March 14, 2007            Aggregate unpaid principal balance of
                                         the Mortgage Pool as of the Cut-off

First Distribution Date:  April 13, 2007 Date, after deducting payments of principal due on or before such date
                                         (the "Initial Pool Balance"):  $
                                         4,417,019,866

Master Servicers: KeyCorp Real Estate    Trustee and Custodian:  LaSalle Bank
Capital Markets, Inc. and Wells Fargo    National Association
Bank, National Association

Special Servicer:                        Certificate Administrator:  Wells
CWCapital Asset Management LLC           Fargo Bank, National Association

Certificate No.:  [AM] [AJ] [B] [C] [D]  CUSIP No.:  ______
----

                                         ISIN No.:

 [FOR BOOK ENTRY CERTIFICATES:] UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR OR ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MERRILL LYNCH MORTGAGE INVESTORS, INC., KEYCORP REAL ESTATE CAPITAL MARKETS, INC., WELLS FARGO BANK, NATIONAL ASSOCIATION, CWCAPITAL ASSET MANAGEMENT LLC, LASALLE BANK NATIONAL ASSOCIATION OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE EXTENT PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.

            This certifies that [CEDE & CO.][________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance") as of the Closing Date by the aggregate principal balance of all the Certificates of the same Class as this Certificate (their "Class Principal Balance") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), between Merrill Lynch Mortgage Investors, Inc., as depositor (the "Depositor", which term includes any successor entity under the Agreement), KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as master servicers (each, a "Master Servicer" and collectively, the "Master Servicers", which term includes any successor entity under the Agreement), CWCapital Asset Management LLC, as special servicer(the "Special Servicer", which term includes any successor entity under the Agreement), LaSalle Bank National Association, as trustee and custodian (in such capacities, the "Trustee" and "Custodian", respectively, which terms include any successor entities under the Agreement), and Wells Fargo Bank, National Association, as certificate administrator (the "Certificate Administrator", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the fourth Business Day after the related Determination Date of any given month (each, a "Distribution Date"). Distributions will be made commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs; provided that the initial Record Date will be the Closing Date. All distributions made under the Agreement in respect of this Certificate will be made by the Certificate Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate Administrator with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, no later than) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made after due notice by the Certificate Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Holder that surrenders this Certificate as such address last appeared in the Certificate Register or to any such other address of which the Certificate Administrator is subsequently notified in writing.

            Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Accounts, the Distribution Account and, if established, the Pool REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Certificate Administrator or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            [FOR BOOK ENTRY CERTIFICATES:] Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of DTC.

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the Trustee or the Certificate Administrator (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Administrator, the Certificate Registrar and any agent of any of them may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions pursuant to the Agreement and may treat the person in whose name this Certificate is registered as of the relevant date of determination as owner of this Certificate for all other purposes whatsoever, and none of the Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Administrator, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier to occur of (i) the final payment (or any advance with respect thereto) on or other liquidation of the last Mortgage Loan or REO Property remaining in the Trust, (ii) the purchase by either Master Servicer, the Special Servicer or the Plurality Subordinate Certificateholder at a price determined as provided in the Agreement of all Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the Trust and (iii) the exchange by the holder of certain remaining outstanding Classes of Certificates (as described below) for all the Mortgage Loans and REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) in the Trust. The Agreement permits, but does not require, either Master Servicer, the Special Servicer or the Plurality Subordinate Certificateholder to purchase from the Trust all Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than approximately 1.0% of the Initial Pool Balance. In addition, following the date on which the total principal balance of the Class A-l, Class A-2, Class A-2FL, Class A-3, Class A-SB, Class A-4, Class A-4FL, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C and Class D Certificates is reduced to zero, any single Holder of each outstanding Class of Certificates (other than the Class Y, Class Z, Class R-I and Class R-II Certificates) may, subject to such other conditions as may be set forth in the Agreement, exchange those Certificates for all Mortgage Loans and REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the Trust Fund at the time of the exchange.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Master Servicers, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee with the consent of the Holders of Certificates entitled to at least 66-2/3% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary (i) to maintain the status of each of REMIC I and REMIC II as a REMIC and (ii) to maintain the status, and facilitate the administration of, each Grantor Trust as a "grantor trust" under federal income tax law, in the case each of clause (i) and (ii) of this sentence without the consent of the Holders of any of the Certificates.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state (other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed.

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          as Certificate Registrar

                                       By:
                                          --------------------------------------
                                          Authorized Officer

                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class [AM] [AJ] [B] [C] [D] Certificates referred to in the within-mentioned Agreement.

Dated:      March 14, 2007

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          as Authenticating Agent

                                       By:
                                          --------------------------------------
                                          Authorized Officer

                                     ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto__________________________________________________
            __________________________________________________________________
            __________________________________________________________________
            (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the Certificate Register of the Trust.

            I (we) further direct the issuance of a new Commercial Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address:________________
            __________________________________________________________________
            __________________________________________________________________


Dated:

                                       ______________________________________
                                       Signature by or on behalf of Assignor


                                       ______________________________________
                                       Signature Guaranteed


                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to_____________________ for the account of_______________________________________________.

            Distributions made by check (such check to be made payable to_____ _____________________) and all applicable statements and notices should be mailed to ______________________________________________
            __________________________________________________________________
            __________________________________________________________________

            This information is provided by _________________________, the assignee named above, or ____________________________, as its agent.

                                   EXHIBIT A-5

      FORM OF CLASS A-2FL, A-4FL, AM-FL, AJ-FL, E, F, G AND H CERTIFICATES

                     ML-CFC COMMERCIAL MORTGAGE TRUST 2007-5
    CLASS [A-2FL] [A-4FL] [AM-FL] [AJ-FL] [E] [F] [G] [H] COMMERCIAL MORTGAGE
                     PASS-THROUGH CERTIFICATE, SERIES 2007-5

This is one of a series of commercial mortgage pass-through certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust"), whose assets consist primarily of a pool (the "Mortgage Pool") of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                       MERRILL LYNCH MORTGAGE INVESTORS, INC.

Pass-Through Rate:  [______% per annum]  Initial Certificate Principal Balance
[Variable]                               of this Certificate as of the Closing
                                         Date:  $_______________

Date of Pooling and Servicing            Class Principal Balance of all the
Agreement:  March 1, 2007                Class [A-2FL] [A-4FL] [AM-FL] [AJ-FL]
                                         [E] [F] [G] [H] Certificates as of the
                                         Closing Date: $_______________

Closing Date:  March 14, 2007            Aggregate unpaid principal balance of
                                         the Mortgage Pool as of the Cut-off

First Distribution Date:  April 13, 2007 Date, after deducting payments of principal due on or before such date
                                         (the "Initial Pool Balance"):
                                         $4,417,019,866

Master Servicers: KeyCorp Real Estate    Trustee and Custodian:  LaSalle Bank
Capital Markets, Inc. and Wells Fargo    National Association
Bank, National Association
Special Servicer:                        Certificate Administrator:  Wells

CWCapital Asset Management LLC           Fargo Bank, National Association

Certificate No.:  [A-2FL] [A-4FL]        CUSIP No.:  ______
[AM-FL]                                  [AJ-FL] [E] [F] [G] [H]-___ ISIN No.:

[FOR BOOK ENTRY CERTIFICATES:] UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR OR ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MERRILL LYNCH MORTGAGE INVESTORS, INC., KEYCORP REAL ESTATE CAPITAL MARKETS, INC., WELLS FARGO BANK, NATIONAL ASSOCIATION, CWCAPITAL ASSET MANAGEMENT LLC, LASALLE BANK NATIONAL ASSOCIATION OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

[DO NOT USE THIS PARAGRAPH FOR CLASS A-2FL AND CLASS A-4FL CERTIFICATES] [THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE EXTENT PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.]

[USE THIS PARAGRAPH FOR NON-FLOATING CLASSES] [SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.]

[USE THIS PARAGRAPH FOR CLASS A-2FL, CLASS A-4FL, CLASS AM-FL AND CLASS AJ-FL] [SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE AND CERTAIN OTHER ASSETS.]

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.

            This certifies that [CEDE & CO.][________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance") as of the Closing Date by the aggregate principal balance of all the Certificates of the same Class as this Certificate (their "Class Principal Balance") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), between Merrill Lynch Mortgage Investors, Inc., as depositor (the "Depositor", which term includes any successor entity under the Agreement), KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as master servicers (each, a "Master Servicer" and collectively, the "Master Servicers", which term includes any successor entity under the Agreement), CWCapital Asset Management LLC, as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), LaSalle Bank National Association, as trustee and custodian (in such capacities, the "Trustee" and "Custodian", respectively, which terms include any successor entities under the Agreement), and Wells Fargo Bank, National Association, as certificate administrator (the "Certificate Administrator", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the fourth Business Day after the related Determination Date of any given month (each, a "Distribution Date"). Distributions will be made commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs; provided that the initial Record Date will be the Closing Date. All distributions made under the Agreement in respect of this Certificate will be made by the Certificate Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate Administrator with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, no later than) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made after due notice by the Certificate Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Holder that surrenders this Certificate as such address last appeared in the Certificate Register or to any such other address of which the Certificate Administrator is subsequently notified in writing.

            Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Accounts, the Distribution Account and, if established, the Pool REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

            No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

            If this Certificate constitutes a Definitive Certificate and a Transfer hereof is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a Transfer of this Certificate by the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of their respective Affiliates or, if this Certificate is a Global Certificate, a Transfer of this Certificate to a successor Depository or to the applicable Certificate Owner in accordance with Section
5.03 of the Agreement), then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached as Exhibit E-1 to the Agreement and a certificate from such Certificateholder's prospective Transferee substantially in the form attached either as Exhibit E-2A to the Agreement or as Exhibit E-2B to the Agreement; or (ii) an Opinion of Counsel satisfactory to the Certificate Administrator to the effect that such Transferee is an Institutional Accredited Investor or a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, either Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Custodian or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in either Exhibit E-2A or Exhibit E-2B attached to the Agreement are, with respect to the subject Transfer, true and correct.

            If this Certificate constitutes a Rule 144A Global Certificate and a Transfer of any interest herein is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a Transfer of any interest herein by the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or any of their respective Affiliates), then the Certificate Owner desiring to effect such Transfer shall be required to obtain either: (i) a certificate from such Certificate Owner's prospective Transferee substantially in the form attached as Exhibit E-2C to the Agreement, or (ii) an Opinion of Counsel to the effect that such Transferee is a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act. If this Certificate constitutes a Rule 144A Global Certificate and any Transferee of an interest herein does not, in connection with the subject Transfer, deliver to the Transferor the Opinion of Counsel or the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit E-2C attached to the Agreement are, with respect to the subject Transfer, true and correct. No beneficial interest in the Rule 144A Global Certificate for any Class of Book-Entry Non-Registered Certificates may be held by any Person that is not a Qualified Institutional Buyer.

            Notwithstanding the preceding paragraph, any interest in the Rule 144A Global Certificate for a Class of Book-Entry Non-Registered Certificates may be transferred to any Non-United States Securities Person who takes delivery in the form of a beneficial interest in the Regulation S Global Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect such Transfer (i) complies with the requirements for Transfers of interests in such Regulation S Global Certificate set forth in the following paragraph and (ii) delivers or causes to be delivered to the Certificate Registrar and the Certificate Administrator (A) a certificate from such Certificate Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred, (B) a copy of the certificate to be obtained by such Certificate Owner from its prospective Transferee in accordance with the second sentence of the following paragraph and (C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Certificate Administrator, as transfer agent for the Depository, to approve the debit of the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, and approve the credit of the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred. Upon delivery to the Certificate Registrar and the Certificate Administrator of such certifications and such orders and instructions, the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Rule 144A Global Certificate in respect of the subject Class of Book-Entry Non-Registered Certificates, and increase the denomination of the Regulation S Global Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

            No beneficial interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered Certificates may be held by any Person that is a United States Securities Person. Any Certificate Owner desiring to effect any Transfer of a beneficial interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered Certificates shall be required to obtain from such Certificate Owner's prospective Transferee a certificate substantially in the form set forth in Exhibit E-2D to the Agreement to the effect that such Transferee is not a United States Securities Person. If any Transferee of an interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered Certificates does not, in connection with the subject Transfer, deliver to the Transferor the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit E-2D to the Agreement are, with respect to the subject Transfer, true and correct.

            Notwithstanding the preceding paragraph, any interest in the Regulation S Global Certificate for a Class of Book-Entry Non-Registered Certificates may be transferred to any Qualified Institutional Buyer that takes delivery in the form of a beneficial interest in the Rule 144A Global Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect such transfer (i) complies with the requirements for Transfers of interests in such Rule 144A Global Certificate set forth in the third preceding paragraph and (ii) delivers or causes to be delivered to the Certificate Registrar and the Certificate Administrator (A) a certificate from such Certificate Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred,
(B) a copy of the certificate or Opinion of Counsel to be obtained by such Certificate Owner from its prospective Transferee in accordance with the first sentence of the third preceding paragraph and (C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Certificate Administrator to debit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred. Upon delivery to the Certificate Registrar and the Certificate Administrator of such certification(s) and/or Opinion of Counsel and such orders and instructions, the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Regulation S Global Certificate in respect of the subject Class of Book-Entry Non-Registered Certificates, and increase the denomination of the Rule 144A Global Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

            Also notwithstanding the foregoing, any interest in a Global Certificate with respect to any Class of Book-Entry Non-Registered Certificates may be transferred by any Certificate Owner holding such interest to any Institutional Accredited Investor (other than a Qualified Institutional Buyer) that takes delivery in the form of a Definitive Certificate of the same Class as such Global Certificate upon delivery to the Certificate Registrar and the Certificate Administrator of (i) such certifications and/or opinions as are contemplated by the fourth preceding paragraph and (ii) such written orders and instructions as are required under the applicable procedures of the Depository to direct the Certificate Administrator to debit the account of a Depository Participant by the denomination of the transferred interests in such Global Certificate. Upon delivery to the Certificate Registrar and the Certificate Administrator of the certifications and/or opinions contemplated by the fourth preceding paragraph, the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the subject Global Certificate by the denomination of the transferred interests in such Global Certificate, and shall cause a Definitive Certificate of the same Class as such Global Certificate, and in a denomination equal to the reduction in the denomination of such Global Certificate, to be executed, authenticated and delivered in accordance with the Agreement to the applicable Transferee.

            None of the Depositor, the Trustee, the Certificate Administrator or the Certificate Registrar is obligated to register or qualify the Class of Certificates to which this Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a Transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Countrywide Securities Corporation, the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicer, the Certificate Registrar and their respective Affiliates against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

            No Transfer of this Certificate or any interest herein shall be made to (A) any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code or any other federal, state, local or foreign law ("Similar Law") that is substantially similar to Section 406 or 407 of ERISA or
Section 4975 of the Code (each, a "Plan"), or (B) any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective Transferee would result in a non-exempt violation of Section 406 or 407 of ERISA or Section 4975 of the Code or Similar Law or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Certificates or any Transfer of this Certificate or any interest herein by the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of their respective Affiliates or, if this Certificate constitutes a Global Certificate, any Transfer of this Certificate to a successor Depository or to the applicable Certificate Owner in accordance with
Section 5.03 of the Agreement, the Certificate Registrar shall refuse to register the Transfer of this Certificate unless it has received from the prospective Transferee, and, if this Certificate constitutes a Global Certificate, any Certificate Owner transferring an interest herein shall be required to obtain from its prospective Transferee, one of the following: (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) a certification to the effect that the purchase and holding of this Certificate or such interest herein by such prospective Transferee is exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Section 4975 of the Code, by reason of Sections I and III of Prohibited Transaction Class Exemption 95-60; or (iii) if this Certificate is rated in one of the four highest generic rating categories by either Rating Agency, and this Certificate or an interest herein is being acquired by or on behalf of a Plan in reliance on Prohibited Transaction Exemption 90-29 and Prohibited Transaction Exemption 2000-55, a certification to the effect that such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Certificate Administrator, the Custodian, the Depositor, any Mortgage Loan Seller, the Master Servicers, the Special Servicer, any Fiscal Agent, any SubServicer, the Swap Counterparty, any Exemption-Favored Party or any Mortgagor with respect to Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Mortgage Loans determined as of the Closing Date, or by any Affiliate of such Person, and (Z) agrees that it will obtain from each of its Transferees that are Plans a written representation that such Transferee, if a Plan, satisfies the requirements of the immediately preceding clauses (X) and (Y), together with a written agreement that such Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses (X) and (Y); or (iv) a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Certificate Administrator or such Certificate Owner, as the case may be, that such Transfer will not result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under
Section 4975 of the Code. If any Transferee of this Certificate or any interest herein does not, in connection with the subject Transfer, deliver to the Certificate Registrar (if this Certificate constitutes a Definitive Certificate) or the Transferor (if this Certificate constitutes a Global Certificate) a certification and/or Opinion of Counsel as required by the preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such Transferee is exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Section 4975 of the Code.

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Certificate Administrator or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of DTC.

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the Trustee or the Certificate Administrator (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Administrator, the Certificate Registrar and any agent of any of them may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions pursuant to the Agreement and may treat the person in whose name this Certificate is registered as of the relevant date of determination as owner of this Certificate for all other purposes whatsoever, and none of the Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Administrator, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier to occur of (i) the final payment (or any advance with respect thereto) on or other liquidation of the last Mortgage Loan or REO Property remaining in the Trust, (ii) the purchase by either Master Servicer, the Special Servicer or the Plurality Subordinate Certificateholder at a price determined as provided in the Agreement of all Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the Trust and (iii) the exchange by the holder of certain remaining outstanding Classes of Certificates (as described below) for all the Mortgage Loans and REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) in the Trust. The Agreement permits, but does not require, either Master Servicer, the Special Servicer or the Plurality Subordinate Certificateholder to purchase from the Trust all Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than approximately 1.0% of the Initial Pool Balance. In addition, following the date on which the total principal balance of the Class A-l, Class A-2, Class A-2FL, Class A-3, Class A-SB, Class A-4, Class A-4FL, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C and Class D Certificates is reduced to zero, any single Holder of each outstanding Class of Certificates (other than the Class Y, Class Z, Class R-I and Class R-II Certificates) may, subject to such other conditions as may be set forth in the Agreement, exchange those Certificates for all Mortgage Loans and REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the Trust Fund at the time of the exchange.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Master Servicers, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee with the consent of the Holders of Certificates entitled to at least 66-2/3% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary (i) to maintain the status of each of REMIC I and REMIC II as a REMIC and (ii) to maintain the status, and facilitate the administration of, each Grantor Trust as a "grantor trust" under federal income tax law, in the case each of clause (i) and (ii) of this sentence without the consent of the Holders of any of the Certificates.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state (other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed.

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          as Certificate Registrar

                                       By:
                                          --------------------------------------
                                          Authorized Officer

                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class [A-2FL] [A-4FL] [AM-FL] [AJ-FL] [E] [F] [G] [H] Certificates referred to in the within-mentioned Agreement.

Dated:      March 14, 2007

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          as Authenticating Agent

                                       By:
                                          --------------------------------------
                                          Authorized Officer

                                     ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto__________________________________________________
            __________________________________________________________________
            __________________________________________________________________
            (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the Certificate Register of the Trust.

            I (we) further direct the issuance of a new Commercial Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address:________________
            __________________________________________________________________
            __________________________________________________________________


Dated:

                                       ______________________________________
                                       Signature by or on behalf of Assignor


                                       ______________________________________
                                       Signature Guaranteed


                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to_____________________ for the account of_______________________________________________.

            Distributions made by check (such check to be made payable to_____ _____________________) and all applicable statements and notices should be mailed to ______________________________________________
            __________________________________________________________________
            __________________________________________________________________

            This information is provided by _________________________, the assignee named above, or ____________________________, as its agent.

                                    EXHIBIT A-6

                 FORM OF CLASS J, K, L, M, N, P AND Q CERTIFICATES

                     ML-CFC COMMERCIAL MORTGAGE TRUST 2007-5
 CLASS [J] [K] [L] [M] [N] [P] [Q] COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                                  SERIES 2007-5

This is one of a series of commercial mortgage pass-through certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust"), whose assets consist primarily of a pool (the "Mortgage Pool") of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                       MERRILL LYNCH MORTGAGE INVESTORS, INC.

Pass-Through Rate:  [______% per annum]  Initial Certificate Principal Balance
[Variable]                               of this Certificate as of the Closing
                                         Date:  $_______________

Date of Pooling and Servicing            Class Principal Balance of all the
Agreement:  March 1, 2007                Class [J] [K] [L] [M] [N] [P] [Q]
                                         Certificates as of the Closing Date:
                                         $--------------

Closing Date:  March 14, 2007            Aggregate unpaid principal balance of
                                         the Mortgage Pool as of the Cut-off

First Distribution Date:  April 13, 2007 Date, after deducting payments of principal due on or before such date
                                         (the "Initial Pool Balance"):
                                         $4,417,019,866

Master Servicers: KeyCorp Real Estate    Trustee and Custodian:  LaSalle Bank
Capital Markets, Inc. and Wells Fargo    National Association
Bank, National Association

Special Servicer:                        Certificate Administrator:  Wells
CWCapital Asset Management LLC           Fargo Bank, National Association

Certificate No.:  [J] [K] [L] [M] [N]    CUSIP No.:  ______
[P] [Q]-___

                                         ISIN No.:

[FOR BOOK ENTRY CERTIFICATES:] UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR OR ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MERRILL LYNCH MORTGAGE INVESTORS, INC., KEYCORP REAL ESTATE CAPITAL MARKETS, INC., WELLS FARGO BANK, NATIONAL ASSOCIATION, CWCAPITAL ASSET MANAGEMENT LLC, LASALLE BANK NATIONAL ASSOCIATION OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE EXTENT PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.

            This certifies that [CEDE & CO.][________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance") as of the Closing Date by the aggregate principal balance of all the Certificates of the same Class as this Certificate (their "Class Principal Balance") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), between Merrill Lynch Mortgage Investors, Inc., as depositor (the "Depositor", which term includes any successor entity under the Agreement), KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as master servicers (each, a "Master Servicer" and collectively, the "Master Servicers", which term includes any successor entity under the Agreement), CWCapital Asset Management LLC, as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), LaSalle Bank National Association, as trustee and custodian (in such capacities, the "Trustee" and "Custodian", respectively, which terms include any successor entities under the Agreement), and Wells Fargo Bank, National Association, as certificate administrator (the "Certificate Administrator", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the fourth Business Day after the related Determination Date of any given month (each, a "Distribution Date"). Distributions will be made commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs; provided that the initial Record Date will be the Closing Date. All distributions made under the Agreement in respect of this Certificate will be made by the Certificate Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate Administrator with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, no later than) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made after due notice by the Certificate Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Holder that surrenders this Certificate as such address last appeared in the Certificate Register or to any such other address of which the Certificate Administrator is subsequently notified in writing.

            Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Accounts, the Distribution Account and, if established, the Pool REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

            No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

            If this Certificate constitutes a Definitive Certificate and a Transfer hereof is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a Transfer of this Certificate by the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of their respective Affiliates or, if this Certificate is a Global Certificate, a Transfer of this Certificate to a successor Depository or to the applicable Certificate Owner in accordance with Section
5.03 of the Agreement), then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached as Exhibit E-1 to the Agreement and a certificate from such Certificateholder's prospective Transferee substantially in the form attached either as Exhibit E-2A to the Agreement or as Exhibit E-2B to the Agreement; or (ii) an Opinion of Counsel satisfactory to the Certificate Administrator to the effect that such Transferee is an Institutional Accredited Investor or a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, either Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Custodian or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in either Exhibit E-2A or Exhibit E-2B attached to the Agreement are, with respect to the subject Transfer, true and correct.

            If this Certificate constitutes a Rule 144A Global Certificate and a Transfer of any interest herein is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a Transfer of any interest herein by the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of their respective Affiliates), then the Certificate Owner desiring to effect such Transfer shall be required to obtain either: (i) a certificate from such Certificate Owner's prospective Transferee substantially in the form attached as Exhibit E-2C to the Agreement, or (ii) an Opinion of Counsel to the effect that such Transferee is a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act. If this Certificate constitutes a Rule 144A Global Certificate and any Transferee of an interest herein does not, in connection with the subject Transfer, deliver to the Transferor the Opinion of Counsel or the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit E-2C attached to the Agreement are, with respect to the subject Transfer, true and correct. No beneficial interest in the Rule 144A Global Certificate for any Class of Book-Entry Non-Registered Certificates may be held by any Person that is not a Qualified Institutional Buyer.

            Notwithstanding the preceding paragraph, any interest in the Rule 144A Global Certificate for a Class of Book-Entry Non-Registered Certificates may be transferred to any Non-United States Securities Person who takes delivery in the form of a beneficial interest in the Regulation S Global Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect such Transfer (i) complies with the requirements for Transfers of interests in such Regulation S Global Certificate set forth in the following paragraph and (ii) delivers or causes to be delivered to the Certificate Registrar and the Certificate Administrator (A) a certificate from such Certificate Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred, (B) a copy of the certificate to be obtained by such Certificate Owner from its prospective Transferee in accordance with the second sentence of the following paragraph and (C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Certificate Administrator, as transfer agent for the Depository, to approve the debit of the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, and approve the credit of the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred. Upon delivery to the Certificate Registrar and the Certificate Administrator of such certifications and such orders and instructions, the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Rule 144A Global Certificate in respect of the subject Class of Book-Entry Non-Registered Certificates, and increase the denomination of the Regulation S Global Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

            No beneficial interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered Certificates may be held by any Person that is a United States Securities Person. Any Certificate Owner desiring to effect any Transfer of a beneficial interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered Certificates shall be required to obtain from such Certificate Owner's prospective Transferee a certificate substantially in the form set forth in Exhibit E-2D to the Agreement to the effect that such Transferee is not a United States Securities Person. If any Transferee of an interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered Certificates does not, in connection with the subject Transfer, deliver to the Transferor the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit E-2D to the Agreement are, with respect to the subject Transfer, true and correct.

            Notwithstanding the preceding paragraph, any interest in the Regulation S Global Certificate for a Class of Book-Entry Non-Registered Certificates may be transferred to any Qualified Institutional Buyer that takes delivery in the form of a beneficial interest in the Rule 144A Global Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect such transfer (i) complies with the requirements for Transfers of interests in such Rule 144A Global Certificate set forth in the third preceding paragraph and (ii) delivers or causes to be delivered to the Certificate Registrar and the Certificate Administrator (A) a certificate from such Certificate Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred,
(B) a copy of the certificate or Opinion of Counsel to be obtained by such Certificate Owner from its prospective Transferee in accordance with the first sentence of the third preceding paragraph and (C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Certificate Administrator to debit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred. Upon delivery to the Certificate Registrar and the Certificate Administrator of such certification(s) and/or Opinion of Counsel and such orders and instructions, the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Regulation S Global Certificate in respect of the subject Class of Book-Entry Non-Registered Certificates, and increase the denomination of the Rule 144A Global Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

            Also notwithstanding the foregoing, any interest in a Global Certificate with respect to any Class of Book-Entry Non-Registered Certificates may be transferred by any Certificate Owner holding such interest to any Institutional Accredited Investor (other than a Qualified Institutional Buyer) that takes delivery in the form of a Definitive Certificate of the same Class as such Global Certificate upon delivery to the Certificate Registrar and the Certificate Administrator of (i) such certifications and/or opinions as are contemplated by the fourth preceding paragraph and (ii) such written orders and instructions as are required under the applicable procedures of the Depository to direct the Certificate Administrator to debit the account of a Depository Participant by the denomination of the transferred interests in such Global Certificate. Upon delivery to the Certificate Registrar and the Certificate Administrator of the certifications and/or opinions contemplated by the fourth preceding paragraph, the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the subject Global Certificate by the denomination of the transferred interests in such Global Certificate, and shall cause a Definitive Certificate of the same Class as such Global Certificate, and in a denomination equal to the reduction in the denomination of such Global Certificate, to be executed, authenticated and delivered in accordance with the Agreement to the applicable Transferee.

            None of the Depositor, the Trustee, the Certificate Administrator or the Certificate Registrar is obligated to register or qualify the Class of Certificates to which this Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a Transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Countrywide Securities Corporation, the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicer, the Certificate Registrar and their respective Affiliates against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

            No Transfer of this Certificate or any interest herein shall be made to (A) any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code or any other federal, state, local or foreign law ("Similar Law") that is substantially similar to Section 406 or 407 of ERISA or
Section 4975 of the Code (each, a "Plan"), or (B) any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective Transferee would result in a non-exempt violation of Section 406 or 407 of ERISA or Section 4975 of the Code or Similar Law or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Certificates or any Transfer of this Certificate or any interest herein by the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of their respective Affiliates or, if this Certificate constitutes a Global Certificate, any Transfer of this Certificate to a successor Depository or to the applicable Certificate Owner in accordance with
Section 5.03 of the Agreement, the Certificate Registrar shall refuse to register the Transfer of this Certificate unless it has received from the prospective Transferee, and, if this Certificate constitutes a Global Certificate, any Certificate Owner transferring an interest herein shall be required to obtain from its prospective Transferee, one of the following: (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) a certification to the effect that the purchase and holding of this Certificate or such interest herein by such prospective Transferee is exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Section 4975 of the Code, by reason of Sections I and III of Prohibited Transaction Class Exemption 95-60; or (iii) if this Certificate is rated in one of the four highest generic rating categories by either Rating Agency, and this Certificate or an interest herein is being acquired by or on behalf of a Plan in reliance on Prohibited Transaction Exemption 90-29 and Prohibited Transaction Exemption 2000-55, a certification to the effect that such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Certificate Administrator, the Custodian, the Depositor, any Mortgage Loan Seller, the Master Servicers, the Special Servicer, any Sub-Servicer, any Fiscal Agent, any Exemption-Favored Party or any Mortgagor with respect to Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Mortgage Loans determined as of the Closing Date, or by any Affiliate of such Person, and (Z) agrees that it will obtain from each of its Transferees that are Plans a written representation that such Transferee, if a Plan, satisfies the requirements of the immediately preceding clauses (X) and (Y), together with a written agreement that such Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses (X) and (Y); or (iv) a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Certificate Administrator or such Certificate Owner, as the case may be, that such Transfer will not result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under
Section 4975 of the Code. If any Transferee of this Certificate or any interest herein does not, in connection with the subject Transfer, deliver to the Certificate Registrar (if this Certificate constitutes a Definitive Certificate) or the Transferor (if this Certificate constitutes a Global Certificate) a certification and/or Opinion of Counsel as required by the preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such Transferee is exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Section 4975 of the Code.

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Certificate Administrator or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of DTC.

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the Trustee or the Certificate Administrator (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Administrator, the Certificate Registrar and any agent of any of them may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions pursuant to the Agreement and may treat the person in whose name this Certificate is registered as of the relevant date of determination as owner of this Certificate for all other purposes whatsoever, and none of the Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Administrator, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier to occur of (i) the final payment (or any advance with respect thereto) on or other liquidation of the last Mortgage Loan or REO Property remaining in the Trust, (ii) the purchase by either Master Servicer, the Special Servicer or the Plurality Subordinate Certificateholder at a price determined as provided in the Agreement of all Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the Trust and (iii) the exchange by the holder of certain remaining outstanding Classes of Certificates (as described below) for all the Mortgage Loans and REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) in the Trust. The Agreement permits, but does not require, either Master Servicer, the Special Servicer or the Plurality Subordinate Certificateholder to purchase from the Trust all Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than approximately 1.0% of the Initial Pool Balance. In addition, following the date on which the total principal balance of the Class A-l, Class A-2, Class A-2FL, Class A-3, Class A-SB, Class A-4, Class A-4FL, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C and Class D Certificates is reduced to zero, any single Holder of each outstanding Class of Certificates (other than the Class Y, Class Z, Class R-I and Class R-II Certificates) may, subject to such other conditions as may be set forth in the Agreement, exchange those Certificates for all Mortgage Loans and REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the Trust Fund at the time of the exchange.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Master Servicers, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee with the consent of the Holders of Certificates entitled to at least 66-2/3% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of each of REMIC I and REMIC II , and (ii) to maintain the status, and facilitate the administration of, each Grantor Trust as a "grantor trust" under federal income tax law, in the case each of clause (i) and (ii) of this sentence without the consent of the Holders of any of the Certificates.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state (other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed.

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          as Certificate Registrar

                                       By:
                                          --------------------------------------
                                          Authorized Officer

                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class [J] [K] [L] [M] [N] [P] [Q] Certificates referred to in the within-mentioned Agreement.

Dated:      March 14, 2007

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          as Authenticating Agent

                                       By:
                                          --------------------------------------
                                          Authorized Officer

                                     ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto__________________________________________________
            __________________________________________________________________
            __________________________________________________________________
            (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the Certificate Register of the Trust.

            I (we) further direct the issuance of a new Commercial Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address:________________
            __________________________________________________________________
            __________________________________________________________________


Dated:

                                       ______________________________________
                                       Signature by or on behalf of Assignor


                                       ______________________________________
                                       Signature Guaranteed


                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to_____________________ for the account of_______________________________________________.

            Distributions made by check (such check to be made payable to_____ _____________________) and all applicable statements and notices should be mailed to ______________________________________________
            __________________________________________________________________
            __________________________________________________________________

            This information is provided by _________________________, the assignee named above, or ____________________________, as its agent.

                                   EXHIBIT A-7

                     FORM OF CLASS R-I AND R-II CERTIFICATES

                     ML-CFC COMMERCIAL MORTGAGE TRUST 2007-5
 CLASS [R-I] [R-II] COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE, SERIES 2007-5

This is one of a series of commercial mortgage pass-through certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust"), whose assets consist primarily of a pool (the "Mortgage Pool") of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                       MERRILL LYNCH MORTGAGE INVESTORS, INC.

Date of Pooling and Servicing            Percentage Interest evidenced by this
Agreement:  March 1, 2007                Certificate in the related Class:
                                         ----%

Closing Date:  March 14, 2007            Aggregate unpaid principal balance of
                                         the Mortgage Pool as of the Cut-off

First Distribution Date:  April 13, 2007 Date, after deducting payments of principal due on or before such date
                                         (the "Initial Pool Balance"):
                                         $4,417,019,866

Master Servicers: KeyCorp Real Estate    Trustee and Custodian: LaSalle Bank
Capital Markets, Inc. and Wells Fargo    National Association
Bank, National Association

Special Servicer:                        Certificate Administrator:  Wells
CWCapital Asset Management LLC           Fargo Bank, National Association

Certificate No.:  [R-I] [R-II]-___


THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY TO A "QUALIFIED INSTITUTIONAL BUYER" WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MERRILL LYNCH MORTGAGE INVESTORS, INC., KEYCORP REAL ESTATE CAPITAL MARKETS, INC., WELLS FARGO BANK, NATIONAL ASSOCIATION, CWCAPITAL ASSET MANAGEMENT LLC, LASALLE BANK NATIONAL ASSOCIATION OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE EXTENT PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE. CONSEQUENTLY, THE TRANSFER OF THIS CERTIFICATE IS ALSO SUBJECT TO THE ADDITIONAL TAX RELATED TRANSFER RESTRICTIONS DESCRIBED HEREIN. IF ANY PERSON BECOMES THE REGISTERED HOLDER OF THIS CERTIFICATE IN VIOLATION OF SUCH TRANSFER RESTRICTIONS, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER OR UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE.

            This certifies that ________________________________ is the registered owner of the Percentage Interest evidenced by this Certificate (as specified above) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this Certificate, The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), between Merrill Lynch Mortgage Investors, Inc., as depositor (the "Depositor", which term includes any successor entity under the Agreement), KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as master servicers (each, a "Master Servicer" and collectively, the "Master Servicers", which term includes any successor entity under the Agreement), CWCapital Asset Management LLC, as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), LaSalle Bank National Association, as trustee and custodian (in such capacities, the "Trustee" and "Custodian", respectively, which terms include any successor entities under the Agreement), and Wells Fargo Bank, National Association, as certificate administrator (the "Certificate Administrator", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the fourth Business Day after the related Determination Date of any given month (each, a "Distribution Date"). Distributions will be made commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs; provided that the initial Record Date will be the Closing Date. All distributions made under the Agreement in respect of this Certificate will be made by the Certificate Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate Administrator with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, no later than) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate will be made after due notice by the Certificate Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Accounts, the Distribution Account and, if established, the Pool REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

            No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

            If a Transfer of this Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a Transfer of this Certificate by the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of their respective Affiliates), then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached as Exhibit E-1 to the Agreement and a certificate from such Certificateholder's prospective Transferee substantially in the form attached as Exhibit E-2A to the Agreement; or (ii) an Opinion of Counsel satisfactory to the Certificate Administrator to the effect that such Transferee is a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Administrator or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit E-2A attached to the Agreement are, with respect to the subject Transfer, true and correct.

            None of the Depositor, the Trustee, the Certificate Administrator or the Certificate Registrar is obligated to register or qualify the Class of Certificates to which this Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder desiring to effect a Transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Countrywide Securities Corporation, the Certificate Administrator, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and their respective Affiliates against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

            No Transfer of this Certificate or any interest herein shall be made to (A) any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code or any other federal, state, local or foreign law that is substantially similar to Section 406 or 407 of ERISA or Section 4975 of the Code (each, a "Plan"), or (B) any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan. Except in connection with the initial issuance of the Certificates or any Transfer of this Certificate by the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of their respective Affiliates, the Certificate Registrar shall refuse to register the Transfer of this Certificate unless it has received from the prospective Transferee a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan. If any Transferee of this Certificate or any interest herein does not, in connection with the subject Transfer, deliver to the Certificate Registrar a certification as required by the preceding sentence, then such Transferee shall be deemed to have represented and warranted that such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan.

            Each Person who has or who acquires any Ownership Interest in this Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the provisions of Section 5.02(d) of the Agreement and, if any purported Transferee shall become a Holder of this Certificate in violation of the provisions of such Section 5.02(d), to have irrevocably authorized the Certificate Administrator under clause (ii)(A) of such Section 5.02(d) to deliver payments to a Person other than such Person and to have irrevocably authorized the Certificate Administrator under clause
(ii)(B) of such Section 5.02(d) to negotiate the terms of any mandatory disposition and to execute all instruments of transfer and to do all other things necessary in connection with any such disposition. Each Person holding or acquiring any Ownership Interest in this Certificate must be a Permitted Transferee and shall promptly notify the Certificate Administrator and the REMIC Administrator of any change or impending change in its status as a Permitted Transferee. In connection with any proposed Transfer of any Ownership Interest in this Certificate, the Certificate Registrar shall require delivery to it, and shall not register the transfer of this Certificate until its receipt of, an affidavit and agreement substantially in the form attached as Exhibit G-1 to the Agreement (a "Transfer Affidavit and Agreement") from the proposed Transferee, representing and warranting, among other things, that such Transferee is a Permitted Transferee, that it is not acquiring its Ownership Interest in this Certificate as a nominee, trustee or agent for any Person that is not a Permitted Transferee, that for so long as it retains its Ownership Interest in this Certificate, it will endeavor to remain a Permitted Transferee, and that it has reviewed the provisions of Section 5.02(d) of the Agreement and agrees to be bound by them. Notwithstanding the delivery of a Transfer Affidavit and Agreement by a proposed Transferee, if the Certificate Registrar has actual knowledge that the proposed Transferee is not a Permitted Transferee, the Certificate Registrar shall not register the Transfer of an Ownership Interest in this Certificate to such proposed Transferee. In addition, the Certificate Registrar shall not register the transfer of an Ownership Interest in this Certificate to any entity classified as a partnership under the Code unless at the time of transfer, all of its beneficial owners are United States Tax Persons.

            Each Person holding or acquiring any Ownership Interest in this Certificate shall agree (x) to require a Transfer Affidavit and Agreement from any other Person to whom such Person attempts to Transfer its Ownership Interest herein and (y) not to Transfer its Ownership Interest herein unless it provides to the Certificate Registrar a certificate substantially in the form attached as Exhibit G-2 to the Agreement stating that, among other things, it has no actual knowledge that such other Person is not a Permitted Transferee. Each Person holding or acquiring an Ownership Interest in this Certificate, by purchasing such Ownership Interest herein, agrees to give the Certificate Administrator and the REMIC Administrator written notice that it is a "pass-through interest holder" within the meaning of temporary Treasury regulations section 1.67-3T(a)(2)(i)(A) immediately upon acquiring such Ownership Interest, if it is, or is holding such Ownership Interest on behalf of, a "pass-through interest holder".

            The provisions of Section 5.02(d) of the Agreement may be modified, added to or eliminated, provided that there shall have been delivered to the Certificate Administrator and the REMIC Administrator the following: (a) written notification from each Rating Agency to the effect that the modification of, addition to or elimination of such provisions will not cause such Rating Agency to withdraw, qualify or downgrade its then-current rating of any Class of Certificates; and (b) an opinion of counsel, in form and substance satisfactory to the Certificate Administrator and the REMIC Administrator, to the effect that such modification of, addition to or elimination of such provisions will not (i) cause either REMIC I or REMIC II to (A) cease to qualify as a REMIC or (B) be subject to an entity-level tax caused by the Transfer of a Residual Certificate to a Person which is not a Permitted Transferee or (ii) cause a Person other than the prospective Transferee to be subject to a REMIC-related tax caused by the Transfer of a Residual Certificate to a Person that is not a Permitted Transferee.

            A "Permitted Transferee" is any Transferee that is not (i) a Disqualified Organization, (ii) any Person as to whom the transfer of this Certificate may cause either REMIC I or REMIC II to fail to qualify as a REMIC,
(iii) a Disqualified Non-United States Tax Person, (iv) a Disqualified Partnership or (v) a foreign permanent establishment or fixed base (within the meaning of any applicable income tax treaty between the United States and any foreign jurisdiction) of a United States Tax Person.

            A "Disqualified Organization" is (i) the United States, any State or political subdivision thereof, a foreign government, an international organization, or any agency or instrumentality of any of the foregoing, (ii) any organization (other than certain farmers' cooperatives described in Section 521 of the Code) that is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iii) rural electric and telephone cooperatives described in
Section 1381 of the Code and (iv) any other Person so designated by the Certificate Administrator or the REMIC Administrator based upon an opinion of counsel that the holding of an Ownership Interest in a Residual Certificate by such Person may cause the Trust or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual Certificate to such Person. The terms "United States", "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions.

            A "Disqualified Non-United States Tax Person" is, with respect to any Residual Certificate, any Non-United States Tax Person or agent thereof other than: (1) a Non-United States Tax Person that (a) holds such Residual Certificate and, for purposes of Treasury regulations section 1.860G-3(a)(3), is subject to tax under Section 882 of the Code, (b) certifies that it understands that, for purposes of Treasury regulations section 1.860E-1(c)(4)(ii), as a holder of such Residual Certificate for United States federal income tax purposes, it may incur tax liabilities in excess of any cash flows generated by such Residual Certificate and intends to pay taxes associated with holding such Residual Certificate, and (c) has furnished the Transferor and the Certificate Administrator with an effective IRS Form W-8ECI or successor form and has agreed to update such form as required under the applicable Treasury regulations; or
(2) a Non-United States Tax Person that has delivered to the Transferor, the Certificate Administrator and the Certificate Registrar an opinion of nationally recognized tax counsel to the effect that (x) the Transfer of such Residual Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and (y) such Transfer of such Residual Certificate will not be disregarded for United States federal income tax purposes.

            A "Disqualified Partnership" is any domestic entity classified as a partnership under the Code, if any of its beneficial owners (directly or indirectly, other than through a U.S. corporation) are (or are permitted to be under the applicable partnership agreement) Disqualified Non-United States Tax Persons.

            A "Non-United States Tax Person" is any Person other than a United States Tax Person. A "United States Tax Person" is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in, or under the laws of, the United States or any political subdivision thereof, or an estate whose income from sources without the United States is includable in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or a trust if a court within the United States is able to exercise supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust (or to the extent provided in the Treasury regulations, if the trust was in existence on August 20, 1996 and elected to be treated as a United States person), all within the meaning of Section 7701 (a)(30) of the Code.

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Certificate Administrator or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the Trustee or the Certificate Administrator (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Administrator, the Certificate Registrar and any agent of any of them may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions pursuant to the Agreement and may treat the person in whose name this Certificate is registered as of the relevant date of determination as owner of this Certificate for all other purposes whatsoever, and none of the Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Administrator, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier to occur of (i) the final payment (or any advance with respect thereto) on or other liquidation of the last Mortgage Loan or REO Property remaining in the Trust, (ii) the purchase by either Master Servicer, the Special Servicer or the Plurality Subordinate Certificateholder at a price determined as provided in the Agreement of all Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the Trust and (iii) the exchange by the holder of certain remaining outstanding Classes of Certificates (as described below) for all the Mortgage Loans and REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) in the Trust. The Agreement permits, but does not require, either Master Servicer, the Special Servicer or the Plurality Subordinate Certificateholder to purchase from the Trust all Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than approximately 1.0% of the Initial Pool Balance. In addition, following the date on which the total principal balance of the Class A-l, Class A-2, Class A-2FL, Class A-3, Class A-SB, Class A-4, Class A-4FL, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C and Class D Certificates is reduced to zero, any single Holder of each outstanding Class of Certificates (other than the Class Y, Class Z, Class R-I and Class R-II Certificates) may, subject to such other conditions as may be set forth in the Agreement, exchange those Certificates for all Mortgage Loans and REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the Trust Fund at the time of the exchange.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Master Servicers, the Special Servicer, Certificate Administrator, the Custodian, the Trustee and any Fiscal Agent with the consent of the Holders of Certificates entitled to at least 66-2/3% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary (i) to maintain the status of each of REMIC I and REMIC II as a REMIC and (ii) to maintain the status, and facilitate the administration of, each Grantor Trust as a "grantor trust" under federal income tax law, in the case each of clause (i) and (ii) of this sentence without the consent of the Holders of any of the Certificates.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein), for distributions hereunder.

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state (other than the provisions of Section 5-140l of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed.

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          as Certificate Registrar

                                       By:
                                          --------------------------------------
                                          Authorized Officer

                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class [R-I] [R-II] Certificates referred to in the within-mentioned Agreement.

Dated:      March 14, 2007

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          as Authenticating Agent

                                       By:
                                          --------------------------------------
                                          Authorized Officer

                                     ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto__________________________________________________
            __________________________________________________________________
            __________________________________________________________________
            (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the Certificate Register of the Trust.

            I (we) further direct the issuance of a new Commercial Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address:________________
            __________________________________________________________________
            __________________________________________________________________


Dated:

                                       ______________________________________
                                       Signature by or on behalf of Assignor


                                       ______________________________________
                                       Signature Guaranteed


                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to_____________________ for the account of_______________________________________________.

            Distributions made by check (such check to be made payable to_____ _____________________) and all applicable statements and notices should be mailed to ______________________________________________
            __________________________________________________________________
            __________________________________________________________________

            This information is provided by _________________________, the assignee named above, or ____________________________, as its agent.

                                   EXHIBIT A-8

                       FORM OF CLASS Y AND Z CERTIFICATES

                     ML-CFC COMMERCIAL MORTGAGE TRUST 2007-5
    CLASS [Y] [Z]COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE, SERIES 2007-5

This is one of a series of commercial mortgage pass-through certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust"), whose assets consist primarily of a pool (the "Mortgage Pool") of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                       MERRILL LYNCH MORTGAGE INVESTORS, INC.

Date of Pooling and Servicing            Percentage Interest evidenced by this
Agreement:  March 1, 2007                Certificate in Class [Y] [Z]:  ___%
Closing Date:  March 14, 2007            Aggregate unpaid principal balance of
                                         the Mortgage Pool as of the Cut-off

First Distribution Date:  April 13, 2007 Date, after deducting payments of principal due on or before such date
                                         (the "Initial Pool Balance"):
                                         $4,417,019,866

Master Servicers:  KeyCorp Real Estate   Trustee and Custodian:  LaSalle Bank
Capital Markets, Inc. and Wells Fargo    National Association
Bank, National Association

Special Servicer:                        Certificate Administrator:  Wells
CWCapital Asset Management LLC           Fargo Bank, National Association

Certificate No.:  [Y] [Z]-___

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY TO A "QUALIFIED INSTITUTIONAL BUYER" WITHIN THE MEANING OF RULE 144A UNDER SECURITIES ACT IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MERRILL LYNCH MORTGAGE INVESTORS, INC., KEYCORP REAL ESTATE CAPITAL MARKETS, INC., WELLS FARGO BANK, NATIONAL ASSOCIATION, CWCAPITAL ASSET MANAGEMENT LLC, LASALLE BANK NATIONAL ASSOCIATION OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THIS CERTIFICATE IS ENTITLED ONLY TO CERTAIN ADDITIONAL INTEREST (IF ANY) RECEIVED IN RESPECT OF THE ARD LOANS SUBJECT TO THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

            This certifies that ________________________________ is the registered owner of the Percentage Interest evidenced by this Certificate (as specified above) in that certain beneficial ownership interest in the Trust evidenced by all the Class [Y] [Z] Certificates. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), between Merrill Lynch Mortgage Investors, Inc., as depositor (the "Depositor", which term includes any successor entity under the Agreement), KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as master servicers (each, a "Master Servicer" and collectively, the "Master Servicers", which term includes any successor entity under the Agreement), CWCapital Asset Management LLC, as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), LaSalle Bank National Association, as trustee and custodian (in such capacities, the "Trustee" and "Custodian", respectively, which terms include any successor entities under the Agreement), and Wells Fargo Bank, National Association, as certificate administrator (the "Certificate Administrator", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the fourth Business Day after the related Determination Date of any given month (each, a "Distribution Date"). Distributions will be made commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs; provided that the initial Record Date will be the Closing Date. All distributions made under the Agreement in respect of this Certificate will be made by the Certificate Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate Administrator with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, no later than) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate will be made after due notice by the Certificate Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Accounts, the Distribution Account and, if established, the Pool REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

            No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

            If a Transfer of this Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a Transfer of this Certificate by the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of their respective Affiliates), then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached as Exhibit E-1 to the Agreement and a certificate from such Certificateholder's prospective Transferee substantially in the form attached as Exhibit E-2A to the Agreement; or (ii) an Opinion of Counsel satisfactory to the Certificate Administrator to the effect that such Transferee is a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Administrator or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit E-2A attached to the Agreement are, with respect to the subject Transfer, true and correct.

            None of the Depositor, the Trustee, the Certificate Administrator or the Certificate Registrar is obligated to register or qualify the Class of Certificates to which this Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder desiring to effect a Transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Countrywide Securities Corporation, the Certificate Administrator, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and their respective Affiliates against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

            No Transfer of this Certificate or any interest herein shall be made to (A) any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code or any other federal, state, local or foreign law ("Similar Law") that is substantially similar to Section 406 or 407 of ERISA or
Section 4975 of the Code (each, a "Plan"), or (B) any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective Transferee would result in a non-exempt violation of Section 406 or 407 of ERISA or Section 4975 of the Code or Similar Law or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Certificates or any Transfer of this Certificate by the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of their respective Affiliates, the Certificate Registrar shall refuse to register the Transfer of this Certificate unless it has received from the prospective Transferee, one of the following: (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Certificate Administrator that such Transfer will not result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code. If any Transferee of this Certificate or any interest herein does not, in connection with the subject Transfer, deliver to the Certificate Registrar a certification and/or Opinion of Counsel as required by the preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such Transferee is exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Section 4975 of the Code.

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Certificate Administrator or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the Trustee or the Certificate Administrator (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Administrator, the Certificate Registrar and any agent of any of them may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions pursuant to the Agreement and may treat the person in whose name this Certificate is registered as of the relevant date of determination as owner of this Certificate for all other purposes whatsoever, and none of the Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Administrator, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment (or any advance with respect thereto) on or other liquidation of the last Mortgage Loan or REO Property remaining in the Trust, (ii) the purchase by either Master Servicer, the Special Servicer or the Plurality Subordinate Certificateholder at a price determined as provided in the Agreement of all Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the Trust and (iii) the exchange by the holder of certain remaining outstanding Classes of Certificates (as described below) for all the Mortgage Loans and REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) in the Trust. The Agreement permits, but does not require, either Master Servicer, the Special Servicer or the Plurality Subordinate Certificateholder to purchase from the Trust all Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than approximately 1.0% of the Initial Pool Balance. In addition, following the date on which the total principal balance of the Class A-l, Class A-2, Class A-2FL, Class A-3, Class A-SB, Class A-4, Class A-4FL, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C and Class D Certificates is reduced to zero, any single Holder of each outstanding Class of Certificates (other than the Class Y, Class Z, Class R-I and Class R-II Certificates) may, subject to such other conditions as may be set forth in the Agreement, exchange those Certificates for all Mortgage Loans and REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the Trust Fund at the time of the exchange.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Master Servicers, the Special Servicer, Certificate Administrator, the Custodian and the Trustee with the consent of the Holders of Certificates entitled to at least 66-2/3% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary (i) to maintain the status of each of REMIC I and REMIC II as a REMIC and (ii) to maintain the status, and facilitate the administration of, each Grantor Trust as a "grantor trust" under federal income tax law, in the case each of clause (i) and (ii) of this sentence without the consent of the Holders of any of the Certificates.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state (other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed.

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          as Certificate Registrar

                                       By:
                                          --------------------------------------
                                          Authorized Officer

                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class [Y] [Z] Certificates referred to in the within-mentioned Agreement.

Dated:      March 14, 2007

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          as Authenticating Agent

                                       By:
                                          --------------------------------------
                                          Authorized Officer

                                     ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto__________________________________________________
            __________________________________________________________________
            __________________________________________________________________
            (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the Certificate Register of the Trust.

            I (we) further direct the issuance of a new Commercial Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address:________________
            __________________________________________________________________
            __________________________________________________________________


Dated:

                                       ______________________________________
                                       Signature by or on behalf of Assignor


                                       ______________________________________
                                       Signature Guaranteed


                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to_____________________ for the account of_______________________________________________.

            Distributions made by check (such check to be made payable to_____ _____________________) and all applicable statements and notices should be mailed to ______________________________________________
            __________________________________________________________________
            __________________________________________________________________

            This information is provided by _________________________, the assignee named above, or ____________________________, as its agent.

                                    EXHIBIT B

                       FORM OF DISTRIBUTION DATE STATEMENT

                                                                                          -----------------------------------------
                                                                                           For Additional Information please contact
     [LOGO - WELLS FARGO]               ML-CFC Commercial Mortgage Trust                             CTSLink Customer Service
                                  Commercial Mortgage Pass-Through Certificates                          (301) 815-6600
Wells Fargo Bank, N.A.                          Series 2007-5                               Reports Available @ www.ctslink.com/cmbs
Corporate Trust Services                                                                   -----------------------------------------
9062 Old Annapolis Road                                                                       Payment Date: 04/13/2007
Columbia, MD 21045-1951                                                                       Record Date: 03/30/2007
                                                                                              Determination Date:
------------------------------------------------------------------------------------------------------------------------------------

                           DISTRIBUTION DATE STATEMENT

                                Table of Contents

--------------------------------------------------------------------------------
            STATEMENT SECTIONS                                           PAGE(s)
            Certificate Distribution Detail                                 2
            Certificate Factor Detail                                       3
            Reconciliation Detail                                           4
            Other Required Information                                      5
            Cash Reconciliation Detail                                      6
            Ratings Detail                                                  7
            Current Mortgage Loan and Property Stratification Tables       8-10
            Mortgage Loan Detail                                           11
            NOI Detail                                                     12
            Principal Prepayment Detail                                    13
            Historical Detail                                              14
            Delinquency Loan Detail                                        15
            Specially Serviced Loan Detail                                16-17
            Advance Summary                                                18
            Modified Loan Detail                                           19
            Historical Liquidated Loan Detail                              20
            Historical Bond / Collateral Realized Loss Reconciliation      21
            Interest Shortfall Reconciliation Detail                      22-23
            Supplemental Reporting                                         24
--------------------------------------------------------------------------------

Depositor

----------------------------------------------
Merrill Lynch Mortgage Investors Inc.
4 World Financial Center, 16th Floor
250 Vesey Street
New York, NY 10080

Contact: Robert Denicola
Phone Number: (212) 449-1000
----------------------------------------------

Master Servicer

----------------------------------------------
KeyCorp Real Estate Capital Markets, Inc.
911 Main Street, Suite 1500
Kansas City, MO 64105

Contact: Marty O'Conner
Phone Number: (816) 221-8800
----------------------------------------------

Master Servicer
----------------------------------------------
Wells Fargo Bank, N.A.
1320 Willow Pass Road, Suite 300
investorreporting@wellsfargo.com
Concord, CA 94520

Contact: Myung J. Nam
Phone Number:
----------------------------------------------

Special Servicer
----------------------------------------------
CWCapital Asset Management LLC.
1919 Pennsylvania Avenue, NW
Suite 400
Washington, DC 20006-3434

Contact:        Kathleen Olin
Phone Number:   (202) 973-6375
----------------------------------------------

This report has been compiled from information provide4d to Wells Fargo Bank, N.A. by various third parties, which may include the Master Servicer, Special Servicer and others. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of information received from these third parties and assumes no duty to do so. Wells Fargo Bank, N.A. expressly disclaims any responsibility for the accuracy or completeness of information furnished by third parties.

--------------------------------------------------------------------------------
Copyright 2007, Wells Fargo Bank, N.A.

                                                                                          -----------------------------------------
                                                                                           For Additional Information please contact
     [LOGO - WELLS FARGO]               ML-CFC Commercial Mortgage Trust                             CTSLink Customer Service
                                  Commercial Mortgage Pass-Through Certificates                          (301) 815-6600
Wells Fargo Bank, N.A.                          Series 2007-5                               Reports Available @ www.ctslink.com/cmbs
Corporate Trust Services                                                                   -----------------------------------------
9062 Old Annapolis Road                                                                       Payment Date: 04/13/2007
Columbia, MD 21045-1951                                                                       Record Date: 03/30/2007
                                                                                              Determination Date:
------------------------------------------------------------------------------------------------------------------------------------



                        Certificate Distribution Detail

------------------------------------------------------------------------------------------------------------------------------------
                                                                                    Realized
                                                                                      Loss/
                                                                                   Additional
              Pass-                                                                   Trust                               Current
Class CUSIP  Through  Original  Beginning   Principal      Interest    Prepayment     Fund         Total      Ending   Subordination
              Rate     Balance   Balance   Distribution  Distribution   Premium     Expenses    Distribution  Balance     Level(1)
------------------------------------------------------------------------------------------------------------------------------------

A-1         0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
A-2         0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
A-3         0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
A-SB        0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
A-4         0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
A-1A        0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
AM          0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
AJ          0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
A-2FL       0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
A-4FL       0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
AM-FL       0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
AJ-FL       0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
B           0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
C           0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
D           0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
E           0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
F           0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
G           0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
H           0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
J           0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
K           0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
L           0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
M           0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
N           0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
P           0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
Q           0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
Y           0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
Z           0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
R-I         0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
R-II        0.000000%    0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
------------------------------------------------------------------------------------------------------------------------------------
Totals                   0.00      0.00         0.00          0.00       0.00          0.00         0.00        0.00       0.00
------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
                                Original      Beginning                                                             Ending
                Pass-Through    Notional      Notional           Interest        Prepayment        Total            Notional
Class   CUSIP      Rate          Amount        Amount           Distribution      Premium       Distribution         Amount
-------------------------------------------------------------------------------------------------------------------------------
  X              0.000000%        0.00         0.00                 0.00            0.00            0.00              0.00
-------------------------------------------------------------------------------------------------------------------------------

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and
(ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

--------------------------------------------------------------------------------
Copyright 2007, Wells Fargo Bank, N.A.

                                                                                          -----------------------------------------
                                                                                           For Additional Information please contact
     [LOGO - WELLS FARGO]               ML-CFC Commercial Mortgage Trust                             CTSLink Customer Service
                                  Commercial Mortgage Pass-Through Certificates                          (301) 815-6600
Wells Fargo Bank, N.A.                          Series 2007-5                               Reports Available @ www.ctslink.com/cmbs
Corporate Trust Services                                                                   -----------------------------------------
9062 Old Annapolis Road                                                                       Payment Date: 04/13/2007
Columbia, MD 21045-1951                                                                       Record Date: 03/30/2007
                                                                                              Determination Date:
------------------------------------------------------------------------------------------------------------------------------------

                           Certificate Factor Detail

------------------------------------------------------------------------------------------------------------
                                                                               Realized
                                                                                 Loss/
                                                                              Additional
                                                                                 Trust
Class  CUSIP    Beginning      Principal        Interest       Prepayment        Fund            Ending
                 Balance      Distribution    Distribution       Premium        Expenses         Balance
------------------------------------------------------------------------------------------------------------
A-1             0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
A-2             0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
A-3             0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
A-SB            0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
A-4             0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
A-1A            0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
AM              0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
AJ              0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
A-2FL           0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
A-4FL           0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
AM-FL           0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
AJ-FL           0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
B               0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
C               0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
D               0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
E               0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
F               0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
G               0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
H               0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
J               0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
K               0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
L               0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
M               0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
N               0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
P               0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
Q               0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
Y               0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
Z               0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
R-I             0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
R-II            0.00000000      0.00000000      0.00000000      0.00000000      0.00000000      0.00000000
------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                  Beginning                                           Ending
                  Notional           Interest        Prepayment       Notional
Class   CUSIP      Amount           Distribution      Premium          Amount
--------------------------------------------------------------------------------
  X              0.00000000          0.00000000      0.00000000      0.00000000
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
Copyright 2007, Wells Fargo Bank, N.A.

                                                                                          -----------------------------------------
                                                                                           For Additional Information please contact
     [LOGO - WELLS FARGO]               ML-CFC Commercial Mortgage Trust                             CTSLink Customer Service
                                  Commercial Mortgage Pass-Through Certificates                          (301) 815-6600
Wells Fargo Bank, N.A.                          Series 2007-5                               Reports Available @ www.ctslink.com/cmbs
Corporate Trust Services                                                                   -----------------------------------------
9062 Old Annapolis Road                                                                       Payment Date: 04/13/2007
Columbia, MD 21045-1951                                                                       Record Date: 03/30/2007
                                                                                              Determination Date:
------------------------------------------------------------------------------------------------------------------------------------

                              Reconciliation Detail


Principal Reconciliation

------------------------------------------------------------------------------------------------------------------------------------
              Stated          Unpaid                                                       Stated        Unpaid        Current
             Beginning       Beginning                                                     Ending        Ending       Principal
             Principal       Principal   Scheduled  Unscheduled  Principal    Realized    Principal     Principal    Distribution
              Balance         Balance    Principal   Principal   Adjustments     Loss      Balance       Balance        Amount
------------------------------------------------------------------------------------------------------------------------------------
Total             0.00            0.00       0.00         0.00         0.00       0.00        0.00          0.00            0.00
------------------------------------------------------------------------------------------------------------------------------------


Certificate Interest Reconciliation
------------------------------------------------------------------------------------------------------------------------------------
                                        Net                                                                           Remaining
                                      Aggregate                  Distributable                                          Unpaid
                           Accrued    Prepayment  Distributable   Certificate              Additional                Distributable
        Accrual Accrual  Certificate   Interest     Certificate     Interest     WAC CAP   Trust Fund    Interest     Certificate
Class    Dates   Days     Interest    Shortfall      Interest      Adjustment   Shortfall   Expenses   Distribution    Interest
------------------------------------------------------------------------------------------------------------------------------------
A-1        0       0         0.00       0.00            0.00          0.00        0.00        0.00         0.00          0.00
A-2        0       0         0.00       0.00            0.00          0.00        0.00        0.00         0.00          0.00
A-3        0       0         0.00       0.00            0.00          0.00        0.00        0.00         0.00          0.00
A-SB       0       0         0.00       0.00            0.00          0.00        0.00        0.00         0.00          0.00
A-4        0       0         0.00       0.00            0.00          0.00        0.00        0.00         0.00          0.00
A-1A       0       0         0.00       0.00            0.00          0.00        0.00        0.00         0.00          0.00
AM         0       0         0.00       0.00            0.00          0.00        0.00        0.00         0.00          0.00
AJ         0       0         0.00       0.00            0.00          0.00        0.00        0.00         0.00          0.00
A-2FL      0       0         0.00       0.00            0.00          0.00        0.00        0.00         0.00          0.00
A-4FL      0       0         0.00       0.00            0.00          0.00        0.00        0.00         0.00          0.00
AM-FL      0       0         0.00       0.00            0.00          0.00        0.00        0.00         0.00          0.00
AJ-FL      0       0         0.00       0.00            0.00          0.00        0.00        0.00         0.00          0.00
B          0       0         0.00       0.00            0.00          0.00        0.00        0.00         0.00          0.00
C          0       0         0.00       0.00            0.00          0.00        0.00        0.00         0.00          0.00
D          0       0         0.00       0.00            0.00          0.00        0.00        0.00         0.00          0.00
E          0       0         0.00       0.00            0.00          0.00        0.00        0.00         0.00          0.00
F          0       0         0.00       0.00            0.00          0.00        0.00        0.00         0.00          0.00
G          0       0         0.00       0.00            0.00          0.00        0.00        0.00         0.00          0.00
H          0       0         0.00       0.00            0.00          0.00        0.00        0.00         0.00          0.00
J          0       0         0.00       0.00            0.00          0.00        0.00        0.00         0.00          0.00
K          0       0         0.00       0.00            0.00          0.00        0.00        0.00         0.00          0.00
L          0       0         0.00       0.00            0.00          0.00        0.00        0.00         0.00          0.00
M          0       0         0.00       0.00            0.00          0.00        0.00        0.00         0.00          0.00
N          0       0         0.00       0.00            0.00          0.00        0.00        0.00         0.00          0.00
P          0       0         0.00       0.00            0.00          0.00        0.00        0.00         0.00          0.00
Q          0       0         0.00       0.00            0.00          0.00        0.00        0.00         0.00          0.00
X          0       0         0.00       0.00            0.00          0.00        0.00        0.00         0.00          0.00
------------------------------------------------------------------------------------------------------------------------------------
Totals             0         0.00       0.00            0.00          0.00        0.00        0.00         0.00          0.00
------------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Copyright 2007, Wells Fargo Bank, N.A.

                                                                                          -----------------------------------------
                                                                                           For Additional Information please contact
     [LOGO - WELLS FARGO]               ML-CFC Commercial Mortgage Trust                             CTSLink Customer Service
                                  Commercial Mortgage Pass-Through Certificates                          (301) 815-6600
Wells Fargo Bank, N.A.                          Series 2007-5                               Reports Available @ www.ctslink.com/cmbs
Corporate Trust Services                                                                   -----------------------------------------
9062 Old Annapolis Road                                                                       Payment Date: 04/13/2007
Columbia, MD 21045-1951                                                                       Record Date: 03/30/2007
                                                                                              Determination Date:
------------------------------------------------------------------------------------------------------------------------------------


                           Other Required Information

--------------------------------------------------------------------------------


Available Distribution Amount (1)                                           0.00

Master Servicing Fee Summary
Current Period Accrued Master Servicing Fees                                0.00
Less Delinquent Master Servicing Fees                                       0.00
Less Reductions to Master Servicing Fees                                    0.00
Plus Master Servicing Fees for Delinquent Payments Received                 0.00
Plus Adjustments for Prior Master Servicing Calculation                     0.00

Total Master Servicing Fees Collected                                       0.00

Current 1 Month LIBOR Rate                                             0.000000%
Next 1 Month LIBOR Rate                                                0.000000%


Appraisal Reduction Amount

----------------------------------------------------------
Loan        Appraisal       Cumulative        Most Recent
Number      Reduction         ASER             App. Red.
            Effected         Amount              Date
----------------------------------------------------------







----------------------------------------------------------
Total
----------------------------------------------------------


(1) The Available Distribution Amount includes any Prepayment Premiums .


--------------------------------------------------------------------------------
Copyright 2007, Wells Fargo Bank, N.A.

                                                                                          -----------------------------------------
                                                                                           For Additional Information please contact
     [LOGO - WELLS FARGO]               ML-CFC Commercial Mortgage Trust                             CTSLink Customer Service
                                  Commercial Mortgage Pass-Through Certificates                          (301) 815-6600
Wells Fargo Bank, N.A.                          Series 2007-5                               Reports Available @ www.ctslink.com/cmbs
Corporate Trust Services                                                                   -----------------------------------------
9062 Old Annapolis Road                                                                       Payment Date: 04/13/2007
Columbia, MD 21045-1951                                                                       Record Date: 03/30/2007
                                                                                              Determination Date:
------------------------------------------------------------------------------------------------------------------------------------


                           Cash Reconciliation Detail

Total Funds Collected
   Interest:
      Interest paid or advanced                                       0.00
      Interest reductions due to Non-Recoverability Determinations    0.00
      Interest Adjustments                                            0.00
      Deferred Interest                                               0.00
      Net Prepayment Interest Shortfall                               0.00
      Net Prepayment Interest Excess                                  0.00
      Extension Interest                                              0.00
      Interest Reserve Withdrawal                                     0.00
                                                                          ------
         Total Interest Collected                                           0.00


   Principal:
      Scheduled Principal                                             0.00
      Unscheduled Principal                                           0.00
         Principal Prepayments                                        0.00
         Collection of Principal after Maturity Date                  0.00
         Recoveries from Liquidation and Insurance Proceeds           0.00
         Excess of Prior Principal Amounts paid                       0.00
         Curtailments                                                 0.00
      Negative Amortization                                           0.00
      Principal Adjustments                                           0.00
                                                                          ------
         Total Principal Collected                                          0.00


   Other:
      Prepayment Penalties/Yield Maintenance                          0.00
      Repayment Fees                                                  0.00
      Borrower Option Extension Fees                                  0.00
      Equity Payments Received                                        0.00
      Net Swap Counterparty Payments Received                         0.00
                                                                          ------
         Total Other Collected                                              0.00
                                                                          ------
Total Funds Collected                                                       0.00
                                                                          ======



Total Funds Distributed

   Fees:
      Master Servicing Fee                                            0.00
      Trustee Fee                                                     0.00
      Certificate Administration Fee                                  0.00
      Insurer Fee                                                     0.00
      Miscellaneous Fee                                               0.00
                                                                          ------
         Total Fees                                                         0.00

   Additional Trust Fund Expenses:


      Reimbursement for Interest on Advances                          0.00
      ASER Amount                                                     0.00
      Special Servicing Fee                                           0.00
      Rating Agency Expenses                                          0.00
      Attorney Fees & Expenses                                        0.00
      Bankruptcy Expense                                              0.00
      Taxes Imposed on Trust Fund                                     0.00
      Non-Recoverable Advances                                        0.00
      Other Expenses                                                  0.00
                                                                          ------
      Total Additional Trust Fund Expenses                                  0.00


   Interest Reserve Deposit                                                 0.00


   Payments to Certificateholders & Others:
      Interest Distribution                                           0.00
      Principal Distribution                                          0.00
      Prepayment Penalties/Yield Maintenance                          0.00
      Borrower Option Extension Fees                                  0.00
      Equity Payments Paid                                            0.00
      Net Swap Counterparty Payments Paid                             0.00
                                                                          ------
         Total Payments to Certificateholders & Others                      0.00
                                                                          ------
Total Funds Distributed                                                     0.00
                                                                          ======

--------------------------------------------------------------------------------
Copyright 2007, Wells Fargo Bank, N.A.

                                                                                          -----------------------------------------
                                                                                           For Additional Information please contact
     [LOGO - WELLS FARGO]               ML-CFC Commercial Mortgage Trust                             CTSLink Customer Service
                                  Commercial Mortgage Pass-Through Certificates                          (301) 815-6600
Wells Fargo Bank, N.A.                          Series 2007-5                               Reports Available @ www.ctslink.com/cmbs
Corporate Trust Services                                                                   -----------------------------------------
9062 Old Annapolis Road                                                                       Payment Date: 04/13/2007
Columbia, MD 21045-1951                                                                       Record Date: 03/30/2007
                                                                                              Determination Date:
------------------------------------------------------------------------------------------------------------------------------------

                                 Ratings Detail

--------------------------------------------------------------------------------
                       Original Ratings                      Current Ratings (1)
                 ---------------------------------------------------------------
Class   CUSIP
                 Fitch  Moody's S&P                          Fitch   Moody's S&P
--------------------------------------------------------------------------------
A-1
A-2
A-3
A-SB
A-4
A-1A
 AM
 AJ
A-2FL
A-4FL
AM-FL
AJ-FL
  B
  C
  D
  E
  F
  G
  H
  J
  K
  L
  M
  N
  P
  Q
  X
--------------------------------------------------------------------------------

NR   - Designates that the class was not rated by the above agency at the time of original issuance.

X    - Designates that the above rating agency did not rate any classes in this transaction at the time of original issuance.

N/A  - Data not available this period.

1) For any class not rated at the time of original issuance by any particular rating agency, no request has been made subsequent to issuance to obtain rating information, if any, from such rating agency. The current ratings were obtained directly from the applicable rating agency within 30 days of the payment date listed above. The ratings may have changed since they were obtained. Because the ratings may have changed, you may want to obtain current ratings directly from the rating agencies.

Fitch, Inc.                  Moody's Investors Service     Standard & Poor's Rating Services
One State Street Plaza       99 Church Street              55 Water Street
New York, New York 10004     New York, New York 10007      New York, New York 10041
(212) 908-0500               (212) 553-0300                (212) 438-2430



--------------------------------------------------------------------------------
Copyright 2007, Wells Fargo Bank, N.A.

                                                                                          -----------------------------------------
                                                                                           For Additional Information please contact
     [LOGO - WELLS FARGO]               ML-CFC Commercial Mortgage Trust                             CTSLink Customer Service
                                  Commercial Mortgage Pass-Through Certificates                          (301) 815-6600
Wells Fargo Bank, N.A.                          Series 2007-5                               Reports Available @ www.ctslink.com/cmbs
Corporate Trust Services                                                                   -----------------------------------------
9062 Old Annapolis Road                                                                       Payment Date: 04/13/2007
Columbia, MD 21045-1951                                                                       Record Date: 03/30/2007
                                                                                              Determination Date:
------------------------------------------------------------------------------------------------------------------------------------


            Current Mortgage Loan and Property Stratification Tables


                                Scheduled Balance
--------------------------------------------------------------------------------
                                       % of
Scheduled       # of    Scheduled       Agg.   WAM              Weighted
Balance         loans    Balance        Bal.   (2)     WAC     Avg DSCR (1)
--------------------------------------------------------------------------------











--------------------------------------------------------------------------------
Totals
--------------------------------------------------------------------------------




                                    State (3)
--------------------------------------------------------------------------------
                                       % of
                # of    Scheduled       Agg.   WAM              Weighted
State           loans    Balance        Bal.   (2)     WAC     Avg DSCR (1)
--------------------------------------------------------------------------------











--------------------------------------------------------------------------------
Totals
--------------------------------------------------------------------------------

See footnotes on last page of this section.


--------------------------------------------------------------------------------
Copyright 2007, Wells Fargo Bank, N.A.

                                                                                          -----------------------------------------
                                                                                           For Additional Information please contact
     [LOGO - WELLS FARGO]               ML-CFC Commercial Mortgage Trust                             CTSLink Customer Service
                                  Commercial Mortgage Pass-Through Certificates                          (301) 815-6600
Wells Fargo Bank, N.A.                          Series 2007-5                               Reports Available @ www.ctslink.com/cmbs
Corporate Trust Services                                                                   -----------------------------------------
9062 Old Annapolis Road                                                                       Payment Date: 04/13/2007
Columbia, MD 21045-1951                                                                       Record Date: 03/30/2007
                                                                                              Determination Date:
------------------------------------------------------------------------------------------------------------------------------------


            Current Mortgage Loan and Property Stratification Tables


                          Debt Service Coverage Ratio
--------------------------------------------------------------------------------
Debt Service                           % of
Coverage        # of    Scheduled       Agg.   WAM              Weighted
Ratio           loans    Balance        Bal.   (2)     WAC     Avg DSCR (1)
--------------------------------------------------------------------------------











--------------------------------------------------------------------------------
Totals
--------------------------------------------------------------------------------


                                    Note Rate
--------------------------------------------------------------------------------
                                       % of
Note            # of    Scheduled       Agg.   WAM              Weighted
Rate            loans    Balance        Bal.   (2)     WAC     Avg DSCR (1)
--------------------------------------------------------------------------------











--------------------------------------------------------------------------------
Totals
--------------------------------------------------------------------------------


                                Property Type (3)

--------------------------------------------------------------------------------
                                       % of
Property        # of    Scheduled       Agg.   WAM              Weighted
Type            loans    Balance        Bal.   (2)     WAC     Avg DSCR (1)
--------------------------------------------------------------------------------











--------------------------------------------------------------------------------
Totals
--------------------------------------------------------------------------------


                                    Seasoning
--------------------------------------------------------------------------------
                                       % of
                # of    Scheduled       Agg.   WAM              Weighted
Seasoning       loans    Balance        Bal.   (2)     WAC     Avg DSCR (1)
--------------------------------------------------------------------------------











--------------------------------------------------------------------------------
Totals
--------------------------------------------------------------------------------


See footnotes on last page of this section.


--------------------------------------------------------------------------------
Copyright 2007, Wells Fargo Bank, N.A.

                                                                                          -----------------------------------------
                                                                                           For Additional Information please contact
     [LOGO - WELLS FARGO]               ML-CFC Commercial Mortgage Trust                             CTSLink Customer Service
                                  Commercial Mortgage Pass-Through Certificates                          (301) 815-6600
Wells Fargo Bank, N.A.                          Series 2007-5                               Reports Available @ www.ctslink.com/cmbs
Corporate Trust Services                                                                   -----------------------------------------
9062 Old Annapolis Road                                                                       Payment Date: 04/13/2007
Columbia, MD 21045-1951                                                                       Record Date: 03/30/2007
                                                                                              Determination Date:
------------------------------------------------------------------------------------------------------------------------------------


            Current Mortgage Loan and Property Stratification Tables


               Anticipated Remaining Term (ARD and Balloon Loans)
--------------------------------------------------------------------------------
Anticipated                            % of
Remaining       # of    Scheduled       Agg.   WAM              Weighted
Term (2)        loans    Balance        Bal.   (2)     WAC     Avg DSCR (1)
--------------------------------------------------------------------------------











--------------------------------------------------------------------------------
Totals
--------------------------------------------------------------------------------



                             Age of Most Recent NOI
--------------------------------------------------------------------------------
Age of                                 % of
Most Recent     # of    Scheduled       Agg.   WAM              Weighted
NOI             loans    Balance        Bal.   (2)     WAC     Avg DSCR (1)
--------------------------------------------------------------------------------











--------------------------------------------------------------------------------
Totals
--------------------------------------------------------------------------------


(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.


--------------------------------------------------------------------------------
Copyright 2007, Wells Fargo Bank, N.A.

                                                                                          -----------------------------------------
                                                                                           For Additional Information please contact
     [LOGO - WELLS FARGO]               ML-CFC Commercial Mortgage Trust                             CTSLink Customer Service
                                  Commercial Mortgage Pass-Through Certificates                          (301) 815-6600
Wells Fargo Bank, N.A.                          Series 2007-5                               Reports Available @ www.ctslink.com/cmbs
Corporate Trust Services                                                                   -----------------------------------------
9062 Old Annapolis Road                                                                       Payment Date: 04/13/2007
Columbia, MD 21045-1951                                                                       Record Date: 03/30/2007
                                                                                              Determination Date:
------------------------------------------------------------------------------------------------------------------------------------


                              Mortgage Loan Detail

---------------------------------------------------------------------------------------------------------------------------
                                                                   Anticipated             Neg.  Beginning  Paid  Appraisal
Loan          Property                Interest  Principal  Gross    Repayment   Maturity  Amort  Scheduled  Thru  Reduction
Number  ODCR    Type(1)  City  State  Payment    Payment   Coupon     Date        Date    (Y/N)   Balance   Date     Date
---------------------------------------------------------------------------------------------------------------------------











---------------------------------------------------------------------------------------------------------------------------
Totals
---------------------------------------------------------------------------------------------------------------------------



------------------------------------
         Appraisal   Res.   Mod.
Loan     Reduction  Strat.  Code
Number     Amount    (2)     (3)
------------------------------------











------------------------------------
Totals
------------------------------------




     (1) Property Type Code
MF - Multi-Family     OF - Office
RT - Retail           MU - Mixed Use
HC - Health Care      LO - Lodging
IN - Industrial       SS - Self Storage
WH - Warehouse        OT - Other
MH - Mobile Home Park



                (2) Resolution Strategy Code
1 - Modification  6 - DPO                 10 - Deed in Lieu Of
2 - Foreclosure   7 - REO                      Foreclosure
3 - Bankruptcy    8 - Resolved            11 - Full Payoff
4 - Extension     9 - Pending Return      12 - Reps and Warranties
5 - Note Sale         to Master Servicer  13 - Other or TBD


   (3) Modification Code
1 - Maturity Date Extension
2 - Amortization Change
3 - Principal Write-Off
4 - Combination



--------------------------------------------------------------------------------
Copyright 2007, Wells Fargo Bank, N.A.

                                                                                          -----------------------------------------
                                                                                           For Additional Information please contact
     [LOGO - WELLS FARGO]               ML-CFC Commercial Mortgage Trust                             CTSLink Customer Service
                                  Commercial Mortgage Pass-Through Certificates                          (301) 815-6600
Wells Fargo Bank, N.A.                          Series 2007-5                               Reports Available @ www.ctslink.com/cmbs
Corporate Trust Services                                                                   -----------------------------------------
9062 Old Annapolis Road                                                                       Payment Date: 04/13/2007
Columbia, MD 21045-1951                                                                       Record Date: 03/30/2007
                                                                                              Determination Date:
------------------------------------------------------------------------------------------------------------------------------------


                                   NOI Detail

-----------------------------------------------------------------------------------------------------
                                            Ending     Most        Most    Most Recent    Most Recent
Loan            Property                  Scheduled   Recent      Recent    NOI Start       NOI End
Number    ODCR    Type     City   State    Balance   Fiscal NOI     NOI       Date           Date
-----------------------------------------------------------------------------------------------------











-----------------------------------------------------------------------------------------------------
Total
-----------------------------------------------------------------------------------------------------




--------------------------------------------------------------------------------
Copyright 2007, Wells Fargo Bank, N.A.

                                                                                          -----------------------------------------
                                                                                           For Additional Information please contact
     [LOGO - WELLS FARGO]               ML-CFC Commercial Mortgage Trust                             CTSLink Customer Service
                                  Commercial Mortgage Pass-Through Certificates                          (301) 815-6600
Wells Fargo Bank, N.A.                          Series 2007-5                               Reports Available @ www.ctslink.com/cmbs
Corporate Trust Services                                                                   -----------------------------------------
9062 Old Annapolis Road                                                                       Payment Date: 04/13/2007
Columbia, MD 21045-1951                                                                       Record Date: 03/30/2007
                                                                                              Determination Date:
------------------------------------------------------------------------------------------------------------------------------------


                           Principal Prepayment Detail

------------------------------------------------------------------------------------------------------------------------------------
                                                     Principal Prepayment Amount                  Prepayment Penalties
                             Offering Document   -----------------------------------------------------------------------------------
Loan Number     Loan Group    Cross-Reference    Payoff Amount   Curtailment Amount   Prepayment Premium   Yield Maintenance Premium
------------------------------------------------------------------------------------------------------------------------------------










------------------------------------------------------------------------------------------------------------------------------------
Totals
------------------------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------
Copyright 2007, Wells Fargo Bank, N.A.

                                                                                          -----------------------------------------
                                                                                           For Additional Information please contact
     [LOGO - WELLS FARGO]               ML-CFC Commercial Mortgage Trust                             CTSLink Customer Service
                                  Commercial Mortgage Pass-Through Certificates                          (301) 815-6600
Wells Fargo Bank, N.A.                          Series 2007-5                               Reports Available @ www.ctslink.com/cmbs
Corporate Trust Services                                                                   -----------------------------------------
9062 Old Annapolis Road                                                                       Payment Date: 04/13/2007
Columbia, MD 21045-1951                                                                       Record Date: 03/30/2007
                                                                                              Determination Date:
------------------------------------------------------------------------------------------------------------------------------------






                               Historical Detail

------------------------------------------------------------------------------------------------------------------------------------
        Delinquencies                                                                             Prepayments    Rate and Maturities
------------------------------------------------------------------------------------------------------------------------------------
                                        90 Days                                                                           Next
Distribution  30-59 Days  60-89 Days    or More    Foreclosure     REO      Modifications  Curtailments   Payoff      Weighted Avg.
Date          #  Balance  #  Balance   #  Balance  #  Balance   #  Balance   #  Balance     #  Balance  #  Balance  Coupon Remit WAM
------------------------------------------------------------------------------------------------------------------------------------











------------------------------------------------------------------------------------------------------------------------------------



Note: Foreclosure and REO Totals are excluded from the delinquencies.



--------------------------------------------------------------------------------
Copyright 2007, Wells Fargo Bank, N.A.

                                                                                          -----------------------------------------
                                                                                           For Additional Information please contact
     [LOGO - WELLS FARGO]               ML-CFC Commercial Mortgage Trust                             CTSLink Customer Service
                                  Commercial Mortgage Pass-Through Certificates                          (301) 815-6600
Wells Fargo Bank, N.A.                          Series 2007-5                               Reports Available @ www.ctslink.com/cmbs
Corporate Trust Services                                                                   -----------------------------------------
9062 Old Annapolis Road                                                                       Payment Date: 04/13/2007
Columbia, MD 21045-1951                                                                       Record Date: 03/30/2007
                                                                                              Determination Date:
------------------------------------------------------------------------------------------------------------------------------------



                             Delinquency Loan Detail

-----------------------------------------------------------------------------------------------------------------------------------
        Offering
        Document    # of     Paid    Current   Outstanding  Status of  Resolution  Servicing                 Actual    Outstanding
Loan     Cross-    Months   Through    P&I        P&I       Mortgage    Strategy    Transfer   Foreclosure  Principal   Servicing
Number  Reference  Delinq.   Date    Advances   Advances**   Loan(1)     Code(2)      Date         Date      Balance     Advances
-----------------------------------------------------------------------------------------------------------------------------------










-----------------------------------------------------------------------------------------------------------------------------------
Totals
-----------------------------------------------------------------------------------------------------------------------------------




-------------------------


Loan    Bankruptcy  REO
Number    Date      Date
-------------------------










-------------------------
Totals
-------------------------


                           (1) Status of Mortgage Loan

A - Payments Not Received       2 - Two Months Delinquent
    But Still in Grace Period   3 - Three or More Months Delinquent
B - Late Payment But Less       4 - Assumed Scheduled Payment
    Than 1 Month Delinquent         (Performing Matured Loan)
0 - Current                     7 - Foreclosure
1 - One Month Delinquent        9 - REO


                          (2) Resolution Strategy Code

1 - Modification   6 - DPO                  10 - Deed In Lieu Of
2 - Foreclosure    7 - REO                       Forclosure
3 - Bankruptcy     8 - Resolved             11 - Full Payoff
4 - Extension      9 - Pending Return       12 - Reps and Warranties
5 - Note Sale          to Master Servicer   13 - Other or TBD


--------------------------------------------------------------------------------
Copyright 2007, Wells Fargo Bank, N.A.

                                                                                          -----------------------------------------
                                                                                           For Additional Information please contact
     [LOGO - WELLS FARGO]               ML-CFC Commercial Mortgage Trust                             CTSLink Customer Service
                                  Commercial Mortgage Pass-Through Certificates                          (301) 815-6600
Wells Fargo Bank, N.A.                          Series 2007-5                               Reports Available @ www.ctslink.com/cmbs
Corporate Trust Services                                                                   -----------------------------------------
9062 Old Annapolis Road                                                                       Payment Date: 04/13/2007
Columbia, MD 21045-1951                                                                       Record Date: 03/30/2007
                                                                                              Determination Date:
------------------------------------------------------------------------------------------------------------------------------------



                     Specially Serviced Loan Detail - Part 1

----------------------------------------------------------------------------------------------------------------------------------
                         Offering
                         Document        Servicing   Resolution                                                       Net
Distribution    Loan      Cross-         Transfer     Strategy    Scheduled   Property          Interest   Actual   Operating
Date            Number   Reference         Date       Code (1)     Balance    Type (2)   State    Rate     Balance    Income
----------------------------------------------------------------------------------------------------------------------------------










----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------

                                                   Remaining
Distribution     NOI           Note    Maturity   Amortization
Date             Date   DSCR   Date      Date         Term
----------------------------------------------------------------










----------------------------------------------------------------


                          (1) Resolution Strategy Code

      1 - Modification    6 - DPO                     10 - Deed In Lieu Of
      2 - Foreclosure     7 - REO                          Foreclosure
      3 - Bankruptcy      8 - Resolved                11 - Full Payoff
      4 - Extension       9 - Pending Return          12 - Reps and Warranties
      5 - Note Sale           to Master Servicer      13 - Other or TBD



                             (2) Property Type Code

                MF - Multi-Family            OF - Office
                RT - Retail                  MU - Mixed use
                HC - Health  Care            LO - Lodging
                IN - Industrial              SS - Self Storage
                WH - Warehouse               OT - Other
                MH - Mobile  Home Park





--------------------------------------------------------------------------------
Copyright 2007, Wells Fargo Bank, N.A.

                                                                                          -----------------------------------------
                                                                                           For Additional Information please contact
     [LOGO - WELLS FARGO]               ML-CFC Commercial Mortgage Trust                             CTSLink Customer Service
                                  Commercial Mortgage Pass-Through Certificates                          (301) 815-6600
Wells Fargo Bank, N.A.                          Series 2007-5                               Reports Available @ www.ctslink.com/cmbs
Corporate Trust Services                                                                   -----------------------------------------
9062 Old Annapolis Road                                                                       Payment Date: 04/13/2007
Columbia, MD 21045-1951                                                                       Record Date: 03/30/2007
                                                                                              Determination Date:
------------------------------------------------------------------------------------------------------------------------------------

                     Specially Serviced Loan Detail - Part 2

----------------------------------------------------------------------------------------------------------------------------------
                         Offering                                                                Other
                         Document     Resolution     Site                                         REO
Distribution    Loan      Cross-       Strategy    Inspection  Phase 1    Appraisal  Appraisal  Property
Date            Number   Reference     Code (1)       Date      Date        Date       Value     Revenue         Comment
----------------------------------------------------------------------------------------------------------------------------------










----------------------------------------------------------------------------------------------------------------------------------


                          (1) Resolution Strategy Code

1 - Modification      6 - DPO                  10 -    Deed In Lieu Of
2 - Foreclosure       7 - REO                          Foreclosure
3 - Bankruptcy        8 - Resolved             11 -    Full Payoff
4 - Extension         9 - Pending Return       12 -    Reps and Warranties
5 - Note Sale             to Master Servicer   13 -    Other or TBD



--------------------------------------------------------------------------------
Copyright 2007, Wells Fargo Bank, N.A.

                                                                                          -----------------------------------------
                                                                                           For Additional Information please contact
     [LOGO - WELLS FARGO]               ML-CFC Commercial Mortgage Trust                             CTSLink Customer Service
                                  Commercial Mortgage Pass-Through Certificates                          (301) 815-6600
Wells Fargo Bank, N.A.                          Series 2007-5                               Reports Available @ www.ctslink.com/cmbs
Corporate Trust Services                                                                   -----------------------------------------
9062 Old Annapolis Road                                                                       Payment Date: 04/13/2007
Columbia, MD 21045-1951                                                                       Record Date: 03/30/2007
                                                                                              Determination Date:
------------------------------------------------------------------------------------------------------------------------------------



                                 Advance Summary

------------------------------------------------------------------------------------------------------
        (Current P&I)  Outstanding P&I  Outstanding Servicing         Current Period Interest
          Advances         Advances           Advances          (on P&I and Servicing)Advances Paid
------------------------------------------------------------------------------------------------------
Totals          0.00              0.00                   0.00                                  0.00
------------------------------------------------------------------------------------------------------




--------------------------------------------------------------------------------
Copyright 2007, Wells Fargo Bank, N.A.

                                                                                          -----------------------------------------
                                                                                           For Additional Information please contact
     [LOGO - WELLS FARGO]               ML-CFC Commercial Mortgage Trust                             CTSLink Customer Service
                                  Commercial Mortgage Pass-Through Certificates                          (301) 815-6600
Wells Fargo Bank, N.A.                          Series 2007-5                               Reports Available @ www.ctslink.com/cmbs
Corporate Trust Services                                                                   -----------------------------------------
9062 Old Annapolis Road                                                                       Payment Date: 04/13/2007
Columbia, MD 21045-1951                                                                       Record Date: 03/30/2007
                                                                                              Determination Date:
------------------------------------------------------------------------------------------------------------------------------------


                              Modified Loan Detail

------------------------------------------------------------------------------------------------------------------------------------
            Offering         Pre-           Post-             Pre-           Post-
Loan        Document      Modification   Modification     Modification    Modification   Modification
Number  Cross-Reference     Balance        Balance       Interest Rate   Interest Rate      Date         Modification Description
------------------------------------------------------------------------------------------------------------------------------------










------------------------------------------------------------------------------------------------------------------------------------
Totals
------------------------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------
Copyright 2007, Wells Fargo Bank, N.A.

                                                                                          -----------------------------------------
                                                                                           For Additional Information please contact
     [LOGO - WELLS FARGO]               ML-CFC Commercial Mortgage Trust                             CTSLink Customer Service
                                  Commercial Mortgage Pass-Through Certificates                          (301) 815-6600
Wells Fargo Bank, N.A.                          Series 2007-5                               Reports Available @ www.ctslink.com/cmbs
Corporate Trust Services                                                                   -----------------------------------------
9062 Old Annapolis Road                                                                       Payment Date: 04/13/2007
Columbia, MD 21045-1951                                                                       Record Date: 03/30/2007
                                                                                              Determination Date:
------------------------------------------------------------------------------------------------------------------------------------





                        Historical Liquidated Loan Detail

------------------------------------------------------------------------------------------------------------------------
                         Beginning        Fees,          Most Recent     Gross Sales     Net Proceeds    Net Proceeds
Distribution             Scheduled       Advances,        Appraised       Proceeds or     Received on     Available for
Date           ODCR       Balance       and Expenses*    Value or BPO    Other Proceeds   Liquidation      Distribution
------------------------------------------------------------------------------------------------------------------------









------------------------------------------------------------------------------------------------------------------------
Current Total
------------------------------------------------------------------------------------------------------------------------
Cumulative Total
------------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------------------------
                                 Date of Current   Current Period    Cumulative      Loss to Loan
Distribution     Realized          Period Adj.       Adjustment      Adjustment        with Cum
Date           Loss to Trust        to Trust          to Trust       to Trust        Adj. to Trust
--------------------------------------------------------------------------------------------------









--------------------------------------------------------------------------------------------------
Current Total
--------------------------------------------------------------------------------------------------
Cumulative Total
--------------------------------------------------------------------------------------------------



* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).


--------------------------------------------------------------------------------
Copyright 2007, Wells Fargo Bank, N.A.

                                                                                          -----------------------------------------
                                                                                           For Additional Information please contact
     [LOGO - WELLS FARGO]               ML-CFC Commercial Mortgage Trust                             CTSLink Customer Service
                                  Commercial Mortgage Pass-Through Certificates                          (301) 815-6600
Wells Fargo Bank, N.A.                          Series 2007-5                               Reports Available @ www.ctslink.com/cmbs
Corporate Trust Services                                                                   -----------------------------------------
9062 Old Annapolis Road                                                                       Payment Date: 04/13/2007
Columbia, MD 21045-1951                                                                       Record Date: 03/30/2007
                                                                                              Determination Date:
------------------------------------------------------------------------------------------------------------------------------------




              Historical Bond/Collateral Loss Reconciliation Detail

------------------------------------------------------------------------------------------------------------------------------------
                Offering          Beginning       Aggregate    Prior Realized       Amounts        Interest      Modification
Distribution    Document           Balance      Realized Loss    Loss Applied      Covered by    (Shortages)/     /Appraisal
Date         Cross-Reference   at Liquidation      on Loans    to Certificates   Credit Support    Excesses      Reduction Adj.
------------------------------------------------------------------------------------------------------------------------------------










------------------------------------------------------------------------------------------------------------------------------------
        Totals
------------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------
                Additional     Realized Loss          Recoveries of     (Recoveries)/
Distribution   (Recoveries)      Applied to         Realized Losses    Losses Applied to
Date            /Expenses    Certificates to Date     Paid as Cash    Certificate Interest
-----------------------------------------------------------------------------------------










-----------------------------------------------------------------------------------------
        Totals
-----------------------------------------------------------------------------------------



--------------------------------------------------------------------------------
Copyright 2007, Wells Fargo Bank, N.A.

                                                                                          -----------------------------------------
                                                                                           For Additional Information please contact
     [LOGO - WELLS FARGO]               ML-CFC Commercial Mortgage Trust                             CTSLink Customer Service
                                  Commercial Mortgage Pass-Through Certificates                          (301) 815-6600
Wells Fargo Bank, N.A.                          Series 2007-5                               Reports Available @ www.ctslink.com/cmbs
Corporate Trust Services                                                                   -----------------------------------------
9062 Old Annapolis Road                                                                       Payment Date: 04/13/2007
Columbia, MD 21045-1951                                                                       Record Date: 03/30/2007
                                                                                              Determination Date:
------------------------------------------------------------------------------------------------------------------------------------



                Interest Shortfall Reconciliation Detail - Part 1

------------------------------------------------------------------------------------------------------------------------------------
Offering           Stated Principal   Current Ending          Special Servicing Fees                               Non-Recoverable
Document             Balance at        Scheduled        ---------------------------------                            (Scheduled
Cross-Reference     Contribution        Balance         Monthly    Liquidation   Work Out    ASER   (PPIS) Excess     Interest)
------------------------------------------------------------------------------------------------------------------------------------









------------------------------------------------------------------------------------------------------------------------------------
Totals
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------
Offering                          Modified Interest
Document            Interest on   Rate (Reduction)    Additional
Cross-Reference       Advances    /Excess Expense     Trust Fund
------------------------------------------------------------------









------------------------------------------------------------------
Totals
------------------------------------------------------------------



--------------------------------------------------------------------------------
Copyright 2007, Wells Fargo Bank, N.A.

                                                                                          -----------------------------------------
                                                                                           For Additional Information please contact
     [LOGO - WELLS FARGO]               ML-CFC Commercial Mortgage Trust                             CTSLink Customer Service
                                  Commercial Mortgage Pass-Through Certificates                          (301) 815-6600
Wells Fargo Bank, N.A.                          Series 2007-5                               Reports Available @ www.ctslink.com/cmbs
Corporate Trust Services                                                                   -----------------------------------------
9062 Old Annapolis Road                                                                       Payment Date: 04/13/2007
Columbia, MD 21045-1951                                                                       Record Date: 03/30/2007
                                                                                              Determination Date:
------------------------------------------------------------------------------------------------------------------------------------



                Interest Shortfall Reconciliation Detail - Part 2

------------------------------------------------------------------------------------------------------------------------------------
                                                         Reimb of Advances to the Servicer
   Offering        Stated Principal   Current Ending     ---------------------------------
   Document           Balance at        Scheduled                        Left to Reimburse    Other (Shortfalls)/
Cross-Reference     Contribution         Balance          Current Month    Master Servicer          Refunds          Comments
------------------------------------------------------------------------------------------------------------------------------------












------------------------------------------------------------------------------------------------------------------------------------
Totals
------------------------------------------------------------------------------------------------------------------------------------
Interest Shortfall Reconciliation Detail Part 2 Total                                 0.00
------------------------------------------------------------------------------------------------------------------------------------
Interest Shortfall Reconciliation Detail Part 1 Total                                 0.00
------------------------------------------------------------------------------------------------------------------------------------
Total Interest Shortfall Allocated to Trust                                           0.00
------------------------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------
Copyright 2007, Wells Fargo Bank, N.A.

                                                                                          -----------------------------------------
                                                                                           For Additional Information please contact
     [LOGO - WELLS FARGO]               ML-CFC Commercial Mortgage Trust                             CTSLink Customer Service
                                  Commercial Mortgage Pass-Through Certificates                          (301) 815-6600
Wells Fargo Bank, N.A.                          Series 2007-5                               Reports Available @ www.ctslink.com/cmbs
Corporate Trust Services                                                                   -----------------------------------------
9062 Old Annapolis Road                                                                       Payment Date: 04/13/2007
Columbia, MD 21045-1951                                                                       Record Date: 03/30/2007
                                                                                              Determination Date:
------------------------------------------------------------------------------------------------------------------------------------



                             Supplemental Reporting

--------------------------------------------------------------------------------









--------------------------------------------------------------------------------
Copyright 2007, Wells Fargo Bank, N.A.

                                    EXHIBIT C

                         FORM OF CUSTODIAL CERTIFICATION

                                                                          [Date]

Merrill Lynch Mortgage Investors, Inc.
4 World Financial Center
250 Vesey Street, 16th Floor
New York, New York  10080

Merrill Lynch Mortgage Lending, Inc.
4 World Financial Center
250 Vesey Street, 16th Floor
New York, New York  10080

Countrywide Commercial Real Estate Finance, Inc.
4500 Park Granada CH-143
Calabasas, California  91302

KeyBank National Association
Key Tower, 127 Public Square
Cleveland, Ohio  44114

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York  10019

CWCapital Asset Management LLC
700 Twelfth Street N.W., Suite 700
Washington D.C.  20005

KeyCorp Real Estate Capital Markets, Inc.
911 Main Street, Suite 1500
Kansas City, Missouri  64105

Wells Fargo Bank, National Association
45 Fremont Street, 2nd Floor
San Francisco, California  94105

Re: ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5
      --------------------------------------------------------------------------

Ladies and Gentlemen:

            LaSalle Bank National Association, as Custodian, hereby certifies to the above referenced parties that, with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, except as specifically identified in the schedule of exceptions annexed hereto, (i) without regard to the proviso in the definition of "Mortgage File," all documents specified in clauses (i), (ii), (iv)(A), (v) and (vii) of the definition of "Mortgage File", and to the extent provided in the related Mortgage File and actually known by a Responsible Officer of the Custodian to be required or to the extent listed on the Mortgage Loan checklist, if any, provided by the related Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement, clauses (iii), (iv)(B), (iv)(C), (vi) and
(viii) through (xii) of the definition of "Mortgage File", are in its possession, (ii) all documents delivered or caused to be delivered with respect to a Mortgage Loan by the applicable Mortgage Loan Seller constituting the related Mortgage File have been reviewed by it and appear regular on their face, appear to be executed and appear to relate to such Mortgage Loan, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule for such Mortgage Loan with respect to the items specified in clauses (v) and (vi)(c) of the definition of "Mortgage Loan Schedule" is correct.

            None of the Custodian, the Trustee, either Master Servicer or the Special Servicer is under any duty or obligation to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans delivered to it to determine that the same are valid, legal, effective, genuine, enforceable, in recordable form, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them under the Pooling and Servicing Agreement.

                                       Respectfully,

                                       LASALLE BANK NATIONAL ASSOCIATION, as
                                          Custodian

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                   EXHIBIT D-1

                   FORM OF MASTER SERVICER REQUEST FOR RELEASE

                                                                          [Date]

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60603
Attention: Global Securities and Trust Services--ML-CFC Commercial Mortgage Pass-Through Certificates, Series 2007-5

      Re: ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5
            --------------------------------------------------------------------

Ladies and Gentlemen:

            In connection with the administration of the Mortgage Files held by you as Custodian under a certain Pooling and Servicing Agreement dated as of March 1, 2007 (the "Pooling and Servicing Agreement"), by and among Merrill Lynch Mortgage Investors, Inc., as Depositor, KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as Master Servicers, CWCapital Asset Management LLC, as Special Servicer, LaSalle Bank National Association, as Trustee and Custodian, and Wells Fargo Bank, National Association, as Certificate Administrator, the undersigned hereby requests a release of the Mortgage File (or the portion thereof specified below) held by you with respect to the following described Mortgage Loan for the reason indicated below.

Property Name:

Property Address:

Control No.:

             The Mortgage File should be delivered to the following:


                                       -----------------------------------------

                                       -----------------------------------------

                                       -----------------------------------------
                                       Attn:
                                       Phone:

If only particular documents in the Mortgage File are requested, please specify which:

Reason for requesting file (or portion thereof):

_____1. Mortgage Loan paid in full.

            The Master Servicer hereby certifies that all amounts received in connection with the Mortgage Loan that are required to be credited to its Collection Account pursuant to the Pooling and Servicing Agreement have been or will be so credited.

_____2.     Other.  (Describe)

            --------------------------------------------------------------------

            --------------------------------------------------------------------

            --------------------------------------------------------------------

            --------------------------------------------------------------------

            The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten (10) days of our receipt thereof, unless the Mortgage Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently.

            Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

                                    [KEYCORP REAL ESTATE CAPITAL MARKETS, INC.]
                                       [WELLS FARGO BANK, NATIONAL ASSOCIATION], as Master Servicer

                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:

                                   EXHIBIT D-2

                  FORM OF SPECIAL SERVICER REQUEST FOR RELEASE

                                                                          [Date]

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60603
Attention: Global Securities and Trust Services--ML-CFC Commercial Mortgage Pass-Through Certificates, Series 2007-5

      Re: ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5
            --------------------------------------------------------------------

Ladies and Gentlemen:

            In connection with the administration of the Mortgage Files held by you as Custodian under a certain Pooling and Servicing Agreement dated as of March 1, 2007 (the "Pooling and Servicing Agreement"), by and among Merrill Lynch Mortgage Investors, Inc., as Depositor, KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as Master Servicers, CWCapital Asset Management LLC, as Special Servicer, LaSalle Bank National Association, as Trustee and Custodian, and Wells Fargo Bank, National Association, as Certificate Administrator, the undersigned hereby requests a release of the Mortgage File (or the portion thereof specified below) held by you with respect to the following described Mortgage Loan for the reason indicated below.

Property Name:

Property Address:

Control No.:

             The Mortgage File should be delivered to the following:


                                       -----------------------------------------

                                       -----------------------------------------

                                       -----------------------------------------
                                       Attn:
                                       Phone:

If only particular documents in the Mortgage File are requested, please specify which:

Reason for requesting file (or portion thereof):

_____1. Mortgage Loan paid in full.

            The Master Servicer hereby certifies that all amounts received in connection with the Mortgage Loan that are required to be credited to its Collection Account pursuant to the Pooling and Servicing Agreement have been or will be so credited.

_____2.     Other.  (Describe)

            --------------------------------------------------------------------

            --------------------------------------------------------------------

            --------------------------------------------------------------------

            --------------------------------------------------------------------

            The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten (10) days of our receipt thereof, unless the Mortgage Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently.

            Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

                                       CWCAPITAL ASSET MANAGEMENT LLC,
                                          as Special Servicer

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                   EXHIBIT E-1

                         FORM OF TRANSFEROR CERTIFICATE
             FOR TRANSFERS OF DEFINITIVE NON-REGISTERED CERTIFICATES

                                               ___________________________, 200_

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services (CMBS) --ML-CFC Commercial Mortgage Pass-Through Certificates, Series 2007-5

      Re: ML-CFC Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5, Class _____, [having an initial aggregate [Certificate Principal Balance] [Certificate Notional Amount] as of March 14, 2007 (the "Closing Date") of
            $______________] [representing a % Percentage Interest in the subject Class]
            --------------------------------------------------------------------

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by ______________________________ (the "Transferor") to
______________________________ (the "Transferee") of the captioned Certificates (the "Transferred Certificates"), pursuant to Section 5.02 of the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of March 1, 2007, between Merrill Lynch Mortgage Investors, Inc., as Depositor, KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as Master Servicers, CWCapital Asset Management LLC, as Special Servicer, LaSalle Bank National Association, as Trustee and Custodian, and Wells Fargo Bank, National Association, as Certificate Administrator. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, and for the benefit of the Trustee and the Depositor, that:

            1. The Transferor is the lawful owner of the Transferred Certificates with the full right to transfer such Certificates free from any and all claims and encumbrances whatsoever.

            2. Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of any Transferred Certificate, any interest in a Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of any Transferred Certificate, any interest in a Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security with any person in any manner, (d) made any general solicitation with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of the Transferred Certificates under the Securities Act of 1933, as amended (the "Securities Act"), would render the disposition of the Transferred Certificates a violation of Section 5 of the Securities Act or any state securities laws, or would require registration or qualification of the Transferred Certificates pursuant to the Securities Act or any state securities laws.

                                       Very truly yours,

                                       -----------------------------------------
                                       (Transferor)


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                  EXHIBIT E-2A

                        FORM I OF TRANSFEREE CERTIFICATE
             FOR TRANSFERS OF DEFINITIVE NON-REGISTERED CERTIFICATES

                                               ___________________________, 200_

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services (CMBS) --ML-CFC Commercial Mortgage Pass-Through Certificates, Series 2007-5

      Re: ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5, Class ____, [having an initial aggregate [Certificate Principal Balance] [Certificate Notional Amount] as of March 14, 2007 (the "Closing Date") of $____________________] [representing a % Percentage Interest in the subject Class]
            --------------------------------------------------------------------

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by ______________________________ (the "Transferor") to
______________________________ (the "Transferee") of the captioned Certificates (the "Transferred Certificates"), pursuant to Section 5.02 of the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of March l, 2007, between Merrill Lynch Mortgage Investors, Inc., as Depositor, KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as Master Servicers, CWCapital Asset Management LLC, as Special Servicer, LaSalle Bank National Association, as Trustee and Custodian, and Wells Fargo Bank, National Association, as Certificate Administrator. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as Certificate Registrar, and for the benefit of the Trustee and the Depositor, that:

            1. The Transferee is a "qualified institutional buyer" (a "Qualified Institutional Buyer") as that term is defined in Rule 144A ("Rule 144A") under the Securities Act of 1933, as amended (the "Securities Act"), and has completed one of the forms of certification to that effect attached hereto as Annex 1 and Annex 2. The Transferee is aware that the sale to it is being made in reliance on Rule 144A. The Transferee is acquiring the Transferred Certificates for its own account or for the account of another Qualified Institutional Buyer, and understands that such Transferred Certificates may be resold, pledged or transferred only (a) to a person reasonably believed to be a Qualified Institutional Buyer that purchases for its own account or for the account of another Qualified Institutional Buyer and to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (b) pursuant to another exemption from registration under the Securities Act.

            2. The Transferee has been furnished with all information regarding
(a) the Depositor, (b) the Transferred Certificates and distributions thereon,
(c) the nature, performance and servicing of the Mortgage Loans, (d) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, and (e) all related matters, that it has requested.

            3. If the Transferee proposes that the Transferred Certificates be registered in the name of a nominee, such nominee has completed the Nominee Acknowledgment below.

                                       Very truly yours,


                                       -----------------------------------------
                                       (Transferee)



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                             Nominee Acknowledgment

            The undersigned hereby acknowledges and agrees that as to the Transferred Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Transferee identified above, for whom the undersigned is acting as nominee.


                                       -----------------------------------------
                                       (Nominee)



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                             ANNEX 1 TO EXHIBIT E-2A

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

          [For Transferees Other Than Registered Investment Companies]

            The undersigned hereby certifies as follows to ____________________ (the "Transferor") and _________________________, as Certificate Registrar, with respect to the mortgage pass-through certificates (the "Transferred Certificates") described in the Transferee certificate to which this certification relates and to which this certification is an Annex:

            1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificates (the "Transferee").

            2. The Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A ("Rule 144A") under the Securities Act of 1933, as amended, because (i) [the Transferee] [each of the Transferee's equity owners] owned and/or invested on a discretionary basis $__________________(1) in securities (other than the excluded securities referred to below) as of the end of such entity's most recent fiscal year (such amount being calculated in accordance with Rule 144A) and (ii) the Transferee satisfies the criteria in the category marked below.

            ______ Corporation, etc. The Transferee is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

            ______ Bank. The Transferee (a) is a national bank or a banking institution organized under the laws of any state, U.S. territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the state or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. bank, and not more than 18 months preceding such date of sale in the case of a foreign bank or equivalent institution.

            ______ Savings and Loan. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a state or federal authority having supervision over any such institutions, or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. savings and loan association, and not more than 18 months preceding such date of sale in the case of a foreign savings and loan association or equivalent institution.

            ______ Broker-dealer. The Transferee is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended.

            ______ Insurance Company. The Transferee is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a state, U.S. territory or the District of Columbia.

            ______ State or Local Plan. The Transferee is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of the state or its political subdivisions, for the benefit of its employees.

            ______ ERISA Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974.

            ______ Investment Advisor. The Transferee is an investment advisor registered under the Investment Advisers Act of 1940.

            ______ QIB Subsidiary. All of the Transferee's equity owners are "qualified institutional buyers" within the meaning of Rule 144A.

            ______ Other. (Please supply a brief description of the entity and a cross-reference to the paragraph and subparagraph under subsection (a)(1) of Rule 144A pursuant to which it qualifies. Note that registered investment companies should complete Annex 2 rather than this Annex 1)_________________
                     ___________________________________________________________
                     ___________________________________________________________
                     ___________________________________________________________
                     ___________________________________________________________

----------------------
(1) Transferee or each of its equity owners must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee or any such equity owner, as the case may be, is a dealer, and, in that case, Transferee or such equity owner, as the case may be, must own and/or invest on a discretionary basis at least $10,000,000 in securities.

            3. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the Transferee did not include (i) securities of issuers that are affiliated with such Person, (ii) securities that are part of an unsold allotment to or subscription by such Person, if such Person is a dealer, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

            4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the Transferee used the cost of such securities to such Person, unless such Person reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities were valued at market. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of such Person, but only if such subsidiaries are consolidated with such Person in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under such Person's direction. However, such securities were not included if such Person is a majority-owned, consolidated subsidiary of another enterprise and such Person is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

            5. The Transferee is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Transferee may be in reliance on Rule 144A.

             _____ _____  Will the Transferee be purchasing the Transferred
              Yes    No   Certificates only for the Transferee's own account?

            6. If the answer to the foregoing question is "no", then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

            7. The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Transferee's purchase of the Transferred Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties any updated annual financial statements that become available on or before the date of such purchase, promptly after they become available.

            8. Capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

                                       -----------------------------------------
                                       (Transferee)



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                             ANNEX 2 TO EXHIBIT E-2A

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

           [For Transferees That Are Registered Investment Companies]

            The undersigned hereby certifies as follows to _____________________ (the "Transferor") and _________________________, as Certificate Registrar, with respect to the mortgage pass-through certificates (the "Transferred Certificates") described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

            1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificates (the "Transferee") or, if the Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A ("Rule 144A") under the Securities Act of 1933, as amended, because the Transferee is part of a Family of Investment Companies (as defined below), is an executive officer of the investment adviser (the "Adviser").

            2. The Transferee is a "qualified institutional buyer" as defined in Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, and (ii) as marked below, the Transferee alone owned and/or invested on a discretionary basis, or the Transferee's Family of Investment Companies owned, at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee's Family of Investment Companies, the cost of such securities was used, unless the Transferee or any member of the Transferee's Family of Investment Companies, as the case may be, reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities of such entity were valued at market.

            ______ The Transferee owned and/or invested on a discretionary basis $________________________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

            ______ The Transferee is part of a Family of Investment Companies which owned in the aggregate $________________________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule
                     144A).

            3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

            4. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Transferee or are part of the Transferee's Family of Investment Companies, (ii) bank deposit notes and certificates of deposit, (iii) loan participations, (iv) repurchase agreements,
(v) securities owned but subject to a repurchase agreement and (vi) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, or owned by the Transferee's Family of Investment Companies, the securities referred to in this paragraph were excluded.

            5. The Transferee is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Transferee will be in reliance on Rule 144A.

             _____ _____  Will the Transferee be purchasing the Transferred
              Yes    No   Certificates only for the Transferee's own account?

            6. If the answer to the foregoing question is "no", then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

            7. The undersigned will notify the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee's purchase of the Transferred Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.

            8. Capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.


                                       -----------------------------------------
                                       [Transferee] [Adviser]

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:
                                          Date:

                                       IF AN ADVISER:


                                       -----------------------------------------
                                       (Transferee)

                                       Date:
                                            ------------------------------------

                                  EXHIBIT E-2B

                        FORM II OF TRANSFEREE CERTIFICATE
             FOR TRANSFERS OF DEFINITIVE NON-REGISTERED CERTIFICATES

                                               ___________________________, 200_

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services (CMBS) --ML-CFC Commercial Mortgage Pass-Through Certificates, Series 2007-5

      Re: ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5, Class _____, [having an initial aggregate [Certificate Principal Balance] [Certificate Notional Amount] as of March 14, 2007 (the "Closing Date")of $ ]
            --------------------------------------------------------------------

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by ______________________________ (the "Transferor") to __________________________
(the "Transferee") of the captioned Certificates (the "Transferred Certificates"), pursuant to Section 5.02 of the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of March l, 2007, between Merrill Lynch Mortgage Investors, Inc., as Depositor, KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as Master Servicers, CWCapital Asset Management LLC, as Special Servicer, LaSalle Bank National Association, as Trustee and Custodian, and Wells Fargo Bank, National Association, as Certificate Administrator. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as Certificate Registrar, and for the benefit of the Trustee and the Depositor, that:

            1. The Transferee is acquiring the Transferred Certificates for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws.

            2. The Transferee understands that (a) the Transferred Certificates have not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee, the Certificate Administrator or the Certificate Registrar is obligated so to register or qualify the Class of Certificates to which the Transferred Certificates belong, and (c) neither a Transferred Certificate nor any security issued in exchange therefor or in lieu thereof may be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification and the Certificate Registrar has received: (A) a certification from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit E-1 to the Pooling and Servicing Agreement and a certification from such Certificateholder's prospective transferee substantially in the form attached either as Exhibit E-2A to the Pooling and Servicing Agreement or as Exhibit E-2B to the Pooling and Servicing Agreement; or (B) an opinion of counsel satisfactory to the Certificate Administrator with respect to, among other things, the availability of such exemption from registration under the Securities Act, together with copies of the written certification(s) from the transferor and/or transferee setting forth the facts surrounding the transfer upon which such opinion is based.

            3. The Transferee understands that it may not sell or otherwise transfer any Transferred Certificate or interest therein, except in compliance with the provisions of Section 5.02 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed, and that each Transferred Certificate will bear the following legends:

            THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS 1N ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

            NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

            4. Neither the Transferee nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred any Transferred Certificate, any interest in any Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of any Transferred Certificate, any interest in any Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security with any person in any manner, (d) made any general solicitation with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the Transferred Certificates under the Securities Act, would render the disposition of the Transferred Certificates a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Transferred Certificates pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security.

            5. The Transferee has been furnished with all information regarding
(a) the Depositor, (b) the Transferred Certificates and distributions thereon,
(c) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, (d) the nature, performance and servicing of the Mortgage Loans, and
(e) all related matters, that it has requested.

            6. The Transferee is an "accredited investor" as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the Securities Act or an entity in which all of the equity owners come within such paragraphs. The Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Transferred Certificates; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such investment and can afford a complete loss of such investment.

            7. If the Transferee proposes that the Transferred Certificates be registered in the name of a nominee, such nominee has completed the Nominee Acknowledgement below.

                                       Very truly yours,

                                       -----------------------------------------
                                       (Transferee)



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                              Nominee Acknowledgement

            The undersigned hereby acknowledges and agrees that as to the Transferred Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Transferee identified above, for whom the undersigned is acting as nominee.


                                       -----------------------------------------
                                       (Nominee)



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                  EXHIBIT E-2C

                         FORM OF TRANSFEREE CERTIFICATE
           FOR TRANSFERS OF INTERESTS IN RULE 144A GLOBAL CERTIFICATES

                                              ___________________________, 200__

______________________________
______________________________
______________________________
______________________________
(Name and Address of Transferor)

      Re: ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5, Class _____, having an initial aggregate [Certificate Principal Balance] [Certificate Notional Amount] as of March 14, 2007 (the "Closing Date") of $ ]
            --------------------------------------------------------------------


Ladies and Gentlemen:

            This letter is delivered to you in connection with the Transfer by ____________________________ (the "Transferor") to ____________________________
(the "Transferee") through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of The Depository Trust Company ("DTC") and the Depository Participants) in the captioned Certificates (the "Transferred Certificates"), pursuant to Section 5.02 of the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of March 1, 2007, between Merrill Lynch Mortgage Investors, Inc., as Depositor, KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as Master Servicers, CWCapital Asset Management LLC, as Special Servicer, LaSalle Bank National Association, as Trustee and Custodian, and Wells Fargo Bank, National Association, as Certificate Administrator. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to and agrees with you, and for the benefit of the Depositor, that:

            1. The Transferee is a "qualified institutional buyer" (a "Qualified Institutional Buyer") as that term is defined in Rule 144A ("Rule 144A") under the Securities Act of 1933, as amended (the "Securities Act"), and has completed one of the forms of certification to that effect attached hereto as Annex 1 and Annex 2. The Transferee is aware that the Transfer to it of the Transferor's interest in the Transferred Certificates is being made in reliance on Rule 144A. The Transferee is acquiring such interest in the Transferred Certificates for its own account or for the account of another Qualified Institutional Buyer.

            2. The Transferee understands that (a) the Transferred Certificates have not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee, the Certificate Administrator or the Certificate Registrar is obligated so to register or qualify the Transferred Certificates and (c) no interest in the Transferred Certificates may be resold or transferred unless (i) such Certificates are registered pursuant to the Securities Act and registered or qualified pursuant any applicable state securities laws, or (ii) such interest is sold or transferred in a transaction which is exempt from such registration and qualification and the Transferor desiring to effect such transfer has received (A) a certificate from such Certificate Owner's prospective transferee substantially in the form attached as Exhibit E-2C to the Pooling and Servicing Agreement or (B) an opinion of counsel to the effect that, among other things, such prospective transferee is a Qualified Institutional Buyer and such transfer may be made without registration under the Securities Act.

            3. The Transferee understands that it may not sell or otherwise transfer the Transferred Certificates or any interest therein except in compliance with the provisions of Section 5.02 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed, and that the Transferred Certificates will bear the following legends:

            THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

            NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

            4. The Transferee has been furnished with all information regarding
(a) the Depositor, (b) the Transferred Certificates and distributions thereon,
(c) the nature, performance and servicing of the Mortgage Loans, (d) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, (e) any credit enhancement mechanism associated with the Transferred Certificates, and
(f) all related matters, that it has requested.

                                       Very truly yours,

                                       -----------------------------------------
                                       (Transferee)



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                             ANNEX 1 TO EXHIBIT E-2C

              QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

            [For Transferees other than Registered Investment Companies]

      The undersigned hereby certifies as follows to _________________________ (the "Transferor") and for the benefit of Merrill Lynch Mortgage Investors, Inc. with respect to the mortgage pass-through certificates being transferred in book-entry form (the "Transferred Certificates") as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity acquiring interests in the Transferred Certificates (the "Transferee").

2. The Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because
(i) [the Transferee] [each of the Transferee's equity owners] owned and/or invested on a discretionary basis $__________________(1) in securities (other than the excluded securities referred to below) as of the end of such entity's most recent fiscal year (such amount being calculated in accordance with Rule
144A) and (ii) the Transferee satisfies the criteria in the category marked below.

            ______ Corporation, etc. The Transferee is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

            ______ Bank. The Transferee (a) is a national bank or a banking institution organized under the laws of any state, U.S. territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the state or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. bank, and not more than 18 months preceding such date of sale in the case of a foreign bank or equivalent institution.

            ______ Savings and Loan. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a state or federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. savings and loan association, and not more than 18 months preceding such date of sale in the case of a foreign savings and loan association or equivalent institution.

            ______ Broker-dealer. The Transferee is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended.

            ______ Insurance Company. The Transferee is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a state, U.S. territory or the District of Columbia.

            ______ State or Local Plan. The Transferee is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of the state or its political subdivisions, for the benefit of its employees.

            ______ ERISA Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974.

            ______ Investment Advisor. The Transferee is an investment advisor registered under the Investment Advisers Act of 1940, as amended.

            ______ QIB Subsidiary. All of the Transferee's equity owners are "qualified institutional buyers" within the meaning of Rule 144A.

            ______ Other. (Please supply a brief description of the entity and a cross-reference to the paragraph and subparagraph under subsection (a)(l) of Rule 144A pursuant to which it qualifies. Note that registered investment companies should complete Annex 2 rather than this Annex l.)

----------------------
(1) Transferee or each of its equity owners must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee or any such equity owner, as the case may be, is a dealer, and, in that case, Transferee or such equity owner, as the case may be, must own and/or invest on a discretionary basis at least $10,000,000 in securities.


3. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the Transferee did not include
(i) securities of issuers that are affiliated with such Person, (ii) securities that are part of an unsold allotment to or subscription by such Person, if such Person is a dealer, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the Transferee used the cost of such securities to such Person, unless such Person reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities were valued at market. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of such Person, but only if such subsidiaries are consolidated with such Person in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under such Person's direction. However, such securities were not included if such Person is a majority-owned, consolidated subsidiary of another enterprise and such Person is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

5. The Transferee acknowledges that it is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more Transfers to the Transferee may be in reliance on Rule 144A.

             _____ _____ Will the Transferee be purchasing the Transferred Yes
              No Certificates only for the Transferee's own account?

6. If the answer to the foregoing question is "no", then in each case where the Transferee is acquiring any interest in the Transferred Certificates for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

7. The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Transferee's acquisition of any interest in of the Transferred Certificates will constitute a reaffirmation of this certification as of the date of such acquisition. In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties any updated annual financial statements that become available on or before the date of such acquisition, promptly after they become available.

8. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

                                       -----------------------------------------
                                       (Transferee)



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                             ANNEX 2 TO EXHIBIT E-2C

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

           [For Transferees that are Registered Investment Companies]

            The undersigned hereby certifies as follows to _____________________ (the "Transferor") and for the benefit of Merrill Lynch Mortgage Investors, Inc. with respect to the mortgage pass-through certificates being transferred in book-entry form (the "Transferred Certificates") as described in the Transferee certificate to which this certification relates and to which this certification is an Annex:

            1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity acquired interests the Transferred Certificates (the "Transferee") or, if the Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because the Transferee is part of a Family of Investment Companies (as defined below), is an executive officer of the investment adviser (the "Adviser").

            2. The Transferee is a "qualified institutional buyer" as defined in Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, as amended, and (ii) as marked below, the Transferee alone owned and/or invested on a discretionary basis, or the Transferee's Family of Investment Companies owned, at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee's Family of Investment Companies, the cost of such securities was used, unless the Transferee or any member of the Transferee's Family of Investment Companies, as the case may be, reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities of such entity were valued at market.

            ______ The Transferee owned and/or invested on a discretionary basis $______________________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

            ______ The Transferee is part of a Family of Investment Companies which owned in the aggregate $______________________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule
                     144A).

            3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

            4. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Transferee or are part of the Transferee's Family of Investment Companies, (ii) bank deposit notes and certificates of deposit, (iii) loan participations, (iv) repurchase agreements,
(v) securities owned but subject to a repurchase agreement and (vi) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, or owned by the Transferee's Family of Investment Companies, the securities referred to in this paragraph were excluded.

            5. The Transferee is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more Transfers to the Transferee will be in reliance on Rule 144A.

             _____ _____  Will the Transferee be purchasing the Transferred
              Yes    No   Certificates only for the Transferee's own account?

            6. If the answer to the foregoing question is "no", then in each case where the Transferee is acquiring any interest in the Transferred Certificates for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

            7. The undersigned will notify the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee's acquisition of any interest in the Transferred Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such acquisition.

            8. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.


                                       -----------------------------------------
                                       (Transferee or Adviser)

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:
                                          Date:

                                       IF AN ADVISER:


                                       -----------------------------------------
                                       Print Name of Transferee

                                       Date:
                                            ------------------------------------

                                  EXHIBIT E-2D

                         FORM OF TRANSFEREE CERTIFICATE
         FOR TRANSFERS OF INTERESTS IN REGULATION S GLOBAL CERTIFICATES

                                                                          [Date]

[TRANSFEROR]

      Re: ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5, Class _____, having an initial aggregate [Certificate Principal Balance] [Certificate Notional Amount] as of March 14, 2007 (the "Closing Date") of $____]
            --------------------------------------------------------------------

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by ____________________________ (the "Transferor") to ____________________________
(the "Transferee") of the captioned Certificates (the "Transferred Certificates"), pursuant to Section 5.02 of the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of March 1, 2007, between Merrill Lynch Mortgage Investors, Inc., as Depositor, KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as Master Servicers, CWCapital Asset Management LLC, as Special Servicer, LaSalle Bank National Association, as Trustee and Custodian, and Wells Fargo Bank, National Association, as Certificate Administrator. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to and agrees with you, and for the benefit of the Depositor, that the Transferee is not a United States Securities Person.

            For purposes of this certification, "United States Securities Person" means (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate of which any executor or administrator is a United States Securities Person, other than any estate of which any professional fiduciary acting as executor or administrator is a United States Securities Person if an executor or administrator of the estate who is not a United States Securities Person has sole or shared investment discretion with respect to the assets of the estate and the estate is governed by foreign law, (iv) any trust of which any trustee is a United States Securities Person, other than a trust of which any professional fiduciary acting as trustee is a United States Securities Person if a trustee who is not a United States Securities Person has sole or shared investment discretion with respect to the trust assets and no beneficiary of the trust (and no settlor if the trust is revocable) is a United States Securities Person, (v) any agency or branch of a foreign entity located in the United States, unless the agency or branch operates for valid business reasons and is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located, (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a United States Securities Person, (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States, other than one held for the benefit or account of a non-United States Securities Person by a dealer or other professional fiduciary organized, incorporated or (if any individual) resident in the United States, (viii) any partnership or corporation if (a) organized or incorporated under the laws of any foreign jurisdiction and (b) formed by a United States Securities Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by "accredited investors" (as defined in Rule 501 (a)) under the United States Securities Act of 1933, as amended (the "Securities Act"), who are not natural persons, estates or trusts; provided, however, that the International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations and their agencies, affiliates and pension plans, any other similar international organizations, their agencies, affiliates and pension plans shall not constitute United States Securities Persons.

            The Transferee understands that this certification is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification to any interested party in such proceedings.

Dated:

                                       Very truly yours,


                                       -----------------------------------------
                                       (Transferee)



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                   EXHIBIT F-1

            FORM I OF TRANSFEREE CERTIFICATE REGARDING ERISA MATTERS
                    (DEFINITIVE NON-REGISTERED CERTIFICATES)

                                              ___________________________, 200__

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services (CMBS) --ML-CFC Commercial Mortgage Pass-Through Certificates, Series 2007-5

      Re: ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5 (the "Certificates")
            --------------------------------------------------------------------

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by ___________ (the "Transferor") to ____________________ (the "Transferee") of the
Class ____ Certificates (the "Transferred Certificates") [having an initial aggregate [Certificate Principal Balance] [Certificate Notional Amount] as of March 14, 2007 (the "Closing Date") of $___________] [evidencing a ___% interest in the Classes to which they belong]. The Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as of March 1, 2007 (the "Pooling and Servicing Agreement"), among Merrill Lynch Mortgage Investors, Inc., as depositor (the "Depositor"), KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as master servicers (the "Master Servicers"), CWCapital Asset Management LLC, as special servicer (the "Special Servicer"), LaSalle Bank National Association, as trustee and custodian (the "Trustee" and "Custodian"), and Wells Fargo Bank, National Association, as certificate administrator (the "Certificate Administrator"). Capitalized terms used but not defined herein shall have the meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you as follows (check the applicable paragraph):

            ______ The Transferee (A) is not an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or arrangements are invested, including, without limitation, an insurance company general account, that is subject to ERISA or the Code (each, a "Plan"), and (B) is not directly or indirectly purchasing the Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or

            ______ Except with respect to the Residual Certificates, the Class Y Certificates or the Class Z Certificates, the Transferee is using funds from an insurance company general account to acquire the Transferred Certificates, however, the purchase and holding of such Certificates by such Person is exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Section 4975 of the Code, by reason of Sections I and III of Prohibited Transaction Class Exemption 95-60.

            ______ The Transferred Certificates are Investment Grade Certificates and are being acquired by or on behalf of a Plan in reliance on Prohibited Transaction Exemption 90-29 and Prohibited Transaction Exemption 2000-55; and such Plan
                     (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Certificate Administrator, the Depositor, any Mortgage Loan Seller, either Master Servicer, the Special Servicer, the Custodian, any Fiscal Agent, any Sub-Servicer, any Exemption-Favored Party or any Mortgagor with respect to Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Mortgage Loans determined on the date of the initial issuance of the Certificates, or by any Affiliate of such Person, and (Z) such Plan agrees that it will obtain from each of its Transferees that are Plans a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (X) and
                     (Y), together with a written agreement that such Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses (X) and (Y).

            _____ [Required for transfers of Floating Rate Certificates if the immediately preceding representation is checked] The Transferred Certificates are Floating Rate Certificates and are being acquired by or on behalf of a Plan and the Transferee represents and warrants that at least one of Prohibited Transaction Class Exemption 84-14, 90-1, 91-38, 95-60 or 96-23 applies to the Plan's acquisition and holding of the Transferred Certificates.

            IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first written above.

                                       -----------------------------------------
                                       (Transferee)



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                   EXHIBIT F-2

            FORM II OF TRANSFEREE CERTIFICATE REGARDING ERISA MATTERS
                    (BOOK-ENTRY NON-REGISTERED CERTIFICATES)

                                               ___________________________, 200_

________________________________
________________________________
________________________________
________________________________
(Name and Address of Transferor)

      Re: ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5 (the "Certificates")
            --------------------------------------------------------------------

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by ___________ (the "Transferor") to ______________________ (the "Transferee")
through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of The Depository Trust Corporation ("DTC") and the Depository Participants) in Class Certificates (the "Transferred Certificates") [having an initial aggregate [Certificate Principal Balance] [Certificate Notional Amount] as of March 14, 2007 (the "Closing Date") of $___________]. The Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as of March 1, 2007 (the "Pooling and Servicing Agreement"), among Merrill Lynch Mortgage Investors, Inc., as depositor (the "Depositor"), KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as master servicers (the "Master Servicers"), CWCapital Asset Management LLC, as special servicer (the "Special Servicer"), LaSalle Bank National Association, as trustee and custodian (the "Trustee" and "Custodian"), and Wells Fargo Bank, National Association, as certificate administrator (the "Certificate Administrator"). Capitalized terms used but not defined herein shall have the meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you as follows (check the applicable paragraph):

            ______ The Transferee (A) is not an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or arrangements are invested, including, without limitation, an insurance company general account, that is subject to ERISA or the Code (each, a "Plan"), and (B) is not directly or indirectly purchasing the Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or

            ______ Except with respect to the Residual Certificates, the Class Y Certificates or the Class Z Certificates, the Transferee is using funds from an insurance company general account to acquire the Transferred Certificates, however, the purchase and holding of such Certificates by such Person is exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Section 4975 of the Code, by reason of Sections I and Ill of Prohibited Transaction Class Exemption 95-60.

            ______ The Transferred Certificates are Investment Grade Certificates and are being acquired by or on behalf of a Plan in reliance on Prohibited Transaction Exemption 90-29 and Prohibited Transaction Exemption 2000-55; and such Plan
                     (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Certificate Administrator, the Custodian, the Depositor, any Mortgage Loan Seller, either Master Servicer, the Special Servicer, any Fiscal Agent, any Sub-Servicer, any Exemption-Favored Party or any Mortgagor with respect to Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Mortgage Loans determined on the date of the initial issuance of the Certificates, or by any Affiliate of such Person, and (Z) agrees that it will obtain from each of its Transferees that are Plans a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (X) and (Y), together with a written agreement that such Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses (X) and (Y).

            _____ [Required for transfers of Floating Rate Certificates if the immediately preceding representation is checked] The Transferred Certificates are Floating Rate Certificates and are being acquired by or on behalf of a Plan and the Transferee represents and warrants that at least one of Prohibited Transaction Class Exemption 84-14, 90-1, 91-38, 95-60 or 96-23 applies to the Plan's acquisition and holding of the Transferred Certificates.

            IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first written above.

                                      -----------------------------------------
                                       (Transferee)



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                   EXHIBIT G-1

                    FORM OF TRANSFER AFFIDAVIT AND AGREEMENT
                    REGARDING RESIDUAL INTEREST CERTIFICATES

TRANSFER AFFIDAVIT PURSUANT TO SECTIONS
860D(a)(6)(A) AND 860E(e)(4) OF THE INTERNAL
REVENUE CODE OF 1986, AS AMENDED, AND
TREASURY REGULATION SECTION 1.860E-1(c)(4)

      Re: ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5 (the "Certificates"), issued pursuant to the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of March l, 2007, between Merrill Lynch Mortgage Investors, Inc., as Depositor, KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as Master Servicers, CWCapital Asset Management LLC, as Special Servicer, LaSalle Bank National Association, as Trustee and Custodian, and Wells Fargo Bank, National Association, as Certificate Administrator.

STATE OF            )
                    )     SS.:
COUNTY OF           )

            The undersigned declares that, to the best knowledge and belief of the undersigned, the following representations are true, correct and complete:

            1. _________________________ (the "Purchaser"),is acquiring Class
[R-I] [R-II] Certificates representing ________________% of the residual interest in [each of] the real estate mortgage investment conduit[s] ([each,] a "REMIC") designated as ["REMIC I"] ["REMIC II"], [respectively], relating to the Certificates for which an election is to be made under Section 860D of the Internal Revenue Code of 1986, as amended (the "Code").

            2. The Purchaser is not a "Disqualified Organization" (as defined below), and the Purchaser is not acquiring the Class [R-I] [R-II] Certificates for the account of, or as agent or nominee of, or with a view to the transfer of direct or indirect record or beneficial ownership thereof, to a Disqualified Organization. For the purposes hereof, a Disqualified Organization is any of the following: (i) the United States, (ii) any state or political subdivision thereof, (iii) any foreign government, (iv) any international organization, (v) any agency or instrumentality of any of the foregoing, (vi) any tax-exempt organization (other than a cooperative described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code unless such organization is subject to the tax imposed by Section 511 of the Code, (vii) any organization described in Section 1381(a)(2)(C) of the Code, or (viii) any other entity designated as a "disqualified organization" by relevant legislation amending the REMIC Provisions and in effect at or proposed to be effective as of the time of determination. In addition, a corporation will not be treated as an instrumentality of the United States or of any state or political subdivision thereof if all of its activities are subject to tax (except for the Federal Home Loan Mortgage Corporation) and a majority of its board of directors is not selected by such governmental unit. The terms "United States" and "international organization" shall have the meanings set forth in Section 7701 of the Code. The Purchaser is a Permitted Transferee.

            3. The Purchaser acknowledges that Section 860E(e) of the Code would impose a substantial tax on the transferor or, in certain circumstances, on an agent for the transferee, with respect to any transfer of any interest in any Class [R-I] [R-II] Certificates to a Disqualified Organization.

            4. The Purchaser will not transfer the Class [R-I] [R-II] Certificates to any person or entity as to which the Purchaser has not received an affidavit substantially in the form of this affidavit or to any person or entity as to which the Purchaser has actual knowledge that the requirements set forth in paragraphs 2 and 7 hereof are not satisfied, or to any person or entity with respect to which the Purchaser has not (at the time of such transfer) satisfied the requirements under the Code to conduct a reasonable investigation of the financial condition of such person or entity (or its current beneficial owners if such person or entity is classified as a partnership under the Code).

            5. The Purchaser agrees to such amendments of the Pooling and Servicing Agreement as may be required to further effectuate the prohibition against transferring the Class [R-I] [R-II] Certificates to a Disqualified Organization, an agent thereof or a person that does not satisfy the requirements of paragraph 7.

            6. The Purchaser consents to the designation of the REMIC Administrator as the agent of the Tax Matters Person of [REMIC I] [REMIC II] pursuant to Section 10.01(d) of the Pooling and Servicing Agreement.

            7. No purpose of the acquisition of the Class [R-I] [R-II] Certificates is to impede the assessment or collection of tax.

                    [CHOOSE BETWEEN PARAGRAPHS 8 OR 9 BELOW]

            8. If the Transferor requires the safe harbor under Treasury regulations section 1.860E-1 to apply:

            i. The Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class [R-I] [R-II] Certificates as they become due.

            ii. The Purchaser understands that it may incur tax liabilities with respect to the Class [R-I] [R-II] Certificates in excess of any cash flows generated by such Certificates.

            iii. The Purchaser is not a foreign permanent establishment or a fixed base (within the meaning of any applicable income tax treaty between the United States and any foreign jurisdiction) of a United States Tax Person.

            iv. The Purchaser will not cause the income from the Class [R-I] [R-II] Certificates to be attributable to a foreign permanent establishment or fixed base (within the meaning of any applicable income tax treaty between the United States and any foreign jurisdiction) of a United States Tax Person.

            [CHECK THE STATEMENT THAT APPLIES]

      [_]   v.    In accordance with Treasury Regulations Section 1.860E-1, the
                  Purchaser:

                  a) is an "eligible corporation" as defined in Section 1.860E-1(c)(6)(i) of the Treasury regulations (i.e., a domestic C corporation other than a corporation which is exempt from, or is not subject to, tax under Section 11 of the Code; a Regulated Investment Company as defined in Section 851(a) of the Code; a Real Estate Investment Trust as defined in Section 856(a) of the Code; a REMIC as defined in Section 860D of the Code; or an organization to which part I of subchapter T of chapter 1 of subtitle A of the Code applies, as to which the income of Class [R-I] [R-II] Certificates will only be subject to taxation in the United States,

                  b) has, and has had in each of its two preceding fiscal years, gross assets for financial reporting purposes (excluding any obligation of a person related to the transferee within the meaning of Section 1.860E-1(c)(6)(ii) of the Treasury regulations or any other assets if a principal purpose for holding or acquiring such asset is to satisfy this condition) in excess of $100 million and net assets of $10 million, and

                  c) hereby agrees only to transfer the Certificate to another "eligible corporation" meeting the criteria set forth in Treasury regulations section 1.860E-1.

            OR

      [_]   vi.   The Purchaser is a United States Tax Person and the
                  consideration paid to the Purchaser for accepting the Class
                  [R-I] [R-II] Certificates is greater than the present value of the anticipated net federal income taxes and tax benefits
                  ("Tax Liability Present Value") associated with owning such Certificates, with such present value computed using a discount rate equal to the "Federal short-term rate" prescribed by Section 1274 of the Code as of the date hereof or, to the extent it is not, if the Transferee has asserted that it regularly borrows, in the ordinary course of its trade or business, substantial funds from unrelated third parties at a lower interest rate than such applicable federal rate and the consideration paid to the Purchaser is greater than the Tax Liability Present Value using such lower interest rate as the discount rate, the transactions with the unrelated third party lenders, the interest rate or rates, the date or dates of such transactions, and the maturity dates or, in the case of adjustable rate debt instruments, the relevant adjustment dates or periods, with respect to such borrowings, are accurately stated in Exhibit A to this letter.

      [_]   9.    If the Transferor does not require the safe harbor under
                  Treasury regulations section 1.860E-1 to apply: [CHECK THE
                  STATEMENT THAT APPLIES]

      [_]   i.    The Purchaser is a "United States person" as defined in
                  Section 7701(a) of the Code and the regulations promulgated thereunder (the Purchaser's U.S. taxpayer identification number is ________________). The Purchaser is not classified as a partnership under the Code (or, if so classified, is not a Disqualified Partnership).

            OR

      [_]   ii.   The Purchaser is not a Disqualified Non-United States Tax
                  Person.

            Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

            IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized officer this _________ day of
______________________.

                                        By:
                                          --------------------------------------
                                          Name:
                                          Title:

            Personally appeared before me, known or proved to me to be the same person who executed the foregoing instrument and to be a ___________________ of the Purchaser, and acknowledged to me that he/she executed the same at his/her free act and deed and at the free act and deed of the Purchaser.

                                       Subscribed and sworn before me this
                                       __________ day of ____________________,
                                       20__.


                                       -----------------------------------------
                                       Notary Public

                                   EXHIBIT G-2

                         FORM OF TRANSFEROR CERTIFICATE
                     FOR TRANSFERS OF RESIDUAL CERTIFICATES

                                                                          [Date]

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services (CMBS) --ML-CFC Commercial Mortgage Pass-Through Certificates, Series 2007-5

            Re: ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5 (the "Certificates"), Class [R-I] [R-II]
                  --------------------------------------------------------------

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by ______________ (the "Transferor") to ______________ (the "Transferee") of the
above-captioned Certificates evidencing a % Percentage Interest in such Class (the "Residual Certificates"). The Certificates, including the Residual Certificates, were issued pursuant to the Pooling and Servicing Agreement, dated as of March 1, 2007 (the "Pooling and Servicing Agreement"), between Merrill Lynch Mortgage Investors, Inc., as Depositor, KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as Master Servicers, CWCapital Asset Management LLC, as Special Servicer, LaSalle Bank National Association, as Trustee and Custodian, and Wells Fargo Bank, National Association, as Certificate Administrator. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

            1. No purpose of the Transferor relating to the transfer of the Residual Certificates by the Transferor to the Transferee is or will be to impede the assessment or collection of any tax.

            2. The Transferor understands that the Transferee has delivered to you a Transfer Affidavit and Agreement in the form attached to the Pooling and Servicing Agreement as Exhibit G-1. The Transferor does not know or believe that any representation contained therein is false.

            3. The Transferor has at the time of this transfer conducted a reasonable investigation of the financial condition of the Transferee (or the beneficial owners of the Transferee if it is classified as a partnership under the Internal Revenue Code of 1986, as amended) as contemplated by Treasury regulations section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has determined that the Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in the future. The Transferor understands that the transfer of the Residual Certificates may not be respected for United States income tax purposes (and the Transferor may continue to be liable for United States income taxes associated therewith) unless the Transferor has conducted such an investigation.

                                       Very truly yours,


                                      -----------------------------------------
                                       (Transferor)



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                   EXHIBIT H-1

                        FORM OF NOTICE AND ACKNOWLEDGMENT

                                                                          [Date]

Fitch, Inc.
One State Street Plaza
New York, New York  10004

Moody's Investors Service, Inc.
99 Church Street
New York, New York  10007
Attention:  Commercial Mortgage Surveillance

Standard & Poor's Ratings Services
   a Division of The McGraw-Hill Companies, Inc.
55 Water Street
New York, New York  10041

Ladies and Gentlemen:

            This notice is being delivered pursuant to Section 6.09 of the Pooling and Servicing Agreement dated as of March 1, 2007 relating to ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5 (the "Agreement"). Any term with initial capital letters not otherwise defined in this notice has the meaning given such term in the Agreement.

            Notice is hereby given that the Holders of Certificates evidencing a majority of the Voting Rights allocated to the Controlling Class have designated [name of proposed special servicer] to serve as the Special Servicer under the Agreement.

            The designation of [name of proposed special servicer] as Special Servicer will become final if certain conditions are met and on the date you will deliver to LaSalle Bank National Association, the trustee under the Agreement (the "Trustee"), a written confirmation stating that the appointment of the person designated to become the Special Servicer will not result in the qualification, downgrading or withdrawal of the rating or ratings assigned to one or more Classes of the Certificates.

            Please acknowledge receipt of this notice by signing the enclosed copy of this notice where indicated below and returning it to the Trustee, in the enclosed stamped self-addressed envelope.

                                       Very truly yours,

                                       LASALLE BANK NATIONAL ASSOCIATION

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

Fitch, Inc.                              Moody's Investors Service, Inc.

By:                                    By:
   -----------------------------          --------------------------------------
   Name:                                  Name:
   Title:                                 Title:
Date:                                    Date:
     ---------------------------              ----------------------------------


Standard & Poor's Ratings Services


By:
   -----------------------------
   Name:
   Title:

Date:
     ---------------------------

                                   EXHIBIT H-2

               FORM OF ACKNOWLEDGMENT OF PROPOSED SPECIAL SERVICER

                                                                          [Date]

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services--ML-CFC Commercial Mortgage Pass-Through Certificates, Series 2007-5

      Re: ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5
            --------------------------------------------------------------------

Ladies & Gentlemen:

            Pursuant to Section 6.09 of the Pooling and Servicing Agreement dated as of March 1, 2007 relating to ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5 (the "Agreement"), the undersigned hereby agrees with all the other parties to the Agreement that the undersigned shall serve as Special Servicer under, and as defined in, the Agreement. The undersigned hereby acknowledges that, as of the date hereof, it is and shall be a party to the Agreement and bound thereby to the full extent indicated therein in the capacity of Special Servicer. The undersigned hereby makes, as of the date hereof, the representations and warranties set forth in
Section 3.23(b) of the Agreement as if it were the Special Servicer hereunder.

                                       [Name of Proposed Special Servicer]


                                       -----------------------------------------


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                   EXHIBIT I-1

                        FORM OF INFORMATION REQUEST FROM
                     CERTIFICATEHOLDER OR CERTIFICATE OWNER

                                               ___________________________, 200_

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS) --ML-CFC Commercial Mortgage Pass-Through Certificates, Series 2007-5

KeyCorp Real Estate Capital Markets, Inc.
911 Main Street
Kansas City, Missouri  64105

CWCapital Asset Management LLC
700 12th Street NW, Suite 700
Washington, DC  20005

Wells Fargo Bank, National Association
45 Fremont Street, 2nd Floor
San Francisco, California  94105

Merrill Lynch Mortgage Investors, Inc.
4 World Financial Center
250 Vesey Street, 16th Floor
New York, New York  10080

      Re: ML-CFC Commercial Mortgage Trust 2007-5 Commercial Mortgage Pass-Through Certificates, Series 2007-5
            -------------------------------------------------------------

            In accordance with the Pooling and Servicing Agreement dated as of March 1, 2007 (the "Pooling and Servicing Agreement"), among Merrill Lynch Mortgage Investors, Inc., as depositor (the "Depositor"), KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as master servicers (the "Master Servicers"), CWCapital Asset Management LLC, as special servicer (the "Special Servicer"), LaSalle Bank National Association, as trustee and custodian (the "Trustee" and "Custodian"), and Wells Fargo Bank, National Association, as certificate administrator (the "Certificate Administrator"), with respect to the ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5 (the "Certificates"), the undersigned (the "Investor") hereby certifies and agrees as follows:

            1. The Investor is a [holder] [beneficial owner] of [$_________ aggregate [Certificate Principal Balance/Certificate Notional Amount] of] [a ___% Percentage Interest in] the Class ___ Certificates.

            2. The Investor is requesting access to the following information (the "Information") solely for use in evaluating the Investor's investment in the Certificates:

            ______ The information available on the Master Servicers' internet websites pursuant to Section 3.15 of the Pooling and Servicing Agreement.

            ______   The information available on the Certificate
                     Administrator's internet website pursuant to Sections 3.15 and 4.02 of the Pooling and Servicing Agreement.

            ______ The information identified on Schedule I attached hereto pursuant to Sections 3.15 and 4.02 of the Pooling and Servicing Agreement.

            3. In consideration of either Master Servicer's or the Certificate Administrator's disclosure to the Investor of the Information, the Investor will keep the Information confidential (except from such outside Persons as are assisting it in evaluating the Information), and such Information will not, without the prior written consent of either Master Servicer or the Trustee, as applicable, be disclosed by the Investor or by its Affiliates, officers, directors, partners, shareholders, members, managers, employees, agents or representatives (collectively, the "Representatives") in any manner whatsoever, in whole or in part; provided, that the Investor may provide all or any part of the Information to any other Person that holds or is contemplating the purchase of any Certificate or interest therein, but only if such Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep it confidential; and provided further, that the Investor may provide all or any part of the Information to its auditors, legal counsel and regulators; and provided further, that the Investor shall not be obligated to keep confidential any Information that has previously been made available on an unrestricted basis and without a password via the Certificate Administrator's or either Master Servicer's, as applicable, Internet Website or has previously been filed with the Securities and Exchange Commission.

            4. The Investor will not use or disclose the Information in any manner that could result in a violation of any provision of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, or that would require registration of any Non-Registered Certificate pursuant to Section 5 of the Securities Act.

            5. The Investor hereby acknowledges and agrees that:

                  (a) Neither of the Master Servicers nor the Certificate Administrator will make any representations or warranties as to the accuracy or completeness of, and will assume no responsibility for, any report, document or other information delivered pursuant to this request or made available on its internet website;

                  (b) Neither of the Master Servicers nor the Certificate Administrator has undertaken any obligation to verify the accuracy or completeness of any information provided by a Mortgagor, a third party, each other or any other Person that is included in any report, document or other information delivered pursuant to this request or made available on its respective internet website;

                  (c) Any transmittal of any report, document or other information to the Investor by either Master Servicer or the Certificate Administrator is subject to, which transmittal may (but need not be) accompanied by a letter containing, the following provision:

                              By receiving the information set forth herein, you hereby acknowledge and agree that the United States securities laws restrict any person who possesses material, non-public information regarding the Trust which issued Merrill Lynch Mortgage Investors, Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-5, from purchasing or selling such Certificates in circumstances where the other party to the transaction is not also in possession of such information. You also acknowledge and agree that such information is being provided to you for the purposes of, and such information may be used only in connection with, evaluation by you or another Certificateholder, Certificate Owner or prospective purchaser of such Certificates or beneficial interest therein;

                  (d) When delivering any report, document or other information pursuant to this request, either Master Servicer or the Certificate Administrator may (i) indicate the source thereof and may affix thereto any disclaimer it deems appropriate in its discretion and
                        (ii) contemporaneously provide such report, document or information to the Depositor, the Trustee, any Underwriter, any Rating Agency or Certificateholders or Certificate Owners.

            6. The Investor agrees to indemnify and hold harmless the Master Servicers, the Certificate Administrator, the Special Servicer, the Depositor, the Trustee and the Trust from any damage, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure of the Information by the Investor or any of its Representatives. The Investor also acknowledges and agrees that money damages would be both incalculable and an insufficient remedy for any breach of the terms of this letter by the Investor or any of its Representatives and that either Master Servicer, the Trustee or the Trust may seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies are not the exclusive remedies for a breach of this letter but are in addition to all other remedies available at law or equity.

            Capitalized terms used in this letter but not defined have the respective meanings given to them in the Pooling and Servicing Agreement.

            IN WITNESS WHEREOF, the Investor has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

                                       [CERTIFICATEHOLDER] [BENEFICIAL OWNER OF
                                          A CERTIFICATE]

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:
                                          Telephone No.:

                                   SCHEDULE I

                        [DESCRIBE INFORMATION REQUESTED]

                                   EXHIBIT I-2

              FORM OF INFORMATION REQUEST FROM PROSPECTIVE INVESTOR

                                              ___________________________, 200__

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS) --ML-CFC Commercial Mortgage Pass-Through Certificates, Series 2007-5

KeyCorp Real Estate Capital Markets, Inc.
911 Main Street
Kansas City, Missouri  64105

CWCapital Asset Management LLC
700 12th Street NW, Suite 700
Washington, DC  20005

Wells Fargo Bank, National Association
45 Fremont Street, 2nd Floor
San Francisco, California  94105

Merrill Lynch Mortgage Investors, Inc.
4 World Financial Center
250 Vesey Street, 16th Floor
New York, New York  10080

      Re: ML-CFC Commercial Mortgage Trust 2007-5 Commercial Mortgage Pass-Through Certificates, Series 2007-5 (the "Certificates")
            -------------------------------------------------------------

            In accordance with the Pooling and Servicing Agreement dated as of March l, 2007 (the "Pooling and Servicing Agreement"), among Merrill Lynch Mortgage Investors, Inc., as depositor (the "Depositor"), KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as master servicers (the "Master Servicers"), CWCapital Asset Management LLC, as special servicer (the "Special Servicer"), LaSalle Bank National Association, as trustee and custodian (the "Trustee" and "Custodian"), and Wells Fargo Bank, National Association, as certificate administrator (the "Certificate Administrator"), with respect to the ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5 (the "Certificates"), the undersigned (the "Investor") hereby certifies and agrees as follows:

            1. The Investor is contemplating an investment in the Class ___ Certificates.

            2. The Investor is requesting access to the following information (the "Information") solely for use in evaluating such possible investment in the
Certificates:

            ______ The information available on the Master Servicers' internet websites pursuant to Section 3.15 of the Pooling and Servicing Agreement.

            ______   The information available on the Certificate
                     Administrator's internet website pursuant to Section 3.15 and 4.02 of the Pooling and Servicing Agreement.

            ______ The information identified on Schedule I attached hereto pursuant to Sections 3.15 and 4.02 of the Pooling and Servicing Agreement.

            3. In consideration of either Master Servicer's or the Certificate Administrator's disclosure to the Investor of the Information, the Investor will keep the Information confidential (except from such outside Persons as are assisting it in evaluating the Information in connection with the Investor's possible investment in the Certificates), and such Information will not, without the prior written consent of either Master Servicer or the Trustee, as applicable, be disclosed by the Investor or by its Affiliates, officers, directors, partners, shareholders, members, managers, employees, agents or representatives (collectively, the "Representatives") in any manner whatsoever, in whole or in part; provided, that the Investor may provide all or any part of the Information to any other Person that holds or is contemplating the purchase of any Certificate or interest therein, but only if such Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep it confidential; and provided further, that the Investor may provide all or any part of the Information to its auditors, legal counsel and regulators; and provided further, that the Investor shall not be obligated to keep confidential any Information that has previously been made available on an unrestricted basis and without a password via the Certificate Administrator's or either Master Servicer's, as applicable, Internet Website or has previously been filed with the Securities and Exchange Commission.

            4. The Investor will not use or disclose the Information in any manner that could result in a violation of any provision of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, or that would require registration of any Non-Registered Certificate pursuant to Section 5 of the Securities Act.

            5. The Investor hereby acknowledges and agrees that:

                  (a) Neither of the Master Servicers nor the Certificate Administrator will make any representations or warranties as to the accuracy or completeness of, and will assume no responsibility for, any report, document or other information delivered pursuant to this request or made available on its internet website;

                  (b) Neither of the Master Servicers nor the Certificate Administrator has undertaken any obligation to verify the accuracy or completeness of any information provided by a Mortgagor, a third party, each other or any other Person that is included in any report, document or other information delivered pursuant to this request or made available on its respective internet website;

                  (c) Any transmittal of any report, document or other information to the Investor by either Master Servicer or the Certificate Administrator is subject to, which transmittal may (but need not be) accompanied by a letter containing, the following provision:

                              By receiving the information set forth herein, you hereby acknowledge and agree that the United States securities laws restrict any person who possesses material, non-public information regarding the Trust which issued Merrill Lynch Mortgage Investors, Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-5, from purchasing or selling such Certificates in circumstances where the other party to the transaction is not also in possession of such information. You also acknowledge and agree that such information is being provided to you for the purposes of, and such information may be used only in connection with, evaluation by you or another Certificateholder, Certificate Owner or prospective purchaser of such Certificates or beneficial interest therein;

                  (d) When delivering any report, document or other information pursuant to this request, either Master Servicer or the Certificate Administrator may (i) indicate the source thereof and may affix thereto any disclaimer it deems appropriate in its discretion and
                        (ii) contemporaneously provide such report, document or information to the Depositor, the Trustee, any Underwriter, any Rating Agency or Certificateholders or Certificate Owners.

            6. The Investor agrees to indemnify and hold harmless the Master Servicers, the Certificate Administrator, the Special Servicer, the Depositor, the Trustee and the Trust from any damage, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure of the Information by the Investor or any of its Representatives. The Investor also acknowledges and agrees that money damages would be both incalculable and an insufficient remedy for any breach of the terms of this letter by the Investor or any of its Representatives and that either Master Servicer, the Trustee or the Trust may seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies are not the exclusive remedies for a breach of this letter but are in addition to all other remedies available at law or equity.

            Capitalized terms used in this letter but not defined have the respective meanings given to them in the Pooling and Servicing Agreement.

            IN WITNESS WHEREOF, the Investor has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

                                       [PROSPECTIVE PURCHASER]


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:
                                          Telephone No.:

                                   SCHEDULE I

                        [DESCRIBE INFORMATION REQUESTED]

                                    EXHIBIT J

               FORM OF EXCHANGE ACT REPORTABLE EVENT NOTIFICATION

VIA FAX:          (212) 449-7684
VIA EMAIL:        david_rodgers@ml.com
VIA TELEPHONE:    212-449-3611*
VIA OVERNIGHT MAIL:
[* If notice is given by telephone, similar notice should also be given by fax or e-mail.]

Merrill Lynch Mortgage Investors, Inc., as Depositor
4 World Financial Center
250 Vesey Street, 16th Floor
New York, New York  10080

Attention: David Rodgers or Director, CMBS Securitization

      Re:   Exchange Act Reportable Event Disclosure
            ----------------------------------------

Ladies and Gentlemen:

            In accordance with Section 8.16 of the Pooling and Servicing Agreement, dated as of March 1, 2007 (the "Pooling and Servicing Agreement"), among Merrill Lynch Mortgage Investors, Inc., as depositor, KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as master servicers, CWCapital Asset Management LLC, as special servicer, LaSalle Bank National Association, as trustee and custodian, and Wells Fargo Bank, National Association, as certificate administrator, the undersigned, as [____________], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D] [10-K] [8-K].

Description of Exchange Act Reportable Event:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
List of any Attachments hereto to be included in the Exchange Act Reportable Event Disclosure:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

            Any inquiries related to this notification should be directed to [__________], phone number: [__________]; email address: [__________].

                                       [NAME OF PARTY],
                                          as [role]

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                    EXHIBIT K

                      FORM OF S&P DEFEASANCE CERTIFICATION

  For loans having a principal balance of less than (a) $20,000,000, and (b) 5% of outstanding pool balance, and which loan is not one of the 10 largest loans in the respective pool

To: Standard & Poor's Ratings Services 55 Water Street New York, New York 10041 Attn: Commercial Mortgage Surveillance

From: [KeyCorp Real Estate Capital Markets, Inc.] [Wells Fargo Bank, National
      Association] in its capacity as Master Servicer (the "Master Servicer") under the Pooling and Servicing Agreement dated as of March 1, 2007 (the "Pooling and Servicing Agreement"), among Merrill Lynch Mortgage Investors, Inc., as depositor, KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo Bank, National Association as master servicers, CWCapital Asset Management LLC, as special servicer, LaSalle Bank National Association, as trustee and custodian, and Wells Fargo Bank, National Association, as certificate administrator.

Date:  ___________, 20___

      Re: ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5 -- Mortgage Loan (the "Mortgage Loan") heretofore secured by real property known as .
            ----------------------------------------------------------------

            Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

            THE STATEMENTS SET FORTH BELOW ARE MADE (A) TO THE BEST KNOWLEDGE OF THE UNDERSIGNED BASED UPON DUE DILIGENCE CONSISTENT WITH THE SERVICING STANDARD SPECIFIED IN THE POOLING AND SERVICING AGREEMENT (THE "SERVICING STANDARD"), AND
(B) WITHOUT INTENDING TO WARRANT THE ACCURACY THEREOF OR UNDERTAKE ANY DUTY OR STANDARD OF CARE GREATER THAN THE DUTIES OF THE MASTER SERVICER UNDER THE POOLING AND SERVICING AGREEMENT AND THE SERVICING STANDARD.

            We hereby notify you and confirm that each of the following is true, subject to those exceptions, if any, set forth on Exhibit A hereto, which exceptions the Master Servicer has determined, consistent with the Servicing Standard, will have no material adverse effect on the Mortgage Loan or the defeasance transaction:

            1. The Mortgagor has consummated a defeasance of the Mortgage Loan of the type checked below:

            ______ a full defeasance of the entire outstanding principal balance ($____________) of the Mortgage Loan; or

            ______ a partial defeasance of a portion ($___________) of the Mortgage Loan that represents ___% of the entire principal balance of the Mortgage Loan ($____________);

            2. The defeasance was consummated on ___________, 20___.

            3. The defeasance was completed in all material respects in accordance with the conditions for defeasance specified in the Mortgage Loan documents and in accordance with the Servicing Standard.

            4. The defeasance collateral consists only of one or more of the following: (i) direct debt obligations of the U.S. Treasury, (ii) direct debt obligations of the Federal National Mortgage Association, (iii) direct debt obligations of the Federal Home Loan Mortgage Corporation, (iv) interest-only direct debt obligations of the Resolution Funding Corporation or (v) securities that constitute "government securities" as defined in Section 2(a)(16) of the Investment Company Act of 1940 as amended (15 U.S.C. 80a-1) that are listed as "Qualified Investments for AAA' Financings" under Paragraphs 1, 2 or 3 of "Cash Flow Approach" in S&P's Public Finance Criteria 2000, as amended to the date of the defeasance, and are rated 'AAA' by S&P. Such defeasance collateral consists of securities that (i) if they include a principal obligation, the principal due at maturity cannot vary or change, (ii) provide for interest at a fixed rate and
(iii) are not subject to prepayment, call or early redemption.

            5. After the defeasance, the defeasance collateral will be owned by an entity (the "Defeasance Obligor") that: (i) is the original Mortgagor, (ii) is a Single-Purpose Entity (as defined in the S&P Criteria), (iii) is subject to restrictions in its organizational documents substantially similar to those contained in the organizational documents of the original Mortgagor with respect to bankruptcy remoteness and single purpose, (iv) has been designated as the Defeasance Obligor by the originator of the Mortgage Loan pursuant to the terms of the Mortgage Loan documents, or (v) has delivered a letter from S&P confirming that the organizational documents of such Defeasance Obligor were previously approved by S&P. The Defeasance Obligor owns no assets other than defeasance collateral and (only in the case of the original Mortgagor) real property securing one or more Mortgage Loans included in the pool under the Pooling and Servicing Agreement (the "Pool").

            6. If such Defeasance Obligor (together with its affiliates) holds more than one defeased loan, (i) it does not (together with its affiliates) hold defeased loans aggregating more than $20 Million or more than five percent (5%) of the aggregate certificate balance of the Certificates as of the date of the most recent Distribution Date Statement received by the Master Servicer (the "Current Report") or (ii) it has caused one or more principals or owners of Defeasance Obligor reasonably acceptable to the Trust and S&P to execute and deliver to the Trust a guaranty of limited recourse obligations in form and substance reasonably acceptable to Lender and S&P.

            7. The defeasance documents require that the defeasance collateral be credited to an eligible account (as defined in the S&P Criteria) that must be maintained as a securities account by a securities intermediary that is at all times an Eligible Institution (as defined in the S&P Criteria). The securities intermediary may reinvest proceeds of the defeasance collateral only in Permitted Investments (as defined in the Pooling and Servicing Agreement).

            8. The securities intermediary is obligated to pay from the proceeds of the defeasance collateral, directly to the Master Servicer's Collection Account, all scheduled payments on the Mortgage Loan or, in a partial defeasance, not less than 125% of the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased (the "Scheduled Payments").

            9. The Servicer received written confirmation from an independent certified public accountant stating that (i) revenues from the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Scheduled Payments including the payment in full of the Mortgage Loan (or the allocated portion thereof in connection with a partial defeasance) on its Maturity Date (or, in the case of an ARD Loan, on its Anticipated Repayment Date), (ii) the revenues received in any month from the defeasance collateral will be applied to make Scheduled Payments within four (4) months after the date of receipt, (iii) the defeasance collateral is not subject to prepayment, call or early redemption, and (iv) interest income from the defeasance collateral to the Defeasance Obligor in any tax year will not exceed such Defeasance Obligor's interest expense for the Mortgage Loan (or the allocated portion thereof in a partial defeasance) for such year, other than in the year in which the Maturity Date or Anticipated Repayment Date will occur, when interest income will exceed interest expense.

            10. The Master Servicer received opinions of counsel that, subject to customary qualifications and exceptions, (i) the defeasance will not cause the Trust to fail to qualify as a REMIC for purpose of the Internal Revenue Code, (ii) the agreements executed by the Mortgagor and the Defeasance Obligor in connection with the defeasance are enforceable against them in accordance with their terms, and (iii) the Trustee will have a perfected, first priority security interest in the defeasance collateral.

            11. The agreements executed in connection with the defeasance (i) prohibit subordinate liens against the defeasance collateral, (ii) provide for payment from sources other than the defeasance collateral of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expenses of maintaining the existence of the Defeasance Obligor, (iii) permit release of surplus defeasance collateral and earnings on reinvestment to the Defeasance Obligor only after the Mortgage Loan has been paid in full, (iv) include representations and/or covenants of the Mortgagor and/or securities intermediary substantially as set forth on Exhibit B hereto, (v) provide for survival of such representations, and (vi) do not permit waiver of such representations and covenants.

            12. The outstanding principal balance of the Mortgage Loan immediately before the defeasance (i) was less than $20,000,000, (ii) was less than 5% of the aggregate certificate balance of the Certificates as of the date of the Current Report, or (iii) the Mortgage Loan is not one of the ten (10) largest loans in the Mortgage Pool.

            13. Copies of all material agreements, instruments, organizational documents, opinions of counsel, accountant's report and other items delivered in connection with the defeasance will be provided to you upon request.

            14. The individual executing this notice is an authorized officer or a servicing officer of the Master Servicer.

            IN WITNESS WHEREOF, the Master Servicer has caused this notice to be executed as of the date captioned above.

                                     [KEYCORP REAL ESTATE CAPITAL MARKETS, INC.]
                                       [WELLS FARGO BANK, NATIONAL ASSOCIATION],
                                         as Master Servicer

                                     By:
                                        --------------------------------------
                                        Name:
                                        Title:

                                    EXHIBIT L

                                                                                                                  RELEVANT SERVICING
                                                         SERVICING CRITERIA                                             CRITERIA
------------------------------------------------------------------------------------------------------------------------------------
       Reference                                              Criteria
                                                  General Servicing Considerations
------------------------------------------------------------------------------------------------------------------------------------

1122(d)(1)(i)         Policies and procedures are instituted to monitor any performance or other triggers and         Certificate
                      events of default in accordance with the transaction agreements.                               Administrator

                                                                                                                   Master Servicers
                                                                                                                   Special Servicer

1122(d)(1)(ii)        If any material servicing activities are outsourced to third parties, policies and              Certificate
                      procedures are instituted to monitor the third party's performance and compliance with         Administrator
                      such servicing activities.                                                                   Master Servicers

                                                                                                                   Special Servicer

1122(d)(1)(iii)       Any requirements in the transaction agreements to maintain a back-up servicer for the               N/A
                      mortgage loans are maintained.

1122(d)(1)(iv)        A fidelity bond and errors and omissions policy is in effect on the party participating      Master Servicers
                      in the servicing function throughout the reporting period in the amount of coverage          Special Servicer
                      required by and otherwise in accordance with the terms of the transaction agreements.            Custodian

                                                 Cash Collection and Administration

1122(d)(2)(i)         Payments on mortgage loans are deposited into the appropriate custodial bank accounts           Certificate
                      and related bank clearing accounts no more than two business days following receipt, or        Administrator
                      such other number of days specified in the transaction agreements.                           Master Servicers

                                                                                                                   Special Servicer

1122(d)(2)(ii)        Disbursements made via wire transfer on behalf of an obligor or to an investor are made         Certificate
                      only by authorized personnel.                                                                  Administrator
                                                                                                                   Master Servicers
                                                                                                                   Special Servicer

1122(d)(2)(iii)       Advances of funds or guarantees regarding collections, cash flows or distributions, and           Trustee
                      any interest or other fees charged for such advances, are made, reviewed and approved as     Master Servicers
                      specified in the transaction agreements.                                                     Special Servicer

1122(d)(2)(iv)        The related accounts for the transaction, such as cash reserve accounts or accounts             Certificate
                      established as a form of overcollateralization, are separately maintained (e.g., with          Administrator
                      respect to commingling of cash) as set forth in the transaction agreements.                  Master Servicers

                                                                                                                   Special Servicer

1122(d)(2)(v)         Each custodial account is maintained at a federally insured depositor institution as set        Certificate
                      forth in the transaction agreements.  For purposes of this criterion, "federally insured       Administrator
                      depository institution" with respect to a foreign financial institution means a foreign      Master Servicers
                      financial institution that meets the requirements of Rule 13k-1(b)(1) under the              Special Servicer
                      Securities Exchange Act.

1122(d)(2)(vi)        Unissued checks are safeguarded so as to prevent unauthorized access.                           Certificate
                                                                                                                     Administrator
                                                                                                                   Master Servicers
                                                                                                                   Special Servicer

1122(d)(2)(vii)       Reconciliations are prepared on a monthly basis for all asset-backed securities related         Certificate
                      bank accounts, including custodial accounts and related bank clearing accounts.  These         Administrator
                      reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days        Master Servicers
                      after the bank statement cut-off date, or such other number of days specified in the         Special Servicer
                      transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items.  These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

                                                 Investor Remittances and Reporting

1122(d)(3)(i)         Reports to investors, including those to be filed with the Commission, are maintained in        Certificate
                      accordance with the transaction agreements and applicable Commission requirements.             Administrator
                      Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors'
                      or the Certificate Administrator's records as to the total unpaid principal balance and number of mortgage loans serviced by the Reporting Servicer.
1122(d)(3)(ii)        Amounts due to investors are allocated and remitted in accordance with timeframes,              Certificate
                      distribution priority and other terms set forth in the transaction agreements.                 Administrator

1122(d)(3)(iii)       Disbursements made to an investor are posted within two business days to the servicer's         Certificate
                      investor records, or such other number of days specified in the transaction agreements.        Administrator

1122(d)(3)(iv)        Amounts remitted to investors per the investor reports agree with cancelled checks, or          Certificate
                      other form of payment, or custodial bank statements.                                           Administrator

                                                      Pool Asset Administration

1122(d)(4)(i)         Collateral or security on mortgage loans is maintained as required by the transaction             Trustee
                      agreements or related mortgage loan documents.                                               Master Servicers

                                                                                                                   Special Servicer
                                                                                                                       Custodian

1122(d)(4)(ii)        Mortgage loans and related documents are safeguarded as required by the transaction               Trustee
                      agreements.                                                                                  Master Servicers
                                                                                                                   Special Servicer
                                                                                                                       Custodian

1122(d)(4)(iii)       Any additions, removals or substitutions to the asset pool are made, reviewed and                 Trustee
                      approved in accordance with any conditions or requirements in the transaction agreements.    Master Servicers

                                                                                                                   Special Servicer
                                                                                                                       Custodian

1122(d)(4)(iv)        Payments on mortgage loans, including any payoffs, made in accordance with the related       Master Servicers
                      mortgage loan documents are posted to the servicer's obligor records maintained no more      Special Servicer
                      than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

1122(d)(4)(v)         The reporting servicer's records regarding the mortgage loans agree with the reporting       Master Servicers
                      servicer's records with respect to an obligor's unpaid principal balance.

1122(d)(4)(vi)        Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan       Master Servicers
                      modifications or re-agings) are made, reviewed and approved by authorized personnel in       Special Servicer
                      accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)       Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in     Special Servicer
                      lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

1122(d)(4)(viii)      Records documenting collection efforts are maintained during the period a mortgage loan      Master Servicers
                      is delinquent in accordance with the transaction agreements.  Such records are               Special Servicer
                      maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)        Adjustments to interest rates or rates of return for mortgage loans with variable rates      Master Servicers
                      are computed based on the related mortgage loan documents.

1122(d)(4)(x)         Regarding any funds held in trust for an obligor (such as escrow accounts):  (A) such        Master Servicers
                      funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements;
                      (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
1122(d)(4)(xi)        Payments made on behalf of an obligor (such as tax or insurance payments) are made on or     Master Servicers
                      before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)       Any late payment penalties in connection with any payment to be made on behalf of an         Master Servicers
                      obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.

1122(d)(4)(xiii)      Disbursements made on behalf of an obligor are posted within two business days to the        Master Servicers
                      obligor's records maintained by the servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)       Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in         Master Servicers
                      accordance with the transaction agreements.

1122(d)(4)(xv)        Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or             N/A
                      Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

                                   EXHIBIT M-1

                         FORM OF PURCHASE OPTION NOTICE

                                                                          [Date]

[Purchase Option Holder]

      Re: ML-CFC Commercial Mortgage Trust 2007-5 Commercial Mortgage Pass-Through Certificates, Series 2007-5
            -------------------------------------------------------------

Ladies and Gentlemen:

            You are the holder of an assignable option (the "Purchase Option") to purchase Mortgage Loan number ___ from the Trust Fund, pursuant to Section
3.18 of the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") dated as of March 1, 2007, by and among Merrill Lynch Mortgage Investors, Inc., as Depositor, KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as Master Servicers, CWCapital Asset Management LLC., as Special Servicer, LaSalle Bank National Association, as Trustee and Custodian, and Wells Fargo Bank, National Association, as Certificate Administrator. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Pooling and Servicing Agreement.

            This notice is to inform you that the exercise of your Purchase Option in respect of Mortgage Loan number ___, pursuant to your Purchase Option Notice dated _____, a copy of which is attached hereto, is effective. Pursuant to Section 3.18 of the Pooling and Servicing Agreement and your Purchase Option Notice, closing of [your] [______'s] acquisition of Mortgage Loan number ___ shall occur within ten (10) Business Days of your receipt of this notice, at the place and in the manner described below.

            [Describe closing mechanics. Describe documents or instruments required to be prepared by Purchase Option Holder in connection with assignment and release of the related Mortgage Loan.]

            Upon payment of the Option Price, Mortgage Loan number ___ and the related Mortgaged Property will be released and the related Mortgage Loan File will be delivered to [you] [_______] or at [your] [__________'s] direction.

            Drafts of such instruments of transfer or assignment, in each case without recourse, reasonably necessary to vest in [you] or [______] the ownership of Mortgage Loan number ______, together with [describe other documents or instruments reasonably required to consummate the purchase] should be delivered to [______] for review as soon as is practicable.

            [Provide Special Servicer contact information.]

            Please acknowledge receipt of this letter by signing the enclosed copy and return it to my attention.

                                       Sincerely,

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

Purchase Option Holder's Acknowledgment

By:
   --------------------------------------
   Name:
   Title:
   Date:

                                   EXHIBIT M-2

                      FORM OF PURCHASE OPTION ASSIGNMENT BY
                              THE SPECIAL SERVICER

            THIS ASSIGNMENT OF PURCHASE OPTION (this "Assignment") is made effective as of [_______] by and between CWCapital Asset Management LLC ("Assignor") and [________________] ("Assignee") in connection with (i) the Pooling and Servicing Agreement dated as of March 1, 2007 (the "Agreement"), by and among Merrill Lynch Mortgage Investors, Inc., as Depositor, KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as Master Servicers, CWCapital Asset Management LLC, as Special Servicer, LaSalle Bank National Association, as Trustee and Custodian, and Wells Fargo Bank, National Association, as Certificate Administrator, with respect to the ML-CFC Commercial Mortgage Trust 2007-5, Series 2007-5 (the "Series 2007-5 Securitization"), and (ii) the transfer of the Loan (defined below) to Assignee.

            Capitalized terms used but not otherwise defined in this Assignment shall have the respective meanings assigned to them in the Agreement.

            1. The Trust is the owner of a Mortgage Loan in the original principal amount of $[________] that is included in the Series 2007-5 Securitization and is secured by the Mortgaged Property commonly known as [_______________________] (the "Loan"). The Loan is a Defaulted Mortgage Loan under the Agreement and is being serviced and administered by Assignor in its capacity as Special Servicer.

            2. Assignor, (i) pursuant to Section 3.18(c) of the Agreement, is the deemed assignee of the Purchase Option with respect to such Loan [for a 15-day period], (ii) pursuant to Section 3.18(c) of the Agreement, has the unconditional right to assign the Purchase Option to a third party, and (iii) has given all notices, if any, required to be given to any Person in order to assign the Purchase Option and for the assignee thereof to exercise the Purchase Option and purchase the Loan pursuant thereto.

            3. Assignee intends to purchase the Loan in compliance with the Agreement and has requested that Assignor assign the Purchase Option to Assignee, and Assignor desires to assign the Purchase Option to Assignee, pursuant to the terms and conditions of this Assignment.

            NOW THEREFORE, the parties agree as follows:

            For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns, transfers and conveys to Assignee all of Assignor's right, title and interest in and to the Purchase Option with respect to the Loan under Section 3.18 of the Agreement without any representation or warranty of any kind whatsoever.

            This Assignment is being executed by Assignee and Assignor and shall be binding upon Assignee, Assignor and the respective permitted successors and assigns of each of them, for the uses and purposes set forth above and shall be effective as of the date set forth above. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Nothing in this Assignment shall be deemed to create or imply any right or benefit in any person other than Assignee, Assignor or their respective permitted successors and assigns.

            IN WITNESS WHEREOF, this Assignment has been executed by the parties as of the date first set forth above.

            ASSIGNOR:                  CWCAPITAL ASSET MANAGEMENT LLC

                                        By:
                                          --------------------------------------
                                          Name:
                                          Title:

            ASSIGNEE:                  [ASSIGNEE]

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

            ASSIGNEE CONTACT INFORMATION:

            Address:
                    ------------------------------

            --------------------------------------

            --------------------------------------

            --------------------------------------
            Telephone No.:
                          ------------------------
            Facsimile:
                      ----------------------------

                                   EXHIBIT M-3

                       FORM OF PURCHASE OPTION ASSIGNMENT
                   BY PLURALITY SUBORDINATE CERTIFICATEHOLDER

            THIS ASSIGNMENT OF PURCHASE OPTION (this "Assignment") is made effective as of [_________] by and between Plurality Subordinate Certificateholder(s) ("Assignor") and [________________] ("Assignee") in connection with (i) the Pooling and Servicing Agreement dated as of March 1, 2007 (the "Agreement"), by and among Merrill Lynch Mortgage Investors, Inc., as Depositor, KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as Master Servicers, CWCapital Asset Management LLC, as Special Servicer, LaSalle Bank National Association, as Trustee and Custodian, and Wells Fargo Bank, National Association, as Certificate Administrator, with respect to the ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage Pass-Through Certificates, Series 2007-5 (the "Series 2007-5 Securitization"), and (ii) the transfer of the Loan (defined below) to Assignee.

            Capitalized terms used but not otherwise defined in this Assignment shall have the respective meanings assigned to them in the Agreement.

            1. The Trust is the owner of a Mortgage Loan in the original principal amount of $[_______] that is included in the Series 2007-5 Securitization and is secured by the Mortgaged Property commonly known as [________________________] (the "Loan"). The
                  Loan is a Defaulted Mortgage Loan under the Agreement and is being serviced and administered by CWCapital Asset Management LLC in its capacity as Special Servicer.

            2. Assignor (i) is the Plurality Subordinate Certificateholder under the Agreement, (ii) pursuant to Section 3.18(c) of the Agreement, holds a Purchase Option with respect to the Loan,
                  (iii) pursuant to Section 3.18 of the Agreement, has the unconditional right to assign the Purchase Option to a third party, and (iv) has given all notices, if any, required to be given to any Person in order to assign the Purchase Option and for the assignee thereof to exercise the Purchase Option and purchase the Loan pursuant thereto.

            3. Assignee intends to purchase the Loan in compliance with the Agreement and has requested that Assignor assign the Purchase Option to Assignee, and Assignor desires to assign the Purchase Option to Assignee, pursuant to the terms and conditions of this Assignment.

            NOW THEREFORE, the parties agree as follows:

            For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns, transfers and conveys to Assignee all of Assignor's right, title and interest in and to the Purchase Option with respect to the Loan under Section 3.18 of the Agreement without any representation or warranty of any kind whatsoever.

            This Assignment is being executed by Assignee and Assignor and shall be binding upon Assignee, Assignor and the respective permitted successors and assigns of each of them, for the uses and purposes set forth above and shall be effective as of the date set forth above. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Nothing in this Assignment shall be deemed to create or imply any right or benefit in any person other than Assignee, Assignor or their respective permitted successors and assigns.

            IN WITNESS WHEREOF, this Assignment has been executed by the parties as of the date first set forth above.

            ASSIGNOR:                  PLURALITY SUBORDINATE CERTICATEHOLDER

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

            ASSIGNEE:                  [ASSIGNEE]

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

            ASSIGNEE CONTACT INFORMATION:

            Address:
                    ------------------------------

            --------------------------------------

            --------------------------------------

            --------------------------------------
            Telephone No.:
                          ------------------------
            Facsimile:
                      ----------------------------

                                    EXHIBIT N

                                   [RESERVED]

                                    EXHIBIT O

                      FORM OF SARBANES-OXLEY CERTIFICATION
                                BY THE DEPOSITOR

      Re: ML-CFC Commercial Mortgage Trust 2007-5 (the "Trust"), Commercial Mortgage Pass-Through Certificates, Series 2007-5
            -----------------------------------------------------------------

            I, [identify the certifying individual], certify that (capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), dated as March 1, 2007 (the "Pooling and Servicing Agreement"), and relating to the Trust:

            1. I have reviewed this annual report on Form 10-K, and all reports on Form 10-D required to be filed in respect of the period covered by this annual report on Form 10-K of the Trust (the "Exchange Act Periodic Reports");

            2. Based on my knowledge, the Exchange Act Periodic Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

            3. Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act Periodic Reports;

            4. Based on my knowledge and the servicer compliance statement(s) required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act Periodic Reports, each Master Servicer and the Special Servicer have fulfilled their obligations under the Pooling and Servicing Agreement in all material respects; and

            5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

            In giving the certifications set forth above, I have reasonably relied on information provided to me by the following unaffiliated parties:
KeyCorp Real Estate Capital Markets, Inc. and Wells Fargo Bank, National Association, as Master Servicers, CWCapital Asset Management LLC, as Special Servicer, LaSalle Bank National Association, as Trustee and Custodian, and Wells Fargo Bank, National Association, as Certificate Administrator.

Date:
     ---------------------------------

Merrill Lynch Mortgage Investors, Inc.

--------------------------------------
[name of certifying individual]
[title of certifying individual]

                                   EXHIBIT P-1

  FORM OF CERTIFICATION TO BE PROVIDED BY THE MASTER SERVICER TO THE DEPOSITOR

      Re: ML-CFC Commercial Mortgage Trust 2007-5 (the "Trust"), Commercial Mortgage Pass-Through Certificates, Series 2007-5
            -----------------------------------------------------------------

            I, [identify the certifying individual], a [title] of [Master Servicer] (the "Master Servicer"), on behalf of [Master Servicer], certify to Merrill Lynch Mortgage Investors, Inc. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the Sarbanes-Oxley Certification required by the pooling and servicing agreement, dated as of March 1, 2007 (the "Pooling and Servicing Agreement") and relating to the Trust and the captioned commercial mortgage-pass through certificates (capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), that:

            1. I (or persons under my supervision) have reviewed the servicing reports (the "Servicing Reports") relating to the trust fund delivered by the Master Servicer to the Certificate Administrator covering the fiscal year 20__;

            2. Based on my knowledge, (a) assuming the accuracy of the statements required to be made in the corresponding certificate of the Special Servicer pursuant to Section 8.16(b) of the Pooling and Servicing Agreement and
(b) assuming that the information regarding the mortgage loans, the mortgagors or the mortgaged properties in the Prospectus Supplement (the "Mortgage Information") does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statement made, in the lights of the circumstances under which such statements were made, not misleading (but only to the extent that such Mortgage Information is or shall be used by the servicer to prepare the servicing reports, provided, however, the servicer shall provide any information of which the servicer has knowledge, to the extent such information updates the Mortgage Information and is required to be provided by the servicer pursuant to the Pooling and Servicing Agreement), the servicing information in the Servicing Reports taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

            3. Based on my knowledge and assuming the accuracy of the statement required to be made in the corresponding certificate of the Special Servicer pursuant to Section 8.16(b) of the Pooling and Servicing Agreement, all servicing information required to be provided to the Certificate Administrator by the Master Servicer under the Pooling and Servicing Agreement for inclusion in the reports to be filed by the Certificate Administrator with the Securities and Exchange Commission pursuant to the Pooling and Servicing Agreement is included in the Servicing Reports;

            4. I am responsible for reviewing the activities performed by the Master Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the compliance review conducted in preparing the servicer compliance statement required in accordance with Item 1123 of Regulation AB under the Pooling and Servicing Agreement with respect to the Master Servicer, and except as disclosed in such compliance statement delivered by the Master Servicer under the Pooling and Servicing Agreement, the Master Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such review applies.

            5. The report on assessment of compliance with servicing criteria and the related attestation report on assessment of compliance with servicing criteria required to be delivered by the Master Servicer (in accordance with Item 1122 of Regulation AB) in accordance with the Pooling and Servicing Agreement discloses, with respect to the Master Servicer, all material instances of noncompliance with the Relevant Servicing Criteria.

            In addition, notwithstanding the foregoing certifications under clauses (2) and (3) above, the Master Servicer does not make any certification under such clauses (2) and (3) above with respect to the information in the Servicing Reports referred to in such clauses (2) and (3) above that is in turn dependent upon information provided by the Special Servicer under the Pooling and Servicing Agreement beyond the corresponding certification actually provided by the Special Servicer pursuant to Section 8.16(b) of the Pooling and Servicing Agreement. Further, notwithstanding the foregoing certifications, the Master Servicer does not make any certification under the foregoing clauses (1) through
(5) that is in turn dependent (i) upon information required to be provided by any Sub-Servicer acting under a Sub-Servicing Agreement that the Master Servicer entered into in connection with the issuance of the Certificates, or (ii) upon the performance by any such Sub-Servicer of its obligations pursuant to any such Sub-Servicing Agreement, in each case beyond the respective backup certifications actually provided by such Sub-Servicer to the Master Servicer with respect to the information that is the subject of such certification.

Date:
     --------------------------------
By:
   ----------------------------------
   [Name]
   [Title]
   [MASTER SERVICER]

                                   EXHIBIT P-2

  FORM OF CERTIFICATION TO BE PROVIDED BY THE CERTIFICATE ADMINISTRATOR TO THE
                                    DEPOSITOR

      Re: ML-CFC Commercial Mortgage Trust 2007-5 (the "Trust"), Commercial Mortgage Pass-Through Certificates, Series 2007-5

            I, [identify the certifying individual], a [title] of [Certificate Administrator], certify to Merrill Lynch Mortgage Investors, Inc. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the Sarbanes-Oxley Certification required by the pooling and servicing agreement, dated as March 1, 2007 (the "Pooling and Servicing Agreement") and related to the Trust and the captioned commercial mortgage pass-through certificates (capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), that:

            1. I have reviewed the annual report on Form 10-K for the fiscal year 20[ ] (the "Annual Form 10-K Report"), and all reports on Form 10-D required to be filed in respect of periods covered by the annual report on Form 10-K, of the Trust (the "Exchange Act Periodic Reports");

            2. Based on my knowledge, and (with respect to information provided by either Master Servicer or the Special Servicer, as the case may be) assuming the accuracy of the statements made in the corresponding certifications of the Master Servicers and the Special Servicer pursuant to Section 8.16(b) of the Pooling and Servicing Agreement, (i) the information relating to Wells Fargo Bank, National Association ("Wells Fargo") or the Certificate Administrator,
(ii) the information relating to distributions on, or calculations performed by the Certificate Administrator with respect to, the Certificates (including such information contained in the distribution reports filed with the Exchange Act Periodic Reports) and (iii) any other information prepared by Wells Fargo, in each case as contained in the Exchange Act Periodic Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Form 10-K Report;

            3. Based on my knowledge, all of the distribution, servicing and other information required to be provided (i) to the Certificate Administrator by the Master Servicers and the Special Servicer under the Pooling and Servicing Agreement and (ii) by the Certificate Administrator under the Pooling and Servicing Agreement, in each case for inclusion in the Exchange Act Periodic Reports is included in such reports; and

            4. The report on assessment of compliance with servicing criteria and the related attestation report on assessment of compliance with servicing criteria required to be delivered by the Certificate Administrator in accordance with the Pooling and Servicing Agreement discloses, with respect to the Certificate Administrator, all material instances of noncompliance with the Relevant Servicing Criteria and such assessment of compliance with servicing criteria is fairly stated in all material respects.

Date:
      ------------------------------

------------------------------------
[Name] [Title]
[CERTIFICATE ADMINISTRATOR]

                                   EXHIBIT P-3

                      FORM OF CERTIFICATION TO BE PROVIDED
                    BY THE SPECIAL SERVICER TO THE DEPOSITOR

      Re: ML-CFC Commercial Mortgage Trust 2007-5 (the "Trust"), Commercial Mortgage Pass-Through Certificates, Series 2007-5
            -----------------------------------------------------------------

            I, [identify the certifying individual], a [title] of [Special Servicer] (the "Special Servicer"), on behalf of [Special Servicer], certify to Merrill Lynch Mortgage Investors, Inc. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the Sarbanes-Oxley Certification required by the pooling and servicing agreement, dated as of March 1, 2007 (the "Pooling and Servicing Agreement") and relating to the Trust and the captioned commercial mortgage-pass through certificates (capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), that:

            1. I (or persons under my supervision) have reviewed the servicing reports (the "Servicing Reports") relating to the trust fund, required to be delivered by the Special Servicer, if any, to the Master Servicers and the Trustee under the Pooling and Servicing Agreement covering the fiscal year 20__;

            2. Based on my knowledge, the servicing information in the Servicing Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these servicing reports;

            3. Based on my knowledge, the servicing information required to be provided to the Master Servicers and the Certificate Administrator by the Special Servicer under the Pooling and Servicing Agreement for inclusion in the reports to be filed by the Certificate Administrator with the Securities and Exchange Commission pursuant to the Pooling and Servicing Agreement is included in the Servicing Reports;

            4. I am responsible for reviewing the activities performed by the Special Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the compliance review conducted in preparing the servicer compliance statement(s) required (in accordance with Item 1123 of Regulation AB) under the Pooling and Servicing Agreement with respect to the Special Servicer and, except as disclosed in such compliance statement delivered by the Special Servicer under the Pooling and Servicing Agreement, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such review applies.

            5. The report on assessment of compliance with servicing criteria and the related attestation report on assessment of compliance with servicing criteria required to be delivered by the Special Servicer (in accordance with Item 1122 of Regulation AB) in accordance with the Pooling and Servicing Agreement discloses, with respect to the Special Servicer, all material instances of noncompliance with the Relevant Servicing Criteria and such assessment of compliance with servicing criteria is fairly stated in all material respects.

Date:
     -----------------------------------


----------------------------------------
[Name] [Title]
[SPECIAL SERVICER]

                                    EXHIBIT Q

                               BROKER STRIP LOANS

Coca Cola Distribution Center

Ashley Furniture Home Store

Deer Creek Woods Building 3S

Falletti Plaza

The Marketplace at Hanford Shopping Center

Slippery Rock Portfolio

Vista Plaza

The Shoppes at Deerfoot